As filed with the U.S. Securities and Exchange Commission on July 29, 2025.
Registration No. 333-287891

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BEACH ACQUISITION CO PARENT, LLC
(Exact name of registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	5139 (Primary Standard Industrial Classification Code Number)	33-4932106 (I.R.S. Employer Identification Number)
c/o 3G Capital Partners L.P.
600 Third Avenue, 37th Floor
New York, New York 10016
(212) 893-6727
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Daniel Schwartz
Co-Managing Partner
3G Capital Partners L.P.
600 Third Avenue, 37th Floor
New York, New York 10016
(212) 893-6727
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
Steven B. Stokdyk, Esq. Joshua M. Dubofsky, Esq. Andrew Clark, Esq. Latham & Watkins LLP 10250 Constellation Blvd., Suite 1100 Los Angeles, California 90067 (213) 485-1234	Philip Paccione General Counsel, Corporate Secretary and Executive Vice President of Business Affairs Skechers U.S.A., Inc. 288 Manhattan Beach Blvd Manhattan Beach, California 90266 (310) 318-3100	Scott A. Barshay, Esq. Laura C. Turano, Esq. Dotun Obadina, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the transactions described in the enclosed information statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this information statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission becomes effective. This information statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION DATED JULY 29, 2025
INFORMATION STATEMENT/PROSPECTUS AND NOTICE OF ACTION BY WRITTEN CONSENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
*********
TO THE STOCKHOLDERS OF SKECHERS
           , 2025
To our Stockholders:
On behalf of the Board of Directors (the “Skechers Board”) of Skechers U.S.A., Inc., a Delaware corporation (“Skechers”), we are pleased to enclose this information statement/prospectus relating to the proposed merger by and among Skechers, Beach Acquisition Co Parent, LLC, a Delaware limited liability company (“Parent”) and Beach Acquisition Merger Sub, Inc., a Delaware corporation and a subsidiary of Parent (“Merger Sub” and together with Parent, the “Buyer Parties”).
On May 4, 2025, Skechers entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with the Buyer Parties. Subject to the terms and conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into Skechers, with Skechers continuing as the surviving corporation (the “Surviving Corporation”) and becoming a subsidiary of Parent (the “Merger”).
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Class A common stock of Skechers, par value $0.001 per share (the “Class A Common Stock”), and each share of Class B common stock of Skechers, par value $0.001 per share (the “Class B Common Stock” and together with Class A Common Stock, the “Skechers Common Stock”) that is outstanding as of immediately prior to the Effective Time (other than any share of Skechers Common Stock that is (i) (A) held by Skechers and its subsidiaries; (B) owned by the Buyer Parties; or (C) owned by any direct or indirect subsidiary of the Buyer Parties as of immediately prior to the Effective Time (each, an “Owned Company Share”) or (ii) held by any stockholder who neither voted in favor of the Transaction (as defined herein) nor consented thereto in writing and has properly and validly exercised his, her or its statutory rights of appraisal in respect of such shares of Skechers Common Stock in accordance with Section 262 of the DGCL (such shares, the “Dissenting Company Shares”)) will be cancelled and extinguished and automatically converted into the right to receive the following consideration (collectively, the “Merger Consideration”):
(i)
an amount in cash equal to $63.00, without interest thereon, pursuant to applicable election procedures (the “Cash Election Consideration” and such election, the “Cash Election”); or

(ii)
an amount in cash equal to $57.00 and one common limited liability company unit of Parent (such unit, the “Common Unit” and such consideration, subject to the proration as described below, the “Mixed Election Consideration” and such election, the “Mixed Election”).

At the Effective Time, each restricted stock award for which vesting is only tied to service-vesting conditions (“Skechers RSA”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration for each share of Skechers Common Stock subject to such Skechers RSA, and each restricted stock unit award, whether vested or unvested, that is outstanding immediately prior to the Effective Time (“Skechers RSU Award”) and that was granted prior to the date of the Merger Agreement will be fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration for each share of Skechers Common Stock subject to such Skechers RSU Award. Each Skechers RSU Award that is outstanding immediately prior to the Effective Time and that was granted after the date of the Merger Agreement will be converted into a restricted equity unit with respect to one Class P limited liability company unit of Parent (such unit, the “Class P Unit” and together with the Common Unit, the “Parent Units”) for each share of Skechers Common Stock subject to such Skechers RSU Award.
Additionally, at the Effective Time, each restricted stock award for which vesting is tied in full or in part to the achievement of performance goals or metrics (“Skechers PSA”) will be cancelled and replaced with a right to receive one Class P Unit for each share of Skechers Common Stock subject to such Skechers PSA.
Each holder of shares of Skechers Common Stock will be entitled to elect to receive, for each share of Skechers Common Stock held by such holder, the Cash Election Consideration or the Mixed Election Consideration, subject to the following:
(i)
only shares of Skechers Common Stock that, from the close of business on May 2, 2025 through the Effective Time, are continuously held and not subject to forfeiture (and beneficial ownership thereof has not been, directly or indirectly, transferred, sold, assigned or similarly disposed of, including pursuant to a short sale, derivative or hedging arrangement) (“Legacy Shares”) will be eligible to be converted into the Mixed Election Consideration;

(ii)
all shares of Skechers Common Stock that are not Legacy Shares will be converted into Cash Election Consideration;

(iii)
the number of Legacy Shares entitled to, upon election, convert into Mixed Election Consideration will be capped at 20% of the outstanding shares of Skechers Common Stock (the “Cap”);

(iv)
elections for Mixed Election Consideration will be subject to proration if the Legacy Shares electing to convert into Mixed Election Consideration exceed the Cap; and

(v)
if no election is validly made by a holder, or an election made by a holder has been revoked, deemed revoked or lost before the Election Deadline (as defined herein), such holder will automatically receive the Cash Election Consideration in exchange for Skechers Common Stock.

All Skechers stockholders holding Legacy Shares, including executive officers, directors and employees, will have the right to choose between the Cash Election Consideration or the Mixed Election Consideration in the Merger, subject to the conditions described in the foregoing sentence. The Greenberg Family Trust, the Skechers Voting Trust, Robert Greenberg and certain members of the Greenberg family (collectively, the “Greenberg Stockholders”) elected or agreed to elect to receive the Mixed Election Consideration. For illustrative purposes only, immediately following the consummation of the Merger (the “Closing”), (i) if all holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own Parent Units (consisting of both Common Units and Class P Units) representing approximately 3.8% of the beneficial ownership and voting power of Parent and (ii) if no holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own Parent Units (consisting of both Common Units and Class P Units) representing a maximum of approximately 15.5% of the beneficial ownership and voting power of Parent, each subject to the considerations described in “Directors and Management of Parent After Completion of the Transaction — Parent Management.” However, the exact beneficial ownership of the Greenberg Stockholders within this range is presently impossible to predict and is based on the future election of all Skechers stockholders, which Parent does not control.
The Parent Units will not be listed on any stock exchange, will not be tradable and will be subject to significant transfer restrictions. Parent intends to terminate or suspend its reporting obligations under the Exchange Act as promptly as practicable following the Transaction. The value of Parent Units cannot be determined, is highly speculative, carries a high level of risk and uncertainty and may not result in any return. See the section entitled “Risk Factors” beginning on page 32 of this information statement/prospectus.
Upon the consummation of the Merger, 3G Fund VI, L.P., a Cayman Islands exempted limited partnership, which is an affiliate of investment funds managed by 3G Capital Partners L.P. (“3G Capital”), expects to control at least 78.6% of the beneficial ownership and voting power of Parent.
At a meeting held on May 4, 2025, a committee of independent and disinterested members of the Skechers Board established by the Skechers Board pursuant to and in accordance with the requirements and procedures set forth in Section 144(b)(1) of the DGCL (the “Independent Committee”) (i) declared that the Merger Agreement and the Merger are fair to and in the best interests of Skechers and its stockholders, (ii) declared advisable the Merger Agreement and the Merger, (iii) recommended that the Skechers Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) recommended that the Skechers Board authorize and approve the execution and delivery of the Merger Agreement and the consummation of the Merger. The Independent Committee also unanimously (i) declared the Support Agreement and the transactions contemplated therein advisable, fair to and in the best interests of Skechers and its stockholders and (ii) recommended that the Skechers Board authorize and approve the execution, delivery and performance by Skechers of the Support Agreement and the transactions contemplated therein. At a meeting of the Skechers Board held on May 4, 2025, following the meeting of the Independent Committee, the Skechers Board (i) determined that it is in the best interests of Skechers and the Skechers stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth in the Merger Agreement; (ii) approved and adopted the Merger Agreement and approved the execution and delivery of the Merger Agreement by Skechers, the performance by Skechers of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; and (iii) resolved to recommend that the Skechers stockholders adopt the Merger Agreement and approve the Merger in accordance with the DGCL.
The adoption of the Merger Agreement and, therefore, the approval of the Transaction, including the Merger, required the affirmative vote of holders of at least a majority of the voting power of the shares of Skechers Common Stock entitled to vote on such matters. On May 4, 2025, the Greenberg Stockholders beneficially owned approximately 58.3% of the combined voting power of the outstanding Skechers Common Stock as of May 4, 2025, the record date for determining the stockholders entitled to vote in favor of adopting the Merger Agreement and approving the Transaction, including the Merger. On May 4, 2025, the Greenberg Stockholders delivered to Skechers a written consent (the “Written Consent”) adopting and approving the Merger Agreement and, to the extent the consent of Skechers stockholders was required therefor, the Transaction, including the Merger. Accordingly, the delivery of the Written Consent was sufficient to adopt the Merger Agreement and approve the Transaction, including the Merger, on behalf of Skechers stockholders, and no further action by any Skechers stockholder is required to approve the Transaction under applicable law. Therefore, Skechers has not solicited and will not solicit your votes for the adoption or approval of the Merger Agreement or the Transaction, including the Merger, by special meeting or otherwise, and you are requested not to send a proxy. This information statement/prospectus and notice of action by written consent is being provided to you for informational purposes only and will be considered the notice required under Section 228(e) of the DGCL.
Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Skechers Common Stock will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Skechers Common Stock (as determined by the Delaware Court of Chancery (the “Court of Chancery”)), together with interest, if any, on the amount determined to be fair value, instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal to Skechers no later than 20 days after the mailing of this information statement, which mailing date is                  , 2025, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement/prospectus. The full text of Section 262 of the DGCL can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. This notice and the accompanying information statement/prospectus will constitute notice to you from Skechers of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger.
Skechers and the Buyer Parties are not required to complete the Transaction unless a number of conditions are satisfied or waived. These conditions to the Closing include, among others, (i) the receipt of the Written Consent (which was satisfied on May 4, 2025); (ii) the expiration or termination of the applicable waiting period under the HSR Act and the occurrence or obtainment of the approvals, clearances or expirations of waiting periods under any other applicable antitrust and foreign investment laws as set forth in the confidential disclosure letter to the Merger Agreement; (iii) the consummation of the Merger not being prohibited, made illegal or enjoined by any law or order of any governmental authority of competent jurisdiction; (iv) the effectiveness of the registration statement on Form S-4 of which this information statement/prospectus forms a part; (v) this information statement/prospectus having been mailed to the Skechers stockholders and at least 20 business days having elapsed from the date of completion of such mailing; and (vi) the absence of any Company Material Adverse Effect since the date of the Merger Agreement that has occurred that is continuing.

Assuming timely satisfaction or waiver of the conditions to the Closing, the Transaction is expected to close in the third quarter of 2025. The Closing Date (as defined herein) will be at least 20 business days after the mailing of the accompanying information statement/prospectus to Skechers stockholders.
We encourage you to read this information statement/prospectus (and any documents incorporated by reference into this information statement/prospectus) carefully and in its entirety. Please pay particular attention to the section entitled “Risk Factors” beginning on page 32 of this information statement/prospectus.
On behalf of Skechers, thank you for your continued support.
Robert Greenberg
Chairman of the Skechers Board and Chief Executive Officer
Skechers U.S.A., Inc.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Transaction or the securities to be issued in connection therewith, passed upon the adequacy or accuracy of this information statement/prospectus or determined if this information statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This information statement/prospectus is dated            , 2025, and is first being mailed to Skechers stockholders on            , 2025.

REFERENCES TO ADDITIONAL INFORMATION
This information statement/prospectus incorporates important business and financial information about Skechers from other documents that Skechers has filed with the SEC and that are contained in, or incorporated by reference into, this information statement/prospectus. For a listing of documents incorporated by reference into this information statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this information statement/prospectus and any of the documents incorporated by reference into this information statement/prospectus or other information concerning Skechers, without charge, by telephone or written request directed to:
Skechers U.S.A., Inc.
Attention: Investor Relations
228 Manhattan Beach Boulevard
Manhattan Beach, California 90266
investors@skechers.com
(310) 318-3100
If you request any such documents, Skechers will mail them to you by first class mail, or another equally prompt means, after receipt of your request. To ensure timely delivery, any request should be made no later than             , 2025.
We are not incorporating the contents of the websites of the SEC or Skechers or any other entity into this information statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this information statement/prospectus at these websites only for your convenience.

ABOUT THIS INFORMATION STATEMENT/PROSPECTUS
This information statement/prospectus, which forms part of a registration statement on Form S-4 (File No. 333-287891) filed with the SEC by Parent, constitutes a prospectus of Parent under Section 5 of the Securities Act with respect to the Parent Units to be issued to Skechers stockholders in connection with the Transaction.
Information contained in or incorporated by reference into this information statement/prospectus relating to Skechers has been supplied by Skechers. Information contained in this information statement/prospectus relating to the Buyer Parties has been supplied by 3G Capital Partners L.P. (“3G Capital”). You should rely only on the information contained in or incorporated by reference into this information statement/prospectus. No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this information statement/prospectus, and, if given or made by any person, such information must not be relied upon as having been authorized. This information statement/prospectus is dated             , 2025, and you should not assume that the information contained in this information statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this information statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this information statement/prospectus to Skechers stockholders nor the issuance of the Parent Units in connection with the Transaction will create any implication to the contrary.
The Skechers logo, “Skechers” and other registered or common law trademarks, tradenames or service marks appearing or incorporated by reference in this information statement/prospectus are the property of Skechers. Solely for convenience, any Skechers trademarks, tradenames or service marks referred to in this information statement/prospectus appear without the ®, TM and SM symbols, but those references are not intended to indicate, in any way, that Skechers will not assert, to the fullest extent under applicable law, their rights to these trademarks, tradenames or service marks. This information statement/prospectus and the documents incorporated herein by reference may contain additional trademarks, tradenames or service marks of other companies that are the property of their respective owners and which, for convenience, appear without the ®, TM and SM symbols.

i

CERTAIN DEFINITIONS
Unless otherwise indicated, each reference in this information statement/prospectus to:
“Cap” means 20% of the outstanding shares of Skechers Common Stock;
“Cash Election” means an election to receive only cash;
“Cash Election Consideration” means an amount in cash equal to $63.00, without interest thereon, pursuant to applicable election procedures;
“Cash Election Shares” means each share of Skechers Common Stock for which that stockholder makes a Cash Election that is validly made and not revoked, deemed revoked or lost;
“Class A Common Stock” means each share of Class A common stock of Skechers, par value $0.001 per share;
“Class B Common Stock” means each share of Class B common stock of Skechers, par value $0.001 per share;
“Class P Units” means the Class P limited liability company units of Parent;
“Closing” means the consummation of the Merger;
“Closing Date” means the date on which the Closing actually occurs;
“Common Units” means the common limited liability company units of Parent;
“Constructive Disposition” means, with respect to a security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security;
“DGCL” means the Delaware General Corporation Law;
“DLLCA” means the Delaware Limited Liability Company Act;
“DOJ” means the Antitrust Division of the U.S. Department of Justice;
“Effective Time” means effective time of the Merger;
“Election Deadline” means 5:00 p.m., Eastern time, on the date that is five business days preceding the anticipated Closing Date (or such other date that the parties to the Merger Agreement agree);
“Election Form” means a form of election provided to each holder of record of Skechers Common Stock in order to enable the holder thereof to exercise his, her or its right to make an election;
“Election Record Time” means the close of business on the business day immediately prior to the date of the Merger Agreement;
“FTC” means the Federal Trade Commission;
“Fund VI” means 3G Fund VI, L.P., a Cayman Islands exempted limited partnership. For the avoidance of doubt, Fund VI is not a Legacy Member as provided in the Parent A&R LLCA;
“Greenberg Stockholders” means the Greenberg Family Trust, the Skechers Voting Trust, Robert Greenberg and certain members of the Greenberg family;
“Legacy Holders” means the holders of Legacy Shares that validly elect to receive the Mixed Election Consideration;
“Legacy Member Representative” means the representative that Legacy Members will, by majority vote of the Parent Units held by such Legacy Members, elect;

“Legacy Members” means the Legacy Holders and PSA Holders who will receive Parent Units;
“Legacy Shares” means shares of Skechers Common Stock that, from the close of business on May 2, 2025 through the Effective Time, are continuously held and not subject to forfeiture (and beneficial ownership thereof has not been, directly or indirectly, transferred, sold, assigned or similarly disposed of, including pursuant to a short sale, derivative or hedging arrangement);
“Merger Agreement” means the Agreement and Plan of Merger (as may be amended from time to time), by and among Skechers and the Buyer Parties, dated as of May 4, 2025, a copy of which is attached as Annex A and is incorporated by reference into this information statement/prospectus;
“Merger Consideration” means (i) the Cash Election Consideration or (ii) the Mixed Election Consideration;
“Merger Sub” means Beach Acquisition Merger Sub, Inc., a Delaware corporation and a subsidiary of Parent;
“Mixed Election” means an election to receive a mixture of cash and Common Units;
“Mixed Election Consideration” means an amount in cash equal to $57.00 and one Common Unit, subject to the proration pursuant to the Merger Agreement and as described in this information statement/prospectus;
“Mixed Election Shares” means each share of Skechers Common Stock of each Skechers stockholder who makes a valid Mixed Election that is not revoked, deemed revoked or lost;
“Non-Election Shares” means shares of any Skechers stockholder who does not make a valid election with respect to their shares of Skechers Common Stock in the Merger or whose election has been revoked, deemed revoked or lost before the Election Deadline;
“Owned Company Share” means a share of Skechers Common Stock that is (i) held by Skechers and its subsidiaries; (ii) owned by the Buyer Parties; or (iii) owned by any direct or indirect subsidiary of the Buyer Parties as of immediately prior to the Effective Time;
“Parent” means Beach Acquisition Co Parent, LLC, a Delaware limited liability company;
“Parent A&R LLCA” means limited liability company agreement of Parent (as amended and restated), the form of which is attached as Annex D;
“Parent Units” means Common Units and Class P Units;
“Parent Written Consent” means a written consent executed and delivered by the sole stockholder of Merger Sub approving the Merger in accordance with the DGCL;
“SEC” means Securities and Exchange Commission;
“Skechers” means Skechers U.S.A., Inc., a Delaware corporation;
“Skechers A&R Charter” means the amended and restated certificate of incorporation of Skechers as in effect as of the date of this information statement/prospectus;
“Skechers Board” means the Board of Directors of Skechers;
“Skechers Bylaws” means the bylaws of Skechers as in effect as of the date of this information statement/prospectus;
“Skechers Common Stock” means Class A Common Stock and Class B Common Stock;
“Skechers ESPP” means the Skechers U.S.A. Inc. 2018 Employee Stock Purchase Plan;
“Skechers PSA” means each restricted stock award for which vesting is tied in full or in part to the achievement of performance goals or metrics;

“Skechers PSA Consideration” means one Class P Unit;
“Skechers RSA” means each restricted stock award for which vesting is only tied to service-vesting conditions;
“Skechers RSU Award” means each restricted stock unit award, whether vested or unvested, that is outstanding immediately prior to the Effective Time;
“Surviving Corporation Bylaws” means the amended and restated bylaws of Skechers as in effect as of the Effective Time, the form of which is attached as Annex C;
“Surviving Corporation Charter” means the second amended and restated certificate of incorporation of Skechers as in effect as of the Effective Time, the form of which is attached as Annex B;
“Support Agreement” means the Support Agreement, dated as of May 4, 2025, by and among Skechers and Greenberg Stockholders, a copy of which is attached as Annex F and is incorporated by reference into this information statement/prospectus;
“Surviving Corporation” means Skechers after the Merger with Merger Sub;
“Transaction” means the Merger in accordance with the DGCL and upon the terms and subject to the conditions set forth in the Merger Agreement;
“Transaction Documents” means the Parent A&R LLCA and the Support Agreement;
“Transfer” means, for the purposes of the Merger Agreement, to, directly or indirectly, sell, transfer, assign, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, including by way of Constructive Disposition, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, or similar disposition of, any Skechers Common Stock owned by a person or any interest (including a beneficial interest) in any Skechers Common Stock owned by a person; and
“Written Consent” means the written consent, dated as of May 4, 2025, adopting and approving the Merger Agreement and, to the extent required therefor, the Transaction, including the Merger.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger Agreement and the Transaction. You are encouraged to carefully read the remainder of this information statement/prospectus, the annexes and exhibits attached to this information statement/prospectus and the documents that are referred to in, and incorporated by reference into, this information statement/prospectus and to pay special attention to the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 32 and 58, respectively, of this information statement/prospectus because the information contained in this section may not provide all the information that might be important to you with respect to the Merger Agreement and the Transaction. For more information, see the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus.
Q:
What is the proposed Transaction?

A:
Parent and Skechers have entered into a Merger Agreement. Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Skechers, with Skechers continuing as the Surviving Corporation and becoming a subsidiary of Parent.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each share of Skechers Common Stock that is outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares or the Dissenting Company Shares) will be converted into the right to receive the following consideration:
(i)
Cash Election Consideration — an amount in cash equal to $63.00, without interest thereon, pursuant to applicable election procedures; or

(ii)
Mixed Election Consideration — an amount in cash equal to $57.00 and one Common Unit.

Each holder of shares of Skechers Common Stock will be entitled to elect to receive, for each share of Skechers Common Stock held by such holder, the Cash Election Consideration or the Mixed Election Consideration, subject to the following:
(i)
only Legacy Shares will be eligible to be converted into the Mixed Election Consideration;

(ii)
all shares of Skechers Common Stock that are not Legacy Shares will be converted into Cash Election Consideration;

(iii)
the number of Legacy Shares entitled to, upon election, convert into Mixed Election Consideration will be capped at the Cap;

(iv)
elections for Mixed Election Consideration will be subject to proration if the Legacy Shares electing to convert into Mixed Election Consideration exceed the Cap, as more fully described herein under “Summary of the Merger Agreement — Merger Consideration — Proration”; and

(v)
if no election is validly made by a holder, or an election made by a holder has been revoked, deemed revoked or lost before the Election Deadline (as defined herein), such holder will automatically receive the Cash Election Consideration in exchange for Skechers Common Stock.

All Skechers stockholders holding Legacy Shares, including executive officers, directors and employees, will have the right to choose between the Cash Election Consideration or the Mixed Election Consideration in the Merger, subject to the conditions described in the foregoing sentence. The Greenberg Stockholders elected or agreed to elect to receive the Mixed Election Consideration. For illustrative purposes only, immediately following the Closing, (a) if all holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own Parent Units (consisting of both Common Units and Class P Units) representing approximately 3.8% of the beneficial ownership and voting power of Parent and (b) if no holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own (consisting of both Common Units and Class P Units) representing a maximum of approximately 15.5% of the beneficial ownership and voting power of Parent, each subject to the considerations described in “Directors and Management of Parent After Completion of the Transaction — Parent Management.” However, the exact beneficial ownership of the Greenberg Stockholders within this range is presently impossible to predict and is based on the future election of all Skechers stockholders, which Parent does not control.

The Parent Units will not be listed on any stock exchange, will not be tradable and will be subject to significant transfer restrictions. Parent intends to terminate or suspend its reporting obligations under the Exchange Act as promptly as practicable following the Transaction. The value of Parent Units cannot be determined, is highly speculative, carries a high level of risk and uncertainty and may not result in any return. See the section entitled “Risk Factors” beginning on page 32 of this information statement/prospectus.
We have included in this information statement/prospectus important information about the Transaction and the Merger Agreement (a copy of which is attached as Annex A and is incorporated by reference into this information statement/prospectus). You should carefully read this information and the documents referred to herein in their entirety.
Please note that the delivery of the Written Consent was sufficient to adopt the Merger Agreement and approve the Transaction on behalf of Skechers stockholders, and no further action by any Skechers stockholder is required to approve the Transaction under applicable law. Therefore, Skechers will not solicit the votes of its stockholders for the adoption or approval of the Merger Agreement or the Transaction by special meeting or otherwise, and you are requested not to send a proxy.
Q:
Why am I receiving this information statement/prospectus?

A:
Securities and corporate laws and regulations require us to provide you with notice of the Written Consent that was delivered by the Greenberg Stockholders, as well as other information regarding the Transaction, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Transaction.

For Skechers stockholders, this information statement/prospectus contains important information about the Merger and the other actions taken in connection with the Written Consent and serves as their notice pursuant to Section 228(e) of the DGCL and Rule 14c-2 under the Exchange Act. Skechers is not asking you for a proxy and you are not requested to send Skechers a proxy.
This information statement/prospectus constitutes a prospectus of Parent and an information statement/prospectus of Skechers. It is a prospectus because Skechers stockholders are receiving the option to receive aggregate consideration in respect of the outstanding shares of Skechers Common Stock of (i) the Cash Election Consideration or (ii) the Mixed Election Consideration, which is comprised of an amount in cash equal to $57.00 and one Parent Unit that Parent will be issuing to such stockholders. It is an information statement/prospectus because the Skechers Board is providing Skechers stockholders with important information about the Merger and the other actions taken in connection with the Written Consent.
Q:
Why did the Skechers Board establish an Independent Committee?

A:
The Skechers Board established the Independent Committee to, among other things, review and evaluate one or more proposals from 3G Capital (or to the extent arising from such proposal(s) from 3G Capital, from one or more other third parties), in each case with respect to a possible sale or other business transaction involving all or substantially all of Skechers’ equity or assets on a consolidated basis, including without limitation, by merger, stock purchase, asset purchase, recapitalization, reorganization, consolidation, amalgamation or other transaction and if it determines appropriate, to negotiate (or direct the negotiation of) such transaction, or, if the Independent Committee determines that such transaction is not in the best interests of Skechers and its stockholders, to reject such transaction, with the Independent Committee having the sole discretion to reject, disapprove or recommend such transaction. The Skechers Board believed that the Transaction is not a “controlling stockholder transaction” but determined that it was prudent and in the best interests of Skechers and its stockholders to establish the Independent Committee pursuant to and in accordance with the requirements and procedures set forth in Section 144(b)(1) of the DGCL. Each member of the Independent Committee has satisfied the applicable criteria for (i) determining director independence from Skechers and the Greenberg Stockholders, in each case, under the listing standards of the NYSE (in the case of the Greenberg Stockholders, as if the Greenberg Stockholders were Skechers for purposes of applying such criteria to determine independence from the Greenberg Stockholders) and (ii) being a “disinterested director” (as defined in Section 144(e)(4) of the DGCL). See the section entitled “The Merger — Background of the Transaction” beginning on page 63 of this information statement/prospectus.
The members of the Independent Committee and the Skechers Board who recommended that Skechers stockholders entitled to vote adopt the Merger Agreement and approve the Transaction were aware of and considered the interests of certain Skechers’ directors, executive officers and employees, to the extent such interests existed at the time, among other matters, during their respective deliberations on the merits of the Transaction, in negotiating, evaluating and approving the Merger Agreement and the Transaction, and in making the Skechers Board’s recommendation that the Skechers stockholders entitled to vote adopt the Merger Agreement and approve the Merger. See the section entitled “Interests of Directors and Executive Officers of Skechers in the Merger” beginning on page 150 of this information statement/prospectus.
Q:
What did the Independent Committee determine and recommend to the Skechers Board?

A:
At a meeting held on May 4, 2025, the Independent Committee (i) declared that the Merger Agreement and the Merger are fair to and in the best interests of Skechers and its stockholders, (ii) declared advisable the Merger Agreement and the Merger, (iii) recommended that the Skechers Board approve the Merger Agreement and the Merger and (iv) recommended that the Skechers Board authorize and approve the execution and delivery of the Merger Agreement and the consummation of the Merger. The Independent Committee also unanimously (i) declared the Support Agreement and the transactions contemplated therein advisable, fair to and in the best interests of Skechers and its stockholders and (ii) recommended that the Skechers Board authorize and approve the execution, delivery and performance by Skechers of the Support Agreement and the transactions contemplated therein.

For more information, see the section entitled “The Merger — Recommendations of the Independent Committee and the Skechers Board; Skechers’ Reasons for the Transaction” beginning on page 75 of this information statement/prospectus.
Q:
Did the Skechers Board approve and recommend the Merger Agreement?

A:
Yes. At a meeting of the Skechers Board held on May 4, 2025, following the meeting of the Independent Committee, the Skechers Board (i) declared that the Merger Agreement and the Merger are fair to and in the best interests of Skechers and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Merger, (iii) authorized and approved the execution, delivery and performance by Skechers of the Merger Agreement and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement and (iv) recommended that Skechers stockholders entitled to vote adopt the Merger Agreement. The members of the Skechers Board who were present at such meeting were Robert Greenberg, Michael Greenberg, David Weinberg, Katherine Blair, Morton Erlich, Zulema Garcia, Yolanda Macias and Richard Siskind.

For more information, see the section entitled “The Merger — Recommendations of the Independent Committee and the Skechers Board; Skechers’ Reasons for the Transaction” beginning on page 75 of this information statement/prospectus.
Q:
What will Skechers stockholders receive in the Transaction?

A:
Each holder of shares of Skechers Common Stock will be entitled to elect to receive, for each share of Skechers Common Stock held by such holder, the Cash Election Consideration or the Mixed Election Consideration, subject to the following:

(i)
only Legacy Shares will be eligible to be converted into the Mixed Election Consideration;

(ii)
all shares of Skechers Common Stock that are not Legacy Shares will be converted into Cash Election Consideration;

(iii)
the number of Legacy Shares entitled to, upon election, convert into Mixed Election Consideration will be capped at the Cap;

(iv)
elections for Mixed Election Consideration will be subject to proration if the Legacy Shares electing to convert into Mixed Election Consideration exceed the Cap; and

(v)
if no election is validly made by a holder, or an election made by a holder has been revoked, deemed revoked or lost before the Election Deadline (as defined herein), such holder will automatically receive the Cash Election Consideration in exchange for Skechers Common Stock.

The Parent Units will not be tradable and will be subject to significant transfer restrictions. The value of Parent Units cannot be determined, is highly speculative, carries a high level of risk and uncertainty and may not result in any return. See the section entitled “Risk Factors — Risks Related to the Mixed Election Consideration and Ownership of Parent Units — The value of Parent Units is highly uncertain and cannot be reliably estimated.” beginning on page 32 of this information statement/prospectus.
For more information, see the section entitled “Summary of the Merger Agreement — Merger Consideration” beginning on page 98 of this information statement/prospectus.
Q:
Will all stockholders, including executive officers and directors, be able to elect between the Cash Election Consideration and Mixed Election Consideration?

A:
Yes. Each holder of Legacy Shares will be entitled to elect to receive, for each share of Skechers Common Stock held by such holder, the Cash Election Consideration or the Mixed Election Consideration.

See the question above entitled “What will Skechers stockholders receive in the Transaction?” for additional information. See also the section entitled “Summary of the Merger Agreement — Merger Consideration” beginning on page 98 of this information statement/prospectus.
Q:
Will I be able to trade my Parent Units if I elect the Mixed Election Consideration?

A:
No. The Parent Units will not be tradable or transferable. The Legacy Members (as defined herein) will not be able to transfer their Parent Units except with the prior written consent of 3G Fund VI, L.P., a Cayman Islands exempted limited partnership (“Fund VI”), and only under narrow exceptions set forth in the Parent A&R LLCA for certain Permitted Transfers (as defined herein) (i) to affiliates, (ii) for customary estate-planning purposes, (iii) pursuant to the tag-along or drag-along provisions of the Parent A&R LLCA or (iv) in connection with a Liquidity Transaction (as defined herein) requested by the Legacy Member Representative (as defined herein). Prior to January 2, 2026, any such Permitted Transfer by a Legacy Member must be a transfer of all (but not less than all) of such Legacy Member’s units to one person. In addition, no transfer will be permitted that is reasonably expected to result in Parent having to be registered under the Securities Act or the Exchange Act. As a result, Skechers stockholders who elect to receive Parent Units as part of the Mixed Election Consideration should be prepared to hold those units indefinitely, without any assurance of liquidity or a future exit opportunity.

Any attempt to transfer Parent Units in violation of the Parent A&R LLCA will be void and, if intentional, would result in immediate forfeiture of any such Parent Units purported to be transferred for no consideration.
For more information, see the section entitled “Description of Parent Units — Restrictions on Transfer” beginning on page 165 of this information statement/prospectus.
Q:
Will I get the opportunity to monetize or achieve liquidity for my Parent Unit, and if so, when might that occur?

A:
The Legacy Members do not have the right to compel Parent to pursue a liquidity event in respect of the Parent Units. Under the terms of the Parent A&R LLCA, only the Legacy Member Representative (and not the Legacy Members), may request that Parent pursue a Liquidity Transaction that would result in a sale of 100% of Parent Units held by Legacy Members, subject to and in accordance with the terms of the Parent A&R LLCA, and only at any time beginning five years after the Closing. If the Legacy Member Representative determines to (and does) deliver such a request to Parent, then Parent may elect to (i) pursue such Liquidity Transaction, (ii) purchase or facilitate a third-party purchase of the Parent Units held by the Legacy Members at fair market value or (iii) defer the request to initiate a Liquidity Transaction for up to nine months if the board of directors of Parent (the “Parent Board”), after consultation with its internal or external advisors, determines in good faith that market conditions or other financial, tax, regulatory or business conditions are not favorable to pursue a Liquidity Transaction. If the Legacy Member Representative does not submit a liquidity request, and neither Parent nor Fund VI initiates a liquidity event independently, the Legacy Members will have no means to liquidate their holdings in Parent. As a result, there is a risk that Legacy Members may not be able to realize liquidity or achieve a return on their investment in the Parent Units. In addition, Parent, Fund VI or the Legacy Member Representative may seek to initiate a liquidity event at a time when some or all Legacy Members may prefer not to do so, including at a time when prevailing market conditions would result in a valuation or return that Legacy Members or other investors consider inadequate. For a discussion of risks associated with the ownership of Parent Units, see the section entitled “Risk Factors — Risks Related to the Mixed Election Consideration and Ownership of Parent Units — Parent may never pursue an initial public offering or a change of control, and even if it does, it may not provide the liquidity or return on investment Legacy Members expect.” beginning on page 33 of this information statement/prospectus.
Q:
Did the Skechers Board receive an opinion with respect to the Parent Units as to fairness?

A:
No. The Skechers Board received an opinion from Greenhill & Co. LLC (“Greenhill”) as to whether the Cash Election Consideration to be received by the holders of Skechers Common Stock, other than (i) the holders of Skechers Common Stock that had entered into the Support Agreement, (ii) the holders of Owned Company Shares and (iii) the holders of Dissenting Company Shares (the holders of Common Stock in the foregoing clauses (i) through (iii), collectively, the “Excluded Holders”) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. However, the Skechers Board has not received an opinion from Greenhill or any other advisor as to the fairness, from a financial point of view, of the Mixed Election Consideration to Skechers stockholders. As a result, the Skechers Board makes no recommendation as to whether any Skechers stockholder should make a Mixed Election or regarding the Parent Units.

The fair market value of Parent Units cannot be determined, is highly speculative, carries a high level of risk and uncertainty and may not result in any return. For a discussion of risks associated with the ownership of Parent Units, see the section entitled “Risk Factors — Risks Related to the Mixed Election Consideration and Ownership of Parent Units — The value of Parent Units is highly uncertain and cannot be reliably estimated.” beginning on page 32 of this information statement/prospectus. The per unit capital contribution amount of the Parent Units is $29 as described in the sections entitled “Background of the Transaction” and “Unaudited Pro Forma Condensed Combined Financial Information.”
Q:
What will be my rights if I elect the Mixed Election Consideration?

A:
Upon completion of the Transaction, Skechers stockholders that validly elect the Mixed Election Consideration will become Legacy Members by virtue of owning Parent Units, and their rights as members will be governed by the terms of the Parent A&R LLCA. Parent Units will represent an interest in a limited liability company and are fundamentally different from shares of common stock in a corporation. Legacy Members will not have the same rights typically available to corporate shareholders, including statutorily mandated voting rights, fiduciary protections, access to information, attendance at and receipt of information relating to annual meetings or the ability to nominate or elect directors. The Parent A&R LLCA eliminates all fiduciary duties to the fullest extent permitted under Delaware law, including duties of care and loyalty. As a result, Fund VI and its affiliates may take actions in their own interest and are not required to consider the interests of other members or Parent, such actions may be adverse to the interests of the other members or Parent. Following the Transaction, Fund VI will control Parent, including the right to appoint a majority of the Parent Board, and will be able to unilaterally direct Parent’s operations and strategic decisions. Legacy Members will have limited ability to influence outcomes and limited recourse if they disagree with Fund VI’s decisions.

Following the Transaction, Fund VI expects to control at least 78.6% of the voting power of the Parent Units and will have the ability to control Parent, including with the following rights described therein: (i) the sole discretion to consent to any transfer of Parent Units held by any Legacy Member and their Permitted Transferees (as defined in the Parent A&R LLCA) (other than to a Permitted Transferee) prior to certain Liquidity Transactions, (ii) the sole right to determine the number of directors on the

Parent Board and appoint and remove all of the other directors (other than the Legacy Member Representative) on the Parent Board and (iii) in the case of the Legacy Member Representative’s removal, resignation or inability to act, the sole right to approve his, her or its successor (who will be elected by majority vote of the Legacy Members, subject to the approval of Fund VI). This concentration of ownership and voting power may subject the Legacy Members to decisions that materially adversely affect their interests, including decisions related to distributions, strategic transactions, the sale of assets and the operations of Parent, without meaningful input or recourse and could materially adversely affect the value of the Parent Units held by the Legacy Members and the ability of the Legacy Members to realize a return on their investment.
In addition, only the Legacy Member Representative will have limited information rights with respect to the books and records or operations of Parent. The Legacy Members will have waived their information rights under the Parent A&R LLCA. The Parent Units will not be tradable and Legacy Members will not be able to transfer their Parent Units except with Fund VI’s prior written consent, and only under narrow exceptions set forth in the Parent A&R LLCA for certain Permitted Transfers (i) to affiliates, (ii) for customary estate-planning purposes and (iii) pursuant to the tag-along or drag-along provisions of the Parent A&R LLCA.
For more information, see the section entitled “Description of Parent Units” beginning on page 164 of this information statement/prospectus and “Comparison of Stockholder and Unitholder Rights” beginning on page 170 of this information statement/prospectus. See also the question above entitled “Will I be able to trade my Parent Units if I elect the Mixed Election Consideration?”. For a discussion of risks associated with the ownership of Parent Units, see the section entitled “Risk Factors — Risks Related to the Mixed Election Consideration and Ownership of Parent Units — Parent will be controlled by Fund VI. The Legacy Member Representative will have limited rights pursuant to the Parent A&R LLCA and will have no ability to control or direct the policies of Parent” and “— Parent and Fund VI will not have any direction or control over the appointment of the Legacy Member Representative. Legacy Members will be bound by certain of the Legacy Member Representative’s decisions.” beginning on page 35 of this information statement/prospectus.
Q:
Is the per unit capital contribution amount of the Parent Units indicative of the fair market value of the Parent Units?

A:
No. The per unit capital contribution amount of the Parent Units is determined for structuring purposes only (i.e., solely for purposes of determining the pro forma equity ownership percentage of Parent a Parent Unit represents and not for purposes of expressing fair market value) and does not reflect an independent third-party appraisal or a market-based determination of the fair market value of the Parent Units. The actual fair market value of the Parent Units has not been determined and may be significantly lower than the per unit capital contribution amount due to a number of factors, including the premium paid in the transaction, the significant debt placed on the post-closing company, the illiquid nature of the Parent Units, the absence of a public trading market for the Parent Units, significant contractual restrictions on transfer of the Parent Units, and the limited rights and lack of control or influence associated with holding a minority interest in Parent, a private limited liability company. Further, there can be no assurance that any future liquidity event will occur or that, if one does occur, the Parent Units will provide a return consistent with the per unit capital contribution amount.

Q:
Is the per unit capital contribution of the Parent Units amount a fixed amount?

A:
The per unit capital contribution amount of the Parent Units is not fixed in the Merger Agreement. It will not be fixed until immediately prior to the Closing and could vary significantly, including, but not limited to, based on the following factors: the equity used by 3G Capital to fund the Transaction, the number of outstanding Parent Units and the number of shares of Skechers Common Stock converting into the Mixed Election Consideration in the Transaction. 3G Capital expects the per unit capital contribution amount to be $29.00 ( but such per unit capital contribution amount is not indicative of fair market value and could vary significantly as described above). Such per unit capital amount assumes that (i) 3G Capital capitalizes Parent with approximately $3.5 billion of equity in connection with the Transaction, (ii) immediately following the consummation of the Transaction, 152.7 million of Parent Units are issued and outstanding and (iii) 20% of the issued and outstanding shares of Skechers Common Stock elect to receive the Mixed Election Consideration.

Q:
What are the differences between holding Skechers Common Stock and Parent Units?

A:
Holders of Parent Units will not have the same rights or protections typically afforded to shareholders of a corporation and are subject to significant transfer restrictions. The terms of Parent’s certificate of formation and the Parent A&R LLCA will be materially different than the terms of the Skechers A&R Charter and the Skechers Bylaws (see the section entitled “Comparison of Stockholder and Unitholder Rights” beginning on page 170 of this information statement/prospectus for a discussion of the different rights associated with shares of Skechers Common Stock and the Parent Units before and after the Transaction).

Q:
What are the powers of the Legacy Member Representative?

A:
Fund VI will control Parent. Pursuant to the terms of the Parent A&R LLCA, Fund VI will have sole discretion to consent to any transfer of Parent Units held by any Legacy Member and their Permitted Transferees (other than to a Permitted Transferee) prior to certain Liquidity Transactions, the sole right to determine the number of directors on the Parent Board and appoint and remove directors (other than the Legacy Member Representative), and in the case of the Legacy Member Representative’s removal, resignation or inability to act, has the sole right to approve his, her or its successor (who will be elected by majority vote of the Legacy Members, subject to the approval of Fund VI). As a result, although the Legacy Member Representative will serve on the Parent Board to represent the Legacy Members, the Parent Board will be made up of such number of directors as may be determined by Fund VI.

The Legacy Member Representative will have very limited rights under the Parent A&R LLCA and his, her or its role will be very different from that of a director of a public corporation. He, she or it will have no ability to control or direct the policies of Parent, no ability to control or influence Parent’s actions, no governance rights and no right to a seat on any of the Parent Board’s committees. The Legacy Member Representative may, five years following the date of the Parent A&R LLCA, request that Parent pursues an initial public offering or change of control that would result in a sale of 100% of Parent Units held by Legacy Members. He, she or it will also have certain consent rights over Parent’s ability to enter into any related person transactions, redeem or repurchase any equity securities and declare any distributions (other than on a pro rata, pari passu basis); and enter into amendments that would adversely and disproportionately affect the Legacy Members as compared to Fund VI, and amendments that would adversely impact any rights or obligations of the Legacy Members or adversely affect the rights of the Legacy Member Representative as a director on the Parent Board. Any decisions made by the Legacy Member Representative pursuant to the Parent A&R LLCA will be binding upon the Legacy Members.
For more information, see the section entitled “Description of Parent Units — Legacy Member Representative; Legacy Member Representative Consent Requirements; Liquidity Rights” beginning on page 165 of this information statement/prospectus.
For a discussion of risks associated with the ownership of Parent Units and the appointment of the Legacy Member Representative, see the section entitled “Risk Factors — Risks Related to the Mixed Election Consideration and Ownership of Parent Units — Parent will be controlled by Fund VI. The Legacy Member Representative will have limited rights pursuant to the Parent A&R LLCA and will have no ability to control or direct the policies of Parent.” and “— Parent and Fund VI will not have any direction or control over the appointment of the Legacy Member Representative. Legacy Members will be bound by certain of the Legacy Member Representative’s decisions.” beginning on page 35 of this information statement/prospectus.
Q:
How do I elect the type of Merger Consideration that I prefer to receive?

A:
Each Skechers stockholder will, until the Election Deadline, be entitled to make a Cash Election or Mixed Election, as described above, subject to proration procedures described herein and in further detail in the Merger Agreement attached as Annex A to this information statement/prospectus. At least 30 days prior to the anticipated Election Deadline, Skechers will provide a form of election (the “Election Form”) to each holder of record of Skechers Common Stock in order to enable the holder thereof to exercise his, her or its right to make an election. The “Election Deadline” is 5:00 p.m., Eastern time, on the date that is five business days preceding the anticipated Closing Date (or such other date that the parties to the Merger Agreement agree).
Any Mixed Election or Cash Election will be deemed properly made only if the exchange agent for the Merger (the “Exchange Agent”) has received such Mixed Election or Cash Election at its designated office by the Election Deadline:
•
an Election Form duly completed and validly executed;

•
certificates representing the Skechers Common Stock to which such Election Form relates;

•
in the event of any Mixed Election, a validly executed joinder to the Parent A&R LLCA, attached as Annex E to this information statement/prospectus, pursuant to which the Skechers stockholder agrees to be bound by the terms and conditions of the Parent A&R LLCA;

•
in the event of any Mixed Election, evidence that such holder held the Skechers Common Stock on which the Mixed Election is made on the Election Record Time (as defined herein) and has continuously held such Skechers Common Stock since such time;

•
a letter of transmittal in customary form; and

•
instructions for use in effecting the surrender of the certificates representing the Skechers Common Stock and uncertificated Skechers Common Stock, as applicable, in exchange for the Merger Consideration, payable in respect thereof pursuant to the terms of the Merger Agreement.

If you own Skechers Common Stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.
Any Skechers stockholder who does not make a valid election with respect to their shares of Skechers Common Stock in the Merger or whose election has been revoked, deemed revoked or lost before the Election Deadline, will be deemed not to have made an election and such shares will be converted into the right to receive the Cash Election Consideration.
For more information regarding the election procedure, see the section entitled “Summary of the Merger Agreement — Merger Consideration; Election Procedures” beginning on page 101 of this information statement/prospectus.
Q:
Can I make one election for some of my shares of Skechers Common Stock and another election for the rest?

A:
Yes, subject to the proration mechanism described below. The election form will permit you to specify, among the shares of Skechers Common Stock you hold, the number of shares of Skechers Common Stock for which (i) you are electing to receive the Cash Election Consideration, (ii) you are electing to receive the Mixed Election Consideration or (iii) you make no election.

The number of Legacy Shares electing to convert into the Mixed Election Consideration may not exceed the Cap. The Mixed Election Consideration payable to holders of Skechers Common Stock in the Merger will be subject to proration pursuant to the terms of the Merger Agreement if the Legacy Shares electing to convert into Mixed Election Consideration exceed the Cap.
Accordingly, a holder of Skechers Common Stock may receive an amount less than the Mixed Election Consideration selected by such holder and such difference may be significant. See the section entitled “Risk Factors — Risks Related to the Mixed Election Consideration and Ownership of Parent Units — Skechers stockholders may receive a form of consideration different from what they elect, and the form of consideration that they receive may have a lower value or different tax consequences than the form of consideration that they elect to receive.” beginning on page 37 of this information statement/prospectus.
Q:
What happens if I do not make a valid Merger Consideration election?

A:
Holders of Skechers Common Stock who fail to make a valid election (or such election has been revoked, deemed revoked or lost before the Election Deadline), will be deemed to have made no election and will receive the Cash Election Consideration in exchange for such holders’ shares of Skechers Common Stock. Parent will determine, in its reasonable discretion, whether any election is properly or timely made and to disregard immaterial defects in the election form in respect of any shares of Skechers Common Stock. None of Skechers, Parent, Merger Sub or the Exchange Agent is under any duty to notify you of any defect with respect to any election.
Q:
Can I change my election after I submit an election form?

A:
Yes. You may change your election of the applicable Merger Consideration with respect to all or a portion of your shares of Skechers Common Stock by delivering written notice to the Exchange Agent prior to the Election Deadline. In addition, prior to the Election Deadline, you may revoke your election by delivering written notice to the Exchange Agent. If you instructed a bank, brokerage firm or other nominee to submit an election for your shares, you must follow its directions for changing those instructions. In addition, any election of applicable Merger Consideration you make will automatically be revoked if the Merger Agreement is terminated.

Skechers stockholders will not be entitled to change or revoke their election following the Election Deadline. As a result, if you make an election, you will be unable to change or revoke your election during the period between the Election Deadline and the Closing Date.
Q:
May I transfer my shares of Skechers Common Stock once I have made an election?

A:
Yes, however, if the beneficial ownership of a Skechers Common Stock is transferred after a holder has made an election, then such Skechers Common Stock will automatically be deemed to have made “no election” and be a Non-Election Share (as defined herein) and any Mixed Election made in respect of such Skechers Common Stock will be deemed to be revoked.

Q:
What happens if I sell my shares before the completion of the Transaction?

A:
If you directly or indirectly, transfer, sell, assign or similarly dispose of, including pursuant to a short sale, derivative or hedging arrangement your shares of Skechers Common Stock after you made an election and before the completion of the Transaction, then such Skechers Common Stock will automatically be deemed to have made “no election” and be a Non-Election Share and any Mixed Election made in respect of such Skechers Common Stock will be deemed to be revoked. In order to receive the applicable Mixed Election Consideration, you must continuously hold your shares of Skechers Common Stock through the Effective Time and such shares should be Legacy Shares.

Q:
What will holders of Skechers equity awards receive in the Transaction?

A:
Each restricted stock award for which vesting is only tied to service-vesting conditions (“Skechers RSA”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration for each share of Skechers Common Stock subject to such Skechers RSA, subject to any applicable withholding taxes. Each Skechers PSA will be cancelled and replaced with a right to receive one Class P Unit (as defined herein) for each share of Skechers Common Stock subject to such Skechers PSA, and such award will be subject to (i) the same service-based vesting conditions as were applicable to the replaced Skechers PSA and (ii) all other terms and conditions as applicable to the corresponding Skechers PSAs as of immediately prior to the Effective Time (excluding the performance-based vesting terms and including any accelerated vesting terms upon a qualifying termination of service contained in such Skechers PSA), with performance measured (a) with respect to any Skechers PSAs for which performance is measured based on relative total shareholder return, based on actual performance through the Effective Time (or, if earlier, based on actual performance through the measurement date of such Skechers PSAs) and (b) with respect to any Skechers PSAs for which performance is measured based on earnings per share, based on target performance where the applicable performance period has not ended as of the Effective Time, and otherwise, based on actual performance. Each restricted stock unit award, whether vested or unvested, that is outstanding immediately prior to the Effective Time (“Skechers RSU Award”) and that was granted prior to the date of the Merger Agreement will be fully vested, cancelled and automatically converted into the right to receive the Cash Election

Consideration for each share of Skechers Common Stock subject to such Skechers RSU Award, subject to any applicable withholding taxes payable in respect thereof. Each Skechers RSU Award that is outstanding immediately prior to the Effective Time and that was granted after the date of the Merger Agreement will be converted into a restricted equity unit with respect to one Class P Unit (with the same service-based vesting conditions as were applicable to the replaced Skechers RSU Award). See the section entitled “Interests of Directors and Executive Officers of Skechers in the Merger — Treatment of Outstanding Skechers Equity Awards” beginning on page 62 of this information statement/prospectus.
Q:
Should I do anything at this time with my shares of Skechers Common Stock held in book-entry form to receive the applicable Merger Consideration?

A:
No. If you are a registered holder of Skechers Common Stock on the records of Skechers’ transfer agent, or if you are a beneficial holder of Skechers Common Stock — that is, in street name through a bank, brokerage firm or other nominee — you will not be required to take any specific action to receive the Merger Consideration, although you will receive an Election Form and may make an election to receive the Cash Election Consideration or Mixed Election Consideration. Promptly following the Closing (but in no event later than three business days thereafter), Parent and the Surviving Corporation will cause the Exchange Agent to mail to each holder of record of Skechers Common Stock as of immediately prior to the Effective Time appropriate transmittal materials and instructions for effecting the surrender of such shares in exchange for the applicable Merger Consideration. Similarly, if you are a beneficial holder of Skechers Common Stock, your bank, brokerage firm or other nominee will effect the exchange of the shares of Skechers Common Stock you own beneficially for the applicable Merger Consideration. In either case, there is nothing for you to do. For more information, see the section entitled “Summary of the Merger Agreement — Merger Consideration” beginning on page 98 of this information statement/prospectus.

Q:
Is the Merger subject to the fulfillment of certain conditions?

A:
Yes. Before the Merger can be completed, Skechers, Parent and Merger Sub must fulfill or, if permissible, waive, several closing conditions, including the expiration or termination of the applicable waiting period under the HSR Act and other applicable antitrust and foreign investment laws. If these conditions are not satisfied or waived, the Merger will not be completed. See “Summary of the Merger Agreement — Conditions to the Closing of the Merger” beginning on page 116.

Any party to the Merger Agreement may, at any time prior to the Closing, waive in writing any of its or their rights or conditions in its or their favor under the Merger Agreement, to the extent permitted by applicable law. If any party determines to waive any of the conditions to the Closing, such decision may have an adverse effect on Skechers, Parent, and/or their respective stockholders or members, as applicable. See the section entitled “Risk Factors — Risks Related to the Transaction.”
Q:
If I hold physical share certificates representing my shares of Skechers Common Stock, should I send in my share certificates now to receive the applicable Merger Consideration?

A:
No. If you hold physical share certificates of Skechers Common Stock, you will be sent a letter of transmittal promptly after the Closing describing how you may exchange your certificated shares of Skechers Common Stock for the applicable Merger Consideration, and the Exchange Agent will forward to you the applicable Merger Consideration to which you are entitled to after receiving the proper documentation from you. For more information, see the section entitled “Summary of the Merger Agreement — Merger Consideration” beginning on page 98 of this information statement/prospectus. Alternatively, you may send your certificated shares at the moment you make your election to receive applicable Merger Consideration. See the question above entitled “How do I elect the type of Merger Consideration that I prefer to receive?” for additional information.

Q:
Is Parent’s obligation to complete the Merger subject to Parent receiving financing?

A:
No. Parent’s obligations under the Merger Agreement are not subject to any condition regarding its ability to finance, or obtain financing for, the Merger.

In addition, in connection with the Merger Agreement, Parent has entered into an amended and restated debt commitment letter, dated as of May 23, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Debt Commitment Letter”) with certain financial institutions, including JPMorgan Chase Bank, N.A. acting as lead left arranger (collectively, the “Debt Financing Sources”), pursuant to which the Debt Financing Sources have committed to provide debt financing consisting of an approximately $2.1 billion first lien term loan facility, an approximately $1.6 billion first lien revolving facility, an approximately $1.9 billion senior secured bridge facility and an approximately $2.5 billion junior debt facility (collectively, the “Debt Financing” and together with the Equity Financing, the “Financing”). Parent currently expects to borrow approximately $165.0 million less first lien debt than the committed amount of first lien term loans and bridge loans. The obligations of the Debt Financing Sources to provide the Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions.
Q:
When do you expect the Transaction to be completed?

A:
Skechers and Parent are working to complete the Transaction as soon as possible. For more information, see the section entitled “Summary of the Merger Agreement — Conditions to the Closing of the Merger” beginning on page 116 of this information statement/prospectus.

Assuming timely satisfaction or waiver of the conditions to the Closing, the Transaction is expected to close in the third quarter of 2025. The Closing Date will be at least 20 business days after the mailing of this information statement/prospectus to Skechers stockholders. Neither Skechers nor Parent can predict, however, the actual date on which the Transaction will be completed because it is subject to conditions which each company does not control.
Q:
Can the Merger Agreement be terminated?

A:
The Merger Agreement contains termination rights for Skechers and Parent, including, among others, by either Skechers or Parent (i) if any permanent injunction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any governmental authority of competent jurisdiction that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; (ii) if the Merger has not been consummated by 11:59 p.m., Eastern time, on November 4, 2025 (the “Termination Date”), subject to an automatic extension to February 4, 2026 in accordance with the terms of the Merger Agreement; or (iii) if the other party breaches its representations, warranties or covenants in the Merger Agreement in any material respect in a manner that would result in a failure of an applicable condition to the Closing, subject in certain cases to the right of the breaching party to cure the breach.

If the Merger Agreement is terminated under certain specified circumstances, including in connection with Skechers’ entry into a Superior Proposal (as defined herein), Skechers will be required to pay Parent a termination fee of $339,883,891 (the “Company Termination Fee”). For more information, see the section entitled “Summary of the Merger Agreement — Termination of the Merger Agreement” beginning on page 121 of this information statement/prospectus.
Q:
What happens if the Transaction is not completed?

A:
If the Transaction is not completed for any reason, Skechers stockholders will retain their shares of Skechers Common Stock and not receive any Merger Consideration. Instead, Skechers will remain an independent public company, Class A Common Stock will continue to be listed and traded on NYSE and registered under the Exchange Act and Skechers will continue to file periodic reports with the SEC. Under specific circumstances, Skechers may be required to pay Parent the Company Termination Fee of $339,883,891, or, Parent may be required to pay Skechers a termination fee of $534,103,258 (the “Parent Termination Fee”).

For more information, see the section entitled “Summary of the Merger Agreement — Termination of the Merger Agreement; Company Termination Fee” beginning on page 123 of this information statement/prospectus.

Q:
Why am I not being asked to vote on the Transaction? What approval by Skechers stockholders is required to adopt the Merger Agreement and, therefore, approve the Transaction?

A:
The adoption of the Merger Agreement and, therefore, the approval of the Transaction, required the affirmative approval of a majority of the outstanding Skechers Common Stock. On May 4, 2025, the Greenberg Stockholders beneficially owned approximately 58.3% of the aggregate voting power of the outstanding Skechers Common Stock as of May 4, 2025, the record date for determining the stockholders entitled to vote in favor of adopting the Merger Agreement and approving the Transaction. On May 4, 2025, the Greenberg Stockholders delivered to Skechers the Written Consent adopting and approving the Merger Agreement and, to the extent the consent of Skechers stockholders was required therefor, the Transaction. Accordingly, the delivery of the Written Consent was sufficient to adopt the Merger Agreement and approve the Transaction on behalf of Skechers stockholders, and no further action by any Skechers stockholder is required to approve the Transaction under applicable law. Therefore, Skechers will not solicit the votes of its stockholders for the adoption or approval of the Merger Agreement or the Transaction, by special meeting or otherwise, and you are requested not to send a proxy. This information statement/prospectus and notice of action by written consent is being provided to you for informational purposes only and will be considered the notice required under Section 228(e) of the DGCL.

Q:
What are the expected United States federal income tax consequences of the Transaction for holders of Skechers Common Stock?

A:
As described in more detail in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 157 of this information statement/prospectus, for U.S. federal income tax purposes, the Merger (i) with respect to holders of Skechers Common Stock who elect Mixed Election Consideration for any or all of their shares, is intended to qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to which such holders should recognize gain but not loss to the extent of the lesser of the amount of cash received and their built-in gain in their Skechers Common Stock and (ii) with respect to holders of Skechers Common Stock who elect Cash Election Consideration for all of their shares, should generally be treated as such holders selling their Skechers Common Stock in a taxable transaction in which capital gain or loss should be recognized.

You are strongly urged to consult your tax advisor to determine the particular U.S. federal, state, local or non-U.S. income or other tax consequences of the Merger to you.
Q:
Are Skechers stockholders entitled to dissenters’ or appraisal rights in connection with the Transaction?

A:
Yes. Under Section 262 of the DGCL, stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e., stockholders other than the Greenberg Stockholders) are entitled to exercise appraisal rights in connection with the Merger with respect to their shares of Skechers Common Stock if they meet certain conditions and comply with the applicable statutory procedures for demanding and perfecting appraisal rights and do not subsequently validly withdraw or lose such rights. For more information, see the section entitled “Appraisal Rights” beginning on page 185 of this information statement/prospectus.

Q:
Are there any important risks about the Transaction or Skechers’ business of which I should be aware?

A:
Yes, there are risks involved. You are encouraged to carefully read in its entirety the section entitled “Risk Factors” beginning on page 32 of this information statement/prospectus.

Q:
Where can I find more information about Skechers?

A:
Skechers files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Skechers, which can be accessed at https://www.sec.gov. In addition, you may also access Skechers’ filings and other information about Skechers through the “Investors” page of Skechers’ website, at https://investors.skechers.com/. Information contained on Skechers’ website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this information statement/prospectus, the registration statement of which it forms a part or any future documents that may be filed with the SEC. For a more detailed description of the available information, see the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus.
Q:
Who do I contact if I have further questions about the Transaction or the Merger Agreement?

A:
Skechers stockholders who have questions about the Transaction or the Merger Agreement or who desire additional copies of this information statement/prospectus or other additional materials should contact:

Skechers U.S.A., Inc.
Attention: Investor Relations
228 Manhattan Beach Boulevard
Manhattan Beach, California 90266
investors@skechers.com
(310) 318-3100
If a bank, brokerage firm or other nominee holds your shares, you should also contact your bank, brokerage firm or other nominee for additional information.

SUMMARY
The following summary highlights selected information contained in this information statement/prospectus and may not include all the information that may be important to you. Accordingly, you are encouraged to carefully read the information contained in, and the information incorporated by reference into, this information statement/prospectus in its entirety, including the attached annexes and exhibits, and the documents that are referred to in this information statement/prospectus, and to pay special attention to the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 32 and 58, respectively, of this information statement/prospectus, because the information contained in this section may not provide all the information that might be important to you with respect to the Merger Agreement and the Transaction. Each item in this summary includes a page reference directing you to a more complete description of that item. You may obtain the information incorporated by reference into this information statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus.
The Parties to the Merger (Page 60)
Skechers
Skechers designs, develops and markets a diverse range of footwear, apparel, and accessories. For over 30 years, it has expanded its product offering and grown its sales while substantially increasing the breadth of its consumer and customer base. Its objective is to profitably grow its operations worldwide by delivering stylish, comfortable, innovative and high-quality products at a reasonable price. Skechers is the third largest athletic footwear company in the world due to its innovative comfort technology products, supported by impactful marketing, as well as a diverse distribution strategy, a dedicated global employee base and a loyal network of partners.
Class A Common Stock is currently listed on the New York Stock Exchange (“NYSE”) under the symbol “SKX.” Class B Common Stock is held under private ownership and not publicly traded on an exchange or registered under the Exchange Act. Skechers’ principal office is located at 228 Manhattan Beach Blvd., Manhattan Beach, California 90266, and its telephone number is (310) 318-3100. Skechers’ internet address is about.skechers.com. The information contained on Skechers’ website is not incorporated by reference into this information statement/prospectus, the registration statement of which it forms a part or any future documents that may be filed with the SEC and should not be considered part of this information statement/prospectus. For more information about Skechers, see the section of this information statement/prospectus entitled “The Parties to the Merger.”
Parent
Parent is a Delaware limited liability company and a direct, wholly-owned subsidiary of Fund VI, which is an affiliate of investment funds managed by 3G Capital. Parent was formed on April 28, 2025, solely for the purpose of effecting the Transaction, including the issuance of Parent Units for the Mixed Election Consideration.
Parent has not conducted any business operations other than such operations that are incidental to its formation and in connection with the Transaction. As of the date of this information statement/prospectus, Parent does not have any assets or liabilities other than as contemplated by the Merger Agreement, including contractual commitments it has made in connection therewith.
Parent’s principal executive offices are located at 600 Third Avenue, 37th Floor, New York, NY 10016 and its telephone number is (212) 893-6727.
Merger Sub
Merger Sub is a Delaware corporation and a subsidiary of Parent. Merger Sub was incorporated on April 28, 2025, solely for the purpose of effecting the Merger. As a result of the Merger, Merger Sub will merge with and into Skechers, with Skechers surviving the Merger and becoming a subsidiary of Parent.

Upon the consummation of the Merger, Merger Sub will cease to exist. Merger Sub has not conducted any business operations other than such operations that are incidental to its formation and in connection with the Transaction.
Merger Sub’s principal executive offices are located at 600 Third Avenue, 37th Floor, New York, NY 10016 and its telephone number is (212) 893-6727.
For more information about the parties to the Merger, see the section of this information statement/prospectus entitled “The Parties to the Merger.”
Risk Factors (Page 32)
You are encouraged to carefully read all of the information contained in, or incorporated by reference into, this information statement/prospectus, including the attached annexes and exhibits and documents that are referred to in this information statement/prospectus. In particular, you should consider the factors described in the section entitled “Risk Factors” beginning on page 32 of this information statement/prospectus. Such factors include risks related to the Mixed Election Consideration and ownership of the Parent Units, to the Transaction and to the businesses of Parent and Skechers following the Transaction. As the following is only a summary of principal risks that are applicable to the Transaction, you should carefully read the section entitled “Risk Factors” in its entirety.
•
There is no public market for the Parent Units and one is not expected to develop. While Parent could pursue an initial public offering in the future, it is under no obligation to do so and may never undertake one. Additionally, Legacy Members are generally prohibited from transferring their Parent Units, except in very limited circumstances and only with the prior written consent of Fund VI.

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The value of Parent Units is highly uncertain and cannot be reliably estimated. As a result, the value of the Parent Units could fluctuate significantly — or significantly decline — over time.

•
The per unit capital contribution amount of the Parent Units is determined for structuring purposes only and does not reflect an independent third-party appraisal or a market-based determination of the fair market value of the Parent Units.

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Parent may never pursue an initial public offering or a change of control, or realize the anticipated benefits of its strategy, and even if it does, it may not provide the liquidity or return on investment Legacy Members expect.

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Tariffs, trade policies and trade wars, which remain uncertain, could negatively impact Skechers’ business and the value of Parent Units.

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Legacy Members will not have the same rights typically available to corporate shareholders, including voting rights, fiduciary protections, access to information, attendance at and receipt of information relating to annual meetings or the ability to nominate or elect directors.

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Following the Transaction, Fund VI expects to control at least 78.6% of the voting power of the Parent Units. This concentration of ownership and voting power may subject the Legacy Members to decisions that materially adversely affect their interests. The Legacy Member Representative will have limited rights pursuant to the Parent A&R LLCA and will have no ability to control or direct the policies of Parent.

•
Any decisions made by the Legacy Member Representative pursuant to the Parent A&R LLCA will be binding upon the Legacy Members, including the decision to, at least five years after the Closing, request that Parent pursue a Liquidity Transaction.

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Skechers will no longer be an SEC reporting company, and Parent intends to terminate or suspend its reporting obligations under the Exchange Act, as promptly as practicable following the Transaction. In addition, the Parent A&R LLCA affords no information rights to Legacy Members.

•
Legacy Members will not be entitled to receive distributions.

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The Skechers Board has not made any recommendation with respect to whether a Skechers stockholder should make a Mixed Election, attempted to value the Parent Units or received an opinion from a financial advisor with respect to the Parent Units.

•
Skechers stockholders may receive a form of consideration different from what they elect, and the form of consideration that they receive may have a lower value or different tax consequences than the form of consideration that they elect to receive.

•
The final terms, structure and amount of the Equity Financing, Credit Facility and the Notes (each, as defined below) have not yet been determined and certain terms, structure and amount of such financings may not be determined before Skechers stockholders make an investment decision with respect to the form of Merger Consideration they elect to receive.

•
Skechers stockholders that elect the Cash Election Consideration will forgo any opportunity to participate in a potential IPO (which may never occur), liquidity event or any future appreciation in the value of Parent Units, if any.

•
Parent expects to obtain financing in connection with the Transaction and cannot guarantee that it will be able to obtain such financing on favorable terms or at all.

•
The opinion of Greenhill, Skechers’ financial advisor, will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Transaction.

•
The unaudited pro forma condensed combined financial information included in this information statement/prospectus is preliminary and the actual financial condition and results of operations after the Transaction may differ materially from them.

•
Future issuances of Common Units or Class P Units may be significantly dilutive to holders of Common Units, to the extent preemptive rights are unavailable or unexercised with respect to such issuances.

•
The Transaction is subject to certain conditions, some or all of which may not be satisfied, and the Transaction may not be completed on a timely basis, if at all.

•
Failure to complete the Transaction could negatively affect the stock price and the future business and financial results of Skechers.

•
The Merger Agreement contains provisions that limit Skechers’ ability to pursue alternatives to the Transaction, which could discourage a potential competing acquiror of Skechers from making a favorable alternative transaction proposal.

•
Skechers is subject to business uncertainties and contractual restrictions while the proposed Transaction is pending, which could adversely affect Skechers’ business and operations.

•
The business relationships of Skechers and its subsidiaries may be subject to disruption due to uncertainty associated with the Transaction, which could have an adverse effect on the results of operations, cash flows and financial position of Parent and Skechers.

•
The Transaction is subject to the expiration of applicable waiting periods and the receipt of approvals or clearances from regulatory authorities in the United States and certain other jurisdictions that may impose conditions that could have an adverse effect on Parent or Skechers or, if not obtained, could prevent completion of the Transaction.

•
Although all Skechers stockholders holding Legacy Shares, including Skechers’ executive officers and directors, have the right to choose between the Mixed Election Consideration or the Cash Election Consideration in the Transaction, Skechers’ executive officers and directors may have interests in the Transaction that are different from, or in addition to, those of Skechers stockholders.

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Parent and Skechers will incur direct and indirect costs as a result of the Transaction, which may be more expensive to complete than anticipated.

•
Uncertainties associated with the Transaction may cause a loss of Skechers employees during the pendency of the Transaction and under Parent’s ownership following the Transaction.

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Potential litigation against Skechers and Parent could result in substantial costs, an injunction preventing the completion of the Transaction and/or a judgment resulting in the payment of damages.

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Skechers may waive one or more of the conditions to the Closing without re-obtaining stockholder approval.

•
Completion of the Transaction may trigger change in control or other provisions in certain agreements to which Skechers or any subsidiary or affiliated entity is a party, which may have an adverse impact on Parent’s business and results of operations after the Transaction.

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Risks related to Skechers and Parent included in Skechers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into, this information statement/prospectus.

The Merger (Page 61)
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement that are described in this information statement/prospectus and attached as Annex A, Skechers will be acquired by Parent. We encourage you to carefully read in its entirety the Merger Agreement, which is the principal document governing the Merger. The Merger Agreement provides that Merger Sub will merge with and into Skechers, with Skechers continuing as the surviving corporation and becoming a subsidiary of Parent.
Upon the completion of the Merger, each share of Skechers Common Stock outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares or the Dissenting Company Shares) will be converted into the right to receive the Merger Consideration.
The Merger Consideration (Page 98)
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, the aggregate Merger Consideration to be paid by Skechers in respect of the outstanding shares of Skechers Common Stock will be (i) the Cash Election Consideration; or (ii) the Mixed Election Consideration. Each holder of shares of Skechers Common Stock will be entitled to elect to receive, for each share of Skechers Common Stock held by such holder, the Cash Election Consideration or the Mixed Election Consideration, subject to the following: (a) only the Legacy Shares will be eligible to be converted into the Mixed Election Consideration; (b) all shares of Skechers Common Stock that are not Legacy Shares will be converted into Cash Election Consideration; (c) the number of Legacy Shares entitled to, upon election, convert into Mixed Election Consideration will be capped at the Cap; (d) elections for Mixed Election Consideration will be subject to proration if the Legacy Shares electing to convert into Mixed Election Consideration exceed the Cap; and (e) if no election is validly made by a holder, or an election made by a holder has been revoked, deemed revoked or lost before the election deadline, such holder will automatically receive the Cash Election Consideration in exchange for Skechers Common Stock. All Skechers stockholders holding Legacy Shares, including executive officers, directors and employees, will have the right to choose between the Cash Election Consideration or the Mixed Election Consideration in the Merger, subject to the conditions described in the foregoing sentence. The Greenberg Stockholders elected or agreed to elect to receive the Mixed Election Consideration. For illustrative purposes only, immediately following the Closing, (i) if all holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own Parent Units (consisting of both Common Units and Class P Units) representing approximately 3.8% of the beneficial ownership and voting power of Parent and (ii) if no holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own Parent Units (consisting of both Common Units and Class P Units) representing a maximum of approximately 15.5% of the beneficial ownership and voting power of Parent, each subject to the considerations described in “Directors and Management of Parent After Completion of the Transaction — Parent Management.” However, the exact beneficial ownership of the Greenberg Stockholders within this range is presently impossible to predict and is based on the future election of all Skechers stockholders, which Parent does not control. The Parent Units will not be listed on any stock exchange, will not be tradable and will be subject to significant transfer restrictions. Parent intends to terminate or suspend its reporting obligations under the Exchange Act as promptly as practicable following the Transaction. The value of Parent Units cannot be determined, is highly speculative, carries a high level of risk and uncertainty and may not result in any return. See the section entitled “Risk Factors — Risks Related to the Mixed Election Consideration and Ownership of Parent Units — The value of Parent Units is highly uncertain and cannot be reliably estimated.” and “— The Parent Units will not be tradable or transferable.” beginning on page 32 of this information statement/prospectus.

Summary of the Merger Agreement (Page 97 and Annex A)
Solicitation of Other Offers (Page 108)
From May 4, 2025 until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, Skechers and its subsidiaries are subject to customary restrictions on their ability to solicit alternative Acquisition Proposals (as defined herein) from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative Acquisition Proposals.
In addition, subject to a customary “fiduciary out” provision, under certain specified circumstances and after entry into an Acceptable Confidentiality Agreement (as defined in the section entitled “Summary of the Merger Agreement — Recommendation Changes” beginning on page 111 of this information statement/prospectus), Skechers was allowed to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an Acquisition Proposal if the Skechers Board determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constituted a Superior Proposal or was reasonably expected to lead to a Superior Proposal, and the failure to take such actions would have been inconsistent with its fiduciary duties pursuant to applicable law. This right expired on May 24, 2025, the Threshold Date (as defined herein), and between May 4, 2025 until the Threshold Date, Skechers did not receive any Acquisition Proposals. For more information, see the section entitled “Summary of the Merger Agreement — Solicitation of Other Offers” beginning on page 108 of this information statement/prospectus.
Skechers was not entitled to terminate the Merger Agreement in order to enter into an agreement for a Superior Proposal unless it had complied with certain procedures in the Merger Agreement, including engaging in good faith negotiations with Parent during a specified period. If, prior to the Threshold Date, Skechers terminated the Merger Agreement in order to accept a Superior Proposal from a third party, it must have paid the Company Termination Fee. This right expired on May 24, 2025, the Threshold Date. For more information, see the section of this information statement/prospectus entitled “Summary of the Merger Agreement — Recommendation Changes” beginning on page 111 of this information statement/prospectus.
Change in the Skechers Board’s Recommendation (Page 111)
The Skechers Board may not withhold, amend, qualify, modify or withdraw its recommendation that Skechers stockholders adopt the Merger Agreement or take certain similar actions other than, under certain circumstances, if the Skechers Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties pursuant to applicable law and Skechers otherwise complies with the relevant terms of the Merger Agreement.
Moreover, the Skechers Board may not withdraw the Skechers Board’s recommendation that Skechers stockholders adopt the Merger Agreement or take certain similar actions unless the Skechers Board complies with certain procedures in the Merger Agreement, including engaging in good faith negotiations with Parent during a specified period. If Skechers or Parent terminates the Merger Agreement under certain circumstances, including because the Skechers Board withholds, amends, qualifies, modifies or withdraws the Skechers Board’s recommendation that Skechers stockholders adopt the Merger Agreement, then Skechers must pay to Parent the Company Termination Fee.
For more information, see the section entitled “Summary of the Merger Agreement — Recommendation Changes” beginning on page 111 of this information statement/prospectus.
Financing of the Merger (Page 114)
In connection with the Transaction, (i) Fund VI has agreed to provide equity financing to Parent, after giving effect to any cash or other sources of liquidity available to Parent and Merger Sub, to enable Parent to pay the Required Amount (as defined in the section entitled “Summary of the Merger Agreement — Financing of the Merger” beginning on page 114 of this information statement/prospectus) and (ii) pursuant to a debt commitment letter, dated as of May 23, 2025 (as amended and restated as of June 3, 2025, the “Debt

Commitment Letter”), certain financial institutions, including JP Morgan Chase Bank, N.A. acting as lead left arranger (collectively, the “Debt Financing Sources”) agreed to provide Parent with debt financing (the “Debt Financing”) consisting of an approximately $2.1 billion first lien term loan facility (the “Initial Term Loan Facility”), an approximately $1.6 billion first lien revolving facility (the “Revolving Facility” and together with the Initial Term Loan Facility, the “Credit Facility”), an approximately $1.9 billion senior secured bridge facility and an approximately $2.5 billion junior debt facility.
On June 26, 2025, the Initial Term Loan Facility priced and allocated to a syndicate of lenders in a dollar equivalent amount of approximately $3.0 billion, which represents an increase of approximately $0.9 billion from the Initial Term Loan Facility set forth in the Debt Commitment Letter, and consists of approximately $1.6 billion dollar denominated term loans with pricing of SOFR + 325bps with potential pricing step downs based on first lien net leverage ratio and approximately €1.25bn Euro denominated term loans with Euribor + 350bps with potential pricing step downs based on first lien net leverage ratio.
Beach Acquisition Bidco, LLC (the “Borrower” or “Issuer”) closed into escrow an offering of €1.0 billion aggregate principal amount of 5.250% Senior Secured Notes due 2032 (the “Senior Secured Notes”) and $2.2 billion aggregate principal amount of 10.000% / 10.750% Senior PIK Toggle Notes due 2033 (the “Senior PIK Toggle Notes”) on July 14, 2025.
Such amounts will be used to fund the aggregate purchase price required to be paid at the Closing and to also fund certain other payments (including the Required Amount (as defined below), subject to the terms and conditions of the Merger Agreement).
Conditions to the Closing of the Merger (Page 116)
Obligations of Parent, Merger Sub and Skechers.   The obligations of Parent, Merger Sub and Skechers, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including:
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the receipt of the Written Consent (which was satisfied on May 4, 2025);

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the expiration or termination of the applicable waiting period under the HSR Act and the occurrence or obtainment of the approvals, clearances or expirations of waiting periods under any other applicable antitrust and foreign investment laws as set forth in the confidential disclosure letter to the Merger Agreement;

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the consummation of the Merger not being prohibited, made illegal or enjoined by any law or order of any governmental authority of competent jurisdiction;

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the effectiveness of the registration statement on Form S-4 of which this information statement/prospectus forms a part, in accordance with the applicable provisions of the Securities Act and the absence of any stop order suspending effectiveness or commencement or written threat of any legal proceedings by the SEC, unless subsequently withdrawn; and

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this information statement/prospectus having been mailed to Skechers stockholders and at least 20 business days having elapsed from the date of completion of such mailing.

Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:
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the accuracy of the representations and warranties of Skechers in the Merger Agreement, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;

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Skechers having performed and complied in all material respects with all covenants, obligations and conditions under the Merger Agreement required to be performed and complied with by it at or prior to the Closing of the Merger;

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receipt by Parent and Merger Sub of a customary closing certificate of Skechers;

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the absence of any Company Material Adverse Effect (as defined in the section entitled “Summary of the Merger Agreement — Representations and Warranties” beginning on page 102 of this information statement/prospectus) having occurred after the date of the Merger Agreement; and

•
the absence of any approval or clearance set forth in the Merger Agreement granted subject to the imposition of a Detriment (as defined in the section entitled “Summary of the Merger Agreement — Other Covenants; Regulatory Efforts” beginning on page 119 of this information statement/prospectus).

Obligations of Skechers.   The obligations of Skechers to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:
•
the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;

•
Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions under the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing of the Merger; and

•
the receipt by Skechers of a customary closing certificate of Parent and Merger Sub.

For more information, see the section entitled “Summary of the Merger Agreement — Conditions to the Closing of the Merger” beginning on page 116 of this information statement/prospectus.
Termination of the Merger Agreement (Page 121)
The Merger Agreement contains certain termination rights for Skechers, on the one hand, and Parent, on the other hand, including but not limited to, Parent and Skechers each having the right to terminate the Merger Agreement at any time prior to the Effective Time by (i) mutual written agreement, (ii) if the Merger is not consummated by the Termination Date; provided, that (a) (1) if the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in the Merger Agreement with respect to antitrust and foreign investment laws clearances and no prohibitive laws or injunctions (solely to the extent that the applicable law or order arises under antitrust and foreign investment laws) and (2) all other closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by law) waived, the Termination Date will be automatically extended to February 4, 2026. Additional termination rights are further described in the section entitled “Summary of the Merger Agreement — Termination of the Merger Agreement” beginning on page 121 of this information statement/prospectus.
Termination Fees (Page 123)
Payment of Termination Fee by Skechers.   Upon termination of the Merger Agreement, and as further described in the section entitled “Summary of the Merger Agreement — Company Termination Fee” beginning on page 123 of this information statement/prospectus, under specified circumstances, including Skechers terminating the Merger Agreement to enter into an Alternative Acquisition Agreement (as defined herein) with respect to a Superior Proposal or Parent terminating the Merger Agreement due to a Recommendation Change (as defined herein), in each case, pursuant to and in accordance with the “fiduciary out” provisions of the Merger Agreement, Skechers will be required to pay Parent the Company Termination Fee of $339,883,891. The Company Termination Fee will also be payable by Skechers if the Merger Agreement is terminated under certain circumstances and prior to such termination, an Acquisition Proposal for an Acquisition Transaction (as defined herein) has been made to Skechers or has been publicly announced or disclosed and not withdrawn and any Acquisition Transaction is consummated or Skechers enters into an agreement providing for the consummation of any Acquisition Transaction within one year after the termination.
Payment of Termination Fee by Parent.   Upon termination of the Merger Agreement, and as further described in the section entitled “Summary of the Merger Agreement — Parent Termination Fee” beginning on page 123 of this information statement/prospectus, under specified circumstances, including Skechers terminating the Merger Agreement if the Marketing Period (as defined in the Merger Agreement) has ended and Parent and Merger Sub have failed to consummate the Merger at the time required pursuant to the Merger Agreement, Parent will be required to pay Skechers the Parent Termination Fee of $534,103,258.

For more information, see the sections of this information statement/prospectus entitled “Summary of the Merger Agreement — Company Termination Fee” and “Summary of the Merger Agreement — Parent Termination Fee.”
Summary of Certain Agreements Related to the Transaction (Page 126, Annex D and Annex F)
Parent A&R LLCA
Effective upon consummation of the Transaction, Parent will enter into the Parent A&R LLCA, the form of which is attached as Exhibit B to the Merger Agreement and Annex D to this information statement/prospectus and is incorporated by reference herein. Pursuant to the Parent A&R LLCA, Skechers stockholders who validly elect to receive the Mixed Election Consideration and holders of Skechers PSAs and Skechers RSU Awards that were granted after the date of the Merger Agreement will receive Parent Units subject to and in accordance with the terms of the Merger Agreement. For more information regarding the Parent A&R LLCA and the Parent Units, see the section entitled “Description of Parent Units” beginning on page 164 of this information statement/prospectus.
Support Agreement
Concurrently with the execution of the Merger Agreement on May 4, 2025, Skechers entered into the Support Agreement dated as of May 4, 2025 with the Greenberg Stockholders (the “Support Agreement”), pursuant to which each Greenberg Stockholder has agreed to, among other things, vote against (i) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the Transaction and (ii) any Acquisition Proposal or approval of any other proposal, transaction, agreement or action, made in opposition to or in competition with, or that would reasonably be expected to prevent, materially delay or impede the consummation of, the Merger Agreement or the Transaction. In addition, (a) certain Greenberg Stockholders have agreed to elect to receive the Mixed Election Consideration in the Transaction pursuant to, and in accordance with, the terms and conditions of the Merger Agreement and (b) each Greenberg Stockholder has agreed to waive any appraisal rights to which it may be entitled pursuant to the applicable law in connection with the Transaction, including the Merger. The Support Agreement also includes certain restrictions on transfer of shares of Skechers Common Stock by each Greenberg Stockholder.
For more information, see the section entitled “Summary of Certain Agreements Related to the Transaction — Support Agreement” beginning on page 126 of this information statement/prospectus as well as the full text of the Support Agreement, attached as Annex F, which is incorporated by reference in this information statement/prospectus in its entirety.
Further Stockholder Approval Not Required (Page 94)
The adoption of the Merger Agreement and, therefore, the approval of the Transaction, required the affirmative approval of a majority of the outstanding Skechers Common Stock. Holders of Skechers Common Stock are entitled to one vote per share with respect to all matters on which Skechers stockholders are entitled to vote, including approval of the Merger Agreement. On May 4, 2025, the record date for determining the stockholders entitled to vote in favor of adopting the Merger Agreement and approving the Transaction, there were 149,944,040 shares of Skechers Common Stock outstanding, with approximately 58.3% of combined voting power represented by the Greenberg Stockholders. On the same date, the Greenberg Stockholders delivered to Skechers the Written Consent adopting and approving the Merger Agreement and, to the extent the consent of Skechers stockholders was required therefor, the Transaction. Accordingly, the delivery of the Written Consent was sufficient to adopt the Merger Agreement and approve the Transaction on behalf of Skechers stockholders, and no further action by any Skechers stockholder is required to approve the Transaction under applicable law. Therefore, Skechers will not solicit the votes of its stockholders for the adoption or approval of the Merger Agreement or the Transaction, by special meeting or otherwise, and you are requested not to send a proxy.
This information statement/prospectus and notice of action by written consent is being provided to you for informational purposes only and will be considered the notice required under Section 228(e) of the DGCL.

Treatment of Equity Awards (Page 62)
The Merger Agreement provides that, at the Effective Time, by virtue of the Merger:
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Skechers RSAs.   Each Skechers RSA, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration for each share of Skechers Common Stock subject to such Skechers RSA, subject to any applicable withholding taxes.

•
Skechers PSAs.   Each Skechers PSA will be cancelled and replaced with a right to receive one Class P Unit for each share of Skechers Common Stock subject to such Skechers PSA, and such award will be subject to (i) the same service-based vesting conditions as were applicable to the replaced Skechers PSA and (ii) all other terms and conditions as applicable to the corresponding Skechers PSAs as of immediately prior to the Effective Time (excluding the performance-based vesting terms and including any accelerated vesting terms upon a qualifying termination of service contained in such Skechers PSA).

Performance for the Skechers PSAs will be: (i) with respect to any Skechers PSAs for which performance is measured based on relative total shareholder return, based on actual performance through the Effective Time (or, if earlier, based on actual performance through the measurement date of such Skechers PSAs) and (ii) with respect to any Skechers PSAs for which performance is measured based on earnings per share, based on target performance where the applicable performance period has not ended as of the Effective Time, and otherwise, based on actual performance.
•
Skechers RSU Awards.   Each Skechers RSU Award that was granted prior to the date of the Merger Agreement will be fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration for each share of Skechers Common Stock subject to such Skechers RSU Award, subject to any applicable withholding taxes payable in respect thereof. Each Skechers RSU Award that is outstanding immediately prior to the Effective Time and that was granted after the date of the Merger Agreement will be converted into a restricted equity unit with respect to one Class P Unit (with the same service-based vesting conditions as were applicable to the replaced Skechers RSU Award).

Recommendations of the Independent Committee and the Skechers Board; Skechers’ Reasons for the Transaction (Page 75)
At a meeting held on May 4, 2025, the Independent Committee unanimously adopted resolutions (i) deeming and declaring that the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement are fair to and in the best interests of Skechers and its stockholders, (ii) declaring advisable the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement, (iii) recommending that the Skechers Board approve the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement and (iv) recommending that the Skechers Board approve the execution, delivery and performance by Skechers of the Merger Agreement and the consummation of the Transaction and all other transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth therein. The Independent Committee also unanimously (i) deemed and declared the Support Agreement and the transactions contemplated thereby to be advisable, fair to and in the best interests of Skechers and its stockholders, (ii) approved the Support Agreement in accordance with Section 3.14 of the bylaws of Skechers (as amended) and Section 144(a) of the DGCL and (iii) recommended that the Skechers Board authorize and approve the execution, delivery and performance by Skechers of the Support Agreement and the transactions contemplated thereby.
At a meeting of the Skechers Board held on May 4, 2025, following the meeting of the Independent Committee, the Skechers Board, acting upon the recommendations of the Independent Committee, unanimously adopted resolutions (i) determining that the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement are fair to and in the best interests of Skechers and its stockholders, (ii) approving and declaring advisable the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement, (iii) authorizing and approving the execution, delivery and performance by Skechers of the Merger Agreement and the consummation of the Transaction and all other transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth therein and (iv) recommending, subject to the terms of the Merger Agreement, that Skechers stockholders entitled to vote adopt the Merger Agreement. The Skechers Board also (i) approved the Support Agreement and the transactions contemplated thereby and (ii) authorized and approved the execution, delivery and performance by Skechers of the Support Agreement and the transactions contemplated thereby. The members of the Skechers Board who were present at such meeting were Robert Greenberg, Michael Greenberg, David Weinberg, Katherine Blair, Morton Erlich, Zulema Garcia, Yolanda Macias and Richard Siskind.
For a discussion of certain factors considered by the Independent Committee and the Skechers Board in approving the Merger Agreement, see the section entitled “The Merger — Recommendations of the Independent Committee and the Skechers Board; Skechers’ Reasons for the Transaction” beginning on page 75 of this information statement/prospectus.
Opinion of Skechers’ Financial Advisor (Page 87 and Annex G)
Skechers retained Greenhill to, among other things, act as its financial advisor in connection with the Merger. At the May 4, 2025 meeting of the Skechers Board held to evaluate the Merger, Greenhill rendered an oral opinion, confirmed by delivery of a written opinion dated May 4, 2025, to the effect that, as of such date and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the Cash Election Consideration to be received by the holders of Skechers Common Stock, other than the Excluded Holders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Greenhill’s written opinion, dated May 4, 2025, which discusses, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Greenhill in rendering its opinion, is attached as Annex G hereto and is incorporated herein by reference. The summary of Greenhill’s opinion in this information statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You are urged to read Greenhill’s opinion carefully and in its entirety.
For more information, see the section entitled “Opinion of Skechers’ Financial Advisor” beginning on page 87 of this information statement/prospectus.
Regulatory Approvals Required for the Merger (Page 93)
Under the HSR Act, the Transaction cannot be completed until the Buyer Parties and Skechers file a Notification and Report Form with the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. The parties filed a Notification and Report Form with the FTC and DOJ on May 29, 2025. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The waiting period under the HSR Act expired at 11:59 p.m. Eastern time on June 30, 2025.
Under other applicable foreign antitrust laws and foreign investment laws in certain other specified jurisdictions, the Transaction may not be completed until any requisite consent, non-action or expiration of any applicable waiting period is obtained in each applicable jurisdiction. The Transaction is conditional on, amongst other things, receiving merger control clearances or non-objections in any other applicable antitrust and foreign investment laws as set forth in the confidential disclosure letter to the Merger Agreement.
As of the date of this information statement/prospectus, the parties have not received all of the consents (including non-action or expiration of any applicable waiting period) under antitrust laws and foreign investment laws required by the Merger Agreement.
De-listing and De-registration of Class A Common Stock (Page 95)
If the Transaction is completed, Parent intends to cause the delisting of Class A Common Stock from NYSE and deregister the Class A Common Stock under the Exchange Act as promptly as practicable following the Effective Time. As such, Skechers will no longer file periodic reports, current reports, proxy or information statements with the SEC on account of Skechers Common Stock. If the Transaction is not completed, Class A Common Stock will continue to be listed and traded on NYSE and registered under the Exchange Act.
The Parent Units that will be issued after the completion of the Transaction in exchange for Class A Common Stock for the Mixed Election Consideration will not be tradable or transferable. The Legacy Members will not be able to transfer their Parent Units except with the prior written consent of Fund VI, and only under narrow exceptions set forth in the Parent A&R LLCA for certain Permitted Transfers (i) to affiliates, (ii) for customary estate-planning purposes, (iii) pursuant to the tag-along or drag-along provisions of the Parent A&R LLCA or (iv) in connection with a Liquidity Transaction requested by the Legacy Member Representative. Prior to January 2, 2026, any such Permitted Transfer by a Legacy Member must be a transfer of all (but not less than all) of such Legacy Member’s Parent Unit to one person. In addition, no transfer will be permitted that is reasonably expected to result in Parent having to be registered under the Securities Act or the Exchange Act. As a result, Skechers stockholders who elect to receive Parent Units as part of the Mixed Election Consideration should be prepared to hold those Parent Units indefinitely, without any assurance of liquidity or a future exit opportunity. In addition, the Legacy Members will have no information rights (and will expressly waive any such rights) with respect to the books and records or operations of Parent under the Parent A&R LLCA. In addition, subject to applicable Exchange Act rules, Parent intends to terminate or suspend its reporting obligations under the Exchange Act (that have arisen as a result of the Transaction) as promptly as practicable following the Transaction.
Accounting Treatment for the Transaction and Related Pro Forma Adjustments (Page 95)
Upon the completion of the Merger, the Transaction will be accounted for in accordance with ASC 805, Business Combinations, with Parent as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement and based on the historical financial statements of Parent and Skechers. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Following the completion of the Merger, Skechers will be considered to be Parent’s predecessor under applicable SEC rules and regulations.
As a result, we have included in this information statement/prospectus unaudited pro forma financial information based on the historical financial statements of Skechers and Parent, combined and adjusted to give effect to the Merger as if it had occurred as of January 1, 2024 for the income statement data and as of March 31, 2025 for the balance sheet data. The unaudited pro forma combined consolidated financial information has been prepared in accordance with the basis of preparation described in “Unaudited Pro Forma Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Information.”
Directors and Management of Parent After Completion of the Transaction (Page 142)
Upon the completion of the Transaction, Parent will no longer be managed by its sole member, Fund VI, and will be managed under the direction of the Parent Board. The Parent Board will be made up of such number of directors as may be determined by Fund VI. For so long as a Legacy Member Representative is serving in such capacity, the Legacy Member Representative will serve as a director, and Fund VI will be entitled to appoint all of the other directors on the Parent Board. The Legacy Member Representative will be elected by majority vote of the Legacy Members, subject to the approval of Fund VI. The Legacy Member Representative will have very limited rights under the Parent A&R LLCA and will have no ability to control or direct the policies of Parent.
While no arrangements, preliminary or definitive, have been negotiated or entered into, the table in “Directors and Management of Parent After Completion of the Transaction” sets forth information regarding the individuals who are expected to serve on Parent’s management team following the Transaction. 3G Capital has provided high-level indications to Skechers management of its desire for the Skechers management team to remain employed by Skechers following the Closing at compensation levels substantially similar to or lower than the compensation currently paid to the Skechers management team. However, there have been no discussions or negotiations with respect to any member of the Skechers management team about employment arrangements or compensation packages.

For more information, see the section entitled “Directors and Management of Parent After Completion of the Transaction” beginning on page 142 of this information statement/prospectus.
Interests of Directors and Executive Officers of Skechers in the Merger (Page 150)
The directors and executive officers of Skechers may have certain interests in the Merger that are different from, or are in addition to, the interests of Skechers stockholders generally. The Skechers Board and the Independent Committee were aware of these interests and considered them, among other matters, in making its recommendation that Skechers stockholders vote to approve the Merger Agreement and the Transaction. These interests include, among others, the following:
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each of Skechers’ executive officers and non-employee directors hold outstanding Skechers RSU Awards that were granted prior to the date of the Merger Agreement and/or Skechers RSAs (as defined herein) that will be fully vested, cancelled and converted into the right to receive the Cash Election Consideration for each such Skechers RSU Award or Skechers RSA, as applicable;

•
certain of Skechers’ executive officers hold Skechers PSAs (as defined herein) that will be cancelled and replaced with the right to receive one Class P Unit for each share of Skechers Common Stock subject to such Skechers PSA. Such award will be subject to (i) the same service-based vesting conditions as were applicable to the replaced Skechers PSA and (ii) all other terms and conditions as applicable to the corresponding Skechers PSAs as of immediately prior to the Effective Time (excluding the performance-based vesting terms and including any accelerated vesting terms upon a qualifying termination of service contained in such Skechers PSA), with performance measured (a) with respect to any Skechers PSAs for which performance is measured based on relative total shareholder return, based on actual performance through the Effective Time (or, if earlier, based on actual performance through the measurement date of such Skechers PSAs) and (b) with respect to any Skechers PSAs for which performance is measured based on earnings per share, based on target performance where the applicable performance period has not ended as of the Effective Time, and otherwise, based on actual performance;

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Messrs. M. Greenberg, Weinberg and Paccione are party to employment agreements that provide for severance payments and benefits in connection with a termination of employment by Skechers without “cause” or by the executive officer for “good reason”;

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all other executive officers are expected to be entitled to severance payments and benefits in connection with a termination of employment by Skechers without “cause” or by the executive officer for “good reason” within 12 months following the Effective Time; and

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Skechers’ directors and executive officers are entitled to continued indemnification and directors’ and officers’ liability insurance and fiduciary liability insurance coverage under the Merger Agreement.

For more information, see the section entitled “The Merger — Background of the Transaction” beginning on page 63 and “The Merger — Recommendations of the Independent Committee and the Skechers Board; Skechers’ Reasons for the Transaction” beginning on page 75 of this information statement/prospectus. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “Interests of Directors and Executive Officers of Skechers in the Merger” beginning on page 150 of this information statement/prospectus.
Certain Beneficial Owners of Skechers Common Stock (Page 147)
Information regarding the beneficial owners of Skechers is contained in the section entitled “Certain Beneficial Owners of Skechers Common Stock” beginning on page 147 of this information statement/prospectus. The shares and options to purchase shares of Skechers Common Stock held by the beneficial owners of Skechers who make a Mixed Election will not affect the aggregate number of Parent Units available for issuance as Mixed Election Consideration.
Litigation Relating to the Transaction (Page 96)
On May 29, 2025, a purported holder of Class A Common Stock filed a complaint in the United States District Court Central District of California, captioned Key West Police Officers & Firefighters

Retirement Plan v. Skechers U.S.A., Inc., et al., No. 2:25-cv-04863 (C.D. Cal.) (the “Key West Action”). The Key West Action brings claims under Section 13(e) of the Exchange Act against Skechers and certain of the Greenberg Stockholders and seeks, among other things, additional disclosures, to enjoin Skechers from enforcing the Election Deadline and from Closing the Merger until additional disclosures are filed, as well as attorneys’ fees and costs. On June 3, 2025, Plaintiff filed an ex parte application (the “Application”) to shorten the time for the hearing on its motion for preliminary injunction. On June  5, 2025, the Court denied Plaintiff’s Application and struck the motion for preliminary injunction without prejudice. On June 23, 2025, Plaintiff renewed its motion for preliminary injunction (the “Motion”). Defendants filed their opposition to the Motion on June 30, 2025, and Plaintiff filed its reply on July 7, 2025. By order dated July 18, 2025, the Court denied the motion for a preliminary injunction without prejudice. Defendants’ deadline to respond to the complaint is August 18, 2025. Skechers and Parent believe that the Merger fully complies with all applicable laws and that the claims asserted in the complaint are without merit. Additional lawsuits arising out of the Merger may be filed in the future. For further information on litigation relating to the Transaction, see the section entitled “Risk Factors — Risks Related to the Transaction — Legal proceedings against Skechers and Parent could result in substantial costs, an injunction preventing the completion of the Transaction and/or a judgment resulting in the payment of damages” beginning on page 42 of this information statement/prospectus.
Material United States Federal Income Tax Consequences (Page 157)
If a holder of Skechers Common Stock elects to receive Mixed Election Consideration in exchange for any or all of its shares of Skechers Common Stock, then, for U.S. federal income tax purposes and as a result of the Merger, it is expected that such holder should be treated as exchanging its Skechers Common Stock pursuant to Section 351 of the Code and should recognize gain but not loss to the extent of the lesser of the amount of cash received and such holder’s built-in gain in its Skechers Common Stock.
If a holder of Skechers Common Stock elects to receive Cash Election Consideration in exchange for all of its shares of Skechers Common Stock, then for U.S. federal income tax purposes, such holder should generally be treated as selling its Skechers Common Stock, resulting in the recognition of capital gain (or loss) to such holder equal to the difference between the sum of cash received and such holder’s adjusted tax basis in its shares of Skechers Common Stock.
A Non-U.S. Holder’s (as that term is defined in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 157 of this information statement/prospectus) gain (if any) should generally not be taxable in the United States, subject to certain exceptions as described in the section entitled “Material United States Federal Income Tax Consequences — Non-U.S. Holders — The Receipt of Merger Consideration” beginning on page 161 of this information statement/prospectus.
For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, please carefully review the information set forth in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 157 of this information statement/prospectus.
Description of Parent Units (Page 164)
The authorized capital of Parent will initially consist of two classes of limited liability company units, designated as Common Units and Class P Units. The holders of all issued and outstanding Parent Units will be entitled to the same rights and powers, except that each Class P Unit will be equivalent to 2.9655 Common Units and may be subject to service-based or performance-based vesting criteria as may be set forth in the applicable award agreement pertaining to such Class P Unit. Pursuant to the Parent A&R LLCA, Parent will issue (i) Common Units to the holders of Legacy Shares that validly elect to receive the Mixed Election Consideration (subject to proration as described in the section entitled “Summary of the Merger Agreement — Merger Consideration — Proration” beginning on page 99 of this information statement/prospectus) (collectively, the “Legacy Holders”), and Fund VI, and (ii) Class P Units to the former holders of Skechers PSAs (the “PSA Holders”), and Skechers RSU Awards that are granted after the date of the Merger Agreement (as described in the section entitled “The Merger — Treatment of Outstanding Skechers Equity Awards” beginning on page 62 of this information statement/prospectus). The Legacy Holders and PSA Holders who will receive Common Units and Class P Units, respectively, are referred to herein collectively as the “Legacy Members.”

Holders of Common Units following the Closing will be entitled to one vote per Common Unit, and holders of Class P Units will be entitled to 2.9655 votes per Class P Unit. In addition to other matters as expressly required by the Parent A&R LLCA or applicable law, (i) Legacy Members will be entitled to vote for the appointment and removal of the Legacy Member Representative, (ii) any holder of Common Units or Class P Units will be entitled to vote for the dissolution of Parent and (iii) each of the foregoing matters will require a majority vote of the holders entitled to vote on such matter, voting together as a combined class. Following the Transaction, Fund VI expects to control at least 78.6% of the voting power of the Parent Units.
Subject to certain exceptions described in the Parent A&R LLCA, future issuances of Parent Units will be subject to the preemptive rights provisions set forth in the Parent A&R LLCA; however, such issuances, like other issuances of equity by Parent following the Closing, could be significantly dilutive to holders of Common Units in both their relative voting power and their percentage ownership of Parent’s outstanding equity to the extent preemptive rights are not available or are unexercised.
The rights of those Skechers stockholders and holders of performance stock awards who become unitholders of Parent as a result of the Transaction will be governed by the Parent A&R LLCA, attached as Annex D, to this information statement/prospectus, as described in the sections entitled “Summary of Certain Agreements Related to the Transaction — Parent A&R LLCA,” “Description of Parent Units” and “Comparison of Stockholder and Unitholder Rights” beginning on page 170 of this information statement/prospectus. You are encouraged to carefully read in its entirety the Parent A&R LLCA, attached as Annex D to this information statement/prospectus.
Comparison of Stockholder and Unitholder Rights (Page 170)
The rights of Skechers stockholders are currently governed by the DGCL, the amended and restated certificate of incorporation of Skechers as in effect as of the date of this information statement/prospectus (the “Skechers A&R Charter”) and the bylaws of Skechers as in effect as of the date of this information statement/prospectus (the “Skechers Bylaws”). Upon the Closing, the rights of those Skechers stockholders and holders of restricted stock awards who become unitholders of Parent as a result of the Transaction, will be governed by the Parent A&R LLCA, attached as Annex D to this information statement/prospectus. The rights of unitholders of Parent under the Parent A&R LLCA will differ in certain important respects from the rights of Skechers stockholders under the Skechers A&R Charter and the Skechers Bylaws, as described in the section entitled “Comparison of Stockholder and Unitholder Rights” beginning on page 170 of this information statement/prospectus.
Appraisal Rights (Page 185)
If the Merger is consummated and certain conditions are met, stockholders and beneficial owners of Skechers Common Stock who have not consented to the adoption of the Merger Agreement (i.e., all holders other than the Greenberg Stockholders) and who otherwise comply with, and do not validly withdraw their demands or otherwise lose their rights under the applicable provisions of Delaware law will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that stockholders and beneficial owners of Skechers may be entitled to have their shares of Skechers Common Stock appraised by the Court of Chancery, and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be the fair value as determined by the Court of Chancery, as described further below. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Skechers stockholders and beneficial owners considering seeking appraisal should be aware that the “fair value” of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Skechers Common Stock.
To exercise appraisal rights, stockholders or beneficial owners of Skechers Common Stock must: (i) properly and timely demand appraisal of their shares; (ii) not deliver a written consent or otherwise vote in favor of the Merger Agreement; (iii) continue to hold or beneficially own, as applicable, their shares of Skechers Common Stock through the effective date of the Merger; and (iv) comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Court of Chancery will dismiss appraisal proceedings as to all persons who otherwise would be entitled to appraisal rights unless certain stock ownership conditions are satisfied by the stockholders and beneficial owners who properly and timely demand appraisal in accordance with Section 262 of the DGCL. The DGCL requirements for exercising appraisal rights are described in further detail in the section entitled “Appraisal Rights” beginning on page 185 of this information statement/prospectus, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. The full text of Section 262 of the DGCL can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your shares of Skechers Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified list required by Section 262(f) of the DGCL.

RISK FACTORS
This section describes various risks and uncertainties related to the Transaction and the businesses and results of operations of Skechers and Parent. In addition to the other information included in, or incorporated by reference into, this information statement/prospectus, the annexes and exhibits attached to this information statement/prospectus, and the documents that are referred to in, or incorporated by reference into, this information statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 58 of this information statement/prospectus, you should carefully consider the following risks relating to the Transaction. You should also read and consider the risk factors described in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 28, 2025, and its subsequently filed Quarterly Reports on Form 10-Q, each of which is incorporated by reference into this information statement/prospectus. For further information, see the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus. Additional risks and uncertainties not presently known to Skechers or Parent or that are not currently considered to be material may also adversely affect the Transaction or the businesses or results of operations of Skechers or Parent.
Risks Related to the Mixed Election Consideration and Ownership of Parent Units
The Parent Units will not be tradable or transferable.
There is no public market for the Parent Units and one is not expected to develop. While Parent could pursue an initial public offering in the future, it is under no obligation to do so and may never undertake one. Additionally, Legacy Members are generally prohibited from selling, transferring, pledging or otherwise disposing of their Parent Units, except in very limited circumstances and only with the prior written consent of Fund VI. As a result, Skechers stockholders who elect to receive Parent Units as part of the Mixed Election Consideration should be prepared to hold those Parent Units indefinitely, without any assurance of liquidity or a future exit opportunity.
The value of Parent Units is highly uncertain and cannot be reliably estimated.
The fair market value of the Parent Units cannot be determined at this time and is highly speculative. Parent’s investment strategies and long-term plans for Skechers involve numerous risks, depend on assumptions that are inherently uncertain and are subject to many factors outside of Parent’s control. These include changes in market and macroeconomic conditions, political or economic instability, trade policies and tariffs and fluctuations in Skechers’ performance, which could materially impact Skechers’ operations and financial results. As a result, the value of the Parent Units could fluctuate significantly — or significantly decline — over time.
Investing in Parent Units is highly speculative, carries a high level of risk and uncertainty and may not result in any return. Legacy Members should be aware that they may never realize a return on their investment.
The per unit capital contribution amount of the Parent Units is not indicative of the fair market value of the Parent Units.
The per unit capital contribution amount of the Parent Units is determined for structuring purposes only (i.e., solely for purposes of determining the pro forma equity ownership percentage of the Parent a Parent Unit represents and not for purposes of expressing fair market value) and does not reflect an independent third-party appraisal or a market-based determination of the fair market value of the Parent Units. The actual fair market value of the Parent Units has not been determined and may be significantly lower than the per unit capital contribution amount due to a number of factors, including the premium paid in the transaction, the significant debt placed on the post-closing company, the illiquid nature of the Parent Units, the absence of a public trading market for the Parent Units, significant contractual restrictions on transfer of the Parent Units, and the limited rights and lack of control or influence associated with holding a minority interest in Parent, a private limited liability company. Further, there can be no assurance that any future liquidity event will occur or that, if one does occur, the Parent Units will provide a return consistent with the per unit capital contribution amount.

The per unit capital contribution amount of the Parent Units is not fixed in the Merger Agreement and will not be fixed until immediately prior to the Closing.
The per unit capital contribution amount of the Parent Units is not fixed in the Merger Agreement. It will not be fixed until immediately prior to the Closing and could vary significantly, including, but not limited to, based on the following factors: the equity used by 3G Capital to fund the Transaction, the number of outstanding Parent Units and the number of shares of Skechers Common Stock converting into the Mixed Election Consideration in the Transaction. 3G Capital expects the per unit capital contribution amount to be $29.00 (but such per unit capital contribution amount is not indicative of fair market value and could vary significantly as described above). Such per unit capital contribution amount assumes that (i) 3G Capital capitalizes Parent with approximately $3.5 billion of equity in connection with the Transaction, (ii) immediately following the consummation of the Transaction, 152.7 million of Parent Units are issued and outstanding and (iii) 20% of the issued and outstanding shares of Skechers Common Stock elect to receive the Mixed Election Consideration.
Parent may never pursue an initial public offering or a change of control, or realize the anticipated benefits of its strategy, and even if it does, it may not provide the liquidity or return on investment Legacy Members expect.
Legacy Members do not have the right to compel Parent to pursue a liquidity event such as an initial public offering or a change of control transaction. Pursuant to the terms of the Parent A&R LLCA, only the Legacy Member Representative (and not the individual Legacy Members) may request that Parent pursue a Liquidity Transaction that would result in the sale of 100% of the Parent Units held by Legacy Members, subject to and in accordance with the terms of the Parent A&R LLCA, and only at any time beginning five years after the Closing.
If the Legacy Member Representative makes such a request, Parent may, at its discretion (i) initiate a Liquidity Transaction, (ii) purchase or facilitate a third-party purchase of the Parent Units held by Legacy Members at fair market value or (iii) defer the request for up to nine months if, after consulting with its advisors, the Parent Board determines in good faith that market conditions or other financial, tax, regulatory or business considerations are not favorable.
If the Legacy Member Representative does not submit a liquidity request, and neither Parent nor Fund VI initiates a liquidity event independently, the Legacy Members will have no means to liquidate their holdings in Parent. As a result, there is a risk that Legacy Members may be unable to realize liquidity or achieve a return on their investment in the Parent Units. In addition, Parent, Fund VI or the Legacy Member Representative may seek to initiate a liquidity event at a time when some or all Legacy Members may prefer not to do so, including at a time when prevailing market conditions would result in a valuation or return that Legacy Members or other investors consider inadequate.
In addition, Parent expects to realize approximately $250 million in annual cost savings over the period of three years after Closing. These anticipated cost savings are based on a number of assumptions, including assumptions about Skechers’ operations and expenses and ability to improve various business functions, each of which may prove to be inaccurate. Parent can provide no assurance that it will be able to implement its planned initiatives in the manner or on the schedule currently contemplated, or at all. Additionally, there are significant risks inherent to implementing these initiatives, such as business disruptions to Skechers’ operations, and Skechers’ ability to attract and retain key personnel during the pendency of, or following, the Transaction. Failure to achieve anticipated cost savings, delays in their realization, or negative impacts associated with the implementation of these initiatives, could materially adversely affect Parent’s financial performance and the value of the investment. As a result, there is a risk that Legacy Members may be unable to realize liquidity or achieve a return on their investment in the Parent Units.
Additional tariffs on products imported to the U.S., retaliatory trade actions taken by other countries and resulting trade wars may have a material adverse impact on Skechers’ business.
Skechers’ business is subject to risks related to tariffs and other trade policies put in place by the U.S. or other countries. In 2025, the U.S. government announced the intention to impose additional tariffs on certain goods imported from numerous countries, and multiple nations, including China, responded with reciprocal tariffs and other trade actions. The U.S market accounted for 38% of Skechers’ global sales in fiscal year 2024, with a substantial amount of its products imported to the U.S. primarily sourced from China, Vietnam and other Asian countries.
The recent enactment of tariffs by the U.S. government, along with the unpredictability of the rates, poses a significant risk to Skechers’ business operations and may materially increase Skechers’ costs and reduce Skechers’ margins. The tariffs may also lead to higher pricing for Skechers’ products, potentially reducing consumer demand and impacting Skechers’ sales volume. Skechers and Parent are actively monitoring the impact of any tariffs that become effective, as well as potential retaliatory tariffs imposed by other countries. Skechers and Parent are currently analyzing strategies that can be taken to moderate or minimize the effects of these trade actions, including evaluating the country of origin for sourcing product into the U.S., negotiating with suppliers and adjusting Skechers’ pricing strategies. However, there can be no assurance that these measures will be successful, or that they will offset the negative impact of the tariffs on Skechers’ business.
Given the uncertainty regarding scope and duration of the current and potential tariffs, as well as the potential for additional trade actions by the U.S. or other countries, the specific impact to Skechers’ and Parent’s business, results of operations, cash flows and financial condition is uncertain but could be material.
The Parent Units will not be listed on any securities exchange and, accordingly, holders of the Parent Units will not have the benefit of certain corporate governance protections.
After the Closing, the Parent Units will not be listed on any national securities exchange, and there are currently no plans to list the Parent Units in the future. As a result, Parent will not be subject to the governance standards imposed by the national stock exchanges, including the requirement to have a majority independent board of directors and a fully independent compensation committee and nominating and governance committee, subject to certain exceptions. Following the Closing, 3G Capital will have the authority to appoint and remove all directors (other than the right of the Legacy Member Representative to be appointed to the Parent Board) and to determine the membership of all board committees. Given this structure, there will be no independent oversight of the Parent Board or management of Parent, and Parent will not be subject to the same governance requirements or regulatory oversight applicable to publicly traded companies, and decisions may be made solely in the interest of 3G Capital (and the Legacy Members will have limited or no recourse if they disagree with those decisions).
Legacy Members that hold Parent Units will not have the same rights or protections as shareholders of a corporation and will be subject to transfer restrictions.
Upon completion of the Transaction, Skechers stockholders who validly elect the Mixed Election Consideration will become Legacy Members of Parent and will hold Parent Units. These Parent Units will be governed by the terms of the Parent A&R LLCA. The Parent A&R LLCA and Parent’s certificate of formation and the protections afforded to Legacy Members thereunder differ materially from Skechers’ current governing documents and the protections currently afforded to Skechers stockholders. See the section entitled “Comparison of Stockholder and Unitholder Rights” beginning on page 170 for a discussion of the different rights associated with shares of Skechers Common Stock and the Parent Units before and after the Transaction. Parent Units will represent ownership in a limited liability company and are fundamentally different from shares of common stock in a corporation. Legacy Members will not have the same rights typically available to corporate shareholders, including voting rights, fiduciary protections, access to information, attendance at and receipt of information relating to annual meetings or the ability to nominate or elect directors. The Parent A&R LLCA eliminates all fiduciary duties to the fullest extent permitted under Delaware law, including duties of care and loyalty. As a result, Fund VI and its affiliates may take actions in their own interest and are not required to consider the interests of other members or Parent, and such actions may be adverse to the interests of the other members or Parent. Following the Transaction, Fund VI will control Parent, including the right to appoint a majority of the Parent Board, and will be able to unilaterally direct Parent’s operations and strategic decisions. Legacy Members will have limited ability to influence outcomes and limited recourse if they disagree with Fund VI’s decisions. Also, only the Legacy Member Representative will have limited information rights with respect to the books and records or operations of Parent. The Legacy Members will have waived their information rights under the Parent A&R LLCA and will not be able to transfer their Parent Units except with Fund VI’s prior written consent and only under narrow exceptions outlined in the Parent A&R LLCA. Any transfers in violation of the Parent A&R LLCA will be deemed void and any Parent Units intentionally purported to be transferred in violation of the Parent A&R LLCA will be subject to forfeiture. Certain Legacy Members may also be subject to post-closing restrictions, including non-compete, non- solicitation and non-hire obligations, as described in “Description of Parent Units” beginning on page 164.
The Parent A&R LLCA will also provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will not apply against any member or its affiliates, including any directors and officers of Parent affiliated with or designated by such member, in a manner that would prohibit them from investing in competing businesses or doing business with Parent’s clients or customers. To the extent that any member, including Fund VI, or its respective affiliates invests in other businesses, they may have differing interests than holders of Parent Units. These differing interests may influence Parent’s strategic direction and impact the value of the Parent Units.
Parent will be controlled by Fund VI. The Legacy Member Representative will have limited rights pursuant to the Parent A&R LLCA and will have no ability to control or direct the policies of Parent.
Fund VI expects to control at least 78.6% of the voting power of Parent. Pursuant to the terms of the Parent A&R LLCA, Fund VI will have sole discretion to consent to any transfer of Parent Units held by any Legacy Member and their Permitted Transferees (other than to a Permitted Transferee) prior to certain Liquidity Transactions, the sole right to determine the number of directors on the Parent Board and appoint and remove directors (other than the Legacy Member Representative), and in the case of the Legacy Member Representative’s removal, resignation or inability to act, has the sole right to approve his, her or its successor (who will be elected by majority vote of the Legacy Members, subject to the approval of Fund VI). As a result, although the Legacy Member Representative will serve on the Parent Board to represent the Legacy Members, the Parent Board will be made up of such number of directors as may be determined by Fund VI.
The Legacy Member Representative will have very limited rights under the Parent A&R LLCA and its role will be very different from that of a director of a public corporation. He, she or it will have no ability to control or direct the policies of Parent, no ability to control or influence Parent’s actions, no governance rights and no right to sit on any of the Parent Board’s committees. The Legacy Member Representative may, five years following the date of the Parent A&R LLCA, request that Parent pursues an initial public offering or change of control that would result in a sale of 100% of Parent Units held by Legacy Members. He, she or it will also have certain consent rights over Parent’s ability to enter into any related person transactions, redeem or repurchase any equity securities and declare any distributions (other than on a pro rata, pari passu basis), amendments that would adversely and disproportionately affect the Legacy Members as compared to Fund VI, and amendments that could adversely impact any rights or obligations of the Legacy Members or adversely affect the rights of the Legacy Member Representative as a director on the Parent Board. Any decisions made by the Legacy Member Representative pursuant to the Parent A&R LLCA will be binding upon the Legacy Members.
Fund VI’s concentration of ownership and voting power in Fund VI may subject the Legacy Members to decisions that materially adversely affect their interests, including decisions related to distributions, strategic transactions, the sale of assets and the operations of Parent, without meaningful input or recourse and could materially adversely affect the value of the Parent Units held by the Legacy Members and the ability of the Legacy Members to realize a return on their investment.
Parent and Fund VI will not have any direction or control over the appointment of the Legacy Member Representative. Legacy Members will be bound by certain of the Legacy Member Representative’s decisions.
The Legacy Members will, by a majority vote of the Parent Units held by such Legacy Members, elect the Legacy Member Representative to sit on the Parent Board. For so long as a Legacy Member Representative is serving in such capacity, the Legacy Member Representative will serve as a director, and Fund VI will be entitled to appoint all of the other directors on the Parent Board. Any replacement Legacy Member Representative will be elected by a majority vote of the Legacy Members and will be subject to the approval of Fund VI. Notwithstanding such approval right, only the Legacy Members (and not Parent or Fund VI) will be able to vote the Legacy Member Representative, and Parent and Fund VI will not have the ability to appoint or remove the Legacy Member Representative from the Parent Board. The Legacy Member Representative may resign at any time and may be removed by a majority vote of the Parent Units held by the Legacy Members. There can be no assurance that the Legacy Member Representative will be one of the Greenberg Stockholders or otherwise be a director, officer, employee or any other person formerly employed by or associated with Skechers, or familiar with Skechers’ business or the industry in which it operates.
Any decisions made by the Legacy Member Representative pursuant to the Parent A&R LLCA will be binding upon the Legacy Members, including the decision to, at least five years after the Closing, request that Parent pursue a Liquidity Transaction and any consent of the Legacy Member Representative over Parent’s ability to enter into any related person transactions, redeem or repurchase any equity securities, declare any distributions other than on a pro rata, pari passu basis and amendments to the Parent A&R LLCA that would adversely and disproportionately affect the Legacy Members as compared to Fund VI, adversely impact any rights or obligations of the Legacy Members or adversely affect the rights of the Legacy Member Representative as a director on the Parent Board. For more information, see the section entitled “Description of Parent Units — Legacy Member Representative; Legacy Member Representative Consent Requirements; Liquidity Rights” beginning on page 165 of this information statement/prospectus. The Legacy Member Representative may have differing priorities and objectives from the other Legacy Members regarding the Parent Units, the exercise of the Liquidity Transaction right and the other consent rights available to the Legacy Member Representative. These differing interests may influence the Legacy Member Representative’s decision-making, which will nonetheless be binding upon the Parent Units held by the Legacy Members and may impact Parent’s business and the value of the Parent Units.
Skechers will no longer be an SEC reporting company, and Parent intends to terminate or suspend its reporting obligations under the Exchange Act, as promptly as practicable following the Transaction. In addition, the Parent A&R LLCA affords no information rights to Legacy Members.
Upon completion of the Transaction, the Class A Common Stock will be delisted, Skechers will deregister, and Skechers will cease to file Exchange Act periodic reports with the SEC. Subject to applicable Exchange Act rules, Parent intends to terminate or suspend its reporting obligations under the Exchange Act (that have arisen as a result of the Transaction) as promptly as practicable following the Transaction. Furthermore, Legacy Members will have no information rights under the Parent A&R LLCA. As a result, Legacy Members will have no visibility into Skechers’ operations, financial performance or material risks, which will significantly impair their ability to assess the potential value of the Parent Units.
Legacy Members will not be entitled to receive distributions.
The Parent Board may — but will not be obligated to — direct Parent to make distributions to the members at any time or from time to time, as determined by the Parent Board in its sole and absolute discretion. No distributions on the Parent Units following the Transaction are currently contemplated. In addition, it is anticipated that the terms of any debt instruments that Parent will enter into in order to finance the Transaction will prohibit or otherwise restrict any future payment of distributions.
The Skechers Board has not made any recommendation with respect to whether a Skechers stockholder should make a Mixed Election, attempted to value the Parent Units or received an opinion from a financial advisor with respect to the Parent Units.
The Skechers Board makes no recommendation as to whether any Skechers stockholder should make a Mixed Election and makes no recommendation regarding the Parent Units. The Skechers Board has not received an opinion from Greenhill or any other advisor as to the fairness, from a financial point of view, of the Mixed Election Consideration to Skechers stockholders. The Skechers Board did not obtain an independent valuation or appraisal of the value of the Mixed Election Consideration or the consolidated assets and liabilities of Parent subsequent to the completion of the Transaction. A stockholder’s determination to make a Mixed Election is a purely voluntary decision and subject to significant risks due to the highly speculative nature of the value of the Parent Units. In making this decision, Skechers stockholders will not have the benefit of any recommendation of the Skechers Board or any opinion of its financial advisor.

Skechers stockholders may receive a form of consideration different from what they elect, and the form of consideration that they receive may have a lower value or different tax consequences than the form of consideration that they elect to receive.
The number of Legacy Shares entitled to elect to receive Mixed Election Consideration will be subject to the Cap. If the number of Legacy Shares electing to receive Mixed Election Consideration exceeds the Cap, such elections for Mixed Election Consideration will be subject to proration. Accordingly, some of the Merger Consideration received by a Skechers stockholder may differ from the type of consideration selected, and such difference may be significant. This may result in, among other things, tax consequences that differ from those that would have resulted if such holder of Skechers Common Stock had received solely the form of Merger Consideration elected. A discussion of the proration mechanism can be found under the section entitled “Summary of the Merger Agreement — Merger Consideration” beginning on page 98 of this information statement/prospectus, and a discussion of the material U.S. federal income tax consequences of the Merger can be found under the section entitled “Material United States Federal Income Tax Consequences” beginning on page 157 of this information statement/prospectus.
Skechers stockholders are being asked to make an investment decision before the terms of the Financing are final.
The final terms, structure and amount of the Equity Financing and the Credit Facility have not yet been determined and certain terms, structure and amount of such financings may not be determined before Skechers stockholders make an investment decision with respect to the form of Merger Consideration they elect to receive. The terms of the Financing contemplated by the Equity Commitment Letter (as defined herein) and the Debt Commitment Letter described in this information statement/prospectus are subject to change (whether as a result of market conditions, alternative financing arrangements or otherwise).
The definitive documentation governing the Credit Facility has not been finalized and, accordingly, the actual terms of the senior credit facility may differ from those described in this information statement/prospectus. Accordingly, since the final terms, structures and amounts of certain of the actual financing arrangements have not been agreed upon and may not be determined until shortly before the Effective Time, the final terms, structures and amounts of any or all of the actual equity and debt financing arrangements may differ materially from the terms described in this information statement/prospectus. See “Summary of the Merger Agreement — Financing of the Merger” for additional information regarding the anticipated financing of the Transaction. Skechers stockholders are being asked to make an investment decision before the terms, structures and amounts of these financing arrangements are final. While Skechers stockholders may change or modify their election to receive Cash Election Consideration or Mixed Election Consideration prior to the Election Deadline, if these terms differ materially from those described in this document following the Election Deadline, Skechers stockholders will not be able to change or modify their election to receive Cash Election Consideration or Mixed Election Consideration.
Skechers stockholders that elect the Cash Election Consideration will not be able to participate in any future growth of Skechers’ business or benefit from any appreciation in Parent’s equity value, if any.
Skechers stockholders that elect the Cash Election Consideration will forgo any opportunity to participate in a potential IPO (which may never occur), liquidity event or any future appreciation in the value of Parent Units, if any. While there can be no assurance that an IPO or other liquidity event will ever occur or be successful, Skechers stockholders that elect the Mixed Election Consideration may benefit from such an event if one of these events occurs. By electing the Cash Election Consideration, Skechers stockholders will receive a fixed amount when the Transaction closes and will not share in any potential future growth, value creation or public market upside associated with Skechers’ business, if any.
Parent expects to obtain financing in connection with the Transaction and cannot guarantee that it will be able to obtain such financing on favorable terms or at all.
Parent has obtained commitments for Equity Financing and Debt Financing for the Transaction. In connection with the Debt Financing, on June 26, 2025, the Initial Term Loan Facility priced and allocated to a syndicate of lenders in a dollar equivalent amount of approximately $3.0 billion, and the Issuer closed into escrow an offering of the Notes on July 14, 2025. However, Parent’s ability to obtain any portion of the contemplated financing that has not yet been finalized will depend on, among other factors, prevailing market conditions and other factors which Parent does not control. If any portion of the committed Financing is not available, the Transaction may not be completed. In the event that certain of the committed financing becomes unavailable and alternative financing is obtained, such alternative financing might be on less favorable terms and conditions than those contemplated by the Commitment Letters (as defined herein). Parent can make no assurances that it will be able to obtain new equity or debt financing on terms acceptable to it, in a timely manner or at all, and any such failure could jeopardize the consummation of the Transaction. See “Summary of the Merger Agreement — Financing of the Merger” for additional information regarding the anticipated financing of the Transaction.
The opinion of Greenhill, Skechers’ financial advisor, will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Transaction.
Skechers has received an opinion from its financial advisor in connection with the signing of the Merger Agreement, but has not obtained any updated opinion from its financial advisor as of the date of this information statement/prospectus. Changes in the operations and prospects of Parent or Skechers, general market and economic conditions and other factors that may be beyond the control of Parent and Skechers, and on which Skechers’ financial advisor’s opinion was based, may significantly alter the value of Parent and Skechers or the Parent Units or shares of Skechers Common Stock by the time the Transaction is completed. The opinion does not express any view as to what the actual value of the Parent Units will be when issued pursuant to the Transaction. Because Skechers does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the Merger Consideration from a financial point of view at the time the Transaction is completed.
For a description of the opinion that Skechers received from its financial advisor see the section entitled “The Merger — Opinion of Skechers’ Financial Advisor” beginning on page 87. A copy of the opinion of Greenhill, Skechers’ financial advisor, is attached as Annex G to this information statement/prospectus.
Future issuances of Common Units or Class P Units may be significantly dilutive to holders of Common Units, to the extent preemptive rights are unavailable or unexercised with respect to such issuances.
Parent will initially have two classes of units, designated, respectively, as Common Units and Class P Units. Each Common Unit will be entitled to one vote with respect to all matters on which holders of Parent Units are entitled to vote. The Class P Units will have the same rights and obligations as the Common Units, except that each Class P Unit will be equivalent to 2.9655 Common Units and may be subject to service-based or performance-based vesting criteria as may be set forth in the applicable award agreement pertaining to such Class P Unit. Subject to certain exceptions described in the Parent A&R LLCA, future issuances of Common Units or Class P Units will be subject to the preemptive rights provisions set forth in the Parent A&R LLCA; however, such issuances, like other issuances of equity by Parent following the Closing, could be significantly dilutive to holders of Common Units in both their relative voting power and their percentage ownership of Parent’s outstanding equity to the extent preemptive rights are not available or are unexercised.
Risks Related to the Transaction
The Transaction is subject to certain conditions, some or all of which may not be satisfied, and the Transaction may not be completed on a timely basis, if at all.
The obligations of Parent and Skechers to complete the Transaction are subject to the satisfaction or waiver of a number of conditions, including, among others, (i) the expiration or termination of the applicable waiting period under the HSR Act and the approval, clearance or expiration under certain specified antitrust laws and foreign investment laws and (ii) the absence of any Company Material Adverse Effect (as defined herein) since the date of the Merger Agreement that has occurred that is continuing. For a more detailed discussion regarding conditions to the Transaction, see the section entitled “Summary of the Merger Agreement — Conditions to the Closing of the Merger” beginning on page 116.

Although Parent and Skechers have agreed in the Merger Agreement to use their reasonable best efforts to complete the Transaction as promptly as practicable, many of the closing conditions are not within Parent’s or Skechers’ control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to November 4, 2025, which deadline may be extended to February 4, 2026 in certain circumstances, it is possible that the Merger Agreement will be terminated. The failure to satisfy all of the required conditions could delay the completion of the Transaction for a significant period of time or prevent it from occurring. Any delay in completing the Transaction could cause Parent not to realize some or all of the benefits that it expects to achieve if the Transaction is successfully completed within their expected timeframe. There can be no assurance that the closing conditions will be satisfied or waived or that the Transaction will be completed.
In the event that the parties determine to waive any of the conditions to the Closing, such decision may have an adverse effect on Parent and Skechers and their respective stockholders. For example, if Parent waives the condition that there be no Company Material Effect that has occurred and is continuing, the value of the Mixed Election Consideration could be materially diminished.
Failure to complete the Transaction could negatively affect the stock price and the future business and financial results of Skechers.
If the Transaction is not completed, Skechers’ ongoing business, financial condition, financial results and stock price may be materially adversely affected. Without realizing any of the benefits of having completed the Transaction, Skechers will be subject to a number of risks, including the following:
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the market price of Class A Common Stock could decline to the extent that the current market price reflects a market assumption that the Transaction will be completed;

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Skechers may experience negative reactions from its employees and may not be able to retain key management personnel and other key employees;

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Skechers will have incurred, and will continue to incur, significant non-recurring costs in connection with the Transaction that it may be unable to recover;

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Skechers may experience negative reactions from the financial markets or from suppliers, customers and regulators;

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time and resources committed by Skechers’ management to matters relating to the Transaction could otherwise have been devoted to pursuing other beneficial opportunities for Skechers;

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Skechers could owe the Company Termination Fee of $339,883,891 to Parent under certain circumstances;

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if the Merger Agreement is terminated and the Skechers Board seeks another business combination, Skechers stockholders cannot be certain that Skechers will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms to which Parent has agreed in the Merger Agreement; and

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litigation related to any failure to complete the Transaction or related to any enforcement proceeding commenced against Skechers or Parent to perform their respective obligations pursuant to the Merger Agreement.

If any of these risks materialize it could materially adversely impact Skechers’ ongoing business, financial condition, financial results and stock price. Similarly, delays in the completion of the Transaction could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the Transaction.
The Merger Agreement contains provisions that limit Skechers’ ability to pursue alternatives to the Transaction, which could discourage a potential competing acquiror of Skechers from making a favorable alternative transaction proposal.
The Merger Agreement contains provisions that make it more difficult for Skechers to sell its business to a party other than Parent. These provisions include a general prohibition on Skechers participating in discussions and negotiations regarding any Acquisition Proposal (as defined herein) that has been made following the Threshold Date, which was May 24, 2025. See “Summary of the Merger Agreement —  Solicitation of Other Offers” beginning on page 108 for more information.
Moreover, in connection with entering into the Merger Agreement, on May 4, 2025, Skechers entered into the Support Agreement with the Greenberg Stockholders, pursuant to which each Greenberg Stockholder has agreed to, among other things, vote against (i) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the Transaction, and (ii) any Acquisition Proposal or approval of any other proposal, transaction, agreement or action, made in opposition to or in competition with, or that would reasonably be expected to prevent, materially delay or impede the consummation of, the Merger Agreement or the Transaction. For more information, see “Summary of the Merger Agreement — Support Agreement” beginning on page 121.
These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Skechers or pursuing an alternative transaction from considering or proposing such a transaction, even if such third-party acquiror or merger partner were prepared to pay a consideration with a higher per share cash or market value than the value proposed to be received or realized in the Transaction.
Skechers is subject to business uncertainties and contractual restrictions while the proposed Transaction is pending, which could adversely affect Skechers’ business and operations.
Under the terms of the Merger Agreement, Skechers is subject to certain restrictions on the conduct of its business prior to completing the Transaction, which may restrict Skechers’ ability to execute certain of its business strategies, without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), except as expressly contemplated by the Merger Agreement or required by applicable law, or as set forth in the confidential disclosure letter to the Merger Agreement, including restrictions on Skechers’ ability to incur additional indebtedness, issue or repurchase equity, pay certain dividends, acquire or dispose of certain assets or securities, enter into, modify or terminate material contracts or make certain capital expenditures. Skechers may find that these and other contractual restrictions in the Merger Agreement may delay or prevent Skechers from responding, or limit its ability to respond, effectively to competitive pressures, industry developments and future business opportunities that may arise during such period, even if Skechers’ management believes such responses may be advisable, in each case subject to certain exceptions, limitations and qualifications. Such limitations could adversely affect Skechers’ business and operations prior to the completion of the Transaction. See the section entitled “Summary of the Merger Agreement — Conduct of Business Pending the Merger” beginning on page 106. Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the Transaction.
The business relationships of Skechers and its subsidiaries may be subject to disruption due to uncertainty associated with the Transaction, which could have an adverse effect on the results of operations, cash flows and financial position of Parent and Skechers.
Parties with which Skechers, or its subsidiaries, do business may be uncertain as to the effects the Transaction may have on them, including with respect to current or future business relationships with Skechers or its subsidiaries. These relationships may be subject to disruption as customers, suppliers and other persons with whom Skechers has a business relationship may delay or defer certain business decisions or might decide to terminate, change or renegotiate their relationships with Skechers or consider entering into business relationships with parties other than Skechers or its respective subsidiaries. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Skechers and Parent, including an adverse effect on Parent’s ability to realize its expected benefits of the Transaction. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the Transaction or termination of the Merger Agreement.

The Transaction is subject to the expiration of applicable waiting periods and the receipt of approvals or clearances from regulatory authorities in the United States and certain other jurisdictions that may impose conditions that could have an adverse effect on Parent or Skechers or, if not obtained, could prevent completion of the Transaction.
Before the Transaction may be completed, certain waiting periods (or extensions thereof) applicable to the Transaction must have expired or been terminated, and certain approvals or clearances required in connection with the Transaction must have been obtained, in each case, under the HSR Act and under the antitrust laws of certain other jurisdictions. In addition, the Transaction may be reviewed under antitrust or foreign direct investment regimes of other governmental authorities. In deciding whether to grant the required regulatory approval or clearance, the relevant governmental entities will consider the effect of the Transaction on competition within their relevant jurisdictions. If these waiting periods have not expired, or if certain approvals or clearances have not been received, Parent and Skechers may not be able to complete the Transaction.
The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of Parent’s business following the completion of the Transaction. Under the Merger Agreement, (i) Parent and Skechers have agreed to use their reasonable best efforts to obtain such approvals or clearances and (ii) Parent and its affiliates must commit to, and effectuate, any and all remedy actions with respect to Skechers and its subsidiaries to obtain such approvals or clearances (except those that would individually or in the aggregate result in, or reasonably be expected to result in, a material adverse effect on the financial condition, business, assets or continuing results of operations of Skechers and its subsidiaries, taken as a whole) and therefore may be required to comply with conditions, terms, obligations or restrictions imposed by governmental authorities. There can be no assurance that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Transaction or imposing additional material costs on or materially limiting the revenues of Parent following the completion of the Transaction. In addition, neither Parent nor Skechers can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Transaction. For a more detailed description of the regulatory review process, see the section entitled “The Merger — Regulatory Approvals Required for the Merger” beginning on page 93.
Executive officers and directors of Skechers may have interests in the Transaction that are different from, or in addition to, those of Skechers stockholders.
Although all Skechers stockholders holding Legacy Shares, including Skechers’ executive officers and directors, have the right to choose between the Mixed Election Consideration or the Cash Election Consideration in the Transaction, Skechers’ executive officers and directors may have interests in the Transaction that are different from, or in addition to, those of Skechers stockholders. These interests include the conversion of Skechers PSAs into Class P Units and certain other outstanding equity awards into cash. In addition, Skechers’ executive officers and directors also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the Transaction. While no arrangements, preliminary or definitive, have been negotiated or entered into, these interests include the expected continued employment of Skechers’ current Chairman and Chief Executive Officer Robert Greenberg, President Michael Greenberg and the rest of the current management team following the Transaction. The Skechers Board and the Independent Committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Transaction. For a description of the interests of Skechers’ executive officers and directors in the Transaction, please see “Interests of Directors and Executive Officers of Skechers in the Merger” beginning on page 150.
Parent and Skechers will incur direct and indirect costs as a result of the Transaction, which may be more expensive to complete than anticipated.
Parent and Skechers will incur substantial expenses in connection with and as a result of effecting the Transaction. The Transaction may be more expensive to complete than anticipated as a result of unexpected factors or events, including, but not limited to, delays in consents or approvals or developments in the political environment. Following completion of the Transaction, Parent expects to incur additional expenses in connection with the post-Closing operational planning. Parent and Skechers may incur additional costs or suffer loss of business under third-party contracts that are terminated or that contain change in control or other provisions that may be triggered by the completion of the Transaction, and/or losses of, or decreases in orders by, customers, and may also incur costs to maintain employee morale and to retain certain key management personnel and employees. Parent and Skechers will also incur transaction fees and costs related to formulating operational plans, and the execution of these plans may lead to additional unanticipated costs and time delays. Factors that may not be in the control of both Parent and Skechers could materially affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.
Uncertainties associated with the Transaction may cause a loss of Skechers employees during the pendency of the Transaction and under Parent’s ownership following the Transaction.
Skechers’ current and prospective employees may experience uncertainty about their future roles under Parent’s management following the Transaction, which may materially adversely affect Skechers’ ability to attract and retain key personnel during the pendency of the Transaction. The success of Parent will depend in part on the ability of Skechers to attract and retain key employees. Key personnel may depart Skechers because of issues relating to the uncertainty and difficulty of the post-Closing operations of Skechers’ business or a desire not to remain with Skechers under Parent’s management following the Transaction. Accordingly, no assurance can be given that Skechers and/or Parent will be able to retain key employees to the same extent that Skechers has been able to in the past. Skechers may lose significant expertise and talent relating to the business of Skechers, and Parent’s ability to realize the anticipated benefits of the Transactions may be adversely affected. The loss of any member of the senior management team could impair Skechers’ ability to execute its business plan and growth strategy, have a negative impact on its revenues and the effective working relationships that its executive management have developed and cause employee morale problems and the loss of additional key employees, agents, managers and clients.
Legal proceedings against Skechers and Parent could result in substantial costs, an injunction preventing the completion of the Transaction and/or a judgment resulting in the payment of damages.
On May 29, 2025, a purported holder of Class A Common Stock filed the Key West Action. The Key West Action brings claims under Section 13(e) of the Exchange Act against Skechers and certain of the Greenberg Stockholders and seeks, among other things, additional disclosures, to enjoin Skechers from enforcing the Election Deadline and from Closing the Merger until additional disclosures are filed, as well as attorneys’ fees and costs. Skechers and Parent believe that the Merger fully complies with all applicable laws and that the claims asserted in the complaint are without merit. For further information on litigation relating to the Transaction, see the section entitled “The Transaction — Litigation Relating to the Transaction” beginning on page 96 of this information statement/prospectus.
It is possible that additional litigation against Skechers, Parent, their respective affiliates and/or their respective boards of directors and management and the Independent Committee may be filed in the future. Even if a lawsuit is unsuccessful, including the complaint described in the section entitled “The Merger — Litigation Relating to the Transaction” beginning on page 96 of this information statement/ prospectus, defending against these claims can result in substantial costs. An adverse judgment could result in monetary damages, which could have a negative impact on Skechers’ liquidity and financial condition. These lawsuits could prevent or delay the completion of the Transaction and result in significant costs to Skechers and/or Parent, including any costs associated with the indemnification of directors and officers. There can be no assurance that any of the defendants will be successful in the outcome of any potential lawsuits.
Skechers may waive one or more of the conditions to the Closing without re-obtaining stockholder approval.
Skechers has the right to waive, in whole or in part, any of the conditions to the Closing in its favor under the Merger Agreement, to the extent permitted by applicable law. Any such waiver may not require re-obtaining the approval of Skechers’ stockholders (which has already been obtained via the Written Consent), in which case Skechers will have the ability to complete the Transaction without seeking additional stockholder approval. Additionally, if a new stockholder approval were to be required for any such waiver, the Greenberg Stockholders’ approval would be sufficient. Any determination as to whether to waive any condition to the Closing, whether stockholder approval would be re-obtained as a result of any such waiver or whether this information statement/prospectus would be amended as a result of any waiver will be made by Skechers at the time of such waiver based on the facts and circumstances as they exist at that time, and any such waiver could have an adverse effect on Skechers and the current Skechers stockholders. For example, if Skechers waives the condition regarding accuracy (subject to materiality qualifiers in certain cases) of the representations and warranties of Parent contained in the Merger Agreement or the condition regarding the Buyer Parties having complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied by the Buyer Parties at or prior to the Closing, then the value of the Mixed Election Consideration could be materially diminished.
In the event that any party to the Merger Agreement waives any closing condition to the Merger Agreement, that does not require further approval by the Skechers stockholders, Skechers will inform its stockholders of the waiver by press release or other public communication. In the event that any party to the Merger Agreement waives any closing condition to the Merger Agreement that is material and otherwise requires further approval by the Skechers stockholders, an amended information statement/prospectus would be delivered to such stockholders and consent would be sought for the waiver of a closing condition.
Completion of the Transaction may trigger change in control or other provisions in certain agreements to which Skechers or any subsidiary or affiliated entity is a party, which may have an adverse impact on Parent’s business and results of operations after the Transaction.
The completion of the Transaction may trigger change in control and other provisions in certain agreements to which Skechers or any subsidiary or affiliated entity is a party, including, among others, agreements with certain joint venture partners, license agreements and certain credit facilities and working capital facilities. If Skechers and Parent are unable to negotiate amendments or waivers of change in control provisions under other contracts where applicable, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Skechers and Parent are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Skechers or Parent following the Transaction. Any changes to material agreements may impact the future business and financial results of Skechers or Parent.
The unaudited pro forma condensed combined financial information included in this information statement/ prospectus is preliminary and the actual financial condition and results of operations after the Transaction may differ materially from them.
The unaudited pro forma condensed combined financial information included in this information statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Parent’s actual financial condition or results of operations would have been had the Transaction been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record Skechers’ identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. In particular, Parent and Skechers cannot predict how many of the Skechers stockholders holding Legacy Shares will exercise the Mixed Election. Therefore, in view of the uncertain nature of any prediction as to the number of shares of Skechers Common Stock that will be subject to valid and effective Mixed Elections, the unaudited pro forma condensed combined financial information has been prepared using the assumption that approximately 17% of Skechers stockholders will elect the Mixed Election. The approximately 17% represents the mid-point between an estimated minimum of approximately 14% (represents the Greenberg Stockholders who have elected or agreed to elect to receive the Mixed Election Consideration) and the Cap of 20% including in the Merger Agreement.
Parent intends to fund the cash portion of the Merger Consideration and repayment of a portion of Skechers’ existing debt with proceeds from new debt and equity financing. The unaudited pro forma condensed combined financial information is prepared assuming Parent or a wholly-owned subsidiary of Parent will issue the Debt Financing, and new common equity proceeds of approximately $3.5 billion to fund the Transaction. This is Parent management’s best estimate based on currently available information and existing Commitment Letters.

The purchase price allocation reflected in this information statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Skechers as of the date of the completion of the Transaction. Accordingly, due to the uncertainty associated with the assumptions underlying the unaudited pro forma condensed combined financial information (in particular, Parent’s inability to predict how many of the Skechers stockholders holding Legacy Shares will exercise the Mixed Election), the final accounting adjustments as a result of the Transaction may differ materially from the pro forma adjustments reflected in this information statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 127.
Skechers’ financial projections reflect numerous variables, estimates and assumptions and are inherently uncertain and may prove to be wrong, which may cause the actual results for Skechers’ business after the Transaction to be materially different than the results reflected in the financial projections.
As further described below in the section entitled “Skechers Management Unaudited Prospective Financial Information” beginning on page 81 in connection with the Independent Committee’s and the Skechers Board’s evaluation of the Transaction, preliminary internal financial projections for Skechers were prepared by Skechers’ management, for use by Skechers’ financial advisor, Greenhill, in connection with the rendering of its opinion and performing its related financial analyses, as described under “The Merger — Opinion of Skechers’ Financial Advisor” beginning on page 87, for consideration by the Independent Committee and the Skechers Board in evaluating the Transaction, and, with respect to the portions thereof through the year ending December 31, 2024, made available to Parent in connection with Parent’s due diligence review of Skechers. Although presented with numerical specificity, these financial projections reflect numerous variables, estimates, and assumptions made by Skechers’ management at the time the initial financial projections were prepared by Skechers. If any of these variables, estimates and assumptions prove to be wrong, the actual results for Skechers’ business following the Transaction may differ materially from the results reflected in the financial projections. If the assumptions reflected in the estimates prove untrue, the actual results of Skechers’ business will differ materially from the results reflected in the financial projections. The financial projections also do not reflect general business, economic, market and financial conditions and any changes in any of these conditions over the period of the projections could result in the actual results differing materially from the results reflected in the financial projections.
Risks Related to Skechers and Parent Following the Transaction
Parent’s substantial indebtedness could adversely affect its financial health and its ability to execute its business strategy.
Skechers’ aggregate indebtedness as of March 31, 2025 was approximately $584.0 million. Parent’s pro forma indebtedness as of March 31, 2025, after giving effect to the Transaction and the anticipated incurrence of indebtedness in connection therewith, is expected to be approximately $6.8 billion (excluding finance and operating leases). Parent will also have approximately $1.6 billion of revolving credit commitments. In addition, subject to the limits contained in the documents governing such indebtedness, Parent may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions or for other purposes. If Parent does so, the risks related to its substantial indebtedness will intensify. Specifically, Parent’s substantial indebtedness could have important consequences, including, among others:
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increasing its vulnerability to adverse general economic and industry conditions;

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limiting its flexibility in planning for, or reacting to, changes in the economy and the footwear industry;

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increasing Parent’s cost of borrowing and causing it to incur substantial fees from time to time in connection with debt amendments or refinancings;

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making it more difficult to obtain additional financing in the future to fund growth, acquisitions, working capital, capital expenditures and other purposes; and

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potentially requiring Parent to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund its other business needs.

Parent anticipates approximately $3.0 billion of its indebtedness to be incurred in connection with the Transaction will bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect Parent’s cash flows.
After the Transaction is consummated, Parent expects that its principal sources of liquidity will be cash flow from operations and borrowings under the revolving credit portion of its senior secured credit facilities. Parent anticipates that its principal uses of liquidity will be to provide working capital, meet debt service requirements, finance capital expenditures and finance its strategic plans.
While Parent believes that its cash flows will be sufficient to service its debt, there may be circumstances in which required payments of principal and/or interest on this new debt could adversely affect its cash flows and operating results. If Parent is unable to generate sufficient cash flow from operations in the future to service its debt, Parent may have to refinance all or a portion of its debt or to obtain additional financing, and Parent may default under certain debt covenants. There can be no assurance that any refinancing of this kind would be possible or that any additional financing could be obtained.
The documents governing Parent’s indebtedness will contain, and agreements governing future indebtedness may contain, restrictions that limit Parent’s ability to access sufficient capital and flexibility in operating Skechers’ business.
The definitive documentation governing Parent’s currently anticipated Debt Financing is expected to contain various covenants that limit Parent’s ability to engage in specified types of transactions. These covenants are expected to limit Parent’s ability to, among other things, incur or guarantee additional indebtedness, incur or permit liens, merge or consolidated with or into, another company, sell assets, make distributions and other payments in respect of the Parent Units, including to redeem or repurchase the Parent Units, make certain acquisitions and investments and enter into transactions with affiliates. Parent’s inability to access sufficient capital or maintain flexibility in the operations of Skechers may have a material adverse effect on the business, results of operations and financial condition of Parent and Skechers.
Parent’s failure to comply with the covenants in the documents governing the terms of Parent’s indebtedness could be an event of default. Parent cannot guarantee that it will be able to obtain waivers from lenders or investors and/or amend the covenants in the event of any such failure.
In addition to covenants imposing restrictions on Parent’s business and operations, certain of the definitive financing documentation that Parent enters into in connection with the Debt Financing is expected to include covenants relating to financial ratios and tests. Parent’s ability to comply with these covenants may be affected by events that may not be in its control, including prevailing economic, financial, credit and industry conditions, and the other factors described in these “Risk Factors”. The breach of any covenants set forth in Parent’s definitive financing documentation could result in an event of default which, if not waived or amended, subject to applicable cure periods, could trigger acceleration of its indebtedness and an increase in the interest rates applicable to such indebtedness, and may result in a cross-default or cross-acceleration of Parent’s other debt and agreements containing cross-default or cross-acceleration provisions. The acceleration of Parent’s indebtedness could have a material adverse effect on the business, results of operations, and financial condition of Parent and Skechers. In the event of any default under Parent’s existing or future credit facilities, including those entered into in connection with the Debt Financing, the applicable lenders could elect to terminate borrowing commitments and declare all borrowings and loans outstanding, together with accrued and unpaid interest and any fees and other obligations, to be due and payable and to refuse to lend additional amounts to Parent and require deposit of cash collateral in respect of outstanding letters of credit. In addition, Parent will grant a security interest in a significant portion of its assets to secure its obligations under the Debt Financing. During the existence of an event of default under the Debt Financing, the applicable lenders could exercise their rights and remedies thereunder, including by way of initiating foreclosure proceedings against any assets constituting collateral for Parent’s obligations under the Debt Financing.

Parent’s foreign currency indebtedness may subject Parent to foreign currency exchange risk, which could cause its indebtedness service obligations to increase significantly.
Certain of Parent’s indebtedness may be denominated in currencies other than U.S. dollars and the terms thereunder may require payment in currencies other than in U.S. dollars. As a result, fluctuations in the value of the U.S. dollar compared to other currencies may have a material impact on Parent’s ability to make interest payments and repay such debt facilities. Parent does not currently engage in hedging activities with respect to currency exchange rate risks, but may in the future engage in such activities.
The future success of Parent will depend on its ability to maintain Skechers brand name and image with consumers.
Skechers success to date has largely been due to the strength of the Skechers brand. Following the Transaction, maintaining, promoting and growing the brand will depend on Parent’s ability to develop high-quality, innovative and fashion forward products, as well as Parent’s ability to create fresh and relevant marketing and advertising campaigns, for Skechers. The inability to execute or adverse developments in these areas could negatively impact the Skechers brand. The brand could also be negatively impacted if Parent, Skechers or any of their products were to receive negative publicity including as a result of the Transaction. If Parent is unable to maintain, promote and grow the Skechers brand, its business, financial condition, results of operations and cash flows could be materially and adversely affected.
The future success of Parent and Skechers’ business will depend on Parent’s ability to respond to changing consumer preferences, identify and interpret consumer trends, and successfully market new products.
The footwear industry is subject to rapidly changing consumer preferences. The continued popularity of Skechers footwear will require Parent to accurately identify changing consumer preferences and effectively respond in a timely manner. Demand for and market acceptance of existing and new products are uncertain and depend on the following factors:
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substantial investment in product innovation, design and development;

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execution of product quality; and

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significant and sustained marketing efforts and expenditures, including with respect to the monitoring of consumer trends.

Skechers has often been required to make decisions about product designs and marketing expenditures several months in advance of when consumer acceptance can be determined. Following the Transaction, Parent may not be successful in responding to shifting consumer preferences with new products that achieve market acceptance. If Parent fails to identify and effectively respond to changing consumer preferences, Skechers’ business could experience excess inventories, higher than normal markdowns, returns, order cancellations or an inability to profitably sell its products, and the business, financial condition, results of operations and cash flows of Parent and Skechers could be materially and adversely affected.
Skechers’ business faces intense competition, including competition from companies in the footwear industry and with significantly greater resources.
Skechers faces intense competition from other established companies in the footwear industry in the areas of product offerings, pricing, costs of production, and advertising and marketing expenditures. Consumer demand for Skechers’ products may decline significantly if Parent and Skechers do not adequately and timely anticipate and respond to such competitors. Some of these competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than Parent and Skechers. Their greater capabilities in these areas may enable them to better withstand periodic downturns in the footwear industry, compete more effectively on price and production, more effectively keep up with rapid changes in footwear technology, and more quickly develop new products. New companies may also enter the markets in which Skechers competes, further increasing competition. Skechers may not be able to compete successfully in the future, and increased competition may result in price reductions, cost increases, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand Skechers’ development and marketing of new products, which would materially and adversely affect the business, financial condition, results of operations and cash flows of Parent and Skechers.
Parent’s strategies will involve a number of risks that could prevent or delay the successful opening of new Skechers stores as well as negatively impact the performance of existing Skechers stores.
Skechers’ ability to successfully open and operate new stores depends on many factors, including Parent’s ability to identify suitable store locations, the availability of which is outside of the control of Parent and Skechers; negotiate acceptable lease terms, including desired tenant improvement allowances; source sufficient levels of inventory to meet the needs of new stores; hire, train and retain store personnel; successfully integrate new stores into Skechers’ existing operations; and satisfy the fashion preferences in new geographic areas.
In addition, new stores could be opened in regions in which Skechers currently have few or no stores. Any expansion into new markets may present competitive, merchandising and distribution challenges that are different from those encountered by Skechers in its existing markets. Any of these challenges could adversely affect the business and results of operations of Parent and Skechers. In addition, any new store openings in existing markets could result in reduced sales in existing stores in those markets. Parent and Skechers may decide to close stores that experience sales declines, which could result in additional costs, expenses, asset impairments or asset write-downs.
Skechers’ global retail business has required, and will continue to require, a substantial investment and commitment of resources and is subject to numerous risks and uncertainties.
Skechers’ global retail business has required substantial investments in leasehold improvements, inventory, and personnel. Skechers has also made significant operating lease commitments for retail space worldwide. Due to the high fixed-cost structure associated with Skechers’ global retail business, the poor performance or closure of stores could result in significant lease termination costs, write-offs or impairments of leasehold improvements, and employee-related termination costs. The success of Skechers’ global retail operations will also depend on Parent’s and Skechers’ ability to identify and adapt to changes in consumer spending patterns and retail shopping preferences globally, including the shift from brick and mortar to digital and mobile channels. Parent’s failure to successfully respond to these factors could adversely affect Skechers’ retail business, as well as damage its brand and reputation, and could materially and adversely affect the business, financial condition, results of operations and cash flows of Parent and Skechers.
Skechers’ retail stores depend on the customer traffic generated by shopping and factory outlet malls or by tourism.
Skechers has concept stores in shopping malls and factory outlet stores in outlet malls. Skechers depends on obtaining prominent locations and the overall success of the malls to generate customer traffic. The overall success of the malls can be negatively impacted by factors outside of the control of Parent and Skechers, such as store closures by other retailers. Some of Skechers’ concept stores occupy street locations that are heavily dependent on customer traffic generated by tourism. Tourism can be adversely affected by external factors such as an economic slowdown or social or political events. Any substantial decrease in customer traffic generated by malls or tourism has, and may continue to have, an adverse effect on sales in Skechers’ existing stores or hinder Skechers’ ability to open retail stores in new markets, which could materially and adversely affect the business, financial condition, results of operations and cash flows of Parent and Skechers.
Parent will depend on key personnel to manage Skechers’ business effectively in a rapidly changing market, and if Skechers is unable to retain key personnel, its business could be harmed.
Parent will depend upon the continued services of key personnel, including Robert Greenberg, Chief Executive Officer; Michael Greenberg, President; and David Weinberg, Executive Vice President and Chief Operating Officer. Parent will also depend on its ability to identify, attract and retain additional qualified personnel. Competition for employees in the footwear industry is intense, and Parent may not be successful in attracting and retaining such personnel following the Transaction. The loss of the services of senior management and other key personnel or the failure to attract additional personnel and execute a succession plan could materially and adversely affect the business, financial condition, results of operations and cash flows of Parent and Skechers.
Skechers has a significant work force and is subject to risks related to human capital management.
Skechers employs approximately 20,100 employees worldwide and a significant portion of its operating expenses relate to compensation and benefits. Although Skechers spends a significant amount of time and expense on human capital management, neither Parent nor Skechers can ensure that Skechers will be able to maintain a happy and productive workforce. If Skechers is unable to offer competitive compensation and benefits, appropriate training and development, and a compelling work environment or sustain employee satisfaction, Skechers’ culture may be adversely affected, Skechers’ reputation may be damaged, and Parent and Skechers may incur costs related to turnover.
Skechers’ business could be harmed if Skechers fails to maintain appropriate inventory levels.
Skechers places orders with its manufacturers for some of its products prior to the time it receives customer orders. Skechers has done this to minimize purchasing costs, the time necessary to fill customer orders, and the risk of non-delivery. Skechers also maintains an inventory of certain products that it anticipates will be in greater demand. Unanticipated declines in the popularity of Skechers footwear or other unforeseen circumstances may make it difficult for Skechers and its customers to accurately forecast demand, and Skechers may be unable to sell the products it has ordered in advance from manufacturers or that it has in its inventory. Inventory levels exceeding customer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could significantly impair Skechers’ brand image and have a material adverse effect on the operating results, financial condition and cash flows of Parent. Conversely, if Skechers underestimates consumer demand for its products or if Skechers’ manufacturers fail to supply products when Skechers needs them, Skechers may experience inventory shortages. Inventory shortages might delay shipments to customers, negatively impact retailer and distributor relationships, and diminish brand loyalty.
Skechers’ international sales and manufacturing operations are subject to the risks of doing business abroad, particularly in China and Vietnam, which could affect the ability of Skechers to manufacture or sell Skechers’ products, obtain products from foreign suppliers or control the costs of Skechers’ products.
Substantially all of Skechers’ sales during the year ended December 31, 2024 were derived from sales of footwear, apparel and accessories manufactured in foreign countries, with most manufactured in China and Vietnam. Skechers also sells its products in foreign countries and plans to increase its international sales efforts as part of its growth strategy. Foreign manufacturing and sales are subject to a number of risks, including the following: political and social unrest, including terrorism; changing economic conditions, including higher labor costs; increased costs of raw materials; currency exchange rate fluctuations; labor shortages and work stoppages, including those due to the outbreak of a disease leading to an epidemic or pandemic spread; electrical shortages; transportation delays; loss or damage to products in transit; expropriation; nationalization; the adjustment, elimination or imposition of domestic and international duties, tariffs, quotas, import and export controls and other non-tariff barriers; exposure to different legal standards (particularly with respect to intellectual property); compliance with foreign laws; changes in domestic and foreign governmental policies; and the potential for circumstances where Skechers may have to incur premium freight charges to expedite the delivery of product to its customers. Apart from the impacts of the COVID-19 pandemic, including supply chain constraints, Skechers has not, to date, been materially affected by any such risks, but neither Parent nor Skechers can predict the likelihood of such developments occurring or the resulting long-term adverse impact on the business, financial condition, results of operations and cash flows of Parent and Skechers.
In particular, because most of Skechers’ products are manufactured in China and Vietnam, the possibility of adverse changes in trade or political relations with China or Vietnam, political instability in China or Vietnam, increases in labor costs, the occurrence of prolonged adverse weather conditions or a natural disaster such as an earthquake or typhoon in China or Vietnam, or the outbreak of a pandemic disease in China or Vietnam could severely interfere with the manufacturing and/or shipment of Skechers’

products and would have a material adverse effect on the operations of Skechers. The business operations of Skechers may be adversely affected by the current and future political environment in China. The government of China has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of Skechers to operate under China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under its current leadership, the government of China has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of China will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice. A change in policies by the government of China could adversely affect the interests of Skechers by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises.
Skechers relies on independent contract manufacturers and, as a result, is exposed to disruptions in product supply.
Skechers’ footwear products are currently manufactured by independent contract manufacturers. During the year ended December 31, 2024, the top five manufacturers of Skechers’ products produced approximately 42.4% of its total purchases. One manufacturer accounted for 20.4% of total purchases for the year ended December 31, 2024.
Skechers competes with other footwear companies for production facilities, and it does not have long-term contracts with any of its contract manufacturers. Under Skechers’ current arrangements with them, these manufacturers generally may unilaterally terminate their relationship with Skechers at any time. If Skechers’ current manufacturers cease doing business with Skechers, Skechers could experience an interruption in the manufacture of its products. Although Skechers believes that they could find alternative manufacturers, Skechers may be unable to establish relationships with alternative manufacturers that will be as favorable as the relationships that Skechers has now. For example, new manufacturers may have higher prices, less favorable payment terms, lower manufacturing capacity, lower quality standards or higher lead times for delivery. If Parent and Skechers are unable to provide products consistent with Skechers’ standards or the manufacture of Skechers’ footwear is delayed or becomes more expensive, the business, financial condition, results of operations and cash flows of Parent and Skechers could be materially and adversely affected.
The ability of Skechers to deliver Skechers’ products to the market could be disrupted if Skechers encounters problems affecting its logistics and distribution systems.
Skechers has relied on owned or independently operated distribution facilities to transport, warehouse and ship products to its customers. Skechers’ logistics and distribution systems include computer-controlled and automated equipment, which may be subject to risks related to security or computer viruses, the proper operation of software and hardware, power interruptions or other system failures. Substantially all of Skechers products are distributed from a few locations. Therefore, Skechers’ operations could be interrupted by travel restrictions, earthquakes, floods, fires or other natural disasters near its distribution centers. Skechers’ business interruption insurance may not adequately protect Skechers from the potential adverse effects of significant disruptions to its distribution system, such as the long-term loss of customers or an erosion of brand image. In addition, Skechers’ distribution capacity is dependent on the timely performance of services by third parties, including the transportation of product to and from its distribution facilities. If Skechers encounters problems affecting its distribution system, the ability of Skechers to meet customer expectations, manage inventory, complete sales and achieve operating efficiencies could be materially adversely affected.
The uncertainty of global market conditions.
The uncertain state of global economic and political conditions, including the impact of inflation and challenging consumer retail market, may negatively impact Skechers’ business, which depends on the general economic environment and levels of consumers’ discretionary spending. If the economic situation weakens,

Skechers may not be able to maintain or increase its sales to existing customers, make sales to new customers, open and operate new retail stores, maintain sales levels at its existing stores, maintain or increase its international operations on a profitable basis, or maintain or improve its earnings from operations as a percentage of sales. Additionally, if there is an unexpected decline in sales, Skechers’ results of operations will depend on Skechers’ and Parent’s ability to implement a corresponding and timely reduction in Skechers’ costs and manage other aspects of its operations. These challenges include (i) managing Skechers’ infrastructure, (ii) hiring and maintaining, as required, the appropriate number of qualified employees, (iii) managing inventory levels and (iv) controlling other expenses.
The impact of wars, acts of war and other conflicts around the world may result in subsequent economic sanctions imposed by the U.S., NATO and other countries. Conflicts may impact global economic conditions or Skechers’ ability to sell products to customers in the affected regions. Conflicts could also have broader implications on economics outside the directly impacted regions, such as the global inflationary impact of a potential boycott of Russian oil and gas by other countries. Furthermore, any unfavorable developments in global political, social and regulatory conditions, including geopolitical conflicts, political unrest, civil strife, terrorist activity, acts of war, public corruption, expropriation, nationalism and other economic or political uncertainties in the U.S. or internationally, could also impact Skechers’ business. Any negative sentiment toward the U.S. as a result of any such developments could also adversely affect Skechers’ business and reputation. If the uncertain global market conditions continue for a significant period or worsen, Skechers’ business and Skechers’ and Parent’s financial condition, results of operations and cash flows could be materially and adversely affected.
Skechers’ business could be adversely affected by changes in the business or financial condition of its customers due to global economic conditions.
A global financial crisis could affect the banking system and financial markets and result in a tightening in the credit markets, more stringent lending standards and terms, higher inflation, and higher volatility in fixed income, credit, currency and equity markets. In addition, Skechers’ business could be adversely affected by other economic conditions, such as the insolvency of certain of its key distributors, which could impair its distribution channels, or the diminished liquidity or an inability to obtain credit to finance purchases of its product by its significant customers. Skechers’ customers may also experience weak demand for its products or other difficulties in their businesses. If economic, financial or political conditions in global markets deteriorate in the future, demand may be lower than forecasted and insufficient to achieve Skechers’ anticipated financial results. Any of these events would likely materially and adversely affect Skechers’ and Parent’s business, financial condition, results of operations and cash flows.
Skechers’ sales are influenced by economic conditions and uncertainty that impact consumer spending and consumer confidence.
Consumer confidence and spending on discretionary items generally declines during periods of economic uncertainty or recession. Skechers’ wholesale customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and/or increasing promotional activity. Skechers’ retail stores are also affected by these conditions and may experience declines in consumer traffic and spending. As a result, factors that diminish consumer confidence and spending, particularly deterioration in general economic conditions, consumer credit availability, consumer debt levels, inflation, the impact of foreign currency exchange fluctuations on tourism and tourist spending, volatility in investment returns, fear of unemployment, increases in energy costs or taxes or interest rates, housing market downturns, fear about and impact of pandemic illness, and other factors such as acts of war, natural disasters or terrorist or political events that impact consumer confidence, have had, and may continue to have a material adverse effect on the operations and financial condition of Skechers through their negative impact on Skechers’ wholesale customers as well as decreased spending in Skechers’ retail stores and potentially via Skechers’ e-commerce business.
Natural disasters, the effects of climate change, pandemics, and other events that may not be in Skechers’ control.
Natural disasters or other catastrophic events may cause damage or disruption to Skechers’ operations, international commerce, and the global economy, and thus could have a negative effect on Skechers. Skechers’

business operations are subject to interruption from earthquakes, hurricanes, tornadoes, floods, fires, extreme weather events, power shortages, pandemics, telecommunications failure, vandalism, cyber-attacks, the effects of climate change, and other events that may not be in its control. Although Skechers maintains disaster recovery plans, such events could disrupt its operations or those of its customers and suppliers, including through the inability of employees and contract professionals to work, destruction of facilities, loss of life, and adverse effects on supply chains, power, infrastructure and the integrity of information technology (“IT”) systems, all of which could materially increase its costs and expenses, delay or decrease revenue from Skechers’ customers and disrupt its ability to maintain business continuity. Skechers could incur significant costs to improve the climate-related resiliency of its infrastructure and otherwise prepare for, respond to, and mitigate the effects of climate changes. Skechers’ insurance may not be sufficient, or cover losses or additional expenses that Skechers may sustain. A significant natural disaster or other event that disrupts Skechers’ operations or those of its customers or suppliers could have a material adverse effect on Skechers’ business and Parent’s and Skechers’ results of operations, financial condition and cash flows.
Adverse conditions or changes in California could increase Skechers’ operating expenses or adversely affect its sales.
A substantial portion of Skechers’ operations are in California, including 106 of its retail stores, its headquarters in Manhattan Beach and its North America distribution center in Rancho Belago. A decline in the economic conditions, or increase in regulations or the cost of doing business in California could have a material adverse impact on Skechers’ business. Furthermore, a natural disaster or other catastrophic event in California, such as an earthquake or wildfire, could significantly disrupt Skechers’ business including the operation of its only domestic distribution center. Skechers may be more susceptible to these issues than its competitors whose operations are not as concentrated in California.
Foreign currency exchange rate fluctuations.
Foreign currency fluctuations affect Skechers’ sales and profitability. Changes in currency exchange rates may impact Skechers’ financial results positively or negatively in one period and not another, which may make it difficult to compare Skechers’ operating results from different periods. Currency exchange rate fluctuations may also adversely impact third parties that manufacture Skechers’ products by making their costs of raw materials or other production costs more expensive and more difficult to finance, thereby raising prices for Skechers, its distributors and/or its licensees. Skechers does not currently engage in hedging activities with respect to these currency exchange rate risks. For a more detailed discussion of the risks related to foreign currency fluctuation, see Item 7A “Quantitative and Qualitative Disclosures About Market Risk” of Skechers’ Annual Report on Form 10-K for the year ended December 31, 2024.
In addition, Skechers’ foreign subsidiaries purchase products in U.S. dollars, which causes the cost of those products to vary depending on the foreign currency exchange rates and impacts the price charged to customers. Skechers’ foreign distributors also purchase products in U.S. dollars and sell in local currencies, which impacts the price to foreign consumers. As the U.S. dollar strengthens relative to foreign currencies, Skechers’ sales and profits are reduced when translated into U.S. dollars and its margins may be negatively impacted by the increase in product costs due to foreign currency exchange rates. Although Skechers typically works to mitigate the impact of exchange rate fluctuations through price increases and further actions to reduce costs, it may not be able to fully offset the impact, if at all. Skechers’ success depends, in part, on its ability to manage or mitigate these foreign currency impacts, as changes in the value of the U.S. dollar relative to other currencies could materially and adversely affect its business, financial condition, results of operations and cash flows.
Skechers’ environmental, social and governance commitments and disclosures may expose Skechers to reputational risks and legal liability.
Skechers’ brand and reputation are associated with its public commitments to various corporate ESG initiatives, including its goals relating to sustainability and its employees. Skechers’ disclosures on these matters and any failure or perceived failure to achieve or accurately report on its commitments, could harm the reputation of Parent and Skechers and adversely affect client relationships or recruitment and retention efforts, as well as expose Parent and Skechers to potential legal liability. Increasing focus on ESG matters has resulted in, and is expected to continue to result in, the adoption of legal and regulatory requirements designed to mitigate the effects of climate change on the environmental, as well as legal and regulatory requirements requiring climate-related disclosures. If new laws or regulations are more stringent than current legal or regulatory requirements, Skechers may experience increased compliance burdens and costs to meet such obligations. Skechers’ selection of voluntary disclosure frameworks and standards, and the interpretation or application of those frameworks and standards, may change from time to time or may not meet the expectations of investors or other stakeholders. Skechers’ processes and controls for reporting ESG matters across its operations and supply chain are evolving along with multiple disparate standards for identifying, measuring, and reporting ESG metrics, including ESG-related disclosures that may be required by European and other regulators, and such standards may change over time, which could result in significant revisions to Skechers’ current goals, reported progress in achieving such goals, or ability to achieve such goals in the future.
There may be tax consequences of the Merger that may adversely affect holders of Skechers Common Stock if the Merger fails to qualify as a tax-deferred exchange pursuant to Section 351 of the Code for U.S. federal income tax purposes.
In the opinion of Latham & Watkins, counsel to Skechers, the exchange of Skechers Common Stock for Mixed Election Consideration (or both Mixed Election Consideration and Cash Election Consideration) pursuant to the Merger, taken together with the contributions of cash or other property by 3G Holdco in exchange for Units (the “3G Holdco Contribution”), should qualify as a tax-deferred exchange pursuant to Section 351 of the Code for U.S. federal income tax purposes, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. If such exchange so qualifies, U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) of Skechers Common Stock should recognize gain but not loss to the extent of the lesser of the amount of cash received and their built-in gain in their Skechers Common Stock. However, because (i) there is no authority directly addressing a transaction involving the same facts as those found here, (ii) the provisions of Section 351 of the Code are complex and (iii) qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur (including events or actions following the Merger) that are not in the control of Skechers, Parent or any other party to the Merger Agreement, the qualification of the exchange of Skechers Common Stock for Mixed Election Consideration (or both Mixed Election Consideration and Cash Election Consideration) pursuant to the Merger for tax deferral under Section 351 of the Code is not free from doubt. If such exchange fails to qualify as a transaction described in Section 351 of the Code, then a U.S. Holder (as that term is defined in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 157 of this information statement/prospectus) would recognize gain (or loss) in an amount equal to the difference between (i) the fair market value of the Parent Units plus the amount of cash received over (ii) such U.S. Holder’s adjusted tax basis in its Skechers Common Stock. Any such gain would be capital gain and generally would be long-term capital gain if the U.S. Holder’s holding period for the Skechers Common Stock exceeded one year at the time of the Merger. The U.S. federal income tax consequences to a U.S. Holder receiving Cash Election Consideration for all of its Skechers Common Stock will be the same, as described in the section entitled “Material United States Federal Income Tax Consequences — The Receipt of Cash Election Consideration in the Merger” beginning on page 159 of this information statement/prospectus, whether or not the Transaction qualifies as a tax-deferred exchange pursuant to Section 351 of the Code.
Changes in tax laws or the potential imposition of additional duties, quotas, tariffs and other trade restrictions.
Skechers’ products manufactured overseas and imported into the U.S., the European Union (“EU”) and other countries are subject to customs duties. Skechers and Parent are unable to predict whether there may be unfavorable changes in tax laws in the U.S. or overseas, additional customs duties, quotas, tariffs, anti- dumping duties, safeguard measures, cargo restrictions to prevent terrorism or other trade restrictions imposed on the importation of Skechers’ products in the future. Such actions could adversely affect Skechers’ ability to produce and market footwear at competitive prices and might have an adverse impact on Skechers’ sales and results of operations.
In addition, changes in the tax laws of foreign jurisdictions could arise as a result of the base erosion and profit shifting project that was undertaken by the Organization for Economic Cooperation and

Development (“OECD”). The OECD, which represents a coalition of member countries, recommended changes to long-standing tax principles related to transfer pricing and has developed model rules including establishing a global minimum corporate income tax tested on a jurisdictional basis (the “Pillar Two”). Many jurisdictions have adopted or announced an intention to adopt Pillar Two for tax years beginning in 2024. There can be no assurance that Skechers’ effective tax rate, tax payments or conditional reduced tax rates will not be adversely affected as countries independently amend their tax laws to adopt Pillar Two. Changes in U.S. or foreign tax laws, including new or modified guidance with respect to existing tax laws, could materially and adversely affect Skechers’ and Parent’s business, financial condition, results of operations and cash flows.
Skechers’ business could be harmed if Skechers’ contract manufacturers, suppliers or licensees violate labor, trade or other laws.
Skechers requires its independent contract manufacturers, suppliers and licensees to operate in compliance with applicable laws and regulations. Manufacturers are required to certify that neither convicted, forced or indentured labor (as defined under U.S. law) nor child labor (as defined by law in the manufacturer’s country) is used in the production process, that compensation is paid in accordance with local law and that their factories are in compliance with local safety regulations. Although Skechers promotes ethical business practices and its sourcing personnel periodically visit and monitor the operations of its independent contract manufacturers, suppliers and licensees, neither Parent nor Skechers controls them or their labor practices. If one of Skechers’ independent contract manufacturers, suppliers or licensees violates labor or other laws or diverges from those labor practices generally accepted as ethical in the U.S., it could result in adverse publicity for Skechers, damage Skechers’ reputation in the U.S., or render Skechers’ conduct of business in a particular foreign country undesirable or impractical, any of which could harm the business of Parent and Skechers.
In addition, if Skechers or its foreign manufacturers violate U.S. or foreign trade laws or regulations, Skechers may be subject to extra duties, significant monetary penalties, the seizure and the forfeiture of the products Skechers is attempting to import, or the loss of Skechers’ import privileges. Possible violations of U.S. or foreign laws or regulations could include inadequate record-keeping of Skechers’ imported products, misstatements or errors as to the origin, quota category, classification, marketing or valuation of Skechers’ imported products, fraudulent visas, or labor violations. The effects of these factors could render and Skechers’ conduct of business in a particular country undesirable or impractical, and Skechers’ business and Parent’s and Skechers’ financial condition, results of operations and cash flows could be materially and adversely affected.
The disruption, expense and potential liability associated with existing and unanticipated future litigation against Skechers.
In addition to the legal matters included in Skechers’ reserve for loss contingencies, Skechers occasionally becomes involved in litigation and investigations, and Skechers is unable to determine the extent of any liability that may arise from any such matters. Skechers has no reason to believe that there is a reasonable possibility or that it is probable that it may incur a material loss, or a material loss in excess of a recorded accrual, with respect to any other such loss contingencies. However, the outcome of litigation and investigation is inherently uncertain and assessments and decisions on defense and settlement can change significantly in a short period of time. Therefore, although Skechers considers the likelihood of such an outcome to be remote with respect to those matters for which it has not reserved an amount for loss contingencies, if one or more of these legal matters were resolved against Skechers in the same reporting period for amounts in excess of its expectations, Skechers’ consolidated financial statements of a particular reporting period could be materially adversely affected. Further, any unanticipated litigation or investigation in the future, regardless of its merits, could also significantly divert management’s attention from Skechers’ operations and result in substantial legal fees being incurred. Such disruptions, legal fees and any losses resulting from these unanticipated future matters could materially and adversely affect Skechers’ business and Parent’s and Skechers’ financial condition, results of operations and cash flows.
Skechers’ ability to compete could be jeopardized if Skechers is unable to protect its intellectual property rights or if Skechers is sued for intellectual property infringement.
Skechers believes that its trademarks, design patents and other proprietary rights are important to Skechers’ success and competitive position. Skechers uses trademarks on nearly all its products and believe that having distinctive marks that are readily identifiable is an important factor in creating a market for Skechers’ goods, in identifying Skechers and in distinguishing Skechers’ goods from the goods of others.
Skechers considers the ®, ®, ®, ®, ®, Skechers®, Skechers Slip-ins®, Skechers Hands Free Slip-ins®, Skechers Performance™, Skechers GOrun®, Skechers GOwalk®, Skechers GOgolf®, Skechers Viper Court Pro™, Ultra GO®, Skechers on-the-GO®, Skechers Cali®, Skechers Street™, Skechers USA®, Skechers Active™, Skechers Sport Active™, Skechers Work™, Skechers Outdoor™, Max Cushioning®, Massage Fit®, Mark Nason®, Skechers Modern Comfort®, D’Lites®, BOBS®, BOBS Sport™, Our Planet Matters®, Glide Step®, Skech-Air®, Skechers Kids™, Twinkle Toes®,S Lights®, Relaxed Fit®, Arch Fit®, Hyper Burst®, and Air-Cooled Memory Foam® trademarks to be among Skechers’ most valuable assets, and Skechers has registered these trademarks in many countries. In addition, Skechers owns many other trademarks that it utilizes in marketing its products. Skechers also has a number of design patents and utility patents covering components and features used in various shoes. Skechers believes that its patents and trademarks are sufficient to permit Skechers to carry on its business as presently conducted. While Skechers will continue to vigorously protect its trademarks against infringement, Parent and Skechers cannot guarantee that they will be able to secure patents or trademark protection for Skechers’ intellectual property in the future or that protection will be adequate for future products. Further, Skechers has been involved with litigation in the past for patent and trademark infringement and cannot be sure that its activities do not and will not infringe on the intellectual property rights of others. If Skechers is compelled to prosecute infringing parties, defend Skechers’ intellectual property or defend themselves from intellectual property claims made by others, Skechers may face significant expenses and liability as well as the diversion of management’s attention from Skechers’ business, which could negatively impact Parent’s and Skechers’ business or financial condition.
In addition, the laws of foreign countries where Skechers sources and distributes its products may not protect intellectual property rights to the same extent as do the laws of the U.S. Skechers cannot be assured that the actions it has taken to establish and protect its trademarks and other intellectual property rights outside the U.S. will be adequate to prevent imitation of Skechers’ products by others or, if necessary, successfully challenge another party’s counterfeit products or products that otherwise infringe on Skechers’ intellectual property rights on the basis of trademark or patent infringement. Continued sales of counterfeit products could adversely affect Skechers’ sales and Skechers’ brand and result in the shift of consumer preference away from Skechers’ products. Skechers may face significant expenses and liability in connection with the protection of Skechers’ intellectual property rights outside the U.S., and if Skechers is unable to successfully protect Skechers’ rights or resolve intellectual property conflicts with others, Skechers’ business and Parent’s and Skechers’ financial condition, results of operations and cash flows could be materially and adversely affected.
Breaches or compromises of Skechers’ information security systems, information technology systems and Skechers’ infrastructure to support Skechers’ business could result in disruption of Skechers’ business and damage to the reputation of Skechers.
As a routine part of its business, Skechers utilizes information security and IT systems and websites that allow for the secure storage and transmission of proprietary or private information regarding Skechers’ customers, employees, vendors and others. A security breach of Skechers’ network, hosted service providers, or vendor systems, may expose Skechers to a risk of loss or misuse of this information, litigation and potential liability. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks, and the retail industry has been the target of many recent cyber-attacks. Although Parent and Skechers plan to take measures to safeguard this sensitive information, Parent and Skechers may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks targeted at Skechers, its customers, or others who have entrusted Skechers with information. Actual or anticipated attacks may cause Parent and Skechers to incur costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants.

Skechers invests in industry standard security technology to protect personal information. Advances in computer capabilities, new technological discoveries, or other developments may result in the technology used by Skechers to protect against transaction or other data being breached or compromised. Although Skechers maintains insurance designed to provide coverage for cyber risks related to what Skechers believes to be adequate and collectible insurance in the event of theft, loss, fraudulent or unlawful use of customer, employee or company data, any compromise or breach of Skechers’ cyber security systems could result in private information exposure and a violation of applicable privacy and other laws, significant potential liability including legal and financial costs, and loss of confidence in Skechers’ security measures by customers, which could result in damage to the Skechers brand and have an adverse effect on the business, financial condition and reputation of Parent and Skechers. In addition, Skechers must comply with increasingly complex and rigorous regulatory standards enacted to protect business data. Compliance with existing and proposed laws and regulations can be costly, and any failure to comply with these regulatory standards could subject Skechers to legal and reputational risks.
Privacy breaches and other cyber security risks related to Skechers’ business could negatively affect the reputation, credibility and business of Skechers.
Skechers is dependent on IT systems and networks for a significant portion of its direct-to-consumer sales, including its e-commerce sites and retail business credit card transaction authorization and processing. Skechers is responsible for storing data relating to its customers and employees and also relies on third-party vendors for the storage, processing and transmission of personal and company information. Consumers, lawmakers and consumer advocates alike are increasingly concerned over the security of personal information transmitted over the Internet, as consumer identity theft and privacy and the retail industry, in particular, have been the target of many recent cyber-attacks. Skechers generally requires that third-party service providers implement reasonable security measures to protect its employees’ and customers’ identity and privacy, but Skechers does not control these third-party service providers and cannot guarantee the elimination of electronic or physical computer break-ins or security breaches in the future. Cybersecurity breaches, including physical or electronic break-ins, security breaches due to employee error or misconduct, attacks by hackers, phishing scams, malicious software programs such as viruses and malware, and other breaches outside of the control of Parent and Skechers, could result in unauthorized access or damage to Skechers’ IT systems and the IT systems of its third-party service providers. Despite the efforts of Skechers and its third-party service providers to secure Skechers’ and their IT systems, attacks on these systems do occur from time to time. As the techniques used to obtain unauthorized access to IT systems become more varied and sophisticated (as cyber criminals are finding new ways to launch their attacks) and if the occurrence of such security breaches becomes more frequent, Parent, Skechers and their third-party service providers may be unable to adequately anticipate these techniques and implement appropriate preventative measures. There can be no assurance that Skechers’ cybersecurity risk management program and processes, including its policies, controls or procedures, will be fully implemented, complied with or effective in protecting Skechers’ systems and information. While Skechers maintains cyber risk insurance to provide some coverage for certain risks associated with cybersecurity incidents, there is no assurance that such insurance would cover all or a significant portion of the costs or consequences associated with a cybersecurity incident. A significant breach of customer, employee or company data could damage the reputation of Parent and Skechers, its relationship with customers and the Skechers brands, and could result in lost sales, sizable fines, significant breach-notifications and other costs and lawsuits, as well as adversely affect the results of operations of Parent and Skechers.
Additionally, Parent and Skechers may incur increased costs and experience a significant strain on their resources to account for implementation of additional required security measures and technologies to protect personal data and confidential information or to comply with current and new state, federal and international laws governing the unauthorized disclosure of confidential information which are continuously being enacted and proposed, such as the General Data Protection Regulation in the EU, various consumer privacy and data privacy and protection acts in the U.S., including, but not limited to, the American Data Privacy and Protection Act, the California Consumer Privacy Act and the California Privacy Rights Act, the Virginia Consumer Data Protection Act, the Colorado Privacy Act, the Utah Consumer Privacy Act, the Connecticut Data Privacy Act and the Iowa Consumer Data Protection Act, and the Personal Information Protection Law in China.

Increased scrutiny by federal regulators, such as the FTC, and state attorney generals focused on the retail industry may lead to increased privacy and cybersecurity costs such as organizational changes, deploying additional personnel, acquiring and implementing enhanced privacy and security technologies on e-commerce sites, mandatory employee training for those handling customer and employee personal data, and engaging third-party experts and consultants, and the unauthorized use of proprietary information may materially and adversely affect the business, financial condition, results of operations, and cash flows of Parent and Skechers.
A material delay or disruption in Skechers’ information technology systems or e-commerce websites or Skechers’ failure or inability to upgrade its information technology systems precisely and efficiently could negatively affect Skechers’ business.
Skechers relies extensively on its IT systems to track inventory, manage its supply chain, record and process transactions, manage customer communications, summarize results and manage its business. The failure of Skechers’ IT systems to operate properly or effectively, problems with transitioning to upgraded or replacement systems, or difficulty in or failure to implement new systems, could adversely affect Skechers’ business. Skechers also operates a number of e-commerce websites throughout the world. Skechers’ IT systems and e-commerce websites may be subject to damage and/or interruption from power outages, computer, network and telecommunications failures, malicious software, such as viruses and malware, attacks by hackers, security breaches, usage errors or misconduct by Skechers’ employees and bad acts by Skechers’ customers and website visitors which could materially adversely affect Skechers’ business.
Skechers is undergoing a multi-year Enterprise Resource Planning (“ERP”) implementation. The implementation of the ERP will require a significant investment in human and financial resources. Implementing new systems also carries substantial risk, including failure to operate as designed, failure to properly integrate with other systems, potential loss of data or information, cost overruns, implementation delays and disruption of operations. Third-party vendors are also relied upon to design, program, maintain and service Skechers’ ERP implementation program. Any failures of these vendors to properly deliver their services could similarly have a material adverse effect on Skechers’ business. In addition, any disruptions or malfunctions affecting Skechers’ ERP implementation plan could cause critical information upon which Skechers relies to be delayed, defective, corrupted, inadequate, inaccessible or lost or otherwise cause delays or disruptions to Skechers’ operations, and Parent and Skechers may have to make significant investments to fix or replace impacted systems.
The Parent A&R LLCA will designate the Court of Chancery of the State of Delaware and any state appellate court thereof, or, if such court lacks jurisdiction, the federal courts in the State of Delaware and any appellate court thereof, or if such court lacks jurisdiction, any state court in the State of Delaware and any appellate court thereof, as applicable, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Parent’s members, which could limit Parent’s members’ ability to obtain a favorable judicial forum for disputes with Parent or Parent’s managers, officers or other employees.
As permitted by the DLLCA, the Parent A&R LLCA will provide that each member of Parent submits to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware and any appellate court thereof, in any action or proceeding arising in connection with the Parent A&R LLCA or the transactions contemplated thereby. This provision of the Parent A&R LLCA does not provide exclusive jurisdiction to the Court of Chancery of the State of Delaware or any other state court in the State of Delaware where such court does not have jurisdiction, such as actions or proceedings brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder (which actions or proceedings we understand must be brought in federal courts under Section 27 of the Exchange Act). Also, this provision of the Parent A&R LLCA does not apply to actions or proceedings that do not arise in connection with or are unrelated to the Parent A&R LLCA or transactions contemplated thereby, such as actions or proceedings brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder or the Exchange Act or the rules and regulations thereunder. In connection with the submission to such courts in an appropriate action or proceeding, the Parent A&R LLCA will provide that each member of Parent waives any objection to venue in such courts and defense of inconvenient forum to the maintenance of such action or proceeding in such courts. Members of Parent will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in the Parent A&R LLCA.
These provisions may increase costs to bring a claim, discourage claims or limit a member’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Parent or Parent’s managers, officers or other employees, which may discourage such lawsuits against Parent or Parent’s managers, officers or other employees. If a court were to find Parent’s exclusive forum provision to be inapplicable or unenforceable in an action, Parent may incur additional costs associated with resolving such action in other jurisdictions.
The Parent A&R LLCA will include a jury trial waiver that could limit the ability of members of Parent to bring or demand a jury trial in any claim or cause of action arising out of or relating to the Parent A&R LLCA or Parent.
The Parent A&R LLCA will contain a provision pursuant to which members of Parent waive their respective rights to a trial by jury in any action or proceeding arising out of or relating to the Parent A&R LLCA, or Parent. Any person who becomes a member of Parent as a result of a transfer or assignment of Parent Units would become subject to the terms of the Parent A&R LLCA, including the waiver of jury trial provisions. This jury trial waiver does not apply to any claim or cause of action arising out of or relating to the Securities Act or Exchange Act. In addition, investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
If Parent opposed a jury trial demand based on the jury trial waiver, the appropriate court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law, including in respect of federal securities laws claims.
This waiver of jury trial provision may limit the ability of a member of Parent to bring or demand a jury trial in any claim or cause of action arising out of or relating to the Parent A&R LLCA, or Parent, which may discourage lawsuits with respect to such claims. Additionally, the jury trial waiver provision may result in increased costs to members to bring a claim, limited access to information and other imbalances of resources between Parent and its members, and such provision could discourage claims or limit members’ ability to bring a claim in a judicial forum that they find favorable. Alternatively, if a court were to find the waiver of jury trial provision contained in the Parent A&R LLCA to be inapplicable or unenforceable in an action, Parent may incur additional costs associated with resolving such action, which could harm Parent’s business, operating results and financial condition.
Other Risk Factors
The businesses of Parent and Skechers are and will be subject to all the risks described above. In addition, Skechers is and will continue to be subject to all the risks described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into, this information statement/prospectus. For the location of information incorporated by reference into this information statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 194.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This information statement/prospectus includes certain disclosures which contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act including but not limited to those statements related to the Transaction, such as financial estimates and statements as to the expected timing, benefits and effects of the Transaction, the likelihood of completion of the Transaction, and information regarding the businesses of Skechers and Parent, including Parent’s and Skechers’ objectives, plans and strategies for future operations. In most cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “confidence,” “could,” “estimate,” “expect,” “guidance,” “intend,” “indicate,” “may,” “plan,” “potential,” “project,” “outlook,” “should,” “will” and “would,” or similar words or expressions that refer to future events or outcomes. These forward-looking statements, including statements regarding the Transaction, are based largely on information currently available to management of Skechers and/or Parent and their current expectations and assumptions, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although Skechers and Parent believe their expectations are based on reasonable estimates and assumptions, such expectations are not guarantees of performance. There is no assurance that Skechers’ and Parent’s expectations will occur or that their estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements.
Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include but are not limited to:
•
the completion of the Transaction on the anticipated terms and timing or at all, including obtaining regulatory clearances, and the satisfaction of other conditions to the completion of the Transaction;

•
potential litigation relating to the Transaction, including the effects of any outcomes related thereto;

•
the risk that disruptions from the Transaction will harm Skechers’ business, including current plans and operations during the pendency of the Transaction;

•
the ability of Skechers to retain and hire key personnel;

•
the diversion of Skechers and Parent management’s time and attention from ordinary course business operations to completion of the Transaction;

•
potential business uncertainty and changes to existing business relationships, during the pendency of the Transaction;

•
the ability of Parent to cause an initial public offering or another liquidity event, or to realize the anticipated benefits of and implementing its strategy following the Transaction within the expected time period or at all, or the risk that the successful implementation of such a strategy will not result in improved operating results or that Legacy Members may never realize a return on their investment;

•
the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the risk that there may be liabilities that are not known, probable or estimable at this time or unexpected costs, charges or expenses, including unexpected capital expenditures;

•
certain restrictions during the pendency of the Transaction that may impact Skechers’ ability to pursue certain business opportunities or strategic transactions;

•
unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or pandemics and other public health issues, as well as the response of management of Skechers and/or Parent to any of these events;

•
global economic, political, legislative, regulatory and market conditions (including competitive pressures), including the effects of tariffs, trade policies, trade wars, inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail market in the United States and the impact of war and other conflicts around the world;

•
the ability to obtain the necessary financing arrangements set forth in the Commitment Letters received in connection with the Transaction;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction;

•
the risk that Skechers’ stock price may decline significantly upon this announcement and while the Transaction is pending;

•
Parent’s ability to maintain Skechers’ brand name and image with customers;

•
Parent’s ability to respond to changing consumer preferences, identify and interpret consumer trends, and successfully market new products;

•
the potential impact of the announcement or consummation of the Transaction on Skechers’ relationships with suppliers, customers, employers and regulators;

•
those risks and uncertainties set forth under the headings “Special Note on Forward-Looking Statements” and “Risk Factors” in Skechers’ most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by Skechers with the SEC from time to time, which are available via the SEC’s website at www.sec.gov; and

•
other risks and uncertainties indicated from time to time in this information statement/prospectus relating to the Transaction.

Consequently, all of the forward-looking statements contained or incorporated by reference in this information statement/prospectus are qualified by factors, risks and uncertainties, including those set forth under the headings titled “Risk Factors” beginning on page 32 of this information statement/prospectus and other filings with the SEC that are incorporated by reference into this information statement/prospectus. For more information, please read the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus.
The list of factors presented in this information statement/prospectus are considered representative and should not be considered to be a complete statement of all potential risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this information statement/prospectus or the date of the applicable document incorporated by reference into this information statement/prospectus. Neither Parent nor Skechers undertakes to update or revise, and expressly disclaims any obligation to update or revise, any of their forward-looking statements, whether resulting from circumstances or events that arise after the date the statements are made, new information, or otherwise, except as required by law. If one or more of these or other risks or uncertainties materialize, or if Parent or Skechers’ underlying assumptions prove to be incorrect, Parent’s or Skechers’ actual results may vary materially from what the parties may have expressed or implied by these forward-looking statements. Parent and Skechers caution that you should not place undue reliance on any of the parties’ forward-looking statements. You should specifically consider the factors identified in this information statement/prospectus that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for Parent and Skechers to predict those events or how they may affect Parent or Skechers.

THE PARTIES TO THE MERGER
Skechers
Skechers designs, develops and markets a diverse range of footwear, apparel, and accessories. For over 30 years, it has expanded its product offering and grown its sales while substantially increasing the breadth of its consumer and customer base. Its objective is to profitably grow its operations worldwide by delivering stylish, comfortable, innovative and high-quality products at a reasonable price. Skechers is the third largest athletic footwear company in the world due to its innovative comfort technology products, supported by impactful marketing, as well as a diverse distribution strategy, a dedicated global employee base and a loyal network of partners.
Class A Common Stock is currently listed on NYSE under the symbol “SKX.” Class B Common Stock is held under private ownership and not publicly traded on an exchange or registered under the Exchange Act. Skechers’ principal office is located at 228 Manhattan Beach Blvd., Manhattan Beach, California 90266, and its telephone number is (310) 318-3100. Skechers’ internet address is about.skechers.com. The information contained on Skechers’ website is not incorporated by reference into this information statement/prospectus, the registration statement of which it forms a part or any future documents that may be filed with the SEC and should not be considered part of this information statement/prospectus.
For a more detailed description of the business of Skechers, see Skechers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 28, 2025. Additional information about Skechers is included in documents incorporated by reference in this information statement/prospectus. See “Where You Can Find More Information” beginning on page 194.
For Skechers’ Management’s Discussion and Analysis of Results of Operations and Financial Condition, see Skechers’ Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025, and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 2, 2025.
Parent
Parent is a Delaware limited liability company and a direct, wholly-owned subsidiary of Fund VI, which is an affiliate of investment funds managed by 3G Capital. Parent was formed on April 28, 2025, solely for the purpose of effecting the Transaction, including the issuance of Parent Units for the Mixed Election Consideration.
Parent has not conducted any business operations other than such operations that are incidental to its formation and in connection with the Transaction. As of the date of this information statement/prospectus, Parent does not have any assets or liabilities other than as contemplated by the Merger Agreement, including contractual commitments it has made in connection therewith.
Parent’s principal executive offices are located at 600 Third Avenue, 37th Floor, New York, NY 10016 and its telephone number is (212) 893-6727.
Merger Sub
Merger Sub is a Delaware corporation and a direct, wholly-owned subsidiary of Parent. Merger Sub was incorporated on April 28, 2025, solely for the purpose of effecting the Merger. As a result of the Merger, Merger Sub will merge with and into Skechers, with Skechers surviving the Merger and becoming a direct, wholly-owned subsidiary of Parent. Upon the consummation of the Merger, Merger Sub will cease to exist.
Merger Sub has not conducted any business operations other than such operations that are incidental to its formation and in connection with the Transaction.
Merger Sub’s principal executive offices are located at 600 Third Avenue, 37th Floor, New York, NY 10016 and its telephone number is (212) 893-6727.

THE MERGER
This section describes the Merger. The descriptions of the Merger Agreement in this section and elsewhere in this information statement/prospectus are qualified in their entirety by reference to the complete text of the agreement, a copy of which is attached as Annex A and all of which is incorporated by reference into this information statement/prospectus. This summary is not intended to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to carefully read the Merger Agreement in its entirety. This section is not intended to provide you with any factual information about Skechers, Parent or Merger Sub. Such information can be found elsewhere in this information statement/prospectus and in the public filings that Skechers makes with the SEC that are incorporated by reference into this information statement/prospectus, as described in the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus.
Terms of the Merger
The Skechers Board and Fund VI, the sole member of Parent, have each unanimously approved the Merger Agreement. Under the Merger Agreement, Merger Sub will merge with and into Skechers, with Skechers continuing as the Surviving Corporation and becoming a wholly-owned subsidiary of Parent.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, each Skechers Common Stock that is outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares or the Dissenting Company Shares) will be converted into the right to receive the following consideration:
(i)
Cash Election Consideration — an amount in cash equal to $63.00, without interest thereon, pursuant to applicable election procedures; or

(ii)
Mixed Election Consideration — an amount in cash equal to $57.00 and one Parent Unit.

Each holder of shares of Skechers Common Stock will be entitled to elect to receive, for each share of Skechers Common Stock held by such holder, the Cash Election Consideration or the Mixed Election Consideration, subject to the following:
(i)
only the Legacy Shares will be eligible to be converted into the Mixed Election Consideration;

(ii)
all shares of Skechers Common Stock that are not Legacy Shares will be converted into Cash Election Consideration;

(iii)
the number of Legacy Shares entitled to, upon election, convert into Mixed Election Consideration will be capped at the Cap;

(iv)
elections for Mixed Election Consideration will be subject to proration if the Legacy Shares electing to convert into Mixed Election Consideration exceed the Cap, as more fully described herein under “Summary of the Merger Agreement — Merger Consideration — Proration”; and

(v)
if no election is validly made by a holder, or an election made by a holder has been revoked, deemed revoked or lost before the Election Deadline, such holder will automatically receive the Cash Election Consideration in exchange for Skechers Common Stock.

All Skechers stockholders holding Legacy Shares, including executive officers, directors and employees, will have the right to choose between the Cash Election Consideration or the Mixed Election Consideration in the Merger, subject to the conditions described in the foregoing sentence. The Greenberg Stockholders elected or agreed to elect to receive the Mixed Election Consideration. For illustrative purposes only, immediately following the Closing, (i) if all holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own Parent Units (consisting of both Common Units and Class P Units) representing approximately 3.8% of the beneficial ownership and voting power of Parent and (ii) if no holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own Parent Units (consisting of both Common Units and Class P Units) representing a maximum of approximately 15.5% of the beneficial ownership and voting power of Parent, each subject to the considerations described in “Directors and Management of Parent After Completion of the Transaction — Parent Management.”

However, the exact beneficial ownership of the Greenberg Stockholders within this range is presently impossible to predict and is based on the future election of all Skechers stockholders, which Parent does not control.
The Parent Units will not be listed on any stock exchange, will not be tradable and will be subject to significant transfer restrictions. Parent intends to terminate or suspend its reporting obligations under the Exchange Act as promptly as practicable following the Transaction. The value of Parent Units cannot be determined, is highly speculative, carries a high level of risk and uncertainty and may not result in any return. See the section entitled “Risk Factors” beginning on page 32 of this information statement/prospectus.
Prior to the execution of the Merger Agreement, the sole member of Parent approved the issuance of the Parent Units. Shortly following the execution of the Merger Agreement, the Greenberg Stockholders, who beneficially own approximately 58.3% of the combined voting power of the outstanding Skechers Common Stock and are entitled to vote on such matters as of May 4, 2025, executed the Written Consent in lieu of a meeting, adopting and approving the Merger Agreement and, to the extent the consent of Skechers stockholders was required therefor, the Transaction, and the issuance of Parent Units. As a result, no further action by any Skechers stockholder is required in connection with the approval by Skechers stockholders of the issuance of Parent Units.
See “Summary of the Merger Agreement” for additional and more detailed information regarding the legal documents that govern the Merger, including information about conditions to the completion of the Merger and provisions for terminating or amending the Merger Agreement.
Treatment of Outstanding Skechers Equity Awards
The Merger Agreement provides that, at the Effective Time, by virtue of the Merger:
•
Skechers RSAs.   Each Skechers RSA, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration for each share of Skechers Common Stock subject to such Skechers RSA, subject to any applicable withholding taxes.

•
Skechers PSAs.   Each Skechers PSA will be cancelled and replaced with a right to receive one Class P Unit for each share of Skechers Common Stock subject to such Skechers PSA, and such award will be subject to (i) the same service-based vesting conditions as were applicable to the replaced Skechers PSA and (ii) all other terms and conditions as applicable to the corresponding Skechers PSAs as of immediately prior to the Effective Time (excluding the performance-based vesting terms and including any accelerated vesting terms upon a qualifying termination of service contained in such Skechers PSA).

Performance for the Skechers PSAs will be: (i) with respect to any Skechers PSAs for which performance is measured based on relative total shareholder return, based on actual performance through the Effective Time (or, if earlier, based on actual performance through the measurement date of such Skechers PSAs) and (ii) with respect to any Skechers PSAs for which performance is measured based on earnings per share, based on target performance where the applicable performance period has not ended as of the Effective Time, and otherwise, based on actual performance.
•
Skechers RSU Awards.   Each Skechers RSU Award that was granted prior to the date of the Merger Agreement will be fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration for each share of Skechers Common Stock subject to Skechers RSU Award, subject to any applicable withholding taxes payable in respect thereof. Each Skechers RSU Award that is outstanding immediately prior to the Effective Time and that was granted after the date of the Merger Agreement will be converted into a restricted equity unit with respect to one Class P Unit (with the same service-based vesting conditions as were applicable to the replaced Skechers RSU Award). As of the date hereof, 4,350 Skechers RSU Awards have been granted (or are expected to be granted) to two employees following the date of the Merger Agreement, neither of whom is a director or an executive officer of Skechers or Parent.

Background of the Transaction
The following chronology summarizes key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalog every contact or communication involving Skechers, the Skechers Board, Skechers management or any other parties, including their respective representatives.
As part of their ongoing evaluation of Skechers’ business, long-term prospects and strategies, the Skechers Board and management periodically review and assess Skechers’ operations, business plans, financial performance, future growth prospects in light of industry conditions, the general economic environment and the potential impact of such conditions and economic environment on Skechers’ long-term strategic goals and plans, including potential opportunities for business combinations, acquisitions, dispositions and other financial and strategic alternatives, all with the goal of maximizing value for Skechers stockholders.
Over the past five years, members of Skechers management have received interest from various parties about potential strategic transactions, none of which have resulted in an acquisition proposal.
In November 2021, Skechers management was first introduced to 3G Capital through an in-person management meeting among Daniel Schwartz, co-managing partner of 3G Capital, Joao Castro Neves, a partner of 3G Capital, Robert Greenberg, Chief Executive Officer of Skechers, Michael Greenberg, President of Skechers, David Weinberg, Chief Operating Officer of Skechers and John Vandemore, Chief Financial Officer of Skechers. Mr. Schwartz initiated outreach to Skechers management due to 3G Capital’s long-standing respect for Skechers and 3G Capital’s desire to learn more about Skechers’ business and the footwear and apparel industry. During the meeting, Mr. Schwartz introduced himself and 3G Capital as a firm, and discussed with Skechers management Skechers’ history, Skechers’ business overview, and the footwear and apparel industry in general. While, during the meeting, Mr. Schwartz characterized Skechers as an ideal candidate for 3G Capital in respect of a capital investment, Mr. Schwartz and Skechers management did not discuss the possibility of the companies engaging in a strategic transaction at this meeting.
On April 1, 2022, Daniel Schwartz took a tour of Skechers’ California distribution center with David Weinberg and Michael Greenberg and had dinner with Robert Greenberg where they discussed 3G Capital’s business and Robert Greenberg’s future goals for the Skechers business. 3G Capital and Skechers did not discuss the companies engaging in a strategic transaction at these meetings.
From June 2022 through November 2024, David Weinberg and John Vandemore of Skechers and Daniel Schwartz and Mike Spinello of 3G Capital met on several occasions where they discussed, among other things, general trends in the footwear and apparel industry and Skechers’ business performance. These meetings were informal in nature and did not involve any discussions about the possibility of 3G Capital and Skechers engaging in a strategic transaction. Discussions during these meetings generally involved high-level observations regarding industry dynamics, Skechers’ operational and financial performance, 3G Capital’s general business and investment philosophy, and the broader macroeconomic environment.
On December 5, 2024, David Weinberg and John Vandemore met with Daniel Schwartz to discuss the industry at large and the respective businesses of 3G Capital and Skechers. While they discussed the possibility of setting up a meeting with Robert Greenberg later in the month, Mr. Weinberg, Mr. Vandemore and Mr. Schwartz did not discuss the possibility of 3G Capital and Skechers engaging in a strategic transaction at this meeting.
On December 17, 2024, Daniel Schwartz, Paulo Basilio and Mike Spinello of 3G Capital met with Robert Greenberg, Michael Greenberg, David Weinberg and John Vandemore to further discuss the respective businesses of 3G Capital and Skechers. At the meeting, members of the 3G Capital team expressed 3G Capital’s interest in exploring a possible proposal to acquire Skechers. No specific terms of a potential transaction were discussed during the meeting; however, 3G Capital expressed the desire for the Skechers management team to remain actively engaged in any post-closing company, indicating that 3G Capital viewed the continued involvement of the Skechers management team as key to preserving Skechers’ operational growth, and maintaining existing relationships with customers, suppliers, employees, and other key stakeholders. 3G Capital also conveyed that it would only be interested in a potential transaction if members of the Skechers management team agreed to rollover a portion of their Skechers shares into equity in the post-closing company, as 3G Capital believed that such rollover equity would be important to ensuring alignment of interests and continued commitment to the long-term growth of the Skechers business. The 3G

Capital team members further noted that 3G Capital was interested in proposing a potential transaction structure that would meet these objectives.
On December 19, 2024, Skechers and 3G Capital entered into a non-disclosure agreement, which did not contain a standstill or “don’t ask, don’t waive” provision or prevent 3G Capital from making proposals to Skechers.
On January 8, 2025, Skechers provided 3G Capital with access to limited confidential information about Skechers, including initial due diligence materials, to assist 3G Capital in its evaluation of whether it would be interested in pursuing a potential transaction with Skechers.
From January 6, 2025 to January 15, 2025, ongoing discussions between Skechers and 3G Capital focused on addressing initial due diligence inquiries shared by 3G Capital.
From January 15, 2025 to January 31, 2025, Skechers provided responses to due diligence questions and requests from 3G Capital.
On January 24, 2025, Robert Greenberg, Michael Greenberg, David Weinberg and John Vandemore met with investment banking representatives from J.P. Morgan to discuss the footwear and apparel industry, public market merger and acquisition dynamics and a range of strategic alternatives for Skechers stockholders. There was no discussion of the ongoing dialogue with 3G Capital.
On February 1, 2025, the United States government imposed tariffs of 10% on certain imports from China, to be effective on February 4, 2025. On February 4, 2025, the Chinese government responded by imposing tariffs of up to 15% on certain U.S. imports, to be effective on February 10, 2025.
On February 6, 2025, Skechers held its fourth quarter and full-year 2024 earnings call. Following the earnings call, on February 7, 2025, Skechers shares closed at $66.03, representing a decline of approximately 12.7% from the previous day’s closing price.
On February 11, 2025, John Vandemore met with members of the 3G Capital team to discuss the Skechers business, including its historical performance and its near- and long-term business plans and strategy.
On February 19, 2025, Alex Behring, co-founder and co-managing partner of 3G Capital, and Daniel Schwartz had a meeting with Robert Greenberg, David Weinberg and John Vandemore to discuss takeaways from the initial diligence 3G Capital conducted and to express 3G Capital’s interest in further conversations regarding a potential transaction with Skechers. At the meeting, Mr. Behring and Mr. Schwartz reiterated 3G Capital’s desire that the Skechers management team remain actively engaged in the post-closing company and noted 3G Capital’s intention to provide all Skechers stockholders with the opportunity to rollover their Skechers shares into the post-closing company. Mr. Behring and Mr. Schwartz outlined an illustrative transaction structure in which all Skechers stockholders, including the Skechers management team, receive cash and rollover a portion of their Skechers shares into equity in the post-closing company. Mr. Behring and Mr. Schwartz indicated that 3G Capital would fund the potential transaction with new debt and equity financing. In an illustrative example, Mr. Behring and Mr. Schwartz described a potential transaction in which all Skechers stockholders would receive $68 in cash and one equity unit in Parent. 3G Capital expected the per unit capital contribution amount to be $12. The per unit capital contribution amount would be calculated for structuring purposes only (i.e., solely for purposes of determining the pro forma equity ownership percentage of the post-closing company a unit represents and not for purposes of expressing fair market value) and would not reflect an independent third-party appraisal or a market-based determination of the fair market value of such equity units. The actual fair market value of such equity units could have been significantly lower than such per unit capital contribution amount due to a number of factors, including the premium paid in the transaction, the significant debt placed on the post-closing company, the illiquid nature of such equity units, the absence of a public trading market for such equity, significant contractual restrictions on the transfer of such equity units, and the limited rights and lack of control or influence associated with holding a minority interest in the post-closing company. For information on the post-closing company’s contemplated capital structure in connection with the potential transaction, see the section of this Information Statement/Prospectus captioned “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 127 and the section of this Information Statement/Prospectus captioned

“Risk Factors” beginning on page 32, including the risk factor captioned “The per unit capital contribution amount of the Parent Units is not indicative of the fair market value of the Parent Units” beginning on page 32.
In the meeting, Robert Greenberg indicated that he may be open to considering a potential transaction, and if he was interested in pursuing a potential transaction, he was supportive of a transaction structure in which all Skechers stockholders would have the same opportunity to rollover a portion of their Skechers shares into equity in the post-closing company. However, he noted that the valuation in 3G Capital’s illustrative example was below his expectations for Skechers. He stated that he had hoped that Skechers’ valuation could be significantly greater over time. Robert Greenberg further noted that Skechers remained open to exploring a potential transaction with 3G Capital, with the understanding that the parties would refine the proposed structure in consultation with their respective advisors and discuss valuation at a later stage, following the completion of additional due diligence.
From February 24, 2025 through February 29, 2025, 3G Capital shared additional due diligence requests, and Skechers provided applicable diligence materials. On a diligence call held on February 27, 2025, Skechers management discussed Skechers’ recent financial performance.
On March 3, 2025, the United States government raised tariffs on all Chinese imports to 20%, to take effect on March 4, 2025. On March 4, 2025, the Chinese government responded by raising tariffs on certain imports from the U.S. by an additional 15%, to be effective on March 10, 2025.
On March 4, 2025, 3G Capital, Philip Paccione, General Counsel of Skechers, John Vandemore, representatives from Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) and representatives from Latham & Watkins met to discuss the go-forward process in connection with a potential transaction, including 3G Capital’s desire for the Greenberg Stockholders, who collectively own a majority of the voting power of the outstanding Skechers shares, to approve a potential transaction by written consent.
On March 9, 2025, John Vandemore held another call with 3G Capital regarding Skechers’ recent financial performance.
On March 12, 2025, Alex Behring and Daniel Schwartz of 3G Capital had a follow-up meeting with Robert Greenberg, Michael Greenberg and David Weinberg of Skechers to discuss additional findings from 3G Capital’s continued due diligence and refined perspectives on a potential transaction, including revised perspectives on transaction structure and valuation in light of the due diligence. Mr. Behring and Mr. Schwartz indicated that 3G Capital had identified concerns in the due diligence conducted to date, including Skechers’ ability to generate cash flow given Skechers’ significant capital expenditure and net working capital requirements, the ability of Skechers to maintain growth at the same rate as its historical achievement, the sustainability of Skechers’ recent gross margin expansion, the impact of tariffs and trade policies on Skechers’ business, including the February and March tariff announcements, and increasing concerns about a consumer recession in the United States. Mr. Behring and Mr. Schwartz then made a preliminary, non-binding oral proposal (the “March Proposal”) in which all Skechers stockholders, in exchange for their Skechers shares, would have the opportunity to elect to receive either (a) cash or (b) a combination of cash and equity in the post-closing company (subject to proration and other limitations as described below). Specifically, the March Proposal contemplated the following:
•
Skechers stockholders may elect to receive with respect to each Skechers share, either:

•
$73 in cash (the “Cash Election Consideration”); or

•
$66 in cash and one equity unit in Parent (the “Mixed Election Consideration”).

•
Skechers stockholders who do not make an election would receive the Cash Election Consideration for their Skechers shares.

•
To ensure that 3G Capital maintained a minimum percentage of ownership in the post-closing company, the number of Skechers shares entitled to the Mixed Election Consideration would be limited to an amount of the outstanding Skechers shares to be negotiated by the parties, and elections for Mixed Election Consideration would be subject to proration if the Skechers shares electing to convert into Mixed Election Consideration exceed such cap.

•
The equity in the post-closing company issued to the Skechers stockholders would have economic rights, preferences and privileges identical to, and pari passu with, the equity units issued to 3G Capital in connection with a potential transaction. Such equity units would be issued by attributing the same capital contribution amount per unit as the capital contribution amount per unit attributed to the equity in the post-closing company issued to 3G Capital in connection with a potential transaction. 3G Capital expected the per unit capital contribution amount to be $22 (but such per unit capital contribution amount is not indicative of fair market value for the reasons described above). 3G Capital indicated that the increase in the expected per unit capital contribution amount was to further align Skechers stockholders who elect to receive the Mixed Election Consideration with the economics of the post-closing company given the greater risk and uncertainty facing the Skechers business in particular and the economy generally.

•
Equity in the post-closing company issued to the Skechers stockholders would have the following rights and would be subject to the following restrictions:

•
Such equity units would not be transferrable (other than customary estate-planning transfers).

•
Skechers stockholders holding equity in the post-closing company would have customary preemptive rights and tag-along rights and be subject to customary drag-along rights.

•
Skechers stockholders holding equity in the post-closing company would be represented by a board seat held by the “Legacy Member Representative.”

•
At any time following the fifth anniversary of the closing, the Legacy Member Representative may request that the post-closing company pursue a liquidity event.

•
Equity in the post-closing company would not be listed on a stock exchange, and the post-closing company would terminate its periodic reporting obligations under the Securities Exchange Act of 1934 as soon as practicable after the closing of a potential transaction.

On the date of the March Proposal, the closing stock price of Skechers shares was $56.40 per share.
On March 19, 2025, David Weinberg spoke with Daniel Schwartz to discuss initial reactions to the March Proposal. During the meeting, Mr. Weinberg presented Mr. Schwartz with a goal of obtaining more Skechers-stockholder favorable terms prior to formally presenting a potential transaction to the Skechers Board thereafter, and made an explanatory, oral, non-binding counterproposal to the March Proposal. On the date of the counterproposal, the closing stock price of Skechers shares was $57.47 per share. Mr. Weinberg proposed that Skechers stockholders may elect to receive with respect to each Skechers share, either, (a) $75 in cash or (b) $72 in cash and one equity unit in Parent. Mr. Weinberg proposed that the per unit capital contribution amount would be $18 (but such per unit capital contribution amount is not indicative of fair market value as described above). Mr. Weinberg, at this time, did not provide a counterproposal or comments to the transaction structure or other terms proposed by 3G Capital in the March Proposal.
On March 24, 2025, Daniel Schwartz indicated that additional consideration could not be accommodated and reiterated the March Proposal to David Weinberg. Later that day, Skechers management held a previously scheduled due diligence update call with 3G Capital to discuss recent business performance and various outstanding due diligence requests.
On March 27, 2025, John Vandemore held a call with 3G Capital to discuss due diligence updates and process.
On March 31, 2025, in connection with consideration of whether to engage a financial advisor, Skechers entered into a non-disclosure agreement with Greenhill & Co., LLC (“Greenhill”), an affiliate of Mizuho Financial Group (“Mizuho”), for purposes of enabling Skechers management and representatives of Greenhill to engage in preliminary, informal discussions regarding Greenhill’s experience and qualifications as a financial advisor.
On March 31, 2025, and on April 2, 2025, representatives from Paul, Weiss and representatives from Latham & Watkins met to continue discussions regarding the go-forward process for a potential transaction. During the meeting on April 2, 2025, representatives of Paul, Weiss noted to representatives of Latham & Watkins that the proposed structure of the post-closing company was key to 3G Capital’s willingness to pursue the potential transaction. Paul, Weiss noted that 3G decided on the structure because it allowed all Skechers stockholders the opportunity to rollover their Skechers shares into the post-closing company, but that the post-closing company would be de-listed from the NYSE (and de-registered under the Exchange Act if possible) and rollover holders would have limited information rights so that 3G Capital could execute on its long-term strategic plan for Skechers without the pressure of public investors.
On April 1, 2025, the Skechers Board held a meeting with Michael Greenberg, John Vandemore, Philip Paccione, David Weinberg, Ted Weitzman, Associate General Counsel of Skechers and representatives from Latham & Watkins. During the meeting, Skechers management discussed the background of the events that led to the March Proposal, including the details of the March Proposal and the counterproposal thereto. Skechers management also discussed formally engaging Greenhill as a financial advisor in connection with the potential transaction. Skechers management outlined the reasons for such recommendation, including that Mizuho is a lender to and that they and Greenhill are very familiar with Skechers, Greenhill’s reputation in the investment community and its familiarity with the footwear business, that Greenhill had represented orally to Skechers management that it did not have any conflicts with respect to 3G Capital, and that Greenhill is an internationally recognized investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions, with experience in similar transactions.
Representatives of Latham & Watkins reviewed with the Skechers Board its fiduciary duties in assessing the March Proposal and potentially participating in a sale process involving 3G Capital. After the discussion, the Skechers Board authorized Skechers management to engage Greenhill as sole financial advisor to advise the Skechers Board with respect to the potential transaction with 3G Capital, taking into account a number of factors, including those listed above. The Skechers Board noted that neither Mr. Greenberg, as controlling stockholder, nor Skechers management, had determined whether, in their view, pursuing a transaction with 3G Capital was in the best interests of Skechers and its stockholders, but the Skechers Board authorized Skechers management to continue discussions with 3G Capital and directed Skechers management to keep the Skechers Board actively informed of the progress of those discussions. There was no agreement or understanding to provide post-closing employment or compensation to members of Skechers management or the Skechers Board.
On April 2, 2025, the United States government announced a new universal baseline tariff of 10%, plus an additional country-specific tariff for specific trading partners such as China, Vietnam and the European Union, on all U.S. imports, in each case, subject to certain exemptions, to be effective on April 9, 2025.
Following the announcement, Skechers shares experienced a decline of approximately 17% on April 3, 2025, closing at $48.96.
On April 4, 2025, the Chinese government responded by imposing a 34% tariff on certain imports from the U.S., to be effective on April 10, 2025.
On April 8, 2025, the United States government delayed effectiveness of the country-specific tariffs for 90 days, except with respect to China, for which the United States government increased the country- specific tariff from 34% to 84%, to be effective on April 10, 2025.
On April 9, 2025, the Chinese government responded by raising tariffs on imports of certain U.S. goods to from 34% to 84%, to be effective on April 10, 2025. Later that day, the United States government responded by increasing tariffs on imports from China from 84% to 145%, to be effective on April 10, 2025.
On April 9, 2025, following announcement of tariffs by the United States and Chinese governments, members of the 3G Capital team, consisting of Daniel Schwartz, Paulo Basilio and Mike Spinello, had a meeting with David Weinberg and John Vandemore to discuss follow-up diligence items, including items related to sourcing and distribution in connection with the Skechers operations. The 3G Capital team expressed significant concerns related to the impact tariffs would have on the business and industry in the near and long-term, and asked the Skechers management team about the immediate impacts tariffs would have on Skechers. The parties discussed the growing structural uncertainty in Skechers’ industry as a result of tariffs and global trade policies, the difficulty associated with planning and operating the business in such a dynamic environment (regardless of the tariff outcome), the likelihood of a near-term consumer recession, the potential long-term impacts that tariffs and such trade policies could have on the supply chain and product pricing and potential strategies for mitigating those tariffs. The parties did not discuss any proposals or any other terms or conditions of a potential transaction at that meeting.
On April 11, 2025, the Chinese government responded by raising tariffs on certain U.S. imports from 84% to 125%.
On April 13, 2025, Daniel Schwartz had a meeting with John Vandemore in which Mr. Schwartz expressed concern about the significant potential impact that tariffs could have, both in the near term and long term, on Skechers’ business (which depends on a complex global supply chain, with a substantial portion of its products manufactured internationally and imported into the United States and other key consumer markets) and the broader consumer economy, the systematic increase in long-term risk associated with the uncertainty of tariff policy (including the impact of proposed or imposed tariffs by the United States government and retaliatory tariffs proposed or imposed by United States trading partners), the broader significant uncertainty in the global marketplace and additional concerning findings in 3G Capital’s due diligence. 3G Capital’s due diligence concerns included further heightened concerns regarding Skechers’ ability to generate cash flow given Skechers’ significantly increased expectations for capital expenditures and net working capital requirements, persistent inflationary pressures and increases in the costs of raw materials, freight, and labor, volatility in foreign currency exchange rates that impact both pricing and international margins, recent increases in Skechers’ income tax rate, the ability of Skechers to maintain growth at the same rate as its historical achievement due to recent deterioration of sales growth, including weakening retail same-store-sales performance and declining international e-commerce sales, the sustainability of Skechers’ gross margin expansion in the context of an increasingly promotional retail environment, recent reductions in Skechers’ profitability and business outlook and weakening consumer demand, including lower discretionary spending and reduced customer traffic across retail channels.
Mr. Schwartz also shared 3G Capital’s significant concerns regarding an impending consumer recession in the United States — a concern also held by the Skechers management team — which would further impair Skechers’ future growth, cash flow and profit potential, on top of any impact on cost of goods associated with the significantly increased tariff rates. Additionally, Mr. Schwartz shared that the cost and availability of debt financing had materially worsened, limiting their ability to lever Skechers with a healthy level of debt, therefore decreasing their ability to deliver cash proceeds. At the meeting, Mr. Schwartz conveyed a revised oral, non-binding proposal for 3G Capital to acquire Skechers (the “Revised Proposal”). In presenting the Revised Proposal, Mr. Schwartz communicated to Mr. Vandemore that, in light of the potentially significant short- and long-term adverse implications of tariffs on Skechers and the broader consumer economy, the concerning findings in 3G Capital’s due diligence and the continued deterioration of the financing market, the Revised Proposal reflected the maximum valuation of Skechers that 3G Capital was able to support. The Revised Proposal contemplated the following:
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The Skechers stockholders may elect to receive with respect to each Skechers share, either:

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$63 in cash (the “Revised Cash Election Consideration”); or

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$57 in cash and one equity unit in Parent (the “Revised Mixed Election Consideration”).

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Skechers stockholders who do not make an election would receive the Revised Cash Election Consideration for their Skechers shares.

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The equity in the post-closing company issued to the Skechers stockholders would have economic rights, preferences and privileges identical to, and pari passu with, the equity units issued to 3G Capital in connection with a potential transaction. Such equity units would be issued by attributing the same capital contribution amount per unit as the capital contribution amount per unit attributed to the equity in the post-closing company issued to 3G Capital in connection with a potential transaction. 3G Capital expected the per unit capital contribution amount to be $29 (but such per unit capital contribution amount is not indicative of fair market value as described above). 3G Capital indicated that the increase in the expected per unit capital contribution amount was to further align Skechers stockholders who elect to receive the Revised Mixed Election Consideration with the economics of the post-closing company given the greater risk and uncertainty facing the Skechers business in particular and the economy generally.

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The number of Skechers shares entitled to, upon election, convert into Revised Mixed Election Consideration would be limited to 20% of the outstanding Skechers shares, and elections for Revised Mixed Election Consideration would be subject to proration if the Skechers shares electing to convert into Revised Mixed Election Consideration exceed such cap.

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The terms proposed by 3G Capital in the March Proposal, including the terms and conditions in respect of equity in the post-closing company issued to the Skechers stockholders, otherwise remained a part of the Revised Proposal.

On the last trading day prior to the date of the Revised Proposal, the closing stock price of Skechers shares was $49.47 per share.
On April 19, 2025, Daniel Schwartz met with David Weinberg to discuss Skechers’ perspective on the Revised Proposal. Mr. Weinberg indicated that Skechers was continuing to evaluate the Revised Proposal and recommended that 3G Capital meet with John Vandemore to address additional questions regarding Skechers’ feedback to the Revised Proposal.
On April 21, 2025, Daniel Schwartz met with John Vandemore to discuss Skechers’ feedback on the Revised Proposal. Topics discussed included the per unit capital contribution amount, the leverage contemplated in the potential transaction, recent changes in interest rates and financing market conditions. Mr. Schwartz reiterated the Revised Proposal, emphasizing that the Revised Proposal reflected the maximum consideration that 3G Capital was able to offer under the circumstances. Mr. Schwartz also expressed that it was important to sign and announce a potential transaction on an expedited basis.
On April 22, 2025, representatives from Paul, Weiss and representatives from Latham & Watkins met to continue discussions regarding the go-forward process in connection with a potential transaction. Later that day, representatives of Paul, Weiss provided representatives of Latham & Watkins a term sheet outlining the Revised Proposal. While representatives of Latham & Watkins asked clarifying questions of representatives of Paul, Weiss regarding the term sheet, the Company did not respond to the terms set forth on the term sheet.
On April 22, 2025, the independent directors of the Skechers Board held a meeting with Skechers management members David Weinberg, John Vandemore, Philip Paccione, Ted Weitzman and a representative from Latham & Watkins. Skechers management updated the Skechers Board on the effect of tariffs on the Skechers business and long range plan and described the terms of the Revised Proposal from 3G Capital giving effect to the tariffs. Skechers management noted the risks associated with pursuing a transaction with 3G but recommended that Skechers should continue to move forward with due diligence and negotiations. Skechers management also stated that 3G and Skechers were interested in exploring whether a transaction could be negotiated and agreed as soon as possible given market conditions and related uncertainties. Skechers management then outlined a potential timeline that involved signing a definitive agreement in a couple of weeks and closing the transaction six to twelve weeks thereafter, subject to receipt of regulatory clearances. Skechers management also discussed next steps for the potential transaction, with an immediate focus on coordinating due diligence requests from 3G Capital’s potential debt financing lenders and signing engagement letters with BDO USA and PricewaterhouseCoopers LLP. In addition, Skechers management discussed legal due diligence around litigation and intellectual property matters and the fairness opinion that would be requested from Greenhill if the Skechers Board decided to pursue a transaction. A representative of Latham & Watkins reviewed the process of keeping the Skechers Board updated on the potential transaction so that the Skechers Board could provide oversight and direction on the terms and conditions being discussed. The Skechers Board directed Skechers management to proceed with discussions and actively keep the Skechers Board informed of the progress of such discussions.
On April 23, 2025, Skechers entered into an engagement letter with Greenhill as sole financial advisor in connection with the potential transaction involving 3G Capital.
On April 23, 2025, representatives of Skechers granted 3G Capital and its representatives access, through a virtual data room, to due diligence materials responsive to requests submitted by 3G Capital and its representatives, including Paul, Weiss. Between April 23, 2025 and May 4, 2025, representatives of Skechers provided 3G Capital and its representatives with access to confidential information about Skechers, including access to Skechers management from time to time, in order to allow 3G Capital and its representatives to conduct customary due diligence, including financial, legal and tax due diligence.
On April 24, 2025, Skechers reported its earnings for the first fiscal quarter of 2025 and announced its withdrawal of annual guidance for 2025, citing “macroeconomic uncertainty stemming from global trade policies”, including imposition and ongoing escalation of tariffs by the United States and Chinese governments from February 2025 to April 2025.
On April 25, 2025, representatives of Paul, Weiss and representatives of Latham & Watkins met to discuss the go-forward process in connection with a potential transaction structure. Also on April 25, 2025, Daniel Schwartz, Robert Greenberg, David Weinberg and John Vandemore met to discuss a potential transaction and the timeline for 3G Capital completing its due diligence.
On April 26, 2025, representatives of Paul, Weiss delivered to representatives of Latham & Watkins an initial draft of the Merger Agreement. The draft Merger Agreement included provisions that, among other things, (i) reflected the terms proposed by 3G Capital in the Revised Proposal, (ii) contemplated that the transaction would be approved contemporaneously with the signing of the merger agreement by the Greenberg Stockholders, who collectively own a majority of the voting power of the outstanding Skechers shares (which effectively would mean that post-signing the Skechers Board could not solicit or consider an alternative acquisition proposal), (iii) proposed a condition to 3G Capital’s obligation to close a potential transaction that no more than 10% of the issued and outstanding Skechers shares have properly and validly exercised their statutory rights under Section 262(a) of the DGCL, (iv) included a termination fee payable by Skechers equal to 3.5% of Skechers’ equity value (which would be calculated, solely for such purpose, as though all Skechers shares converted into the Revised Election Cash Consideration and which amount would equal $339,883,891) if, among other things, Skechers terminates the Merger Agreement to enter into an agreement with respect to a superior proposal, (v) included a reverse termination fee requiring that 3G Capital pay Skechers an amount equal to 3.5% of Skechers’ equity value (which would be calculated, solely for such purpose, as though all Skechers shares converted into the Revised Election Cash Consideration) if closing did not occur as a result of a financing failure and (vi) included a limited regulatory efforts covenant requiring 3G Capital to commit to remedies or divestitures in order to obtain required regulatory clearances, unless such remedy or divestiture would result in adverse effects to Skechers or its affiliates that were more than immaterial.
On April 27, April 28 and April 29, 2025, Skechers, 3G Capital and certain of their respective advisors held due diligence calls to discuss topics related to, among other things, human resources, intellectual property and legal due diligence. On April 27, 2025, representatives of Paul, Weiss delivered to representatives of Latham & Watkins illustrative initial drafts of the amended and restated limited liability company agreement of the post-closing company (the “Parent LLC Agreement”), the support agreement (pursuant to which the Greenberg Stockholders would agree to, among other things, elect to receive the Revised Mixed Election Consideration in a potential transaction), the equity commitment letter and limited guaranty. These documents were shared to illustrate the terms 3G Capital anticipated to propose for such documents if the Skechers Board determined to pursue a potential transaction.
The draft Parent LLC Agreement included provisions that, among other things, (i) prohibited transfers of equity units in Parent (subject to customary estate planning exceptions) and provided that any non-permitted transfers would be void, result in a forfeiture of the transferred units and subject the transferring unitholder to a penalty equal to 15% of the initial capital contribution amount of the transferred units, (ii) subjected each Skechers stockholder receiving equity in Parent to a non-competition covenant for as long as such Skechers stockholder remained a member of Parent and for twenty four months thereafter, (iii) provided that Skechers stockholders receiving equity in Parent have no information rights with respect to the books and records of Parent and (iv) initially designated Robert Greenberg as the Legacy Member Representative.
On April 30, 2025, the Skechers Board held a special meeting with John Vandemore, Philip Paccione, Ted Weitzman, representatives from Greenhill and representatives from Latham & Watkins. At the meeting, Skechers management presented Skechers’ updated long range plan projections, which were reviewed and discussed in light of Skechers’ business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects (including the impact of tariffs and trade policies and other risks involved in seeking to achieve such prospects) and subsequently approved by the Skechers Board. On April 30, 2025, the Skechers Board approved the distribution to 3G Capital of the Skechers Management Projections, which reflected, among other things further described in the section entitled “Certain Unaudited Prospective Financial Information” beginning on page 81 of this information statement/prospectus, updates related to the potential impact of global trade dynamics, including tariffs on U.S. imports. Representatives of Greenhill discussed the financial terms of the potential transaction and 3G Capital’s investment strategy. The Greenhill representatives also discussed certain other information about other parties who may be interested in acquiring Skechers, including strategic fit, net leverage and potential transaction appetite of potential strategic and private equity counterparties. The representatives from Greenhill noted that, based on analysis of the landscape and the totality of the factors analyzed (including the Skechers Management Projections), no obvious potential strategic bidders were likely to consider Skechers to be an appealing acquisition target at that time, and no similarly situated financial sponsors were likely to have a higher ability to pay than 3G Capital. Representatives of Greenhill also provided a market update, including the current and prospective business climate in which Skechers operates and reviewed Greenhill’s preliminary financial analyses of Skechers with the Skechers Board. Representatives of Latham & Watkins again discussed with the Skechers Board its fiduciary obligations in connection with considering and approving a potential transaction, the history of the negotiations of the consideration offered to Skechers stockholders and presented the key proposed terms in the Merger Agreement, along with a description of the support agreement, which provided for voting commitments, election commitments, non-solicit provisions and restrictions on transfer. The representatives of Latham & Watkins noted that Skechers management believed, based on arm’s-length negotiations between Skechers and its advisors, on the one hand, and 3G Capital and its advisors, on the other hand, that the aggregate cash consideration was the highest amount of cash to which 3G Capital would agree. The Skechers Board also discussed that even though all Skechers stockholders would be treated equally and none of the Greenberg Stockholders would receive a financial or other benefit not shared with the other Skechers stockholders, it would nevertheless be helpful, to avoid even an appearance of a conflict of interest, if a committee of independent directors took the lead in reviewing, evaluating, negotiating and approving any transaction. The Skechers Board also discussed the process of forming a committee of independent directors and related considerations. Following such discussion, the Skechers Board authorized the formation of a committee of independent directors (the “Independent Committee”) consisting of Katherine Blair, Morton Erlich, Zulema Garcia, Yolanda Macias and Richard Siskind to review, evaluate and negotiate the potential transaction with 3G Capital. The Skechers Board delegated to the Independent Committee the power and authority of the Skechers Board, to the fullest extent permitted by law, to, among other things, review, evaluate and negotiate the terms of a possible transaction with 3G Capital (or any other strategic alternative arising from the proposal from 3G Capital that the Independent Committee determines, in its sole discretion, to consider), reject or disapprove any such transaction, and to make recommendations to the Skechers Board with respect thereto.
Also on April 30, 2025 and immediately following the special meeting of the Skechers Board, the Independent Committee met to further discuss the key terms in the Merger Agreement and the transactions and documents contemplated thereby. The Independent Committee also discussed Greenhill’s preliminary financial analyses of Skechers, which had been reviewed with and provided to the Skechers Board, and whether the Revised Proposal would provide Skechers’ stockholders with sufficient value, including whether to communicate to 3G Capital a counterproposal to the Revised Proposal. As part of that discussion, Greenhill representatives also fielded and responded to questions from the Independent Committee about Greenhill’s preliminary financial analyses of Skechers, which had been reviewed with and provided to the Skechers Board at the April 30 special meeting of the Skechers Board. Following the discussions, the Independent Committee determined that, in light of the totality of the factors presented to it by Skechers’ advisors and management, including the current and prospective business climate in which Skechers operates, it was willing to continue negotiations with 3G Capital based on the terms of the Revised Proposal, provided that the Independent Committee’s willingness to approve the potential transaction would remain subject to the satisfactory resolution of certain key terms relating to closing certainty and the ability of the Skechers Board to consider unsolicited alternative acquisition proposals received by Skechers following the execution and delivery of the Merger Agreement. On that day, Greenhill shared with Skechers management a memo containing financial advisor relationship disclosures with respect to Skechers and its affiliates and 3G Capital, which was provided to the Skechers Board, which included disclosure that, in the preceding two years, Greenhill was not engaged by and did not provide any investment banking services to or receive any compensation from 3G Capital.

On April 30, 2025, representatives of each of Latham & Watkins and Paul, Weiss met to discuss the Independent Committee’s initial feedback to the draft agreements. Key items relayed by Latham & Watkins included a “window shop” period through the closing of the potential transaction to allow for the Skechers Board to consider unsolicited alternative acquisition proposals received by Skechers following the execution and delivery of the Merger Agreement and the focus of the Independent Committee on obtaining increased closing certainty, including by narrowing the scope of conditions to 3G Capital’s obligation to consummate a potential transaction, requiring 3G Capital to use a stronger level of efforts to obtain regulatory clearances, and a higher reverse termination fee if closing did not occur as a result of a financing failure.
Later in the day on April 30, 2025, representatives of Paul, Weiss delivered to representatives of Latham & Watkins initial drafts of the debt term sheet, debt commitment letter and fee letter, along with a revised draft of the support agreement. Representatives of Latham & Watkins then provided representatives of Paul, Weiss a revised draft of the Merger Agreement, which included a “window shop” period through the closing of the potential transaction to allow the Skechers Board to consider unsolicited proposals received by Skechers, a reverse termination fee requiring that 3G Capital pay Skechers an amount equal to 6% of Skechers’ equity value (which would be calculated, solely for such purpose, as though all Skechers shares converted into the Revised Election Cash Consideration) if closing did not occur as a result of a financing failure, the removal of the condition to 3G Capital’s obligation to close a potential transaction that no more than 10% of the issued and outstanding Skechers shares have properly and validly exercised their statutory rights under Section 262(a) of the DGCL, and a more rigorous regulatory efforts covenant requiring 3G Capital to commit to remedies or divestitures in order to obtain required regulatory clearances, unless such remedy or divesture would result in a material adverse effect on Skechers and its affiliates.
On April 30, 2025 and overnight on May 1, 2025, representatives of Latham & Watkins sent to representatives of Paul, Weiss revised drafts of the Parent LLC Agreement and the other transaction documents. The revised draft of the Parent LLC Agreement, among other things, (i) removed the forfeiture and penalty provisions with respect to non-permitted transfers of equity units in Parent, (ii) limited the scope of the non-competition covenant to specified Skechers stockholders holding a threshold number of units in Parent to be agreed by the parties, (iii) expanded the rights of the Legacy Member Representative to limit certain actions of Parent without obtaining the prior written consent of the Legacy Member Representative, including (x) redeeming, repurchasing or conducting other recapitalization transactions with respect to any outstanding Parent Units or other equity securities of Parent, other than on a pro rata, pari passu basis, (y) declaring or making any distributions or cash or other property, other than on a pro rata, pari passu basis, or (z) entering into or consummating any merger or similar transaction which constitutes a Change in Control (as defined in the Parent LLC Agreement) that does not comply with conditions applicable to tag-along and drag-along sales under the Parent LLC Agreement and (iv) provided that the Legacy Members, by a majority-in-interest of the Units held by all Legacy Members as of the Effective Date, would elect an undetermined Legacy Member to serve as the Legacy Member Representative in accordance with the terms of the Parent LLC Agreement.
On May 1, 2025, the Skechers Board provided the Skechers Management Projections to 3G Capital.
On May 1, 2025, the Independent Committee met again, with John Vandemore, Philip Paccione, Ted Weitzman and representatives from each of Latham & Watkins and Greenhill in attendance, to discuss the negotiation of key terms in the Merger Agreement and the other transaction documents. In particular, the Independent Committee discussed the ability of Skechers to terminate the Merger Agreement if there was a superior proposal following announcement of the transaction, and that the widespread media reporting of the transaction would provide any potentially interested parties with opportunities to express their interest in a potential strategic alternative. The Independent Committee did not believe that the deal protection provisions would unduly deter any interested third party from making, or inhibit the Skechers Board or the Independent Committee from exploring, a superior proposal and that the termination fee was typical of such fees in similar transactions.
Also on May 1, 2025, Skechers management held a diligence call with Paul, Weiss and outside counsel to 3G Capital’s lender to discuss legal due diligence items.
Later in the day on May 1, 2025, representatives of Paul, Weiss sent representatives of Latham & Watkins a revised draft of the support agreement, along with a revised draft of the Merger Agreement,

which included, among other things, a “window shop” period of 20 days after the date of the Merger Agreement with respect to unsolicited proposals received by Skechers, the inclusion of a condition to 3G Capital’s obligation to close a potential transaction that no more than 10% of the issued and outstanding Skechers shares have properly and validly exercised their statutory rights under Section 262(a) of the DGCL and a reverse termination fee requiring that 3G Capital pay Skechers an amount equal to 4.75% of Skechers’ equity value (which would be calculated, solely for such purpose, as though all Skechers shares converted into the Revised Election Cash Consideration) if closing did not occur as a result of a financing failure.
On the night of May 1, 2025, representatives of Paul, Weiss called representatives of Latham & Watkins to elaborate upon the proposed changes in the revised draft of the Merger Agreement, including the scope of closing conditions proposed by 3G Capital. Representatives of Latham & Watkins then communicated the feedback to members of Skechers management and planned to discuss in further detail the following day with the Independent Committee.
On the morning of May 2, 2025, representatives of Paul, Weiss called representatives of Latham & Watkins to communicate that 3G Capital would be prepared to provide the certainty with respect to closing conditions sought by the Skechers Board, subject to resolution of the remaining open material issues in the revised draft of the Merger Agreement provided the day before with respect to the “window shop” period and the reverse termination fee.
Later in the day on May 2, 2025, the Skechers Board held a special meeting with John Vandemore, Philip Paccione, Ted Weitzman and representatives from each of Latham & Watkins and Greenhill. The Skechers Board discussed the negotiation of key terms in the Merger Agreement and the transactions and other documents contemplated thereby.
Also on May 2, 2025, and immediately following the special meeting of the Skechers Board, the Independent Committee met to discuss updates around the negotiation of key terms in the Merger Agreement and the transactions and other documents contemplated thereby. The Independent Committee then authorized Latham & Watkins to provide Paul, Weiss a revised draft of the Merger Agreement. Following the meetings, representatives of Latham & Watkins provided representatives of Paul, Weiss a revised draft of the Merger Agreement, which included, among other things, a “window shop” period of 40 days with respect to parties who had submitted unsolicited proposals within the first 20 days after the date of the Merger Agreement, the removal of the condition to 3G Capital’s obligation to close a potential transaction that no more than 10% of the issued and outstanding Skechers shares have properly and validly exercised their statutory rights under Section 262(a) of the DGCL and a reverse termination fee requiring that 3G Capital pay Skechers an amount equal to 5.5% of Skechers’ equity value (which would be calculated, solely for such purpose, as though all Skechers shares converted into the Revised Election Cash Consideration) if closing did not occur as a result of a financing failure (which amount would equal $534,103,258).
Also on May 2, 2025, representatives of Latham & Watkins sent representatives of Paul, Weiss a revised draft of the support agreement, and later that day, representatives of Paul, Weiss shared with representatives of Latham & Watkins revised drafts of the support agreement and the Parent LLC Agreement. The revised draft of the Parent LLC Agreement, among other things, (i) included forfeiture provisions with respect to non-permitted transfers of equity units in Parent (but did not include penalty provisions with respect thereto) and (ii) expanded the scope of the non-competition covenant to include Skechers stockholders who hold Class B Common Stock and executive officers of Skechers who would receive equity units in Parent in connection with the potential transaction (but not all Skechers stockholders).
Also on May 2, 2025, representatives of Latham & Watkins shared with representatives of Paul, Weiss a revised draft of the Parent LLC Agreement. The revised draft reflected acceptance of the material positions previously raised by 3G Capital with respect to the Parent LLC Agreement.
From May 3, 2025 through the morning of May 4, 2025, Skechers, 3G Capital and representatives of each party traded additional drafts of the Merger Agreement and related agreements, the debt and equity commitment letters, pursuant to which 3G Capital would obtain financing to fund the potential transaction, and the support agreement.
On May 4, 2025, the Skechers Board held a special meeting with John Vandemore, Philip Paccione, Ted Weitzman and representatives from each of Latham & Watkins and Greenhill. Prior to the meeting,

representatives of Greenhill provided the Skechers Board with an updated disclosure as of May 3, 2025 of Greenhill’s financial advisor relationships with respect to Skechers and its affiliates and 3G Capital. At the request of the Skechers Board, representatives of Greenhill rendered Greenhill’s oral opinion to the Skechers Board, which was subsequently confirmed by delivery of Greenhill’s written opinion dated May 4, 2025 that, as of such date and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth in such opinion, the Cash Election Consideration to be received by the holders of Skechers Common Stock, other than the Excluded Holders, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Representatives of Latham & Watkins then presented an overview of the Skechers Board’s fiduciary duties under Delaware law in connection with considering and approving a sale transaction and reviewed a detailed presentation of the final terms proposed in the Merger Agreement and other transaction documents, copies of final versions of which had been provided to the Skechers Board. Representatives of Latham & Watkins also discussed steps in connection with signing and certain regulatory clearances and notices that would need to be obtained post-signing. The Skechers Board then discussed with its advisors and Skechers management, among other things, the terms of the Merger Agreement and the transactions and other documents contemplated thereby.
Also on May 4, 2025, and immediately following the special meeting of the Skechers Board, the Independent Committee met to discuss with representatives of Latham & Watkins the proposed resolutions approving the Merger Agreement and the final versions of the proposed Merger Agreement, support agreement and the stockholder written consent, each of which were provided before the meeting. The final version of the Merger Agreement included, among other things, (a) a “window shop” period of 20 days after the date of the Merger Agreement with respect to unsolicited proposals received by Skechers, which for parties who submit an Acquisition Proposal during such 20-day period, is extended to 40 days following the date of the Merger Agreement, (b) the removal of the condition to 3G Capital’s obligation to close a potential transaction that no more than 10% of the issued and outstanding Skechers shares have properly and validly exercised their statutory rights under Section 262(a) of the DGCL and (c) a reverse termination fee requiring that 3G Capital pay Skechers an amount equal to $534,103,258 if closing did not occur as a result of a financing failure. Following discussion, the Independent Committee unanimously (i) determined that the Merger Agreement and the transactions and other documents contemplated therein are fair and in the best interests of Skechers and its stockholders, (ii) recommended that the Skechers Board approve and declare advisable the Merger Agreement and the transactions and documents contemplated therein and (iii) subject to the terms of the Merger Agreement, recommended the adoption of the Merger Agreement by Skechers stockholders.
Also on May 4, 2025, and following the meeting of the Independent Committee, the Skechers Board re-convened its earlier meeting to discuss the Independent Committee’s recommendation with respect to the potential transaction with 3G Capital. Following such discussion, the Skechers Board unanimously (i) authorized and approved the execution, delivery and performance by Skechers of the Merger Agreement and the consummation of the transactions contemplated therein, (ii) declared that the Merger Agreement and the transactions and documents contemplated therein are advisable, fair to and in the best interests of Skechers and its stockholders and (iii) recommended that Skechers stockholders adopt the Merger Agreement and approve the transactions contemplated therein in accordance with Delaware law.
Also on May 4, 2025, and immediately following the conclusion of the Skechers Board and Independent Committee meetings, (a) Skechers, Parent and Merger Sub executed and delivered the Merger Agreement, (b) Skechers and the Greenberg Stockholders executed and delivered the support agreement, (c) Parent and certain financial institutions party thereto, including JPMorgan Chase Bank, N.A. acting as lead left arranger, executed and delivered a debt commitment letter, pursuant to which such financial institutions committed to provide to Parent, subject to the terms and conditions thereof, debt financing consisting of an approximately $2.1 billion initial term loan facility, an approximately $1.6 billion revolving facility, an approximately $1.9 billion senior secured bridge facility and an approximately $2.5 billion junior debt facility, (d) Parent and Fund VI executed and delivered an equity commitment letter whereby Fund VI committed to provide to Parent, subject to the terms and conditions thereof, equity financing that, after giving effect to the debt financing and any cash or other sources of liquidity available to Parent and Merger Sub, would enable Parent to pay the merger consideration and any other amounts required to be paid in cash at the closing of the Merger in connection therewith and related fees and expenses payable by Parent and Merger

Sub in connection therewith and (e) all other related transaction documents were executed by the relevant parties. Following the execution of the Merger Agreement, support agreement, debt commitment letter, equity commitment letter and all other related transaction documents, the Greenberg Stockholders executed the Written Consent adopting the Merger Agreement and approving a potential transaction.
Prior to the opening of trading in Skechers common stock on NYSE on May 5, 2025, Skechers and 3G Capital issued a joint press release publicly announcing the potential transaction and the execution of the Merger Agreement on May 4, 2025, and Mr. Greenberg filed an amended Schedule 13D.
Between the signing of the Merger Agreement on May 4, 2025 and July 13, 2025, Skechers has not received any Acquisition Proposals.
Recommendations of the Independent Committee and the Skechers Board; Skechers’ Reasons for the Transaction
In April 2025, the Skechers Board formed the Independent Committee, comprised solely of directors of the Skechers Board, each of whom satisfied the applicable criteria under the NYSE for determining director independence from Skechers and the Greenberg Stockholders (in the case of the Greenberg Stockholders, as if the Greenberg Stockholders were Skechers for purposes of applying such criteria to determine independence from the Greenberg Stockholders) and were “disinterested directors” as defined in Section 144(e)(4) of the DGCL, and empowered the Independent Committee to, among other things, review, evaluate and negotiate a proposed transaction with 3G Capital (or to the extent arising from such proposal(s) from 3G Capital, from one or more other third parties) and to make such recommendations to the Skechers Board and to Skechers stockholders as the Independent Committee deemed appropriate with respect thereto.
The Independent Committee
At a meeting held on May 4, 2025, the Independent Committee unanimously adopted resolutions (i) deeming and declaring that the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement are fair to and in the best interests of Skechers and its stockholders, (ii) declaring advisable the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement, (iii) recommending that the Skechers Board approve the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement and (iv) recommending that the Skechers Board approve the execution, delivery and performance by Skechers of the Merger Agreement and the consummation of the Transaction and all other transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth therein. The Independent Committee also unanimously (i) deemed and declared the Support Agreement and the transactions contemplated thereby to be advisable, fair to and in the best interests of Skechers and its stockholders, (ii) approved the Support Agreement in accordance with Section 3.14 of the bylaws of Skechers (as amended) and Section 144(a) of the DGCL and (iii) recommended that the Skechers Board authorize and approve the execution, delivery and performance by Skechers of the Support Agreement and the transactions contemplated thereby.
In arriving at this determination and recommendation, the Independent Committee reviewed and discussed a significant amount of information (including information from Skechers management and information obtained from 3G Capital management) and consulted with Skechers’ legal and financial advisors. The following are some of the significant factors that supported the Independent Committee’s determination and recommendation (these factors are presented below in no particular order, are not intended to be exhaustive and were neither ranked nor weighted in any manner by the Independent Committee). The Independent Committee views its positions and recommendations as being based on the totality of the information presented to and considered by it:
•
Knowledge of Skechers’ Business and Industry.   The Independent Committee’s knowledge and understanding of Skechers’ business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects (including the risks involved in seeking to achieve such prospects).

•
Merger Consideration.   The Merger Consideration being offered to Skechers stockholders in connection with the Transaction, including:

•
the fact that Skechers stockholders holding Legacy Shares will have the right to elect to receive their Merger Consideration in the form of (i) $63.00 per share in cash or (ii) $57.00 per share in cash and one Common Unit (subject to the proration mechanism for the Mixed Election described in the section entitled “Summary of the Merger Agreement — The Merger Consideration — Merger Consideration” beginning on page 98 of this information statement/prospectus);

•
the value of the Merger Consideration relative to (i) the market performance of Skechers shares and (iii) the trading price of Skechers shares on May 2, 2025 (the last trading day prior to the public announcement of Skechers’ entry into the Merger Agreement) and, in this regard, how the Cash Election Consideration of $63.00 per share represented a premium of 30% to Skechers’ 15-day volume-weighted average stock price as of May 2, 2025;

•
the fact that Skechers stockholders who elect the Mixed Election Consideration retain an ongoing economic interest in the business through ownership of Parent Units, thereby allowing such Skechers stockholders to participate in any future growth, profitability, or strategic upside of the Skechers business following the Closing and any value that may be realized through a future liquidity event involving Parent;

•
the fact that Skechers stockholders who elect Cash Election Consideration obtain immediate value and liquidity;

•
the fact that, following the Closing, the Legacy Members (as defined herein) will, by majority vote of the Parent Units held by the Legacy Members, elect the Legacy Member Representative (as defined herein), which (i) will serve on the Parent Board, (ii) will be entitled to concurrent access to any information provided to holders of debt securities of Parent or its subsidiaries, including audited and unaudited financial statements of Parent, (iii) may, five years following the date of the Closing, request that Parent pursues an initial public offering or change of control that would result in a sale of 100% of Parent Units held by Legacy Members and (iv) will have certain consent rights over Parent’s ability to enter into any related person transactions, redeem or repurchase any equity securities, declare any distributions (other than on a pro rata, pari passu basis), or enter into certain amendments to the limited liability company agreement of Parent; and

•
the belief of the Independent Committee, based on the arm’s-length negotiations between Skechers and its advisors, on the one hand, and 3G Capital and its respective advisors, on the other hand, that the aggregate cash consideration was the highest amount of cash to which 3G Capital would agree.

•
Evaluation of Skechers’ Business.   The Independent Committee evaluated information regarding Skechers’ business, including:

•
the Company’s historical financial performance;

•
the Skechers Management Projections as further described in the section captioned “Skechers Management Unaudited Prospective Financial Information” beginning on page 81; and

•
the risk factors set forth in Skechers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

•
Negotiations with 3G Capital.   The Independent Committee’s belief that, after negotiations and multiple discussions with 3G Capital, and in light of 3G Capital’s concerns (i) identified by 3G Capital in its due diligence related to Skechers’ increased capital expenditure and working capital requirements, Skechers’ higher effective tax rate, Skechers’ deteriorating retail same-store sales and international e-commerce trends, the unsustainability of Skechers’ gross margins in an increasingly promotional retail environment, and a more cautious long- term profitability and business outlook for Skechers’ business, (ii) with respect to the potential continued impact of other macroeconomic factors on Skechers’ business, including persistent inflationary pressures, volatility in foreign currency exchange rates, weakening consumer demand and ongoing uncertainty in overall economic conditions and (iii) with respect to the significant potential short- and long-term impact of existing and future tariffs, trade restrictions, global trade policies and retaliatory actions by the United States or its trading partners on Skechers’ business, Skechers obtained the highest price and most favorable terms to which 3G Capital was willing to agree in light of the circumstances (see the section captioned “Background of the Transaction” beginning on page 63). The Independent Committee also considered the arm’s-length negotiations between Skechers and its advisors, on the one hand, and 3G Capital and its advisors, on the other hand, and the benefits that Skechers was able to obtain as a result of such negotiations, which, among other things, resulted in the revision of the terms of the Transaction to be more favorable to Skechers and its stockholders than initially proposed by 3G Capital, including (i) that there not be a condition to 3G Capital’s obligation to close a potential transaction that no more than 10% of the issued and outstanding Skechers shares have properly and validly exercised their statutory rights under Section 262(a) of the DGCL, (ii) the inclusion of a window-shop period that enabled the Independent Committee, subject to the terms of the Merger Agreement, to continue, following Skechers’ entry into the Merger Agreement, to review and consider unsolicited Acquisition Proposals that would provide superior value to Skechers stockholders for a period of 20 days following the date of the Merger Agreement, which for parties who submit an Acquisition Proposal during such 20-day period, was extended to 40 days following the date of the Merger Agreement, and (iii) a reverse termination fee requiring that 3G Capital pay Skechers an amount equal to $534,103,258 under certain circumstances, including if the closing did not occur as a result of a financing failure.
•
Other Potential Acquirors.   The Independent Committee considered, based on advice to Skechers from its financial advisor, that the number of potential strategic or financial counterparties to an alternative transaction involving an acquisition of Skechers at the price and terms provided by 3G Capital was likely low.

•
Potential Loss of Opportunity.   The Independent Committee also believed, based on Skechers’ management’s interactions with 3G Capital, that it was essential to 3G Capital to sign and announce a transaction with Skechers on an expedited basis and 3G Capital may not remain interested in pursuing a transaction with Skechers at a later time or under different circumstances.

•
Opportunity for Interloping Offers.   Even though Skechers was not actively engaged in discussions with any party other than 3G Capital at the time it entered into the Merger Agreement, the Merger Agreement included (i) a 40-day “window-shop” period during which Skechers was permitted to review unsolicited Acquisition Proposals and terminate the Merger Agreement to accept a Superior Proposal and (ii) deal protection provisions which, in the view of the Independent Committee, likely would not unduly deter any interested third party from making, or inhibit the Skechers Board or the Independent Committee from approving, a Superior Proposal during such window-shop period, in each case, subject to certain conditions (including payment of the Company Termination Fee of $339,883,891, which the Independent Committee viewed to be customary for similar transactions). The Independent Committee considered that the public announcement of the Transaction was likely to generate widespread media coverage and attract the attention of any potentially interested parties, who would then have an opportunity to express their interest in a potential alternative transaction during the 40-day window-shop period.

•
3G Capital’s Reputation.   The information obtained in the Independent Committee’s discussions with Skechers management, in consultation with Skechers’ advisors, regarding the business reputation, experience and financial resources of 3G Capital.

•
Majority Stockholder Support.   The support of the Greenberg Stockholders, which as of May 4, 2025, controlled approximately 58.3% of the voting power of Skechers’ outstanding shares of Skechers Common Stock, and which will be receiving the same form and amount of Merger Consideration per share for their Skechers shares as all other Skechers stockholders.

•
Review of the Merger Agreement.   The review by the Independent Committee with Skechers’ legal and financial advisors of, and advice received from such advisors on, the structure of the Transaction and the financial and other terms of the Merger Agreement and the other agreements entered into in connection with the Transaction (as described in the sections entitled “Summary of the Merger Agreement” and “Summary of Certain Agreements Related to the Transaction” beginning on pages 97 and 126, respectively, of this information statement/prospectus), including with respect to governance matters, deal protection, conditionality, termination rights and the likelihood of consummating the Transaction (including with respect to obtaining required regulatory approvals).
•
Fairness Opinion.   The opinion of Greenhill rendered to the Skechers Board on May 4, 2025 as to the fairness, from a financial point of view, to the holders of Skechers Common Stock (other than the Excluded Holders), as of the date of such opinion, of the Cash Election Consideration to be received by such holders pursuant to the Merger Agreement, as more fully described below in this section of this information statement/prospectus.

•
Likelihood of Closing.   The belief of the Independent Committee that the Transaction has a high likelihood of being completed in a timely manner based on a number of factors, including:

•
the closing conditions and the circumstances in which 3G Capital may terminate the Merger Agreement being specific and limited, including the fact that there is no financing condition;

•
the fact that the requisite approval of the Transaction by Skechers stockholders was obtained on the date that the parties entered into the Merger Agreement;

•
the regulatory filings and review associated with the Transaction;

•
the fact that the Termination Date can be extended by three months for the purpose of obtaining regulatory or antitrust approvals, if the Transaction has not been completed on or prior to November 4, 2025, which is anticipated to allow for sufficient time to obtain required regulatory approvals while limiting the length of time during which Skechers is required to operate subject to the restrictions on interim operations set forth in the Merger Agreement; and

•
the fact that Skechers may specifically enforce 3G Capital’s obligations under the Merger Agreement.

The Independent Committee weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the Transaction, including the following (these factors are presented below in no particular order, are not intended to be exhaustive and were neither ranked nor weighted in any manner by the Independent Committee):
•
Closing Certainty.   The conditions to the obligations of 3G Capital to complete the Transaction, including the requirement to obtain certain regulatory clearances and consents, and the right of 3G Capital to terminate the Merger Agreement without paying a termination fee to Skechers if such required regulatory clearances and consents are not obtained by a certain date.

•
Risks Associated with a Failure to Consummate the Transaction.   The risk that the Transaction may not be completed in a timely manner (or at all), and the effect that failing to complete the Transaction in a timely manner (or at all) might have on the business, operations, financial results and the trading price of Class A Common Stock or perceptions of Skechers among investors, customers, employees and other stakeholders.

•
Restrictions on the Operation of Skechers’ Business.   The restrictions on the conduct of Skechers’ business prior to the Closing that require Skechers to conduct its business in the ordinary course and prevent Skechers from taking certain specified actions, subject to certain specified limitations, which could delay or prevent Skechers from undertaking certain business opportunities pending completion of the Transaction.

•
Impact on Skechers Personnel, Customers and Other Stakeholders.   The adverse impact that business uncertainty prior to the Closing and during the post-Closing integration period could have on the ability of both Skechers and 3G Capital prior to and following the Closing, to attract, retain and motivate key personnel and maintain business relationships with customers and other stakeholders.

•
Impact of Transaction Announcement on Skechers.   The risk that the Transaction might divert management focus and resources from operating Skechers’ business, as well as other strategic opportunities, and that 3G Capital’s acquisition of Skechers might result in potential disruption to Skechers’ business and strategic opportunities following the Closing.

•
Participation in Future Gains.   To the extent the Skechers stockholders do not elect to receive the Mixed Election Consideration, any potential upside in Skechers’ strategic plan as a standalone company, and the fact that Skechers stockholders will forgo any future increase in the value of Skechers Common Stock that might result from Skechers’ possible growth as a standalone company.
•
No Solicitation.   The fact that, pursuant to the terms of the Merger Agreement, Skechers is restricted from (i) soliciting, initiating, knowingly facilitating or knowingly encouraging the submission of an Acquisition Proposal, (ii) discussing any Acquisition Proposal submitted by a third party with such third party and (iii) terminating the Merger Agreement to enter into a Superior Proposal (given the expiration of the window-shop period).

•
Proration of Mixed Consideration.   The fact that Skechers stockholders who elect to receive the Mixed Election Consideration for their shares of Skechers Common Stock might be able to exchange only a portion of their Skechers shares for Mixed Election Consideration because of the proration mechanism set forth in the Merger Agreement and described herein.

•
Company Termination Fee.   The significant costs involved in connection with entering into the Merger Agreement and consummating the Transaction (many of which are payable regardless of whether the Transaction is consummated), including the risk that Skechers might become obligated to pay 3G Capital the Company Termination Fee of $339,883,891 in connection with a termination of the Merger Agreement under certain circumstances, as described in the section entitled “Summary of the Merger Agreement — Company Termination Fee” beginning on page 123 of this information statement/prospectus.

•
Skechers Controlled by 3G Capital.   The fact that, immediately following the completion of the Transaction, 3G Capital is expected to hold at least 78.6% of Parent’s outstanding units immediately following the Closing and will control Skechers following the completion of the Transaction and the fact that this concentration of ownership and voting power may subject the Legacy Members to decisions that materially adversely affect their interests.

•
Rights of the Legacy Members.   The fact that (i) there is no public market for the Parent Units and one is not expected to develop, (ii) Legacy Members are generally prohibited from transferring their Parent Units, except in very limited circumstances or with the prior written consent of Fund VI, and (iii) the Legacy Members will have no information rights with respect to the books and records of Parent. See the section entitled “Risk Factors — Risks Related to the Mixed Election Consideration and Ownership of Parent Units” beginning on page 32 of this information statement/prospectus.

•
No Fairness Opinion for Mixed Election Consideration.   The fact that, due to the uncertainty of the value of Parent Units in the Mixed Election Consideration, a fairness opinion has not been obtained for the Mixed Election Consideration. For a discussion of risks associated with the ownership of Parent Units, see the section entitled “Risk Factors — Risks Related to the Mixed Election Consideration and Ownership of Parent Units — The value of Parent Units is highly uncertain and cannot be reliably estimated.”

•
Directors and Executive Officers.   The interests of Skechers’ directors and executive officers with respect to the Transaction that may be in addition to, or that may be different from, their interests as Skechers stockholders, as described in the section entitled “Interests of Directors and Executive Officers of Skechers in the Merger” beginning on page 150 of this information statement/prospectus.

•
Risk of Litigation.   The risk of litigation arising from Skechers stockholders in respect of the Merger Agreement or the Transaction.

•
Tax Treatment.   That the receipt of cash consideration by Skechers stockholders as a part of the Cash Election Consideration or the Mixed Election Consideration will be taxable for U.S. federal income tax purposes, as described in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 157 of this information statement/prospectus.

•
Risk Factors.   The risks of the type and nature described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 32 and 58, respectively, of this information statement/prospectus.

The Independent Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Transaction were outweighed by the potential benefits that the Independent Committee expected Skechers and Skechers stockholders would achieve as a result of the Transaction.

The Skechers Board
At a meeting of the Skechers Board held on May 4, 2025, following the meeting of the Independent Committee, the Skechers Board unanimously adopted resolutions (i) determining that the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement are fair to and in the best interests of Skechers and its stockholders, (ii) approving and declaring advisable the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement, (iii) authorizing and approving the execution, delivery and performance by Skechers of the Merger Agreement and the consummation of the Transaction and all other transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth therein and (iv) recommending, subject to the terms of the Merger Agreement, that Skechers stockholders entitled to vote adopt the Merger Agreement. The Skechers Board also (i) approved the Support Agreement and the transactions contemplated thereby and (ii) authorized and approved the execution, delivery and performance by Skechers of the Support Agreement and the transactions contemplated thereby. The members of the Skechers Board who were present at the meeting were Robert Greenberg, Michael Greenberg, David Weinberg, Katherine Blair, Morton Erlich, Zulema Garcia, Yolanda Macias and Richard Siskind.
In arriving at this determination and recommendation, the Skechers Board reviewed and discussed a significant amount of information (including information from Skechers management and 3G Capital management) and consulted with the Independent Committee. The following are some of the significant factors that supported the Skechers Board’s determination and recommendation (these factors are presented below in no particular order, are not intended to be exhaustive and were neither ranked nor weighted in any manner by the Skechers Board):

•
the factors considered by the Independent Committee that are listed in the section entitled “The Merger — Transaction — The Independent Committee” beginning on page 75 of this information statement/prospectus, and the fact that the Independent Committee made its evaluation of the Merger Agreement and the Transaction based upon such factors;

•
the opinion of Greenhill rendered to the Skechers Board on May 4, 2025, which was subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that, as of such date and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the Cash Election Consideration to be received by the holders of Skechers Common Stock, other than the Excluded Holders, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “— Opinion of Skechers’ Financial Advisor” beginning on page 87 of this information statement/prospectus;

•
the Independent Committee’s unanimous determination (i) deeming and declaring that the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement are fair to and in the best interests of Skechers and its stockholders, (ii) declaring advisable the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement, (iii) recommending that the Skechers Board approve the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement and (iv) recommending that the Skechers Board approve the execution, delivery and performance by Skechers of the Merger Agreement and the consummation of the Transaction and all other transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth therein; and

•
the Independent Committee’s unanimous determination (i) deeming and declaring the Support Agreement and the transactions contemplated thereby to be advisable, fair to and in the best interests of Skechers and its stockholders, (ii) approving the Support Agreement in accordance with Section 3.14 of the bylaws of Skechers (as amended) and Section 144(a) of the DGCL and (iii) recommending that the Skechers Board authorize and approve the execution, delivery and performance by Skechers of the Support Agreement and the transactions contemplated thereby.

The Skechers Board weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the Transaction, including those that are listed in the section entitled “The Merger — Transaction — The Independent Committee” beginning on page 75 of this information statement/prospectus.

The Skechers Board concluded that the uncertainties, risks and potentially negative factors relevant to the Transaction were outweighed by the potential benefits that the Skechers Board expected Skechers and Skechers stockholders would achieve as a result of the Transaction.
In considering the recommendation of each of the Independent Committee and the Skechers Board, Skechers stockholders should be aware that certain of Skechers’ directors and executive officers have interests with respect to the Transaction that may be in addition to, or that may be different from, the interests of Skechers stockholders generally. See the section entitled “Interests of Directors and Executive Officers of Skechers in the Merger” beginning on page 150 of this information statement/prospectus.
Furthermore, because of the uncertainty related to the value of the Parent Units (as described under “Risk Factors — The value of Parent Units is highly uncertain and cannot be reliably estimated”), the Skechers Board and the Independent Committee determined that they were not able to, and decided not to, obtain a fairness opinion for the Mixed Election Consideration. The Skechers Board and the Independent Committee considered this decision when determining that the Merger Agreement, the Transaction and all other transactions contemplated by the Merger Agreement are fair and in the best interests of Skechers and its stockholders.
The foregoing discussion of the information and factors considered by the Independent Committee and the Skechers Board includes the principal factors considered by the Independent Committee and the Skechers Board, respectively, but is not intended to be exhaustive and may not include all of the factors considered. In view of the wide variety of factors considered in connection with its evaluation of the Transaction and the complexity of these matters, neither the Independent Committee nor the Skechers Board found it useful to nor attempted to quantify, rank or otherwise assign relative weights to these factors. Rather, each of the Independent Committee and the Skechers Board viewed its determination and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Independent Committee or the Skechers Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Independent Committee and the Skechers Board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 58 of this information statement/prospectus.
Certain Unaudited Prospective Financial Information
Skechers Unaudited Prospective Financial Information
Skechers does not, as a matter of course, publicly disclose forecasts or projections as to their long-term future financial performance, revenues, earnings or other results due to, among other reasons, the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions, estimates and projections, especially in respect of projections covering extended periods of time.
In April 2025, Skechers management updated the Skechers long range plan to include the then current 2025 forecast and global business conditions such as consumer demand, pricing, trade policies, supply chain issues, currency exchange rates and other macroeconomic factors (the “Skechers Management Projections”). The Skechers Management Projections were reviewed and approved by the Skechers Board for use by Greenhill in connection with its financial analysis and opinion, as described in the section entitled “— Opinion of Skechers’ Financial Advisor” beginning on page 87 of this information statement/prospectus. At the direction of the Skechers Board, the Skechers Management Projections were also provided to 3G Capital on May 1, 2025 to facilitate 3G Capital’s evaluation of the potential transaction.
The following tables present a summary of the Skechers Management Projections. Although the information in the Skechers Management Projections is presented with numerical specificity, it reflects numerous estimates and assumptions made by Skechers management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other potential future events, as well as matters specific to Skechers’ business, in each case as of the date it was prepared, all of which are difficult or impossible to predict accurately and many of which Skechers does not control. As a result, actual results likely will differ, and may differ materially, from those contained in the Skechers Management

Projections. Assumptions that were used by Skechers in developing the Skechers Management Projections include, but are not limited to, the following:
•
Sales growth reflects the combination of projected unit volume compound annual growth of approximately 7% and average selling price compound annual growth of approximately 2%, resulting in approximately 9% sales compound annual growth during the 2025 through 2029 projection period. This is comprised of compound annual sales growth in wholesale of approximately 7% and in direct to consumer of approximately 11%.

•
Gross margin is projected to expand from approximately 52.5% in 2025 to approximately 54.4% in 2029, as the higher gross margin direct to consumer segment grows faster than the wholesale segment.

•
Selling, general and administrative (“SG&A”) expenses as a percentage of sales are projected to grow faster than sales in 2025 and 2026, peaking at 45.4% in 2026 due to increases in labor, marketing expenses and other expenses, but are anticipated to grow relatively in-line with sales thereafter.

•
As a result of these assumptions, operating margin is expected to be approximately 10% in 2028 and 2029, consistent with recent operating margins.

•
Capital expenditures reflect the businesses’ capital needs and are primarily focused on distribution center expansion, retail store growth, and investment in corporate offices and technology. Elevated capital expenditures in 2025 reflect the expansion of distribution capacity in the US and China, in addition to continued spend on retail store expansion.

Factors or contingencies that could potentially cause Skechers’ actual results to differ, and may differ materially, from those contained in the Skechers Management Projections and could affect the contemplated growth from materializing include, but are not limited to, the following: (a) changes to consumer discretionary health and demand for footwear; (b) changes in consumer preferences and purchasing criteria for style, comfort, or value; (c) lack of consumer demand for new product releases; (d) Skechers’ inability to achieve expected pricing or changes to projected pricing strategy; (e) consumer price elasticity in response to pricing actions by Skechers; (f) Skechers’ inability to open retail stores at the rate projected; (g) lower than expected effectiveness of Skechers’ projected marketing spend; (h) competitive pressures from existing and new competitors; (i) slowdown in industry growth rates; (j) lack of accuracy of Statista projections used to build Skechers’ unit volume assumptions; (k) Skechers’ inability to execute on wholesale distribution growth plans internationally; (l) Skechers’ inability to attract additional demand to domestic and international e-commerce websites; (m) change in consumer preferences for shopping in retail stores, leading to Skechers’ retail stores driving below industry growth rates; and (n) operational or financial challenges faced by Skechers, it manufacturing partners, or its wholesale and distributor partners.
Skechers Management Projections
($ in millions)	2025E	2026E	2027E	2028E	2029E
Sales	$9,434	$10,074	$11,022	$12,205	$13,266
Operating Income(1)	$706	$830	$961	$1,193	$1,366
EBITDA(2)	$947	$1,119	$1,292	$1,560	$1,767
Net Operating Profit After Tax(3)	$549	$635	$721	$894	$1,024
Unlevered Free Cash Flow(4)	$36	$339	$475	$677	$795
Taxes(5)	$157	$195	$240	$298	$341
Depreciation and Amortization(6)	$241	$288	$331	$367	$401
Change in Net Working Capital(7)	$9	$209	$177	$170	$167
Capital Expenditures(8)	$746	$375	$400	$414	$463

(1)
Equal to earnings before interest and taxes or EBIT.

(2)
Earnings before interest, taxes, depreciation and amortization is a non-GAAP measure and is equal to operating income (or EBIT), plus depreciation and amortization. No reconciliation to net income was provided.

(3)
Net operating profit after tax is a non-GAAP measure equal to EBIT less taxes. No reconciliation to net income was provided. Net operating profit after tax for the second, third and fourth quarters of 2025 in the Skechers Management Projections is equal to $347.

(4)
Unlevered free cash flow is a non-GAAP measure equal to net operating profit after tax plus depreciation and amortization, plus or minus change in net working capital and minus capital expenditures. No reconciliation to any comparable GAAP measure was provided. Unlevered free cash flow for the second, third and fourth quarters of 2025 in the Skechers Management Projections is equal to $358.

(5)
Taxes for the second, third and fourth quarters of 2025 in the Skechers Management Projections is equal to $94.

(6)
Depreciation and amortization for the second, third and fourth quarters of 2025 in the Skechers Management Projections is equal to $184.

(7)
Change in net working capital for the second, third and fourth quarters of 2025 in the Skechers Management Projections is equal to ($426).

(8)
Capital expenditures for the second, third and fourth quarters of 2025 in the Skechers Management Projections is equal to $598.

In addition to the Skechers Management Projections, during the course of discussions between the parties, Skechers management provided additional financial information, including the information that is described below solely for completeness.
On January 8, 2025, Skechers management provided to 3G Capital a copy of the Skechers existing long range plan that had originally been developed in mid-2024, which was updated solely to take into account preliminary actual results for 2024 and the preliminary 2025 annual operating plan (the “Updated 2024 Long Range Plan”). The Updated 2024 Long Range Plan included certain non-public, unaudited prospective financial information for fiscal years 2025 through 2028, but were not materially updated to reflect global business conditions such as consumer demand, pricing, trade policies, supply chain issues, currency exchange rates and other macroeconomic factors.
On January 30, 2025, Skechers management provided to 3G Capital a copy of the Skechers 2025 annual operating plan (the “Annual Operating Plan”), which was updated in the ordinary course to reflect actual results for 2024 and expected performance in 2025 based on those results. No other years of the long range plan were updated to reflect such results and expected performance.
The following tables present a summary of the Updated 2024 Long Range Plan and the Annual Operating Plan. Although the information in the Updated 2024 Long Range Plan and the Annual Operating Plan is presented with numerical specificity, it reflects numerous estimates and assumptions made by Skechers management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other potential future events, as well as matters specific to Skechers’ business, in each case as of the date it was prepared, all of which are difficult or impossible to predict accurately and many of which Skechers does not control. As a result, actual results likely will differ, and may differ materially, from those contained in the Updated 2024 Long Range Plan and the Annual Operating Plan.
Updated 2024 Long Range Plan
($ in millions)	2025E	2026E	2027E	2028E	2029E
Sales	$10,024	$10,974	$11,941	$12,978	n/a
Operating Income(1)	$1,200	$1,322	$1,500	$1,729	n/a
Taxes	$302	$333	$377	$434	n/a
Depreciation and Amortization	$239	$283	$307	$327	n/a

(1)
Equal to earnings before interest and taxes or EBIT.

Annual Operating Plan
($ in millions)	2025E
Sales	$9,792
Operating Income	$928

Comparison of Skechers Management Projections to Updated 2024 Long Range Plan
The Skechers Management Projections reflect updated assumptions and more recent financial performance relative to those used in the Updated 2024 Long Range Plan. The Skechers Management Projections incorporate actual results from full-year 2024, as well as Q1 2025 actual performance and Q2 2025 forecast, along with more current management insights and leading indicators of performance. In contrast, the Updated 2024 Long Range Plan was based on preliminary 2024 estimates and an initial 2025 annual operating plan developed during the second half of 2024.
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The comparison of assumptions used in the Skechers Management Projections versus the Updated 2024 Long Range Plan for 2025 performance is as follows:

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2025 sales in the Skechers Management Projections are approximately 6% lower than the Updated 2024 Long Range Plan, comprised of lower unit volumes and lower average selling price that are approximately 4% and 2% lower than the Updated 2024 Long Range Plan, respectively.

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2025 gross margin in the Skechers Management Projections is approximately 70 basis points lower than the Updated 2024 Long Range Plan, reflecting the latest average selling price and cost of goods sold (“COGS”) inflation assumptions.

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2025 SG&A in the Skechers Management Projections is approximately 380 basis points higher than the Updated 2024 Long Range Plan, primarily reflecting higher labor costs and other operating expense.

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As a result, 2025 operating margin in the Skechers Management Projections is approximately 450 basis points lower than the Updated 2024 Long Range Plan.

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The comparison of assumptions used in the Skechers Management Projections vs. the Updated 2024 Long Range Plan for 2025 through 2028 performance is as follows:

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Sales compound annual growth rate in the Skechers Management Projections of approximately 9% is generally consistent with the Updated 2024 Long Range Plan, however is comprised of slightly higher average selling prices offset by lower unit volumes.

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Gross margin in the Skechers Management Projections is approximately 30-40 basis points higher per year than the Updated 2024 Long Range Plan, due to pricing actions and higher direct to consumer business mix.

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SG&A as percentage of sales in the Skechers Management Projections is approximately 400 basis points higher per year than the Updated 2024 Long Range Plan, due to increased spend on labor and other G&A items.

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As a result, operating margin in the Skechers Management Projections is approximately 350 basis points to 400 basis points lower per year than Updated 2024 Long Range Plan.

Comparison of Skechers Management Projections to Annual Operating Plan
Similarly, the Skechers Management Projections utilize more recent financial insights and management perspectives on business outlook than were used to construct the Annual Operating Plan. More specifically, the Skechers Management Projections reflect the latest Q2 2025 Forecast for 2025 prepared in late April 2025, while the Annual Operating Plan reflects preliminary assumptions compiled in January 2025.
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The comparison of assumptions used in the Skechers Management Projections versus the Annual Operating Plan is as follows:

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2025 sales in the Skechers Management Projections are approximately 4% lower than the Annual Operating Plan, reflecting a weaker demand domestically and in Asia, partially offset by stronger demand in Europe. 2025 average selling price in the Skechers Management Projections is approximately 2% higher than the Annual Operating Plan, offset by approximately 6% lower volume than the Annual Operating Plan.

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2025 operating margin in the Skechers Management Projections is approximately 200 basis points lower than the Annual Operating Plan, driven by 60 basis points lower gross margins and 140 basis points higher SG&A as a percentage of sales.

Cautionary Statement Regarding Unaudited Prospective Financial Information
The inclusion of information about the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan in this information statement/prospectus should not be regarded as an indication that Skechers or any of its affiliates, officers, directors, advisors or other representatives (including financial advisors) or any other person considered, or now considers, such information to be necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such projections. Skechers has included information about the Skechers Management Projections in this information statement/prospectus solely because they were among the non-public financial information that was made available to the Independent Committee in connection with its evaluation of Skechers’ strategic alternatives and to Greenhill in connection with its financial analysis and opinion. Such information is not being included in this information statement/prospectus in order to influence any Skechers stockholder or any other person in making any investment decision.
The Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan were based on numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Skechers’ businesses, including the factors listed under “Risk Factors” beginning on page 32 of this information statement/prospectus, all of which are difficult to predict and many of which are beyond the control of Skechers. There can be no assurance that the assumptions underlying the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan will be realized.
Many of the assumptions reflected in the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan are subject to change and such projections do not reflect revised prospects for Skechers’ businesses, changes in general, business, economic, market or financial conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Skechers has not updated or intends to update or otherwise revise the Skechers Management Projections, the Updated 2024 Long Range Plan or the Annual Operating Plan. There can be no assurance that the prospective results reflected in any of the Skechers Management Projections, the Updated 2024 Long Range Plan or the Annual Operating Plan will be realized or that actual results will not materially vary from such projections. In addition, the Skechers Management Projections and the Updated 2024 Long Range Plan cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan included in this information statement/prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.
Skechers stockholders are urged to review Skechers’ most recent SEC filings for a description of risk factors with respect to Skechers’ business. You should read “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on page 58 and 194, respectively, of this information statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan.
The Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan were prepared by, and are the sole responsibility of, Skechers management. None of the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan were prepared with a view toward public disclosure or toward compliance with the guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither BDO USA, P.C. nor PricewaterhouseCoopers LLP, nor any other independent accountants, have audited, reviewed, examined, compiled or performed any agreed-upon procedures with respect to any of the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan and related prospective financial information contained herein. Accordingly, neither BDO USA, P.C. nor PricewaterhouseCoopers LLP, nor any other independent accountants, have provided any form of assurance with respect thereto for the purposes of this information statement/prospectus. The report of BDO USA, P.C. incorporated by reference into this information statement/prospectus relates solely to Skechers’ previously issued financial statements; it does not extend to any of the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan or the prospective financial information contained herein and should not be read to do so.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures in the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan may not be comparable to similarly titled amounts used by other companies or persons. The non-GAAP financial measures set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. Skechers will not be providing a quantitative reconciliation of the applicable forward-looking non-GAAP financial measures. In accordance with Item 10(e)(1)(i)(B) of Regulation S-K, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. Skechers does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations, as applicable, or to quantify the probable significance of these items at this time. Skechers cannot accurately forecast the adjustments required for any such reconciliation of the forward-looking non-GAAP financial measures, and therefore no such reconciliations were prepared by Skechers management. Financial measures provided to a financial advisor are excluded from the SEC’s definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure in order to be presented. In addition, no reconciliation of non-GAAP financial measures in the Skechers Management Projections, the Updated 2024 Long Range Plan or the Annual Operating Plan to GAAP measures was created or used in connection with preparing the Skechers Management Projections, the Updated 2024 Long Range Plan or the Annual Operating Plan. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Independent Committee, the Skechers Board, 3G Capital or Greenhill in connection with the Transaction. The Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan were not prepared with a view toward complying with GAAP.
In light of, among other matters, the foregoing factors and the uncertainties inherent in the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan, readers of this information statement/prospectus are cautioned not to place undue reliance on the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan. No representation is made by Skechers or any of its affiliates, officers, directors, advisors or other representatives (including financial advisors) or any other person to any Skechers stockholder regarding the ultimate performance of Skechers compared to the information included in the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan. None of Skechers or any of its affiliates, officers, directors, advisors or other representatives (including financial advisors) or any other person can provide assurance of the validity, reasonableness, accuracy or completeness of the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan.
The information about the Skechers Management Projections, the Updated 2024 Long Range Plan and the Annual Operating Plan set forth above does not give effect to the Transaction and also does not take into account the effect of any failure of the Transaction to be consummated.
EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, SKECHERS DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE ABOVE SKECHERS MANAGEMENT PROJECTIONS, THE UPDATED 2024 LONG RANGE PLAN AND THE ANNUAL OPERATING PLAN TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT-TERM).

Opinion of Skechers’ Financial Advisor
Skechers retained Greenhill to, among other things, act as its financial advisor in connection with the Merger. At the May 4, 2025 meeting of the Skechers Board held to evaluate the Merger, Greenhill rendered an oral opinion, confirmed by delivery of a written opinion dated May 4, 2025, to the effect that, as of such date and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the Cash Election Consideration to be received by the holders of Skechers Common Stock, other than the Excluded Holders, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Greenhill’s written opinion, dated May 4, 2025, which discusses, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Greenhill in rendering its opinion, is attached as Annex G hereto and is incorporated herein by reference. The summary of Greenhill’s opinion in this information statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You are urged to read Greenhill’s opinion carefully and in its entirety. Greenhill delivered its opinion to the Skechers Board for the information of the Skechers Board (in its capacity as such) in connection with and for purposes of Skechers Board’s evaluation of the Cash Election Consideration from a financial point of view. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision to proceed with or effect the Merger, or relative merits of the Merger as compared to other potential strategies or transactions that may be available to Skechers. Greenhill’s opinion is not and did not constitute a recommendation to the members of the Skechers Board as to whether they should approve the Merger or the Merger Agreement or take any other action in connection therewith, nor did it constitute a recommendation as to how any stockholder of Skechers should vote or otherwise act with respect to the Merger, including with respect to whether any holder of Skechers Common Stock should or should not elect to receive the Mixed Election Consideration.
For purposes of its opinion, Greenhill, among other things:
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reviewed the draft of the Merger Agreement dated as of May 4, 2025 and certain related documents;

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reviewed certain publicly available financial statements of Skechers;

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reviewed certain other publicly available business and financial information relating to Skechers;

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reviewed the Skechers Management Projections;

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discussed the past and present operations and financial condition and the prospects of Skechers with senior executives of Skechers;

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reviewed the historical market prices and trading activity for the Skechers Common Stock and analyzed its implied valuation multiples;

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compared the Cash Election Consideration with values for the Skechers Common Stock derived based on certain financial information and trading valuations of certain publicly traded companies that Greenhill deemed relevant;

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compared the Cash Election Consideration to present values for the Skechers Common Stock derived by discounting future cash flows and a terminal value for Skechers at discount rates Greenhill deemed appropriate;

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participated in discussions among representatives of Skechers and its legal advisors; and

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performed such other analyses and considered such other factors as Greenhill deemed appropriate.

In giving its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with, Greenhill. With respect to the Skechers Management Projections, Greenhill assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Skechers, and Greenhill relied upon the Skechers Management Projections in arriving at Greenhill’s opinion. Greenhill expressed no opinion with respect to the Skechers Management Projections or the assumptions upon which they are based. Greenhill did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Skechers, nor was Greenhill furnished with any such evaluation or appraisal. Greenhill assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which Greenhill further assumed would be identical in all material respects to the latest draft thereof Greenhill reviewed, and without waiver or modification of any terms or conditions the effect of which would be in any way meaningful to Greenhill’s analysis. Greenhill further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on Skechers or the Merger in any way meaningful to its analysis. Greenhill is not a legal, regulatory, accounting or tax expert and relied on the assessments made by Skechers and Parent and their respective advisors with respect to such issues. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, May 4, 2025. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.
Greenhill was not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of the Company or any other alternative transaction.
Greenhill’s opinion is addressed to the Skechers Board and was rendered to the Skechers Board (in its capacity as such) in connection with the Skechers Board’s consideration of the Merger. Greenhill’s opinion addresses only the fairness from a financial point of view to the holders of Skechers Common Stock (other than the Excluded Holders), as of the date of such opinion, of the Cash Election Consideration to be received by such holders pursuant to the Merger Agreement. Greenhill did not express any view or opinion as to any other terms or aspect of the Merger Agreement or the Merger or any agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger (including the Support Agreement), including as to the fairness of the Merger to, or any consideration to be received in connection with the Merger, by holders of any other class of securities, any creditors or any other constituencies of Skechers, including with respect to any consideration to be received by the holders of Skechers Common Stock who entered into the Support Agreement, the Mixed Election Consideration or the allocation of the consideration to be received in connection with the Merger by holders of Class A Common Stock and Class B Common Stock. Greenhill also did not express any view or opinion as to the potential effects of volatility in the credit, financial and stock markets on Skechers, Parent, or the Merger or the impact of the Merger on the solvency or the viability of Skechers or Parent or their ability to pay their respective obligations when they come due. Greenhill expressed no view or opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Skechers, or any class of such persons relative to the Cash Election Consideration to be received by the holders of Skechers Common Stock (other than the Excluded Holders) in the Merger or with respect to the fairness of any such compensation. Greenhill also expressed no view or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and Greenhill assumed that opinions, counsel and interpretations regarding such matters had been or would be obtained from the appropriate professional sources. Greenhill’s opinion was approved by Greenhill’s fairness committee.
Greenhill did not express any opinion as to the value of the Parent Units or the prices at which the Parent Units may trade if and when they are issued or whether any market would develop for the Parent Units.
Summary of Greenhill’s Financial Analysis
The following is a summary of the material financial and comparative analyses contained in the presentation that was made by Greenhill to the Skechers Board in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of Greenhill’s financial analysis.

Selected Comparable Company Analysis
Greenhill performed a comparable company analysis which compared selected financial information and multiples for Skechers to corresponding data for publicly traded companies selected by Greenhill. Greenhill’s analysis included the publicly traded companies set forth in the table below (“Selected Companies”).
Although none of the Selected Companies is directly comparable to Skechers, Greenhill selected each of the above-listed companies because, among other reasons, they are publicly traded companies with operations or businesses in related sectors or for purposes of analysis may be considered similar or reasonably similar to the operations of Skechers. However, because of the inherent differences between the business, operations and prospects of Skechers and those of the Selected Companies, Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the Selected Company analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Skechers and the Selected Companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to (i) the composition and size of the company’s revenue and asset base, (ii) engagement in different business lines, (iii) the company’s product mix, (iv) the company’s capital or cost structure and (v) recent or potential M&A activity. Greenhill did not exclude any companies from the set of Selected Companies used for its comparable company analysis that Greenhill, in its professional judgment and experience, deemed qualitatively and quantitatively comparable. Greenhill’s analysis was based on publicly available data and information for the Selected Companies, including information published by FactSet Research Systems Inc. (“FactSet”) and public filings as of May 2, 2025, and the Skechers Management Projections.
For each of the Selected Companies, Greenhill reviewed the ratio of the current stock price as of May 2, 2025 divided by the estimated fully diluted earnings per share (which we refer to in this section of this information statement/prospectus as “EPS”) for 2025 and 2026. For each of the Selected Companies, Greenhill also reviewed the ratio of enterprise value (which we refer to in this section of this information statement/prospectus as “EV”) which was calculated for each Selected Company by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent public filings by the company’s common stock closing share price on May 2, 2025, plus the book value of debt, plus minority interest, less cash and cash equivalents, less investments in unconsolidated affiliates (in each case, as reported in such company’s most recent public filings), as a multiple of estimated earnings from operations before interest expense, income taxes and depreciation and amortization (which we refer to in this section of this information statement/prospectus as “EBITDA”) for 2025 and 2026. The results of such review are set forth below:
Selected Company	Price/25E EPS	Price/26E EPS	EV/25E EBITDA	EV/26E EBITDA
Footwear
Adidas AG	27.0x	18.5x	14.9x	11.1x
ASICS Corporation	27.8x	24.4x	15.3x	13.8x
Birkenstock Holding plc	24.5x	19.8x	13.7x	11.7x
Crocs, Inc.	7.4x	7.2x	6.3x	6.4x
Deckers Outdoor Corporation	18.3x	16.9x	12.5x	11.8x
NIKE, Inc.	28.5x	24.5x	20.4x	18.5x
On Holding AG	40.9x	31.1x	24.2x	18.6x
Puma SE	18.4x	11.7x	5.8x	4.7x
Steve Madden, Ltd.	12.0x	9.9x	6.8x	5.8x
Wolverine World Wide, Inc.	12.4x	10.0x	10.1x	8.6x
Median	21.5x	17.7x	13.1x	11.4x
Branded Apparel
Columbia Sportswear Company	16.8x	16.4x	7.3x	7.3x
Kontoor Brands, Inc.	12.9x	12.4x	9.8x	9.4x

Selected Company	Price/25E EPS	Price/26E EPS	EV/25E EBITDA	EV/26E EBITDA
Levi Strauss & Co.	13.3x	12.3x	7.9x	7.4x
PVH Corp.	5.6x	5.0x	4.4x	4.4x
Under Armour, Inc.	17.0x	12.9x	7.4x	6.6x
V.F. Corporation	13.9x	10.1x	9.9x	8.7x
Median	13.6x	12.3x	7.6x	7.4x
Overall
Median	16.9x	12.7x	9.8x	8.6x
From this analysis, based on its professional judgment and experience, Greenhill selected a range of multiples for share price/2025E EPS and share price/2026E EPS, as set forth in the table below, and applied such range of multiples to the corresponding Skechers Management Projections and market consensus data to derive a reference range of implied values per share of Skechers Common Stock for Skechers.
Additionally, based on its professional judgment and experience, Greenhill selected a range of multiples for EV/2025E EBITDA and EV/2026E EBITDA, as set forth in the table below, and applied such range of multiples to the corresponding Skechers Management Projections and market consensus data to derive a range of implied EVs for Skechers. Greenhill then subtracted Skechers’ debt and non-controlling minority interests and added Skechers’ cash, in each case as of March 31, 2025 and based on public filings, and divided the result by the number of fully diluted outstanding shares of Skechers Common Stock (determined using the treasury stock method), as calculated based on information provided by Skechers’ management with respect to dilutive securities outstanding as of May 4, 2025, to derive a reference range of implied values per share of Skechers Common Stock as set forth in the table below.
Metric	Multiple Range	Implied Value Range
Price/25E EPS
Skechers Management Projections EPS	13.5x – 17.0x	$42.42 – $53.42
Consensus EPS	13.5x – 17.0x	$48.53 – $61.12
Price/26E EPS
Skechers Management Projections EPS	12.5x – 16.0x	$43.34 – $55.48
Consensus EPS	12.5x – 16.0x	$45.63 – $58.40
EV/25E EBITDA
Skechers Management Projections EBITDA	7.5x – 9.5x	$45.74 – $58.02
Consensus EBITDA	7.5x – 9.5x	$46.76 – $59.31
EV/26E EBITDA
Skechers Management Projections EBITDA	7.0x – 9.0x	$50.47 – $64.99
Consensus EBITDA	7.0x – 9.0x	$44.54 – $57.36
Discounted Cash Flow Analysis
Using the Skechers Management Projections, Greenhill conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Skechers Common Stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating the current value of the cash flows generated by the asset, which we refer to as the present value and which is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. The present value of all future cash flows generated by the asset for periods beyond the projections period is referred to as terminal value.
In performing this analysis, Greenhill calculated a range of implied EVs for Skechers by discounting to present value as of March 31, 2025, utilizing discount rates ranging from 11.0% to 12.0% chosen by Greenhill based upon its analysis of the weighted average cost of capital of Skechers (determined using the capital asset pricing model and based on considerations that Greenhill deemed relevant in its professional judgment and experience taking into account certain financial metrics, including capital structure, betas of the Selected Companies and market risk) and using the mid-year convention, (i) the estimated after-tax unlevered free cash flows to be generated by Skechers from March 31, 2025 through end of calendar year 2029; and (ii) a range of terminal values for Skechers.
The terminal values were derived by applying a perpetuity growth rate range of 2.0% to 4.0% to the estimated terminal year unlevered free cash flows per the Skechers Management Projections. The perpetuity growth rates were estimated by Greenhill based on its professional judgment and experience.
Greenhill then subtracted Skechers’ debt and non-controlling interests and added Skechers’ cash, in each case as of March 31, 2025 and based on public filings, from or to, as applicable, the range of implied EVs, to derive a range of equity values for Skechers. Greenhill then calculated a range of implied values per share of Skechers Common Stock by dividing such equity values of Skechers by the number of fully diluted outstanding shares of Skechers Common Stock (determined using the treasury stock method), as calculated based on information provided by Skechers’ management with respect to dilutive securities outstanding as of May 4, 2025. The results of this analysis implied a value per share range of Skechers Common Stock of $51.60 to $68.20.
Other
Greenhill observed additional factors that were not considered part of Greenhill’s financial analysis with respect to its opinion, but which were noted as reference data for the Skechers Board, including, among other items, the following:
Precedent Transactions.   Greenhill examined selected transactions in the footwear and branded apparel industries involving companies which in Greenhill’s judgment were relevant for its analysis. For each of the selected transactions, Greenhill reviewed the consideration paid in the transaction and analyzed the EVs implied by such consideration as a multiple of last-12-month EBITDA (which we refer to in this section of this information statement/prospectus as “LTM EBITDA”) for the most recent 12-month period for which information was publicly available prior to the public announcement of the transaction. The results of this analysis are summarized in the below table.
Announcement Date	Acquiror	Target	EV/LTM EBITDA
February 2025	Kontoor Brands, Inc.	Helly Hansen	16.8x
June 2024	Authentic Brands Group	Champion	11.1x
July 2021	Wolverine World Wide, Inc.	Sweaty Betty	16.0x
June 2018	George Feldenkreis	Perry Ellis International, Inc.	8.8x
May 2017	Coach, Inc.	Kate Spade & Company	9.4x
December 2013	Sycamore Partners	The Jones Group Inc.	8.7x
December 2013	Leonard Green & Partners, L.P.	Lucky Brand Jeans	6.8x
October 2012	PVH Corp.	The Warnaco Group, Inc.	8.6x
May 2012	Wolverine World Wide, Inc./ Golden Gate Capital/ Blum Capital Partners	Collective Brands, Inc.	8.3x
February 2012	Kenneth Cole	Kenneth Cole Productions, Inc.	10.0x
June 2011	V.F. Corporation	The Timberland Company	12.9x
November 2010	TPG Capital/Leonard Green & Partners, L.P.	J.Crew Group, Inc.	8.6x
Median			9.1x
Based on this analysis, Greenhill derived indicative EVs of Skechers by applying a range of EV to LTM EBITDA multiples from 8.0x to 11.0x to Skechers’ LTM EBITDA, as of March 31, 2025 and based on public filings, and 2025E EBITDA per the Skechers Management Projections. This analysis resulted in an implied per share value range of $56.22 to $77.43, based on LTM EBITDA, and of $48.81-$67.24, based on 2025E EBITDA, per share of Skechers Common Stock.
Premiums Paid Analysis.   Greenhill performed an analysis of the premiums paid in transactions announced in the last ten years in which the acquired company was a U.S. public company with an EV between $5 billion to $15 billion. Using publicly available information at the time of the announcement of the relevant transaction, including information published by FactSet, Greenhill analyzed the premium in each such transaction over the closing prices thirty trading days before the announcement of the applicable transaction. Based on this analysis, Greenhill applied a range of percentages of 20% to 40% to the closing share price of Skechers Common Stock on May 2, 2025 in order to derive an implied per share value range for Skechers Common Stock. This methodology resulted in an implied per share value range of approximately $59.24 to $69.12 per share of Skechers Common Stock.
Equity Research Analyst Price Targets.   Greenhill reviewed certain equity research analyst price targets for the Skechers Common Stock as of May 2, 2025. Greenhill noted that the range of such price targets was $45.00 to $73.00 per share of Skechers Common Stock.
52-Week Historical Trading Range.   Greenhill reviewed the trading range for the Skechers Common Stock for the trailing 52-week period as of May 2, 2025. Using information published by FactSet, Greenhill noted that the low and high closing share prices during this period were $44.50 to $78.85 per share of Skechers Common Stock, respectively.
General
The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated or implied. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company used in Greenhill’s analysis as a comparison is directly comparable to Skechers. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, none of Skechers or Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections.
The Cash Election Consideration payable pursuant to the Merger Agreement was determined through arms’ length negotiations between Skechers and Parent and was approved by the Skechers Board. Greenhill provided advice to Skechers during these negotiations. Greenhill did not, however, recommend any specific amount of consideration to Skechers or the Skechers Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
Greenhill has acted as financial advisor to Skechers in connection with the Merger. Under the terms of Greenhill’s engagement with Skechers, Skechers has agreed to pay Greenhill a fee of approximately $19.5 million, of which $3.0 million became payable upon delivery of Greenhill’s opinion and the remainder of which is contingent and payable only upon the consummation of the Merger. In addition, Skechers agreed to indemnify Greenhill for certain liabilities arising out of its engagement.

As Skechers was aware, Greenhill or its affiliates have in the past provided, currently are providing and in the future may provide investment banking and other financial services to Skechers and its affiliates unrelated to the Merger, for which services Greenhill or its affiliates have received and expect to receive compensation, including, during the two-year period preceding the date of Greenhill’s opinion, having acted or acting as lender to Skechers and/or its affiliates in connection with lines of credit extended to Skechers, as agent to Skechers and/or its affiliates in connection with share repurchases and as counterparty to Skechers in connection with foreign exchange derivatives. During such two-year period, Greenhill received aggregate fees for such services unrelated to the Merger of approximately $335,000 from Skechers and/or its affiliates. As Skechers also was aware, during the two-year period preceding the date of Greenhill’s opinion, Greenhill was not engaged by and did not provide any investment banking services to or receive any compensation from 3G Capital, an affiliate of Parent, although Greenhill may provide such services to 3G Capital, Parent and/or its affiliates in the future for which Greenhill would expect to receive compensation.
Greenhill is an internationally recognized investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Skechers selected Greenhill as its financial advisor in connection with the Merger on the basis of Greenhill’s experience in similar transactions, its reputation in the investment community and its familiarity with the footwear business.
Greenhill’s opinion was one of the many factors considered by the Skechers Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Skechers Board with respect to the Merger.
Regulatory Approvals Required for the Merger
General Efforts
Under the Merger Agreement, Parent, Merger Sub and Skechers agreed to use reasonable best efforts to take, or cause to be taken, all actions, do, or cause to be done, all things and assist and cooperate with the other parties in doing, or causing to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate the Merger, including: (i) obtaining all consents, waivers, approvals, orders and authorizations from governmental authorities and third parties and (ii) making all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the Merger. Additionally, Parent, Merger Sub and Skechers have agreed not to take any action, or omit to take any action, which action or omission is intended to or that has (or would reasonably be expected to have) the effect of preventing, materially impairing, materially delaying or otherwise materially adversely affecting the consummation of the Merger or the ability of the parties to fully perform their obligations under the Merger Agreement, with the exception of actions or omissions by Skechers taken in compliance with the special provisions with respect to Skechers’ no solicitation obligations (as described in the section entitled “Summary of the Merger Agreement — Solicitation of Other Offers” beginning on page 108 of this information statement/prospectus).
Antitrust Clearances; Competition Laws
Under the HSR Act, the Transaction cannot be completed until the Buyer Parties and Skechers file a Notification and Report Form with the FTC and the DOJ and the applicable waiting period has expired or been terminated. The parties filed a Notification and Report Form with the FTC and DOJ on May 29, 2025. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The waiting period under the HSR Act expired at 11:59 p.m. Eastern time on June 30, 2025.
Under other applicable foreign antitrust laws and foreign investment laws in certain other specified jurisdictions, the Transaction may not be completed until any requisite consent, non-action or expiration of any applicable waiting period is obtained in each applicable jurisdiction. The Transaction is conditional on, amongst other things, receiving merger control clearances or non-objections in any other applicable antitrust and foreign investment laws as set forth in the confidential disclosure letter to the Merger Agreement.

As of the date of this information statement/prospectus, the parties have not received all of the consents (including non-action or expiration of any applicable waiting period) under antitrust laws and foreign investment laws required by the Merger Agreement.
Skechers and Parent have each agreed to (i) use its respective reasonable efforts to promptly supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the governmental authorities of any other applicable jurisdiction in which any such filing is made and (ii) use its respective reasonable efforts to take all action necessary to, as soon as practicable, (a) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust and foreign investment laws applicable to the Merger and (b) obtain any required consents pursuant to any antitrust and foreign investment laws applicable to the Merger.
At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act or merger control clearances or non-objections under any other applicable antitrust and foreign investment laws set forth in the confidential disclosure letter to the Merger Agreement, the FTC, the DOJ or other governmental authority could take such action under the antitrust laws as it deems necessary or desirable, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights.
Skechers and Parent have further agreed that Parent has the right, having taken into consideration in good faith all comments, proposals and suggestions made by Skechers, to control and direct the process, strategy and determinations with respect to obtaining antitrust and foreign investment approvals in connection with the Merger. Neither Skechers nor Parent will (and will cause their subsidiaries and affiliates not to) agree to stay, toll or extend any applicable waiting period under antitrust and foreign investment laws or enter into any timing agreement with any governmental authority without the prior consent of the other party.
Parent and Merger Sub will, and will cause their respective affiliates to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of, effective as of the Effective Time, Skechers or its subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Skechers or its subsidiaries) (collectively, “Remedies”) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to obtain any clearance, consent, approval or waiting period expiration or termination from any person or governmental authority with respect to the Transaction or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Transaction, in any case, that may be issued by any court or other governmental authority, so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Termination Date). Buyer Parties will not be required to take or agree or commit to take any action, including any Remedies, if doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Skechers and its subsidiaries, taken as a whole. Subject to the terms of the Merger Agreement, Skechers will, and will cause its affiliates and representatives to, reasonably cooperate with Parent and its affiliates on any sale, divestiture, license, hold separate, or other action undertaken or proposed to be undertaken by Parent or Merger Sub.
Further Stockholder Approval Not Required
The adoption of the Merger Agreement and, therefore, the approval of the Transaction, required the affirmative approval of a majority of the outstanding Skechers Common Stock. Holders of Skechers Common Stock are entitled to one vote per share with respect to all matters on which Skechers stockholders are entitled to vote, including approval of the Merger Agreement. On May 4, 2025, the record date for determining the stockholders entitled to vote in favor of adopting the Merger Agreement and approving the Transaction, there were 149,944,040 shares of Skechers Common Stock outstanding, approximately 58.3% of which were beneficially owned by the Greenberg Stockholders. On the same date, the Greenberg Stockholders delivered to Skechers the Written Consent adopting and approving the Merger Agreement and, to the extent the consent of Skechers stockholders was required therefor, the Transaction. Accordingly, the delivery of the Written Consent was sufficient to adopt the Merger Agreement and approve the Transaction on behalf of Skechers stockholders, and no further action by any Skechers stockholder is required to approve the Transaction under applicable law. Therefore, Skechers will not solicit the votes of its stockholders for the adoption or approval of the Merger Agreement or the Transaction, by special meeting or otherwise, and you are requested not to send a proxy.
This information statement/prospectus and notice of action by written consent is being provided to you for informational purposes only and will be considered the notice required under Section 228(e) of the DGCL.
De-listing and De-registration of Class A Common Stock
If the Transaction is completed, Parent intends to cause the delisting of Class A Common Stock from NYSE and deregister the Class A Common Stock under the Exchange Act as promptly as practicable following the Effective Time. As such, Skechers will no longer file periodic reports, current reports, proxy or information statements with the SEC on account of Skechers Common Stock. If the Transaction is not completed, Class A Common Stock will continue to be listed and traded on NYSE and registered under the Exchange Act.
The Parent Units that will be issued after the completion of the Transaction in exchange for Class A Common Stock for the Mixed Election Consideration will not be tradable or transferable. The Legacy Members will not be able to transfer their Parent Units except with the prior written consent of Fund VI, and only under narrow exceptions set forth in the Parent A&R LLCA for certain Permitted Transfers (i) to affiliates, (ii) for customary estate-planning purposes, (iii) pursuant to the tag-along or drag-along provisions of the Parent A&R LLCA or (iv) in connection with a Liquidity Transaction requested by the Legacy Member Representative. Prior to January 2, 2026, any such Permitted Transfer by a Legacy Member must be a transfer of all (but not less than all) of such Legacy Member’s Parent Units to one person. In addition, no transfer will be permitted that is reasonably expected to result in Parent having to be registered under the Securities Act or the Exchange Act. As a result, Skechers stockholders who elect to receive Parent Units as part of the Mixed Election Consideration should be prepared to hold those Parent Units indefinitely, without any assurance of liquidity or a future exit opportunity. In addition, the Legacy Members will have no information rights (and will expressly waive any such rights) with respect to the books and records or operations of Parent under the Parent A&R LLCA. In addition, subject to applicable Exchange Act rules, Parent intends to terminate or suspend its reporting obligations under the Exchange Act (that have arisen as a result of the Transaction) as promptly as practicable following the Transaction.
Material United States Federal Income Tax Consequences
As described in more detail in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 157 of this information statement/prospectus, for U.S. federal income tax purposes, the Merger (i) with respect to holders of Skechers Common Stock who elect Mixed Election Consideration for any or all of their shares, is intended to qualify as a transaction described in Section 351 of the Code pursuant to which such holders should recognize gain but not loss to the extent of the lesser of the amount of cash received and their built-in gain in their Skechers Common Stock and (ii) with respect to holders of Skechers Common Stock who elect Cash Election Consideration for all of their shares, should generally be treated as such holders selling their Skechers Common Stock in a taxable transaction in which capital gain or loss should be recognized.
You are strongly urged to consult your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the Merger to you.
Accounting Treatment for the Transaction and Related Pro Forma Adjustments
Upon the completion of the Merger, the Transaction will be accounted for in accordance with ASC 805, Business Combinations, with Parent as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement and based on the historical financial statements of Parent and Skechers. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Following the completion of the Merger, Skechers will be considered to be Parent’s predecessor under applicable SEC rules and regulations.

As a result, we have included in this information statement/prospectus unaudited pro forma financial information based on the historical financial statements of Skechers and Parent, combined and adjusted to give effect to the Merger as if it had occurred as of January 1, 2024 for the income statement data and as of March 31, 2025 for the balance sheet data. The unaudited pro forma combined consolidated financial information has been prepared in accordance with the basis of preparation described in “Unaudited Pro Forma Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Information.”
Litigation Relating to the Transaction
On May 29, 2025, a purported holder of Class A Common Stock filed the Key West Action. The Key West Action brings claims under Section 13(e) of the Exchange Act against Skechers and certain of the Greenberg Stockholders and seeks, among other things, additional disclosures, to enjoin Skechers from enforcing the Election Deadline and from Closing the Merger until additional disclosures are filed, as well as attorneys’ fees and costs. On June 3, 2025, Plaintiff filed the Application to shorten the time for the hearing on its motion for preliminary injunction. On June 5, 2025, the Court denied Plaintiff’s Application and struck the motion for preliminary injunction without prejudice. On June 23, 2025, Plaintiff filed the renewed Motion. Defendants filed their opposition to the Motion on June 30, 2025, and Plaintiff filed its reply on July 7, 2025. By order dated July 18, 2025, the Court denied the motion for a preliminary injunction without prejudice. Defendants’ deadline to respond to the complaint is August 18, 2025. Skechers and Parent believe that the Merger fully complies with all applicable laws and that the claims asserted in the complaint are without merit. Additional lawsuits arising out of the Merger may be filed in the future.

SUMMARY OF THE MERGER AGREEMENT
The descriptions of the Merger Agreement in this section and elsewhere in this information statement/prospectus are qualified in their entirety by reference to the complete text of the agreement, copy of which is attached as Annex A and all of which is incorporated by reference into this information statement/prospectus. This summary is not intended to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to carefully read the Merger Agreement in its entirety. This section is not intended to provide you with any factual information about Skechers, Parent or Merger Sub. Such information can be found elsewhere in this information statement/prospectus and in the public filings that Skechers makes with the SEC that are incorporated by reference into this information statement/prospectus, as described in the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Skechers stockholders. Skechers stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Skechers’ public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Skechers and its business. Please see the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus.
Effect of the Merger
As described above, the Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into Skechers, whereupon the separate corporate existence of Merger Sub will thereupon cease, and Skechers will continue as the Surviving Corporation of the Merger. As a result of the Merger, the Surviving Corporation will become a subsidiary of Parent.
The Effective Time will occur upon the filing of a certificate of merger with, and the acceptance for record of such filing by, the Secretary of State of the State of Delaware (or at such later time as Skechers, Parent and Merger Sub may agree and specify in the certificate of merger).
The Closing and Effective Time
The Closing will take place on a date to be agreed upon by Parent and Skechers that is no later than (i) the second business day after the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the last to be satisfied or waived of the closing conditions of the Merger Agreement (described in the subsection below entitled “— Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of each of such conditions, or (ii) such other time agreed to in writing by Skechers and Parent. On the date of the Closing, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. However, if the Marketing Period has not ended at the time of the satisfaction or waiver of the of the last to be satisfied or waived of the conditions set forth in the Merger Agreement, other than conditions that by their terms are to be satisfied at the Closing, the Closing will occur on the earlier of (a) any business day during the Marketing Period specified by Parent to Skechers on no less than on two business days’ prior written notice to Skechers and (b) the third business day after the final day of the Marketing Period (as may be extended pursuant to the definition of Marketing Period), subject to certain terms and conditions set forth in the Merger Agreement. The Merger will become effective upon the filing and acceptance of such certificate of merger, or at a later time agreed to in writing by the parties and specified in such certificate of merger in accordance with the DGCL.
Directors and Officers; Certificate of Incorporation; Bylaws
From and after the Effective Time, Skechers, as the Surviving Corporation in the Merger, will possess all properties, rights, privileges, powers and franchises of Skechers and Merger Sub, and all of the debts, liabilities and duties of Skechers and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the second amended and restated certificate of incorporation of Skechers as in effect as of the Effective Time, the form of which is attached as Annex B (the “Surviving Corporation Charter”) and the amended and restated bylaws of Skechers as in effect as of the Effective Time, the form of which is attached as Annex C (the “Surviving Corporation Bylaws”) until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, and the officers of Skechers as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed or until their earlier death, resignation or removal.
At the Effective Time, the Skechers A&R Charter will be amended and restated in its entirety to read as the Surviving Corporation Charter and the Skechers Bylaws will be amended and restated in their entirety to read as the Surviving Corporation Bylaws, until thereafter amended in accordance with the applicable provisions of the DGCL and such Surviving Corporation Charter and Surviving Corporation Bylaws.
The Merger Consideration
The Merger Agreement provides that, each share of Skechers Common Stock outstanding (other than any Owned Company Share or any Dissenting Company Share) will be converted into the right to receive the Merger Consideration.
Dissenting Company Shares will be treated as described under “Appraisal Rights” beginning on page 185 of this information statement/prospectus. All Owned Company Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
General
Skechers stockholders will have the right to elect to receive the following Merger Consideration for each of their shares of Skechers Common Stock: (i) the Cash Election Consideration or (ii) an amount in cash equal to $57.00 and one Common Unit. Skechers stockholders must specify different elections with respect to different shares they hold. For example, if a Skechers stockholder owns 100 shares of Skechers Common Stock, that stockholder may make a cash election with respect to 50 shares and a mixed election with respect to the other 50 shares. In the event of proration, a Skechers stockholder may be entitled to receive the Merger Consideration in respect of some or all of the Skechers Common Stock held by that stockholder in a form other than the form which that stockholder elected.
Merger Consideration
At the Effective Time, each share of Skechers Common Stock outstanding as of immediately prior to the Effective Time (other than the Owned Company Shares or the Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive the following consideration, subject to the election mechanics described below:
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the Cash Election Consideration; or

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the Mixed Election Consideration.

As further described below, the election right for the holders of shares of Skechers Common Stock will be subject to proration in accordance with the terms of the Merger Agreement in the event that the Legacy Shares electing to convert into Mixed Election Consideration exceed the Cap.
Cash Election
As described above, the Merger Agreement provides that each Skechers stockholder who makes a valid cash election will have the right to receive, in exchange for each share of Skechers Common Stock for which that stockholder makes an election that is validly made and not revoked, deemed revoked or lost (the “Cash Election Shares”), the Cash Election Consideration, being an amount in cash equal to $63.00.
Mixed Election
As described above, the Merger Agreement provides that each Skechers stockholder who makes a valid mixed election will have the right to receive, in exchange for each share of Skechers Common Stock for which that stockholder makes an election that is validly made and not revoked, deemed revoked or lost (the “Mixed Election Shares”), the Mixed Election Consideration, being an amount in cash equal to $57.00 and one Common Unit.
Only Legacy Shares will be eligible to be converted into the Mixed Election Consideration. All shares of Skechers Common Stock that are not Legacy Shares will be converted into Cash Election Consideration.
However, because the aggregate number of Legacy Shares entitled to, upon election, convert into Mixed Election Consideration is limited to the Cap, if Skechers stockholders make valid elections to receive more Mixed Election Consideration than is available as Merger Consideration under the Merger Agreement, Skechers stockholders electing the Mixed Election Consideration may receive a portion of their consideration in Cash Election Consideration, despite their elections, as more fully described in the subsection below entitled “— Proration.”
Non-Election Shares
Any Skechers stockholder who does not make a valid election with respect to their shares of Skechers Common Stock in the Merger or whose election has been revoked, deemed revoked or lost before the Election Deadline (“Non-Election Shares”), will be deemed not to have made an election. Non-Election Shares will be converted into the right to receive the Cash Election Consideration.
Proration
As described above, the Merger Agreement provides that the number of Legacy Shares electing to convert into the Mixed Election Consideration may not exceed the Cap. If the Mixed Election Consideration is oversubscribed, adjustments will be made to the Merger Consideration to be paid to Skechers stockholders, in the manner described below.
Adjustment If the Mixed Election Consideration Is Oversubscribed
The Mixed Election Consideration will be oversubscribed if the Legacy Shares electing to convert into Mixed Election Consideration exceed the Cap. If the Mixed Election Consideration is oversubscribed, then:
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all Mixed Election Shares of each holder will be converted into the right to receive the Mixed Election Consideration in respect of that number of Mixed Election Shares equal to the product obtained by multiplying (i) the number of Mixed Election Shares held by such holder by (ii) a fraction, the numerator of which is the Cap and the denominator of which is the aggregate number of Mixed Election Shares (prior to the conversion), with the remaining number of such holder’s Mixed Election Shares being converted into the right to receive the Cash Election Consideration (as Cash Election Shares); and

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all Non-Election Shares and Cash Election Shares will be converted into the right to receive the Cash Election Consideration.

Equity Awards
The Merger Agreement also provides that, at the Effective Time, by virtue of the Merger:
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Skechers RSAs.   Each Skechers RSA, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration for each share of Skechers Common Stock subject to such Skechers RSA, subject to any applicable withholding taxes.

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Skechers PSAs.   Each Skechers PSA will be cancelled and replaced with a right to receive one Class P Unit for each share of Skechers Common Stock subject to such Skechers PSA, and such award will be subject to (i) the same service-based vesting conditions as were applicable to the replaced Skechers PSA and (ii) all other terms and conditions as applicable to the corresponding Skechers PSAs as of immediately prior to the Effective Time (excluding the performance-based vesting terms and including any accelerated vesting terms upon a qualifying termination of service contained in such Skechers PSA).

Performance for the Skechers PSAs will be: (i) with respect to any Skechers PSAs for which performance is measured based on relative total shareholder return, based on actual performance through the Effective Time (or, if earlier, based on actual performance through the measurement date of such Skechers PSAs) and (ii) with respect to any Skechers PSAs for which performance is measured based on earnings per share, based on target performance where the applicable performance period has not ended as of the Effective Time, and otherwise, based on actual performance.
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Skechers RSU Awards.   Each Skechers RSU Award that was granted prior to the date of the Merger Agreement will be fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration for each share of Skechers Common Stock subject to such Skechers RSU Award, subject to any applicable withholding taxes payable in respect thereof. Each Skechers RSU Award that is outstanding immediately prior to the Effective Time and that was granted after the date of the Merger Agreement will be converted into a restricted equity unit with respect to one Class P Unit (with the same service-based vesting conditions as were applicable to the replaced Skechers RSU Award). As of the date hereof, 4,350 Skechers RSU Awards have been granted (or are expected to be granted) to two employees following the date of the Merger Agreement, neither of whom is a director or an executive officer.

Regarding the Skechers ESPP, (i) participation will be limited to those employees who are participants on May 4, 2025, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of May 4, 2025 or make any separate non-payroll contributions to the Skechers ESPP on or following May 4, 2025, (iii) no new offering period will be commenced after May 4, 2025, (iv) as of the earlier of the first scheduled purchase date following May 4, 2025 or a date that is no later than the last trading day before the Effective Time, each participant’s then-outstanding share purchase right under the Skechers ESPP will be automatically exercised by applying the payroll deductions of each participant holding such rights for the offering period in which the Effective Time occurs to the purchase of Skechers Common Stock at the option price applicable to such purchase right and (v) the Skechers ESPP will terminate as of the Effective Time.
Appraisal Shares
Dissenting Company Shares will not be converted into, or represent the right to receive, the Merger Consideration. Instead, holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (and in such case, at the Effective Time the Dissenting Company Shares will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of Dissenting Company Shares will cease to have any rights with regard thereto except such holder’s right to receive the appraised value of such Dissenting Company Shares to the extent afforded by Section 262 of the DGCL), except that all Dissenting Company Shares held by Skechers stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will cease to be Dissenting Company Shares and will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Cash Election

Consideration (unless such holder of Dissenting Company Shares will thereafter, but prior to the Election Deadline, otherwise make a Mixed Election in accordance with the Merger Agreement), without interest thereon, upon surrender of the certificates or uncertificated shares that formerly evidenced such shares of Skechers Common Stock.
Skechers will provide prompt notice to Parent of any demands for appraisals received by Skechers for appraisal of any shares of Skechers Common Stock, any withdrawals of any such demands and any other instruments served pursuant to the DGCL and received by Skechers in respect of Dissenting Company Shares, and Parent will have the opportunity to lead all negotiations and proceedings with respect to such demands. Skechers may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle, or approve the withdrawal of any such demands, waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL or agree to do any of the foregoing.
For more information, see the section entitled “Appraisal Rights” beginning on page 185 of this information statement/prospectus.
Election Procedures
Each Skechers stockholder may specify in a request made in accordance with the procedures described in this “— Election Procedures” section: (i) the number of such Skechers stockholder’s Skechers Common Stock with respect to which such Skechers stockholder elects to receive the Mixed Election Consideration, (ii) the number of such Skechers stockholder’s Skechers Common Stock with respect to which such Skechers stockholder elects to receive the Cash Election Consideration and (iii) the particular Skechers Common Stock for which such Skechers stockholder desires to make such Mixed Election or cash election, as applicable.
The Merger Agreement provides that Parent will prepare the Election Form which will specify that delivery will be effected, and risk of loss and title to the certificates of Skechers Common Stock will pass, only upon delivery of the Election Form and such certificates to the Exchange Agent (as defined herein), and which will be in such form and will have such other customary provisions as are reasonably acceptable to Skechers.
Any Mixed Election or Cash Election will be deemed properly made only if the Exchange Agent has received such Mixed Election or Cash Election at its designated office by 5:00 p.m., Eastern time, on the date that is five business days preceding the anticipated Closing Date (the “Election Deadline”):
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an Election Form duly completed and validly executed;

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certificates representing the Skechers Common Stock to which such Election Form relates;

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in the event of any Mixed Election, a validly executed joinder to the Parent A&R LLCA, attached as Annex E to this information statement/prospectus, pursuant to which the Skechers stockholder agrees to be bound by the terms and conditions of the Parent A&R LLCA;

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in the event of any Mixed Election, evidence, in a form reasonably satisfactory to Parent, that such holder held the Skechers Common Stock on which the Mixed Election is made on the Election Record Time and has continuously held such Skechers Common Stock (and beneficial ownership thereof has not been Transferred) since such time, in each case, not subject to forfeiture;

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a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the certificates representing the Skechers Common Stock will pass, only upon delivery of such certificates to the Exchange Agent); and

•
instructions for use in effecting the surrender of the certificates representing the Skechers Common Stock and uncertificated Skechers Common Stock, as applicable, in exchange for the Merger Consideration, payable in respect thereof pursuant to the terms of the Merger Agreement.

The parties will publicly announce the Election Deadline at least five business days prior to the Election Deadline. For purposes of the Merger Agreement, “Transfer” means to, directly or indirectly, sell, transfer, assign, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, including by way of Constructive Disposition, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, or similar disposition of, any Skechers Common Stock owned by a person or any interest (including a beneficial interest) in any Skechers Common Stock owned by a person. For purposes of the Merger Agreement, “Constructive Disposition” means, with respect to a security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.
Any Skechers stockholder may, at any time prior to the Election Deadline, change or revoke such Skechers stockholder’s Mixed Election or Cash Election by written notice received by the Exchange Agent prior to the Election Deadline. If a Mixed Election is revoked with respect to any Skechers Common Stock, such Skechers Common Stock will be deemed to be a Non-Election Share unless and until a valid Mixed Election in respect of such Skechers Common Stock is subsequently submitted to the Exchange Agent on or prior to the Election Deadline in accordance with the terms of the Merger Agreement. If the beneficial ownership of a Skechers Common Stock is Transferred after the Election Record Time, then such Skechers Common Stock will automatically be deemed to be a Non-Election Share and any Mixed Election made in respect of such Skechers Common Stock will be deemed to be revoked. All Mixed Elections or Cash Elections will automatically be revoked upon the valid termination of the Merger Agreement.
Subject to the terms of the Merger Agreement and the Election Form, Parent will have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in the Election Form, and any good faith decisions of Parent regarding such matters will be binding and conclusive. The Exchange Agent may, with the written consent of Parent and Skechers, make any rules that are consistent with the Merger Agreement for the implementation of Mixed Elections as necessary or desirable to effect such elections in accordance with the terms of the Merger Agreement.
Exchange and Payment Procedures
Prior to the Closing, Parent will designate a bank or trust company reasonably acceptable to Skechers to act as the Exchange Agent and to make payments of the Cash Election Consideration or the cash portion of the Mixed Election Consideration, as applicable, to Skechers stockholders. At or prior to the Closing, Parent will deposit (or cause to be deposited), on behalf of Merger Sub, with the Exchange Agent an amount of cash sufficient to pay the aggregate consideration to which holders become entitled pursuant to the Merger Agreement. No such deposits will be required to be made with respect to any Dissenting Company Shares.
Promptly following the Closing (and in any event within three business days following the Closing), the Exchange Agent will send to each holder of record of shares of Skechers Common Stock as of immediately prior to the Effective Time (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the certificates representing such shares certificates will pass, only upon delivery of the certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates and book-entry shares, as applicable, in exchange for the Merger Consideration.
If any cash deposited with the Exchange Agent is not claimed within one year following the date of the Closing, such cash will be returned to the Surviving Corporation, upon demand, and any holders of Skechers Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation as general creditor for payment of the Merger Consideration (subject to applicable law). Any cash deposited with the Exchange Agent that remains unclaimed two years following the date of the Closing will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
Representations and Warranties
The Merger Agreement contains representations and warranties of Skechers and Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Skechers are qualified as to materiality or Company Material Adverse Effect. For purposes of the Merger Agreement, “Company

Material Adverse Effect” means, with respect to Skechers, any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Skechers and its subsidiaries, taken as a whole; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
•
changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•
changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (i) changes in interest rates or credit ratings in the United States or any other country, (ii) changes in exchange rates for the currencies of any country, or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•
changes in conditions in the industries in which Skechers and its subsidiaries generally conduct business;

•
changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

•
changes in trade regulations, such as the imposition of new or increased trade restrictions, tariffs, trade policies or disputes, or changes in, or any consequences resulting from, any “trade war” or similar actions in the United States or any other country or region in the world;

•
any geopolitical conditions, outbreak of hostilities, acts or war, sabotage, terrorism (including cyberattacks or cyberterrorism) or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;

•
any Effect resulting from the announcement of the Merger Agreement or the pendency of the Merger and the Transaction, including the impact thereof on the relationships, contractual or otherwise, of Skechers and its subsidiaries with employees, labor unions, suppliers, customers, lessors, partners, vendors or any other third person (other than for purposes of certain representations or warranties contained in the Merger Agreement that relate to consequences of the Merger and the related conditions to the Closing);

•
the compliance by any party with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement (other than for purposes of certain representations or warranties contained in the Merger Agreement that relate to consequences of the Merger and the related conditions to the Closing);

•
any action taken or refrained from being taken, in each case which Parent has expressly approved, consented to or requested in writing following the signing of the Merger Agreement;

•
changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

•
changes in the price or trading volume of Skechers Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•
any failure, in and of itself, by Skechers and its subsidiaries to meet (i) any public estimates or expectations of Skechers’ revenue, earnings or other financial performance or results of operations for any period, or (ii) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and
•
the availability or cost of equity, debt or other financing to the Buyer Parties;

except, with respect to preceding bullets 1, 2, 6, 7, and 11, to the extent that such Effect has had a disproportionate adverse effect on Skechers relative to other companies of a similar size operating in the industries in which Skechers and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.
In the Merger Agreement, Skechers made customary representations and warranties to the Buyer Parties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
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due organization, valid existence, good standing and authority and qualification to conduct business with respect to Skechers;

•
Skechers’ corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

•
the necessary approval of the Skechers Board and the Independent Committee;

•
the rendering of Greenhill’s fairness opinion to the Skechers Board;

•
the inapplicability of anti-takeover statutes to the Merger, the Support Agreement or the other transactions contemplated thereby;

•
the necessary vote of the majority voting power of the outstanding Skechers Common Stock in connection with the Merger Agreement and the delivery of the Written Consent will satisfy the requisite stockholder approval;

•
the absence of any conflict or violation of any organizational documents of Skechers, certain existing contracts of Skechers and its subsidiaries, applicable laws to Skechers or its subsidiaries or the resulting creation of any lien upon the properties or assets of Skechers or its subsidiaries due to the execution and delivery of the Merger Agreement and performance thereof;

•
required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•
the capital structure of Skechers as well as the ownership and capital structure of its subsidiaries;

•
the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Skechers’ securities;

•
the absence of any undisclosed exchangeable security, option, warrant or other right convertible into shares of capital stock, or other equity or voting interest in Skechers or any of Skechers’ subsidiaries;

•
the accuracy and completeness of Skechers’ SEC filings and financial statements;

•
Skechers’ disclosure controls and procedures;

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Skechers’ internal accounting controls and procedures;

•
the absence of specified undisclosed liabilities;

•
the conduct of the business of Skechers and its subsidiaries in the ordinary course consistent with past practices and the absence of any Company Material Adverse Effect, in each case, since January 1, 2025;

•
the existence and enforceability of specified categories of Skechers’ and its subsidiaries’ material contracts, including any notices with respect to termination or intent not to renew those material contracts therefrom;

•
real property owned, leased or subleased by Skechers and its subsidiaries;

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environmental matters;

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intellectual property matters;

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data security and privacy matters;

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tax matters;

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employee benefit plans;

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labor matters;

•
Skechers’ and its subsidiaries’ compliance with laws and possession of necessary permits;

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litigation matters;

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insurance matters;

•
the absence of any contract, transactions, arrangements or understandings between Skechers or any of its subsidiaries and any affiliate or related person;

•
payment of fees to brokers in connection with the Merger Agreement;

•
sanctions, trade control and anti-corruption matters;

•
the accuracy of information disclosed by Skechers for inclusion in the information statement or registration statement; and

•
the exclusivity and terms of the representations and warranties made by the Buyer Parties.

In the Merger Agreement, the Buyer Parties made customary representations and warranties to Skechers that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•
due organization, good standing and authority and qualification to conduct business with respect to the Buyer Parties and availability of the organizational documents of the Buyer Parties;

•
the Buyer Parties’ authority to enter into and perform the Merger Agreement;

•
the absence of any conflict or violation of the Buyer Parties’ organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon the Buyer Parties’ properties or assets due to the execution and delivery of the Merger Agreement and performance thereof;

•
required consents and regulatory filings in connection with the Merger Agreement and performance thereof and the “foreign person” status of Parent and Merger Sub under CFIUS regulations;

•
the absence of litigation and orders;

•
ownership of Skechers Common Stock;

•
payment of fees to brokers in connection with the Merger Agreement;

•
operations of the Merger Sub;

•
the absence of any required consent of holders of voting interests in Parent;

•
the absence of agreements between Parent and its affiliates, and members of the Skechers Board or Skechers and its subsidiaries’ management;

•
the absence of any stockholder or management arrangements related to the Merger;

•
matters with respect to Parent and Merger Sub’s financing and solvency;

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matters with respect to the guaranty and guarantor;

•
tax matters;

•
the capital structure of Merger Sub and Parent;

•
the accuracy of information disclosed by Parent for inclusion in the information statement or registration statement; and

•
the exclusivity and terms of the representations and warranties made by Skechers.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except (i) as expressly contemplated by the Merger Agreement or required by applicable law, (ii) as disclosed in the confidential disclosure letter to the Merger Agreement, or (iii) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Skechers will, and will cause each of its subsidiaries to:
•
maintain its existence in good standing (to the extent applicable) pursuant to applicable law;

•
subject to the restrictions and exceptions set forth in the Merger Agreement, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business; and

•
use its respective commercially reasonable efforts to (i) preserve intact its material assets, properties, contracts or other legally binding understandings, licenses and business organizations, (ii) keep available the services of its current officers and key employees and (iii) preserve the current relationships with customers, vendors, distributors, partners (including system integrators, platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other persons with which Skechers and its subsidiaries have material business relations.

In addition, Skechers has also agreed that, except as (i) disclosed in the confidential disclosure letter to the Merger Agreement, (ii) approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed) or (iii) expressly contemplated by the Merger Agreement or required by applicable law, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Skechers will not, and will not permit any of its subsidiaries to:
•
amend the organizational documents;

•
liquidate, dissolve, merge, consolidate, restructure, recapitalize or reorganize;

•
issue, sell, deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of Skechers or any of its subsidiaries, except (i) for the issuance or sale of shares of Skechers Common Stock in connection with the exercise or settlement of Skechers’ equity awards outstanding as of May 4, 2025, in accordance with their terms as in effect on such date, or (ii) in connection with agreements in effect on May 4, 2025 and made available to Parent (or the form of such agreement has been made available to Parent and any agreement is substantially identical to such form), including the maximum amount of securities to be issued pursuant to those agreements;

•
directly or indirectly acquire, repurchase or redeem any securities, except for (i) repurchases, withholdings or cancellations of securities pursuant to the terms and conditions of Skechers’ equity awards outstanding as of May 4, 2025, in accordance with their terms as in effect on such date, or (ii) transactions between Skechers and any of its subsidiaries;

•
adjust, split, combine, pledge, encumber or modify the terms of Skechers’ capital stock or any of its subsidiaries’ capital stock;

•
declare, set aside or pay any dividend or other distribution;

•
incur or assume any indebtedness or issue any debt securities, except for additional borrowings after May 4, 2025 under Skechers’ or its subsidiaries’ existing credit facilities in the ordinary course of business;

•
assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness of any other person, except with respect to indebtedness of Skechers or any of its subsidiaries;

•
mortgage, pledge or incur any lien upon any assets other than in connection with financing transactions permitted by the Merger Agreement or consented to by Parent;

•
make any loans, advances or capital contributions to, or investments in, any other person except for (i) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with Skechers and its subsidiaries’ policies related thereto, and (ii) loans, advances or capital contributions to, or investments in Skechers or any of its subsidiaries;

•
acquire, lease, license, sell, sell and leaseback, abandon, transfer, assign, guarantee or exchange any assets, tangible or intangible, in each case in excess of $500,000 individually, and other than (i) the sale of products or services of Skechers and its subsidiaries in the ordinary course of business, (ii) the acquisition, lease or license of products or services by Skechers and its subsidiaries in the ordinary course of business (including pursuant to or in connection with the entry into any lease in the ordinary course of business) and (iii) any capital expenditures permitted by (or consented to by Parent under) the confidential disclosure letter to the Merger Agreement;

•
encumber, dispose of or acquire a fee interest in any material real property in excess of $5,000,000;

•
sell, assign, transfer, lease, license, sublicense, allow to lapse, abandon, grant a covenant-not-to-assert to a third party with respect to, or otherwise dispose of any material intellectual property of Skechers, except for the expiration of any registered intellectual property of Skechers at the end of its statutory term or pursuant to the terms of existing contracts or the granting of ordinary course licenses;

•
(i) enter into, adopt, materially amend (including accelerating the vesting, payment or funding), materially modify or terminate any material bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, phantom equity, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment or severance plan, program, agreement, contract, policy or binding agreement or other material employee benefits plan in any manner (other than in connection with offer letters entered into in the ordinary course of business with new hires permitted pursuant to clause (iv) below; provided that the terms do not include the granting of any equity or equity-based awards or severance benefits not required by applicable law); (ii) increase the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of Skechers and its subsidiaries or pay any special bonus or special remuneration to any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of Skechers and its subsidiaries (or accelerate the time of payment, funding or vesting of any payment becoming due under) any employee benefits plan as in effect as of the date hereof, except in the case of each of (i) and (ii), as required by the terms of the applicable employee benefits plan; (iii) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of Skechers and its subsidiaries; or (iv) hire, terminate (other than for “cause”), furlough or temporarily lay off any employee of Skechers and its subsidiaries above the Vice President level;

•
settle, release, waive or compromise any material litigation against Skechers, except for the settlement of any legal proceeding or other claim that is (i) reflected or reserved against in the consolidated financial statements of Skechers and its subsidiaries as of the end of the most recently completed fiscal quarter of Skechers and its subsidiaries included in Skechers’ SEC filings prior to May 4, 2025 and for solely monetary payments of, net of insurance recovery, no more than $500,000 individually and $2,000,000 in the aggregate or (ii) settled in compliance with the terms of the Merger Agreement;

•
revalue in any material respect any assets or change accounting practices;

•
make or change material tax elections or settle any tax claims, except in the ordinary course of business;

•
make any material capital expenditures;

•
(i) modify, amend or terminate any material contract, (ii) enter into any contract that would have been a material contract if it was in existence as of May 4, 2025, or (iii) enter into any sale leaseback contract, in each case, other than in the ordinary course of business;

•
fail to maintain insurance at current levels;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Skechers or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•
effect certain employee layoffs without complying with applicable laws;

•
make any acquisitions by merger, consolidation or acquisition of stock or assets or enter into any joint ventures or similar corporate arrangements, but not including reseller agreements and similar commercial relationships that do not include the formation of any entity with any third person;

•
(i) enter into any collective bargaining agreement with any labor union or other labor organization or works council (provided that where such agreement is required by law, Skechers and its subsidiaries must provide Parent and its counsel notice of and the opportunity to review and comment upon any agreement) or (ii) recognize any labor union, works council or other labor organization;

•
waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

•
adopt or implement any stockholder rights plan applicable to the Merger or any Transaction; or

•
enter into, authorize any of or agree or commit to enter into a contract to do any of the foregoing.

Written Consent
Per the terms of the Merger Agreement, (i) the Written Consent was delivered to Skechers on May 4, 2025, after the execution of the Merger Agreement, and Skechers provided a copy of the Written Consent to Parent after its receipt of the Written Consent and (ii) the Parent Written Consent was delivered to Parent on May 4, 2025, after the execution of the Merger Agreement, and Parent provided a copy of the Parent Written Consent to Skechers after its receipt of the Parent Written Consent.
Solicitation of Other Offers
For purposes of this information statement/prospectus and the Merger Agreement:
“Acceptable Confidentiality Agreement” means an agreement with Skechers that is either (i) in effect as of the execution and delivery of the Merger Agreement or (ii) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives) that receives non-public information of or with respect to Skechers and its subsidiaries to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its affiliates and representatives named therein) than the terms of the confidentiality agreement entered into between Skechers and Parent, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties) to engage in an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
•
any direct or indirect purchase or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than the Buyer Parties, their affiliates or any group that includes the Buyer Parties or their affiliates), whether from Skechers or any other person(s), of securities representing more than 15% of the total outstanding equity securities of Skechers (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 15% of the total outstanding equity securities of Skechers (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;
•
any direct or indirect purchase, license or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of Skechers and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

•
any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Skechers pursuant to which any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons would hold securities representing more than 15% of the total outstanding equity securities of Skechers (by vote or economic interests) after giving effect to the consummation of such transaction.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement.
“Initial Threshold Date” means May 24, 2025.
“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that is fully financed or has fully committed financing to consummate such Acquisition Transaction on terms that the Skechers Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of the Closing) and the identity of the person making the proposal and other aspects of the Acquisition Proposal that the Skechers Board deems relevant, and (ii) if consummated, would be more favorable, from a financial point of view, to Skechers stockholders (in their capacity as such) than the Merger (taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
“Threshold Date” means the date that is the later of (i) the Initial Threshold Date or (ii) solely with respect to persons or groups of persons that have made an Acquisition Proposal that constitutes, or could reasonably expected to result in, a Superior Proposal, on or before the Initial Threshold Date, June 13, 2025. The “Threshold Date” is the Initial Threshold Date (i.e., May 24, 2025) because no person or groups of persons made an Acquisition Proposal that constitutes, or could reasonably expected to result in, a Superior Proposal prior to the Initial Threshold Date.
No Solicitation
From May 4, 2025 until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, Skechers and its subsidiaries will not, will cause its directors, officers and employees not to, and will not instruct, authorize or knowingly permit any of its other representatives to, directly or indirectly:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist any proposal or inquiry that constitutes or could reasonably be expected to lead to an Acquisition Proposal;

•
furnish to any person (other than to Parent or any designees of Parent) any non-public information relating to Skechers or its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Skechers or its subsidiaries (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•
participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal other than to inform such persons of the provisions relating to Acquisition Proposals in the Merger Agreement or to clarify terms of an Acquisition Proposal to the extent necessary;

•
approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or

•
enter into any Alternative Acquisition Agreement.

Skechers will immediately cease, and will cause its directors, officers and employees to immediately cease, and will use its reasonable best efforts to cause its other representatives to immediately cease, any and all discussions or negotiations that existed on or prior to May 4, 2025 with any parties conducted before entering the Merger Agreement with respect to any Acquisition Proposal.
In addition, Skechers will (i) promptly request the return or destruction of all non-public information concerning Skechers and its subsidiaries furnished to any person that has executed a confidentiality agreement in connection with any Acquisition Proposal; (ii) cease providing any further information with respect to Skechers and its subsidiaries or any Acquisition Proposal to any such person or its representatives; and (iii) promptly terminate all access granted to any such person and its representatives to any physical or electronic data room.
Skechers will not be required to enforce, and will be permitted to waive any provision of any standstill or confidentiality agreement solely to the extent that (i) such provision prohibits or purports to prohibit a confidential proposal being made to the Skechers Board or (ii) the Skechers Board has determined that the failure to do so would be inconsistent with its fiduciary duties (disregarding, for this purpose, that the Written Consent has been delivered and is effective).
Notwithstanding these restrictions, at any time from May 4, 2025 until the date that was the later of the Initial Threshold Date or the Threshold Date, Skechers and the Skechers Board were allowed to, among other things, directly or indirectly, contact the person or group of persons making an Acquisition Proposal to clarify the terms and conditions of the Acquisition Proposal to determine whether it constituted or could reasonably have been expected to result in a Superior Proposal, participate or engage in discussions or negotiations with those persons, furnish any non-public information relating to Skechers and its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Skechers and its subsidiaries pursuant to an Acceptable Confidentiality Agreement to any person or its representatives that made or delivered to Skechers an Acquisition Proposal after May 4, 2025, provided that the Skechers Board determined in good faith (after consultation with its financial advisor and outside legal counsel) that (i) such Acquisition Proposal either constituted a Superior Proposal or was reasonably expected to lead to a Superior Proposal and (ii) the failure to take the actions contemplated by the above would have been (disregarding, for this purpose, that the Written Consent has been delivered and is effective) inconsistent with its fiduciary duties pursuant to applicable law. Skechers must have promptly (and in any event within 24 hours) made available to Parent any non-public information concerning Skechers and its subsidiaries that was provided to any such person or its affiliates or representatives that was not previously made available to Parent; however, if such person or its representatives was a competitor of Skechers and its subsidiaries, Skechers and its subsidiaries would have only provided commercially sensitive non-public information in accordance with “clean room” procedures. This right expired on the Threshold Date, and between May 4, 2025 until the Threshold Date, Skechers did not receive any Acquisition Proposals.
Skechers will not authorize, direct or knowingly permit any consultant or employee of Skechers to breach the “no solicitation” provisions of the Merger Agreement, and upon becoming aware of any breach or threatened breach of such provisions by a consultant or employee of Skechers, will use its reasonable best efforts to stop such breach or threatened breach.
Skechers was not entitled to terminate the Merger Agreement for the purpose of entering into an Alternative Acquisition Agreement unless it complied with certain procedures in the Merger Agreement and pays the Company Termination Fee, as described in the subsection below entitled “— Company Termination Fee.” This right expired on the Threshold Date.

Recommendation Changes
The Merger Agreement prohibited the Skechers Board from effecting a Recommendation Change (as defined herein) except as described below.
Prior to the Threshold Date, the Skechers Board was not allowed to take any of the following actions (any such action, a “Recommendation Change”):
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withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Skechers Board’s recommendation in a manner adverse to Parent in any material respect;

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adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;

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fail to publicly reaffirm the Skechers Board’s recommendation within 10 business days after Parent so requests in writing (it being understood that Skechers will have no obligation to make such reaffirmation on more than three separate occasions); or

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take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Skechers Board to Skechers stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or fail to recommend against any tender or exchange offer within 10 business days after commencement thereof.

Notwithstanding the restrictions described above, prior to the Threshold Date, the Skechers Board was allowed to effect a Recommendation Change if (i) there was an Intervening Event (as defined herein) and (ii) the Skechers Board determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would have been (disregarding, for this purpose, that the Written Consent has been delivered and is effective) inconsistent with its fiduciary duties pursuant to applicable law if and only if:
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Skechers had provided prior written notice to Parent at least four business days in advance to the effect that the Skechers Board (i) so determined and (ii) resolved to effect a Recommendation Change pursuant to the Merger Agreement, which notice must specify the applicable Intervening Event in reasonable detail; and

•
prior to effecting such Recommendation Change, Skechers and its affiliates and representatives, during such four business day period, must have negotiated with Parent and its representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Skechers Board no longer determined that the failure to make a Recommendation Change in response to such Intervening Event would have been (disregarding, for this purpose, that the Written Consent has been delivered and is effective) inconsistent with its fiduciary duties pursuant to applicable law.

In addition, prior to the Threshold Date, if Skechers received a bona fide Acquisition Proposal after May 4, 2025 that the Skechers Board concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Skechers Board was allowed to (i) effect a Recommendation Change with respect to such Acquisition Proposal or (ii) authorize Skechers to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, but only if:
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the Skechers Board determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be (disregarding, for this purpose, that the Written Consent has been delivered and is effective) inconsistent with its fiduciary duties pursuant to applicable law;

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Skechers and its subsidiaries and their representatives have complied in all material respects with their obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal;

•
Skechers provided prior written notice to Parent at least four business days in advance to the effect that the Skechers Board (i) received a bona fide Acquisition Proposal that was not withdrawn, (ii) concluded in good faith that such Acquisition Proposal constituted a Superior Proposal and

(iii) resolved to effect a Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice specified the basis for such Recommendation Change or termination, including the identity of the person or “group” of persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal;
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prior to effecting such Recommendation Change or termination, Skechers and its affiliates and representatives at least four business days in advance, negotiated with Parent and its affiliates and representatives in good faith (to the extent that Parent desired to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal would have ceased to constitute a Superior Proposal; provided that in the event of any material revisions to such Acquisition Proposal, Skechers delivered a new written notice at least three business days in advance that complied with the foregoing notice requirements; and

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in the event of any termination of the Merger Agreement in order to cause or permit Skechers and its subsidiaries to enter into an Alternative Acquisition Agreement, Skechers validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent the Company Termination Fee.

This right expired on the Threshold Date, and between May 4, 2025 until the Threshold Date, Skechers did not receive any Acquisition Proposals.
If (i) the Skechers Board effected a Recommendation Change or (ii) the Skechers Board or Skechers breached in any material respect its obligations under the “no solicitation” provisions of the Merger Agreement and in the case of this clause (ii), such breach was not curable or, if curable was not cured prior to the earlier of (a) five business days after written notice was given by Parent to Skechers and (b) three business days prior to the Termination Date, and Parent terminated the Merger Agreement prior to the Threshold Date, then Skechers must have promptly (and in any event within two business days) paid or caused to be paid to Parent (as directed by Parent) a Company Termination Fee of $339,883,891. If Skechers terminated the Merger Agreement prior to the Threshold Date to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by a Superior Proposal (and Skechers complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal), Skechers must paid or caused to be paid to Parent (as directed by Parent) the Company Termination Fee of $339,883,891. This right expired on the Threshold Date.
For purposes of this information statement/prospectus and the Merger Agreement, an “Intervening Event” means any material event or development or material change in circumstances with respect to Skechers that (i) was not actually known to, or reasonably expected by the Skechers Board as of the date of the Merger Agreement, and (ii) does not relate to (a) any Acquisition Proposal or (b) the mere fact, in and of itself, that Skechers meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of Skechers Common Stock or Skechers’ credit rating, except that the underlying cause of any of the foregoing in clause (b) may be considered and taken into account.
Employee Benefits
From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans (as defined in the Merger Agreement) in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise permitted pursuant to applicable law.
As of the Closing, the Surviving Corporation or one of its subsidiaries will continue to employ the employees of Skechers as of the Effective Time (the “Continuing Employees”). From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of an applicable Continuing Employee), the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) provide each Continuing Employee with (1) an annual base salary or hourly wage rate (as applicable) that is no less favorable than the annual base salary or hourly wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time and (2) short-term (annual or more frequent) cash incentive compensation or commission opportunities that are no less favorable than the short-term (annual or more frequent) cash incentive compensation or commission opportunities provided to such Continuing Employee immediately prior to the Effective Time. From and after the Effective Time until December 31, 2026 (or, if earlier, the termination date of an applicable Continuing Employee) (the “Continuation Period”), the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) provide each Continuing Employee with all other employee compensation and benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time (subject to the same exclusions). During the Continuation Period, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with Skechers’ severance agreements, plans, guidelines and practices set forth in the confidential disclosure letter to the Merger Agreement, which have been made available to Parent prior to May 4, 2025. However, the Surviving Corporation and its subsidiaries are not required to continue the employment of any Continuing Employee for any specific period.
To the extent that a benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause to be granted to such Continuing Employee credit for all service with Skechers and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual and determining severance amounts, except that (i) such service need not be credited to the extent that it would result in duplication of coverage or benefits, (ii) such service will only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan and (iii) no service will be required to be credited under any plan that provides for equity or equity-based (other than in respect of Skechers PSA Consideration, equal to one Class P Unit) defined benefit pension, deferred compensation or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation will use commercially reasonable efforts to ensure that (a) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries (other than any plan that provides for equity or equity-based compensation) to the extent that coverage pursuant to any such plans (the “New Plan”) replaces coverage previously provided under a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time, and (b) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (1) the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (2) the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the date of the Closing to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that such limits or forfeitures applied under the Employee Plans in effect as of May 4, 2025).
Tax Matters
The Merger Agreement provides that each party will treat the Merger (i) in the case of holders of Skechers Common Stock who receive Mixed Election Consideration for any or all of their shares in the Merger, pursuant to a plan with and taken together with the contribution of cash or other property to Parent by the holders of Parent Units, as a transaction described under Section 351(a) of the Code and (ii) in the case of holders of Skechers Common Stock who receive only Cash Election Consideration in the Merger, as a sale or exchange governed by Section 1001 of the Code (the “Intended Tax Treatment”). Further, neither party will take, nor will they permit their respective subsidiaries to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment. The parties have agreed to report the Merger consistent with the Intended Tax Treatment and to not take any position that is inconsistent with the Intended Tax Treatment unless otherwise required by a change in applicable law or a “final determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. tax law). However, if the Merger fails to qualify for the Intended Tax Treatment solely as a result of a change in applicable law after May 4, 2025, neither party will be in breach as a result of taking the actions after such change in applicable law contemplated by the Merger Agreement. The parties will reasonably cooperate to facilitate the transaction utilizing an alternative structure that leaves Parent, Skechers and the Skechers stockholders in substantially the same economic and tax position had the Merger qualified for the Intended Tax Treatment. Each party has acknowledged and agreed that its obligations to effect the Merger are not subject to the receipt by Skechers of a tax opinion with respect to the Intended Tax Treatment.
If a tax opinion is required in connection with the declaration of effectiveness of the registration statement, each of the parties will use its reasonable best efforts and cooperate with one another to obtain such opinion. Such opinion is to be prepared by Latham & Watkins LLP as tax counsel to Skechers (or by Paul, Weiss, Rifkind, Wharton & Garrison LLP, so long as the opinion provided by Paul, Weiss, Rifkind, Wharton & Garrison LLP is at least a “should” level). Each of the parties will deliver to Latham & Watkins LLP (or Paul, Weiss, Rifkind, Wharton & Garrison LLP) customary tax representation letters regarding such tax opinion, which are satisfactory to such applicable tax counsel, in each case, dated and executed as of the date that the registration statement would have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Latham & Watkins LLP (or Paul, Weiss, Rifkind, Wharton & Garrison LLP) in connection with the preparation and filing of the registration statement. The parties have agreed that they will use reasonable best efforts to provide such other information as reasonably requested by the applicable tax counsel for purposes of providing the tax disclosure in the registration statement.
Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. In connection with completing the Merger and the related transactions, we will obtain funds needed to: (i) pay Skechers stockholders the amounts due under the Merger Agreement for their Skechers Common Stock (other than Owned Company Shares or Dissenting Company Shares); (ii) make payments in respect of our outstanding and vested Skechers RSAs, Skechers RSU Awards, and shares purchased pursuant to the Skechers ESPP payable in cash in connection with the Closing; (iii) any other amounts required to be paid in cash at the Closing in connection with the Transaction and to pay all related fees and expenses payable by Parent and Merger Sub in connection thereby and (iv) repay in full all indebtedness outstanding under, and terminate commitments under, that certain Credit Agreement, dated as of November 21, 2019, by and among inter alios Skechers, as a borrower, each lender from time to time party thereto, Bank of America, N.A., as administrative agent (collectively, the “Required Amount”).
Fund VI has agreed to provide equity financing to Parent, after giving effect to any cash or other sources of liquidity available to Parent and Merger Sub, to enable Parent to pay the Required Amount, subject to the terms and conditions set forth in a signed equity commitment letter dated as of May 4, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”; such financing, the “Equity Financing”). Skechers is an express, intended third-party beneficiary of the Equity Commitment Letter solely to cause Parent to enforce Fund VI’s obligations under the Equity Commitment Letter to fund its commitments thereunder, and to directly enforce Fund VI’s obligations under the Equity Commitment Letter to fund its commitments thereunder through an injunction, an action for specific performance or other equitable relief, in each case subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.
In addition, in connection with the Merger Agreement, Parent entered into the Debt Commitment Letter with the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed to provide the Debt Financing consisting of an approximately $2.1 billion Initial Term Loan Facility, an approximately $1.6 billion Revolving Facility, an approximately $1.9 billion senior secured bridge facility and an approximately $2.5 billion junior debt facility. The obligations of the Debt Financing Sources to provide the Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions.

On June 26, 2025, the Initial Term Loan Facility priced and allocated to a syndicate of lenders in a dollar equivalent amount of approximately $3.0 billion, which represents an increase of approximately $0.9 billion from the Initial Term Loan Facility set forth in the Debt Commitment Letter, and consists of approximately $1.6 billion dollar denominated term loans with pricing of SOFR + 325bps with potential pricing step downs based on first lien net leverage ratio and approximately €1.25bn Euro denominated term loans with Euribor + 350bps with potential pricing step downs based on first lien net leverage ratio.
The final maturity of the Revolving Facility will occur on the fifth anniversary of the closing date of the Credit Facility. The final maturity of the Initial Term Loan Facility will occur on the seventh anniversary of the closing date of the Credit Facility. The Credit Facility provides that the Borrower may make one or more offers to the lenders, and consummate transactions with individual lenders that accept the terms contained in such offers, to extend the maturity date of the lender’s term loans and/or revolving commitments, subject to certain conditions, and any extended term loans or revolving commitments will constitute a separate class of term loans or revolving commitments.
All of Borrower’s obligations under the Credit Facility are guaranteed by the subsidiary guarantors named therein. In addition, the obligations under the Credit Facility are secured by pledges of the capital stock of certain domestic and foreign subsidiaries owned by the Borrower and a security interest in substantially all of the Borrower’s and such guarantors’ tangible and intangible assets.
The Credit Facility contains a financial covenant that requires the Borrower to maintain on the last day of each fiscal quarter, commencing with the second full fiscal quarter ending after the closing date of the Credit Facility, a first lien net leverage ratio of not more than 5.50 to 1.00 but solely to the extent that the aggregate amount under letters of credit and loans outstanding under the Revolving Facility exceeds 40% of the aggregate amount of all revolving commitments. The Credit Facility is also expected to contain restrictive covenants that limit, among other things, the Borrower’s and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred equity, pay dividends or make other distributions or other restricted payments (including stock repurchases), sell assets other than on terms specified by the Credit Facility, amend the terms of certain other indebtedness and organizational documents, create liens on certain assets to secure debt, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates, in each case, subject to customary exceptions to be agreed. The Credit Facility is also expected to contain customary events of default, including upon the failure to make timely payments under the Credit Facility, the failure to satisfy certain covenants, cross-default and cross-acceleration to other material debt for borrowed money, the occurrence of a change of control and specified events of bankruptcy and insolvency. If the Borrower has a significant increase in its outstanding debt or if its earnings decrease significantly, the Borrower may be unable to incur additional amounts of indebtedness, and the lenders under the Credit Facility may be unwilling to permit the Borrower to amend the financial or restrictive covenants described above to provide additional flexibility.
The definitive documentation governing the Credit Facility has not been finalized and, accordingly, the actual terms of the senior credit facility may differ from those described in this information statement/prospectus.
The Issuer closed into escrow an offering of €1.0 billion aggregate principal amount of 5.250% Senior Secured Notes due 2032 (the “Senior Secured Notes”) and $2.2 billion aggregate principal amount of 10.000% / 10.750% Senior PIK Toggle Notes due 2033 (the “Senior PIK Toggle Notes” and, together with the Senior Secured Notes, the “Notes”) on July 14, 2025.
The Senior Secured Notes will mature on July 15, 2032. The Senior Secured Notes will pay interest semi-annually, in cash in arrears, on January 15 and July 15 of each year, beginning on January 15, 2026. The Senior PIK Toggle Notes will mature on July 15, 2033. Interest on the Senior PIK Toggle Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2026.
Prior to the Closing, the Issuer will be the only obligor with respect to the Notes, and the Notes will not be guaranteed. From and after the Closing, the obligations of the Issuer under the Notes and Indentures (as defined below) will be, jointly and severally, unconditionally guaranteed, subject to certain exceptions, on a senior secured basis (with respect to the Senior Secured Notes) and a senior unsecured basis (with respect to the Senior PIK Toggle Notes) by the wholly owned domestic subsidiaries of Parent and certain of its foreign subsidiaries.

The indentures that govern the Notes (the “Indentures”) permit the Issuer to redeem some or all of the Notes at its option, subject to certain conditions and in accordance with specified redemption prices as set forth in the Indentures, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If the Issuer sells certain of its assets or experiences specific kinds of changes in control, the Issuer must offer to purchase the Notes.
The Indentures also contain restrictive covenants that limit, among other things, the Issuer’s and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred equity, pay dividends or make other distributions or other restricted payments (including stock repurchases), sell assets other than on terms specified by the Indentures, amend the terms of certain other indebtedness and organizational documents, create liens on certain assets to secure debt, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates, in each case, subject to customary exceptions to be agreed. The Indentures also contain customary events of default, including upon the failure to make timely payments under the Indentures, the failure to satisfy certain covenants, cross-default and cross-acceleration to other material debt for borrowed money, the occurrence of a change of control and specified events of bankruptcy and insolvency.
Conditions to the Closing of the Merger
The respective obligations of the Buyer Parties and Skechers to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:
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the receipt of the Written Consent (which was satisfied on May 4, 2025);

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the expiration or termination of the applicable waiting period under the HSR Act and the occurrence or obtainment of the approvals, clearances or expirations of waiting periods under any other applicable antitrust and foreign investment laws as set forth in the confidential disclosure letter to the Merger Agreement;

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the consummation of the Merger not being prohibited, made illegal or enjoined by any law or order of any governmental authority of competent jurisdiction;

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the effectiveness of the registration statement on Form S-4 in accordance with the applicable provisions of the Securities Act and the absence of any stop order suspending effectiveness or commencement or written threat of any legal proceedings by the SEC, unless subsequently withdrawn; and

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the information statement/prospectus having been mailed to the Skechers stockholders and at least 20 business days having elapsed from the date of completion of such mailing.

In addition, the obligations of the Buyer Parties to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:
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the representations and warranties of Skechers (other than the representations and warranties in the next two bullets) set forth in the Merger Agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of the Closing as if made at and as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;

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the representations and warranties of Skechers relating to certain aspects of Skechers’ organization and good standing, corporate power, enforceability, anti-takeover laws, certain aspects of Skechers’ capitalization and the absence of any Company Material Adverse Effect since January 1, 2025 that (i) are not qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all material respects as of the date of the Closing as if made at and as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date) and (ii) are qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date of the Closing as if made at and as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);
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the representations and warranties of Skechers relating to certain other aspects of Skechers’ capitalization and the absence of brokers other than Greenhill being true and correct in all respects as of the date of the Closing (in each case (i) without giving effect to any Company Material Adverse Effect or other materiality qualifications and (ii) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount;

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Skechers having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed or complied with by Skechers at or prior to the Closing;

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the receipt by the Buyer Parties of a certificate of Skechers, validly executed for and on behalf of Skechers and in its name by a duly authorized executive officer thereof, certifying that the foregoing conditions to the obligations of the Buyer Parties to consummate the Merger have been satisfied;

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the absence of the occurrence of any Company Material Adverse Effect after May 4, 2025 that is continuing; and

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the absence of any approval or clearance set forth in the Merger Agreement granted subject to the imposition of a Detriment.

In addition, the obligation of Skechers to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Skechers:
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the representations and warranties of the Buyer Parties set forth in the Merger Agreement (other than the representations and warranties with respect to intended tax treatment and capitalization of Merger Sub and Parent) being true and correct on and as of the date of the Closing with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to the Merger Agreement and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to the Merger Agreement;

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the representations and warranties of the Buyer Parties with respect to intended tax treatment being true and correct on and as of the date of the Closing as if made on and as of such date, other than to the extent the failure of such representations and warranties to be true and correct as of the Closing (i) is a result of a change in applicable law after May 4, 2025, (ii) does not cause the Merger to fail to qualify for the intended tax treatment, it being understood and agreed that such failure of such representations and warranties to be true and correct as of the Closing will not be considered to cause the Merger to fail to so qualify if Paul, Weiss, Rifkind, Wharton & Garrison LLP opines that the Merger “should” qualify for the intended tax treatment based on customary tax representation letters which will be delivered by Parent and Skechers which are satisfactory to such counsel, it being further understood that if Parent proposes an alternative structure that could be utilized in lieu of the current transaction structure that leaves all of Skechers stockholders in substantially the same economic and tax position had the Merger qualified for the intended tax treatment, Parent and Skechers will use reasonable best efforts to implement such alternative structure or (iii) is a result of any action taken by Skechers, its affiliates or Skechers stockholders;

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the representations and warranties of the Buyer Parties with respect to the capitalization of Merger Sub and Parent being true and correct on and as of May 4, 2025 and as of the date of the Closing as if made on and as of such date, except for any inaccuracies that are de minimis in nature and amount;

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the Buyer Parties having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing; and

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the receipt by Skechers of a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in their respective names by a duly authorized officer thereof, certifying that the foregoing conditions to the obligations of Skechers to effect the Merger have been satisfied.

Indemnification and Insurance
The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of Skechers and its subsidiaries pursuant to any indemnification agreements between Skechers or any of its subsidiaries and current or former directors or officers (and any person who becomes a director or officer of Skechers or any of its subsidiaries prior to the Effective Time) or employees, for any acts or omissions by such indemnified persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation, bylaws and other similar organizational documents of Skechers and its subsidiaries, as applicable, as of the date of the Merger Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.
In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless each current or former director or officer of Skechers and its subsidiaries (and any person who becomes a director or officer of Skechers or any of its subsidiaries prior to the Effective Time), to the fullest extent permitted by law or pursuant to any indemnification agreements with Skechers and its subsidiaries in effect on the date of the Merger Agreement, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such indemnified person’s capacity as an affiliate, director, officer, employee or agent of Skechers, its subsidiaries or their affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time and (ii) the Merger, as well as any actions taken by Skechers or its subsidiaries or the Buyer Parties with respect thereto. The Merger Agreement also provides that the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.
In addition, the Merger Agreement requires the Surviving Corporation to, and Parent to cause the Surviving Corporation to, maintain in effect Parent’s directors’ and officers’ liability insurance, on terms that are equivalent to those of Skechers’ directors’ and officers’ liability insurance in effect on May 4, 2025, for a period of at least six years commencing at the Effective Time. The Surviving Corporation will not be required to pay annual premiums for such policy in excess of 300% of the aggregate annual premiums currently paid by Skechers for its last full fiscal year, and if the premium for such insurance coverage would exceed such amount, the Surviving Corporation is obligated to obtain the greatest coverage available for a cost not exceeding such amount from an insurance carrier with the same or better credit rating as Skechers’ directors’ and officers’ liability insurance carrier on May 4, 2025.
The Merger Agreement permits Skechers to purchase a prepaid “tail” policy from an insurance carrier with the same or better credit rating as Skechers’ directors’ and officers’ liability insurance carrier on May 4,

2025 on terms that are no less favorable than those of Skechers’ directors’ and officers’ liability insurance policies as in effect on May 4, 2025, so long as the aggregate cost for such “tail” policy does not exceed 300% of the amount paid by Skechers for coverage for its last full fiscal year.
For more information, please refer to the section of this information statement/prospectus entitled “Interests of Directors and Executive Officers of Skechers in the Merger” beginning on page 150 of this information statement/prospectus.
Other Covenants
Delisting; Deregistration
Prior to the Effective Time, Skechers will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NYSE to cause (i) the delisting of the Skechers Common Stock from NYSE as promptly as practicable after the Effective Time; and (ii) the deregistration of the Skechers Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
Transaction Litigation
Prior to the Effective Time, Skechers will: (i) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement or the Merger; (ii) keep Parent reasonably informed with respect to status thereof; (iii) give Parent the opportunity to participate in the defense, settlement and prosecution of any such litigation and (iv) consult with Parent with respect to the defense, settlement and prosecution of such litigation. Skechers may not, and may not agree to, compromise, settle, or come to an arrangement regarding any such litigation without Parent’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).
Regulatory Efforts
As described above, Skechers and the Buyer Parties have agreed to use their respective reasonable best efforts to consummate and make effective the Merger in the most expeditious manner practicable. The Buyer Parties will and will cause their affiliates and representatives to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the Remedies which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to obtain any clearance, consent, approval or waiting period expiration or termination from any person or governmental authority with respect to the Merger and the other transactions contemplated by the Merger Agreement, or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated by the Merger Agreement, in any case, that may be issued by any court or other governmental authority, so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Termination Date); provided, however, that Buyer Parties will not be required to take or agree or commit to take any action, including any Remedies, if doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Skechers and its subsidiaries, taken as a whole (a “Detriment”). Skechers and its affiliates and representatives will reasonably cooperate with Parent and its affiliates on any sale, divestiture, license, hold separate or other action undertaken or proposed to be undertaken by the Buyer Parties. Parent will have the right to control and (having taken into consideration in good faith all comments, proposals and suggestions made by Skechers) direct the process, strategy and determinations with respect to any antitrust and foreign investment law in connection with the Merger but neither Parent nor Skechers will agree to stay, toll or extend any appliable waiting period under any antitrust and foreign investment law without the prior written consent of the other party.
Cooperation with Debt Financing
Pursuant to the Merger Agreement, each of Parent and Merger Sub has agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Debt Financing contemplated by the Debt Commitment Letter on or prior to the Closing Date on the terms and conditions and in the amounts described in the Debt Commitment Letter (including any “flex” provisions) or such other terms and conditions that are not materially less favorable (taken as a whole) to Skechers.
If all or any portion of the Debt Financing becomes unavailable, or the Debt Commitment Letter or any of the definitive documentation with respect to the Debt Financing will be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor, Parent will use reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative debt sources, alternative financing in an amount, together with the amount of Financing remaining available and cash and cash equivalent on hand at Skechers and its subsidiaries, sufficient to pay the Required Amount on the Closing Date, in each case, upon terms and conditions not materially less favorable, taken as a whole, than those set forth in the Debt Commitment Letter (including, for the avoidance of doubt, any related “market flex” provisions).
In connection with the efforts of Parent and Merger Sub to arrange the financing, prior to the Closing Date, Skechers has agreed to use its reasonable best efforts to, and to cause its subsidiaries to use reasonable best efforts to, and to use reasonable best efforts to cause its and their respective representatives to, provide such cooperation as is reasonably requested by Parent, is necessary in connection with the Debt Financing and customarily provided for borrowers or issuers in financings of the type contemplated by the Debt Commitment Letter including, but not limited to, reasonable best efforts to: (i) assist in the preparation for and participating in a reasonable number of meetings, road shows, ratings agency presentations or other customary financing activities at reasonable times and locations; (ii) furnish Parent with the Required Information (as defined in the Merger Agreement) as promptly as reasonably practicable; (iii) assist Parent in connection with Parent’s preparation of pro forma financial statements and pro forma information; (iv) assist Parent and the Debt Financing Sources in the preparation of customary marketing materials in connection with the Debt Financing; (v) cause Skechers’ independent auditors to provide customary comfort letters with respect to historical consolidated financial information of Skechers included in any offering memorandum; (vi) provide documentation and other information about Skechers and its subsidiaries as is reasonably required under “know your customer,” anti-money laundering and beneficial ownership rules and regulations; (vii) reasonably assist with the release of liens on assets of Skechers that are to become collateral for the Debt Financing, the pledging of collateral, obtaining of guarantees and the preparation of any definitive financing documents; (viii) assist Parent in obtaining any corporate or facility ratings from any ratings agencies contemplated by the Debt Financing; (ix) furnish Parent with payoff deliverables and prepayment notices within the time periods reasonably requested by Parent; (x) furnish Parent and the Debt Financing Sources with the quarterly financial statements of Skechers within 50 days after the end of any fiscal quarter, and the annual financial statements of Skechers within 75 days after the end of any fiscal year; (xi) assist in the preparation, execution and delivery of any definitive financing documentation required in connection with the Debt Financing; and (xii) take customary corporate and other similar actions reasonably necessary or reasonably requested by Parent to permit the consummation of the Debt Financing.
Notwithstanding the foregoing, subject to certain exceptions set forth in the Merger Agreement, neither Skechers nor any of its subsidiaries will be required to: (i) waive or amend any terms of the Merger Agreement, or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement that will be effective prior to the Effective Time (other than customary bank authorization letters (or the equivalent thereof)); (iii) give any indemnities in connection with the Financing that are effective prior to the Effective Time; (iv) take any action that would unreasonably interfere with the conduct of the business of Skechers or any of its subsidiaries or create an unreasonable risk of damage or destruction of any property or assets of Skechers or any of its subsidiaries; (v) deliver or cause the delivery of any legal opinions or (vi) deliver any certificate or authorization letter that Skechers reasonably believes in good faith, contains any untrue certifications. In addition, (a) no officer or representative of Skechers and its subsidiaries will be required to deliver any certificate or opinion or take any other action under in connection with the Debt Financing that could reasonably be expected to result in personal liability to such officer or representative, (b) Skechers and its subsidiaries will not be required to prepare or deliver any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (c) the persons who are officers or directors of any of Skechers or its subsidiaries will not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing

(except to the extent they continue in such capacity immediately after the Closing), (d) no action, liability or obligation of Skechers and its subsidiaries or any of their respective representatives pursuant to any document relating to the Financing will be effective until the Effective Time, and none of Skechers and its subsidiaries will be required to take any action pursuant to any of the foregoing that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (other than customary representation letters, CFO certificates and bank authorizations), (e) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Financing will contain disclosure reflecting Skechers, as the Surviving Corporation of the Merger, or its subsidiaries as the obligor, (f) Skechers and its subsidiaries will not be required to take any action that would reasonably be expected to (1) cause any representation or warranty in the Merger Agreement to be breached by Skechers or any of its subsidiaries or conflict with the organizational documents of Skechers or any of its subsidiaries or with any law, or (2) result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which Skechers or any of its subsidiaries is a party and (g) Skechers and its subsidiaries will not be required to provide access to or disclose information that Skechers determines would jeopardize any attorney-client privilege of Skechers or any of its affiliates. Skechers has the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction.
Repaid Indebtedness
Skechers will use reasonable best efforts to deliver payoff deliverables with respect to the indebtedness of Skechers set forth in the confidential disclosure letter to the Merger Agreement to be repaid by Skechers prior to the Closing (giving due regard to local market practice in connection with the repayment in full and termination of commitments of a debt facility in the applicable jurisdiction), at least one business day prior to the date of the Closing.
Parent A&R LLCA
At the Closing, Parent will amend and restate the limited liability company agreement of Parent in its entirety to read as set forth in the Parent A&R LLCA and the Parent A&R LLCA will become the limited liability company agreement of Parent until thereafter amended in accordance with its terms.
Support Agreement
Prior to the Closing, Skechers (i) without prejudice to Skechers’ rights to terminate the Merger Agreement pursuant to the terms of the Merger Agreement, will not agree to or permit any termination, amendment, replacement, or other modification of or supplement to, or waive any of its rights under, the Support Agreement and (ii) will take all available action to enforce all of its rights under the Support Agreement.
Termination of the Merger Agreement
The Merger Agreement may be terminated:
•
at any time prior to the Effective Time by mutual written agreement of Skechers and Parent;

•
by either Skechers or Parent at any time prior to the Effective Time:

•
if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any governmental authority of competent jurisdiction that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable or (ii) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger (except that this right to terminate the Merger Agreement will not be available to any party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order);

•
if the Merger has not been consummated by the Termination Date; provided, that (i) (a) if the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in the Merger Agreement with respect to antitrust and foreign investment laws clearances and no prohibitive laws or injunctions (solely to the extent that the applicable law or order arises under antitrust and foreign investment laws) and (b) all other closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by law) waived, the Termination Date will be automatically extended to February 4, 2026; except that this right to terminate the Merger Agreement will not be available to (1) (A) Parent if Skechers has the valid right to terminate the Merger Agreement due to Buyer Parties’ breach or failure to perform in any material respect its representations, warranties, covenants or agreements contained in the Merger Agreement or (B) Skechers if Parent has the valid right to terminate the Merger Agreement due to Skechers’ breach or failure to perform in any material respect its representations, warranties, covenants or agreements contained in the Merger Agreement; and (2) any party whose action or failure to act has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in the Merger Agreement prior to the Termination Date or (B) the failure of the Closing to have occurred prior to the Termination Date and (ii) in the event the Marketing Period has commenced but has not completed as of the time of the Termination Date, the Termination Date may be extended (or further extended) by Parent in its sole discretion by providing written notice thereof to Skechers at least one business day prior to the Termination Date until four business days after the then-scheduled expiration of the Marketing Period.

•
by Skechers:

•
if the Parent Written Consent has not been delivered to Merger Sub and Skechers by 11:59 p.m., Eastern time on May 5, 2025; however, this termination provision expired following the delivery of the Parent Written Consent on May 5, 2025;

•
if the Buyer Parties have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in the failure of any conditions to the obligations of Skechers to effect the Merger and (ii) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is 45 days following Skechers’ delivery of written notice of such breach or failure to perform, and Skechers is not then in breach of any provision of the Merger Agreement and has not failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of any conditions relating thereto;

•
if (i) the Marketing Period has ended and the conditions of the obligations of the parties or the Buyer Parties to effect the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required pursuant to the Merger Agreement; (iii) Skechers has irrevocably notified Parent in writing that (a) Skechers is ready, willing and able to consummate, and will consummate, the Merger and (b) all conditions of the obligations of the parties or Skechers to effect the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing or the conditions to the obligations of Skechers to consummate the Merger) or that it is irrevocably waiving any unsatisfied conditions of the obligations of the parties or Skechers to effect the Merger and (iv) Parent or Merger Sub fail to consummate the Merger within three business days of the receipt of the notice contemplated by clause (iii) of this sentence; or

•
prior to the Threshold Date if (i) Skechers has received a Superior Proposal, (ii) the Skechers Board has authorized Skechers to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal, (iii) Skechers has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal and (iv) concurrently with such termination Skechers pays the Company Termination Fee due pursuant to the Merger Agreement.

•
by Parent:

•
if Skechers had not delivered the Written Consent to Parent by 11:59 p.m., Eastern time on May 4, 2025; however, this termination provision expired following the delivery of the Written Consent on May 4, 2025;

•
if Skechers has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in the failure of any conditions to the obligations of the Buyer Parties to effect the Merger, and (ii) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is 45 days following Parent’s delivery of written notice of such breach and Parent is not then in breach of any provision of the Merger Agreement and has not failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of any conditions relating thereto; or

•
prior to the Threshold Date, if (i) the Skechers Board (or a committee thereof) has effected a Recommendation Change or (ii) the Skechers Board or Skechers has breached in any material respect its obligations under the “no solicitation” provisions of the Merger Agreement and in the case of this clause (ii), such breach is not curable or, if curable is not cured prior to the earlier of (a) five business days after written notice is given by Parent to Skechers and (b) three business days prior to the Termination Date.

Company Termination Fee
If the Merger Agreement is validly terminated in specified circumstances, Skechers may be required to pay the Company Termination Fee.
Skechers must pay the Company Termination Fee if the Merger Agreement is validly terminated:
•
(i) by (a) Parent if the Written Consent had not been delivered to Parent by Skechers by 11:59 p.m., Eastern time on May 5, 2025 or (b) Parent because Skechers has breached or failed to perform its representations, warranties, covenants or other agreements contained in the Merger Agreement, and which breach or failure to perform would result in a failure of a condition to the obligations of the Buyer Parties (and Parent is not then in breach or failing to meet any condition to the obligations of Skechers); (ii) at the time of the termination, Skechers is not able to terminate the Merger Agreement due to an injunction, judgment, rule or order by a governmental authority preventing the Merger; (iii) prior to any termination pursuant to clause (i) above, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed and not withdrawn; and (iv) within one year following the termination of the Merger Agreement either an Acquisition Transaction is consummated or Skechers enters into a definitive agreement providing for the consummation of an Acquisition Transaction which is ultimately consummated (and payment must be made with the consummation of such Acquisition Transaction);

•
by Parent prior to the Threshold Date if (i) the Skechers Board (or a committee thereof) has effected a Recommendation Change or (ii) the Skechers Board or Skechers has breached in any material respect its obligations under the “no solicitation” provisions of the Merger Agreement and in the case of this clause (ii), such breach is not curable or, if curable is not cured prior to the earlier of (a) five business days after written notice is given by Parent to Skechers and (b) three business days prior to the Termination Date (and payment must be made within two business days); or

•
by Skechers, prior to the Threshold Date, if Skechers has received a Superior Proposal and the Skechers Board, has authorized Skechers to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal and Skechers has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal (and payment must be made prior to or concurrently with such termination).

Parent Termination Fee
If the Merger Agreement is validly terminated in specified circumstances, Parent may be required to pay the Parent Termination Fee.

Parent must pay the Parent Termination Fee if the Merger Agreement is validly terminated:
•
by Skechers if the Buyer Parties have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in the failure of any conditions to the obligations of Skechers to effect the Merger and (ii) is not capable of being cured, or is not cured before the earlier of the Termination Date or the date that is 45 days following Skechers’ delivery of written notice of such breach or failure to perform, and Skechers is not then in breach of any provision of the Merger Agreement and has not failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of any conditions relating thereto (and payment must be made within two business days);

•
by Skechers if (i) the Marketing Period has ended and the conditions of the obligations of the parties or the Buyer Parties to effect the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required pursuant to the Merger Agreement; (iii) Skechers has irrevocably notified Parent in writing that (a) Skechers is ready, willing and able to consummate, and will consummate, the Merger and (b) all conditions of the obligations of the parties or Skechers to effect the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing or the conditions to the obligations of Skechers to consummate the Merger) or that it is irrevocably waiving any unsatisfied conditions of the obligations of the parties or Skechers to effect the Merger and (iv) Parent or Merger Sub fail to consummate the Merger within three business days of the receipt of the notice contemplated by clause (iii) of this sentence (and payment must be made within two business days); or

•
by Parent if the Merger is not consummated by the Termination Date and at such time Skechers had the right to terminate the Merger Agreement pursuant to either of the two bullets described above (and payment must be made within two business days).

Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, Skechers, on the one hand, and the Buyer Parties, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Amendment
The Merger Agreement may be amended in writing signed on behalf of each of the Buyer Parties and Skechers (pursuant to authorized action by the Skechers Board) at any time before or after the adoption of the Merger Agreement, except that after the receipt of the Written Consent, which was received on May 4, 2025, no amendment that requires the approval of Skechers stockholders pursuant to the DGCL may be made without such approval.
Specific Performance
Skechers and the Buyer Parties agreed that, Skechers and the Buyer Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement, the Equity Commitment Letter or the limited guaranty and to enforce specifically the terms and provisions the Merger Agreement. Skechers and the Buyer Parties agreed not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief; and (ii) the specific performance of the terms and provisions of the Merger Agreement. Any party to the Merger Agreement seeking an injunction will not be required to provide any bond or other security in connection with such injunction, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
Notwithstanding the foregoing, the parties agreed that Skechers will be entitled to an injunction, specific enforcement and other equitable relief requiring Parent or Merger Sub to consummate the Merger on the terms and conditions in this Agreement (including to cause Parent to exercise its rights to enforce the obligations of the guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be funded in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) if, and only if:
(i)
all conditions of the obligations of the parties or the Buyer Parties to effect the Merger (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) have been satisfied or waived and remain so satisfied or waived and Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to the Merger Agreement;

(ii)
the Debt Financing has been funded or will be funded at the Closing if the amounts under the Equity Commitment Letter are funded at the Closing (for purposes of this clause (ii), if any amounts committed under the Debt Commitment Letter have been funded into escrow, such amounts will not be considered funded until released from escrow); and

(iii)
Skechers has irrevocably confirmed in a written notice to Parent that (a) all conditions of the obligations of Skechers to effect the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it has irrevocably waived any unsatisfied conditions set forth in the conditions to the obligations of Skechers to effect the Merger and (b) if specific performance is granted and the Financing is funded at the Closing, it is ready, willing and able to close the Merger.

Under no circumstances will Skechers, directly or indirectly, be entitled to receive both a grant of injunction, specific performance or other equitable remedy to consummate the Closing, on the one hand, and payment of the Parent Termination Fee, on the other hand.
Governing Law
The Merger Agreement is governed by Delaware law.

SUMMARY OF CERTAIN AGREEMENTS RELATED TO THE TRANSACTION
This section describes the material terms of the Parent A&R LLCA and the Support Agreement (collectively, the “Transaction Documents”). The descriptions in this section and elsewhere in this information statement/prospectus are qualified in their entirety by reference to the complete text of the Transaction Documents, copies of which are attached as Annexes D and E, and each of which is incorporated by reference into this information statement/prospectus. These summaries are not intended to be complete and may not contain all of the information about the Transaction Documents that is important to you. You are encouraged to carefully read the Transaction Documents in their entirety. This section is not intended to provide you with any factual information about Skechers, Parent or Merger Sub. Such information can be found elsewhere in this information statement/prospectus and in the public filings that Skechers makes with the SEC that are incorporated by reference into this information statement/prospectus, as described in the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus.
Explanatory Note Regarding the Transaction Documents
The representations, warranties and covenants contained in each Transaction Document were made only for purposes of each Transaction Document as of the specific dates therein, were solely for the benefit of the parties to each Transaction Document, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to each Transaction Document instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Skechers stockholders. Skechers stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of each Transaction Document, which subsequent information may or may not be reflected in Skechers’ public disclosures. Accordingly, the representations, warranties, covenants and other agreements in each Transaction Document should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Skechers and its business. Please see the section entitled “Where You Can Find More Information.”
Parent A&R LLCA
Effective upon consummation of the Transaction, Parent will amend and restate its limited liability company agreement, the form of which is attached as Exhibit B to the Merger Agreement and Annex D to this information statement/prospectus and is incorporated by reference herein. Pursuant to the Parent A&R LLCA, Skechers stockholders who validly elect to receive the Mixed Election Consideration and holders of Skechers PSAs and Skechers RSU Awards that were granted after the date of the Merger Agreement will receive Parent Units subject to and in accordance with the terms of the Merger Agreement. For more information regarding the Parent A&R LLCA and the Parent Units, see the section entitled “Description of Parent Units” beginning on page 164 of this information statement/prospectus.
Support Agreement
Concurrently with the execution of the Merger Agreement on May 4, 2025, Skechers entered into the Support Agreement with the Greenberg Stockholders, pursuant to which each Greenberg Stockholder has agreed to, among other things, vote against (i) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the Transaction, and (ii) any Acquisition Proposal or approval of any other proposal, transaction, agreement or action, made in opposition to or in competition with, or that would reasonably be expected to prevent, materially delay or impede the consummation of, the Merger Agreement or the Transaction. In addition, (a) certain Greenberg Stockholders have agreed to elect to receive the Mixed Election Consideration in the Transaction pursuant to, and in accordance with, the terms and conditions of the Merger Agreement and (b) each Greenberg Stockholder has agreed to waive any appraisal rights to which it may be entitled pursuant to the applicable law in connection with the Transaction, including the Merger. The Support Agreement also includes certain restrictions on transfer of shares of Skechers Common Stock by each Greenberg Stockholder.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On May 4, 2025, Beach Acquisition Co Parent, LLC (“Parent”), an entity formed and controlled by 3G Fund VI, L.P. (“Fund VI”), entered into the Merger Agreement with Skechers U.S.A., Inc. (“Skechers”) and Beach Acquisition Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Skechers (the “Merger”), with Skechers surviving as a wholly-owned indirect subsidiary of Parent (the “Transaction”). At the effective time of the Merger (“Effective Time”), each share of Skechers common stock (“Skechers Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive merger consideration consisting of either (i) $63.00 per share in cash (the “Cash Election Consideration”) or (ii) $57.00 per share in cash and one common limited liability company unit of Parent (“Common Unit”) (the “Mixed Election Consideration” or “Mixed Election”). The Mixed Election Consideration is subject to a cap, with a maximum of 20% of the outstanding shares of Skechers common stock eligible to receive this form of consideration (the “Cap”); if holders of shares representing more than 20% of the outstanding Skechers stock elect the Mixed Election Consideration, these elections will be subject to proration. All outstanding Skechers RSA and Skechers RSU Awards that were issued and outstanding on the date of the Merger Agreement whether vested or unvested will, at the Effective Time, be fully vested, cancelled and automatically convert into the right to receive the Cash Election Consideration. Additionally, at the Effective Time, each restricted stock award for which vesting is tied in full or in part to the achievement of performance goals or metrics (“Skechers PSA”) and each Skechers RSU Award granted after the date of the Merger Agreement will be cancelled and replaced with one Class P Unit for each share of Skechers Common Stock subject to such Skechers PSA or Skechers RSU Award, subject to on-going service consistent with the original grant. Any equity grants issued by Skechers subsequent to the date of the Merger Agreement will be converted into a right to receive one Class P Unit for each share of Skechers Common Stock subject to on-going service conditions consistent with original grant terms.
Concurrently with the execution of the Merger Agreement on May 4, 2025, Skechers entered into a support agreement (the “Support Agreement”) with the Greenberg Family Trust, the Skechers Voting Trust, Robert Greenberg and certain members of the Greenberg family (collectively, the “Greenberg Stockholders”), pursuant to which, among other things, (i) certain Greenberg Stockholders have agreed to elect to receive the Mixed Election Consideration in the Transaction pursuant to, and in accordance with, the terms and conditions of the Merger Agreement and (ii) each Greenberg Shareholder has agreed to waive any appraisal rights to which it may be entitled pursuant to the applicable law in connection with the Transaction, including the Merger.
Parent was formed on April 28, 2025, solely for the purpose of effecting the Transaction, including the issuance of Common Units for the Mixed Election Consideration. Parent has not conducted any business operations other than such operations that are incidental to its formation and in connection with the Transaction. As of June 3, 2025, Parent does not have any assets or liabilities other than as contemplated by the Merger Agreement, including contractual commitments it has made in connection therewith. The equity interests in Parent issued in connection with the Merger will be governed by the Amended and Restated Limited Liability Company Agreement of Parent, which includes certain rights and restrictions, including transfer limitations, drag-along and tag-along provisions, and a post-closing liquidity mechanism. Accordingly, no historical financial statement operations of Parent have been included in this unaudited pro forma condensed financial data. As a result of the Merger, Skechers, as the surviving corporation, will become a subsidiary of Parent.
In order to fund the Transaction and other related costs, (i) Fund VI has agreed to provide equity financing to Parent, after giving effect to any cash or other sources of liquidity available to Parent and Merger Sub, subject to the terms and conditions set forth in a signed equity commitment letter dated May 4, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Equity Commitment Letter”) and (ii) certain financial institutions, including JP Morgan Chase Bank, N.A., in a debt commitment letter dated as of May 23, 2025 (as amended, restated, amended and restated as of June 3, 2025, the “Debt Commitment Letter”) have agreed to provide Parent with debt financing.
On June 26, 2025, the first lien term loan facility priced and allocated to a syndicate of lenders in a dollar equivalent amount of approximately $3.0 billion, which represents an increase of approximately $0.9 billion from the Initial Term Loan set forth in the Debt Commitment Letter, and consists of approximately

$1.6 billion dollar denominated term loans with pricing of SOFR + 325bps and approximately €1.25 billion Euro denominated term loans with Euribor + 350bps. The first lien term facility includes a $1.6 billion revolving facility not expected to be drawn at closing. Beach Acquisition Bidco, LLC, a subsidiary of Parent, closed into escrow an offering of €1.0 billion aggregate principal amount of 5.250% Senior Secured Notes due 2032 and $2.2 billion aggregate principal amount of 10.000% / 10.750% Senior PIK Toggle Notes due 2033 on July 14, 2025.
Parent and Skechers cannot predict how many of the Skechers stockholders holding Legacy Shares will exercise the Mixed Election. Therefore, in view of the uncertain nature of any prediction as to the number of shares of Skechers Common Stock that will be subject to valid and effective Mixed Elections, the unaudited pro forma condensed combined financial information has been prepared using the assumption that approximately 17% of Skechers stockholders will elect the Mixed Election. The approximately 17% represents the mid-point between an estimated minimum of approximately 14% (represents the Greenberg Stockholders who have elected or agreed to elect to receive the Mixed Election Consideration) and the Cap of 20% included in the Merger Agreement. See Note 2, for the sensitivity on the Mixed Election and the related impacts to the estimated total merger consideration.
Parent intends to fund the cash portion of the merger consideration and repayment of a portion of Skechers existing debt with proceeds from new debt and equity financing. The unaudited pro forma condensed combined financial information is prepared assuming the financing commitments obtained by Parent through its wholly-owned subsidiaries, noted above, and Fund VI equity financing of approximately $3.5 billion to fund the Transaction. This is Parent management’s best estimate based on currently available information and existing debt and equity commitments.
The unaudited pro forma condensed combined balance sheet as of March 31, 2025, gives effect to the Merger as if those transactions had been completed on March 31, 2025. The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2024 and the three months ended March 31, 2025, give effect to the Merger as if it had been completed on January 1, 2024, the beginning of the earliest period presented. The pro forma financial information combines the historical financial statements of Skechers with Parent; however, Parent was formed subsequent to March 31, 2025 (latest period presented) and does not have any operations as the entity was formed solely to effect the Transaction and is thus included herein for pro forma purposes to reflect the acquisition and debt and equity financing pro forma adjustments.
The historical financial statements of Parent and Skechers have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments necessary to account for the Transaction in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The unaudited pro forma adjustments are based upon currently available information and certain assumptions that Parent’s management believes are reasonable.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:
•
The accompanying notes to the unaudited pro forma condensed combined financial information;

•
The separate audited consolidated financial statements of Skechers as of and for the fiscal year ended December 31, 2024 and the related notes, included in Skechers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and incorporated by reference into this information statement/prospectus;

•
The separate unaudited condensed consolidated financial statements of Skechers as of and for the three months ended March 31, 2025 and the related notes, included in Skechers’ Quarterly Report on Form 10-Q for the period ended March 31, 2025 and incorporated by reference into this information statement/prospectus; and

•
The separate audited consolidated financial statements of Parent as of June 3, 2025 and April 24, 2025 included herein the information statement/prospectus.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may result from the Merger or any acquisition and integration costs that may be incurred.
The statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. Future results may vary significantly from the results reflected due to various factors and risks discussed in the section entitled “Risk Factors” beginning on page 32 of this information statement/prospectus.
The following unaudited pro forma condensed combined financial information and related notes have been prepared in accordance with Article 11 of Regulation S-X as amended to give the effect to the following:
•
Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”), where certain assets and liabilities of Skechers will be recorded by Parent at their respective fair values at the date of completion of the Merger;

•
Adjustments to reflect the debt and equity financing transactions;

•
Adjustments to reflect transaction costs in connection with the Merger; and

•
Adjustments to reflect the related tax effects for the preliminary pro forma adjustments.

The pro forma adjustments and the unaudited pro forma condensed combined financial information are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. Parent estimated the fair value of Skechers’ assets and liabilities based on a preliminary valuation benchmark analysis, due diligence information, information presented in Skechers’ SEC filings and other publicly available information. Until the Transaction is completed, both companies are limited in their ability to share certain information.
Upon completing the Transaction, a final determination of the fair value of Skechers’ acquired assets and assumed liabilities will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company statements of earnings. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2025
(In thousands of U.S. dollars)
	Beach Acquisition Co Parent, LLC (As Reported) As of March 31, 2025	Skechers U.S.A., Inc. (As Reported) As of March 31, 2025	Transaction Accounting Adjustments – Acquisition	(Note 3)	Transaction Accounting Adjustments – Financing	(Note 3)	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$—	$993,091	$(9,701,876)	(a)	$9,701,876	(i)	$993,091
Short-term investments	—	107,614	—		—		107,614
Trade accounts receivable, less allowances	—	1,259,943	—		—		1,259,943
Other receivables	—	103,603	—		—		103,603
Inventory	—	1,773,799	—		—		1,773,799
Prepaid expenses and other	—	231,803	—		—		231,803
Total current assets	$—	$4,469,853	$(9,701,876)		$9,701,876		$4,469,853
Property, plant and equipment, net	—	1,937,601	—		—		1,937,601
Operating lease right-of-use assets	—	1,447,743	—		—		1,447,743
Deferred tax assets	—	436,702	—		—		436,702
Long-term investments	—	137,446	—		—		137,446
Goodwill	—	96,347	2,388,336	(b)	—		2,484,683
Intangible assets, net	—	—	4,500,000	(c)	—		4,500,000
Other assets, net	—	127,823	(49,842)	(d)	31,803	(j)	109,784
Total non-current assets	—	4,183,662	6,838,494		31,803		11,053,959
TOTAL ASSETS	$—	$8,653,515	$(2,863,382)		$9,733,679		$15,523,812
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ & MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$—	$977,367	$—		$—		$977,367
Accrued expenses	—	314,479	—		—		314,479
Operating lease liabilities	—	309,339	—		—		309,339
Current installments of long-term borrowings	—	333,325	(23)	(e)	21,804	(k)	355,106
Short-term borrowings	—	168,478	(129,978)	(e)	—		38,500
Total current liabilities	$—	$2,102,988	$(130,001)		$21,804		$1,994,791
Long-term operating lease liabilities	—	1,253,313	—		—		1,253,313
Long-term borrowings	—	82,431	—		5,996,624	(k)	6,079,055
Deferred tax liabilities	—	10,744	1,108,299	(f)	—		1,119,043
Other long-term liabilities	—	124,425	—		—		124,425
Total non-current liabilities	—	1,470,913	1,108,299		5,996,624		8,575,836
Total liabilities	$—	$3,573,901	$978,298		$6,018,428		$10,570,627
Redeemable noncontrolling interest	—	92,882	—		—		92,882
Redeemable Common Units	—	—	741,965	(g)	—		741,965
Members’ equity:	—
Common Units	—	—	—		—		—
Members’ equity	—	—	(71,454)	(g)	3,715,251	(l)	3,643,797
Skechers U.S.A., Inc. stockholders’ equity:	—
Class A Common Stock	—	130	(130)	(h)	—		—
Class B Common Stock	—	19	(19)	(h)	—		—
Additional paid-in capital	—	19,969	(19,969)	(h)	—		—
Accumulated other comprehensive loss	—	(146,564)	146,564	(h)	—		—
Retained earnings	—	4,638,637	(4,638,637)	(h)	—		—
Skechers U.S.A., Inc. equity / Members’ equity	—	4,512,191	(4,583,645)		3,715,251		3,643,797
Noncontrolling interests	—	474,541	—		—		474,541
Total stockholders’ & members’ equity	$—	$4,986,732	$(4,583,645)		$3,715,251		$4,118,338
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ & MEMBERS’ EQUITY	$—	$8,653,515	$(2,863,382)		$9,733,679		$15,523,812
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
Three Months Ended March 31, 2025
(In thousands of U.S. dollars, except per unit data)
	Beach Acquisition Co Parent, LLC (As Reported) Three Months Ended March 31, 2025	Skechers U.S.A., Inc. (As Reported) Three Months Ended March 31, 2025	Transaction Accounting Adjustments – Acquisition	(Note 4)	Transaction Accounting Adjustments – Financing	(Note 4)	Pro Forma Combined	(Note 4)
Sales	$—	$2,411,571	$—		$—		$2,411,571
Cost of sales	—	1,157,197	—		—		1,157,197
Gross profit	—	1,254,374	—		—		1,254,374
Operating expenses
Selling	—	185,073	—		—		185,073
General and administrative	—	804,176	14,357	(a)	—		818,533
Total operating expenses	—	989,249	14,357		—		1,003,606
Earnings from operations	—	265,125	(14,357)		—		250,768
Other income (expense)	—	24,530	1,340	(b)	(134,378)	(d)	(108,508)
Earnings before income taxes	—	289,655	(13,017)		(134,378)		142,260
Income tax expense	—	64,583	(3,241)	(c)	(33,460)	(e)	27,882
Net earnings	$—	$225,072	$(9,776)		$(100,918)		$114,378
Less: Net earnings attributable to noncontrolling interests and redeemable noncontrolling interest	—	22,636	—		—		22,636
Net earnings attributable to Skechers U.S.A., Inc. / Common Unit holders	$—	$202,436	$(9,776)		$(100,918)		$91,742
Net earnings per share attributable to Skechers U.S.A., Inc. / Common Unit holders
Basic		$1.35					$0.63	Note 5
Diluted		$1.34					$0.63
Weighted-average shares / Common Units
Basic		149,411					146,547
Diluted		151,495					146,547
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
Year Ended December 31, 2024
(In thousands of U.S. dollars, except per unit data)
	Beach Acquisition Co Parent, LLC (As Reported) Year Ended December 31, 2024	Skechers U.S.A., Inc. (As Reported) Year Ended December 31, 2024	Transaction Accounting Adjustments – Acquisition	(Note 4)	Transaction Accounting Adjustments – Financing	(Note 4)	Pro Forma Combined	(Note 4)
Sales	$—	$8,969,351	$—		$—		$8,969,351
Cost of sales	—	4,201,912	—		—		4,201,912
Gross profit		4,767,439	—		—		4,767,439
Operating expenses
Selling	—	800,634	—		—		800,634
General and administrative	—	3,062,548	128,183	(a)	—		3,190,731
Total operating expenses	—	3,863,182	128,183		—		3,991,365
Earnings from operations	—	904,257	(128,183)		—		776,074
Other income (expense)	—	(26,508)	3,210	(b)	(520,542)	(d)	(543,840)
Earnings before income taxes	—	877,749	(124,973)		(520,542)		232,234
Income tax expense	—	148,136	(31,118)	(c)	(129,615)	(e)	(12,597)
Net earnings	$—	$729,613	$(93,855)		$(390,927)		$244,831
Less: Net earnings attributable to noncontrolling interests and redeemable noncontrolling interest	—	90,142	—		—		90,142
Net earnings attributable to Skechers U.S.A., Inc. / Common Unit holders	$—	$639,471	$(93,855)		$(390,927)		$154,689
Net earnings per share attributable to Skechers U.S.A., Inc. / Common Unit holders
Basic		$4.21					$1.06	Note 5
Diluted		$4.16					$1.06
Weighted-average shares / Common Units
Basic		151,838					146,547
Diluted		153,843					146,547
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 — Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X. Parent was formed on April 28, 2025 as a newly created entity established solely for the purpose of facilitating the Transaction. As Parent did not conduct any operating activities prior to the Transaction and does not have any historical financial information, the historical financial statements of Skechers have been combined with the shell financial statements of Parent as the basis for the pro forma financial presentation to reflect the Transaction and related debt and equity financing. Skechers historical and Parent shell financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars.
The unaudited pro forma condensed combined balance sheet, as of March 31, 2025, the unaudited pro forma condensed combined statement of earnings for the three months ended March 31, 2025 and the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2024, presented herein, are based on the historical financial statements of Skechers and Parent shell financial statements. Skechers’ fiscal year ended on December 31, 2024.
•
The unaudited pro forma condensed combined balance sheet as of March 31, 2025, is presented as if Parent’s acquisition of Skechers had occurred on March 31, 2025.

•
The unaudited pro forma condensed combined statement of earnings for the three months ended March 31, 2025 and the year ended December 31, 2024, has been prepared as if the Merger had occurred on January 1, 2024.

As discussed above, Parent was a newly created entity and did not conduct any operating activities prior to the Transaction. As Parent does not have any operating activities or historical financial information, there are no adjustments required to conform Skechers’ accounting policies to Parent’s accounting policies. As a result, the unaudited pro forma condensed combined financial information presented assumes there are no differences in accounting policies and no reclassification adjustments have been made.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Parent as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement and based on the historical financial statements of Parent and Skechers. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated merger consideration has been allocated to the assets acquired and liabilities assumed of Skechers based upon Parent management’s preliminary estimate of their fair values as of March 31, 2025. Parent has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of Skechers assets to be acquired or liabilities assumed. For the preliminary estimate of the fair value of certain intangible assets, Parent performed a benchmarking analysis based on observed tangible and intangible values in similar acquisitions with publicly available data and assessed the ranges of potential intangible value based on these comparable transactions. Apart from intangible assets, Skechers assets and liabilities are presented at their respective historical carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value as additional information becomes available and as additional analyses are performed.
The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Parent believes are reasonable under the circumstances.

Note 2 — Preliminary Purchase Price Allocation
(a)
Estimated Merger Consideration

The total estimated merger consideration is as follows:
Estimated Merger Consideration (In thousands)	Amount
Estimated cash consideration for Common Stock(i)	$9,271,479
Estimated cash consideration for RSUs and RSAs(i)	228,942
Total estimated cash consideration	$9,500,421
Estimated rollover equity(ii)	741,965
Estimated repayment of Skechers’ debt(iii)	130,001
Estimated merger consideration(iv)	$10,372,387

(i)
Under the terms of the Merger Agreement, for each share of Skechers Common Stock outstanding at the Effective Time, shareholders have the right to receive either (a) $63.00 cash or (b) $57.00 cash and one Common Unit (the “Mixed Election Consideration” or “Mixed Election”), subject to proration and the overall 20% Cap on the Mixed Election Consideration. In addition, pursuant to the Merger Agreement, RSUs and RSAs of Skechers whether vested or unvested will be cancelled and converted into the right to receive cash consideration.

For purposes of the unaudited pro forma condensed combined financial statements, the cash consideration was determined based on (a) the Skechers Common Stock outstanding as of May 2, 2025 (as outlined in the Merger Agreement) using an assumption that the Mixed Election has been made by approximately 17% of Skechers stockholders and (b) Skechers RSUs and RSAs outstanding as of May 2, 2025 were assumed to be accelerated and converted into the right to receive cash consideration per the Merger Agreement.
As of May 2, 2025, approximately 130,289 thousand shares of Class A Common Stock and approximately 19,314 thousand of Class B Common Stock were issued and outstanding, respectively, for a total of approximately 149,603 thousand shares of Skechers Common Stock issued and outstanding. There were RSAs with respect to approximately 981 thousand shares of Skechers Common Stock and RSUs with respect to approximately 2,653 thousand shares of Skechers Common Stock for a total of approximately 3,634 thousand shares of Skechers Common Stock as of May 2, 2025.
Refer to the sensitivity on the Mixed Election in Note 2(b) below.
(ii)
Reflects the estimated rollover equity (issuance of 25,585 thousand Common Units) assuming approximately 17% of Skechers stockholders elect the Mixed Election and receive a Common Unit in addition to the cash consideration per share, which is reflected in the estimated cash consideration.

(iii)
Based on the amounts of Skechers debt reflected as outstanding on the Skechers balance sheet as of March 31, 2025, a total of $130.0 million is expected to be repaid. The amount of Skechers debt actually repaid on the closing date of the Merger (the “Closing”) may differ from the amount expected to be repaid as of the date of these unaudited pro forma condensed combined financial statements.

(iv)
Pursuant to the Merger Agreement, Skechers PSAs will be cancelled and replaced with Class P Units subject to the same service-vesting conditions and all other terms as applicable, except for the performance-based vesting condition. At the time of the preparation of this unaudited pro forma financial information, the preliminary fair value of the replacement units has not been determined and as such the fair value of the vested portion of the replacement units has not been included in the estimated merger consideration.

(b)
Sensitivity on Mixed Election

The total estimated cash consideration paid to stockholders and estimated rollover equity will vary depending on the number of stockholders that elect the Mixed Election. This election will impact the cash consideration and rollover equity as the number of shares is used to calculate the fair value of the preliminary merger consideration based on the election made by each Skechers stockholder. The assumption reflected in the unaudited pro forma condensed combined financial information is that 83% of all stockholders will not make the Mixed Election and Parent will purchase those shares for consideration equal to $63.00 per share. A change in the Mixed Election percentage results in a change in Parent’s expected equity financing, which is currently estimated at $3.5 billion based on the assumption in the unaudited pro forma condensed combination financial information.
The following table provides a sensitivity analysis to certain alternative scenarios (in thousands):
	Pro Forma Combined as of March 31, 2025(i)	Estimated Minimum Mixed Election(ii)	20% Max Mixed Election(iii)
Estimated cash consideration for Common Stock	$9,271,479	$9,297,493	$9,245,465
Estimated cash consideration for RSUs and RSAs (see Note 2(a)(i))	$228,942	$228,942	$228,942
Estimated rollover equity	$741,965	$616,232	$867,697

(i)
The estimated cash consideration for Skechers Common Stock is calculated based on approximately 124,018 thousand shares of Skechers Common Stock receiving the Cash Election Consideration and approximately 25,585 thousand shares of Skechers Common Stock receiving the Mixed Election.

(ii)
The approximately 14% represents an estimated minimum based on the Greenberg Stockholder election included in the Support Agreement. The estimated minimum mixed election cash consideration is calculated based on approximately 128,354 thousand shares of Skechers Common Stock receiving the Cash Election Consideration and approximately 21,249 thousand shares of Skechers Common Stock receiving the Mixed Election.

(iii)
Assumes 20% of stockholders will exercise the Mixed Election which is the Cap per the Merger Agreement. The max mixed election cash consideration is calculated based on approximately 119,682 thousand shares of Skechers Common Stock receiving the Cash Election Consideration and approximately 29,921 thousand shares of Skechers Common Stock receiving the Mixed Election.

(c)
Preliminary Estimated Merger Consideration Allocation

The estimated merger consideration, as shown in the table above, is allocated to the tangible and intangible assets acquired and liabilities assumed of Skechers based on their preliminary estimated fair values. As mentioned above in Note 1, Parent has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Skechers assets to be acquired or liabilities assumed. For the preliminary estimate of the fair value of certain intangible assets, Parent performed a benchmarking analysis based on observed tangible and intangible values in similar acquisitions with publicly available data and assessed the ranges of potential intangible value based on these comparable transactions. Apart from intangible assets, Skechers assets and liabilities are presented at their respective historical carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as an adjustment to goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value as additional information becomes available and as additional analyses are performed.

The following table provides a summary of the preliminary estimated merger consideration allocation by major categories of assets acquired and liabilities assumed based on Parent management’s preliminary estimate of their respective fair values:
Estimated Merger Consideration Allocation (In thousands)	Amount
Estimated merger consideration	$10,372,387
Assets acquired:
Current assets:
Cash and cash equivalents	$993,091
Short-term investments	107,614
Trade account receivable	1,259,943
Other receivables	103,603
Inventory	1,773,799
Prepaid expenses and other assets	231,803
Total current assets:	4,469,853
Property, plant and equipment	1,937,601
Operating lease right-of-use assets	1,447,743
Deferred tax assets	436,702
Long-term investments	137,446
Intangible assets	4,500,000
Other assets	77,981
Total non-current assets	8,537,473
Total assets acquired	$13,007,326
Liabilities assumed:
Current liabilities:
Accounts payable	$977,367
Accrued expenses	314,479
Operating lease liabilities	309,339
Current installments of long-term borrowings	333,302
Short-term borrowings	38,500
Total current liabilities:	1,972,987
Long-term operating lease liabilities	1,253,313
Long-term borrowings	82,431
Deferred tax liabilities	1,119,043
Other long-term liabilities	124,425
Total non-current liabilities	2,579,212
Total liabilities assumed	$4,552,199
Net assets acquired	8,455,127
Redeemable noncontrolling interest	(92,882)
Noncontrolling interest	(474,541)
Goodwill	$2,484,683
The preliminary estimated purchase consideration allocation above reflects a preliminary estimated goodwill of $2.5 billion. Goodwill represents the excess of the estimated merger consideration over the preliminary estimated fair values of recorded tangible and intangible assets acquired and liabilities assumed. The actual amount of goodwill to be recorded in connection with the merger is subject to change once the valuation of the fair value of tangible and intangible assets acquired and liabilities assumed has been completed.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:
Description (In thousands)	Preliminary Fair Value	Estimated Useful Life
Brand	$4,000,000	Indefinite
Other definite-lived intangible assets	500,000	7.0
Total	$4,500,000
Parent determined a preliminary fair value estimate of intangible assets related to the Skechers brand, which includes trademarks, designs patents, and other proprietary rights. Other definite-lived intangible assets could potentially include, customer relationships and customer-related assets, franchise agreements / reacquired rights, developed technology and favorable/unfavorable leases. Parent does not have sufficient information and has not completed the valuation analysis and calculations in sufficient detail necessary to further allocate the other definite-lived intangible assets value to specific assets.
The estimated fair values and useful lives of identifiable intangible assets are preliminary and have been performed based on publicly available benchmarking information, as there are limitations on the type of information that can be exchanged between Parent and Skechers prior to the Closing. The amount that will ultimately be allocated to identifiable intangible assets and the related amount of amortization, may differ materially from this preliminary allocation. Any change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill. A hypothetical 10.0% change in the valuation of the definite-lived intangible assets would result in a corresponding increase or decrease in the amortization expense of approximately $1.8 million for the three months ended March 31, 2025 and $7.1 million for the year ended December 31, 2024, assuming weighted average useful life of seven years.
Note 3 — Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
Acquisition Accounting Adjustments:
(a)
The change in Cash and cash equivalents was determined as follows:

Description (In thousands)	Amount
Uses:
Estimated cash consideration	$(9,500,421)
Estimated repayment of Skechers’ debt (based on March 31, 2025 balances)	(130,001)
Estimated payment of transaction costs	(71,454)
Pro forma net adjustment to Cash and cash equivalents	$(9,701,876)

(b)
Represents the elimination of Skechers’ historical goodwill and the recognition of the preliminary goodwill for estimated merger consideration in excess of the fair value of the net assets acquired:

Description (In thousands)	Amount
Elimination of Skechers’ historical goodwill	$(96,347)
Goodwill per preliminary purchase price allocation (Note 2)	2,484,683
Pro forma net adjustment to Goodwill	$2,388,336

(c)
Reflects the preliminary purchase accounting adjustment of $4.5 billion for estimated intangible assets acquired based on the acquisition method of accounting as discussed in Note 2.

(d)
Reflects the adjustment to Other assets, net as follows:

Description (In thousands)	Amount
Elimination of Skechers’ historical intangible assets(i)	$(49,000)
Write-off deferred financing fees asset related to historical short-term borrowings repaid at close	(842)
Pro forma net adjustment to Other assets, net	$(49,842)

(i)
The preliminary fair value of intangible assets acquired is presented in Intangible assets, net for pro forma purposes as shown in Note 3(c).

(e)
Represents the repayment of $130.0 million of Skechers short-term borrowings and $23.0 thousand of current installments on long-term borrowings at Transaction close.

(f)
Reflects a deferred income tax liability (see Note 2) resulting from the preliminary pro forma fair value adjustment to intangible assets based on the estimated blended statutory tax rate of approximately 24.9%. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to the completion of the Merger. This estimate of the deferred income tax liability (see Note 2) is preliminary and is subject to change based upon Parent’s final determination of the fair values of identifiable intangible assets acquired by jurisdiction.

(g)
Represents the issuance of approximately 25,585 thousand Common Units as rollover equity included in the total estimated merger consideration (see Note 2) and the recognition of estimated transaction costs of $71.5 million. Transaction costs consist of legal, advisory and consulting costs.

(h)
Represents the elimination of Skechers’ historical equity balances in conjunction with the Transaction.

Financing Adjustments:
(i)
Represents the adjustment to Cash and cash equivalents for the debt proceeds from the First lien term loans, the Senior Secured Notes and the Senior PIK Toggle Notes in USD and estimated equity financing transactions as follows:

Description (In thousands)	Amount
Sources:
Gross proceeds from First lien term loan facility (USD equivalent)	$3,026,375
Gross proceeds from Senior Secured Notes (USD equivalent)	1,170,028
Gross proceeds from Senior PIK Toggle Notes	2,200,000
Less: capitalized debt issuance costs and original issuance discount	(202,425)
Cash proceeds from issuance of Common Units for equity financing	3,507,898
Pro forma net adjustment to Cash and cash equivalents	$9,701,876

(j)
Represents the $31.8 million adjustment to Other assets, net to record the deferred financing fees related to the first lien revolving facility. For purposes of the pro forma financial information, Parent management has assumed the first lien revolving facility will be undrawn at the Closing.

(k)
The adjustment reflects the debt financing transactions using the exchanges rates as of March 31, 2025 for the Euro denominated debt. The adjustment to debt is comprised of the following items:

Description (In thousands)	Amount
Financing transactions – current:
Current installments of long-term borrowings	$21,804
Financing transactions – long term:
First lien term loan facility (USD equivalent)	2,885,446
Senior Secured Notes (USD equivalent)	1,081,800
Senior PIK Toggle Notes	2,200,000
Less: capitalized debt issuance costs and original issuance discount	(170,622)
Pro forma net adjustment to debt	$6,018,428

(l)
Represents the $3.5 billion expected to be raised with the issuance of approximately 120,962 thousand Common Units in conjunction with the equity financing by Fund VI and $0.2 billion of foreign exchange impacts related to the Euro denominated term loans and notes at March 31, 2025 rates as compared to the USD equivalent cash received to fund the Transaction.
Note 4 — Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings
Acquisition Accounting Adjustments:
(a)
Reflects the adjustments to general and administrative expense (“G&A”), including the removal of historical Skechers amortization expense, recognizing expense for amortization of the estimated fair value of definite-lived intangibles acquired, and recognizing expense for estimated transaction costs. Parent is still in the process of evaluating the fair value of the intangible assets. Any resulting change in the fair value would have a direct impact on amortization expense. The amortization of intangible assets is calculated on a straight-line basis. The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available.

Description (In thousands)	For the Three Months Ended March 31, 2025	For the Year Ended December 31, 2024
Amortization expense for acquired definite-lived intangible assets	$17,857	$71,429
Removal of historical Skechers amortization expense	(3,500)	(14,700)
Estimated transaction expenses	—	71,454
Net pro forma transaction accounting adjustment to G&A	$14,357	$128,183

(b)
Reflects the removal of historical Skechers interest expense of $1.3 million for the three months ended March 31, 2025 and $3.2 million for the year ended December 31, 2024 related to the repayment of a portion of Skechers’ existing debt.

(c)
To record the income tax impact of the pro forma adjustments utilizing the statutory income tax rate of approximately 24.9% for the three months ended March 31, 2025 and for the year ended December 31, 2024. Because the tax rates used for the pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Financing Adjustments:
(d)
Reflects the interest expense and amortization of issuance costs and revolver related fees as a result of the assumed debt financing transactions:

Description (In thousands)	Principal Balance	For the Three Months Ended March 31, 2025	For the Year Ended December 31, 2024
First lien term loan facility (USD equivalent)	2,907,250	(46,639)	(191,342)
Senior Secured Notes (USD equivalent)	1,081,800	(14,199)	(56,637)
Senior PIK Toggle Notes	2,200,000	(65,936)	(243,336)
Amortization of capitalized deferred issuance costs and original issuance discount		(4,034)	(14,946)
Amortization of revolver capitalized fees and record unused commitment fee		(3,570)	(14,281)
Pro forma net financing adjustment to Other income (expense)		(134,378)	(520,542)

The weighted average blended rate used for the pro forma net interest adjustment is 7.8% which assumes the Senior PIK Toggle Notes will be paid-in-kind. A sensitivity analysis on interest expense for the three months ended March 31, 2025 and for the year ended December 31, 2024, has been performed to assess the effect of a 0.125% change of the hypothetical interest on the first lien term loan facility given the interest rate is variable in nature.
A hypothetical increase or decrease to the annual interest rate related to the first lien term loan facility would change interest expense by approximately $0.9 million for the three months ended March 31, 2025 and $3.6 million for the year ended December 31, 2024.
(e)
To record the income tax impact of the pro forma adjustments utilizing statutory income tax rates in effect of approximately 24.9% for each period including the three months ended March 31, 2025 and the year ended December 31, 2024. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Note 5 — Earnings Per Unit
The following table calculates the unaudited pro forma combined basic and diluted earnings per unit, which is adjusted to reflect the pro forma net income for the three months ended March 31, 2025 and for the year ended December 31, 2024, as presented on the unaudited pro forma condensed combined statements of earnings:
Description (In thousands, except per unit data)	For the Three Months Ended March 31, 2025	For the Year Ended December 31, 2024
Numerator:
Pro forma combined Net income attributable to Common Unit holders	$91,742	$154,689
Denominator – basic and diluted:
Issuance of Common Units for rollover equity and equity financing(i)(ii)	146,547	146,547
Pro forma weighted average unit – basic and diluted(i)(ii)	146,547	146,547
Pro forma net income per unit – basic	$0.63	$1.06
Pro forma net income per unit – diluted(ii)	$0.63	$1.06

(i)
Represents the issuance of approximately 120,962 thousand Common Units to be issued to Fund VI for $3.5 billion to partially fund the purchase consideration and approximately 25,585 thousand Common Units issued in connection with the Mixed Election. The Common Units issued for rollover equity and equity financing have the same rights and privileges and are treated as such in the calculation of earnings per unit.

(ii)
Pursuant to the Merger Agreement, Skechers PSAs will be cancelled and replaced with Class P Units subject to the same on-going service vesting conditions and all other terms as applicable, except for the performance-based vesting condition. For purposes of the unaudited pro forma financial information, there is no assumed issuance of Class P Units as a result of the limited information available at this time to determine the fair value of these replacement units and calculate the impact to diluted earnings per unit pursuant to the treasury stock method. The inclusion of Class P Units may have a material effect on diluted earnings per unit. As of May 2, 2025, Skechers PSAs were outstanding with respect to approximately 651 thousand shares of Skechers Common Stock assuming satisfaction of applicable performance criteria at target levels and approximately 1,302 thousand shares of Skechers Common Stock assuming satisfaction of applicable performance criteria at maximum levels. Assuming all Class P Units were dilutive and excluding application of the treasury stock method, the incremental units on an as converted basis (One Class P Unit is equivalent to 2.9655 Common Units) included in the weighted average units for diluted net income per unit would be approximately 1,930 thousand based on target levels and approximately 3,860 thousand based on maximum levels. Excluding the effects of applying the treasury stock method, inclusion of the Class P Units would decrease pro forma diluted net income per unit by approximately $0.01 to $0.02 for the three months ended March 31, 2025 and $0.02 to $0.03 for the year ended December 31, 2024.

DIRECTORS AND MANAGEMENT OF PARENT AFTER COMPLETION OF THE TRANSACTION
Parent Board
Upon the completion of the Transaction, Parent will no longer be managed by its sole member, Fund VI, and will be managed under the direction of the Parent Board. The Parent Board will be made up of such number of directors as may be determined by Fund VI. For so long as a Legacy Member Representative is serving in such capacity, the Legacy Member Representative will serve as a director, and Fund VI will be entitled to appoint all of the other directors on the Parent Board. Promptly following the Closing, the Legacy Member Representative will be elected by majority vote of the Legacy Members, subject to the approval of Fund VI, which, pursuant to the terms of the Parent A&R LLCA, will not be a Legacy Member. The Legacy Member Representative will have very limited rights under the Parent A&R LLCA and will have no ability to control or direct the policies of Parent.
While no arrangements, preliminary or definitive, have been negotiated or entered into, the following table sets forth information regarding the individuals who are expected to serve as directors on the Parent Board following the Transaction.
Name	Age	Position
Alexandre Behring	58	Director
Daniel S. Schwartz	44	Director
Biographies
Alexandre Behring
Mr. Behring is a Founding Partner of 3G Capital and has served as Managing Partner (now Co-Managing Partner) and as a member of its Investment Committee since the firm’s inception in 2004. Mr. Behring has played a principal role in the firm’s capital formation and acquisitions since its inception. Following his leadership of 3G Capital’s acquisition of Burger King in 2010, Mr. Behring served as Chairman of Burger King from 2010 to 2014. He has served on the board of Restaurant Brands International Inc. (“RBI”) since its formation in 2014, including terms as Chair of the Board from 2014 to 2019 and Co-Chair from 2019 to 2022. Following 3G Capital’s acquisition of Hunter Douglas in 2022, he has served as a director. Mr. Behring also previously, served as Chairman of The Kraft Heinz Company from 2015 to 2022 and of the H.J. Heinz Company from 2013 to 2015 and as a director of Anheuser-Busch InBev from 2014 to 2019. Prior to founding 3G Capital, Mr. Behring spent a decade at GP Investimentos, including eight years as a Partner and member of the Investment Committee. From 1998 to 2004, he served as Chief Executive Officer of América Latina Logística (“ALL”), one of Latin America’s largest rail and logistics operators, and continued to serve on its board until 2011. He was also a director of CSX Corporation from 2008 to 2011.
Mr. Behring holds an M.B.A. from Harvard Business School, where he was both a Baker Scholar and a Loeb Scholar, and currently serves on the Board of Dean’s Advisors of Harvard Business School.
Parent believes that Mr. Behring is qualified to serve on the Parent Board due to his experience in executive roles at private equity firms and as CEO for a large railroad and logistics company, as well as his experience as Chair of the Board of RBI and its predecessor and the Kraft Heinz Company. Parent believes that Mr. Behring is further qualified to serve as a director due to his knowledge of strategy and business development, finance, risk assessment, logistics and leadership development.
Daniel S. Schwartz
Mr. Schwartz serves as Co-Managing Partner of 3G Capital and is a member of the firm’s Investment Committee. He joined 3G Capital in 2005, became a Partner in 2008, and was appointed Co-Managing Partner in 2019.
Mr. Schwartz oversaw 3G Capital’s acquisition of Burger King in 2010, followed by the firm’s acquisitions of Tim Hortons in 2014 — forming Restaurant Brands International Inc. (“RBI”) — Popeyes Louisiana Kitchen in 2017, and Firehouse Subs in 2021.

He served as Chief Financial Officer of Burger King from 2010 to 2013 and as Chief Executive Officer from 2013 to 2019. He has served on the board of RBI since its formation in 2014 and held the role of Co-Chairman from 2019 to 2022.
Mr. Schwartz also led 3G Capital’s acquisition of Hunter Douglas in 2022 and currently serves on its board of directors.
He holds a degree from Cornell University, where he serves on the Leadership Council of the Cornell SC Johnson College of Business.
Parent believes that Mr. Schwartz is qualified to serve on the Parent Board due to his experience as the CEO and Co-Chair/Executive Chairman of RBI and its predecessors. Parent believes that Mr. Schwartz is further qualified to serve as a director due to his knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, mergers and acquisitions, leadership development and succession planning.
Director Compensation
Pursuant to the Parent A&R LLCA, each director will serve without compensation from Parent.
Compensation Committee Interlocks and Insider Participation
Parent does not expect the Parent Board to establish a compensation committee. None of Parent’s anticipated executive officers serve as a member of the board of directors or compensation committee (or similar committee) of any other company whose executive officer(s) also serves, or has served, as a director of Parent’s Board.
Director Independence
No securities of Parent will be listed on any stock exchange. As a result, Parent will not be subject to the governance standards imposed by the national stock exchanges, including the requirement to have a majority independent board of directors. If Parent were subject to such standards, Messrs. Behring and Schwartz, as Co-Managing Partners of 3G Capital, would not be considered independent under the stock exchange listing standards following the Closing.
Parent Management
While no arrangements, preliminary or definitive, have been negotiated or entered into, the following table sets forth information regarding the individuals who are expected to serve as executive officers following the Transaction. 3G Capital has provided high-level indications to Skechers management of its desire for the Skechers management team to remain employed by Skechers following the Closing at compensation levels substantially similar to or lower than the compensation currently paid to the Skechers management team. However, there have been no discussions or negotiations with respect to any member of the Skechers management team about employment arrangements or compensation packages.
The executive officers will continue to be in office at Parent upon the Closing, as of the date of this information statement/prospectus, and their ages as of July 29, 2025 are as follows:
Name	Age	Title
Robert Greenberg	85	Chief Executive Officer
Michael Greenberg	62	President
John Vandemore	52	Chief Financial Officer
David Weinberg	74	Chief Operating Officer and Executive Vice President
Mark Nason	63	Executive Vice President of Product Development
Biographical information regarding the officers listed above is contained in Skechers’ Definitive Proxy Statement on Schedule 14A for its 2025 Annual Meeting and is incorporated by reference into this information statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus.
It is currently expected that the compensation to be paid to directors and executive officers of Parent will be substantially similar to or lower than the compensation paid to Skechers’ directors and executive officers immediately prior to the effective time of the Transaction. Information concerning the compensation paid to, and the employment agreements with, the chief executive officer of Parent, the chief financial officer of Parent, and the three most highly compensated executive officers of Parent who were serving as executive officers at the end of Skechers’ last completed fiscal year (other than the chief executive officer and chief financial officer of Skechers) is contained in Skechers’ proxy statement for its 2025 annual meeting of stockholders, which is incorporated by reference into this information statement/prospectus. For more information, please read the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus.
For illustrative purposes only, immediately following the Closing, (a) if all holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own Parent Units (consisting of both Common Units and Class P Units) representing approximately 3.8% of the beneficial ownership and voting power of Parent and (b) if no holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own a maximum Parent Units (consisting of both Common Units and Class P Units) representing a maximum of approximately 15.5% of the beneficial ownership and voting power of Parent, each subject to the considerations described in “Directors and Management of Parent After Completion of the Transaction — Parent Management.” However, the exact beneficial ownership of the Greenberg Stockholders within this range is presently impossible to predict and is based on the future election of all Skechers stockholders, which Parent does not control. The ownership percentages of the members of Parent, including the Greenberg Stockholders, are not fixed in the Merger Agreement. They will not be fixed until the Closing and could vary significantly, including, but not limited to, based on the following factors: the equity used by 3G Capital to fund the Transaction, the number of outstanding Parent Units, the number of shares of Skechers Common Stock converting into the Mixed Election Consideration in the Transaction and the number of Skechers equity awards converting into Class P Units in the Transaction.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Skechers
Information regarding transactions with related persons of Skechers is contained in Skechers’ Definitive Proxy Statement for its 2025 Annual Meeting of Stockholders, filed with the SEC on April 8, 2025, in the section entitled “Transactions with Related Persons — Related Person Transactions,” which is incorporated by reference into this information statement/prospectus.
On May 4, 2025, in connection with the Transaction, the Greenberg Stockholders entered into the Support Agreement, pursuant to which the Greenberg Stockholders have agreed to, among other things, vote against (i) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the Transaction, and (ii) any Acquisition Proposal or approval of any other proposal, transaction, agreement or action, made in opposition to or in competition with, or that would reasonably be expected to prevent, materially delay or impede the consummation of, the Merger Agreement or the Transaction. In addition, each Greenberg Stockholder has agreed to (a) elect to receive the Mixed Election Consideration in the Transaction pursuant to, and in accordance with, the terms and conditions of the Merger Agreement and (b) waive any appraisal rights to which it may be entitled pursuant to the applicable law in connection with the Transaction, including the Merger. The Support Agreement also includes certain restrictions on transfer of shares of Skechers Common Stock by each Greenberg Stockholder.
As of May 3, 2025, Robert Greenberg beneficially owned an aggregate amount of 17,882,868 shares of Skechers Common Stock as follows: 13,619,670 shares of Class B Common Stock as sole trustee of the Skechers Voting Trust, 4,255,986 shares of Class B Common Stock as a co-trustee of the Greenberg Family Trust, and 7,212 shares of Class A Common Stock via his indirect holding of these shares as co-trustee of the Greenberg Family Trust Additionally, as of May 3, 2025, Robert Greenberg had (a) 44,516 unvested Skechers RSAs and 112,892 unvested Skechers RSU Awards for which he is expected to receive Cash Election Consideration pursuant to the Merger Agreement and (b) 298,302 unvested Skechers PSAs for which he is expected to receive Skechers PSA Consideration pursuant to the Merger Agreement (for the limited purposes of this disclosure, (a) Company EPS PSAs for which the applicable performance period has ended are included based on actual performance, (b) Company EPS PSAs for which the applicable performance period has not ended are included based on target performance and (c) we have assumed that Company rTSR PSAs will be achieved at 150% (which such percentage is subject to change and will be finalized at closing)). As of May 3, 2025, Robert Greenberg had no Skechers RSAs or Skechers RSU Awards vested or vesting within 60 days. Subject to proration and other terms and conditions of the Merger Agreement, as a Greenberg Stockholder, Robert Greenberg, directly or indirectly, may receive up to an aggregate amount of approximately $1,029.2 million in cash, 17,882,868 Common Units and 298,302 Class P Units in the Merger in exchange for his beneficially owned shares of Skechers Common Stock and unvested Skechers RSAs, Skechers RSU Awards and Skechers PSAs.
As of May 3, 2025, Michael Greenberg beneficially owned an aggregate amount of 626,425 shares of Skechers Common Stock. Additionally, as of May 3, 2025, Michael Greenberg had (a) 36,575 unvested Skechers RSAs and 88,953 unvested Skechers RSU Awards for which he is expected to receive Cash Election Consideration pursuant to the Merger Agreement and (b) 243,377 unvested Skechers PSAs for which he is expected to receive Skechers PSA Consideration pursuant to the Merger Agreement (for the limited purposes of this disclosure, (a) Company EPS PSAs for which the applicable performance period has ended are included based on actual performance, (b) Company EPS PSAs for which the applicable performance period has not ended are included based on target performance and (c) we have assumed that Company rTSR PSAs will be achieved at 150% (which such percentage is subject to change and will be finalized at closing)). As of May 3, 2025, Michael Greenberg had no Skechers RSAs or Skechers RSU Awards vested or vesting within 60 days. Subject to proration and other terms and conditions of the Merger Agreement, as a Greenberg Stockholder, Michael Greenberg, directly or indirectly, may receive up to an aggregate amount of approximately $43.6 million in cash, 626,425 Common Units and 243,377 Class P Units in the Merger in exchange for his beneficially owned shares of Skechers Common Stock and unvested Skechers RSAs, Skechers RSU Awards and Skechers PSAs.
As of May 3, 2025, Jason Greenberg, Jeffrey Greenberg, Joshua Greenberg and Jennifer Greenberg Messer (the “Greenberg Siblings”), the children of Robert Greenberg and the siblings of Michael Greenberg,

beneficially owned 591,652 shares, 1,147,762 shares, 152,913 shares, and 143,555 shares, respectively, of Skechers Common Stock. Additionally, as of May 3, 2025, Jason Greenberg and Joshua Greenberg each had 50,000 unvested Skechers RSU Awards for which they are expected to receive Cash Election Consideration pursuant to the Merger Agreement. As of May 3, 2025, none of the Greenberg Siblings had Skechers RSAs or Skechers RSU Awards vested or vesting within 60 days. As Greenberg Stockholders, and subject to proration and other terms and conditions of the Merger Agreement, the Greenberg Siblings may receive up to an aggregate amount of approximately $122.3 million in cash and 2,035,882 Common Units in the Merger in exchange for their beneficially owned shares of Skechers Common Stock and unvested Skechers RSU Awards.
For details regarding the interests of other directors and executive officers of Skechers in the Transaction, see the section entitled “Interests of Directors and Executive Officers of Skechers in the Merger” beginning on page 150 of this information statement/prospectus. Other directors and executive officers of Skechers, and their immediate family members, otherwise do not have any other interests in the Transaction that are different from, or in addition to, the interests of the Skechers shareholders that are described herein.
There are no related party transactions between the individuals expected to serve as directors of Parent, on the one hand, and Skechers, on the other hand. In addition, there are no related party transactions between these individuals, on the one hand, and Parent, on the other hand.

CERTAIN BENEFICIAL OWNERS OF SKECHERS COMMON STOCK
The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of May 3, 2025 by:
•
each of Skechers’ directors;

•
each of Skechers’ named executive officers;

•
each person known by Skechers to be a beneficial owner of more than 5% of either class of Skechers Common Stock; and

•
all of Skechers’ current directors and executive officers as a group.

Each stockholder’s percentage of ownership in the following table is based upon 130,630,389 shares of Class A Common Stock (which includes 297,271 shares of unvested restricted stock, as well as 3,150 restricted stock units that vest within the next 60 days) and 19,313,651 shares of Class B Common Stock outstanding as of May 3, 2025. Class B Common Stock is convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares of Class A Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Class A Common Stock underlying notes, options, restricted stock units or shares of Class B Common Stock held by that person that are convertible or exercisable, as the case may be, within 60 days of May 4, 2025 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To the knowledge of Skechers, unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class A Common Stock and Class B Common Stock set forth opposite such person’s name. Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.
Name of Beneficial Owner	Number of Class A Shares Beneficially Owned	Percentage of Class A Shares Beneficially Owned	Number of Class B Shares Beneficially Owned	Percentage of Class B Shares Beneficially Owned
5% Stockholders
FMR LLC	20,039,354(1)	15.3%	—	—
Skechers Voting Trust	13,619,670(2)	9.4%	13,619,670(3)	70.5%
The Vanguard Group, Inc.	12,626,633(4)	9.7%	—	—
BlackRock, Inc.	11,237,220(5)	8.6%	—	—
Directors and Named Executive Officers
Robert Greenberg	17,882,868(6)	12.0%	17,875,656(7)	92.6%
Michael Greenberg	626,425(8)	*	400,507(9)	2.1%
David Weinberg	223,369(10)	*	—	—
John Vandemore	100,282	*	—	—
Mark Nason	10,112	*	—	—
Katherine Blair	16,400	*	—	—
Morton Erlich	52,500(11)	*	—	—
Zulema Garcia	14,400	*	—	—
Yolanda Macias	15,500	*	—	—
Richard Siskind	160,999	*	—	—
All current directors and executive officers as a group (11 persons)	19,102,855	13.0%	18,276,163	94.6%

*
Less than 1.0%

(1)
Information is based on a Schedule 13G filed with the SEC on February 9, 2024 and represents the number of shares beneficially owned as of December 29, 2023. FMR LLC has sole voting power with respect to 20,037,718 shares and sole dispositive power with respect to 20,039,354 shares. Each of FIAM LLC and Fidelity Institutional Asset Management Trust Company beneficially owns shares of Class A Common Stock, with FMR LLC, Fidelity Growth Company Commingled Pool, Fidelity Management & Research Company LLC, Fidelity Management Trust Company and Abigail P. Johnson beneficially owning 5% or more of the outstanding shares of Class A Common Stock. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. The principal business office of FMR LLC is located at 245 Summer Street, Boston, Massachusetts 02210.

(2)
Represents 13,619,670 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in footnote 3 below.

(3)
Robert Greenberg is the sole trustee of the Skechers Voting Trust. During the remainder of the 15-year term of the Skechers Voting Trust (unless terminated sooner by the trustee), Mr. Greenberg has sole voting power and sole dispositive power with respect to all of these shares. Each beneficiary may withdraw the shares held by the Skechers Voting Trust in which he or she has an interest at any time, but only with the consent of the trustee. The principal business address of the Skechers Voting Trust is c/o Regina Brown, CPA, 21440 Ventura Blvd., Woodland Hills, California 91364.

(4)
Information is based on a Schedule 13G filed with the SEC on February 13, 2024 and represents the number of shares beneficially owned as of December 29, 2023. The Vanguard Group (“Vanguard”) has shared voting power with respect to 48,309 shares, sole dispositive power with respect to 12,436,141 shares and shared dispositive power with respect to 190,492 shares. The principal business office of Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
Information is based on a Schedule 13G filed with the SEC on April 24, 2025 and represents the number of shares beneficially owned as of March 31, 2025. BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 10,936,976 shares and sole dispositive power with respect to 11,237,220 held by BlackRock and certain of its subsidiaries. The principal business office of BlackRock is located at 50 Hudson Yards, New York, New York 10001.

(6)
Information represents the number of shares beneficially owned as of May 3, 2025 as provided by Skechers. Includes 17,875,656 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis and 7,212 shares of Class A Common Stock held by the Greenberg Family Trust (the “Trust”) that Robert Greenberg is deemed to beneficially own as a trustee of the Trust. Robert Greenberg holds no shares of Class A Common Stock directly. His wife, Susan Greenberg, is also a trustee of the Trust and is also deemed to beneficially own all shares held by the Trust. Beneficial ownership of these shares is described in greater detail in footnote 7 below.

(7)
Information represents the number of shares beneficially owned as of May 3, 2025 as provided by Skechers. Represents 4,255,986 shares of Class B Common Stock held by the Trust and 13,619,670 shares of Class B Common Stock held by the Skechers Voting Trust. Mr. Greenberg may be deemed to beneficially own the shares held by the Skechers Voting Trust as its sole trustee, with sole voting power and sole dispositive power with respect to all of these shares. Mr. Greenberg disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein.

(8)
Includes 400,507 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of the 400,507 shares of Class B Common Stock is described in greater detail in footnote 9 below.

(9)
Includes 5,322 shares of Class A Common Stock and 222,555 shares of Class B Common Stock held by the Michael Greenberg Trust that Michael Greenberg is deemed to beneficially own as trustee of such trust. All 400,507 shares of Class B Common Stock beneficially owned by Michael Greenberg have been pledged to secure a line of credit. The pledge agreement, prior to default, does not grant to the pledgee (i) the power to vote or to direct the vote of the pledged shares or (ii) the power to dispose of or to direct the disposition of the pledged shares.

(10)
Includes 186,128 shares of Class A Common Stock that David Weinberg, Skechers’ Chief Operating Officer, Executive Vice President and a member of the Skechers Board, is deemed to beneficially own as sole trustee of The David Weinberg Trust dated September 7, 2000.

(11)
Includes 45,500 shares of Class A Common Stock held by The Erlich Family Trust that Morton Erlich, a member of the Skechers Board, is deemed to beneficially own as a trustee of such trust.

For illustrative purposes only, immediately following the Closing, (a) if all holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own Parent Units (consisting of both Common Units and Class P Units) representing approximately 3.8% of the beneficial ownership and voting power of Parent and (b) if no holders of Legacy Shares elect the Mixed Election Consideration, the Greenberg Stockholders would in aggregate own Parent Units (consisting of both Common Units and Class P Units) representing a maximum of approximately 15.5% of the beneficial ownership and voting power of Parent, each subject to the considerations described in “Directors and Management of Parent After Completion of the Transaction — Parent Management.” However, the exact beneficial ownership of the Greenberg Stockholders within this range is presently impossible to predict and is based on the future election of all Skechers stockholders, which Parent does not control.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF SKECHERS IN THE MERGER
The directors and executive officers of Skechers may have certain interests in the Merger that are different from, or are in addition to, the interests of Skechers stockholders generally. The Skechers Board was aware of these interests and considered them, among other matters, in making its recommendation that Skechers stockholders vote to approve the Merger Agreement and the Transaction. Such interests are described below. The Merger will constitute a “change in control” for purposes of Skechers’ executive compensation and benefit plans and the agreements described below.
Skechers’ executive officers, all of whom (except for Mr. Paccione) are named executive officers, for purposes of the discussion below are: Robert Greenberg (Chairman of the Skechers Board and Chief Executive Officer), John Vandemore (Chief Financial Officer), Michael Greenberg (President and Director), David Weinberg (Chief Operating Officer, Executive Vice President and Director), Mark Nason (Executive Vice President of Product Development) and Philip Paccione (General Counsel, Corporate Secretary and Executive Vice President of Business Affairs).
Interests of Directors of Skechers in the Merger
The current members of the Skechers Board are Katherine Blair, Morton Erlich, Zulema Garcia, Michael Greenberg, Robert Greenberg, Yolanda Macias, Richard Siskind and David Weinberg. The members of the Skechers Board are not entitled to any enhanced payments or benefits in connection with a cessation of their service on the Skechers Board in connection with the Merger.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
the relevant value per share of Skechers Common Stock and each Class P Unit is $63.00, which is the Cash Election Consideration. The illustrative price per Class P Unit is determined for the limited purposes of this disclosure only and does not reflect an independent third-party appraisal or a market-based determination of the fair market value of the Class P Units. The actual fair market value of the Class P Units has not been determined and may be significantly lower or higher than the illustrative price due to a number of factors, including the illiquid nature of the Class P Units, the absence of a public trading market for the Class P Units, significant contractual restrictions on transfer of the Class P Units, and the limited rights and lack of control or influence associated with holding a minority interest in Parent, a private limited liability company. Further, there can be no assurance that any future liquidity event will occur or that, if one does occur, the Class P Units will be valued in a way that provides a return consistent with the illustrative price;

•
the Effective Time as referenced in this section occurred on June 2, 2025, which is the assumed date of the effective time of the Merger solely for purposes of the disclosure in this section (the “Assumed Closing Date”);

•
the number of unvested Skechers equity awards held by the Skechers directors and executive officers is as of June 2, 2025; and

•
the employment of each executive officer of Skechers was terminated by Parent without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case, immediately following the Merger and on the Assumed Closing Date.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect or attempt to forecast certain employment and/or compensation actions that may occur before completion of the Merger, including any additional equity award grants, issuances or forfeitures that may occur prior to the Effective Time following the date of this information statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by the executive officers of Skechers may materially differ from the amounts set forth below.

Treatment of Outstanding Skechers Equity Awards
The Skechers equity awards held by Skechers’ non-employee directors and executive officers immediately before the Effective Time will be treated as described above in the section entitled “The Merger — Treatment of Outstanding Skechers Equity Awards.”
In accordance with their terms, the restricted Class P Units that Skechers’ named executive officers receive at the Effective Time in replacement of their Skechers PSAs will fully vest if, following a change in control, the executive is terminated without “cause” or resigns for “good reason,” or the executive’s employment ends due to death or permanent disability.
For an estimate of the value of the unvested Skechers equity awards held by Skechers’ named executive officers, see the section below entitled “— Quantification of Potential Payments and Benefits to Skechers’ Named Executive Officers in Connection with the Merger.” For Mr. Paccione (the only executive officer who is not a named executive officer), the estimated aggregate value of his 30,000 outstanding Skechers RSUs is $1,890,000. The estimated aggregate value of the 17,500 outstanding Skechers RSAs held by Skechers’ non-employee directors is $1,102,500, and the estimated aggregate value of the 31,415 outstanding Skechers RSUs held by Skechers’ non-employee directors is $1,979,145. The amounts in this paragraph are determined using an assumed value of $63.00 per share, which is the Cash Election Consideration.
Executive Employment Agreements
Messrs. M. Greenberg, Weinberg and Paccione are each party to an employment agreement with Skechers, each effective as of May 23, 2019 (the “Executive Employment Agreements”). The Executive Employment Agreements provide that, upon a termination of employment by Skechers without “cause” or by the executive for “good reason” (each as defined in the Executive Employment Agreements), each is entitled to, subject to his execution and non-revocation of a release of claims in favor of Skechers:
•
the total gross amount equal to his base salary for the remainder of the term of the Executive Employment Agreement, currently ending December 31, 2028 under each agreement (at the annual rate payable at the time of such termination), plus annual incentive compensation for each of the remaining years in the term equal to the highest amount of the annual incentive compensation that was earned by such executive in any year in the term prior to his termination, less any annual incentive compensation already paid for the year in which he was terminated; and

•
Skechers will accelerate the vesting of all Skechers equity awards.

In addition, Skechers may amend the Executive Employment Agreements so that any payments and benefits to which the executive may be eligible to receive will be made in full or such lesser amount as would result in no portion of the payments being subject to an excise tax imposed by Sections 280G and 4999 of the Code, whichever of the foregoing amounts is greater on an after-tax basis (i.e., a parachute payment “best-net” cut-back).
See the subsection entitled “— Quantification of Potential Payments and Benefits to Skechers’ Named Executive Officers in Connection with the Merger” below for the estimated amounts that each of Skechers’ named executive officers would receive under the Executive Employment Agreements upon a qualifying termination of employment following a change in control. The estimated aggregate cash severance payable to Mr. Paccione is $13,583,772.
Severance Plan
Skechers may establish a severance plan that provides for 18 months’ salary, paid in installments, and 18 months’ COBRA benefit continuation as severance benefits to executive officers who are not parties to Executive Employment Agreements in the event the executive is terminated without “cause” or resigns for “good reason” during the 12-month period immediately following the Effective Time, subject to the executive’s delivery of a release.
See the subsection entitled “— Quantification of Potential Payments and Benefits to Skechers’ Named Executive Officers in Connection with the Merger” below for the estimated amounts that each of Skechers’

named executive officers would receive under the severance plan upon a qualifying termination of employment following a change in control.
Retention Bonuses
Skechers may grant retention bonuses to Skechers employees up to a maximum aggregate pool of $15 million (with grants to a single employee not to exceed 100% of the applicable employee’s annual base salary). The awards will be payable 50% at closing and 50% no earlier than the six-month anniversary of the Closing Date. If an employee’s employment is terminated without “cause” or the employee resigns for “good reason” (as defined in the retention program) following the Closing Date but prior to the payment date, the award will be payable in full as of the employee’s termination date in exchange for a release of claims. No retention awards have been allocated to any of the executive officers as of the date hereof.
Employment Arrangements with Parent
The executive officers of Skechers may, prior to, on or following the effective time, enter into new individualized compensation arrangements with Parent or the surviving corporation and may participate in cash or equity incentive or other benefit plans maintained by Parent or the surviving corporation. As of the date of this information statement/prospectus, no new individualized compensation arrangements between Skechers’ executive officers and Parent or the surviving corporation have been established.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Skechers’ non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. Such indemnification and insurance coverage is further described in the section entitled “Summary of the Merger Agreement — Indemnification and Insurance” beginning on page 118 of this information statement/prospectus.
Quantification of Potential Payments and Benefits to Skechers’ Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Skechers that is based on, or otherwise relates to, the Merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Directors and Executive Officers of Skechers in the Merger” above.
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “— Certain Assumptions” and in the footnotes to the table, which do not reflect certain compensation actions that may occur before completion of the Merger and assume no reduction in payments or benefits for purposes of the excise tax under Section 4999 of the Code.
Named Executive Officer(1)	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Robert Greenberg	11,595,000	28,709,730	44,100	40,348,830
John Vandemore	2,790,000	11,619,153	44,100	14,453,253
Michael Greenberg	42,061,692	23,241,015	—	65,302,707
David Weinberg	29,374,507	18,515,448	—	47,889,955
Mark Nason	4,455,000	6,626,088	44,100	11,125,188

(1)
Cash.   For Messrs. M. Greenberg and Weinberg, consists of the total gross amount equal to his base salary for the remainder of the term, currently ending December 31, 2028 (at the annual rate payable at the time of such termination), plus annual incentive compensation for each of the remaining years in the term equal to the highest amount of the annual incentive compensation that was earned by such executive in any year in the term prior to his termination, less any annual incentive compensation already paid for the year in which he was terminated, assuming a change in control and subsequent termination date of June 2, 2025.

For all other named executive officers, consists of cash severance equal to 18 months’ salary, paid in installments.
The cash severance described above is “double trigger” and would become payable only upon a qualifying termination of employment following a change in control. The estimated amount of each such payment is shown in the following table:
Named Executive Officer	Severance ($)	Bonus Payment ($)	Total ($)
Robert Greenberg	11,595,000	—	11,595,000
John Vandemore	2,790,000	—	2,790,000
Michael Greenberg	22,450,247	19,611,445	42,061,692
David Weinberg	16,353,534	13,020,973	29,374,507
Mark Nason	4,455,000	—	4,455,000

(2)
Equity.   Consists of the value of the Skechers RSU Awards that was granted prior to the date of the Merger Agreement and the Skechers RSAs that would vest, be cancelled and be automatically converted into the right to receive the Cash Election Consideration. In addition, consists of the value of the Skechers PSAs that would be cancelled and replaced with the right to receive a restricted Class P Unit, with (i) any Skechers PSAs for which performance is measured based on relative total shareholder return, based on actual performance through the Effective Time (or, if earlier, based on actual performance through the measurement date of such Skechers PSAs) and (ii) any Skechers PSAs for which performance is measured based on earnings per share, based on target performance where the applicable performance period has not ended as of the effective time, and otherwise, based on actual performance. For the limited purposes of this disclosure, we have assumed the value of a Class P Unit is equal to the value of the Cash Election Consideration, and (x) Company EPS PSAs for which the applicable performance period has ended are included based on actual performance, (y) Company EPS PSAs for which the applicable performance period has not ended are included based on target performance and (z) Company rTSR PSAs are included based on achievement at 150% (which such percentage is subject to change and will be finalized at Closing). The illustrative price per Class P Unit is determined for the limited purposes of this disclosure only and does not reflect an independent third-party appraisal or a market-based determination of the fair market value of the Class P Units. The actual fair market value of the Class P Units has not been determined and may be significantly lower or higher than the illustrative price due to a number of factors, including the illiquid nature of the Class P Units, the absence of a public trading market for the Class P Units, significant contractual restrictions on transfer of the Class P Units, and the limited rights and lack of control or influence associated with holding a minority interest in Parent, a private limited liability company. Further, there can be no assurance that any future liquidity event will occur or that, if one does occur, the Class P Units will be valued in a way that provides a return consistent with the illustrative price. As of the date hereof, no Skechers RSU Awards have been granted to the named executive officers following the date of the Merger Agreement.

The accelerated vesting of the Skechers RSU Awards and the Skechers RSAs described above are a “single trigger” benefit and is triggered upon the change in control; the accelerated vesting of the Skechers PSAs described above is a “double trigger” benefit and would be triggered only upon a qualifying termination of employment following the change in control (as described in more detail in the subsection entitled “Treatment of Skechers Outstanding Equity Awards” above).
Named Executive Officer	Skechers RSU Awards ($)	Skechers RSA Awards ($)	Skechers PSA Awards ($)	Total ($)
Robert Greenberg	7,112,196	2,804,508	18,793,026	28,709,730
John Vandemore	2,872,611	1,105,020	7,641,522	11,619,153
Michael Greenberg	5,604,039	2,304,225	15,332,751	23,241,015
David Weinberg	4,453,344	1,842,750	12,219,354	18,515,448
Mark Nason	1,755,558	553,770	4,316,760	6,626,088

(3)
Perquisites/Benefits.   Represents the estimated value of 18 months of company-provided healthcare continuation coverage (COBRA), which is a “double trigger” benefit and would become payable only upon a qualifying termination of employment following a change in control.

OWNERSHIP OF PARENT AFTER THE MERGER
After the Merger, and depending upon the number of holders of Legacy Shares who elect to receive the Mixed Election Consideration consisting of cash equal to $57.00 and one Common Unit and subject to the below considerations, Parent currently expects that the outstanding beneficial ownership and voting power of Parent will be owned by members of Parent as follows:
Member	Member Percentage
Former holders of Legacy Shares who have elected to receive Mixed Election Consideration	Up to 19.6% of the outstanding beneficial ownership and voting power of Parent
Holders of Class P Units	Approximately 1.8% of the outstanding beneficial ownership and voting power of Parent
Remaining holders of Parent Units	No less than 78.6% of the outstanding beneficial ownership and voting power of Parent

CERTAIN BENEFICIAL OWNERS OF PARENT AFTER THE MERGER
The following tables set forth certain information regarding the beneficial ownership of the Parent Units of (a) each of Skechers’ directors, (b) each of Skechers’ named executive officers, (c) each person known by Skechers to be a beneficial owner of more than 5% of either class of Skechers Common Stock and (d) all of Skechers’ current directors and executive officers as a group, in each case, after the Merger. The first of the following tables assumes that all shares of Skechers Common Stock are validly elected to be converted into the Mixed Election Consideration. The second of the following tables assumes that no shares of Skechers Common Stock are converted into the Mixed Election Consideration (other than the shares of Skechers Common Stock beneficially owned by the Greenberg Stockholders). The beneficial ownership of the Parent Units after the Merger, as set forth in the tables below, is calculated based on the beneficial ownership of Skechers Common Stock set forth in the section entitled “Certain Beneficial Owners of Skechers Common Stock” on page 147.
The following table assumes all shares of Skechers Common Stock are validly elected to be converted into the Mixed Election Consideration:
Name of Beneficial Owner	Number of Common Units	Number of Class P Units(1)	Number of Class P Units (As Converted to Common Units)(2)	Number of Parent Units Beneficially Owned	Percentage of Parent Units Beneficially Owned	Percentage of Voting Power of Parent Units Beneficially Owned
5% Stockholders
FMR LLC	4,007,871	—	—	4,007,871	2.6%	2.6%
Skechers Voting Trust	2,723,934	—	—	2,723,934	1.8%	1.8%
The Vanguard Group, Inc.	2,525,327	—	—	2,525,327	1.7%	1.7%
BlackRock, Inc.	2,247,444	—	—	2,247,444	1.5%	1.5%
Directors and Named Executive Officers
Robert Greenberg(3)	3,576,574	298,302	884,618	4,461,192	2.9%	2.9%
Michael Greenberg	125,285	243,377	721,738	847,023	0.6%	0.6%
David Weinberg	44,674	193,958	575,183	619,857	0.4%	0.4%
John Vandemore	20,056	121,294	359,703	379,759	0.2%	0.2%
Mark Nason	2,022	68,520	203,196	205,218	0.1%	0.1%
Katherine Blair	3,280	—	—	3,280	0.0%	0.0%
Morton Erlich	10,500	—	—	10,500	0.0%	0.0%
Zulema Garcia	2,880	—	—	2,880	0.0%	0.0%
Yolanda Macias	3,100	—	—	3,100	0.0%	0.0%
Richard Siskind	32,200	—	—	32,200	0.0%	0.0%
All current directors and executive officers as a group	3,820,571	925,456	2,744,438	6,565,009	4.3%	4.3%

(1)
For the limited purposes of this disclosure, (a) Company EPS PSAs for which the applicable performance period has ended are included based on actual performance, (b) Company EPS PSAs for which the applicable performance period has not ended are included based on target performance and (c) we have assumed that Company rTSR PSAs will be achieved at 150% (which such percentage is subject to change and will be finalized at closing).

(2)
One Class P Unit is equivalent to 2.9655 Common Units.

The following table assumes no shares of Skechers Common Stock are converted into the Mixed Election Consideration (other than the shares of Skechers Common Stock beneficially owned by the Greenberg Stockholders):
Name of Beneficial Owner	Number of Common Units	Number of Class P Units(1)	Number of Class P Units (As Converted to Common Units)(2)	Number of Parent Units Beneficially Owned	Percentage of Parent Units Beneficially Owned	Percentage of Voting Power of Parent Units Beneficially Owned
5% Stockholders
FMR LLC	—	—	—	—	—	—
Skechers Voting Trust	13,619,670	—	—	13,619,670	9.4%	9.4%
The Vanguard Group, Inc.	—	—	—	—	—	—
BlackRock, Inc.	—	—	—	—	—	—
Directors and Named Executive Officers
Robert Greenberg	17,882,868	298,302	884,618	18,767,486	12.9%	12.9%
Michael Greenberg	626,425	243,377	721,738	1,348,163	0.9%	0.9%
David Weinberg	—	193,958	575,183	575,183	0.4%	0.4%
John Vandemore	—	121,294	359,703	359,703	0.2%	0.2%
Mark Nason	—	68,520	203,196	203,196	0.1%	0.1%
Katherine Blair	—	—	—	—	—	—
Morton Erlich	—	—	—	—	—	—
Zulema Garcia	—	—	—	—	—	—
Yolanda Macias	—	—	—	—	—	—
Richard Siskind	—	—	—	—	—	—
All current directors and executive officers as a group	18,509,293	925,456	2,744,438	21,253,731	14.6%	14.6%

(1)
For the limited purposes of this disclosure, (a) Company EPS PSAs for which the applicable performance period has ended are included based on actual performance, (b) Company EPS PSAs for which the applicable performance period has not ended are included based on target performance and (c) we have assumed that Company rTSR PSAs will be achieved at 150% (which such percentage is subject to change and will be finalized at closing).

(2)
One Class P Unit is equivalent to 2.9655 Common Units.

The ownership percentages of the members of Parent, including the Greenberg Stockholders, are not fixed in the Merger Agreement. They will not be fixed until the Closing and could vary significantly, including, but not limited to, based on the following factors: the equity used by 3G Capital to fund the Transaction, the number of outstanding Parent Units, the number of shares of Skechers Common Stock converting into the Mixed Election Consideration in the Transaction and the number of Skechers equity awards converting into Class P Units in the Transaction.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences of the Merger and ownership of Parent Units, if applicable, to holders of Skechers Common Stock that exchange their Skechers Common Stock for Mixed Election Consideration or Cash Election Consideration. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder. The parties have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger to holders of Skechers Common Stock.
The following discussion applies to holders who hold their Skechers Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the impact of the alternative minimum tax. Further, this discussion does not purport to address all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances (including estate, gift and Medicare contribution tax on net investment income) or to holders of Skechers Common Stock that are subject to special rules, such as:
•
banks, insurance companies or other financial institutions;

•
partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt and governmental organizations;

•
brokers, dealers or traders in securities;

•
persons holding Skechers Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
persons that purchased their shares of Skechers Common Stock or sell their Parent Units as part of a wash sale;

•
U.S. Holders that have a functional currency other than the U.S. dollar;

•
persons who actually or constructively hold (or actually or constructively held at any time during the five-year period ending on the date of the Merger) 5% or more of the shares of Skechers Common Stock;

•
persons who acquired their shares of Skechers Common Stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan; and

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Skechers Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Any entity treated as a partnership for U.S. federal income tax purposes that holds Skechers Common Stock and any partners in such partnership are urged to consult their own independent tax advisors regarding the tax consequences of the Merger to their specific circumstances.
THE TAX CONSEQUENCES OF THE MERGER TO A SKECHERS STOCKHOLDER MAY BE COMPLEX AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS NOT WITHIN SKECHERS’ OR PARENT’S CONTROL. ALL SKECHERS STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE

APPLICABILITY AND EFFECT OF ANY ALTERNATIVE MINIMUM TAX AND ANY U.S. FEDERAL, U.S. STATE OR LOCAL, NON-U.S. OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.
Intended Tax Treatment of the Merger
In the opinion of Latham & Watkins, counsel to Skechers, the exchange of Skechers Common Stock for Mixed Election Consideration (or both Mixed Election Consideration and Cash Election Consideration) pursuant to the Merger, taken together with the 3G Holdco Contribution, should qualify as a tax-deferred exchange pursuant to Section 351 of the Code for U.S. federal income tax purposes, subject to the assumptions, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto. However, because (i) there is no authority directly addressing a transaction involving the same facts as those found here, (ii) the provisions of Section 351 of the Code are complex and (iii) qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur (including events or actions following the Merger) that are not in the control of Skechers, Parent or any other party to the Merger Agreement, the qualification of the exchange of Skechers Common Stock for Mixed Election Consideration (or both Mixed Election Consideration and Cash Election Consideration) pursuant to the Merger for tax deferral under Section 351 of the Code is not free from doubt. Furthermore, it is not a condition to Skechers’ obligation or Parent’s obligation to complete the transaction that such exchange qualify as a transaction described in Section 351 of the Code. Moreover, neither Skechers nor Parent intends to request any ruling from the IRS regarding any matters relating to the Merger, and, consequently, there can be no assurance that the IRS will not challenge the treatment of the exchange described above or that a court would not sustain such a challenge. If the exchange of Skechers Common Stock for Mixed Election Consideration (or both Mixed Election Consideration and Cash Election Consideration) does not qualify as a transaction described in Section 351 of the Code, holders of Skechers Common Stock who elect to receive Mixed Election Consideration for any or all of their shares would be required to fully recognize gain with respect to the exchange, as discussed below under “— Tax Consequences if the Merger Does Not Qualify as 351 Transaction”. The U.S. federal income tax consequences to holders of Skechers Common Stock who elect Cash Election Consideration for all of their shares should generally be the same regardless of whether the Merger qualifies as a transaction described in Section 351 of the Code, as discussed below under “Tax Consequences if the Merger Qualifies as a Transaction Described in Section 351 of the Code — The Receipt of Cash Election Consideration in the Merger”.
U.S. Holders
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Skechers Common Stock that is for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes; or

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Tax Consequences if the Merger Qualifies as a Transaction Described in Section 351 of the Code
The Receipt of Mixed Election Consideration in the Merger
The surrender by a U.S. Holder of its shares of Skechers Common Stock in exchange for Mixed Election Consideration (or both Mixed Election Consideration and Cash Election Consideration) pursuant to the Merger is intended to qualify as a transaction described in Section 351 of the Code. However, there is some uncertainty regarding whether, with respect to holders of Skechers Common Stock who elect to receive Mixed Election Consideration for any or all of their shares, the Merger, taken together with the 3G Holdco Contribution, will qualify for such treatment because there is no authority directly addressing a transaction involving the same facts as those found here. Furthermore, because the provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur (including events or actions following the Merger) that are not in the control of Skechers, Parent or any other party to the Merger Agreement, the qualification of such exchange for tax deferral under Section 351 of the Code is not free from doubt.
Provided that the exchange of Skechers Common Stock for Mixed Election Consideration (or both Mixed Election Consideration and Cash Election Consideration) pursuant to the Merger qualifies as transaction pursuant to Section 351 of the Code, a U.S. Holder that exchanges shares of Skechers Common Stock for Mixed Election Consideration (or both Mixed Election Consideration and Cash Election Consideration) should recognize gain but not loss to the extent of the lesser of (i) the amount of cash received (including any Cash Election Consideration received for any of such U.S. Holder’s shares) and (ii) the difference between (A) the fair market value of Parent Units plus the amount of cash received by the U.S. Holder in the Merger and (B) the U.S. Holder’s adjusted tax basis in its Skechers Common Stock. The aggregate adjusted tax basis of the Parent Units received by a U.S. Holder in the Merger should be equal to the aggregate adjusted tax basis of the shares of Skechers Common Stock surrendered by such U.S. Holder in the Merger reduced by any cash received by such U.S. Holder in the Merger and increased by any gain recognized by such U.S. Holder in respect of the Merger. In addition, the holding period of such Parent Units should include the period during which the shares of Skechers Common Stock, surrendered in the Merger, were held by such U.S. Holder. If a U.S. Holder acquired different blocks of Skechers Common Stock at different times and different prices, any gain will be determined separately with respect to each block of Skechers Common Stock, and any Parent Units and any cash received will be allocated pro rata to each such block of shares. Any such U.S. Holder should consult its tax advisor with respect to the determination of the gain recognized by such holder and the tax basis and/or holding periods of the particular Parent Units received in the Merger. The foregoing will be determined based on the mix of consideration actually received by the electing holder of Skechers Common Stock, which may be different from the mix of consideration elected by such holder (see “Summary of the Merger Agreement — Merger Consideration — Proration”).
The Receipt of Cash Election Consideration in the Merger
If a U.S. Holder receives Cash Election Consideration for all of its shares, such U.S. Holder should generally be treated as selling its Skechers Common Stock, resulting in the recognition of capital gain (or loss) equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in its shares of Skechers Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of Skechers Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. To the extent a U.S. Holder’s adjusted tax basis in the shares of Skechers Common Stock being exchanged exceeds the amount of cash to be received by such U.S. Holder, such U.S. Holder should recognize a capital loss. The deductibility of capital losses realized by a U.S. Holder on a taxable sale or exchange of Skechers Common Stock is subject to certain limitations.
Tax Consequences if the Merger Does Not Qualify as 351 Transaction
In the event that the Merger does not qualify as a transaction described in Section 351 of the Code with respect to holders of Skechers Common Stock who elect to receive Mixed Election Consideration for any or all of their shares, the Merger is expected to be treated as a taxable sale or exchange of Skechers Common Stock by U.S. Holders in exchange for the Merger Consideration. In such case, a U.S. Holder receiving Mixed Election Consideration for any or all of its shares generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its shares of Skechers Common Stock. The amount realized by a U.S. Holder in the Merger generally will equal the fair market value of Parent Units plus the amount of any cash received. A U.S. Holder’s adjusted tax basis in its shares of Skechers Common Stock generally will equal the U.S. Holder’s acquisition cost of such shares less any prior distributions paid (or deemed paid) by Skechers to such U.S. Holder that were treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of Skechers Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. Holder on a taxable sale or exchange of Skechers Common

Stock is subject to certain limitations. If the Merger does not qualify as a transaction described in Section 351 of the Code, the U.S. federal income tax consequences to a U.S. Holder receiving Cash Election Consideration for all of its shares will generally be the same as those described above in “Tax Consequences if the Merger Qualifies as a Transaction Described in Section 351 of the Code — The Receipt of Cash Election Consideration in the Merger”. The aggregate adjusted tax basis of the Parent Units received by a U.S. Holder should equal their aggregate fair market value and the holding period of such Parent Units should begin on the day following the date of the Merger.
Information Reporting and Backup Withholding
Information reporting and backup withholding (currently, at a rate of 24%) may apply to payments made in connection with the Merger. Backup withholding will not apply, however, if the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable certification requirements. Backup withholding is not an additional tax. Any amounts withheld may be allowed as a refund or credit against such U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Taxation of Distributions on Parent Units
In the event of any future distributions (or deemed distributions) with respect to Parent Units, such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Parent’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Parent Units. Any remaining excess will be treated as gain realized on the sale or other disposition of its Parent Units and will be treated as described in the section entitled “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Parent Units” below.
Dividends paid to a U.S. Holder that is taxed as a corporation generally will qualify for the dividends received deduction if the requisite ownership and holding period requirements are satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Parent Units
In the event of any future sale or other taxable disposition of Parent Units, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Parent Units so disposed of. A U.S. Holder’s adjusted tax basis in its Parent Units generally will be determined as described above, less any prior distributions paid (or deemed paid) by Skechers to such U.S. Holder treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Parent Units so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Note, however, that Parent Units will not be tradeable or transferrable. For more information, see the section entitled “Description of Parent Units — Restrictions on Transfer” beginning on page 165 of this information statement/prospectus.
Information Reporting and Backup Withholding
Information reporting requirements generally will apply to payments of dividends on Parent Units and to the proceeds of a sale, exchange, redemption or other disposition of a Parent Unit paid to a U.S. Holder unless the U.S. Holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or (in the case of dividend payments) if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax.

Any amounts withheld may be allowed as a refund or credit against such U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Skechers Common Stock that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.
The Receipt of Merger Consideration
The U.S. federal income tax consequences to the Non-U.S. Holders as a result of the Merger generally are the same as to U.S. Holders as described above in the section entitled “— U.S. Holders” except that a Non-U.S. Holder is not expected to be subject to U.S federal income tax regardless of whether the Merger qualifies as a transaction described in Section 351 of the Code unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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Skechers constitutes a U.S. real property interest (“USRPI”) by reason of Skechers’ status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of Skechers Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, Skechers does not believe it is currently, and does not anticipate becoming, a USRPHC. Because the determination of whether Skechers is a USRPHC depends, however, on the fair market value of Skechers’ USRPIs relative to the fair market value of Skechers’ non-U.S. real property interests and Skechers’ other business assets, there can be no assurance Skechers currently is not a USRPHC or will not become one in the future. Even if Skechers is or was to become a USRPHC, gain arising from the sale or other taxable disposition of Skechers Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if Skechers is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of Skechers throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders are urged to consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Non-U.S. Holders of Skechers Common Stock are urged to consult with their own tax advisors regarding the tax consequences of their receipt of the Merger Consideration.
Taxation of Distributions on Parent Units
In the event of any future distributions (or deemed distributions) with respect to Parent Units, such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Parent’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Parent Units. Any remaining excess will be treated as gain realized on the sale or other disposition of its Parent Units and will be treated as described in the section entitled “— Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Parent Units.”
Subject to the discussion above on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Gain or Loss on Sale, Taxable Exchange or Other Disposition of Parent Units
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of Parent Units unless the requirements of one of the first two bullets set forth above in “— The Receipt of Merger Consideration” is satisfied or Parent is a USRPHC. Parent does not believe it is currently, and does not anticipate becoming, a USRPHC. Because the determination of whether Parent is a USRPHC depends, however, on the fair market value of Parent’s USRPIs relative to the fair market value of Parent’s non-U.S. real property interests and Parent’s other business assets, there can be no assurance Parent currently is not a USRPHC or will not become one in the future. Note, however, that Parent Units will not be tradeable or transferrable. For more information, see the section entitled “Description of Parent Units — Restrictions on Transfer” beginning on page 165 of this information statement/prospectus
Information Reporting Requirements and Backup Withholding
Payments of dividends on Parent Units will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on Parent Units paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Parent Units within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of Parent Units conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Parent Units paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on Parent Units. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors are urged to consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Parent Units.

DESCRIPTION OF PARENT UNITS
This section of the information statement/prospectus summarizes certain terms of the Parent Units that will be in effect if the Transaction is completed. The following description is subject to the detailed provisions of, and is qualified in its entirety by, reference to the Parent A&R LLCA, to be effective upon the consummation of the Transaction, and the form of which is attached as Exhibit B to the Merger Agreement and Annex D to this information statement/prospectus and is incorporated by reference herein.
Outstanding Units
The authorized capital of Parent will initially consist of two classes of limited liability company units, designated as Common Units and Class P Units.
The holders of all issued and outstanding Parent Units will be entitled to the same rights and powers, except that each Class P Unit will be equivalent to 2.9655 Common Units and may be subject to service-based or performance-based vesting criteria as may be set forth in the applicable award agreement pertaining to such Class P Unit.
Unitholders and Voting
Pursuant to the Parent A&R LLCA, Parent will issue (i) Common Units to Legacy Holders (subject to proration as described in the section entitled “Summary of the Merger Agreement — Merger Consideration — Proration” beginning on page 99 of this information statement/prospectus), and Fund VI, and (ii) Class P Units to the former holders of Skechers PSAs and Skechers RSU Awards that are granted after the date of the Merger Agreement (as described in the section entitled “The Merger — Treatment of Outstanding Skechers Equity Awards” beginning on page 62 of this information statement/prospectus). The Legacy Holders, PSA Holders and the holders of RSU Awards that were granted after the date of the Merger Agreement who will receive Common Units and Class P Units, respectively, are referred to herein collectively as the “Legacy Members.”
Holders of Common Units following the Closing will be entitled to one vote per Common Unit, and holders of Class P Units will be entitled to 2.9655 votes per Class P Unit with respect to all matters on which the holders of Parent Units are entitled to vote. In addition to other matters as expressly required by the Parent A&R LLCA or applicable law, (i) Legacy Members will be entitled to vote for the appointment and removal of the Legacy Member Representative, (ii) any holder of Common Units or Class P Units will be entitled to vote for the dissolution of Parent, and (iii) each of the foregoing matters will require a majority vote of the holders entitled to vote on such matter, voting together as a combined class. Following the Transaction, Fund VI expects to control at least 78.6% of the voting power of the Parent Units.
Governance
The Parent A&R LLCA provides that Parent’s property, business and affairs will be managed under the direction of the Parent Board, which will have the power to appoint Parent’s officers. The Parent A&R LLCA further provides that the rights and powers of Parent’s directors will be identical to the rights and powers of directors of a corporation organized under the DGCL. The Parent Board may delegate its authority to manage the property, affairs and business of Parent to one or more committees of the Parent Board consisting of one or more directors.
Generally, subject to any approval by the Legacy Member Representative that is required by the Parent A&R LLCA as described in the subsection below entitled “— Legacy Member Representative Consent Requirements,” all matters must be approved by a majority of votes cast at a meeting of the Parent Board. The presence in person or by proxy of a number of directors equal to a majority of the Parent Board or any committee thereof, as applicable, will constitute a quorum for the conduct of business at any meeting of the Parent Board.
The Parent A&R LLCA provides that, subject to any prior approval by the Legacy Member Representative that is required by the Parent A&R LLCA as described in the subsection below entitled

“— Legacy Member Representative Consent Requirements,” any action required or permitted to be taken by the Parent Board may be effected by the written consent of all of the directors constituting the Parent Board.
The governance provisions in the Parent A&R LLCA, including those described in the subsections below entitled “Board of Directors; Removal and Resignation,” would terminate if the Parent Units or other equity securities of Parent are listed on NYSE or the Nasdaq Stock Market, either of their respective successors or any other national securities exchange.
Board of Directors; Removal and Resignation
The Parent Board will be made up of such number of directors as may be determined by Fund VI. For so long as a Legacy Member Representative is serving in such capacity, the Legacy Member Representative will serve as a director, and Fund VI will be entitled to appoint all of the other directors on the Parent Board.
Each director will hold such position until his or her successor is appointed or until his or her earlier death, disability, resignation or removal by, as applicable, Fund VI or the Legacy Members. Fund VI will at all times have the exclusive right to remove, with or without cause, any director designated by Fund VI, upon the giving of written notice to such director and the Parent Board.
Distributions
The Parent Board may (but will not be obligated to) direct Parent to make distributions to the members at any time or from time to time, and in amounts of any of Parent’s assets available therefor, as determined by the Parent Board in its sole and absolute discretion to be appropriate. All distributions will be made to the members on a pro rata basis.
Restrictions on Transfer
The Parent Units will not be tradable and will be subject to significant transfer restrictions. The Parent A&R LLCA provides that Fund VI may transfer or permit a transfer of any Parent Units held by it, subject to the tag-along rights of the Legacy Members. Parent Units held by Legacy Members will not be transferrable without the consent of Fund VI, other than certain Permitted Transfers (i) to affiliates, (ii) for customary estate-planning purposes, (iii) pursuant to the tag-along or drag-along provisions of the Parent A&R LLCA as described in the subsection below entitled “— Tag-Along Rights and Drag-Along Rights” or (iv) in connection with a Liquidity Transaction requested by the Legacy Member Representative (collectively, “Permitted Transfers”). Prior to January 2, 2026, any such Permitted Transfer by a Legacy Member must be a transfer of all (but not less than all) of such Legacy Member’s Parent Units to one person. In addition, no transfer will be permitted that is reasonably expected to result in Parent having to be registered under the Securities Act or the Exchange Act. Any attempt to transfer Parent Units by a Legacy Member in violation of the transfer restrictions set forth in the Parent A&R LLCA will be void and, if intentional, would result in such Legacy Member’s immediate forfeiture of any such Parent Units purported to be transferred for no consideration. The transfer restrictions in the Parent A&R LLCA would terminate if the Parent Units or other equity securities of Parent are listed on NYSE or the Nasdaq Stock Market, either of their respective successors or any other national securities exchange.
Legacy Member Representative
The Legacy Members will, by majority vote of the Parent Units held by such Legacy Members, elect a representative (the “Legacy Member Representative”). The Legacy Member Representative may resign at any time and may be removed by majority vote of the Parent Units held by the Legacy Members. Any replacement Legacy Member Representative will be elected by majority vote of the Legacy Members and will be subject to the approval of Fund VI.
The Legacy Member Representative will serve on the Parent Board and will be entitled to concurrent access to any information provided to holders of debt securities of Parent or its subsidiaries, including audited and unaudited financial statements of Parent.

Effective immediately at such time as the Legacy Members collectively cease to own any Parent Units or other equity securities or debt securities of Parent, (i) the designation of the Legacy Member Representative will terminate and the Legacy Member Representative will be deemed to be removed without any further action by any party, and (ii) the Legacy Members will no longer be entitled to designate or appoint a Legacy Member Representative.
Legacy Member Representative Consent Requirements
Prior written consent of the Legacy Member Representative will be required for Parent to take any of the following actions:
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any amendments to the Parent A&R LLCA that would adversely and disproportionately affect the Legacy Members as compared to Fund VI, adversely impact any rights or obligations of the Legacy Members or adversely affect the rights of the Legacy Member Representative as a director on the Parent Board;

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any redemptions, repurchases or recapitalizations of Parent Units (including Class P Units) other than on a pro rata, pari passu basis;

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any distributions other than on a pro rata, pari passu basis;

•
any Change of Control (as defined herein) other than on terms that would apply to a drag-along sale; and

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any transactions entered into between Parent and Fund VI or its affiliates, other than (i) customary arrangements with independent directors, officers and other service providers on arm’s-length terms and with Parent Board approval, (ii) issuances of equity securities in accordance with the Parent A&R LLCA, (iii) customary director indemnification and expense reimbursement agreements and arrangements in the ordinary course of business, (iv) on an arm’s-length basis and in the ordinary course of business approved by the Parent Board, (v) on terms supported by a fairness opinion, (vi) incurrences of expenses pursuant to the Parent A&R LLCA, and (vii) as otherwise expressly permitted by the terms of the Parent A&R LLCA.

Preemptive Rights
The Parent Board may authorize Parent to issue additional Parent Units or create and issue new series, types or classes of equity interests in Parent with such voting powers and such designations, preferences and rights, qualifications, limitations or restrictions as the Parent Board may reasonably determine. Unitholders will be entitled to preemptive rights enabling a holder to participate on a pro rata basis in any issuance of equity securities by Parent, subject to customary exceptions for issuances of equity securities (i) to employees pursuant to employee benefit plans, incentive equity plans or similar arrangements, (ii) as consideration in unaffiliated acquisitions, investments, mergers or similar strategic transactions approved by the Parent Board, or (iii) in connection with splits, distributions or recapitalizations of Parent on a pro rata, pari passu basis. Preemptive rights will not apply in connection with, and will terminate upon, an initial public offering of Parent.
Tag-Along Rights and Drag-Along Rights
Legacy Members will have pro rata tag-along rights on sales by Fund VI to non-affiliated party, or by other Legacy Members other than in connection with a Permitted Transfer. All Legacy Members will be subject to pro rata drag-along rights upon any Change of Control sale of Parent Units by Fund VI to a non-affiliated party. Tag-along and drag-along rights will terminate upon an initial public offering or a Change of Control transaction.
“Change of Control” means, whether in a single transaction or series of related transactions (i) any merger, consolidation, recapitalization or reorganization of Parent with any other person (other than a member or one or more of its affiliates), (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of Parent and its subsidiaries, taken as a whole, to any person or group of persons (other than a member or one or more of its affiliates) or (iii) any other transaction or series of related transactions which results in any person or group of persons (other than a member or one or more of its affiliates) obtaining ownership of 50% or more of the voting power of Parent; provided, that for purposes of a Liquidity Transaction as described in the subsection below entitled “— Liquidity Rights,” the reference to “50%” in this subsection (iii) will be deemed to refer to “100%.”
Liquidity Rights
At any time following the fifth anniversary of the effective date of the Parent A&R LLCA, the Legacy Member Representative will have the right to request, by delivery of a written notice to Fund VI and Parent, that Parent undertake an initial public offering or Change of Control transaction that results in the sale of 100% of the Parent Units held by the Legacy Members in such Change of Control transaction (“Liquidity Transaction”).
Upon receipt of such notice, Parent and the Parent Board will consider a Liquidity Transaction in a manner that the Parent Board determines in good faith to be reasonable under the circumstances, which may include engaging appropriate advisors. Within 120 days of receipt of the triggering notice, Parent, after consultation with the Parent Board, will deliver to Fund VI and the Legacy Member Representative an election notice electing one of the following options:
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Purchase Option — Parent and Fund VI may elect to purchase or facilitate a third-party purchase of all of the Legacy Members’ Parent Units at fair market value (determined in accordance with an appraisal process set out in the Parent A&R LLCA) (the “Purchase Option”). Each Legacy Member will reasonably cooperate with the purchaser of the Parent Units in connection with consummating the purchase.

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Liquidity Option — Parent may elect to pursue a Liquidity Transaction as promptly as practicable and in a manner that the Parent Board determines in good faith to be reasonable under the circumstances, which may include engaging additional advisors, under the direction of the Parent Board (the “Liquidity Option”). If no definitive agreement has been entered into, or transaction consummated, within 12 months of the date of the election notice, the Legacy Member Representative may request that Parent consummate (or cause to be consummated) the Purchase Option.

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Deferral — Parent may elect to defer the request to initiate a Liquidity Transaction for up to nine months by delivery of written notice to the Legacy Member Representative within 90 days of receipt of the triggering notice, if the Parent Board, after consultation with its internal or external advisors, determines in good faith that market conditions or other financial, tax, regulatory or business conditions are not favorable to pursue a Liquidity Transaction (the “Deferral”). After such Deferral period has passed, if the Legacy Member Representative re-delivers a notice triggering the liquidity right, Parent must elect either to consummate (or cause to be consummated) a purchase of the Parent Units held by the Legacy Members, or pursue a Liquidity Transaction, within 20 business days.

Such liquidity rights will terminate upon the consummation of a Liquidity Transaction.
Restrictive Covenants
The Legacy Members who are (i) former holders of Class B Common Stock of Skechers or (ii) executive officers or employees above the Senior Vice President level of Skechers or any of its subsidiaries as of the date of the Merger Agreement or the date of the Parent A&R LLCA, will be subject to non-competition, non-solicitation and no-hire covenants (with customary exceptions) for so long as they are members of Parent and for 18 months thereafter. All members of Parent will be subject to customary confidentiality covenants and, for so long as they are members of Parent and for 24 months thereafter, non-disparagement covenants.
Amendments
The Parent A&R LLCA may be amended or modified with majority approval of the Parent Board. As discussed in the subsection above entitled “—Legacy Member Representative Consent Requirements,” prior written consent of the Legacy Member Representative will be required for any amendments to the Parent A&R LLCA that would adversely and disproportionately affect the Legacy Members as compared to

Fund VI, adversely impact any rights or obligations of the Legacy Members or adversely affect the rights of the Legacy Member Representative as a director on the Parent Board.
No Fiduciary Duties; Waiver of Corporate Opportunities
The Parent A&R LLCA provides that to the fullest extent permitted by applicable law and as expressly contemplated by the Parent A&R LLCA, no member, officer or director of Parent will have any duty, including any fiduciary duty, to Parent or any member, director or other person with respect to or in connection with Parent or Parent’s business or affairs and no implied duties or covenants will be read into the Parent A&R LLCA except as required by applicable law. The doctrine of “corporate opportunity” will not apply against any member or its affiliates, including any directors and officers of Parent affiliated with or designated by such member. Pursuant to the Parent A&R LLCA, each member will expressly acknowledge and agree that the members and their affiliates (including any directors and officers of Parent affiliated with or designated by a member) may and will have the right to, and will not have any duty not to, directly or indirectly engage or invest in the same or similar business activities or lines of business as Parent.
Exclusive Forum
The Parent A&R LLCA provides that each member of Parent submits to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware and any appellate court thereof, in any action or proceeding arising in connection with the Parent A&R LLCA or the transactions contemplated thereby. This provision of the Parent A&R LLCA does not provide exclusive jurisdiction to the Court of Chancery of the State of Delaware or any other state court in the State of Delaware where such court does not have jurisdiction, such as actions or proceedings brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder (which actions or proceedings we understand must be brought in federal courts under Section 27 of the Exchange Act). Also, this provision of the Parent A&R LLCA does not apply to actions or proceedings that do not arise in connection with or are unrelated to the Parent A&R LLCA or transactions contemplated thereby, such as actions or proceedings brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder or the Exchange Act or the rules and regulations thereunder. In connection with the submission to such courts in an appropriate action or proceeding, the Parent A&R LLCA will provide that each member of Parent waives any objection to venue in such courts and defense of inconvenient forum to the maintenance of such action or proceeding in such courts. Members of Parent will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in the Parent A&R LLCA.
Waiver of Jury Trial
The Parent A&R LLCA provides that members of Parent waive their respective rights to a trial by jury in any action or proceeding arising out of or relating to the Parent A&R LLCA, or Parent. Any person who becomes a member of Parent as a result of a transfer or assignment of Parent Units would become subject to the terms of the Parent A&R LLCA, including the waiver of jury trial provisions. This jury trial waiver does not apply to any claim or cause of action arising out of or relating to the Securities Act or Exchange Act. In addition, investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.
If Parent opposed a jury trial demand based on the jury trial waiver, the appropriate court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law, including in respect of federal securities laws claims.
Exculpation and Indemnification
Under the Parent A&R LLCA and subject to specified limitations, no member, director or any officers, directors, stockholders, partners, members, employees, representatives or agents of the foregoing, nor any officer, employee, representative or agent of Parent or its affiliates (the “Specified Persons”) will be liable to Parent or its subsidiaries or any other party to the Parent A&R LLCA for any expenses, losses, damages or claims arising from such person’s act or failure to act with respect to Parent and its subsidiaries, or their business and affairs. Parent will indemnify and hold harmless such Specified Persons, subject to specified limitations, to the fullest extent permitted by law, in connection with any threatened, pending or completed suits, actions or proceedings relating to such person’s acts or omissions in their capacity as a Specified Person.
Dissolution and Liquidation
Parent will continue as a company until terminated under the Parent A&R LLCA. Parent will dissolve upon:
•
the unanimous determination of each of the members of Parent to dissolve Parent;

•
the entry of a decree of judicial dissolution of Parent; or

•
there being no members of Parent remaining, unless Parent is continued without dissolution in accordance with applicable Delaware law.

Upon Parent’s dissolution, the Parent Board or a liquidating trustee of Parent selected by the Parent Board will distribute Parent’s assets (or liquidation proceeds) first to the payment of Parent’s creditors and thereafter, to all unitholders in proportion to their ownership interest in Parent.
Registration of Parent Units
Following the Closing, the Parent Units will not be listed on any stock exchange. Parent has filed a registration statement on Form S-4, which is referred to as the “registration statement,” under the Securities Act, of which this information statement/prospectus forms a part, with the SEC. The registration statement registers the Parent Units to be issued in connection with the Transaction.

COMPARISON OF STOCKHOLDER AND UNITHOLDER RIGHTS
If the Transaction is completed, the Legacy Members, PSA Holders and holders of the RSU Awards granted after the date of the Merger Agreement will receive Common Units and Class P Units as described above (subject to proration as described in the section entitled “Summary of the Merger Agreement — Merger Consideration — Proration” beginning on page 99 of this information statement/prospectus). As of the Effective Time, Parent will amend and restate the Parent A&R LLCA to read substantially as set forth on Annex D attached to this information statement/prospectus. The Parent A&R LLCA is described further in the section entitled “Description of Parent Units” beginning on page 164 of this information statement/prospectus.
Skechers is a Delaware corporation subject to the DGCL, and Parent is a Delaware limited liability company. If the Transaction is completed, the rights of Legacy Holders and PSA Holders and holders of the RSU Awards granted after the date of the Merger Agreement who become unitholders of Parent will be governed by the Delaware Limited Liability Company Act (“DLLCA”) and the Parent A&R LLCA.
The following description summarizes certain material differences between the rights of Skechers stockholders under the governing documents of Skechers that are currently in effect and the rights of unitholders of Parent under the Parent A&R LLCA. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Skechers stockholders should read carefully the relevant provisions of the DGCL, DLLCA, the Parent A&R LLCA, the Skechers A&R Charter, and the Skechers Bylaws. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page 194 of this information statement/prospectus.
	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent
Authorized Capital	The Skechers A&R Charter authorizes the issuance of 585,000,000 shares, consisting of two classes: (1) 575,000,000 shares of Skechers Common Stock, consisting of 500,000,000 shares of Class A Common Stock, $0.001 par value and 75,000,000 shares of Class B Common Stock, $0.001 par value, and (2) 10,000,000 shares of Preferred Stock, $0.001 par value.	Immediately following the Closing, Parent’s equity interests will consist of the Common Units and the Class P Units. Pursuant to the Parent A&R LLCA, the Parent Board may authorize Parent to issue additional Parent Units or create and issue new series, types or classes of equity interests in Parent with such voting powers and such designations, preferences and rights, qualifications, limitations or restrictions as the Parent Board may reasonably determine.
Preferred Stock	The Skechers A&R Charter provides that the Skechers Board may authorize by resolution the issuance of preferred stock in one or more series and fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Skechers Board or the percentage of members, if any, of the Skechers Board	Not applicable.

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent
each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.
Dividends and Distributions
The Skechers A&R Charter provides that subject to the preferential and other dividend rights of any outstanding series of Preferred Stock, holders of Class A Common Stock and Class B Common Stock will be entitled to dividends and other distributions in cash, stock or property of Skechers as may be declared thereon by the Skechers Board. No dividend or other distribution may be declared or paid on any share of Class A Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor will any dividend or other distribution be declared or paid on any share of Class B Common Stock unless a like dividend or other distribution is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that all dividends and distributions on the Class A Common Stock and Class B Common Stock payable in shares of Skechers Common Stock will be made in shares of Class A Common Stock and Class B Common Stock, respectively. In no event will shares of either class of Skechers Common Stock be split, divided or combined unless the outstanding shares of the other class of Skechers Common Stock will be proportionately split, divided or combined.
In the event of a transaction as a result
The Parent Board may (but will not be obligated to) direct Parent to make distributions to the members at any time or from time to time, and in amounts of any of Parent’s assets available therefor, as determined by the Parent Board in its sole and absolute discretion to be appropriate. All distributions will be made to the members on a pro rata basis.

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent
of which the shares of Class A Common Stock are converted into or exchanged for one or more other securities, cash or other property (a “Class A Conversion Event”), then from and after such Class A Conversion Event, a holder of Class B Common Stock will be entitled to receive, upon the conversion of such Class B Common Stock, the amount of such securities, cash and other property that such holder would have received if the conversion of such Class B Common Stock had occurred immediately prior to the record date (or if there is no record date, the effective date) of the Class A Conversion Event and if the securities, cash or other property that the Class A Common Stock may be converted into or exchanged for in a Class A Conversion Event is dependent upon the holder of the Class A Common Stock making an election, the holder of the Class A Common Stock had failed to make an election.
Voting Rights
The Skechers A&R Charter provides that:
(1)
Subject to applicable law and the rights of any outstanding series of Preferred Stock to vote as a separate class or series, the shares of Class A Common Stock and Class B Common Stock will vote together as a single class and will have the following voting rights:

(a)
Holders of Class A Common Stock are entitled to one vote upon all matters upon which stockholders have the right to vote.

(b)
Holders of Class B Common Stock are entitled to 10 votes upon all matters upon which stockholders will have the right to vote (subject to the Skechers Board’s determination, in good faith after reasonable inquiry, as to whether an event of automatic conversion has occurred with respect to any share of Class B Common Stock). See the subsection entitled “— Conversion of

Holders of Common Units following the Closing will be entitled to one vote per Common Unit, and holders of Class P Units will be entitled to 2.9655 votes per Class P Unit with respect to all matters on which the holders of Parent Units are entitled to vote. In addition to other matters as expressly required by the Parent A&R LLCA or applicable law, (1) Legacy Members will be entitled to vote for the appointment and removal of the Legacy Member Representative, (2) any holder of Common Units or Class P Units will be entitled to vote for the dissolution of Parent and (3) each of the foregoing matters will require a majority vote of the holders entitled to vote on such matter, voting together as a combined class.

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent

Class B Common Stock” below.
(2)
The authorized number of shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance upon conversion of the Class B Common Stock or any other class or series of outstanding stock) by the affirmative vote of the holders of Skechers Common Stock entitled to cast a majority of the total votes entitled to be cast by the holders of the Skechers Common Stock, voting as a single class, without a separate class vote of the holders of the Class A Common Stock.

(3)
Skechers may, as a condition to counting the votes cast by any holder of shares of Class B Common Stock, require proof by furnishing affidavit to the Skechers Board or other proof the Skechers Board may request that the shares of Class B Common Stock held by such holder have not been converted into shares of Class A Common Stock.

Conversion of Class B Stock
Class B Common Stock may be converted into Class A Common Stock (1) voluntarily and (2) automatically.
(1)
The Skechers A&R Charter provides for voluntary conversion of each share of Class B Common Stock by its record holder, into one validly issued, fully paid and non-assessable share of Class A Common Stock at any time, upon delivery of the certificate(s) representing the Class B Common Stock and written notice to Skechers.

(2)
The Skechers A&R Charter provides for automatic conversion of Class B Common Stock into Class A Common Stock if (a) transferred to anyone except certain permitted transferees, or (b) following a pledge of such stock

Not applicable.

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent
to a financial institution as collateral security for any indebtedness or obligation, there is a foreclosure, realization or other similar action by the pledgee.
Change of Control, Merger or Consolidation	The Skechers A&R Charter provides that in the event of a merger or consolidation of Skechers with or into another entity (whether or not Skechers is the surviving entity), the holders of each share of Class A Common Stock and Class B Common Stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by the holders of each share of the other class of Skechers Common Stock; provided that, if such consideration will consist in any part of voting securities (or of options, rights or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), then Skechers may provide in the applicable merger or such other agreement for the holders of shares of Class B Common Stock to receive, on a per share basis, voting securities with 10 times the number of votes per share as those voting securities to be received by the holders of shares of Class A Common Stock (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, voting securities with 10 times the number of votes per share as those voting securities issuable upon exercise of the options, rights or warrants to be received by the holders of the shares of Class A Common Stock, or into which the convertible or exchangeable securities to be received by the holders of the shares of Class A Common Stock may be converted or exchanged).	The Parent A&R LLCA provides that in the event of a Liquidity Transaction, or tag-along or drag-along sale, all of the participating members will receive the same proportion of the aggregate consideration from such transaction that such holder would have received if such aggregate consideration had been distributed by Parent to the participating members in accordance with the distribution provisions of the Parent A&R LLCA as in effect immediately prior to the consummation of such transaction, provided that no consideration for any additional agreements entered into in connection with such transaction, such as non-competition agreements, be included in the amount of consideration (to the extent such agreements are not entered into by all participating members) and if any members are given an option as to the form and amount of consideration to be received, all members participating therein will be given the same option.

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent
Specified Consent Matters	Each transaction or, if an individual transaction constitutes a part of a series of transactions, each series of transactions, proposed to be entered into between Skechers, on the one hand, and any affiliate of Skechers, on the other hand, must be approved by a majority of the independent directors of Skechers.
Pursuant to the Parent A&R LLCA, prior written consent of the Legacy Member Representative will be required for:
(1)
any amendments to the Parent A&R LLCA that would adversely and disproportionately affect the Legacy Members as compared to Fund VI, adversely impact any rights or obligations of the Legacy Members or adversely affect the rights of the Legacy Member Representative as a director on the Parent Board;

(2)
any redemptions, repurchases or recapitalizations of Parent Units (including Class P Units) other than on a pro rata, pari passu basis;

(3)
any distributions other than on a pro rata, pari passu basis;

(4)
any Change of Control other than on terms that would apply to a drag-along sale; and

(5)
any transactions entered into between Parent and Fund VI or its affiliates, other than (i) customary arrangements with independent directors, officers and other service providers on arm’s-length terms and with Parent Board approval, (ii) issuances of equity securities in accordance with the Parent A&R LLCA, (iii) customary director indemnification and expense reimbursement agreements and arrangements in the ordinary course of business, (iv) on an arm’s-length basis and in the ordinary course of business approved by the Parent Board, (v) on terms supported by a fairness opinion, (vi) incurrences of expenses pursuant to the Parent A&R LLCA, and (vii) as otherwise expressly permitted by the terms of the Parent A&R LLCA.

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent
Directors; Removal and Resignation
The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, each of whom must be a natural person, with the number of directors fixed by or in the manner provided in the corporation’s bylaws unless the certificate of incorporation fixes the number of directors.
The Skechers Bylaws provide that the number of directors constituting the entire board will be not less than five members nor more than 11 members.
The DGCL provides that unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect a Director removal only for cause.
The Skechers Bylaws provide that the Skechers Board is divided into three classes: Class I, Class II and Class III. Each Director serves a three-year term.

The Parent Board will be made up of such number of directors as may be determined by Fund VI. For so long as a Legacy Member Representative is serving in such capacity, the Legacy Member Representative will serve as a director, and Fund VI will be entitled to appoint all of the other directors on the Parent Board.
Each director will hold such position until his or her successor is appointed or until his or her earlier death, disability, resignation or removal by, as applicable, Fund VI or the Legacy Members. Fund VI will at all times have the exclusive right to remove, with or without cause, any director designated by Fund VI, upon the giving of written notice to such director and the Parent Board.

Meetings of Stockholders / Unitholders
Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.
Under the Skechers Bylaws, the Skechers Board may determine the time, place and date of the annual meetings of stockholders by resolution, and special meetings of stockholders may only be called by the Skechers Board or the Chairman of the Skechers Board.
Any action required to be taken or which may be taken at any annual or special meeting of Skechers stockholders may, if such action has been earlier approved by the Skechers Board, be taken by a consent in writing signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Not applicable.
Meetings of the Board of Directors	The Skechers Bylaws provide that regular meetings of the Skechers Board may be held at such time as the Skechers	The Parent A&R LLCA provides that meetings of the Parent Board or any committee thereof may be held at such

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent
	Board may determine from time to time by resolution. In addition, special meetings of the Skechers Board may be called at any time (1) by the Chairman of the Skechers Board or, if the Chairman of the Skechers Board is absent or unable or refuses to act, by the President and (2) by any two members of the Skechers Board.	place, date and time as the Parent Board or applicable committee may reasonably designate. Special meetings of the Parent Board or any committee thereof may be called at any time by any director.
	Any action required or permitted to be taken at any meeting of the Skechers Board may be taken without a meeting if consent in writing or by electronic transmission, in compliance with applicable law, is given thereto by all members of the Skechers Board and such consent is filed with the minutes of proceedings of the Skechers Board.	Subject to any approval by the Legacy Member Representative that is required by the Parent A&R LLCA, all matters must be approved by a majority of votes cast at a meeting of the Parent Board, and any action required or permitted to be taken by the Parent Board may be effected by the written consent of all of the directors constituting the Parent Board.
Quorum and Decision-Making
The Skechers Bylaws provide that except as otherwise required by law, the holders of record of a majority in voting interest of the shares of stock of Skechers entitled to be voted thereat, present in person or by proxy, will constitute a quorum for the transaction of business at any meeting of Skechers stockholders or any adjournment thereof.
The Skechers Bylaws provide that except as may be otherwise specifically provided by statute, the Skechers A&R Charter or the Skechers Bylaws, the presence of a majority of the authorized number of directors will be required to constitute a quorum for the transaction of business at any meeting of the Skechers Board, and all matters must be decided at any such meeting at which a quorum is present by the affirmative votes of a majority of the directors present.
The presence in person or by proxy of a number of directors equal to a majority of the Parent Board or any committee thereof, as applicable, will constitute a quorum for the conduct of business at any meeting of the Parent Board.
Stockholder Nominations and Proposals	The Skechers Bylaws allow proposal of business to be considered by the stockholders to be made at an annual meeting of stockholders only (1) by or at the direction of the Skechers Board or (2) by any Skechers stockholder who complies with the notice procedures set forth in the Skechers Bylaws. For business to be properly brought before any meeting of the stockholders by a stockholder, the stockholder must have	Not applicable.

Rights of Current Skechers Stockholders	Rights of Unitholders of Parent

given notice thereof in writing to the secretary of Skechers not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting.
To be in proper written form, a stockholder’s notice to the secretary will set forth in writing (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder, (c) the class and number of shares of Skechers beneficially owned by such stockholder, (d) any material interest of the stockholder in such business, (e) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act and (f) for nominations, a representation that the stockholder intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Skechers’ outstanding capital stock required to elect any nominee and solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than Skechers’ nominees in accordance with Rule 14a-19 promulgated under the Exchange Act.
Nominations for the election of directors may be made by the Skechers Board or by any stockholder entitled to vote in the election of directors. Any such stockholder must provide written notice of such stockholder’s intent to make such nomination to the secretary of Skechers not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting.

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent
To be in proper written form, a stockholder’s notice to the secretary will set forth in writing (a) the name and address of the stockholder, (b) a representation that the stockholder is a holder of record of stock of Skechers entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Skechers Board and (e) the consent of each nominee to be named in the proxy and accompanying proxy card and to serve as a director of Skechers if so elected for a full term until the next meeting at which such nominee would face re-election.
Election of Directors
The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The DGCL also permits classified boards.
The Skechers Bylaws provide that the directors are to be elected to hold office for three years or until their successors are duly elected and will qualify, unless sooner displaced. The Skechers Board is classified into three classes: Class I, Class II and Class III.
The Skechers Bylaws further provide that directors are elected by the Skechers stockholders, and at each election, the persons receiving the greater number of votes, up to the number of directors then to be elected, will be the persons then elected.
Not applicable.

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent
Vacancies of Directors
The Skechers Bylaws provide that, except as otherwise provided in the Skechers A&R Charter, any vacancy in the Skechers Board, including because of death, resignation, disqualification, an increase in the number of directors or removal, may be filled by vote of the majority of the remaining directors, although less than a quorum. Increases in the number of directors will be filled in accordance with the rule that each class of directors will be as nearly equal in number of directors as possible.
Notwithstanding such rule, in the event of any change in the authorized number of directors each director then continuing to serve as such will nevertheless continue as a director of the class of which he is a member, until the expiration of his current term or his earlier death, resignation or removal. If any newly created directorship or vacancy on the Skechers Board may be allocated to one or two or more classes, the Skechers Board will allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation. When the Skechers Board fills a vacancy, the director chosen to fill that vacancy will be of the same class as the director he succeeds and will hold office until such director’s successor will have been elected and will qualify or until such director will resign or will have been removed. No reduction of the authorized number of directors will have the effect of removing any director prior to the expiration of such director’s term of office.
The Parent A&R LLCA provides that any vacancy in the Parent Board resulting from the death, disability, resignation or removal of a director appointed by Fund VI will be filled by Fund VI, with such appointment to become effective immediately upon delivery of written notice of such appointment to the other members and Parent. Any vacancy created on the Parent Board resulting from the death, disability, resignation or removal of the Legacy Member Representative will be filled by the appointment of a successor Legacy Member Representative (who will be elected by majority vote of the Legacy Members, subject to the approval of Fund VI), with such appointment to become effective immediately upon delivery of written notice of such appointment to Fund VI and Parent.
Limitation on Liability of Directors and Officers; Exculpation and Indemnification	The DGCL permits corporations to include provisions in their certificate of incorporation eliminating monetary damages for a director and for certain executive officers for breaches of fiduciary duties, provided that a corporation may not eliminate liability for (1) a director’s or officer’s breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve	The Parent A&R LLCA provides that to the fullest extent permitted by applicable law and as expressly contemplated by the Parent A&R LLCA, no member, officer or director of Parent will have any duty, including any fiduciary duty, to Parent or any member, director or other person with respect to or in connection with Parent or Parent’s business or affairs and no implied duties or covenants will be read into the Parent

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent

intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions in the case of a director, or for any transaction from which the director derived an improper personal benefit or (2) an officer in any action by or in the right of the corporation (i.e., any derivative action).
The Skechers A&R Charter and Skechers Bylaws provide that (a) a director’s liability to Skechers for breach of fiduciary duty to Skechers or its stockholders will be limited to the fullest extent permitted by Delaware law; and (b) in particular, no director of Skechers will be liable to Skechers or any of its stockholders for monetary damages for breach of fiduciary duty as a director.
Pursuant to the Skechers A&R Charter and Skechers Bylaws, Skechers agrees to indemnify, in the manner and to the fullest extent permitted by Delaware law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Skechers, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of Skechers, or is or was serving at the request of Skechers as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

A&R LLCA except as required by applicable law.
Under the Parent A&R LLCA and subject to specified limitations, no Specified Person will be liable to Parent or its subsidiaries or any other party to the Parent A&R LLCA for any expenses, losses, damages or claims arising from such person’s act or failure to act with respect to Parent and its subsidiaries, or their business and affairs. Parent will indemnify and hold harmless such Specified Persons, subject to specified limitations, to the fullest extent permitted by law, in connection with any threatened, pending or completed suits, actions or proceedings relating to such person’s acts or omissions in their capacity as a Specified Person.

Corporate Opportunities; Restrictive Covenants	Under Delaware law, the doctrine of “corporate opportunity” holds that a corporate officer or director generally may not take a business opportunity for his or her own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his or her own, the corporate fiduciary will thereby be placed in a position inimical to his duties to the corporation.	The doctrine of “corporate opportunity” will not apply against any member or its affiliates, including any directors and officers of Parent affiliated with or designated by such member. Pursuant to the Parent A&R LLCA, each member will expressly acknowledge and agree that the members and their affiliates (including any directors and officers of Parent affiliated with or designated by a member) may and will have the right to, and will not have any duty not to, directly or indirectly engage or invest in the same or similar business activities or lines of business as Parent.

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent
	Section 122 of the DGCL provides that a corporation in its certificate of incorporation or by action of its board of directors may renounce any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. The Skechers A&R Charter does not provide that Skechers renounces its interest in any such business opportunity.	Notwithstanding the above, the Legacy Members who are (i) former holders of Class B Common Stock of Skechers or (ii) executive officers or employees above the Senior Vice President level of Skechers or any of its subsidiaries as of the date of the Merger Agreement or the date of the Parent A&R LLCA, will be subject to non-competition, non-solicitation and no-hire covenants (with customary exceptions) for so long as they are members of Parent and for 18 months thereafter.
Transfer Rights and Restrictions	The Skechers Bylaws provide that transfers of shares of stock of Skechers will be made only on the books of Skechers by the registered holder thereof, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the secretary of Skechers, or with a transfer clerk or a transfer agent, and upon surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon.	The Parent A&R LLCA provides that Fund VI may transfer or permit a transfer of any Parent Units held by it, subject to the tag-along rights of the Legacy Members. Parent Units held by Legacy Members will not be transferrable without the consent of Fund VI, other than certain Permitted Transfers. Prior to January 2, 2026, any such Permitted Transfer by a Legacy Member must be a transfer of all (but not less than all) of such Legacy Member’s Parent Units to one person. In addition, no transfer will be permitted that is reasonably expected to result in Parent having to be registered under the Securities Act or the Exchange Act. Any attempt to transfer Parent Units by a Legacy Member in violation of the transfer restrictions set forth in the Parent A&R LLCA will be void and, if intentional, would result in such Legacy Member’s immediate forfeiture of any such Parent Units purported to be transferred for no consideration. The transfer restrictions in the Parent A&R LLCA would terminate if the Parent Units or other equity securities of Parent are listed on NYSE or the Nasdaq Stock Market, either of their respective successors or any other national securities exchange.
Amendments to Formation Documents	Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) under certain circumstances, the approval of the	The Parent A&R LLCA may be amended or modified with majority approval of the Parent Board. As described above, prior written consent of the Legacy Member Representative will be required for any amendments to the Parent A&R LLCA that would adversely and disproportionately affect

	Rights of Current Skechers Stockholders	Rights of Unitholders of Parent
	holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.	the Legacy Members, adversely impact any rights or obligations of the Legacy Members or adversely affect the rights of the Legacy Member Representative as a director on the Parent Board.

The Skechers Bylaws provide that the Skechers Bylaws may be altered, amended, repealed or rescinded and new bylaws may be adopted by the Skechers Board or by the stockholders at any annual or special meeting of stockholders, provided that notice of such proposed alteration, amendment, repeal, recession or adoption is given in the notice of such meeting.
The Skechers A&R Charter provides that the Skechers Board is expressly authorized to amend, alter or repeal the Skechers Bylaws.

Tag-Along Rights, Drag-Along Rights and Other Liquidity Rights	The Skechers A&R Charter and Skechers Bylaws do not include provisions relating to drag-along rights, tag-along rights or other liquidity rights.
Legacy Members will have pro rata tag-along rights on sales by Fund VI to non-affiliated party, or by other Legacy Members other than in connection with a Permitted Transfer. All Legacy Members will be subject to pro rata drag-along rights upon any Change of Control sale of Parent Units by Fund VI to a non-affiliated party. Tag-along and drag-along rights will terminate upon an initial public offering or a Change of Control of Parent.
At any time following the fifth anniversary of the effective date of the Parent A&R LLCA, the Legacy Member Representative will have the right to request, by delivery of a written notice to Fund VI and Parent, that Parent undertake a Liquidity Transaction. Upon receipt of such notice, Parent and the Parent Board will consider a Liquidity Transaction in a manner that the Parent Board determines in good faith to be reasonable under the circumstances, which may include engaging appropriate advisors. Within 120 days of receipt of the triggering notice, Parent, after consultation with the Parent Board, will deliver to Fund VI and the Legacy Member Representative an election notice electing either the Purchase Option, the Liquidity Option or a

Rights of Current Skechers Stockholders	Rights of Unitholders of Parent

Deferral. See the section entitled “Description of Parent Units — Liquidity Rights” beginning on page 167 of this information statement/process for additional requirements associated with the Purchase Option, Liquidity Option and Deferral.
Such liquidity rights will terminate upon the consummation of a Liquidity Transaction.

APPRAISAL RIGHTS
The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Stockholders intending to exercise appraisal rights should carefully review Section 262 in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL will result in a termination or waiver of these rights. This summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to demand appraisal under Section 262 of the DGCL.
Appraisal Rights
If the Merger is consummated, stockholders and beneficial owners of Skechers Common Stock who have not consented to the adoption of the Merger Agreement (i.e., all holders other than the Greenberg Stockholders) and who otherwise comply with, and do not validly withdraw their demands or otherwise lose their appraisal rights under the applicable provisions of Delaware law will be entitled to appraisal rights to receive, in cash, the “fair value” of their shares as determined by the Court of Chancery pursuant to Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by Section 262 of the DGCL, the full text of which can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Skechers Common Stock unless otherwise expressly noted therein or herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of Skechers Common Stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted therein or herein.
STOCKHOLDERS AND BENEFICIAL OWNERS OF SHARES OF SKECHERS COMMON STOCK SHOULD CAREFULLY REVIEW THE FULL TEXT OF SECTION 262 OF THE DGCL AS WELL AS THE INFORMATION DISCUSSED BELOW.
Under Section 262 of the DGCL, if the Merger is consummated, stockholders and beneficial owners of Skechers Common Stock who (i) properly and timely demand appraisal of their shares, (ii) do not deliver a written consent or otherwise vote in favor of the adoption of the Merger Agreement, (iii) continuously hold of record or beneficially own, as applicable, such shares through the Effective Time, and (iv) otherwise comply with, and do not withdraw their demands or otherwise lose their appraisal rights under the applicable provisions set forth in Section 262 of the DGCL, will be entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Merger Consideration a payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of Skechers Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be “fair value.” However, assuming shares of Skechers Common Stock remain listed on a national securities exchange immediately before the Merger (which we expect to be the case), after an appraisal petition has been filed, the Court of Chancery will dismiss appraisal proceedings as to all Skechers stockholders and beneficial owners otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Skechers Common Stock (as measured in accordance with subsection (g) of Section 262 of the DGCL) or (ii) the value of the consideration provided in the Merger for such total number of shares exceeds $1.0 million (conditions (i) and (ii), and the assumption that shares of Skechers Common Stock remain listed on a national securities exchange immediately before the Merger, are referred to in this summary as the “ownership thresholds”).
Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days after the effective date of the merger, must notify each of its stockholders who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available to such stockholders and include in the notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. This information statement/prospectus constitutes Skechers notice to Skechers’ stockholders that appraisal rights are available in connection with the Merger under Section 262 of the DGCL the full text of which can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any holder or beneficial owner of Skechers Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such person’s right to do so, should review Section 262 of the DGCL carefully. Failure to comply with the requirements of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights under the DGCL. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Skechers Common Stock, Skechers believes that if a stockholder of Skechers or beneficial owner is considering exercising appraisal rights, that person should seek the advice of legal counsel. A stockholder of Skechers or beneficial owner who loses his, her, or its appraisal rights will be entitled to receive the Merger Consideration as described in the Merger Agreement upon surrender of the certificates that formerly represented such shares of Skechers Common Stock.
Skechers stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Skechers Common Stock must fully comply with Section 262 of the DGCL, which means doing, among other things, ALL of the following:
•
the person must not have delivered a written consent or otherwise voted in favor of the adoption of the Merger Agreement;

•
the person must deliver to Skechers a written demand for appraisal to Skechers no later than 20 days after the mailing of this information statement/prospectus, which is             , 2025;

•
the person must continuously hold or beneficially own, as applicable, the shares from the date of making the demand through the Effective Time (a stockholder or beneficial owner will lose appraisal rights if such person transfers the shares before the Effective Time); and

•
the person, another stockholder or beneficial owner who has properly demanded appraisal or the Surviving Corporation must file a petition in the Court of Chancery requesting a determination of the “fair value” of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.
If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger consideration, but you will have no appraisal rights with respect to your shares of Skechers Common Stock.
Making a Written Demand
Any holder or beneficial owner of Skechers Common Stock wishing to exercise appraisal rights must deliver to Skechers, no later than 20 days after the mailing of this information statement/prospectus, which is      , 2025, a written demand for the appraisal of the stockholder’s or beneficial owner’s shares. In addition, that person must not have delivered a written consent or otherwise voted in favor of the adoption of the Merger Agreement with respect to such shares. The person making the written demand must be a stockholder of record or a beneficial owner, as applicable, on the date the written demand for appraisal is made, and such person must continue to hold or beneficially own, respectively, the shares as to which such demand relates through the Effective Time.
A demand for appraisal made by holder of record or beneficial owner of Skechers Common Stock should be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform Skechers of the identity of such stockholder or beneficial owner. In addition, in the case of a demand for appraisal made by a beneficial owner of Skechers, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL (discussed further below).
Whether made by a holder of record or a beneficial owner, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares in connection with the Merger. If the shares are held of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of such holder of record or beneficial owner, and if the shares are held of record or beneficially owned by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all such joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two or more joint stockholders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record holder or holders or beneficial owner or owners, respectively, and should expressly disclose that, in executing the demand, the agent is acting as agent for the record holder or holders or beneficial owner or owners, as applicable.
All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to:
Skechers U.S.A., Inc.
228 Manhattan Beach Boulevard
Manhattan Beach, California 90266
Attention: Corporate Secretary
Any holder or beneficial owner of Skechers Common Stock who has delivered a written demand to Skechers and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in respect of some or all of such person’s shares and accept the Merger Consideration with respect to the shares subject to the withdrawal by delivering to Skechers a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed as to any person without the approval of such court, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal in respect of some or all of such person’s shares and accept the Merger Consideration with respect to the shares subject to the withdrawal within 60 days after the Effective Time.
Notice by the Surviving Corporation
If the Merger is consummated, within 10 days after the Effective Time, the Surviving Corporation will notify each Skechers stockholder who has properly made a written demand for appraisal pursuant to Section 262 of the DGCL and who has not delivered a written consent or otherwise voted in favor of the adoption of the Merger Agreement, and any beneficial owner who has demanded appraisal in such person’s name pursuant to Section 262 of the DGCL, that the Merger has become effective.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, the Surviving Corporation or any Skechers stockholder or beneficial owner who has demanded appraisal of such person’s shares and otherwise complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the fair value of the shares held by all persons entitled to appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and Skechers stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of shares of Skechers Common Stock. Accordingly, any of Skechers stockholders or beneficial owners who desires to have their shares appraised by the Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery within the time and in the manner prescribed in Section 262 of the DGCL. The failure of such stockholder or beneficial owner to file such a petition for appraisal within the period specified in Section 262 of the DGCL could nullify such stockholder or beneficial owner’s previous written demand for appraisal.
Within 120 days after the Effective Time, any of Skechers stockholders or beneficial owners who have complied with the requirements of Section 262 of the DGCL for the exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not consented to or otherwise voted in favor of the adoption of the Merger and with respect to which Skechers received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of such Skechers Common Stock (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must give this statement to the requesting person within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by any person other than the Surviving Corporation, service of a copy thereof must be made upon the Surviving Corporation, which will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to in this summary as the “verified list”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all persons shown on the verified list at the addresses stated therein. The costs of these notices are borne by the Surviving Corporation. After notice to the stockholders and beneficial owners as required by the court, the Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the persons who demanded appraisal of their shares to submit their stock certificates (if any) to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to such person. The Court of Chancery will dismiss appraisal proceedings as to all Skechers stockholders and beneficial owners who are otherwise entitled to appraisal rights if neither of the ownership thresholds is met. If a petition for appraisal is not timely filed, then all Skechers stockholders’ and beneficial owners’ right to an appraisal will cease.
Determination of Fair Value
After determining the persons entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the “fair value” of the shares of Skechers Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will compound quarterly and accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date the judgment is paid. However, at any time before the Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
In determining “fair value,” the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 of the DGCL provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Skechers stockholders and beneficial owners considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, “fair value” under Section 262 of the DGCL. Although Skechers believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Court of Chancery, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Skechers does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights. Skechers reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Skechers Common Stock is less than the Merger Consideration.
Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the verified list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights. When the fair value of the shares is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled thereto and upon such terms and conditions as the Court of Chancery may order. The Court of Chancery’s decree may be enforced as other decrees in the Court of Chancery may be enforced. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith, the Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal not dismissed by the Court of Chancery pursuant to Section 262(k) of the DGCL. In the absence of such determination or assessment, each party bears its own expenses.
From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares will be entitled to vote such shares of Skechers Common Stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Skechers Common Stock, if any, payable to Skechers stockholders of record as of a time prior to the Effective Time.
If a stockholder of Skechers or beneficial owner who demands appraisal of his, her or its shares of Skechers Common Stock under Section 262 of the DGCL fails to perfect, or otherwise loses, such person’s right to appraisal, such person’s shares of Skechers Common Stock will be deemed to have been converted at the Effective Time into the Merger Consideration, less applicable withholding taxes. A person will fail to perfect, or effectively lose, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if neither of the ownership thresholds is met. As described above, a person may validly withdraw such person’s demand for appraisal if the person delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in respect of some or all of such person’s shares and an acceptance of the Merger Consideration with respect to the shares subject to the withdrawal in accordance with Section 262 of the DGCL.
Failure to comply with all of the procedures set forth in Section 262 of the DGCL may result in the loss of statutory appraisal rights. Consequently, any Skechers stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
The foregoing summary of the rights of Skechers stockholders and beneficial owners to seek appraisal rights under the DGCL does not purport to be a complete statement of the procedures to be followed by such persons to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which can be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL.

EXPERTS
Beach Acquisition Co Parent, LLC
The consolidated financial statements of Beach Acquisition Co Parent, LLC as of April 28, 2025 and June 3, 2025 included in this information statement/prospectus and in the registration statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Skechers U.S.A., Inc.
The consolidated financial statements of Skechers U.S.A., Inc. as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 incorporated by reference in this information statement/prospectus and in the registration statement have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HOUSEHOLDING OF INFORMATION STATEMENT/PROSPECTUS MATERIALS
Under SEC rules, a single information statement/prospectus may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. In accordance with a notice sent to certain stockholders who share a single address, only one information statement/prospectus will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent.
Skechers will promptly deliver to any stockholder, upon written or oral request and without charge, a separate copy of this information statement/prospectus. If you received only one copy of this information statement/prospectus and wish to receive a separate copy for each stockholder at your household, please contact Skechers at the address or telephone number identified below. If you hold shares in street name, please contact your bank, brokerage firm or other nominee to request information on householding.
Skechers U.S.A., Inc.
Attention: Investor Relations
228 Manhattan Beach Boulevard
Manhattan Beach, California 90266
investors@skechers.com
(310) 318-3100

LEGAL MATTERS
The validity of the securities registered under the registration statement of which this information statement/prospectus forms a part will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

WHERE YOU CAN FIND MORE INFORMATION
Skechers files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Skechers, which can be accessed at www.sec.gov. In addition, you may also access Skechers’ SEC filings and other information about Skechers through the “Investors” page of Skechers’ website, at investors.skechers.com. The information contained on the SEC and Skechers websites does not constitute part of, and is not incorporated by reference into, this information statement/prospectus, the registration statement of which it forms a part or any future documents that may be filed with the SEC.
Parent has filed a registration statement on Form S-4, of which this information statement/prospectus forms a part, with the SEC with respect to the Parent Units to be issued in connection with the Transaction. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Parent and Skechers. Certain information included in the registration statement may be omitted from this information statement/prospectus in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection as set forth above.
The SEC allows Parent and Skechers to disclose important information to you by referring you to other documents filed separately with the SEC. Such information incorporated by reference is considered to be a part of this information statement/prospectus, except for any information that is superseded by information included directly in this information statement/prospectus or incorporated by reference subsequent to the date of this information statement/prospectus as described below. Later information that Skechers files with the SEC will update and supersede any information contained or incorporated by reference herein to the extent inconsistent therewith. Statements contained in this information statement/prospectus, or in any document incorporated by reference into this information statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.
This information statement/prospectus incorporates by reference the following documents and any documents filed by Skechers pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this information statement/prospectus and until the date that the offering of the Parent Units is terminated or completed:
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Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed with the SEC on February 28, 2025);

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The information specifically incorporated by reference into the Skechers Annual Report on Form 10-K for the year ended December 31, 2024 from the Definitive Proxy Statement on Schedule 14A for Skechers’ 2025 Annual Meeting (filed with the SEC on April 8, 2025), and Supplement to Definitive Proxy Statement on Schedule 14A for Skechers’ 2025 Annual Meeting (filed with the SEC on April 8, 2025);

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Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 (filed with the SEC on May 2, 2025); and

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Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on May 5, 2025 and May 21, 2025.

For the avoidance of doubt, information furnished by Skechers on any Current Report on Form 8-K, including under Item 2.02 or Item 7.01 and any related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this information statement/prospectus.
You may also request the documents incorporated by reference into this information statement/prospectus by requesting them in writing or by telephone at the following address: Skechers U.S.A., Inc., Attention: Investor Relations, 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, Telephone: (310) 318-3100.
You should rely only on the information contained in or incorporated by reference into this information statement/prospectus. No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this information statement/prospectus, and, if given or made by any person, such information must not be relied upon as having been authorized. This information statement/prospectus is dated            , 2025, and you should not assume that the information contained in this information statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this information statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this information statement/prospectus to Skechers stockholders nor the issuance of Parent Units pursuant to the Merger Agreement will create any implication to the contrary.

CONSOLIDATED FINANCIAL STATEMENTS OF BEACH ACQUISITION CO PARENT, LLC

F-1

Report of Independent Registered Public Accounting Firm
Members
Beach Acquisition Co Parent, LLC
New York, New York
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Beach Acquisition Co Parent, LLC (the “Company”) as of April 28, 2025 and June 3, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at April 28, 2025 and June 3, 2025, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, P.C.
We have served as the Company’s auditor since 2025.
Los Angeles, California
June 10, 2025

F-2

CONSOLIDATED BALANCE SHEETS OF
BEACH ACQUISITION CO PARENT, LLC
(dollars in actuals)
	As of April 28, 2025	As of June 3, 2025
Commitments and contingencies – see Note 4
Members’ Equity
Members units capital	$—	$100
Members units receivable	—	(100)
Total Members’ Equity	$—	$—
See accompanying notes to consolidated financial statements.
F-3

BEACH ACQUISITION CO PARENT, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: Nature of Business and Basis of Presentation
Nature of Business
Beach Acquisition Co Parent, LLC (the “Company” or “Parent”), was incorporated in Delaware on April 28, 2025. Parent is a direct, wholly-owned subsidiary of 3G Fund VI, L.P., a Cayman Islands exempted limited partnership (“Fund VI”), which is an affiliate of investment funds managed by 3G Capital Partners L.P. (“3G Capital”). Parent’s wholly-owned subsidiaries include Beach Acquisition Holdco, LLC, Beach Acquisition Midco, LLC, Beach Acquisition Bidco, LLC, each being a Delaware limited liability company, and Beach Acquisition Merger Sub, Inc., a Delaware corporation (collectively, the “Subsidiaries”). Parent and Subsidiaries were formed solely for the purpose of effecting the proposed merger by and among Skechers U.S.A., Inc., a Delaware corporation (“Skechers”), Parent and Beach Acquisition Merger Sub, Inc. (“Merger Sub”, and together with Parent, the “Buyer Parties”). Subject to the terms and conditions of the Agreement and Plan of Merger dated May 4, 2025 (as may be amended from time to time, the “Merger Agreement”), Merger Sub will merge with and into Skechers, with Skechers continuing as the surviving corporation (the “Surviving Corporation”) and becoming a subsidiary of Parent (the “Merger”). Parent has not conducted any business operations other than such operations that are incidental to its formation and in connection with the Merger and the issuance of common limited liability company units of Parent (“Common Units”) as part of the Merger consideration.
Basis of Presentation
The consolidated balance sheets are presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Separate consolidated statements of operations, changes in members’ equity, and cash flows have not been presented because the Parent and Subsidiaries have not engaged in any activities except in connection with their formation.
Note 2: Summary of Significant Accounting Policies — Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.
Note 3: Members’ Equity
The Parent was incorporated in Delaware on April 28, 2025, with 3G Capital as the sole member of the company owning 100% of the limited liability company interests. Upon consummation of the Merger and amendment and restatement of the Parent’s Limited Liability Agreement (the “A&R LLCA”), the capital of Parent will initially consist of two classes of units, designated as the Common Units and Class P units (“Class P Units,” and together with the Common Units, the “Members Units” or “Parent Units”). The holders of all issued and outstanding Parent Units will be entitled to the same rights and powers, except that each Class P Unit will be equivalent to 2.9655 Common Units.
On June 3, 2025, Parent issued 100% of its Common Units for $100.00, recorded as a members units receivable. The members units receivable is reflected as a reduction to members’ equity in accordance with ASC 505.
Note 4: Commitments and Contingencies
The Company did not have any commitments or contingencies as of April 28, 2025.
As of June 3, 2025, in connection with the Merger Agreement, Parent has entered into an amended and restated debt commitment letter, dated as of May 23, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Debt Commitment Letter”) with certain

F-4

financial institutions, including JPMorgan Chase Bank, N.A. acting as lead left arranger (collectively, the “Debt Financing Sources”), pursuant to which the Debt Financing Sources have committed to provide debt financing consisting of an approximately $2.1 billion first lien term loan facility, an approximately $1.6 billion first lien revolving facility, an approximately $1.9 billion senior secured bridge facility and an approximately $2.5 billion junior debt facility (collectively, the “Debt Financing” and together with the Equity Financing, the “Financing”). Parent currently expects to borrow approximately $165.0 million less first lien debt than the committed amount of first lien term loans and bridge loans. The obligations of the Debt Financing Sources to provide the Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions. However, there is no assurance that the Debt Financing will be available on the terms acceptable to the Parent and the Debt Financing will be consummated.
Note 5: Subsequent Events
The Company has evaluated events or transactions that may have occurred that would merit recognition or disclosure in the consolidated balance sheets. No subsequent events were identified.

F-5

ANNEX A
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS ANNEX A BECAUSE IT IS (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS MARKED WITH A [***]. CERTAIN SCHEDULES OR SIMILAR ATTACHMENTS HAVE BEEN OMITTED FROM THIS ANNEX A IN ACCORDANCE WITH ITEM 601(a)(5) of REGULATION S-K.
AGREEMENT AND PLAN OF MERGER
by and among
BEACH ACQUISITION CO PARENT, LLC,
BEACH ACQUISITION MERGER SUB, INC.
and
SKECHERS U.S.A., INC.
Dated as of May 4, 2025

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 4, 2025, by and among Beach Acquisition Co Parent, LLC, a Delaware limited liability company (“Parent”), Beach Acquisition Merger Sub, Inc., a Delaware corporation and a direct or indirect Subsidiary of Parent that is treated as a direct Subsidiary of Parent for U.S. federal income tax purposes (“Merger Sub”, and together with Parent, the “Buyer Parties”), and Skechers U.S.A., Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.
RECITALS
A.   The Company Board has established a committee of independent and disinterested members of the Company Board (the “Independent Committee”).
B.   The Independent Committee has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement; and (iii) resolved to recommend that the Company Board approve and adopt this Agreement.
C.   The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement and approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL.
D.   Each of the board of directors of Parent and the board of directors of Merger Sub has (i) declared it advisable to enter into this Agreement; and (ii) approved the adoption, execution and delivery of this Agreement, the performance of the respective covenants and other obligations of Parent and Merger Sub hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.
E.   Prior to the execution and delivery of this Agreement, and as a condition to the willingness of the Buyer Parties to enter into this Agreement, certain stockholders of the Company have entered into a Support Agreement (the “Support Agreement”) in connection with the Merger.
F.   The Buyer Parties and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.
G.   Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantor has duly executed and delivered to the Company a limited guaranty, dated as of the date of this Agreement, in favor of the Company (the “Guaranty”).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Buyer Parties and the Company agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
1.1   Certain Definitions.   For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)   “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives non-public information of or with respect to the Company Group to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.
(b)   “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties) to engage in an Acquisition Transaction.
(c)   “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:
(i)   any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;
(ii)   any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or
(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction.
(d)   “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the avoidance of doubt, for purposes of this Agreement, (i) Parent and its Affiliates (other than the Company and its Subsidiaries) shall not be deemed to be Affiliates of the Company and its Subsidiaries and (ii) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Parent and its Affiliates. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
(e)   “Antitrust and Foreign Investment Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and any applicable antitrust competition or investment laws and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate (i) actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening or distorting of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger or (ii) direct or indirect acquisitions, investments or ownership or control of domestic equities, securities, entities, assets, land or interests, or otherwise to screen investments in sensitive activities from a national security perspective, in each case under this clause (ii), by a foreign Person.

(f)   “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 31, 2024 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2024.
(g)   “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
(h)   “Business Systems” means all computer hardware (whether general or special purpose), Software, databases, servers, workstations, routers, hubs, switches, networks, and all other electronic data processing, information technology and computer systems and equipment (including any outsourced electronic data processing, information technology, or computer systems) that are owned, leased or otherwise controlled by any member of the Company Group.
(i)   “Code” means the Internal Revenue Code of 1986.
(j)   “Company Board” means the Board of Directors of the Company.
(k)   “Company Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.
(l)   “Company Class B Common Stock” means the Class B Common Stock, par value, $0.001 per share, of the Company.
(m)   “Company Common Stock” means the Company Class A Common Stock and Class B Common Stock.
(n)   “Company Equity Plans” means the Skechers U.S.A. Inc. 2023 Incentive Award Plan and the Skechers U.S.A. Inc. 2017 Incentive Award Plan.
(o)   “Company ESPP” means the Skechers U.S.A. Inc. 2018 Employee Stock Purchase Plan.
(p)   “Company Group” means the Company and its Subsidiaries.
(q)   “Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by any member of the Company Group.
(r)   “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):
(i)   changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;
(ii)   changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii)   changes in conditions in the industries in which the Company Group generally conducts business;
(iv)   changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)   changes in trade regulations, such as the imposition of new or increased trade restrictions, tariffs, trade policies or disputes, or changes in, or any consequences resulting from, any “trade war” or similar actions in the United States or any other country or region in the world;
(vi)   any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism (including cyberattacks or cyberterrorism) or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;
(vii)   earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;
(viii)   any Effect resulting from the announcement of this Agreement or the pendency of the Merger and the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, labor unions, suppliers, customers, lessors, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 3.5 or Section 3.6, and the related conditions to the Closing);
(ix)   the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement (other than for purposes of any representation or warranty contained in Section 3.5 or Section 3.6, and the related conditions to the Closing);
(x)   any action taken or refrained from being taken, in each case which Parent has expressly approved, consented to or requested in writing following the date hereof;
(xi)   changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);
(xii)   changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);
(xiii)   any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and
(xiv)   the availability or cost of equity, debt or other financing to the Buyer Parties;
except, with respect to clauses (i), (ii), (vi), (vii) and (xi), to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.
(s)   “Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.
(t)   “Company PSA” each award of restricted stock of the Company issued under the Company Equity Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.
(u)   “Company PSA Consideration” means one Class P Unit (as defined in the A&R Parent LLCA).

(v)   “Company RSA” means each award of restricted stock of the Company issued under the Company Equity Plans, other than a Company PSA.
(w)   “Company RSU” means each award of restricted stock unit granted under the Company Equity Plans.
(x)   “Company Stockholders” means the holders of shares of Company Common Stock.
(y)   “Compliant” means, with respect to any applicable Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Information not misleading in light of the circumstances in which it was made and such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements for information customarily included in offerings of high yield debt securities pursuant to Rule 144A under the Securities Act (giving effect to all supplements and updates provided thereto prior to the commencement of the Marketing Period), (ii) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AS 4105 (Reviews of Interim Financial Information) and (iii) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficiently current to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement of the Company using such financial statements to be declared effective by the Securities and Exchange Commission on the last day of the Marketing Period and are sufficient to permit the Company’s independent accountants to issue a customary “comfort letter” to the underwriters or initial purchasers in a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act, including as to customary negative assurances and change period comfort in a “Rule 144A for life” issuance of non-convertible high yield debt securities.
(z)   “Constructive Disposition” means, with respect to a security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.
(aa)   “Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) on and immediately following the Effective Time.
(bb)   “Contract” means any (i) written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or (ii) other binding agreement, in each case excluding invoices, purchase orders and sales orders issued in the ordinary course of business.
(cc)   “Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, data protection, data security, or security breach notification requirements and to the extent applicable to a Company Group entity from time to time: (i) the Company Group’s published privacy policies; (ii) all applicable laws, rules and regulations, including the California Consumer Privacy Act (CCPA) as amended by the California Privacy Rights Act and other subsequent amendments, the Privacy and Electronic Communications Directive (2002/58/EC) (the “ePrivacy Directive”) and the General Data Protection Regulation (2016/679) (the “GDPR”) and any national legislation implementing or supplementing the ePrivacy Directive or the GDPR, the United Kingdom’s Data Protection Act 2018 and the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of the European Union (Withdrawal) Act 2018 (to the extent applicable) (“Data Protection Laws”); and (iii) any binding standards (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)).
(dd)   “Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide, syndicate or arrange all or any part of the Debt Financing, including the agent and lender parties to any commitment letter (including the Debt Commitment Letter), joinder agreements, credit agreements, indentures, purchase agreements or similar documents entered into in connection therewith, together with their respective former, current and future Affiliates and their and their respective former, current and future Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.
(ee)   “DOJ” means the United States Department of Justice or any successor thereto.
(ff)   “Election Record Time” means the close of business on the Business Day immediately prior to the date of this Agreement.
(gg)   “Environmental Law” means any law or order relating to pollution, the protection of natural resources and the environment (including ambient air, surface water, groundwater or land) or human or worker health and safety, including exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.
(hh)   “ERISA” means the Employee Retirement Income Security Act of 1974.
(ii)   “Exchange Act” means the Securities Exchange Act of 1934.
(jj)   “FCPA” means the Foreign Corrupt Practices Act of 1977.
(kk)   “FTC” means the United States Federal Trade Commission or any successor thereto.
(ll)   “GAAP” means generally accepted accounting principles, consistently applied, in the United States.
(mm)   “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.
(nn)   “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to any Environmental Law, including petroleum and petroleum products and by-products, polychlorinated biphenyls, radioactive materials, noise, odor, per- and polyfluoroalkyl substances and asbestos.
(oo)   “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(pp)   “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); and (viii) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group; provided, that “Indebtedness” shall exclude (A) any liabilities or obligations of the type specified in clauses (i)-(viii) of this definition that is solely between or among members of the Company Group and (B) trade payables in the ordinary course of business.

(qq)   “Intellectual Property” means all intellectual property or similar proprietary rights anywhere in the world, whether registered or unregistered, arising under: (i) all patents and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof) (“Patents”); (ii) all copyrights, mask works and design rights (“Copyrights”); (iii) trademarks, service marks, trade dress, trade names, taglines, domain names, social media identifiers (such as an Instagram® Handle) and related accounts, brand names, logos and corporate names, together with all goodwill connected with the use thereof and symbolized thereby (“Trademarks”); (iv) trade secrets, know-how, inventions, processes, procedures, database rights and rights in data, confidential business information and other proprietary information (“Trade Secrets”); (v) rights in Software; and (vi) Internet addresses and other computer identifiers.
(rr)   “IRS” means the United States Internal Revenue Service or any successor thereto.
(ss)   “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of (i) the Company’s Chief Financial Officer or General Counsel, (ii) Director, Tax or (iii) Senior Vice President, Global Controller, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.
(tt)   “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, investigation (to the Knowledge of the Company, as used in relation to the Company Group) or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.
(uu)   “Marketing Period” means the first period of 15 consecutive Business Days (A) commencing on the later of (i) the date on which Parent shall have received all Required Information which is Compliant and (ii) the date on which the conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or, in the case of this clause (ii), if earlier, the date on which Parent in its sole discretion notifies the Company that it intends to commence the Marketing Period and (B) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied or any Required Information to fail to remain Compliant; provided, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, (A) the auditor of the applicable audited financial statements of the Company shall have withdrawn, or has advised the Company in writing that it intends to withdraw, its audit opinion with respect to any audited financial statements included in the Required Information, in which case the Marketing Period shall stop and a new period of 15 consecutive Business Days shall not commence unless and until a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by such firm or another independent public accounting firm of recognized national standing or (B) the Company shall have publicly announced in a Company SEC Report any intention to restate any financial statements included in the Required Information or shall have publicly announced in a Company SEC Report that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall stop and a new period of 15 consecutive Business Days shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced in a Company SEC Report that it has concluded that no restatement shall be required in accordance with GAAP; provided, further that (1) none of November 26, 2025, November 27, 2025 or November 28, 2025 shall be counted as a Business Day for purposes of such 15 consecutive Business Day period (it being understood that the exclusion of such days shall not end or restart such 15 consecutive Business Day period), (2) the Marketing Period shall either be completed on or prior to August 21, 2025 or commence no earlier than September 2, 2025; (3) the Marketing Period shall either be completed on or prior to December 18, 2025 or commence no earlier than January 5, 2026; and (4) the Marketing Period shall either be completed on or prior to February 11, 2026, or commence after the receipt of Compliant audited financial statements of the Company for the fiscal year ending December 31, 2025; provided, further that the Marketing Period in any event shall end on any earlier date on which the Debt Financing is consummated. If at any time the Company shall in good faith reasonably believe that it has provided the Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with specificity which portion of the Required Information the Company has not delivered), following which the Required Information shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information that is Compliant.
(vv)   “Material Contract” means any of the following Contracts:
(i)   any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;
(ii)   any material Contract with any of the top 20 suppliers (including manufacturers) or service providers (excluding legal service providers) to the Company Group, taken as a whole, determined on the basis of expenditures by the Company Group, taken as a whole, for the 12 months ended December 31, 2024 and December 31, 2023 (the “Material Suppliers”);
(iii)   any material Contract with any of the top 20 customers to the Company Group, taken as a whole, determined on the basis of consolidated revenue received by the Company Group, taken as a whole, for the 12 months ended December 31, 2024 and December 31, 2023 (the “Material Customers,” and together with the Material Suppliers, the “Material Relationships”);
(iv)   any Contract containing any covenant or other provision (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company Group; (B) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case that limits in any material respect the operation of the Company Group taken as a whole as currently operated and other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;
(v)   any Contract (A) relating to the disposition or acquisition of assets by the Company Group with a value or purchase price greater than $15,000,000 after the date hereof other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;
(vi)   any Contract pursuant to which a member of the Company Group has been granted from, or grants to, any third party any license or other right (including covenants not to sue, non-assertion agreements or coexistence agreements) with respect to any material Intellectual Property, other than Ordinary Course Licenses;
(vii)   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness;
(viii)   any Lease;
(ix)   any contract providing for property management or similar services;
(x)   any Contract providing for indemnification of any officer, director or employee by the Company Group, other than (A) Contracts entered into on substantially the same form as the Company Group’s standard forms previously made available to Parent, and (B) Contracts entered into in the ordinary course of business that include indemnities related to the product or service to be provided by such Contract;
(xi)   any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company Group after the date hereof;

(xii)   any Collective Bargaining Agreement; and
(xiii)   any Contract that involves a material joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements, sponsorship or endorsement agreements and other commercial agreements that do not involve the formation of an entity with any third Person).
(ww)   “Maximum Equity Election Cap” means 29,920,623 shares of Company Common Stock.
(xx)   “NYSE” means the New York Stock Exchange and any successor stock exchange.
(yy)   “Ordinary Course License” means any of the following: (i) a non-exclusive licenses for commercially available off-the-shelf Software; (ii) non-disclosure agreements entered into in the ordinary course of business that do not include licenses to Intellectual Property rights; (iii) employee, contractor and consultant invention assignment agreements entered into in the ordinary course of business; (iv) non-exclusive licenses entered into in the ordinary course of business that are incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license; (v) non-exclusive licenses or covenants not to assert Intellectual Property granted to customers, service providers, suppliers, distributors, original equipment manufacturers, resellers and value-added resellers in connection with the use, implementation, reproduction, sale or distribution of any of such grantor’s products in the ordinary course of business; (vi) non-exclusive rights to use or otherwise exploit Intellectual Property of any member of the Company Group for the purposes of promoting such member’s products or services; and (vii) permission or rights to identify a member of the Company Group as a party to a business relationship with such third party, such as a customer or reseller of or supplier to such third party.
(zz)   “Parent Units” means the limited liability company units of Parent designated as Common Units in the A&R Parent LLCA.
(aaa)   “Payoff Deliverables” means customary payoff letters reasonably satisfactory to Parent with respect to the Repaid Indebtedness, which shall provide (i) the total amount required to be paid to fully satisfy the applicable Indebtedness and other obligations thereunder (other than those obligations expressly permitted to survive thereunder) (the “Payoff Amounts”), (ii) wire instructions for payment of such Payoff Amounts and (iii) that upon payment of the Payoff Amounts set forth in such payoff letter, all guarantees and liens, if any, in connection with the applicable Repaid Indebtedness shall be automatically and immediately released and terminated.
(bbb)   “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions and licenses of Intellectual Property); (iv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (v) liens imposed by applicable law (other than Tax law); (vi) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (viii) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar liens (or other encumbrances of any type) (in each case, unrecorded and of record), in each case that do not adversely affect in any material respect the current use by the Company Group or, with respect to Owned Real Property, value of the applicable property owned, leased, used or held for use by the Company Group; (ix) zoning, building and other similar codes or restrictions which are not violated in any material respect by the current use by the Company Group of the applicable property owned, leased, used or held for use by the Company Group, (x) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (x) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (xii) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord, sublandlord or owner of any Leased Real Property or other real property leased, subleased or licensed by the Company Group; or (xiii) liens in favor of (including exclusive licenses to) any member of the Company Group.
(ccc)   “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.
(ddd)   “Personally Identifiable Information” means all data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual, or which is otherwise defined as ‘personal data,’ ‘personally identifiable information,’ ‘protected health information,’ or similar term under applicable Data Protection Laws.
(eee)   “Processed” or “Processing” means to store, collect, copy, process, transfer, transmit, display, access, use, adapt, record, retrieve, organize, structure, erase or disclose, and any actions that are otherwise defined as ‘processed’ or ‘processing’ under applicable Data Protection Laws.
(fff)   “Repaid Indebtedness” means the Indebtedness set forth on Section 1.1(fff) of the Company Disclosure Letter.
(ggg)   “Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, representatives and advisors.
(hhh)   “Required Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of debt securities on a registration statement on Form S-1 under the Securities Act of the Company to consummate the offerings of high yield debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made (including all audited financial statements (which, for the avoidance of doubt, will include audited financial statements for and as of the fiscal years ended December 31, 2022, December 31, 2023, and December 31, 2024) and all unaudited financial statements (which will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100)); and (ii)(A) information, financial statements and financial data of the Company and its Subsidiaries that is reasonably requested by Parent in writing and of the type customarily included in an offering memorandum with respect to a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act (including information that would be required by Regulation S-X and Regulation S-K in a registered offering on Form S-1 under the Securities Act to the extent customarily included in such an offering memorandum) or (B) as otherwise necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum), customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in clauses (i) and (ii), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements; (2) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” or any other information customarily provided by initial purchasers or underwriters in such offering; (3) risk factors relating to all or any component of the Debt Financing or (4) other information required by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16 or Rule 4-08 of Regulation S-X, (5) segment reporting or XBRL exhibits, (6) information required by Item 10, Item 302, Item 402 (including any Compensation Discussion and Analysis required by Item 402(b)) and Item 601 of Regulation S-K and information regarding executive compensation and certain related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, or (7) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A).
(iii)   “Sanctioned Country” means any country or region or territory that is the target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called “Donetsk People’s Republic,” and so-called “Luhansk People’s Republic” regions of Ukraine).
(jjj)   “Sanctioned Person” means (i) any Person listed on any U.S., United Kingdom, or European Union Sanctions related list of designated Persons, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons; (ii) the government of a Sanctioned Country or the Government of Venezuela; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or whether relevant under applicable Sanctions, controlled by a Person or Persons described in clause (i) or (ii); or (iii) any Person located, organized, or ordinarily resident in a Sanctioned Country.
(kkk)   “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
(lll)   “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(mmm) “SEC” means the United States Securities and Exchange Commission or any successor thereto.
(nnn)   “Securities Act” means the Securities Act of 1933.
(ooo)   “Software” means all computer software (in object code or source code format), associated databases, and related specifications, designs, documentation and materials.
(ppp)   “Solvent” means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the amount of all liabilities of such Person, as of such date, as such amounts are determined in accordance with applicable law governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its debts as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (iii) such Person will be able to pay its liabilities and debts as they mature and (iv) such Person is not insolvent under applicable law.
(qqq)   “Specified Letter” means a pre-consummation letter from the Federal Trade Commission in similar form to that set forth in its blogpost dated August 3, 2021 and posted at this link:
https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to%20deal%
20with%20the%20surge%20in%20merger%20filings/sample_pre-consummation_warning_letter.pdf, or a letter of, and limited to, similar substance from the Federal Trade Commission or DOJ.
(rrr)   “Specified Data Breach” means the unauthorized (i) disclosure of Personally Identifiable Information in the possession, custody or control of any member of the Company Group or that is processed on behalf of any member of the Company Group; or (ii) access, use, theft, transmission or transfer of Personally Identifiable Information Processed by or in the possession, custody or control of any member of the Company Group that, in the case of each of clauses (i) or (ii), would reasonably be expected to (A) negatively impact in any material respect, the business, reputation, or results of operation of the Company Group; or (B) result in any member of the Company Group having any material obligation under applicable Data Protection Law to provide notification regarding any of the foregoing to any Person or Governmental Authority.

(sss)   “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, following the Closing, each of the Surviving Corporation and its Subsidiaries will be deemed to be a Subsidiary of Parent.
(ttt)   “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that is fully financed or has fully committed financing to consummate such Acquisition Transaction on terms that the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (1) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and (2) if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
(uuu)   “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes), together with all interest, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority.
(vvv)   “Trade Controls” means (i) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (ii) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.
(www)   “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock or any other securities of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their Representatives or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including the Support Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Information Statement, Registration Statement or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties related to this Agreement.

(xxx)   “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Support Agreement, the Guaranty, and the Equity Commitment Letter.
(yyy)   “Transfer” means to, directly or indirectly, sell, transfer, assign, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, including by way of Constructive Disposition, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, or similar disposition of, any Company Common Stock owned by a Person or any interest (including a beneficial interest) in any Company Common Stock owned by a Person.
(zzz)   “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law, regulation or ordinance.
1.2   Additional Definitions.   The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:
Term	Section
A&R Parent LLCA	6.20
Advisor	3.3(c)
Agreement	Preamble
AI Technology	3.16(h)
Alternative Acquisition Agreement	5.3(a)
Alternative Financing	6.5(c)
Anti-Corruption Laws	3.26(b)
Bankruptcy and Equity Exceptions	4.12(b)
Buyer Parties	Preamble
Bylaws	3.1
Capitalization Date	3.7(a)
Cash Election	2.7(b)(i)
Cash Election Consideration	2.7(b)(i)
Cash Election Shares	2.7(b)(i)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)
Chosen Courts	9.10
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company 401(k) Plan	6.11(f)
Company Board Recommendation	3.3(b)
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	Article III
Company EPS PSAs	2.8(b)(ii)
Company Equity Awards	3.7(b)
Company Related Parties	8.3(f)
Company RSA Consideration	2.8(a)
Company RSU Consideration	2.8(c)
Company rTSR PSAs	2.8(b)(ii)
Company SEC Reports	3.9
Company Securities	3.7(c)

Term	Section
Company Termination Fee	8.3(b)(i)
Confidentiality Agreement	9.4
Consent	3.6
Continuation Period	6.11(c)
D&O Insurance	6.10(c)
Debt Commitment Letter	4.12(a)
Debt Financing	4.12(a)
Debt Financing Fee Letter	4.12(a)
Definitive Debt Financing Agreements	6.5(a)
Delayed Consideration	2.8(e)
Detriment	6.2(b)
DGCL	Recitals
Dissenting Company Shares	2.7(e)(i)
EDGAR	3.9
Effective Time	2.2
Election Deadline	2.9(b)(i)(2)
Election Form	2.9(b)(i)
Election Form Mailing Date	2.9(b)(i)
Electronic Delivery	9.13
Employee Plan	3.18(a)
Enforceability Limitations	3.2
Equity Commitment Letter	4.12(a)
Equity Financing	4.12(a)
ERISA Affiliate	3.18(b)
Exchange Agent	2.10(a)
Exchange Fund	2.10(b)
Financing	4.12(a)
Financing Commitment Letters	4.12(a)
Guarantor	4.13
Guaranty	Recitals
Indemnified Persons	6.10(a)
Independent Committee	Recitals
Information Statement	6.4(a)
Information Statement/Prospectus	6.4(a)
Initial Threshold Date	5.3(b)
Intended Tax Treatment	2.14
Intervening Event	5.3(d)(i)
Lease	3.14(b)
Leased Real Property	3.14(b)
Lender Protective Provisions	9.15
Marketing Material	6.6(a)(iv)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Consideration	2.7(b)
Merger Sub	Preamble
Merger Sub Equity Interests	4.15

Term	Section
Merger Sub Shares	4.15
Mixed Election	2.7(b)(ii)
Mixed Election Cash Consideration	2.7(b)(ii)
Mixed Election Consideration	2.7(b)(ii)
Mixed Election Equity Consideration	2.7(b)(ii)
Mixed Election Shares	2.7(b)(ii)
New Plan	6.11(d)
Non-Election Shares	2.7(b)(iii)
Notice Period	5.3(d)(ii)(3)
Old Plans	6.11(d)
Owned Company Share	2.7(c)
Owned Real Property	3.14(a)
Parent	Preamble
Parent 401(k) Plan	6.11(f)
Parent Damage Cap	8.3(f)
Parent Equity Interests	4.15
Parent Related Parties	8.3(f)
Parent Subsidiaries	4.15
Parent Subsidiaries Equity Interests	4.15
Parent Subsidiaries Shares	4.15
Parent Termination Fee	8.3(c)
Parent Written Consent	6.17
Party	Preamble
Permits	3.20
Prospectus	6.4(a)
Real Property	3.14(b)
Recent SEC Reports	Article III
Registered Company Intellectual Property	3.16(a)
Registration Statement	6.4(a)
Remedies	6.2(b)
Required Amount	4.12(a)
Required Materials	2.9(b)(i)(2)
Requisite Stockholder Approval	3.4
Sublease	3.14(c)
Support Agreement	Recitals
Surviving Corporation.	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Threshold Date	5.3(b)
Uncertificated Shares	2.10(c)
Written Consent	3.4
1.3   Certain Interpretations.
(a)   When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs.

When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b)   When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”
(c)   Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d)   The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e)   When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f)   The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g)   When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h)   Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.
(i)   When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices of the Company or consistent with the then-current practices in similar circumstances of other companies generally in the industry in which the Company operates.”
(j)   A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. A reference to “law” will refer to any legislation, statute, law (including common law), ordinance, rule, regulation or stock exchange listing requirement, as applicable, and “order” will refer to any decree, judgment, injunction or other order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.
(k)   All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided, that an amount with respect to such item is included in such notes), in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.
(l)   The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m)   The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(n)   The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
(o)   No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.
(p)   The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.
(q)   The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.
(r)   Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being posted to a virtual data room managed by the Company at www.dfsvenue.com prior to 5:00 p.m. Eastern time on May 2, 2025 or filed with or furnished to the SEC and available on EDGAR.
(s)   References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.
ARTICLE II
THE MERGER
2.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
2.2   The Effective Time.   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
2.3   The Closing.   The consummation of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) on a date to be agreed upon by Parent and the Company that is no later than (a) the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. Notwithstanding the foregoing or anything to the contrary herein, if the Marketing Period has not ended at the time of the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing), then the Closing will occur on the earlier of (i) any Business Day during the Marketing Period specified by Parent to the Company on no less than on two Business Days’ prior written notice to the Company; and (ii) the third Business Day after the final day of the Marketing Period (as may be extended pursuant to the definition of Marketing Period) (subject, in the case of each of (i) and (ii), to the satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Article VII, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), except that if any of the conditions set forth in Article VII are not satisfied or waived (to the extent permitted hereunder) on any such third Business Day, then the Closing will take place on the first Business Day on which all such conditions have been satisfied or waived (to the extent permitted hereunder). The date on which the Closing actually occurs is referred to as the “Closing Date.”
2.4   Effect of the Merger.   At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.5   Certificate of Incorporation and Bylaws.
(a)   Surviving Corporation Certificate of Incorporation.   At the Effective Time, subject to the provisions of Section 6.10(a), the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”), will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.
(b)   Surviving Corporation Bylaws.   At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of the Company will be amended and restated in their entirety to read as the bylaws of Merger Sub until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
2.6   Directors and Officers.
(a)   Directors of the Surviving Corporation.   At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
(b)   Officers of the Surviving Corporation.   At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective

Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal.
2.7   Effect of Merger on Company Common Stock.
(a)   Merger Sub.   At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation.
(b)   Conversion of Company Common Stock.   Subject to Section 2.9(a), at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive the following consideration (collectively, the “Merger Consideration”):
(i)   each share of Company Common Stock with respect to which an election to receive only cash (a “Cash Election”) has been validly made and not revoked, deemed revoked or lost (“Cash Election Shares”) shall be converted into the into the right to receive cash in an amount equal to $63.00, without interest thereon (the “Cash Election Consideration”);
(ii)   each share of Company Common Stock with respect to which an election to receive a mixture of cash and Parent Units (a “Mixed Election”) has been validly made and not revoked, deemed revoked or lost (“Mixed Election Shares”) shall be converted into the right to receive (1) an amount in cash equal to $57.00 (the “Mixed Election Cash Consideration”) and (2) one Parent Unit (the “Mixed Election Equity Consideration” and together with the Mixed Election Cash Consideration, the “Mixed Election Consideration”); and
(iii)   each share of Company Common Stock with respect to which a Mixed Election or Cash Election Consideration has not been validly made or has been revoked, deemed revoked or lost before the Election Deadline (“Non-Election Shares”) shall be converted automatically into the right to receive the Cash Election Consideration.
(c)   Owned Company Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, each share of Company Common Stock that is (A) held by the Company Group; (B) owned by the Buyer Parties; or (C) owned by any direct or indirect Subsidiary of the Buyer Parties as of immediately prior to the Effective Time (each, an “Owned Company Share”) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(d)   Certain Adjustments.   The Merger Consideration will be adjusted appropriately (and subject to the terms of the Charter) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
(e)   Statutory Rights of Appraisal.
(i)   Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Company Shares” until such time as the holder thereof fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Laws of the State of Delaware with respect to such shares) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (and in such case, at the Effective Time the Dissenting Company Shares will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of Dissenting Company Shares will cease to have any rights with regard thereto except such holder’s right to receive the appraised value of such Dissenting Company Shares to the extent afforded by Section 262 of the DGCL), except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will cease to be Dissenting Company Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Cash Election Consideration (unless such holder of Dissenting Company Shares shall thereafter, but prior to the Election Deadline, otherwise make a Mixed Election in accordance with Section 2.9 of this Agreement), without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.10.
(ii)   The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to lead all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle, or approve the withdrawal of, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL or agree to do any of the foregoing.
2.8   Equity Awards.
(a)   Company RSAs. At the Effective Time, by virtue of the Merger, each Company RSA, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration for each share of Company Common Stock subject to such Company RSA, subject to any applicable withholding Taxes payable in respect thereof (the “Company RSA Consideration”).
(b)   Company PSAs.
(i)   Conversion of Company PSAs.   At the Effective Time, by virtue of the Merger, each Company PSA shall be cancelled and replaced with a right to receive the Company PSA Consideration for each share of Company Common Stock subject to such Company PSA (with any performance conditions deemed to be earned as forth in Section 2.8(b)(ii)). Such replacement award shall be subject to (A) the same service-based vesting conditions as were applicable to the replaced Company PSA and (B) all other terms and conditions as were applicable to the corresponding Company PSAs as of immediately prior to the Effective Time (excluding the performance-based vesting terms contained in such Company PSA, and including any accelerated vesting terms upon a qualifying termination of service contained in such Company PSA). Each holder of such a replacement award shall be entitled to have any Tax withholding due upon vesting satisfied by having the minimum number of Class P Units (as defined in the A&R Parent LLCA) withheld having a fair market value, as determined consistent with the value used to calculate the Tax withholding, equal to such Tax withholding obligation, calculated using maximum statutory Tax rates.

(ii)   Performance Condition Measurement.   Performance for the Company PSAs shall be measured as follows, as reasonably determined in good faith by the Company Board: (A) with respect to any Company PSAs for which performance is measured based on relative total shareholder return (the “Company rTSR PSAs”), based on actual performance through the Effective Time (or, if earlier, based on actual performance through the measurement date of Company rTSR PSAs), (B) with respect to any Company PSAs for which performance is measured based on earnings per share (the “Company EPS PSAs”) and the applicable performance period has not ended as of the Effective Time, based on target performance and (C) with respect to any other Company EPS PSAs for which the performance period has already ended as of the Effective Time, based on actual performance through the measurement date of such Company EPS PSAs.
(c)   Company RSUs.   At the Effective Time, by virtue of the Merger, each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time and that was granted on or before the date of this Agreement shall be fully vested, cancelled and automatically converted into the right to receive the Cash Election Consideration for each share of Company Common Stock subject to such Company RSU, subject to any applicable withholding Taxes payable in respect thereof (the “Company RSU Consideration”). At the Effective Time, by virtue of the Merger, each Company RSU that is outstanding as of immediately prior to the Effective Time and that was granted after the date of this Agreement shall be treated as set forth in Section 5.2(l) of the Company Disclosure Letter.
(d)   Company ESPP.   Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall take all actions as it deems necessary or appropriate to ensure that (i) participation in the Company ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iii) no new offering period shall be commenced after the date of this Agreement, (iv) as of the earlier of the first scheduled purchase date following the date of this Agreement or a date that is no later than the last trading day before the Effective Time, each participant’s then-outstanding share purchase right under the Company ESPP shall be automatically exercised by applying the payroll deductions of each participant holding such rights for the offering period in which the Effective Time occurs to the purchase of Shares at the option price applicable to such purchase right and (v) the Company ESPP shall terminate as of the Effective Time. All Shares purchased pursuant to the Company ESPP shall be treated in accordance with Section 2.8.
(e)   Payment.   For each Person who becomes entitled to Company RSA Consideration or Company RSU Consideration under this Section 2.8, (i) 100% of the Company RSA Consideration and 50% of the Company RSU Consideration payable to such Person shall be paid within 10 Business Days following the Closing Date, and (ii) the remaining Company RSU Consideration payable to such Person (the “Delayed Consideration”) shall be paid on the earlier of (i) the date that is six months following the Closing Date and (ii) March 15 of the year following the Closing Date, together with interest accrued on such Delayed Consideration, which interest shall accrue from the Closing Date through the payment date at a rate no less than the short-term applicable federal rate (determined in accordance with Section 1274(d) of the Code) for the month in which the Closing occurs, compounded monthly. Parent shall cause the Surviving Corporation or one or more of its Subsidiaries to pay the Company RSA Consideration and the Company RSU Consideration in accordance with this Section 2.8(e).
(f)   Further Actions.   The Company will pass resolutions approving and take other actions as may be reasonably necessary or required to implement the provisions of this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). The Company Equity Plans will terminate as of the Effective Time, and the Company will take all action necessary to effect the foregoing.
2.9   Mixed Election Procedures.
(a)   Proration.   Within five Business Days after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Mixed Election Consideration and the Cash Election Consideration pursuant to this Section 2.9. If the aggregate number of Mixed Election Shares exceeds the Maximum Equity Election Cap, then:
(i)   all Mixed Election Shares of each holder thereof will be converted into the right to receive the Mixed Election Consideration in respect of that number of Mixed Election Shares equal to the product obtained by multiplying (A) the number of Mixed Election Shares held by such holder by (B) a fraction, the numerator of which is the Maximum Equity Election Cap and the denominator of which is the aggregate number of Mixed Election Shares (prior to the conversion contemplated by this Section 2.9(a)(i)), with the remaining number of such holder’s Mixed Election Shares being converted into the right to receive the Cash Election Consideration (as Cash Election Shares); and
(ii)   all Non-Election Shares and Cash Election Shares will be converted into the right to receive the Cash Election Consideration.
(b)   Election Procedures.
(i)   Parent shall (x) prepare a form of election (the “Election Form”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Election Form and such Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as are reasonably acceptable to the Company) and (y) cause the Exchange Agent to make available and mail the Election Form not less than thirty (30) days prior to the Election Deadline (the “Election Form Mailing Date”) to each record holder of Company Common Stock as of the fifth (5th) Business Day prior to the Election Form Mailing Date. Parent shall make available as promptly as reasonably practicable one or more Election Forms as may be reasonably requested from time to time by all Persons who become holders of Company Common Stock before the Election Deadline, and the Company shall use reasonable best efforts to provide the Exchange Agent with all information reasonably necessary for it to perform its duties as specified herein. Each Election Form shall permit holders of Company Common Stock (other than Owned Company Shares and any Dissenting Company Shares) to submit a Mixed Election or Cash Election in accordance with the following procedures.
(1)   Each holder of Company Common Stock may specify in a request made in accordance with the provisions of this Section 2.9(b)(i): (A) the number of such holder’s Company Common Stock with respect to which such holder elects to receive the Mixed Election Consideration, (B) the number of such holder’s Company Common Stock with respect to which such holder elects to receive the Cash Election Consideration and (C) the particular Company Common Stock for which such holder desires to make such Mixed Election or Cash Election, as applicable.
(2)   Any Mixed Election or Cash Election will be deemed properly made only if the Exchange Agent has received such Mixed Election or Cash Election at its designated office by 5:00 p.m. (Eastern Time) on the date that is five Business Days preceding the anticipated Closing Date (the “Election Deadline”), (A) an Election Form duly completed and validly executed, (B) Certificates representing the Company Common Stock to which such Election Form relates, (C) in the event of any Mixed Election, a validly executed joinder to the A&R Parent LLCA, in a form reasonably satisfactory to Parent, pursuant to which the holder of Company Common Stock agrees to be bound by the terms and conditions of the A&R Parent LLCA, (D) in the event of any Mixed Election, evidence, in a form reasonably satisfactory to Parent, that such holder held the Company Common Stock on which the Mixed Election is made on the Election Record Time and has continuously held such Company Common Stock (and beneficial ownership thereof has not been Transferred) since such time, in each case, not subject to forfeiture, (E) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent) and (F) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Merger Consideration, payable in respect thereof pursuant to Section 2.7 (clauses A – F, collectively, the “Required Materials”). Parent and the Company shall publicly announce the Election Deadline at least five Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. Any election made pursuant to this Section 2.9(b)(i) shall have been properly made only if the Exchange Agent shall have received the Required Materials by the Election Deadline.
(ii)   Any holder of Company Common Stock may, at any time prior to the Election Deadline, change or revoke such holder’s Mixed Election or Cash Election by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Mixed Elections or Cash Elections shall automatically be revoked upon the valid termination of this Agreement pursuant to Article VIII. If a Mixed Election is revoked with respect to any Company Common Stock, such Company Common Stock shall be deemed to be a Non-Election Share unless and until a valid Mixed Election in respect of such Company Common Stock is subsequently submitted to the Exchange Agent on or prior to the Election Deadline in accordance with this Section 2.9(b). If the beneficial ownership of a Company Common Stock is Transferred after the Election Record Time, then such Company Common Stock shall automatically be deemed to be a Non-Election Share and any Mixed Election made in respect of such Company Common Stock shall be deemed to be revoked. Certificates will not be returned to the holder unless such holder so requests.
(iii)   Subject to the terms of this Agreement and the Election Form, Parent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in the Election Form, and any good faith decisions of Parent regarding such matters shall be binding and conclusive. The Exchange Agent may, with the written consent of Parent and the Company, make any rules that are consistent with this Section 2.9(b) for the implementation of Mixed Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement.
2.10   Exchange of Certificates.
(a)   Exchange Agent.   Prior to the Closing, (i) Parent will select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”); and (ii) Parent and one or more of its Subsidiaries will enter into an exchange agent agreement, in form and substance reasonably acceptable to the Company, with such Exchange Agent.
(b)   Exchange Fund.   At or prior to the Closing, Parent will deposit (or cause to be deposited), on behalf of Merger Sub, with the Exchange Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock, cash equal to the aggregate cash consideration to which such holders become entitled pursuant to Section 2.7 (provided that no such deposits shall be required to be made with respect to any Dissenting Company Shares). Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for the prompt payment of the cash amounts contemplated by Section 2.7 for any reason, Parent will, or will cause the Surviving Corporation or another Subsidiary to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable, as directed by Parent, to Parent, the Surviving Corporation, or otherwise as Parent directs.

(c)   Payment Procedures.   Promptly following the Closing (and in any event within three Business Days following the Closing), Parent and the Surviving Corporation will cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares, as applicable) (the “Certificates”); or (ii) uncertificated shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares, as applicable) (the “Uncertificated Shares”): (A) in the case of holders of Certificates, a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Merger Consideration, payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (i) the holders of such Certificates will be entitled to receive in exchange therefor the Cash Election Consideration into which the Company Common Stock represented by such Certificates have been converted pursuant to this Agreement, and the Certificates so surrendered will forthwith be cancelled and (ii) upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor the Cash Election Consideration into which the Company Common Stock represented by such holder’s transferred Uncertificated Shares have been converted pursuant to this Agreement, and the transferred Uncertificated Shares so surrendered will be cancelled. The Exchange Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the cash payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.10(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Cash Election Consideration (unless such holder of Dissenting Company Shares shall thereafter otherwise make a Mixed Election in accordance with Section 2.9 of this Agreement), without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.
(d)   Transfers of Ownership.   Subject, in all cases, to the terms and conditions of the Charter in respect of Company Common Stock, if a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of shares of Company Common Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to Parent (or as directed by Parent) any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.
(e)   No Liability.   Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(f)   Distribution of Exchange Fund to the Surviving Corporation.   Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Closing Date, as applicable, will be delivered to the Surviving Corporation (or as directed by the Surviving Corporation) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock, for exchange pursuant to this Section 2.10 will thereafter look for payment of the Merger Consideration without interest thereon, payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Merger Consideration, to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
2.11   No Further Ownership Rights in Company Common Stock.   From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.7 and cease to exist; and (b) each holder of Certificates or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(e). The Merger Consideration paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.
2.12   Lost, Stolen or Destroyed Certificates.   In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7. Parent or the Exchange Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.13   Required Withholding.   Each of the Exchange Agent, Parent, the Company, the Surviving Corporation and any other withholding agent will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
2.14   Intended Tax Treatment.   The parties hereto shall treat, for U.S. federal and applicable state and local income Tax purposes, (i) in the case of Company Stockholders who receive the Mixed Election Consideration in the Merger, the transfer of Company Common Stock to Parent by the Company Stockholders (pursuant to the Merger) in exchange for Parent Units and cash, pursuant to a plan with and taken together with the contribution of cash or other property to Parent by the holders of Parent Units, as a transaction described under Section 351(a) of the Code and (ii) in the case of Company Stockholders who receive only Cash Election Consideration in the Merger, the transfer pursuant to the Merger of Company Common Stock for cash, as a sale or exchange governed by Section 1001 of the Code (collectively, the “Intended Tax Treatment”). The parties hereto shall report such transfers for U.S. federal and applicable state and local income Tax purposes in accordance with the Intended Tax Treatment, and no party nor any of their Affiliates shall take any position for U.S. federal income Tax purposes (and applicable state and local Tax purposes) on any applicable Tax Return or in any applicable Tax contest or audit or in any communication (whether written or unwritten) with any applicable Governmental Authority inconsistent with the Intended Tax Treatment unless required to do so pursuant to a change in applicable law or by a “final determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. Law).
2.15   No Dividends or Distributions.   No dividends or other distributions with respect to the capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.
2.16   Necessary Further Actions.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, then the directors and officers of the Company and Merger Sub will take all such lawful and necessary action.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 1, 2022 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being (i) understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Recent SEC Report that it is applicable to such section of the Company Disclosure Letter; and (ii) acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7 or Section 3.12(a)(ii)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer Parties as follows:
3.1   Organization; Good Standing.   The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws of the Company, as amended (the “Bylaws”). The Company is not in violation of the Charter or the Bylaws.
3.2   Corporate Power; Enforceability.   The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized and approved by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).
3.3   Company Board Approval; Fairness Opinion; Anti-Takeover Laws.
(a)   Independent Committee Approval.   The Independent Committee has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and adopted this Agreement; and (iii) resolved to recommend that the Company Board approve and adopt this Agreement.
(b)   Company Board Approval.   The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, including the Support Agreement, in accordance with the DGCL upon the terms and subject to the conditions set forth herein; (ii) approved and adopted the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Support Agreement, in accordance with the DGCL upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.
(c)   Fairness Opinion.   The Company Board has received the written opinion of Greenhill & Co., LLC (the “Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Cash Election Consideration to be received by the Company Stockholders (other than the Company Stockholders who have entered into the Support Agreement or holders of Owned Company Shares or Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by the Buyer Parties). The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of said opinion letter to Parent solely for informational purposes.
(d)   Anti-Takeover Laws.   Assuming that the representations of the Buyer Parties set forth in Section 4.6 and Section 4.10 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger, the Support Agreement or the other transactions contemplated by this Agreement or the Support Agreement.
3.4   Requisite Stockholder Approval.   Except for the affirmative vote of the holders of a majority of the voting power of the outstanding Company Common Stock entitled to vote thereon, voting together as a single class to adopt and approve this Agreement and the Merger (the “Requisite Stockholder Approval”), no other vote of the holders of any class or series of capital stock of the Company is necessary pursuant to applicable law, the Charter or the Bylaws to adopt and approve this Agreement and consummate the Merger or the other transactions contemplated by this Agreement, including the Support Agreement. The delivery of written consent substantially in the form attached hereto as Exhibit C (the “Written Consent”) to approve and adopt this Agreement and the Merger in accordance with Section 228 and Section 251(c) of the DCGL will satisfy the Requisite Stockholder Approval. Except for the Requisite Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Merger and any other transactions contemplated by this Agreement.
3.5   Non-Contravention.   The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the

Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Written Consent and the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any law or order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.
3.6   Requisite Governmental Approvals.   No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) such filings as may be required under the rules and regulations of NYSE, (iv) compliance with any applicable requirements of the HSR Act and any other Antitrust and Foreign Investment Laws; and (v) such other Consents the failure of which to obtain or make would not have a Company Material Adverse Effect.
3.7   Company Capitalization.
(a)   Capital Stock.   The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Class A Common Stock, (ii) 75,000,000 shares of Class B Common Stock and (iii) 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on May 2, 2025 (such time and date, the “Capitalization Date”), (A) 130,289,468 shares of Company Class A Common Stock were issued and outstanding; (B) 19,313,651 shares of Company Class B Common Stock were issued and outstanding; (C) no shares of Company Preferred Stock were issued and outstanding; and (D) no shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Securities other than pursuant to the exercise or settlement of Company Equity Awards granted prior to the date hereof.
(b)   Stock Reservation.   As of the Capitalization Date, the Company has reserved 4,682,006 shares of Company Common Stock for issuance pursuant to the Company Equity Plans. As of the Capitalization Date, there were outstanding the following (collectively, the “Company Equity Awards”): (i) Company RSAs with respect to 980,677 shares of Company Common Stock, (ii) Company PSAs with respect to 650,778 shares of Company Common Stock (assuming satisfaction of applicable performance criteria at target levels) and 1,301,556 shares of Company Common Stock (assuming satisfaction of applicable performance criteria at maximum levels), (iii) Company RSUs representing the right to receive up to 2,653,056 shares of Company Common Stock and (iv) 3,360,412 shares of Company Common Stock reserved and available for issuance under the Company ESPP. The Company has made available to Parent (or will make available to Parent within 30 Business Days following the date of this Agreement), a current, correct and complete list of outstanding Company Equity Awards, as of May 2, 2025, and with respect to each outstanding Company Equity Award, the name of the holder of such Company Equity Award, the award type and grant date of such Company Equity Award, and the vesting schedule of such Company Equity Award.
(c)   Company Securities.   Except as set forth in this Section 3.7, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) except as provided in the Charter or the Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect.
(d)   Other Rights.   The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.
3.8   Subsidiaries.
(a)   Subsidiaries.   Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders or equity holders (other than any member of the Company Group) of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended as of the date hereof. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.
(b)   Capital Stock of Subsidiaries.   All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) to the extent owned directly or indirectly by the Company, is owned free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.
(c)   Other Securities of Subsidiaries.   There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any

Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.
(d)   Other Investments.   Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.
3.9   Company SEC Reports.   Since January 1, 2022, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date hereof (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.
3.10   Company Financial Statements; Internal Controls; Indebtedness.
(a)   Company Financial Statements.   The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(b)   Disclosure Controls and Procedures.   The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and such assessment concluded that such system was effective. Since January 1, 2022, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c)   Internal Controls.   The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.
3.11   No Undisclosed Liabilities.   The Company Group has no liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after January 1, 2025; or (d) that would not have a Company Material Adverse Effect.
3.12   Absence of Certain Changes.
(a)   Absence of Company Material Adverse Effect.   Since January 1, 2025 through the date of this Agreement, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.
(b)   Forbearance.   Since January 1, 2025 through the date hereof, the Company has not taken any action that would be prohibited by Section 5.2 (other than subsections 5.2(c), 5.2(l), 5.2(p), 5.2(q) and 5.2(y) (to the extent related to the foregoing subsections)), if taken or proposed to be taken after the date hereof.
3.13   Material Contracts.
(a)   List of Material Contracts.   Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Employee Plans and Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.
(b)   Validity.   Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except in each case as would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.
(c)   Notices from Material Relationships.   To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice in writing from or on behalf of any Material Relationship indicating that such Material Relationship (i) intends to terminate, not renew or otherwise materially and adversely modify any Material Contract with such Material Relationship or (ii) has ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods or services currently supplied to the Company Group by such Material Relationship.
3.14   Real Property.
(a)   Owned Real Property.   Section 3.14(a) of the Company Disclosure Letter sets forth the address (if any) of each Owned Real Property. Except as would not have a Company Material Adverse Effect, with respect to each Owned Real Property: (i) the Company or Subsidiary (as the case may be) has good and marketable fee simple title to all of its Owned Real Property and tangible assets, free and clear of all liens, except for Permitted Liens; (ii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iii) there is no pending, or to the Knowledge of the Company, threatened in writing condemnation, eminent domain or similar proceedings affecting any of the Owned Real Property; and (iv) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. For purposes hereof, “Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, owned by the Company or any Subsidiary thereof.
(b)   Leased Real Property.   Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property which require the payment of annual base rent in excess of $5,000,000 (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease,” and together with the Owned Real Property, the “Real Property”). The Company has made available to Parent true, correct and complete (in all material respects) copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not be material to the business of the Company Group, taken as a whole, (i) the Company or one of its Subsidiaries has valid leasehold or subleasehold estates or license, as applicable, in the Leased Real Property, free and clear of all liens (other than Permitted Liens), and (ii) neither the Company Group, nor to the Knowledge of the Company, any other party to a Lease is in material breach of or default pursuant to such Lease. The Real Property constitutes all of the material real property used in connection with the business of the Company.
(c)   Subleases.   Section 3.14(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements which require the payment of annual base rent in excess of $5,000,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property. With respect to each of the Subleases, (i) neither the Company Group, nor to the Knowledge of the Company, any other party to a Sublease is in material breach of or default pursuant to such Sublease that would result in material liability to the Company Group, taken as a whole; and (ii) the other party to such Sublease is not an Affiliate of the Company Group. Except as set forth in Section 3.14(c) of the Company Disclosure Letter, neither the Company nor its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.
3.15   Environmental Matters.   Except as would not have a Company Material Adverse Effect, no member of the Company Group (a) has, in the previous five years, received any notice or report alleging that the Company or any Subsidiary has violated, or has any liability under, any Environmental Law; (b) has transported, produced, processed, manufactured, distributed, sold, generated, used, treated, handled, stored, released or disposed of, or arranged for or permitted the disposal of, or exposed any Person to, any Hazardous Substances in violation of, or in a manner giving rise to liability under, any Environmental Law; (c) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Company Group with any Environmental Law; or (ii) seeking to impose any liability, including responsibility for any investigation, cleanup, removal or remediation, pursuant to any Environmental Law; (d) has, in the previous five years, failed or is failing to comply with any applicable Environmental Law, which compliance includes possession and maintenance of all Permits required under applicable Environmental Laws; or (e) owns or operates, or has owned or operated, any property or facility contaminated by any Hazardous Substance, so as to result in liability to the Company or any Subsidiary under Environmental Law.
3.16   Intellectual Property.
(a)   Registered Company Intellectual Property.   Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list of all registered or applied-for Patents, Trademarks, Copyrights and domain name registrations, in each case, owned by a member of the Company Group that is the subject of an application, filing or registration by any Governmental Authority or domain name registrar (collectively, the “Registered Company Intellectual Property”). The material items identified on Section 3.16(a) of the Company Disclosure Letter are subsisting with the Governmental Authorities or the applicable internet domain name registrar with which such items are registered or pending and, to the Knowledge of the Company, (i) have not been cancelled or abandoned, and (ii) are valid and enforceable.
(b)   Exclusive Ownership and Valid License.   Except as would not be material to the business of the Company Group, taken as a whole, the Company or another member of the Company Group (i) exclusively owns the Company Intellectual Property free and clear of all liens (other than Permitted Liens) and (ii) has a valid license or otherwise has sufficient rights to use all other Intellectual Property used in the operation of their businesses as currently conducted.
(c)   Proceedings.   Within the last three years, there have been no material Legal Proceedings pending or threatened in writing against any member of the Company Group challenging the ownership, validity or enforceability of any material Registered Company Intellectual Property (including any opposition or cancellation proceedings with respect to material Trademarks included in the Registered Intellectual Property). No registration obtained by the Company Group for any of the material Trademarks included in the Registered Company Intellectual Property has been cancelled, abandoned or not renewed except where the Company Group has, in its reasonable business judgment, decided to permit the cancellation, abandonment or non-renewal of such registration.
(d)   No Infringement.   Except as would not be material to the business of the Company Group, taken as a whole, (i) the Company Group, the Company Group’s products, and the operation of the business of the Company Group, have not infringed, misappropriated or otherwise violated any Intellectual Property of any Person (provided the foregoing representation is to the Knowledge of the Company with respect to Patents), (ii) to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property, and (iii) no Legal Proceeding alleging any of the foregoing in this Section 3.16(d) is pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group.
(e)   No Notice of Infringement.   Since January 1, 2022, the Company Group has not received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Company Group or any of the Company Group’s products infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person, except as would not be material to the business of the Company Group, taken as a whole.
(f)   Precautions and Assignment of Exclusive Ownership.   Each member of the Company Group has taken commercially reasonable precautions to maintain and protect its Company Intellectual Property, including the confidentiality of its material Trade Secrets or material confidential information, and, to the Knowledge of the Company, there has been no unauthorized uses or disclosures of any such material Trade Secrets or material confidential information. Each employee and independent contractor of any member of the Company Group who has been involved in the development of material Intellectual Property for the Company Group that would not otherwise be owned by a member of the Company Group as a matter of law under a work-for-hire or similar doctrine has assigned to a member of the Company Group ownership of such Intellectual Property.
(g)   Patents.   Except as would not be material to the business of the Company Group, taken as a whole: (i) all issuance, renewal, maintenance and other payments and all documents or other materials required to be paid or filed with the applicable Intellectual Property office or register to maintain any material Patents or Patent applications included in the Company Intellectual Property have been timely paid in full or filed in a timely manner, as applicable; (ii) each member of the Company Group has complied with all applicable Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Patents and, to the extent applicable, Patent applications included in the Company Intellectual Property; and (iii) each of the Patents and Patent applications included in the Company Intellectual Property properly identifies each inventor of the claims thereof if required by the applicable Law of the jurisdiction in which such Patent or Patent application is issued or is pending.
(h)   AI Technology.   Except as would not reasonably be material to the business of the Company Group, taken as a whole, to the extent that the Company Group has engaged in the development of artificial intelligence and machine learning technology (collectively, “AI Technology”), no member of the Company Group has been subject to any Legal Proceeding (pending or, to the Knowledge of the Company, threatened in writing) related to its creation, training, use, promotion, advertisement, testing or provision of AI Technology.
(i)   Business Systems.   The Company Group owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems operate and perform in all material respects as is necessary for the business of the Company Group as currently conducted. The Company Group has implemented since January 1, 2022, and maintains, commercially reasonable security, disaster recovery, and business continuity plans, procedures, and facilities designed to provide substantially continuous monitoring and alerting of material operational problems or issues with the Business Systems in the possession or operational control of the Company Group, except where the failure to implement and maintain such plans, procedures, or facilities would not be material to the business of the Company Group, taken as a whole. In the last two (2) years, with respect to any of the Business Systems, there has not been any (A) unauthorized access or use; or (B) failure that has not been remedied or replaced, except, in the case of the foregoing (A) or (B), as would not be material to the business of the Company Group, taken as a whole. The Business Systems provide the operations of the Company Group, including the internet websites and mobile applications provided to the Company’s customers, with sufficient redundancy and speed to meet industry standards relating to high availability and the Company has no reason to believe that the Business Systems will not operate or will not continue to be accessible to end users on a high availability basis after the Closing Date.
(j)   Data Security and Privacy.   The Company and each of its Subsidiaries (i) is, and since January 1, 2022 has been, in material compliance with all Data Security Requirements; and (ii) since January 1, 2022, has taken commercially reasonable steps to protect (A) the confidentiality, integrity, availability, and security of its Business Systems that are involved in the Processing of Personally Identifiable Information, in the conduct of the business of the Company and its Subsidiaries as currently conducted; and (B) Personally Identifiable Information Processed by the Company or such Subsidiary or on their behalf from unauthorized use, access, disclosure, theft, and modification, except in each case as would not be material to the business of the Company Group, taken as a whole. As of the date hereof, (i) there are no pending complaints, investigations, inquiries, notices, enforcement proceedings, or actions by or before any Governmental Authority and (ii) since January 1, 2022, no fines or other penalties have been imposed on or written claims for compensation have been received by the Company or any Subsidiary, relating to any Specified Data Breach, in each case except as would not be material to the business of the Company Group, taken as a whole. The Company and each of its Subsidiaries have not since January 1, 2022, (1) experienced any Specified Data Breaches; or (2) been involved in any Legal Proceedings related to or alleging any violation of any Data Security Requirements by the Company Group or any Specified Data Breaches, in each case except as would not be material to the business of the Company Group, taken as whole.
3.17   Tax Matters.
(a)   Tax Returns.   Except as would not have a Company Material Adverse Effect, each member of the Company Group has (i) timely filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them with the appropriate Governmental Authority (taking into account any valid extensions with respect thereto) and all such Tax Returns are true, complete and correct; and (ii) paid, or has adequately reserved on the face of the Audited Company Balance Sheet (in accordance with GAAP) for the payment of, all Taxes that are due and payable;
(b)   Except as would not have a Company Material Adverse Effect, none of the members of the Company Group has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired;
(c)   Taxes Paid.   Except as would not have a Company Material Adverse Effect, each member of the Company Group has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld;
(d)   No Audits.   Except as would not have a Company Material Adverse Effect: (i) no audits or other examinations with respect to Taxes of the Company Group are presently in progress or have been asserted or proposed in writing, (ii) no Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Company Group, (iii) all deficiencies for Taxes asserted or assessed against the Company Group have been fully and timely paid, settled or properly reflected on the Audited Company Balance Sheet; and (iv) in the past three years, none of the members of the Company Group has received a written claim by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction;
(e)   No Material Liens.   Except as would not have a Company Material Adverse Effect, there are no material pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever for Taxes on the property or assets of any member of the Company Group, except for Permitted Liens;
(f)   Spin-offs.   In the past two years, none of the members of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment, in whole or in part, pursuant to Section 355 or Section 361(a) of the Code;
(g)   No Listed Transaction.   Except as would not have a Company Material Adverse Effect, none of the members of the Company Group has engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2);
(h)   Tax Agreements.   Except as would not have a Company Material Adverse Effect, none of the members of the Company Group (i) is a party to or bound by, or currently has any obligation pursuant to, any Tax sharing, allocation or indemnification agreement or any similar agreement or arrangement, other than any such agreement or obligation solely between and among members of the Company Group, or the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company Group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor;
(i)   No Rulings or Agreements.   No private letter rulings, technical advance memoranda, closing agreement or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to any member of the Company Group that are binding on any such member in respect of any taxable year for which the statute of limitations has not yet expired;
(j)   Foreign Taxation.   In the past five years, neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to material taxation in any country other than the country of its formation; and
(k)   Intended Tax Treatment.   Neither the Company nor any of its Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, or knowingly failed to take any action, which fact or circumstance or act or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
3.18   Employee Plans.
(a)   Employee Plans.   Section 3.18(a) of the Company Disclosure Letter sets forth a current, correct and complete list, as of the date hereof, of all material Employee Plans. For purposes of this Agreement, “Employee Plan” shall mean (collectively) (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other material employment, natural person consultant or other service, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation and other similar material fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing) (x) sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group; or (y) otherwise with respect to which the Company Group has any material liability, contingent or otherwise, in each case, other than any plan or program maintained by a Governmental Authority to which the Company or its Subsidiaries contribute pursuant to applicable law. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent current, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan documents and summary plan descriptions; (D) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements; and (E) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material unresolved compliance issues in respect of any such Employee Plan during the past two years.
(b)   Absence of Certain Plans.   Neither the Company nor any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company Group pursuant to Section 414 of the Code (an “ERISA Affiliate”) has, in the last six years, maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or has any material liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).
(c)   Compliance.   Except as would not have a Company Material Adverse Effect: (i) each Employee Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority; (ii) all required contributions, premiums and other payments relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued; (iii) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and nothing has occurred that could reasonably be expected to adversely affect such Employee Plan’s qualified status; and (iv) no member of the Company Group has incurred, whether or not assessed, any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(d)   Employee Plan Legal Proceedings.   As of the date hereof, except as would not be material to the business of the Company Group, taken as a whole, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e)   No Prohibited Transactions.   None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to the Company Group or any Employee Plan.
(f)   No Retirement Welfare Benefit Plan.   No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar law for which the covered Person pays the full cost of coverage.
(g)   No Additional Rights.   Except as required by the terms of this Agreement, none of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, funding or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) or benefits becoming due under any Employee Plan; (ii) increase any compensation or benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Employee Plan; or (iv) result in the breach or violation of, any Employee Plan. None of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), result in the funding of any grantor, “rabbi” or similar trust pursuant to any Employee Plan.
(h)   Section 280G.   No payment or benefit payable in connection with the consummation of the Merger (either alone or in connection with any other event) will constitute a parachute payment within the meaning of Section 280G of the Code, and the Company Group has no obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.
(i)   Section 409A.   Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with Section 409A of the Code or an exemption therefrom, and the Company Group has no obligation to gross-up or indemnify any individual with respect to any Tax under Section 409A of the Code.
3.19   Labor Matters.
(a)   Union Activities.   Except as required by applicable law, the Company Group is not a party to or bound by any collective bargaining agreement, labor union contract or trade union agreement or other Contract with any labor union, works council or other labor organization (each, a “Collective Bargaining Agreement”), and no employees of the Company Group are represented by a labor union, works council or other labor organization with respect to their employment with the Company Group. To the Knowledge of the Company, there are no pending or threatened material activities or proceedings of any labor union, works council, or other labor organization or trade union or group of employees to organize any employees of the Company Group with regard to their employment with the Company Group, and no such material activities or proceedings have occurred within the past two years. No Collective Bargaining Agreement is being negotiated by the Company Group. Except as would not have a Company Material Adverse Effect, there is no strike, lockout, organized slowdown, organized work stoppage, or other material labor dispute against the Company Group pending or, to the Knowledge of the Company, threatened against the Company Group, and no such labor disputes have occurred within the past two years.
(b)   Wage and Hour and Legal Compliance.   Except as would not have a Company Material Adverse Effect, the Company Group is in compliance, and has complied, with applicable laws and orders with respect to labor and employment (including, but not limited to, applicable laws, statutes, acts, codes, orders, rules and regulations regarding wage and hour, worker classification, immigration, harassment, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance, discrimination or retaliation in employment, employee health and safety, and collective bargaining).

(c)   Withholding.   Except as would not have a Company Material Adverse Effect, (i) the Company Group has withheld all amounts required by applicable law to be withheld from the wages, salaries and other payments to current and former employees and other service providers of the Company Group, and is not liable for any arrears of wages, salaries or other payments, including under Contract, Company Group policy or law, or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) no member of the Company Group is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).
(d)   Sexual Harassment.   Since January 1, 2024, except as would not have a Company Material Adverse Effect, there have been no Legal Proceedings related to any allegations of sexual or racial harassment, discrimination, retaliation or other types of misconduct by any employee of the Company Group.
3.20   Permits.   Except as would not have a Company Material Adverse Effect, the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities that are required for the operation of the business and/or Real Property of the Company Group as currently conducted (“Permits”). The Company Group complies with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.
3.21   Compliance with Laws.   The Company and each of its Subsidiaries is in compliance with all laws and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group, except for noncompliance that would not have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.21 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.15; (c) compliance with applicable Tax laws, which is exclusively addressed by Section 3.17, Section 3.18 and Section 3.19(c); (d) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 3.18; (e) compliance with labor law matters, which is exclusively addressed by Section 3.19; or (f) compliance with trade control laws and anti-corruption laws, which is exclusively addressed by Section 3.26.
3.22   Legal Proceedings; Orders.
(a)   No Legal Proceedings.   There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group or, as of the date hereof, against any present or former officer or director of the Company Group in such individual’s capacity as such.
(b)   No Orders.   As of the date hereof, none of the Company Group is subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement.
3.23   Insurance.   As of the date hereof, the Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.
3.24   Related Person Transactions.   Except for the Support Agreement and any indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the

Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.
3.25   Brokers.   Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company Group or the Company Board, who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other non-hours based fee or commission in connection with the Merger. The Company has made available to Parent copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.
3.26   Sanctions; Trade Controls; FCPA.
(a)   The Company Group has conducted its transactions and dealings over the past five years in material compliance with all applicable United States anti-money laundering laws, Sanctions, and Trade Controls.
(b)   The Company and each of its Subsidiaries has implemented and maintains in effect written policies and procedures and internal controls reasonably designed to prevent, deter and detect violations of applicable Sanctions, Trade Controls and the FCPA and all other applicable anti-corruption and anti-bribery laws, statutes, regulations, and orders (collectively, “Anti-Corruption Laws”). Over the past five years, the Company Group has not made any voluntary or involuntary disclosure, conducted any internal investigation, or, to the Knowledge of the Company, received any written notice of facts, allegations or circumstances, in each case, relating to an actual or potential violation of Sanctions, Trade Controls, or Anti-Corruption Laws.
(c)   As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company Group alleging a violation of any applicable Sanctions, Trade Controls or Anti-Corruption Laws that are applicable to the Company Group. Without limiting the foregoing, during the last five years, the Company Group has been and is in compliance with applicable Sanctions, Trade Controls and Anti-Corruption Laws that are applicable to the Company Group.
(d)   No material licenses or approvals pursuant to the Sanctions or Trade Controls are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger.
(e)   Neither the Company Group nor, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on its behalf, has, directly or indirectly, (i) taken any action that would cause them to be in violation of any provision of Anti-Corruption Laws; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of Anti-Corruption Laws.
(f)   Neither the Company Group nor any of its officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company Group, is currently, or has been in the past five years: (i) a Sanctioned Person, or (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country, in each case that would result in a material violation of Sanctions.
3.27   Disclosure Documents.   None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the Information Statement will, at the time such document is first filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock and (b) the Registration Statement will, at the time such document is first filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by the Company with respect to any information or statement made or incorporated by reference in the Information Statement or Registration Statement that was not supplied by or on behalf of the Company or any Subsidiary of the Company for use therein.
3.28   Exclusivity of Representations and Warranties.
(a)   No Other Representations and Warranties.   The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, the Equity Commitment Letter and the Guaranty:
(b)   neither the Buyer Parties nor any of their Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Buyer Parties, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;
(i)   no Person has been authorized by the Buyer Parties or any of its Affiliates or Representatives to make any representation or warranty relating to the Buyer Parties or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company Group or any of their respective Affiliates or Representatives as having been authorized by the Buyer Parties or any of its Affiliates or Representatives (or any other Person); and
(ii)   the representations and warranties made by the Buyer Parties in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Buyer Parties hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company Group or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(c)   No Reliance.   The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, the Equity Commitment Letter and the Guaranty, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i)   any representation or warranty, express or implied;
(ii)   any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii)   the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
The Buyer Parties hereby represent and warrant to the Company as follows:
4.1   Organization; Good Standing.
(a)   Parent.   Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.
(b)   Merger Sub.   Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c)   Organizational Documents.   Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Merger Sub, each as amended to date. No Buyer Party is in violation of its certificate of incorporation, bylaws or other similar organizational document.
4.2   Power; Enforceability.   Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by the Buyer Parties, the performance by each Buyer Party of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized, adopted and approved by all necessary action on the part of each Buyer Party and no additional actions on the part of any Buyer Party are necessary to authorize (i) the execution and delivery of this Agreement by each Buyer Party; (ii) the performance by each Buyer Party of its respective covenants and obligations hereunder; or (iii) subject to the adoption of this Agreement by the sole stockholder of Merger Sub, the consummation of the Merger. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Limitations.
4.3   Non-Contravention.   The execution and delivery of this Agreement by each Buyer Party, the performance by each Buyer Party of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained and, in the case of the consummation of the Merger, subject to obtaining the Written Consent and the adoption of this Agreement by the sole stockholder of Merger Sub, violate or conflict with any law or order applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
4.4   Requisite Governmental Approvals.
(a)   No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) such filings as may be required under the rules and regulations of NYSE; (iv) compliance with any applicable requirements of the HSR Act and any other Antitrust and Foreign Investment Laws; and (v) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
(b)   Neither Parent nor Merger Sub is a “foreign person” as defined in 31 C.F.R. § 800.224. Neither Parent nor Merger Sub have in place any arrangement that would permit, as a result of the Merger, any “foreign person” to obtain “control,” as defined in 31 C.F.R. § 800.208, of the Company.

4.5   Legal Proceedings; Orders.
(a)   No Legal Proceedings.   As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against the Buyer Parties that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
(b)   No Orders.   No Buyer Party is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
4.6   Ownership of Company Common Stock.   None of the Buyer Parties or any of their respective directors, executive officers, general partners or, to the knowledge of Parent, any of its controlled Affiliates or any employees of the Buyer Parties or any of their controlled Affiliates owns any shares of Company Common Stock.
4.7   Brokers.   There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger.
4.8   Operations of Merger Sub.   Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.
4.9   No Parent Vote or Approval Required.   No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of the sole stockholder of Merger Sub is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.
4.10   Stockholder and Management Arrangements.   As of the date hereof, except for any arrangement between Parent or its Affiliates, on the one hand, and the Company Group, on the other hand, in the ordinary course of their ongoing business arrangements, none of Parent or any of its Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company Group (other than Parent and its Affiliates) (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company Group has agreed to provide, directly or indirectly, equity investment to the Buyer Parties or the Company to finance any portion of the Merger.
4.11   Solvency.   Neither Parent nor Merger Sub is entering into this Agreement or the transactions contemplated hereby, including the Merger, with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the satisfaction in full (and not waiver) of the conditions set forth in Section 7.1 and (ii) the accuracy in all material respects of the representations and warranties of the Company set forth in Article III, after giving effect to the transactions contemplated hereby, including the payment of the aggregate Merger Consideration in respect of the Merger, the incurrence of any Indebtedness to finance all or a portion of the aggregate Merger Consideration in respect of the Merger, any repayment or refinancing of debt contemplated in connection with the transactions contemplated hereby and the payment of all related fees and expenses, Parent, the Surviving Corporation and the Surviving Corporation’s Subsidiaries, on a consolidated basis, will be Solvent as of the Closing and as of immediately after the consummation of the transactions contemplated hereby.

4.12   Financing.
(a)   Letters.   As of the date hereof, Parent and Merger Sub have delivered to the Company a true and complete copy of (i) the executed equity commitment letter, dated as of the date hereof, including all exhibits, schedules, annexes and other attachments thereto (the “Equity Commitment Letter”), pursuant to which the Guarantor has agreed to provide equity financing to Parent sufficient, after giving effect to any cash or other sources of liquidity available to Parent and Merger Sub, to enable Parent to pay the Required Amount (the “Equity Financing”) and (ii) the executed debt commitment letter, dated as of the date hereof, including all exhibits, schedules, annexes and other attachments thereto (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with Section 6.5(b) hereof, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitment Letters”), pursuant to which the Debt Financing Sources party thereto have agreed to provide to Parent (or one or more of its Affiliate party thereto) debt financing in the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, Parent and Merger Sub have also delivered to the Company a true and complete copy of the fee letter relating to the Debt Financing (as amended from time to time after the date hereof, the “Debt Financing Fee Letter”), in which the only redactions are the fee amounts, “flex” terms and other economic terms, and such redactions do not relate to any terms that would be reasonably likely to adversely affect the conditionality, enforceability, availability or termination of the Debt Commitment Letter or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the aggregate cash Merger Consideration in respect of the Merger and any other amounts required to be paid in cash at the Closing in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses (including those payable to Representatives) payable by Parent and Merger Sub in connection with the Transactions (such amount collectively, the “Required Amount”), after giving effect to any cash or other sources of liquidity available to Parent and Merger Sub.
(b)   Financing Commitment Letters.   As of the date hereof, (i) neither of the Financing Commitment Letters has been amended, modified, terminated or withdrawn, and no such amendment, modification, termination or withdrawal is currently contemplated (other than (x) to add lenders, lead arrangers, investors, bookrunners, syndication agents or other entities who have not executed the Debt Commitment Letter as of the date of this Agreement or (y) to give effect to any market “flex” provisions in the Debt Financing Fee Letter), (ii) the Financing Commitment Letters are in full force and effect and constitute the legal, valid and binding obligations of Parent’s Affiliate party thereto and, to the knowledge of Parent, the other parties thereto, subject to the bankruptcy, insolvency, fraudulent transfer, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general principles of equity (the “Bankruptcy and Equity Exceptions”), (iii) the obligation of the Debt Financing Sources and the Guarantor to provide the Financing is subject to no conditions precedent, other than those expressly set forth in the Financing Commitment Letters, (iv) to the knowledge of Parent, assuming the satisfaction of the conditions set forth in Article VII and completion of the Marketing Period, no fact, circumstance or occurrence exists that would reasonably be expected to result in any additional conditions or contingencies that would adversely affect the availability of the Financing and (v) assuming the satisfaction of the conditions set forth in Article VII and completion of the Marketing Period, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach by Parent (or its Affiliate party thereto) under either of Financing Commitment Letters and Parent has no reason to believe that it (or its Affiliate party thereto) will be unable to satisfy the conditions to the funding of the Debt Financing or that the Financing will not be made available to Parent on the Closing Date.
(c)   No Impairment.   As of the date hereof, other than the Debt Commitment Letter and the Debt Financing Fee Letter, there are no other Contracts, arrangements or side letters to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the Debt Financing required to pay the Required Amount (after giving effect to any cash or other sources of liquidity available to Parent and Merger Sub) that would reasonably be expected to (i) impair the enforceability of the Debt Commitment Letter, (ii) reduce the aggregate amount of the Debt Financing such that the aggregate amount of the Debt Financing would be below the Required Amount, (iii) impose new or additional conditions precedent to the Debt Financing or (iv) otherwise modify any of the conditions precedent to the Financing.
(d)   Sufficient Funds.   Assuming the satisfaction in full (and not waiver) of all of the conditions to Closing and assuming the Financing is funded in accordance with the Financing Commitment Letters, Parent, Merger Sub and their respective Subsidiaries will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Required Amount.
(e)   Fees Paid.   Parent has fully paid, or caused to be paid, any and all commitment fees or other fees required by the terms of the Financing Commitment Letters to be paid on or before the date of this Agreement.
4.13   Guaranty.   Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered a duly executed guaranty from 3G Fund VI, L.P., a Cayman Islands exempted limited partnership (“Guarantor”) to the Company. The Guaranty is in full force and effect and constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions, and has not been (and will not be except in accordance with its terms) amended or modified. No event has occurred which, with or without notice, lapse of time or both, could constitute or would reasonably be expected to constitute or result in a default on the part of the Guarantor under such Guaranty.
4.14   Tax Considerations.
(a)   Tax Classification of Parent.   For U.S. federal income tax purposes, Parent is, and has been at all times since its formation, properly treated as a corporation.
(b)   Tax Classification of Merger Sub.   For U.S. federal income tax purposes, Parent is, and has been at all times since Merger Sub’s formation, properly treated as the sole regarded owner of Merger Sub. Merger Sub was formed solely to effect the transactions contemplated under this Agreement and does not conduct any other business or operations.
(c)   Intended Tax Treatment.   Neither Parent, nor Merger Sub or any of their Subsidiaries is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, or knowingly failed to take any action, which fact or circumstance or act or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
4.15   Capitalization of Merger Sub and Parent.   As of the Closing Date and immediately prior to Effective Time, (i) the shares of common stock of Merger Sub (the “Merger Sub Shares”) then outstanding will be wholly owned, directly or indirectly, by Parent, (ii) the capital stock of each Subsidiary of Parent, other than Merger Sub (the “Parent Subsidiaries” and the “Parent Subsidiaries Shares”) then outstanding will be wholly owned, directly or indirectly, by Parent and (iii) all Parent Units will be owned (beneficially and of record), directly or indirectly, by 3G Related Parties (as such term is defined in the A&R Parent LLCA). All Parent Units issued at or in connection with the Closing to 3G Related Parties will have economic rights, preferences and privileges identical to, and pari passu with, the Mixed Election Equity Consideration and shall be issued at the same price per security and with the same Capital Account (as such term is defined in the A&R Parent LLCA). Each Parent Unit to be issued as part of the Mixed Election Equity Consideration will be duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights. Except for this Agreement and as provided in this Agreement or the Equity Commitment Letter: (i) there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Merger Sub Shares or any capital stock equivalent or other nominal interest in Merger Sub (the “Merger Sub Equity Interests”), or the Parent Subsidiaries Shares or any capital stock equivalent or other nominal interest in Parent Subsidiaries (the “Parent Subsidiaries Equity Interests”) or the Parent Units or any capital stock equivalent or other nominal interest in Parent (the “Parent Equity Interests”), pursuant to which Merger Sub, any Parent Subsidiary or Parent, as applicable, is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Merger Sub Equity Interests, Parent Subsidiaries Equity Interests or Parent Equity Interests, as applicable; and (ii) there are no contracts or commitments to which Merger Sub, any Parent Subsidiary or Parent is a party relating to the sale or transfer of any equity securities or other securities of Merger Sub, Parent Subsidiaries or Parent. Merger Sub, Parent Subsidiaries and Parent were formed solely for the purpose of engaging in the transactions contemplated hereby, and Merger Sub, Parent Subsidiaries and Parent have not conducted any business prior to the date hereof and have no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. As of the Effective Time, the A&R Parent LLCA will be the limited liability company agreement of Parent then in effect until thereafter amended in accordance with its terms.
4.16   Disclosure Documents.   None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (a) the Information Statement will, at the time such document is first filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares and (b) the Registration Statement will, at the time such document is first filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are being made, not misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by Parent with respect to any information or statement made or incorporated by reference in the Information Statement or Registration Statement that was not supplied by or on behalf of Parent or any Subsidiary of Parent for use therein.
4.17   Exclusivity of Representations and Warranties.
(a)   No Other Representations and Warranties.   Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:
(i)   neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;
(ii)   no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and
(iii)   the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b)   No Reliance.   Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access for such purposes. Each Buyer Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:
(i)   any representation or warranty, express or implied;
(ii)   any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii)   the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE V
INTERIM OPERATIONS OF THE COMPANY
5.1   Affirmative Obligations.   Except (a) as expressly contemplated by this Agreement or required by applicable law; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; or (c) as approved by Parent in writing (with email being sufficient) (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) maintain its existence in good standing (to the extent applicable) pursuant to applicable law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, use its commercially reasonable efforts to conduct its business and operations in the ordinary course of business; and (iii) use its respective commercially reasonable efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships with customers, vendors, distributors, partners (including system integrators, platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations.
5.2   Forbearance Covenants.   Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent in writing (with email being sufficient) (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement or required by applicable law, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:
(a)   amend the Charter, the Bylaws, or any other similar organizational document;
(b)   propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(c)   issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (A) for the issuance or sale of shares of Company Common Stock in connection with the exercise or settlement (as applicable) of the Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof; or (B) in connection with agreements in effect on the date hereof and made available to Parent (or the form of such agreement has been made available to Parent and any such agreement is substantially identical to such form), including the maximum amount of Company Securities to be issued thereunder;
(d)   directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings, or cancellations of Company Securities pursuant to the terms and conditions of the Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof; or (B) transactions between the Company and any of its direct or indirect Subsidiaries;
(e)   (A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, any shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company, or one of the Company’s other wholly-owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;
(f)   (A) incur or assume any Indebtedness except for additional borrowings after the date of this Agreement under the Company Group’s existing credit facilities in the ordinary course of business; or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person, except with respect to Indebtedness of any member of the Company Group;
(g)   mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(f) or consented to by Parent;
(h)   make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; and (2) loans, advances or capital contributions to, or investments in, the Company or any direct or indirect Subsidiaries of the Company;
(i)   acquire, lease, license, sell, sell and leaseback, abandon, transfer, assign, guarantee, or exchange any assets, tangible or intangible, in each case in excess of $500,000 individually, and other than (1) the sale of products or services of the Company Group in the ordinary course of business; (2) the acquisition, lease or license of products or services by the Company Group in the ordinary course of business (including pursuant to or in connection with the entry into any Lease in the ordinary course of business); and (3) any capital expenditures permitted by (or consented to by Parent under) Section 5.2(p);
(j)   encumber or dispose of any Owned Real Property or acquire a fee interest in any material real property in excess of $5,000,000;
(k)   sell, assign, transfer, lease, license, sublicense, allow to lapse, abandon, grant a covenant-not-to-assert to a third party with respect to, or otherwise dispose of any material Company Intellectual Property, except for the expiration of any Registered Company Intellectual Property at the end of its statutory term or pursuant to the terms of existing Contracts or the granting of Ordinary Course Licenses;
(l)   (A) enter into, adopt, materially amend (including accelerating the vesting, payment or funding), materially modify or terminate any material bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, phantom equity, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment or severance plan, program, agreement, contract, policy or binding agreement or other material Employee Plan in any manner (other than in connection with offer letters entered into in the ordinary course of business with new hires permitted pursuant to clause (D) of this paragraph, provided, that the terms thereof shall not include the granting of any equity or equity-based awards or severance benefits not required by applicable law); (B) increase the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, or pay any special bonus or special remuneration to any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group (or accelerate the time of payment, funding or vesting of any payment becoming due under) any Employee Plan as in effect as of the date hereof, except in the case of each of (A) and (B), as required by the terms of the applicable Employee Plan; (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group, or (D) hire, terminate (other than for “cause”), furlough or temporarily lay off any employee of the Company Group above the Vice President level;

(m)   settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim against the Company, except for the settlement of any Legal Proceeding or other claim that is (A)(1) reflected or reserved against in the consolidated financial statements of the Company Group as of the end of the most recently completed fiscal quarter of the Company Group included in the Company SEC Reports filed prior to the date hereof and; (2) for solely monetary payments of, net of insurance recovery, no more than $500,000 individually and $2,000,000 in the aggregate; or (B) settled in compliance with Section 6.15;
(n)   except as required by applicable law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or material practices;
(o)   (A) make (other than in the ordinary course of business) or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (D) file an amended Tax Return that could materially increase the Taxes payable by any member of the Company Group; or (E) request any rulings from, or enter into a closing agreement with, any Governmental Authority regarding any material Tax;
(p)   incur or commit to incur any material capital expenditure(s) other than consistent with the capital expenditure budget set forth in Section 5.2(p) of the Company Disclosure Letter;
(q)   (A) modify, amend or terminate any Material Contract, (B) enter into any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof, or (C) enter into any sale leaseback Contract, in each case, other than in the ordinary course of business;
(r)   maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;
(s)   engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;
(t)   effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company Group under the WARN Act;
(u)   acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material portion thereof or material equity interest therein or enter into any joint venture, limited liability company or legal partnership or similar arrangement (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person);
(v)   (A) enter into any Collective Bargaining Agreement or agreement or arrangement to form a works council or other Contract with any labor union or other labor organization or works council, except to the extent required by applicable law; provided, that the Company or its applicable Subsidiaries must first, to the extent not prohibited by law, provide Parent and its counsel reasonable advance notice thereof and a reasonable opportunity to review and comment thereon; or (B) recognize or certify any labor union, works council or other labor organization, or group of employees, as the bargaining representative for any employees of the Company Group, except as required by applicable law;
(w)   waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;
(x)   adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent’s rights under Section 5.3(d)(i)(2) or Section 5.3(d)(ii)(2); or

(y)   enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.
5.3   No Solicitation.
(a)   No Solicitation or Negotiation.   Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, will cause its directors, officers and employees not to, and will not instruct, authorize or knowingly permit any of its other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent or any designees of Parent) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3 and contacting the Person making the Acquisition Proposal to the extent necessary to clarify the terms of the Acquisition Proposal); (iv) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). The Company will immediately cease, and will cause its directors, officers and employees to immediately cease, and will use its reasonable best efforts to cause its other Representatives to immediately cease, any and all discussions or negotiations that existed on or prior to the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. The Company will (A) promptly request the return or destruction of all non-public information concerning the Company Group furnished to any Person that has executed a confidentiality agreement in connection with any Acquisition Proposal; (B) cease providing any further information with respect to the Company Group or any Acquisition Proposal to any such Person or its Representatives; and (C) promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Notwithstanding anything herein to the contrary, the Company will not be required to enforce, and will be permitted to waive any provision of any standstill or confidentiality agreement solely to the extent that (x) such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board or (y) the Company Board has determined that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law (disregarding, for this purpose, that the Written Consent has been delivered and is effective).
(b)   Superior Proposals.   Notwithstanding anything to the contrary set forth in this Section 5.3, from the date hereof until the date that is the later of (i) twenty calendar days after the date hereof (the “Initial Threshold Date”) or (ii) solely with respect to Persons or groups of Persons that have made an Acquisition Proposal that constitutes, or could reasonably expected to result in, a Superior Proposal, on or before the Initial Threshold Date, forty calendar days after the date hereof (such date, as applicable, the “Threshold Date”), the Company and the Company Board may, directly or indirectly through one or more of their Representatives (including the Advisor), contact the Person or group of Persons making such Acquisition Proposal to clarify the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an Acquisition Proposal after the date hereof, in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.3(a); provided, however, that prior thereto, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (i) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal, and (ii) the failure to take the actions contemplated by this Section 5.3(b) would be (disregarding, for this purpose, that the Written Consent has been delivered and is effective) inconsistent with its fiduciary duties pursuant to applicable law; and provided further, however, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent; and provided further, however, that if any such Person or its Representatives is a competitor of the Company Group, the Company Group shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.3(b) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information.
(c)   No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement.   Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board:
(i)   (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); or (D) take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or fail to recommend against any tender or exchange offer (it being understood that the Company Board may refrain from taking a position with respect to an Acquisition Proposal that is a tender or exchange offer until the close of business on the tenth Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3) (any action described in clauses (A) through (D), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change; or
(ii)   cause or permit the Company Group to enter into an Alternative Acquisition Agreement.
(d)   Company Board Recommendation Change; Entry into Alternative Acquisition Agreement.   Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Threshold Date:
(i)   the Company Board may effect a Company Board Recommendation Change in response to any material event or development or material change in circumstances with respect to the Company that (A) was not actually known to, or reasonably expected by, the Company Board as of the date hereof; and (B) does not relate to (1) any Acquisition Proposal; or (2) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be (disregarding, for this purpose, that the Written Consent has been delivered and is effective) inconsistent with its fiduciary duties pursuant to applicable law and if and only if:

(1)   the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the applicable Intervening Event in reasonable detail; and
(2)   prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such four Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be (disregarding, for this purpose, that the Written Consent has been delivered and is effective) inconsistent with its fiduciary duties pursuant to applicable law; or
(ii)   if the Company has received a bona fide Acquisition Proposal after the date hereof that the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:
(1)   the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be (disregarding, for this purpose, that the Written Consent has been delivered and is effective) inconsistent with its fiduciary duties pursuant to applicable law;
(2)   the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;
(3)   (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and
(4)   in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(j), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).
(5)   Notice.   From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours) of any modification of the material terms of any inquiry, offer or proposal (including any amendments thereto) and any material changes and developments in the status of any discussions or negotiations.
(e)   Certain Disclosures.   Nothing in this Agreement will prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board pursuant to this Section 5.3(e) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company Board and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company Board to effect a Company Board Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company Board, to the extent required by law, that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.
(f)   Breach by Representatives.   The Company will not authorize, direct or knowingly permit any consultant or employee of the Company to breach this Section 5.3, and upon becoming aware of any breach or threatened breach of this Section 5.3 by a consultant or employee of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.
ARTICLE VI
ADDITIONAL COVENANTS
6.1   Required Action and Forbearance; Efforts.
(a)   Reasonable Best Efforts.   Upon the terms and subject to the conditions set forth in this Agreement, including the limitations in Section 6.2(b), the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:
(i)   causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii)   (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities and third parties; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger;
(iii)   obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger; and
(iv)   executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.
(b)   No Omission to Take Necessary Action.   In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to clause (D) of the second sentence of Section 6.2(a)), neither the Buyer Parties, on the one hand, nor the Company, on the other hand, will take any action, or omit to take any action, which action or omission is intended to or has (or would reasonably be expected to have) the effect of preventing, materially impairing, materially delaying or otherwise materially adversely affecting (i) the consummation of the Merger; or (ii) the ability of such Parties to fully perform their obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.
(c)   No Consent Fee.   Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), the provision of additional security (including a guarantee), or otherwise make any accommodation, commitment or incur any liability or obligation to any third party, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.
6.2   Filings.
(a)   Filing Under the HSR Act and Any Other Antitrust and Foreign Investment Laws.   The Buyer Parties (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, will, to the extent required in the reasonable judgment of counsel to Parent and the Company, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within twenty five Business Days following the date hereof; and (ii) make or cause to be made any such filings required under any Antitrust and Foreign Investment Laws and as set out in Section 6.2(a) of the Company Disclosure Letter as promptly as practicable. Each of Parent and the Company will use reasonable efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) promptly supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) promptly supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) subject to the limitations set forth in Section 6.2(b), take all action necessary to (1) cause the expiration or termination of the applicable waiting periods (including where applicable, by way of a positive clearance decision) pursuant to the HSR Act and any other applicable Antitrust and Foreign Investment Laws, including requesting early termination of the HSR waiting period; and (2) obtain the required consents pursuant to any other applicable Antitrust and Foreign Investment Laws, in each case as soon as practicable. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other applicable Antitrust and Foreign Investment Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request.
(b)   Required Actions.   Notwithstanding any other provision of this Agreement to the contrary, Buyer Parties shall and, shall cause their respective Affiliates to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of, effective as of the Effective Time, the Company or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of the Company or its Subsidiaries) (collectively, “Remedies”) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to obtain any clearance, consent, approval or waiting period expiration or termination from any Person or Governmental Authority with respect to the Merger and the other transactions contemplated hereby or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Authority, so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Termination Date); provided, however, that Buyer Parties shall not be required to take or agree or commit to take any action, including any Remedies, if doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole (a “Detriment”). Subject to and without limiting this Section 6.2(b), the Company shall, and shall cause its Affiliates and Representatives to, reasonably cooperate, with Parent and its Affiliates on any sale, divestiture, license, hold separate, or other action undertaken or proposed to be undertaken by the Buyer Parties.
(c)   Cooperation.   In furtherance and not in limitation of the foregoing, the Company and the Buyer Parties shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any material developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or material discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company and the Buyer Parties and their respective Affiliates, if applicable, may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company and the Buyer Parties and their respective Affiliates, if applicable, may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis. Notwithstanding anything herein to the contrary, Parent shall have the right to control and (having taken into consideration in good faith all comments, proposals and suggestions made by the Company) direct the process, strategy and determinations with respect to any Antitrust and Foreign Investment Law in connection with the Merger, including in dealing with any Governmental Authority with respect thereto. Neither Parent nor the Company will (and each of the Company and Parent will cause their Subsidiaries and affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust and Foreign Investment Law or enter into or extend a timing agreement with any Governmental Authority, without the prior written consent of the other party.
(d)   From the date of this Agreement until the earlier of (i) the valid termination of this Agreement in accordance with its terms and (ii) the satisfaction of the condition set forth in Section 7.1(b), none of the Company, Parent or Merger Sub (or any of their respective Affiliates) shall enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially and adversely affect or materially delay the Company’s, Parent’s or Merger Sub’s ability to: (i) obtain the timely expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other applicable Antitrust and Foreign Investment Laws, applicable to the Transactions; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions; or (iii) obtain all other authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions in accordance with the terms and conditions of this Agreement.
6.3   Written Consent.   Immediately after the execution of this Agreement, in lieu of calling a meeting of the Company Stockholders, the Company shall use reasonable best efforts to obtain the Written Consent. Promptly following the receipt of the Written Consent, the Company will provide Parent with a copy of such Written Consent. In connection with the Written Consent, the Company shall take actions necessary or advisable to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Charter and Bylaws of the Company.
6.4   Information Statement/Prospectus, Registration Statement.
(a)   Information Statement/Prospectus and Registration Statement.   As promptly as practicable following the execution of this Agreement, Parent shall file with the SEC a registration statement on Form S-4 (the “Registration Statement”), which will include (i) an information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Written Consent and the transactions (the “Information Statement”) to be prepared by the Company, and (ii) a prospectus in connection with the registration under the Securities Act of the Parent Units to be issued in connection with the Merger (the “Prospectus,” and with the Information Statement, the “Information Statement/Prospectus”), to be prepared by the Parent with the Company’s reasonable cooperation. Parent and the Company shall cooperate and provide each other Party with a reasonable opportunity to review and comment on the Information Statement/Prospectus and the Registration Statement and any substantive correspondence (including responses to SEC comments), amendments or supplements to the Information Statement/Prospectus or the Registration Statement prior to filing with the SEC, shall consider in good faith any comments on each such document or response that are proposed by each other Party, and shall provide to such other Parties a copy of all such filings made with the SEC.
(b)   Effectiveness and Dissemination of Information Statement and Registration Statement.   Parent shall use all reasonable best efforts to have the Registration Statement declared effective under the Securities Act, and the Company shall use all reasonable best efforts to have the Information Statement/Prospectus cleared by the SEC and its staff under the Exchange Act, in each case, as promptly as practicable after such filing. Without limiting any other provision herein, the Registration Statement and Information Statement/Prospectus will contain such information and disclosure reasonably requested by Parent so that the Registration Statement conforms in form and substance to the requirements of the Securities Act and the Information Statement/Prospectus conforms in form and substance to the requirements of the Exchange Act. The Company shall use its reasonable best efforts to cause the Information Statement/Prospectus to be mailed to the Company Stockholders as promptly as practicable after the Registration Statement is declared effective.
(c)   Furnishing Information.   The Company shall provide Parent with such information concerning themselves and their Affiliates as is customarily included in a registration statement or information statement prepared in connection with a transaction of the type contemplated by this

Agreement or as otherwise required by applicable laws, requested by the SEC or its staff, or as Parent may reasonably request, in each case, sufficiently in advance of the mailing of the Information Statement/Prospectus to be included therein. Prior to the Effective Time, each of the Company and the Buyer Parties agrees to correct any information provided by it for the Information Statement/Prospectus or Registration Statement, as the case may be, which if not corrected would result in the Information Statement/Prospectus or Registration Statement to include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and file with the SEC an appropriate amendment or supplement to such filing describing such information and, to the extent required by applicable law or the SEC or its staff, disseminate any such amendment or supplement to the Company Stockholders.
(d)   Consultation Prior to Certain Communications.   The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Registration Statement or Information Statement/Prospectus, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.
(e)   Notices.   The Company, on the one hand, and Parent, on the other hand, will promptly advise the other, of any receipt of (i) a request by the SEC or its staff for any amendment or revisions to the Information Statement/Prospectus or the Registration Statement, as the case may be; (ii) comments from the SEC or its staff on the Information Statement/Prospectus or the Registration Statement, as the case may be; or (iii) a request by the SEC or its staff for additional information in connection therewith.
6.5   Financing.
(a)   Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Debt Financing contemplated by the Debt Commitment Letter on or prior to the Closing Date on the terms and conditions and in the amounts described in the Debt Commitment Letter (including any “flex” provisions) or such other terms and conditions that are not materially less favorable (taken as a whole) to the Company, including (i) maintaining in effect the Debt Commitment Letter and any Definitive Debt Financing Agreements (as defined below) and complying with its obligations thereunder, (ii) satisfying on a timely basis, taking into consideration the timing of the Closing and the completion of the Marketing Period, and in a manner that will not impede the ability of the parties hereto to consummate the Merger promptly upon the Closing Date, all conditions to the funding of the Debt Financing set forth in the Debt Commitment Letter and the Definitive Debt Financing Agreements that are within its control, (iii) using reasonable best efforts to negotiate and enter into definitive debt financing agreements on the terms and conditions contemplated by the Debt Commitment Letter (including any “flex” provisions) or such other terms and conditions that are not materially less favorable (taken as a whole) to the Company (the “Definitive Debt Financing Agreements”), (iv) if the conditions under the Debt Commitment Letter are satisfied, consummating the Debt Financing and causing the Debt Financing Sources to consummate their Debt Financing at the Closing, (v) complying with its obligations under the Debt Commitment Letter and Definitive Debt Financing Agreements in a timely and diligent manner, taking into consideration the timing of the Closing and the completion of the Marketing Period and (vi) keeping the Company informed on a regular and current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing contemplated by the Debt Commitment Letter and any other financing (including, by, upon reasonable request of the Company, promptly providing to the Company drafts of material definitive agreements for the Debt Financing (and any amendments thereto entered into on or prior to the Closing)) and giving the Company prompt notice of (i) any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material and adverse impact on the Debt Financing contemplated by the Debt Commitment Letter, (ii) any breach by any party to the Debt Commitment Letter or Definitive Debt Financing Agreements of which Parent has become aware, (iii) the expiration or termination (or attempted or purported termination, whether or not valid) of the Debt Commitment Letter, (iv) any written or electronic (including email) notice or communication by any Debt Financing Source with respect to any actual or threatened breach, default (or allegation thereof), repudiation by any party to the Debt Commitment Letter or any Definitive Debt Financing Agreement or any refusal to provide, or stated intent that it will not provide, by any Debt Financing Source the full amount of the Debt Financing contemplated by the Debt Commitment Letter for any reason, (v) Parent’s good faith belief, for any reason, that it may no longer be able to obtain all or any portion of any Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions described therein (after giving effect to any flex provisions), or (vi) receipt of any written notice or other written communication from any person with respect to any: (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Debt Financing Agreement, (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Definitive Debt Financing Agreement (other than ordinary course negotiations) and (C) the failure of any condition to the Debt Financing to be satisfied. Any breach of the Debt Commitment Letter, the Debt Financing agreements, any Alternative Financing commitment or any Definitive Debt Financing Agreements by Parent or Merger Sub shall be deemed a breach by Parent of this Section 6.5.
(b)   Prior to the Closing, Parent shall not, and shall cause its Affiliates not to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, the Debt Commitment Letter or Definitive Debt Financing Agreements without the Company’s prior written consent; provided that Parent may, without the Company’s prior written consent: (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or any Definitive Debt Financing Agreements that would not, and would not reasonably be expected to, (A) reduce the amount of the Debt Financing contemplated by the Debt Commitment Letter, to an amount that will be less than the Required Amount, (B) adversely affect the ability of Parent and Merger Sub to enforce its rights against any other party to the Debt Commitment Letter or the Definitive Debt Financing Agreements, in each case, as so amended, replaced, supplemented or otherwise modified, in each case, in accordance with this Agreement, relative to the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof, (C) prevent, materially delay or impede the consummation of the Merger, the Debt Financing or the other transactions contemplated by this Agreement upon the satisfaction of the conditions set forth in the applicable Debt Commitment Letter, or (D) impose any new or additional conditions, or otherwise expand any of the conditions, to the availability and funding of Debt Financing as contemplated by the Debt Commitment Letter, and (ii) amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities. Upon any such amendment, replacement, supplement, modification or waiver, the terms “Debt Commitment Letter,” “Definitive Debt Financing Agreement,” as applicable, shall mean the Debt Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended, replaced, supplemented or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification of the Debt Commitment Letter and/or any such waiver of a provision of the Debt Commitment Letter.
(c)   If all or any portion of the Debt Financing becomes unavailable, or the Debt Commitment Letter or any of the Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor, then Parent shall (i) use reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative debt or preferred equity financing sources, as applicable, alternative financing in an amount, together with the amount of Financing remaining available and cash and cash equivalent on hand at the Company and its Subsidiaries, sufficient to pay the Required Amount on the Closing Date, in each case, upon terms and conditions not materially less favorable, taken as a whole, than those set forth in the Debt Commitment Letter (including, for the avoidance of doubt, any related “market flex” provisions) (“Alternative Financing”) and (ii) promptly notify the Company of such unavailability and the reason therefor; provided that such reasonable best efforts shall not require Parent to pay more fees, OIDs or incur an increase in pricing than the pricing terms of the Debt Commitment Letter, as in effect on the date of this Agreement, taking into account any flex terms. In the event any Alternative Financing is obtained in accordance with this Section 6.5(c), references in this Agreement to “Debt Financing” shall also be deemed to refer to such Alternative Financing, as appropriate, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the “Debt Commitment Letter”, “Definitive Debt Financing Agreements” and any other relevant defined term or clause, as applicable, shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, as appropriate, and all obligations of Parent pursuant to this Section 6.5 and all obligations of the Company pursuant to Section 6.6 shall be applicable thereto to the same extent as the Debt Financing.
6.6   Cooperation with Financing.
(a)   Cooperation with Financing.   Prior to the Effective Time, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, and shall use reasonable best efforts to cause its and their respective Representatives to, provide such cooperation as is reasonably requested by Parent, is necessary in connection with the Debt Financing and customarily provided for borrowers or issuers in financings of the type contemplated by the Debt Commitment Letter (or permanent take-out financing incurred in lieu of the bridge facility contemplated under the Debt Commitment Letter), including reasonable best efforts to:
(i)   assist in preparation for and participate (and cause appropriate members of senior management of the Company to assist and participate) in a reasonable number of meetings (including customary one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), drafting sessions, conference calls, presentations, road shows, due diligence sessions, sessions with rating agencies or other customary financing activities, in each case, which shall be virtual (unless otherwise agreed by the Company) and shall be at reasonable times and locations mutually agreed and with reasonable advance notice, and assist Parent in obtaining ratings in connection with the Debt Financing;
(ii)   (A) as promptly as reasonably practicable, furnish Parent with the Required Information (including updating and correcting any Required Information to the extent such Person has knowledge that such Required Information contains any material omission of fact or material misstatement of fact regarding the Company and the Subsidiaries of the Company) and (B) inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board shall have Knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable;
(iii)   solely with respect to financial information and data that can be derived from the Company’s historical books and records without undue burden or expense, assist Parent with the preparation of pro forma financial information and pro forma financial statements to the extent necessary or reasonably requested by Parent or the Debt Financing Sources, it being agreed that the Company will not be responsible for any information relating to (A) the proposed aggregate amount of the Financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such Financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;
(iv)   in advance of and prior to the completion of the Marketing Period, assist Parent and the Debt Financing Sources in the preparation of customary bank information memoranda, lender or investor presentations, rating agency presentations, offering memoranda or private placement memoranda and other customary marketing materials in connection with the Debt Financing (collectively, the “Marketing Material”) including delivering upon request of Parent prior to the commencement of the marketing of the Debt Financing (A) customary executed authorization letters to accompany customary Marketing Materials regarding the material accuracy of information contained in such Marketing Materials with respect to the Company and its Subsidiaries and, with respect to any “public version” of such Marketing Materials, the lack of material non-public information with respect to the Company and its Subsidiaries therein and

(B) customary executed management representation letters and CFO certificates with respect to the financial information included in the Marketing Materials;
(v)   cause the Company’s independent auditors to (A) provide customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to historical consolidated financial information of the Company included in any offering memoranda with respect to any non-convertible high yield debt securities included in the Debt Financing issued on a “Rule 144A for life” basis (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Parent or the Debt Financing Sources) and (y) reasonable assistance to Parent in connection with the Parent’s preparation of pro forma financial statements and pro forma information (subject to the same limitations set forth in clause (iii) of this Section (c)) and (B) attend accounting due diligence sessions and drafting sessions;
(vi)   at least four (4) Business Days prior to the Closing Date, and to the extent requested by Parent on behalf of the Debt Financing Sources no later than ten (10) Business Days prior to the Closing Date, provide all documentation and other information about the Company and the Subsidiaries of the Company as is reasonably required under applicable “know your customer”, anti-money laundering and beneficial ownership rules and regulations, including the USA PATRIOT Act;
(vii)   (A) providing reasonable assistance to facilitate at (but not prior to) the Closing the release of liens on assets of the Company (other than Permitted Liens) that are contemplated by the Debt Commitment Letter to become collateral for the Debt Financing; and (B) assisting in the preparations for the pledging of collateral, including possessory collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing), facilitating the obtaining of guarantees (it being understood that no such guarantees will be effective until at or after the Closing), and assistance in the preparation of any definitive financing documents and other matters ancillary to the Debt Financing as may be reasonably requested by Parent, including by providing access to information that is available to the Company without undue burden or expense for the completion of any schedules or certificates thereto;
(viii)   assisting Parent in obtaining any corporate or facility ratings from any ratings agencies contemplated by the Debt Financing;
(ix)   (A) furnishing Parent with the Payoff Deliverables (including providing Parent with drafts thereof at least three Business Days prior to the Closing); (B) deliver notices of prepayment and redemption (which may be delivered at Parent’s request in advance of the Closing Date so long as they are contingent upon the occurrence of the Closing) within the time periods reasonably requested by Parent, in its discretion, and take any actions at or prior to the Effective Time reasonably requested by Parent to facilitate any such prepayment and/or redemption and (C) cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under any such agreements (it being understood and agreed that any prepayment and/or redemption are (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or its Subsidiaries to complete such prepayment or redemption prior to the occurrence of the Closing);
(x)   furnish to Parent and the Debt Financing Sources (A) within 50 days after the end of any fiscal quarter that is not a fiscal year end, the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows (which will have been reviewed by the Company’s independent public accountants as provided in SAS 100); and (B) within 75 days after the end of any fiscal year, the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows;
(xi)   assist in the preparation and facilitate the execution and delivery (in the case of execution and delivery, solely to the extent any such execution would only be effective on or after the Closing Date) of any definitive financing documentation required in connection with the Debt Financing and the schedules and exhibits thereto, in each case, required to be delivered under such definitive financing documentation, including credit agreements (or joinders thereto), note purchase agreements, engagement letters, fee letters, pledge and security documents, and other definitive financing documents and deliverables (including any Definitive Debt Financing Agreements); and
(xii)   assist in the taking of customary corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, reasonably necessary or reasonably requested by Parent to permit the consummation of the Debt Financing on the Closing Date (provided, that such actions will only be required by a director, manager or any equivalent officer or employee of the Company or any Subsidiary of the Company who will continue in such position after the Closing).
(b)   Obligations of the Company.   Nothing in this Section 6.6 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (ii) enter into any definitive agreement that is effective prior to the Effective Time (other than customary bank authorization letters (or the equivalent thereof)), (iii) give any indemnities in connection with the Financing that are effective prior to the Effective Time, (iv) take any action that, would unreasonably interfere with the conduct of the business of the Company Group or create an unreasonable risk of damage or destruction of any property or assets of the Company Group, (v) deliver or cause the delivery of any legal opinions, or (vi) deliver any certificate or authorization letter that it reasonably believes in good faith, contains any untrue certifications. In addition, notwithstanding anything to the contrary in this Section 6.6, (A) the persons who are officers or directors of any member of the Company Group shall not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing (except to the extent they continue in such capacity immediately after the Closing), (B) no action, liability or obligation of the Company Group or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing will be effective until the Effective Time, and none of the Company Group will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time (other than customary representation letters, CFO certificates and bank authorization letters (or the equivalent thereof) including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing); (C) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor; (D) no officer or Representative of the Company Group shall be required to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative, (E) the Company Group shall not be required to take any action that would reasonably be expected to (x) cause any representation or warranty in this Agreement to be breached by Company or any of its Subsidiaries or conflict with the organizational documents of Company or any of its Subsidiaries or with any law, or (z) result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which Company or any of its Subsidiaries is a party, (F) the Company Group shall not be required to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of Company or any of its Affiliates, and (G) the Company Group shall not be required to prepare or deliver any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice. The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority).
(c)   Updates.   The Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to update any Required Information provided to Parent and the Debt Financing Sources as may be necessary so that such Required Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information”

and (iii) would not, after giving effect to such update(s), cause the Marketing Period to cease pursuant to the definition of “Marketing Period.” For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and its Subsidiaries under this Section 6.6 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing Date; provided, that, for the avoidance of doubt, (A) Parent shall have notified the Company that it is commencing the Marketing Period on a date certain (in accordance with clause (A)(ii) of the definition thereof) in connection with the each such attempt to access the financing markets, in which case a Marketing Period shall be deemed to commence on such date specified for such attempt and (B) to the extent a Marketing Period is successfully completed in accordance with the definition thereof (regardless of whether all or any portion of the Debt Financing was successfully allocated to investors or lenders during such Marketing Period), the Marketing Period shall not be applicable as to any subsequent attempt to access the markets. The Company agrees to (i) file all reports on Form 10-K and Form 10-Q, and to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letters, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and its Subsidiaries, which Parent reasonably determines (and the Company does not unreasonably object) to include in a customary offering memorandum for the Debt Financing, then, the Company shall file such Current Report on Form 8-K.
(d)   Reimbursement.   After any valid termination of this Agreement, promptly upon request (but in any event within 30 days thereafter) by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section (c) provided that the Company Group (and not Parent) shall be responsible for any amounts that would otherwise have been incurred in the absence of the transactions contemplated by this Agreement.
(e)   Indemnification.   The Company Group and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement or the provision of information utilized in connection therewith, in each case, other than as a result of (i) information relating to the Company Group provided expressly for use in connection with the Financing that is determined to be materially false or misleading or (ii) fraud, bad faith, gross negligence or willful misconduct by or on behalf of such Person.
(f)   Logos.   The Company hereby consents to the use of its logos solely in connection with the Debt Financing; provided, that Parent and Merger Sub shall ensure that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill and will comply with the Company’s usage requirements to the extent made available to Parent and Merger Sub prior to the date of this Agreement.
(g)   No Financing Condition.   Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Sub understands and acknowledges and agrees that obtaining the Financing is not a condition to the obligations of the parties to consummate the Merger in accordance with the terms and provisions of this Agreement.
6.7   Anti-Takeover Laws.   The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize or make inapplicable the effect of such statute or regulation on the Merger.

6.8   Access.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, in each case, for purposes that are, in good faith, actually related to, the consummation of the Transactions or Parent’s or its Affiliates’ integration and post-Closing operational planning, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.8 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above by electronic means if physical access is not permitted under applicable law. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8, other than any information that has been made, is or becomes available to Parent or any of its Representatives by or from the Company or any of its Representatives in the ordinary course of their ongoing business arrangements consistent with past practice, including in connection with Parent’s preparation of its consolidated financial statements or its public reporting obligations, or that Parent receives or has a right to receive in connection with any franchise, development or other commercial agreement by and between Parent or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company, or another Person designated by the Company.
6.9   Section 16(b) Exemption.   The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
6.10   Directors’ and Officers’ Exculpation, Indemnification and Insurance.
(a)   Indemnified Persons.   The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof.

During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.
(b)   Indemnification Obligation.   Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as an Affiliate, director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company or the Buyer Parties with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered any of the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding to the fullest extent permitted under applicable law, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.
(c)   D&O Insurance.   During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof. The Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.
(d)   Successors and Assigns.   If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.
(e)   No Impairment.   The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and the Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).
(f)   Joint and Several Obligations.   The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.
(g)   Other Claims.   Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.
6.11   Employee Matters.
(a)   Acknowledgement.   Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.
(b)   Existing Arrangements.   Subject to this Section 6.11, from and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans in accordance with their terms or if otherwise permitted pursuant to applicable law.
(c)   Employment; Benefits.   As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of an applicable Continuing Employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing

Employee with (i) an annual base salary or hourly wage rate (as applicable) that is no less favorable than the annual base salary or hourly wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time and (ii) short-term (annual or more frequent) cash incentive compensation or commission opportunities that are no less favorable than the short-term (annual or more frequent) cash incentive compensation or commission opportunities provided to such Continuing Employee immediately prior to the Effective Time. From and after the Effective Time until December 31, 2026 (or, if earlier, the termination date of an applicable Continuing Employee) (the “Continuation Period”), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with all other employee compensation and benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time (subject to the same exclusions). During the Continuation Period, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance agreements, plans, guidelines and practices as set forth in Section 6.11(c) of the Company Disclosure Letter, which have been made available to Parent prior to the date hereof. Notwithstanding the foregoing, nothing in this Section 6.11 shall obligate the Surviving Corporation and its Subsidiaries to continue the employment of any Continuing Employee for any specific period.
(d)   New Plans.   To the extent that a benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual and determining severance amounts, except that (i) such service need not be credited to the extent that it would result in duplication of coverage or benefits, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan, and (iii) no service shall be required to be credited under any plan that provides for equity or equity-based (other than in respect of the Company PSA Consideration), defined benefit pension, deferred compensation or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall use commercially reasonable efforts to ensure that (A) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than any plan that provides for equity or equity-based compensation) to the extent that coverage pursuant to any such plans (the “New Plan”) replaces coverage previously provided under a comparable Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that such limits or forfeitures applied under the Employee Plans in effect as of the date hereof).
(e)   No Third Party Beneficiary Rights.   Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of its Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any particular Employee Plan or other compensation or benefit plan or arrangement, or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.
(f)   401(k) Plan Termination.   If Parent provides written notice to the Company no later than ten Business Days prior to the Effective Time that the 401(k) Plan shall be terminated, the Company Board (or the appropriate committee thereof) shall take actions necessary to terminate the Company 401(k) Plan (the “Company 401(k) Plan”), such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Parent provides such written notice to the Company, no later than two days prior to the Closing Date, the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated pursuant to resolutions of the Company Board (effective as of the day immediately preceding the Closing Date), the form and substance of which shall be subject to reasonable review and comment by Parent. If the Company 401(k) Plan is terminated pursuant to this Section, (i) Parent shall, effective as of the Closing Date, offer participation in Parent’s tax qualified defined contribution plan (the “Parent 401(k) Plan”) to each Continuing Employee who was an active participant in the Company 401(k) Plan as of the date of its termination and who satisfies the eligibility requirements of the Parent 401(k) Plan, and (ii) if elected by such Continuing Employee in accordance with applicable Law, Parent shall permit the Parent 401(k) Plan to, following the Closing Date, accept a “direct rollover” to such Parent 401(k) Plan of the account balances (including any participant loans) of such Continuing Employee.
6.12   Obligations of the Buyer Parties and the Company.   Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Each of the Buyer Parties will be jointly and severally liable for any breach of this Agreement by any Buyer Party (or, following the Closing, the Surviving Corporation) or any other failure by any Buyer Party (or, following the Closing, the Surviving Corporation) to perform and discharge any of its respective covenants, agreements and obligations pursuant to this Agreement.
6.13   Notification of Certain Matters.
(a)   Notification by the Company.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).
(b)   Notification by Parent.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).
(c)   Impact of Non-Compliance.   The Company’s or the Buyer Parties’ failure to comply with this Section 6.13 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Merger have been satisfied or whether any termination rights set forth in Article VII are available.
6.14   Public Statements and Disclosure.   The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and the Buyer Parties, on the other hand, will each be reasonably acceptable to the other Party. Thereafter, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and the Buyer Parties, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger or the transactions contemplated by this Agreement, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); (iii) to the extent related to a Superior Proposal, Intervening Event or Company Board Recommendation Change; or (iv) with respect to any actual Legal Proceeding between the Company or its Affiliates, on the one hand, and the Buyer Parties and their Affiliates, on the other hand.
6.15   Transaction Litigation.   Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other material decisions and filings with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
6.16   Stock Exchange Delisting; Deregistration.   Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.
6.17   Parent Vote.   Immediately following the execution and delivery of this Agreement, Parent will cause the sole stockholder of Merger Sub to execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL (the “Parent Written Consent”). Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries or which it or any of its Subsidiaries has the power to cause to be voted, in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption, including all adjournments, recesses or postponements thereof; provided that, such agreement to vote in favor of the adoption of this Agreement shall terminate, and Parent and its Subsidiaries shall have no obligation with respect thereto, in the event that the Company Board effects a Company Board Recommendation Change.

6.18   Tax Matters.
(a)   Neither Parent nor the Company shall, nor shall they permit their respective Subsidiaries to, take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment; provided, however, the parties acknowledge and agree, that if the Merger fails to qualify for the Intended Tax Treatment solely as a result of a change in applicable law after the date of this Agreement, neither party shall be considered in breach of this Section 6.18(a) as a result of taking the actions after such change in applicable law contemplated by this Agreement; provided, further, that in the event of such change in applicable law, the parties shall reasonably cooperate to facilitate the transaction utilizing an alternative structure that leaves the Parent, Company and Company Stockholders in substantially the same economic and tax position had the Merger qualified for the Intended Tax Treatment. Parent and the Company shall report, and shall cause their respective Subsidiaries to report the Merger consistent with the Intended Tax Treatment and none of the parties nor any of their respective Subsidiaries shall take any position for U.S. federal income Tax purposes (and applicable state and local Tax purposes) on any applicable Tax Return or in any applicable Tax contest or audit or in any communication (whether written or unwritten) with any applicable Governmental Authority inconsistent with the Intended Tax Treatment, unless required by a change in applicable law or by a “final determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. Law).
(b)   If a tax opinion is required in connection with the declaration of effectiveness of the Registration Statement, each of Parent and the Company will use its reasonable best efforts and cooperate with one another to obtain such opinion, with such opinion to be prepared by Latham & Watkins LLP as tax counsel to the Company (or by Paul, Weiss, Rifkind, Wharton & Garrison LLP, so long as the opinion provided by Paul, Weiss, Rifkind, Wharton & Garrison LLP is at least at a “should” level). Each of Parent and the Company shall deliver to Latham & Watkins LLP (or Paul, Weiss, Rifkind, Wharton & Garrison LLP) customary Tax representation letters regarding such tax opinion, which are satisfactory to such applicable tax counsel, dated and executed as of the date of the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Latham & Watkins LLP (or Paul, Weiss, Rifkind, Wharton & Garrison LLP) in connection with the preparation and filing of the Registration Statement. Parent and the Company shall use reasonable best efforts to provide such other information as reasonably requested by the applicable tax counsel for purposes of providing the tax disclosure in the Registration Statement.
(c)   Each party acknowledges and agrees that its obligations to effect the transactions are not subject to the receipt by the Company of a tax opinion with respect to the Intended Tax Treatment.
(d)   On or prior to the Closing, the Company shall provide Parent with a certificate, dated within thirty days of the Closing Date and sworn under penalty of perjury, in the form and substance required under Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c), certifying that the Company is not, and has not been (for the applicable period described in Section 897(c)(1)(A)(ii) of the Code), a United States real property holding corporation, together with a notice to be mailed (together with a copy of the certificate) to the Internal Revenue Service in accordance with Treasury Regulation Section 1.897-2(h)(2).
6.19   Repaid Indebtedness.   The Company shall use reasonable best efforts to deliver Payoff Deliverables with respect to the Repaid Indebtedness (giving due regard to local market practice in connection with the repayment in full and termination of commitments of a debt facility in the applicable jurisdiction), at least one Business Day prior to the Closing.
6.20   Parent LLCA.   At the Closing, Parent shall amend and restate the limited liability company agreement of Parent in its entirety to read as set forth in Exhibit B attached hereto (the “A&R Parent LLCA”) and the A&R LLCA shall become the limited liability company agreement of Parent until thereafter amended in accordance with its terms.
6.21   Support Agreement.   Prior to the Closing, the Company (a) without prejudice to the Company’s rights to terminate this Agreement pursuant to Article VIII, shall not agree to or permit any termination, amendment, replacement, or other modification of or supplement to, or waive any of its rights under, the Support Agreement and (b) shall take all available action to enforce all of its rights under the Support Agreement.
ARTICLE VII
CONDITIONS TO THE MERGER
7.1   Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of the Buyer Parties and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:
(a)   Written Consent.   The Company will have received the Written Consent.
(b)   Antitrust and Foreign Investment Laws Clearance.   (i) The waiting period (and any extensions thereof) applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated (including by way of a positive clearance decision) and (ii) the approvals, clearances or expirations of waiting periods under any other applicable Antitrust and Foreign Investment Laws as set forth on Section 6.2(a) of the Company Disclosure Letter will have occurred or been obtained.
(c)   No Prohibitive Laws or Injunctions.   No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal, or enjoins the consummation of the Merger. For the avoidance of doubt, the receipt of a Specified Letter by the Buyer Parties or the Company shall not be the basis for concluding that any conditions set forth in this Article VII to consummate the Merger have not been satisfied.
(d)   Registration Statement.   The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Legal Proceedings for that purpose shall have commenced or been threatened in writing by the SEC, unless subsequently withdrawn.
(e)   Information Statement/Prospectus.   The Information Statement/Prospectus shall have been mailed to the Company Stockholders and at least 20 Business Days shall have elapsed from the date of completion of such mailing.
7.2   Conditions to the Obligations of the Buyer Parties.   The obligations of the Buyer Parties to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:
(a)   Representations and Warranties.
(i)   Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect.
(ii)   The representations and warranties set forth in Section 3.1 (other than the second sentence thereof), Section 3.2, Section 3.3(d), the last two sentences of Section 3.7(a), the last sentence of Section 3.7(b), Section 3.7(c) (other than the first sentence thereof), Section 3.7(d) and Section 3.12(a)(ii) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).
(iii)   The representations and warranties set forth in Section 3.7(a) (other than the last two sentences thereof), Section 3.7(b) (other than the last sentence thereof), the first sentence of Section 3.7(c), and Section 3.25 will be true and correct in all respects as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.
(b)   Performance of Obligations of the Company.   The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c)   Officer’s Certificate.   The Buyer Parties will have received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.
(d)   Company Material Adverse Effect.   No Company Material Adverse Effect will have occurred after the date hereof that is continuing.
(e)   No Detriment.   No approval or clearance set forth on Section 7.1(b) shall have been granted subject to the imposition of a Detriment.
7.3   Conditions to the Obligations of the Company to Effect the Merger.   The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by the Company:
(a)   Representations and Warranties.
(i)   Other than the representations and warranties set forth in Section 4.14(c) and Section 4.15, the representations and warranties of the Buyer Parties set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.
(ii)   The representations and warranties of the Buyer Parties set forth in Section 4.14(c) will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, other than to the extent the failure of such representations and warranties to be true and correct as of the Closing (A) is a result of a change in applicable law after the date of this Agreement, (B) does not cause the Merger to fail to qualify for the Intended Tax Treatment, it being understood and agreed that such failure of such representations and warranties to be true and correct as of the Closing will not be considered to cause the Merger to fail to so qualify if Paul, Weiss, Rifkind, Wharton & Garrison LLP opines that the Merger “should” qualify for the Intended Tax Treatment based on customary Tax representation letters which shall be delivered by Parent and the Company which are satisfactory to such counsel, it being further understood that if Parent proposes an alternative structure that could be utilized in lieu of the current transaction structure that leaves all of the Company’s stockholders in substantially the same economic and tax position had the Merger qualified for the Intended Tax Treatment, Parent and the Company shall use reasonable best efforts to implement such alternative structure or (C) is a result of any action taken by the Company, its Affiliates or the Company Stockholders.
(iii)   The representations and warranties of the Buyer Parties set forth in Section 4.15 will be true and correct in all respects as of the date hereof and as of the Closing Date as if made and at and as of the Closing Date, except for any inaccuracies that are de minimis in nature and amount.
(b)   Performance of Obligations of the Buyer Parties.   The Buyer Parties will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing.
(c)   Officer’s Certificate.   The Company will have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the respective names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1   Termination.   This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a)   at any time prior to the Effective Time by mutual written agreement of Parent and the Company;
(b)   by either Parent or the Company, at any time prior to the Effective Time if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);
(c)   by either Parent or the Company, at any time prior to the Effective Time if the Closing has not occurred by 11:59 p.m., Eastern time, on November 4, 2025 (the “Termination Date”); provided, that, (x) (i) if the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 7.1(b) or Section 7.1(c) (solely to the extent that the applicable law or Order arises under the Antitrust and Foreign Investment Laws) and (ii) all other conditions in Article VII have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by law) waived, the Termination Date will be automatically extended to February 4, 2026 (and all references to the Termination Date herein shall be as so extended); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (A) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(h); or (B) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(f); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (1) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (2) the failure of the Closing to have occurred prior to the Termination Date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); and (y) in the event the Marketing Period has commenced but has not completed as of the time of the Termination Date, the Termination Date may be extended (or further extended) by Parent in its sole discretion by providing written notice thereof to the Company at least one Business Day prior to the Termination Date until four Business Days after the then-scheduled expiration of the Marketing Period;
(d)   by Parent, if the Written Consent shall not have been delivered to Parent by the Company by 11:59 p.m., Eastern Time on May 5, 2025;
(e)   by the Company, if the Parent Written Consent shall not have been delivered to Merger Sub and the Company by 11:59 p.m., Eastern Time on May 5, 2025;
(f)   by Parent, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(f) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(f) will not be available to Parent if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);
(g)   by Parent at any time prior to the Threshold Date if (i) the Company Board has effected a Company Board Recommendation Change or (ii) the Company Board or the Company has breached in any material respect its obligations under Section 5.3 and, in the case of this clause (ii), such breach is not curable or, if curable is not cured prior to the earlier of (A) the fifth Business Day after written notice thereof is given by Parent to the Company and (B) the date that is three Business Days prior to the Termination Date;
(h)   by the Company, if the Buyer Parties have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(h) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(h) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) that the right to terminate this Agreement pursuant to this Section 8.1(h) will not be available to the Company if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b);
(i)   by the Company, if (i) the Marketing Period has ended and all of the conditions set forth in Section 7.1 or Section 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing), (ii) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required pursuant to Section 2.3, (iii) the Company has irrevocably notified Parent in writing that (y) the Company is ready, willing and able to consummate, and will consummate, the Merger and (z) all conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is irrevocably waiving any unsatisfied conditions set forth in Section 7.1 and Section 7.3 and (iv) Parent or Merger Sub fail to consummate the Merger within three Business Days of the receipt of the notice contemplated by clause (iii) of this sentence; or
(j)   by the Company, at any time prior to the Threshold Date if (i) the Company has received a Superior Proposal; (ii) the Company Board has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due in accordance with Section 8.3(b).
8.2   Manner and Notice of Termination; Effect of Termination.
(a)   Manner of Termination.   The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.
(b)   Effect of Termination.   Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that the Confidentiality Agreement, Section 6.6(d), Section 6.6(e), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, but subject to this Section 8.2(b) and Section 8.3, nothing in this Agreement will relieve any Party from any liability for any willful and material breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
8.3   Fees and Expenses.
(a)   General.   Except as set forth in this Section 8.3 or as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Exchange Agent.
(b)   Company Payments.
(i)   If (A) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(f); (B) at the time of such termination, the Company is not then able to terminate this Agreement pursuant to Section 8.1(b) and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(f), as applicable, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (D) within one year following the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(f), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction which is ultimately consummated, then the Company will concurrently with the consummation of such Acquisition Transaction pay or cause to be paid to Parent (or as directed by Parent) an amount equal to $339,883,891 (the “Company Termination Fee”). For purposes of this

Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.
(ii)   If this Agreement is validly terminated pursuant to Section 8.1(g), then the Company must promptly (and in any event within two Business Days) following such termination pay or cause to be paid to Parent (or as directed by Parent) the Company Termination Fee.
(iii)   If this Agreement is validly terminated pursuant to Section 8.1(j), then the Company must prior to or concurrently with such termination pay or cause to be paid to Parent (or as directed by Parent) the Company Termination Fee.
(c)   Parent Payments.   If this Agreement is validly terminated by (i) the Company pursuant to Section 8.1(h) or Section 8.1(i) or (ii) Parent pursuant to Section 8.1(c) and at such time the Company had the right to terminate this Agreement pursuant to Section 8.1(h) or Section 8.1(i), then Parent shall promptly, but in no event later than two Business Days after termination of this Agreement, pay to (or cause to be paid to) the Company an amount equal to $534,103,258 (the “Parent Termination Fee”).
(d)   Single Payment Only.   The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(e)   Payments; Default.   The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of this Agreement and the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amount due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or Parent for the amount set forth in Section 8.3(c) or any portion thereof, the Company will pay to Parent (or as directed by Parent) or Parent will pay to the Company (or as directed by the Company), as the case may be, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable law. All payments under this Section 8.3 shall be made by the Company to Parent (or as directed by Parent) or Parent to the Company (or as directed by the Company), as the case may be, by wire transfer of immediately available funds to an account designated by Parent in writing to the Company.
(f)   Parent Exclusive Remedy.   Notwithstanding anything in this Agreement to the contrary, subject in all respects to Section 8.2(b) and this Section 8.3, and subject to the Company’s right prior to the valid termination of this Agreement to obtain specific performance and equitable relief rights in accordance with Section 9.8, (i) the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 8.3(c), any interest and other amounts payable pursuant to Section 8.3(e) and the amount of any indemnification and expense reimbursement payable pursuant to Section 6.6(d) and Section 6.6(e) shall be the sole and exclusive monetary damages remedy of the Company or any of its Affiliates or representatives (collectively, the “Company Related Parties”) against (A) Parent, (B) Merger Sub, (C) any of their respective former, current or future officers, directors, partners, stockholders, equity holders, managers, members and Affiliates (the Persons described in the foregoing clauses (A), (B) and (C), collectively, the “Parent Related Parties”) and (D) Debt Financing Sources, in each case, for any breach, loss suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform or comply with (in any case, whether willfully, intentionally, knowingly or otherwise) the terms of this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Guaranty, the failure of the transactions contemplated hereby to be consummated or otherwise relating to or arising out of this Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Guaranty or the transactions contemplated hereby, (ii) upon payment of the Parent Termination Fee (or damages in an amount up to the Parent Damage Cap), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except (x) monetary damages awarded by a court of competent jurisdiction for a breach of the Confidentiality Agreement by the Parent Related Party thereto and (y) any interest and other amounts payable pursuant to Section 8.3(e) and the amount of any indemnification and expense reimbursement payable pursuant to Section 6.6(d) and Section 6.6(e). Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents or otherwise, but subject in all respects to Section 9.16 (including the limitations set forth therein), the maximum aggregate liability, whether in equity or at law, in Contract, in tort or otherwise, together with any payment in connection with this Agreement or otherwise, of the Parent Related Parties collectively (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages, or monetary damages in lieu of specific performance) (1) under this Agreement or other Transaction Document or otherwise, (2) in connection with the failure of the Merger or any other transaction contemplated hereby to be consummated or (3) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document or otherwise, shall not exceed an amount equal to the sum of the Parent Termination Fee and any interest and other amounts payable pursuant to Section 8.3(e) and indemnification and expense reimbursement payable pursuant to Section 6.6(d) and Section 6.6(e), and, if in order to obtain such payment under this Section 8.3, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, (i) Parent’s reasonable and documented out-of-pocket costs (including attorneys’ fees) in connection with any such Legal Proceeding and any interests payable thereon (the “Parent Damage Cap”). In no event shall the Company Related Parties seek, directly or indirectly, to recover against the Parent Related Parties, or compel payment by the Parent Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Parent Damage Cap (except for monetary damages in connection with claims in connection with rights under the Confidentiality Agreement).
8.4   Amendment.   Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Company Board), except that in the event that the Company has received the Written Consent, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.
8.5   Extension; Waiver.   At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
ARTICLE IX
GENERAL PROVISIONS
9.1   Survival of Representations, Warranties and Covenants.   The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.
9.2   Notices.   All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:
(a)
if to the Buyer Parties to:

Beach Acquisition Co Parent, LLC
c/o 3G Capital Inc.
600 Third Avenue, 37th Floor
New York, NY 10016
Attention:
Asna Afzal

Email:
[***]

with a copy (which will not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:
Scott A. Barshay
Laura C. Turano
Dotun Obadina

Email:
sbarshay@paulweiss.com
lturano@paulweiss.com
dobadina@paulweiss.com

(b)
if to the Company (prior to the Effective Time) to:

Skechers U.S.A., Inc.
228 Manhattan Beach Boulevard
Manhattan Beach, California 90266
Attention:
General Counsel

Email:
[***]

with a copy (which will not constitute notice) to:
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Attention:
Steven B. Stokdyk
Joshua M. Dubofsky
Andrew Clark

Email:
Steven.Stokdyk@lw.com
Josh.Dubofsky@lw.com
Andrew.Clark@lw.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
9.3   Assignment.   No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that following the Effective Time (a) the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement, including by Parent transferring its interests in Merger Sub, (i) in connection with a merger or consolidation involving the Buyer Parties or other disposition of all or substantially all of the assets of the Buyer Parties or the Surviving Corporation; or (ii) to any of their respective Affiliates; and (b) the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to the lenders party to Parent’s credit facilities from time to time (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of obtaining financing to consummate the transactions contemplated by this Agreement), it being understood that, in each case, such assignment will not impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, Parent or Merger Sub may assign this Agreement to any Subsidiary of Parent or Merger Sub or to any Debt Financing Source (including, for the avoidance of doubt, any permitted successor or assign thereof) to Parent or any Subsidiary or Affiliate thereof as security for obligations to such Debt Financing Source in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof; provided, that no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder and no such assignment is reasonably expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.
9.4   Confidentiality.   The Buyer Parties and the Company hereby acknowledge that Parent and the Company have executed that certain confidentiality agreement dated as of December 19, 2024 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of the Buyer Parties agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto. Notwithstanding the foregoing, Parent shall be permitted to disclose any non-public or other confidential information provided by the Company Group or their respective Affiliates pursuant to this Section to rating agencies and prospective lenders and investors during syndication of the Debt Financing contemplated by the Debt Commitment Letter, subject to customary confidentiality undertakings, which shall, in any event, require “click through” or other affirmative action by the recipient acknowledging the confidentiality of such information.
9.5   Entire Agreement.   This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Equity Commitment Letter, the Guaranty, the Confidentiality Agreement and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.
9.6   Third Party Beneficiaries.   Except as set forth in Section 6.10, this Section 9.6 and Section 9.15, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; (b) if a court of competent jurisdiction has declined to grant specific performance and has instead granted an award of damages, then the Company may enforce such award and seek additional damages on behalf of the holders of shares of Company Common Stock and Company Equity Awards (which the Buyer Parties acknowledge and agree may include damages based on a decrease in share value or lost premium); (c) if any of the Buyer Parties wrongfully terminate or willfully breach this Agreement, then, following the termination of this Agreement, the Company may seek damages and other relief (including equitable relief) on behalf of the holders of shares of Company Common Stock and Company Equity Awards (which the Buyer Parties acknowledge and agree may include damages based on a decrease in share value or lost premium); and (d) from and after the Closing, the rights of the holders of shares of Company Common Stock and Company Equity Awards, to receive the consideration set forth in Article II. The rights granted pursuant to clause (c) of the second sentence of this Section 9.6 will only be enforceable on behalf of the holders of shares of Company Common Stock and Company Equity Awards by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock and Company Equity Awards, and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith and) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company Group in any manner that the Company deems fit.
9.7   Severability.   In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8   Remedies.
(a)   Remedies Cumulative.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).
(b)   Specific Performance.
(i)   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement, the Equity Commitment Letter or the Guaranty (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement, the Equity Commitment Letter or the Guaranty) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement, the Equity Commitment Letter or the Guaranty and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of this Agreement and the Merger and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to seek an injunction, specific performance or other equitable remedies in connection with enforcing the Buyer Parties’ obligations to consummate the Merger.
(ii)   The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches of this Agreement, the Equity Commitment Letter or the Guaranty by the Company, on the one hand, or Parent, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Buyer Parties pursuant to this Agreement, the Equity Commitment Letter or the Guaranty. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this

Agreement, the Equity Commitment Letter or the Guaranty and to enforce specifically the terms and provisions of this Agreement, the Equity Commitment Letter or the Guaranty will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
(iii)   Notwithstanding the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, the Company will be entitled to an injunction, specific enforcement and other equitable relief requiring Parent or Merger Sub to consummate the Merger on the terms and conditions in this Agreement (including to cause Parent to exercise its rights to enforce the obligations of Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be funded in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) if, and only if, (i) all conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) have been satisfied or waived and remain so satisfied or waived and Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, (ii) the Debt Financing has been funded or will be funded at the Closing if the amounts under the Equity Commitment Letter are funded at the Closing (for purposes of this clause (ii), if any amounts committed under the Debt Commitment Letter have been funded into escrow, such amounts will not be considered funded until released from escrow), and (iii) the Company has irrevocably confirmed in a written notice to Parent that (x) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it has irrevocably waived any unsatisfied conditions set forth in Section 7.3 and (y) if specific performance is granted and the Financing is funded at the Closing, it is ready, willing and able to close the Merger. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, under no circumstances will the Company, directly or indirectly, be entitled to receive both a grant of injunction, specific performance or other equitable remedy to consummate the Closing, on the one hand, and payment of the Parent Termination Fee pursuant to Section 8.3(c), on the other hand.
9.9   Governing Law.   This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction.
9.10   Consent to Jurisdiction.   Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the Buyer Parties and the

Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
9.11   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
9.12   Company Disclosure Letter References.   The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.
9.13   Counterparts.   This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
9.14   No Limitation.   It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.
9.15   Debt Financing Sources.   Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Affiliates and the other Company Group, hereby (a) agree that any suit, action, audits, investigations, examinations, inquiries or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such suit, action, audits, investigations, examinations, inquiries or proceeding to the exclusive jurisdiction of such court, (b) agree that any such suit, action, audits, investigations, examinations, inquiries or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agree not to bring or support any suits, claims, charges, actions, audits, investigations, examinations or inquiries of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) irrevocably waive, to the fullest extent that they may effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action, audits, investigations, examinations, inquiries or proceeding in any such court, (e) knowingly, intentionally and voluntarily waive to the fullest extent permitted by applicable law trial by jury in any suit, action, audits, investigations, examinations, inquiries or proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agree that none of the Debt Financing Sources will have any liability or obligation to the Company Group or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (g) agree that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, Section 8.3(f), the last sentence of Section 9.3 and this Section 9.15 (collectively, the “Lender Protective Provisions”), and (h) agree that the Lender Protective Provisions (including the defined terms used in any Lender Protective Provision to the extent directly relevant to the Debt Financing Sources in such Lender Protective Provision) shall not be amended, waived or otherwise modified, in each case, in any way that is adverse to the Debt Financing Sources without the prior written consent of Debt Financing Sources party to the Debt Commitment Letter. Notwithstanding anything to the contrary herein, nothing in this Agreement shall impact the rights of Parent, Merger Sub and their respective Affiliates, or the obligations of the Debt Financing Sources, under the Debt Commitment Letter, the Debt Financing Fee Letter or any Definitive Debt Financing Agreements.
9.16   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement, the Parties agree and acknowledge that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith may only be made against the entities that are expressly identified as parties hereto, and no Parent Related Parties (other than those expressly identified as parties hereto or as parties to the Equity Commitment Letter or the Guaranty) shall have any liability for any obligations or liabilities to the parties to this Agreement or for any claim (whether in tort, contract or otherwise, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other law, including under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other Environmental Laws), based on, arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby and thereby or any breach (whether willful, intentional, unintentional or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.
BEACH ACQUISITION CO PARENT, LLC
By:
/s/ Daniel Schwartz

Name: Daniel Schwartz
Title:  Authorized Signatory
BEACH ACQUISITION MERGER SUB, INC.
By:
/s/ Daniel Schwartz

Name: Daniel Schwartz
Title:  Authorized Signatory
[Signature Page to Agreement and Plan of Merger]

SKECHERS U.S.A., INC.
By:
/s/ John Vandemore

Name: John Vandemore
Title:  Chief Financial Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A
[Intentionally Omitted]

Exhibit B
[Intentionally Omitted]

Exhibit C
[Intentionally Omitted]

ANNEX B
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SKECHERS U.S.A., INC.
ARTICLE I
Name
The name of the corporation is Skechers U.S.A., Inc. (the “Corporation”).
ARTICLE II
Address; Registered Office and Agent
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.
ARTICLE III
Purposes
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (collectively, the “DGCL”).
ARTICLE IV
Capital Stock
The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares, all of which shall be shares of Common Stock with the par value of $0.001 per share.
ARTICLE V
Board of Directors
5.1   General.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors need not be by written ballot.
5.2   Adoption, Amendment or Repeal of Bylaws.   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal Bylaws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any Bylaws whether adopted by them or otherwise.
ARTICLE VI
Indemnification
To the fullest extent permitted by the DGCL, no director or officer of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, respectively. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative

B-1

or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation to the fullest extent permitted by the DGCL, may purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this ARTICLE VI, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this ARTICLE VI. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this ARTICLE VI as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation. Any amendment, repeal or modification of this ARTICLE VI, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE VI, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the Corporation’s stockholders of this ARTICLE VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE VII
Certificate Amendments
The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this ARTICLE VII.

B-2

ANNEX C
AMENDED AND RESTATED BYLAWS
OF
SKECHERS U.S.A., INC.
ARTICLE 1.
OFFICES

1.1
Registered Office.

The registered office of Skechers U.S.A., Inc. (the “Corporation”) shall be located at such place in Delaware as the Board of Directors of the Corporation (the “Board of Directors”) from time to time determines and sets forth in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).
1.2
Other Offices.

The Corporation may also have offices or branches at such other places as the Board of Directors from time to time determines or the business of the Corporation requires.
ARTICLE 2.
MEETINGS OF STOCKHOLDERS

2.1
Time and Place.

All meetings of the stockholders shall be held at such place, if any, and time as the Board of Directors determines.
2.2
Annual Meetings.

An annual meeting of stockholders shall be held on a date to be determined by the Board of Directors. At the annual meeting, the stockholders shall elect directors and transact such other business as is properly brought before the meeting. If the annual meeting is not held on its designated date, the Board of Directors shall cause it to be held as soon thereafter as convenient.
2.3
Special Meetings.

Special meetings of the stockholders, for any purpose, (a) may be called by the Corporation’s chief executive officer or the Board of Directors, and (b) shall be called by the President or Secretary upon written request (stating the purpose for which the meeting is to be called) of the holders of a majority of all the shares entitled to vote at the meeting. Business transacted at any special meeting of the stockholders shall be limited to the purposes stated in the Corporation’s notice of the meeting.
2.4
Notice of Meetings.

Written notice or notice by electronic transmission of each stockholders’ meeting, stating the place, if any, date and time of the meeting and, in the case of a special meeting, the purposes for which the meeting is called, shall be given (in the manner described in Section 5.1 below) not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting, or such other period as required by applicable law. If a stockholder or proxy holder may be present and vote at the meeting by remote communication, the means of remote communication allowed shall be included in the notice. Notice of adjourned meetings is governed by Section 2.6 below.
2.5
List of Stockholders.

The officer or agent who has charge of the stock transfer books for shares of the Corporation shall make and certify a complete list of the stockholders entitled to vote at a stockholders’ meeting or any adjourned stockholders’ meeting. The list shall be arranged alphabetically within each class and series and shall show the address of, and the number of shares held by, each stockholder. Such list may be examined by any stockholder, at the stockholder’s expense, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting, during ordinary business hours at the principal place of business of the

Corporation or on a reasonably accessible electronic network or other electronic means as permitted by applicable law. If the meeting is to be held at a place, the list shall be produced at the time and place, if any, of the meeting and may be inspected by any stockholder during the entire meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the entire meeting by posting the list on a reasonably accessible electronic network and the information required to access the list shall be provided with the notice of the meeting.
2.6
Quorum; Adjournment.

At all stockholders’ meetings, the stockholders present in person or represented by proxy who, as of the record date for the meeting, were holders of shares entitled to cast a majority of the votes at the meeting, shall constitute a quorum. Once a quorum is present at a meeting, all stockholders present in person or represented by proxy at the meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Regardless of whether a quorum is present, a stockholders’ meeting may be adjourned to another time and place, if any, by a vote of the shares present in person or by proxy without notice if the time, and place, if any, to which the meeting is adjourned are announced at the meeting at which adjournment is taken; provided, that (a) at the adjourned meeting, only business that might have been transacted at the original meeting may be transacted if a notice of the adjourned meeting is not given, (b) if the adjournment is for more than 30 days or if after the adjournment the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record on the record date entitled to vote at the meeting, and (c) a stockholder or proxy holder may be present and vote at the adjourned meeting by a means of remote communication if he or she was permitted to be present and vote by that means of remote communication in the original meeting notice.
2.7
Voting.

Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share having voting power held by such stockholder and on each matter submitted to a vote. A vote may be cast orally, in writing or by electronic transmission. When an action, other than the election of directors, is to be taken by vote of the stockholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote on such action, except as otherwise provided pursuant to a stockholders’ agreement among the stockholders. Directors shall be elected by a plurality of the votes cast at any election.
2.8
Proxies.

A stockholder entitled to vote at a meeting of stockholders or to express consent or dissent without a meeting may authorize other persons to act for him or her by proxy. Each proxy shall be in writing and signed by the stockholder or the stockholder’s authorized agent or representative or shall be in another form permitted by the General Corporation Law of the State of Delaware (the “DGCL”). A proxy is not valid after the expiration of three years from its date unless otherwise provided in the proxy.
2.9
Questions Concerning Elections.

The Board of Directors may, in advance of the meeting, or the presiding officer may, at the meeting, appoint one or more inspectors to act at a stockholders’ meeting or any adjournment thereof. If appointed, the inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.
2.10
Conduct of Stockholders’ Meetings; Closing of Polls.

The Chairperson of the Board of Directors, or if there is none, the President, shall determine the order of business and shall have the authority to establish rules for the conduct of the meeting. Any rules adopted for, and the conduct of, the meeting shall be fair to stockholders. The Chairperson of the Board of Directors, or if there is none, the President, shall announce at the meeting when the polls close for each matter voted upon. If no announcement is made, the polls shall close upon the final adjournment of the meeting. After the polls close, no ballots, proxies, or votes nor any revocations or changes to ballots, proxies, or votes may be accepted.
2.11
Remote Communication Attendance.

A stockholder may participate in a stockholders’ meeting by a conference telephone or by other means of remote communication through which all persons participating in the meeting may communicate with the other participants, if the Board of Directors determines to permit such participation and (a) the means of remote communication allowed are included in the notice of the meeting, or (b) if notice is waived or not required. All participants shall be advised of the means of remote communication and the names of the participants in the meeting shall be divulged to all participants. Participation in a meeting pursuant to this Section 2.11 constitutes presence in person at such meeting. The Board of Directors may hold a meeting of stockholders conducted solely by means of remote communication. Subject to any guidelines and procedures adopted by the Board of Directors, stockholders and proxy holders not physically present at a meeting of stockholders may participate in the meeting by means or remote communication and are considered present in person and may vote at the meeting if all of the following are met: (a) the Corporation implements reasonable measures to verify that each person considered present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (b) the Corporation implements reasonable measures to provide each stockholder and proxy holder a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings, (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of the vote or other action is maintained by the Corporation, and (d) the Board of Directors determines to permit such participation and (1) the means of remote communication allowed are included in the notice of the meeting, or (2) notice is waived or not required.
2.12
Action by Consent.

To the extent permitted by the Certificate of Incorporation or applicable law, any action required or permitted to be taken at any stockholders’ meeting may be taken without a meeting, prior notice and a vote, by consent of stockholders in writing or by electronic transmission.
ARTICLE 3.
DIRECTORS

3.1
Number and Residence.

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of one or more members. The number of directors shall be determined from time to time by the Board of Directors. Directors need not be Delaware residents or stockholders of the Corporation.
3.2
Election and Term.

Except as provided in Section 3.5 below, directors shall be elected at the annual stockholders’ meeting. Each director elected shall hold office for the term for which he or she is elected and until his or her successor is elected and qualified or until his or her earlier resignation or removal.
3.3
Resignation.

A director may resign by notice in writing or by electronic transmission to the Corporation. A director’s resignation is effective upon its receipt by the Corporation or a later time (including a time determined upon the happening of any specified event) set forth in the notice of resignation.
3.4
Removal.

One or more directors may be removed, with or without cause, by vote of the holders of a majority of the shares entitled to vote.
3.5
Vacancies.

Vacancies, including vacancies resulting from an increase in the number of directors, may be filled by the Board of Directors, by the affirmative vote of a majority of all the directors remaining in office, even if the directors remaining in office constitute less than a quorum, or by the stockholders. Each director so chosen shall hold office until the next annual election of directors by the stockholders and until his or her successor is elected and qualified, or until his or her resignation or removal. When one or more directors shall resign, effective at a future time, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
3.6
Place of Meetings.

The Board of Directors may hold meetings at any location. The location of annual and regular Board of Directors’ meetings shall be determined by the Board and the location of special meetings shall be determined by the person calling the meeting.
3.7
Annual Meetings.

Each newly elected Board of Directors may meet promptly after the annual stockholders’ meeting for the purposes of electing officers and transacting such other business as may properly come before the meeting. No notice of the annual directors’ meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum is present.
3.8
Regular Meetings.

Regular meetings of the Board of Directors or Board committees may be held without notice at such places and times as the Board or committee determines.
3.9
Special Meetings.

Special meetings of the Board of Directors may be called by a majority of the directors or the chief executive officer, and shall be called by the President or Secretary upon the request of two directors in writing or by electronic transmission, on two days notice to each director or committee member by mail or 48 hours’ notice by any other means provided in Section 5.1. The notice must specify the place, if any, date and time of the special meeting, but need not specify the business to be transacted at, nor the purpose of, the meeting. Special meetings of Board committees may be called by the Chairperson of the committee or a majority of committee members pursuant to this Section 3.9.
3.10
Quorum.

At all meetings of the Board or a Board committee, a majority of the directors then in office, or of members of such committee, constitutes a quorum for transaction of business, unless a higher number is otherwise required by the Certificate of Incorporation, these Bylaws, any stockholders’ agreement or the Board resolution establishing such Board committee, and provided that in no case shall a quorum consist of less than one-third of the total number of directors that the Corporation would have, or the applicable committee would have, if there were no vacancies on the Board or such committee, respectively. If a quorum is not present at any Board or Board committee meeting, a majority of the directors present at the meeting may adjourn the meeting to another time and place without notice other than announcement at the meeting. Any business may be transacted at the adjourned meeting which might have been transacted at the original meeting, provided a quorum is present.
3.11
Voting.

The vote of a majority of the members present at any Board or Board committee meeting at which a quorum is present constitutes the action of the Board of Directors or of the Board committee, unless a higher vote is otherwise required by the DGCL, the Certificate of Incorporation, these Bylaws, any stockholders’ agreement or the Board resolution establishing the Board committee.
3.12
Remote Communication Participation.

Members of the Board of Directors or any Board committee may participate in a Board or Board committee meeting by means of conference telephone or other means of remote communication through which all persons participating in the meeting can communicate with the other participants. Participation in a meeting pursuant to this Section 3.12 constitutes presence in person at the meeting.

3.13
Action by Consent.

Any action required or permitted to be taken under authorization voted at a Board or Board committee meeting may be taken without a meeting if all members of the Board then in office or of the Board committee consent to the action in writing or by electronic transmission. Such consents shall be filed with the minutes of the proceedings of the Board or committee and shall have the same effect as a vote of the Board or committee for all purposes.
3.14
Notice of Meetings.

Written notice of each meeting of the Board shall be mailed, postage prepaid, by the Secretary to each director entitled to vote thereat at his or her post office address as it appears upon the books of the Corporation, not less than ten (10) nor more than sixty (60) days before the meeting. Each such notice shall state the place, day and hour at which the meeting is to be held and, in the case of any special meeting, shall state briefly the purpose or purposes thereof.
ARTICLE 4.
OFFICERS

4.1
Officers and Agents.

The Board of Directors shall elect a President, a Secretary and a Treasurer, and may also elect and designate as officers a Chairperson of the Board of Directors, a Vice Chairperson of the Board of Directors and one or more Executive Vice Presidents, Vice Presidents, Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers. The Board of Directors may also from time to time appoint, or delegate authority to the Corporation’s chief executive officer to appoint, such other officers and agents as it deems advisable. Any number of offices may be held by the same person, but an officer shall not execute, acknowledge or verify an instrument in more than one capacity if the instrument is required by law to be executed, acknowledged or verified by two or more officers. An officer has such authority and shall perform such duties in the management of the Corporation as provided in these Bylaws, or as may be determined by resolution of the Board of Directors not inconsistent with these Bylaws, and as generally pertain to their offices, subject to the control of the Board of Directors.
4.2
Compensation.

The compensation of all officers of the Corporation shall be fixed by the Board of Directors.
4.3
Term.

Each officer of the Corporation shall hold office for the term for which he or she is elected or appointed and until his or her successor is elected or appointed and qualified, or until his or her earlier resignation or removal. The election or appointment of an officer does not, by itself, create contract rights.
4.4
Removal.

An officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause. The removal of an officer shall be without prejudice to his or her contract rights, if any.
4.5
Resignation.

An officer may resign by notice in writing or by electronic transmission to the Corporation. The resignation is effective upon its receipt by the Corporation or at a subsequent time (including a time determined upon the happening of any specified event) specified in the notice of resignation.
4.6
Vacancies.

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.
4.7
Chairperson of the Board of Directors.

The Chairperson of the Board of Directors, if such office is filled, shall be a director and shall preside at all stockholders’ and Board of Directors’ meetings.

4.8
Chief Executive Officer.

The Chairperson of the Board of Directors, if any, or the President, as designated by the Board, shall be the chief executive officer of the Corporation and shall have the general powers of supervision and management of the business and affairs of the Corporation usually vested in the chief executive officer of a corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. If no designation of chief executive officer is made, or if there is no Chairperson of the Board of Directors, the President shall be the chief executive officer. The chief executive officer may delegate to the other officers such of his or her authority and duties at such time and in such manner as he or she deems advisable.
4.9
President.

If the office of Chairperson of the Board of Directors is not filled, the President shall perform the duties and execute the authority of the Chairperson of the Board of Directors. If the Chairperson of the Board of Directors is designated by the Board of Directors as the Corporation’s chief executive officer, the President shall be the chief operating officer of the Corporation, shall assist the Chairperson of the Board of Directors in the supervision and management of the business and affairs of the Corporation and, in the absence of the Chairperson of the Board of Directors, shall preside at all stockholders’ and Board of Directors’ meetings. The President may delegate to the officers other than the Chairperson of the Board of Directors, if any, such of his or her authority and duties at such time and in such manner as he or she deems appropriate.
4.10
Executive Vice Presidents and Vice Presidents.

The Executive Vice Presidents and Vice Presidents shall assist and act under the direction of the Corporation’s chief executive officer, unless otherwise determined by the Board of Directors or the chief executive officer. The Board of Directors may designate one or more Executive Vice Presidents and may grant other Vice Presidents titles which describe their functions or specify their order of seniority. In the absence or disability of the President, the authority of the President shall descend to the Executive Vice Presidents or, if there are none, to the Vice Presidents in the order of seniority indicated by their titles or otherwise specified by the Board. If not specified by their titles or the Board, the authority of the President shall descend to the Executive Vice Presidents or, if there are none, to the Vice Presidents, in the order of their seniority in such office.
4.11
Secretary.

The Secretary shall act under the direction of the Corporation’s chief executive officer and President. The Secretary shall attend all stockholders’ and Board of Directors’ meetings, record minutes of the proceedings and maintain the minutes and all documents evidencing corporate action taken by consent of the stockholders and Board of Directors in the Corporation’s minute books. The Secretary shall perform these duties for Board committees when required. The Secretary shall see to it that all notices of stockholders’ meetings and special Board of Directors’ meetings are duly given in accordance with applicable law, the Certificate of Incorporation and these Bylaws. The Secretary shall have custody of the Corporation’s seal and, when authorized by the Corporation’s chief executive officer, President or the Board of Directors, shall affix the seal to any instrument requiring it and attest such instrument.
4.12
Treasurer.

The Treasurer shall act under the direction of the Corporation’s chief executive officer and President. The Treasurer shall have custody of the corporate funds and securities and shall keep full and accurate accounts of the Corporation’s assets, liabilities, receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Corporation’s chief executive officer, the President or the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Corporation’s chief executive officer, the President and the Board of Directors (at its regular meetings or whenever they request it) an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors prescribes.
4.13
Assistant Vice Presidents, Secretaries and Treasurers.

The Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers, if any, shall act under the direction of the Corporation’s chief executive officer, the President and the officer they assist. In the order of their seniority, the Assistant Secretaries shall, in the absence or disability of the Secretary, perform the duties and exercise the authority of the Secretary. The Assistant Treasurers, in the order of their seniority, shall, in the absence or disability of the Treasurer, perform the duties and exercise the authority of the Treasurer.
4.14
Execution of Contracts and Instruments.

The Board of Directors may designate an officer or agent with authority to execute any contract or other instrument on the Corporation’s behalf; the Board may also ratify or confirm any such execution. If the Board authorizes, ratifies or confirms the execution of a contract or instrument without specifying the authorized executing officer or agent, the Corporation’s chief executive officer, the President, any Executive Vice President or Vice President or the Treasurer may execute the contract or instrument in the name and on behalf of the Corporation and may affix the corporate seal to such document or instrument.
4.15
Voting of Shares and Securities of Other Corporations and Entities.

Unless the Board of Directors otherwise directs or pursuant to a stockholders’ agreement, the Corporation’s chief executive officer shall be entitled to vote or designate a proxy to vote all shares and other securities which the Corporation owns in any other corporation or entity.
ARTICLE 5.
NOTICES AND WAIVERS OF NOTICE

5.1
Delivery of Notices.

All notices to stockholders, directors and Board committee members shall be given (a) personally, (b) by mail (registered, certified or other first class mail, except where otherwise provided in the DGCL, with postage pre-paid), addressed to such person at the address designated by him or her for that purpose or, if none is designated, at his or her last known address, (c) by electronic transmission in a manner authorized by the person, or (d) as otherwise provided in the DGCL. In addition to any other form of notice to a stockholder permitted by the Certificate of Incorporation, these Bylaws, or the DGCL, any notice given to a stockholder by a form of electronic transmission to which the stockholder has consented is effective. Notices to directors or Board committee members may also be delivered at his or her office on the Corporation’s premises, if any, or by express carrier, addressed to the address referred to in the preceding sentence. When a notice is required or permitted by the DGCL or these Bylaws to be given in writing, electronic transmission is written notice. Notices given pursuant to this Section 5.1 shall be deemed to be given when dispatched, or, if mailed, when deposited in a post office or official depository under the exclusive care and custody of the United States postal service; provided that when a notice or communication is permitted by the DGCL or these Bylaws to be transmitted electronically, the notice or communication is given when electronically transmitted to the person entitled to the notice or communication in a manner authorized by the person. Notices given by express carrier shall be deemed “dispatched” on the day and at the time the express carrier guarantees delivery of the notice. The Corporation shall have no duty to change the written or electronic address of any director, Board committee member or stockholder unless the Secretary receives notice in writing or by electronic transmission of such address change.
5.2
Waiver of Notice.

Action may be taken without a required notice and without lapse of a prescribed period of time, if at any time before or after the action is completed the person entitled to notice or to participate in the action to be taken or, in the case of a stockholder, his or her attorney in fact, submits a signed waiver or a waiver by electronic transmission of the requirements, or if such requirements are waived in such other manner permitted by applicable law. Neither the business to be transacted at, nor the purpose of, the meeting need be specified in the waiver of notice of the meeting. A stockholder’s attendance at a meeting (in person or by proxy) will result in both of the following:
(A)
Waiver of objection to lack of notice or defective notice of the meeting, unless the stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

(B)
Waiver of objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the stockholder objects to considering the matter when it is presented.

A director’s attendance at or participation in any Board or Board committee meeting waives any required notice to him or her of the meeting unless he or she, at the beginning of the meeting or upon his or her arrival, objects to the meeting or the transacting of business at the meeting and does not thereafter vote for or assent to any action taken at the meeting.
ARTICLE 6.
SHARE CERTIFICATES AND STOCKHOLDERS OF RECORD

6.1
Certificates for Shares.

Every owner of stock of the Corporation shall be entitled to have a certificate certifying the number and class of shares owned by him or her in the Corporation, which shall otherwise be in such form as shall be prescribed by the Board of Directors, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Certificates of each class shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by, or in the name of the Corporation by the any two authorized officers. The officers’ signatures may be facsimiles. If any officer who has signed or whose facsimile signature has been placed upon a certificate ceases to be such officer before the certificate is issued, it may be issued by the Corporation with the same effect as if the person were such officer at the date of issue.
6.2
Lost or Destroyed Certificates.

The Board of Directors may direct or authorize an officer to direct that a new certificate for shares be issued in place of any certificate alleged to have been lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors or officer may, in its discretion and as a condition precedent to the issuance thereof, require the owner (or the owner’s legal representative) of such lost or destroyed certificate to give the Corporation an affidavit claiming that the certificate is lost or destroyed or a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to such old or new certificate.
6.3
Transfer of Shares.

Shares of the Corporation are transferable only on the Corporation’s stock transfer books upon surrender to the Corporation or its transfer agent of a certificate for the shares, duly endorsed for transfer, and the presentation of such evidence of ownership and validity of the transfer as the Corporation requires.
6.4
Record Date.

The Board of Directors may fix, in advance, a date as the record date for determining stockholders for any purpose, including determining stockholders entitled to (a) notice of, and to vote at, any stockholders’ meeting or any adjournment of such meeting; (b) express consent to, or dissent from, a proposal without a meeting; or (c) receive payment of a share dividend or distribution or allotment of a right. The record date shall not be more than 60 nor less than 10 days before the date of the meeting, nor more than 10 days after the Board resolution fixing a record date for determining stockholders entitled to express consent to, or dissent from, a proposal without a meeting, nor more than 60 days before any other action.
If a record date is not fixed:
(A)
the record date for determining the stockholders entitled to notice of, or to vote at, a stockholders’ meeting shall be the close of business on the day next preceding the day on which notice of the meeting is given, or, if no notice is given, the close of business on the day next preceding the day on which the meeting is held; and
(B)
if prior action by the Board of Directors is not required with respect to the corporate action to be taken without a meeting, the record date for determining stockholders entitled to express consent to, or dissent from, a proposal without a meeting shall be the first date on which a signed written consent is properly delivered to the Corporation, and when prior action by the Board of Directors is required with respect to the corporate action, the record date for determining stockholders entitled to express consent to, or dissent from, a proposal without a meeting shall be at the close of business on the date on which the Board of Directors takes such prior action; and

(C)
the record date for determining stockholders for any other purpose shall be the close of business on the day on which the resolution of the Board of Directors relating to the action is adopted.

A determination of stockholders of record entitled to notice of, or to vote at, a stockholders’ meeting shall apply to any adjournment of the meeting, unless the Board of Directors fixes a new record date for the adjourned meeting.
Only stockholders of record on the record date shall be entitled to notice of, or to participate in, the action to which the record date relates, notwithstanding any transfer of shares on the Corporation’s books after the record date. This Section 6.4 shall not affect the rights of a stockholder and the stockholder’s transferor or transferee as between themselves.
6.5
Registered Stockholders.

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of a share for all purposes, including notices, voting, consents, dividends and distributions, and shall not be bound to recognize any other person’s equitable or other claim to interest in such share, regardless of whether it has actual or constructive notice of such claim or interest.
ARTICLE 7.
INDEMNIFICATION

7.1   Directors and Officers.   To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) (a “Covered Person”) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein.
7.2   Employees and Other Agents.   The Board of Directors will have the power to delegate the determination of whether indemnification will be given to any such person to such officers or other persons as the Board of Directors will determine.
7.3   Expenses.   To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Covered Person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this Section 7.3, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this Section 7.3. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other Covered Person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive of any other rights to which any Covered Person seeking indemnification from the Corporation may be entitled under any agreement, these Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such Covered Person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section 7.3 as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation.
7.4   Enforcement.   Without the necessity of entering into an express contract, all rights to indemnification and advances to Covered Persons under this Section 7.4 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the Covered Person. Any right to indemnification or advances granted by this Article 7 to a Covered Person will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, will be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation will be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the Corporation) for advances, the Corporation will be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article 7 or otherwise will be on the Corporation.
7.5   Non-Exclusivity of Rights.   The rights conferred on any Covered Person by this Article 7 will not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all Covered Persons respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

7.6   Survival of Rights.   The rights conferred on any Covered Person by this Article 7 will continue as to a person who has ceased to be a Covered Person and will inure to the benefit of the heirs, executors and administrators of such a person.
7.7   Insurance.   To the fullest extent permitted by the DGCL, or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any Covered Person required or permitted to be indemnified pursuant to this Article 7.
7.8   Amendments.   Any amendment, repeal or modification of any provision of this Article 7 will only be prospective and will not affect the rights or protections under any provision of this Article 7 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.
7.9   Saving Clause.   If this Article 7 or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify each Covered Person to the full extent not prohibited by any applicable portion of this Article 7 that will not have been invalidated, or by any other applicable law. If this Section 7.9 will be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation will indemnify each Covered Person to the full extent under applicable law. Notwithstanding anything herein or otherwise to the contrary, the provisions of this Section 7.9 will not be deemed to limit or restrain the Corporation from complying with its obligations to any director under the terms of any indemnification agreement entered into by the Corporation with any director.
7.10   Certain Definitions.   For the purposes of this Article 7, the following definitions will apply:
(A)   The term “proceeding” will be broadly construed and will include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(B)   The term “expenses” will be broadly construed and will include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(C)   The term the “Corporation” will include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will stand in the same position under the provisions of this Article 7 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
(D)   References to “other enterprises” will include employee benefit plans; references to “fines” will include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” will include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan will be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article 7.
ARTICLE 8.
GENERAL PROVISIONS

8.1
Checks and Funds.

All checks, drafts or demands for money and notes of the Corporation must be signed by such officer or officers or such other person or persons as the Board of Directors from time to time designates. All funds of the Corporation not otherwise employed shall be deposited or used as the Board of Directors from time to time designates.

8.2
Fiscal Year.

The fiscal year of the Corporation shall end on December 31 or such other date as the Board of Directors from time to time determines.
8.3
Corporate Seal.

The Board of Directors may adopt a corporate seal for the Corporation. The corporate seal, if adopted, shall be circular and contain the name of the Corporation and the words “Corporate Seal Delaware”. The seal may be used by causing it or a facsimile of it to be impressed, affixed, reproduced or otherwise.
8.4
Books and Records.

The Corporation shall keep within or outside of Delaware books and records of account and minutes of the proceedings of its stockholders, Board of Directors and Board committees, if any. The Corporation shall keep at its registered office or at the office of its transfer agent within or outside of Delaware records containing the names and addresses of all stockholders, the number, class and series of shares held by each and the dates when they respectively became recordholders of shares. Any of such books, records or minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.
ARTICLE 9.
AMENDMENTS

These Bylaws may be amended or repealed, or new Bylaws may be adopted, by unanimous vote of the stockholders. The Certificate of Incorporation or these Bylaws may from time to time specify particular provisions of the Bylaws which may not be altered or repealed by the Board of Directors.
ARTICLE 10.
SCOPE OF BYLAWS

These Bylaws govern the regulation and management of the affairs of the Corporation to the extent that they are consistent with applicable law and the Certificate of Incorporation; to the extent they are not consistent, applicable law and the Certificate of Incorporation shall govern.

ANNEX D
AMENDED AND RESTATED LIMITED
LIABILITY COMPANY AGREEMENT
dated as of
[•]
of
BEACH ACQUISITION CO PARENT, LLC

D-i

D-ii

EXHIBITS
Exhibit A
Member Information

D-iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Beach Acquisition Co Parent, LLC, a Delaware limited liability company (the “Company”), is made as of [•] (the “Effective Date”), by and among (i) 3G Fund VI, L.P., a Cayman Islands exempted limited partnership (“3G Holdco”), (ii) the other Members listed on Exhibit A hereto (together with any Permitted Transferee thereof who becomes a Member in accordance with the terms of this Agreement, collectively, the “Legacy Members”1 and, together with 3G Holdco, the “Initial Members”), (iii) solely for the purposes of Section 4.08, Section 5.01, Section 5.02, Section 9.09, Section 11.01 and Article 13, [•]2, as the representative of the Legacy Members (the “Legacy Member Representative”), (iv) the Company, and (v) each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act.
RECITALS
WHEREAS, the Company was formed as a Delaware limited liability company on April 28, 2025, by filing of the Certificate of Formation (as amended or otherwise modified from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware pursuant to the provisions of the Act and was governed by that certain Limited Liability Company Agreement of the Company dated as of April 28, 2025 (the “Pre-Closing Limited Liability Company Agreement”);
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of May 4, 2025 (as amended from time to time, the “Merger Agreement”), by and between the Company, Beach Acquisition Merger Sub, Inc. and Skechers U.S.A., Inc. (“Marten PubCo”), (a) the Company acquired all of the issued and outstanding Equity Securities of Marten PubCo and certain stockholders of Marten PubCo elected to exchange their Equity Securities in Marten PubCo for the number of Units set forth in Exhibit A hereto, which receipt of Units by certain stockholders of Marten PubCo, taken together with the contributions of cash or other property by 3G Holdco in exchange for Units, was intended to be treated as a contribution under Section 351(a) of the Code, and, in connection therewith, (b) the Legacy Members, by a majority-in-interest of Units held by all Legacy Members as of the Effective Date, elected [•] to serve as the Legacy Member Representative in accordance with the terms of this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, the closing of the transactions contemplated by the Merger Agreement has been consummated; and
WHEREAS, the parties hereto desire that this Agreement amends, restates and supersedes in its entirety the Pre-Closing Limited Liability Company Agreement.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and agreed, the parties hereto hereby agree as follows:
ARTICLE 1
Definitions; Interpretive Principles
Section 1.01   Definitions.   In this Agreement, except where the context otherwise requires:
“3G Director” has the meaning ascribed to it in Section 5.01(b).
“3G Holdco” has the meaning ascribed to it in the Preamble.
“3G Members” means (a) 3G Holdco, and (b) any Affiliate of 3G Holdco and any Continuation Fund that is issued or acquires Units from any Person after the date hereof in accordance with the terms of this Agreement (including, for the avoidance of doubt, with respect to any Continuation Fund, in accordance with Section 9.08).

1
Note to Draft: Legacy Members will include holders of Class P Units.

2
Note to Draft: To be the Legacy Member who receives nominations from a majority of existing Company shares in respect of which a Mixed Election was validly made and not revoked, deemed revoked or lost.

“3G Related Parties” has the meaning ascribed to it in Section 13.14.
“Act” means the Delaware Limited Liability Company Act.
“Additional Member” has the meaning ascribed to it in Section 9.03(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided, further, that an Affiliate of any Person shall also include (a) for the purposes of Section 10.03(a) and Section 10.04, any Person that directly or indirectly owns more than 10% of the Interests of such Person, (b) in the case of a partnership, any general partner of such partnership, (c) in the case of a trust, any trustee or beneficiary of such trust and (d) in the case of an individual, any member of the Family Group of such individual. Notwithstanding the foregoing, (i) for purposes of this Agreement, neither any 3G Member nor any of its Subsidiaries shall be considered Affiliates of any member of the Company Group or of the Legacy Members, and (ii) no pooled investment vehicle or fund (other than the 3G Members, but including any secondary fund or affiliated continuation fund or similar vehicle (collectively, “Continuation Funds”)), nor any portfolio company in which such entities or any 3G Member directly or indirectly hold investments, shall be considered an Affiliate of any 3G Member or its Subsidiaries; provided, that solely for purposes of (A) Section 4.08(c) (other than clauses (ii) and (iii) thereof) and the definition of “Related Person Transaction”, (B) Section 9.07 and (C) solely to the extent such term is used in Section 9.06(h) or Section 9.07(a), the definition of “Change of Control”, each such Continuation Fund or portfolio company shall be considered an Affiliate of the 3G Members and their respective Subsidiaries.
“Agreement” means this Amended and Restated Limited Liability Company Agreement, as the same may be amended from time to time in accordance with the terms hereof.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Appraiser” has the meaning ascribed to it in Section 9.09(c).
“Board” means the board of directors of the Company.
“Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Capital Account” has the meaning ascribed to it in Section 3.05(a).
“Capital Contributions” means Initial Capital Contributions and any additional Capital Contributions.
“Certificate of Formation” has the meaning ascribed to it in the Recitals.
“Change of Control” means, whether in a single transaction or series of related transactions (a) any merger, consolidation, recapitalization or reorganization of the Company with any other Person (other than a Member or one or more of its Affiliates), (b) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group of Persons (other than a Member or one or more of its Affiliates) or (c) any other transaction or series of related transactions which results in any Person or group of Persons (other than a Member or one or more of its Affiliates) obtaining ownership of 50% or more of the voting power of the Company; provided, that for purposes of a “Liquidity Transaction” pursuant to Section 9.09, the reference to “50%” in this subsection (c) will be deemed to refer to “100%.”
“Chosen Courts” has the meaning ascribed to such term in Section 13.12.
“Class P Unit” means any Unit designated as a Class P Unit and having the rights and obligations set forth herein with respect thereto.
“Closing Date” has the meaning ascribed to such term in the Merger Agreement.

“Code” means the United States Internal Revenue Code of 1986.
“Common Unit” means any Unit designated as a Common Unit and having the rights and obligations set forth herein with respect thereto.
“Company” has the meaning ascribed to it in the Preamble.
“Company Auditors” means the independent certified public accountants of the Company, as may be engaged by the Company from time to time.
“Company Business” means (a) the design, development, marketing, retailing, and wholesaling of footwear, apparel and accessories through wholesale and direct-to-consumer channels, and (b) all other business activities conducted by the Company and its Subsidiaries from time to time.
“Company Group” means the Company, each Subsidiary of the Company and each other Person that is controlled directly or indirectly by the Company.
“Company Offeror” shall mean (a) the Company, (b) any successor to the Company or any surviving entity resulting from a merger, consolidation or other business combination involving the Company or any wholly owned Subsidiary, (c) any Subsidiary that is a holding company for all or substantially all of the operating assets of the Company Group, (d) any other entity the securities of which are exchanged for Units in anticipation of an IPO, or (e) any holding company the direct or indirect assets of which are interests in the Company.
“Company Securities” means any Securities of the Company.
“Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Subsidiaries in the possession of or furnished to any Member (including by virtue of its present or former right to designate a Director); provided, that the term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by a Member or its Affiliate or its and their respective directors, officers, employees, stockholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement or other agreements, (b) was available to such Member on a non-confidential basis prior to its disclosure to such Member or its Representatives by the Company, (c) becomes available to such Member on a non-confidential basis from a source other than the Company Group, another Member, its Affiliates or its Representatives after the disclosure of such information to such Member or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not, to such Member’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person, or (d) is independently developed by such Member without reference to, or use of, any Confidential Information and without violating any confidentiality agreement with, or other obligation of secrecy to, the Company.
“control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Covered Persons” has the meaning ascribed to it in Section 10.02(a).
“Deferral” has the meaning ascribed to it in Section 9.09(b)(iii).
“Deferral Period” has the meaning ascribed to it in Section 9.09(b)(iii).
“Director” has the meaning ascribed to it in Section 5.01(a).
“Drag-Along Rights” has the meaning ascribed to it in Section 9.07(a).
“Drag-Along Sale” has the meaning ascribed to it in Section 9.07(a).
“Drag-Along Sale Notice” has the meaning ascribed to it in Section 9.07(b).
“Effective Date” has the meaning ascribed to it in the Preamble.

“Election Notice” has the meaning ascribed to it in Section 9.09(b).
“Electronic Delivery” has the meaning ascribed to it in Section 13.16.
“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first offer or refusal, mortgage, pledge, lien, retention of title, usufruct, attachment, easement or other encumbrance or any agreement to create any of the foregoing. “Encumber” shall have a correlative meaning.
“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership interests, limited liability company interests, units or any other type of equity interest, or other indicia of equity ownership (including profits interests), including, in the case of the Company, Units (collectively, “Interests”), (b) any security convertible into or exercisable or exchangeable for, with or without consideration, any Interests (including any option to purchase such convertible security) or (c) any security carrying any warrant or right to subscribe to or purchase any security described in clause (a) or (b).
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
“Fair Market Value” means the price that a willing buyer not Affiliated with the seller and under no compulsion to buy would pay in an arm’s-length transaction with a willing seller not Affiliated with the buyer and under no compulsion to sell (and, in the case of any Units, determined without discount for minority interests, lack of marketability, lack of liquidity or applicable restrictions on Transfer).
“Family Group” means, with respect to a natural Person, (a) the spouse, parents, siblings and lineal descendants (including children by adoption and step children) of such Person, and in any such case, any trust or other estate planning-related entity formed in connection with the bona fide estate planning activities of such Person: (i) the beneficiaries of which may only include such Person, and the spouse, parents, parents-in-law, siblings and lineal descendants (including children by adoption and step children) of such Person and (ii) with respect to which such Person is the sole trustee or custodian; or (b) any limited liability company or partnership: (i) with respect to which one hundred percent (100%) of the outstanding equity interests are beneficially solely owned by the applicable Person or the spouse, parents, siblings, parents-in-law and lineal descendants (including children by adoption and step children) of such Person, (ii) with respect to which one or more Persons referred to in the preceding clause (i) are the sole manager(s) or managing member(s) or general partner(s), as the case may be, and otherwise have the sole power to direct or cause the direction of management and policies of such limited liability company or partnership, whether through the ownership of voting securities, by contract or otherwise and (iii) which is not formed for the purpose of circumventing the requirements of the transfer restrictions set forth in this Agreement.
“Fiscal Year” has the meaning ascribed to it in Section 7.01.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Approval” means any authorization, consent, waiver, order and approval of any Governmental Authority, including any applicable waiting periods associated therewith.
“Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.
“Information Waiver” has the meaning ascribed to it in Section 10.02(b).
“Initial Capital Contribution” has the meaning ascribed to it in Section 3.01.
“Initial Members” has the meaning ascribed to it in the Preamble.
“IPO” shall mean (a) an initial registered offering of Equity Securities of the Company or Equity Securities of any Company Offeror to the public pursuant to an effective registration statement (other than on Form S-4 to the extent not involving a special purpose acquisition company or S-8 or, in each case, any successor form) under the Securities Act where such public offering is broadly distributed and pursuant to which one or more classes of Units or the common stock or other Equity Securities of such Company Offeror are listed on The New York Stock Exchange or the Nasdaq Stock Market, either of their respective successors, or any other national securities exchange, (b) the listing on The New York Stock Exchange or the Nasdaq Stock Market, either of their respective successors, or any other national securities exchange in connection with the registration of Equity Securities of the Company or Equity Securities of any Company Offeror by means of an effective registration statement under the Securities Act or the Exchange Act that registers such shares or Equity Securities without an underwritten public offering of such shares or (c) any business combination pursuant to which the Company is merged into, or otherwise combines with, a special purpose acquisition company, or a subsidiary thereof, listed on The New York Stock Exchange or the Nasdaq Stock Market, either of their respective successors, or any other national securities exchange, and the Equity Securities of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock (or securities convertible into or exchangeable for shares of capital stock) that represent, immediately following such combination, a majority, by voting power, of the capital stock of (i) the surviving or resulting corporation or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such combination or consolidation, the parent corporation of such surviving or resulting corporation.
“Legacy Class B Member” means a Legacy Member who, prior to the Effective Date, held Class B common stock of Marten PubCo.
“Legacy Member” has the meaning ascribed to it in the Preamble.
“Legacy Member Representative” has the meaning ascribed to it in the Preamble.
“Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.
“Liquidating Agent” has the meaning ascribed to it in Section 12.04(a).
“Liquidity Option” has the meaning ascribed to it in Section 9.09(b)(ii).
“Liquidity Transaction” shall mean an IPO or a Change of Control.
“Liquidity Transaction Triggering Notice” has the meaning ascribed to it in Section 9.09(a).
“Marten PubCo” has the meaning ascribed to it in the Recitals.
“Member” means, at any time, for as long as he, she or it holds any Units, (a) the Initial Members and (b) any other Person who, after the date of this Agreement, is admitted to the Company as a Member in accordance with the terms of this Agreement.
“Member Percentage” means, with respect to any Member as of any time, the percentage of outstanding Units owned by such Member at such time. For the avoidance of doubt, each Class P Unit shall be equivalent to 2.9655 Common Units for purposes of calculating Member Percentages. The sum of the Member Percentages of all Members shall at all times equal 100%.
“Officer(s)” has the meaning ascribed to it in Section 5.05.
“Permitted Transfer” has the meaning ascribed to it in Section 9.02(a).
“Permitted Transferee” means, with respect to: (a) in the case of any Legacy Member that is an individual, (i) any trust or estate planning-related entity, the sole beneficiaries of which are such Legacy Member or such Legacy Member’s Family Group (provided, that during the period that any such trust or legal entity holds any right, title or interest in any Units, the Legacy Member has the sole power to control the management and policies of such trust or entity) or Successor-in-Interest, or (ii) any member of such Member’s Family Group; and (b) in the case of any Legacy Member that is not an individual, (i) any Person that is an Affiliate of such Member, or (ii) to the holders of equity interests in such Legacy Member as part of a distribution by such Person in accordance with its organizational documentation; provided, that, in each case, at the time of a Transfer of Company Securities to a Permitted Transferee, such Permitted Transferee agrees for the benefit of the other parties hereto to re-Transfer the subject Company Securities back to the Transferring Member (or to Transfer the subject Company Securities to another Permitted Transferee of the Transferring Member) prior to such Permitted Transferee ceasing to be Permitted Transferee of the applicable Person as described in clauses (a) and (b) above.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Pre-Closing Limited Liability Company Agreement” has the meaning ascribed to it in the Recitals.
“Preemptive Rights Exercise Notice” has the meaning ascribed to it in Section 4.07(b).
“Proposed Fair Market Value” has the meaning ascribed to it in Section 9.09(c).
“Purchase Option” has the meaning ascribed to it in Section 9.09(b)(i).
“Quorum” has the meaning ascribed to it in Section 5.03(c).
“Related Person Transaction” means any transaction or agreement between any member of the Company Group, on the one hand, and any 3G Member (or any Affiliates thereof, or any entity or fund that is indirectly controlling, controlled by, or under common control with any 3G Member or its Affiliates) on the other hand, other than (i) customary agreements, transactions or arrangements entered into with independent directors, officers, employees or unaffiliated consultants in the ordinary course of business on arm’s-length terms and approved by the Board, (ii) any issuance of Equity Securities in accordance with Section 4.07, (iii) customary director indemnification and expense reimbursement agreements and arrangements in the ordinary course of business, (iv) any agreement, transaction or arrangement (other than one relating to the issuance of securities) entered into in the ordinary course of business on an arm’s length basis and approved by the Board, (v) any other agreement, transaction or arrangement the terms of which a nationally recognized investment banking firm has opined are fair to the Company and its Subsidiaries, taken as a whole, from a financial point of view in a written opinion delivered to the Board, (vi) any incurrence of expenses pursuant to Section 13.02 of this Agreement, and (vii) any other transaction, reimbursement or advancement expressly permitted by the terms of this Agreement.
“Representative Expenses” has the meaning ascribed to such term in Section 4.08(b).
“Representatives” has the meaning ascribed to such term in the definition of “Confidential Information.”
“RG” shall mean Robert Greenberg.
“Secondary Indemnitors” has the meaning ascribed to it in Section 6.03(f).
“Securities” means, with respect to any Person, (a) any Equity Securities or (b) any debt securities.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.
“Specified Legacy Member” means (a) any Legacy Member who is a Legacy Class B Member and (b) any Legacy Member who is (i) an executive officer or (ii) an employee above the Senior Vice President level, in each case, of Marten PubCo or any of its Subsidiaries as of the date of the Merger Agreement or the Effective Date.
“Subject Units” has the meaning ascribed to it in Section 9.09(a).
“Subsidiary” of any Person means (a) a corporation of which more than 50% of the combined voting power of the outstanding voting Equity Securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.
“Successor-in-Interest” means, with respect to any Member that is a natural Person, the legal representative, administrator, trustee, curator, heir, legatee, successor, assignee, successor-in-interest or other Person who has either legal title or has been conferred, by a court of competent jurisdiction, primary representative or administrative responsibility with respect to, such Person’s Units as a result of such Person’s death or incompetence (as declared by a court of competent jurisdiction) or as otherwise required by Applicable Law (including by reason of a separation agreement or divorce, equitable or community or marital property distribution, judicial decree or other court order relating to the division or partition of property between spouses) as determined by a court of competent jurisdiction.
“Support Agreement” has the meaning set forth in the Merger Agreement.
“Tag-Along Notice” has the meaning ascribed to it in Section 9.06(a).
“Tag-Along Notice Period” has the meaning ascribed to it in Section 9.06(c).
“Tag-Along Offer” has the meaning ascribed to it in Section 9.06(b).
“Tag-Along Portion” means, with respect to any Member and for any Tag-Along Sale, (i) the Units owned by such Member immediately prior to such Tag-Along Sale, multiplied by (ii) a fraction (A) the numerator of which is the number of Units proposed to be Transferred by the Tag-Along Seller in such Tag-Along Sale and (B) the denominator of which is the aggregate number of Units owned by the Tag-Along Seller immediately prior to such Tag-Along Sale.
“Tag-Along Right” has the meaning ascribed to it in Section 9.06(c).
“Tag-Along Sale” has the meaning ascribed to it in Section 9.06(a).
“Tag-Along Seller” has the meaning ascribed to it in Section 9.06(a).
“Tagging Person” has the meaning ascribed to it in Section 9.06(c).
“Transfer” means, with respect to any Company Securities, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, Encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, Encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing; provided, that an Upstairs Transfer shall not constitute a “Transfer”. “Transferred” and “Transferring” shall have correlative meanings.
“Unit(s)” has the meaning ascribed to it in Section 2.01(b).
“Unwinding Event” has the meaning ascribed to it in Section 9.02(b).
“Upstairs Transfer” means a Transfer of Equity Securities of any 3G Member by any limited partner or other passive investor thereof; provided, that such Transfer (a) is not directed or coordinated by a 3G Member, and (b) is not undertaken for the purpose of circumventing the requirements of Section 9.06.
Section 1.02   Certain Interpretations.
(a)   When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.
(b)   When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”
(c)   Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.
(d)   The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”
(e)   When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.
(f)   The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.
(g)   When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.
(h)   Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.
(i)   A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. A reference to “order” will refer to any decree, judgment, injunction or other order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.
(j)   The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(k)   The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(l)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.
(m)   Except as otherwise expressly set forth in this Agreement, references to “pro rata” in this Agreement mean on a pro rata basis in accordance with the Member Percentages.

ARTICLE 2
Organizational Matters and General Provisions
Section 2.01   Formation.
(a)   The Company was formed as a Delaware limited liability company on April 28, 2025 by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the provisions of the Act on April 28, 2025.
(b)   The Company shall initially have two classes of units, designated, respectively, as Common Units and Class P Units (collectively, the “Units” and each, a “Unit”). Each Common Unit shall be entitled to one vote. The Class P Units shall have the same rights and obligations as the Common Units; provided, that each Class P Unit shall be equivalent to 2.9655 Common Units and may be subject to service-based or performance-based vesting criteria as may be set forth in the applicable award agreement pertaining to such Class P Unit. A Unit shall for all purposes be personal property.
(c)   Upon the execution and delivery of this Agreement or a counterpart to this Agreement, each Initial Member shall hold the number of Units set forth opposite the name of such Member on Exhibit A in the columns entitled “Number of Common Units” and “Number of Class P Units”, respectively.
(d)   This Agreement amends, restates and supersedes in its entirety the Pre-Closing Limited Liability Company Agreement.
Section 2.02   Name.   The name of the Company as of the date hereof is “Beach Acquisition Co Parent, LLC” and its business shall be carried on in this name with such variations and changes or in such other trade names as the Board reasonably deems necessary or appropriate. Subject to the terms and conditions of this Agreement, the Board shall have the power at any time to change the name of the Company in its reasonable discretion.
Section 2.03   Principal Place of Business.   The principal place of business of the Company shall be located at 600 Third Avenue, 37th Floor, New York, NY 10016, or such other location as determined by the Board. The Company may also maintain such other office or offices at such other locations as the Board may reasonably determine from time to time.
Section 2.04   Registered Agent.   The Company’s registered agent and office in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808.
Section 2.05   Purpose and Powers of the Company.
(a)   The Company is formed for the object and purpose of engaging in any and all lawful activities permitted under the Act.
(b)   Subject to the terms and conditions of this Agreement, the Company shall have the power and authority to take any and all actions that limited liability companies may take under the Act and that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in this Section 2.05. Without limiting the foregoing, the Company may in furtherance of its business and operations carry out its objectives and accomplish its purposes as principal or agent, directly or indirectly, alone or with associates, or as a member, stockholder, partner or participant in any firm, association, trust, corporation, partnership or other entity.
(c)   The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board and maintaining its books and records on a current basis separate from that of any Affiliate of the Company.
Section 2.06   Term.   The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall continue in full force and effect in perpetuity; provided, that this Agreement may be terminated and the Company may be dissolved in accordance with the provisions of this Agreement and the Act.

Section 2.07   Filings; Qualification in Other Jurisdictions.   The Company shall prepare, following the execution and delivery of this Agreement, any documents required to be filed or, in the Board’s or an authorized executive officer’s view, appropriate for filing under the Act, and the Company shall cause each such document to be filed in accordance with the Act, and, to the extent required by Applicable Law, to be filed and recorded, or notice thereof to be published, in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Board may cause or authorize an executive officer to cause the Company to be qualified or registered under assumed or fictitious name statutes or similar Applicable Laws in any jurisdiction in which the Company transacts business where the Company is not currently so qualified or registered. Each executive officer shall execute, deliver and file any such documents (and any amendments or restatements thereof) necessary for the Company to accomplish the foregoing. The Board may appoint any other authorized persons to execute, deliver and file any such documents.
Section 2.08   Company Property.   All property of the Company, both tangible and intangible, shall be deemed to be owned by the Company as an entity. A Member has no interest in specific Company property.
Section 2.09   Transactions with Members and Directors.   Subject to the terms and conditions of this Agreement (including Section 4.08), any Member or Director may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and, subject to Applicable Law and the terms and conditions of this Agreement, shall have the same rights and obligations with respect to such matter as a Person who is not a Member or Director, and any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act.
ARTICLE 3
Capital Contributions
Section 3.01   Capital Contributions.   In connection with the transactions contemplated by the Merger Agreement, Each of the Initial Members has made or is deemed to have made (or one or more of their Affiliates has made or is deemed to have made) certain capital contributions to the Company as of the Closing Date (the “Initial Capital Contributions” and such capital contribution made by each Initial Member, its “Initial Capital Contribution”). No Member shall be required or entitled to make any additional Capital Contributions, or to make any loans or any other extension of credit, to the Company for any reason.
Section 3.02   Issuance of Units.
(a)   All Units in respect of the Initial Capital Contributions have been duly authorized and issued, and the authorization and issuance of such Units is hereby ratified. No additional Units shall be issued by the Company after the date of this Agreement in respect of any Initial Capital Contributions.
(b)   Subject to Section 4.07 and any other terms and provisions of this Agreement, the Board may authorize the Company to issue additional Units or create and issue new series, types or classes of equity interests in the Company with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the Board may reasonably determine, and authorize obligations, evidences of indebtedness or other securities or interests of the Company convertible or exchangeable into Units or other equity interests in the Company and warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company, in each case, to any Person in such amounts and on such terms as so approved by the Board. The Company may issue whole or fractional Units or other equity interests in the Company. In the event the Company issues any equity interests (other than Units that are authorized for issuance in this Agreement at such time) in accordance with the terms of this Agreement, this Agreement will be appropriately amended to reflect the terms of such other equity interests and the issuance thereof.
Section 3.03   Certificates.   Unless and until the Board shall determine otherwise, the Units shall be uncertificated and recorded in the books and records of the Company. In the sole discretion of the Board or a duly authorized committee thereof, any or all of the issued and outstanding Units may be represented by certificates.

Section 3.04   Withdrawal of Capital.
(a)   No Member shall be entitled to withdraw any part of its Capital Contributions or to receive any distribution from the Company, except as expressly provided herein. Under circumstances requiring the return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash. No Member shall have the right to cause the sale of any Company asset. No Member shall have any right to receive any salary or draw with respect to its Capital Contributions or for services rendered on behalf of the Company or otherwise in its capacity as a Member.
(b)   No Member shall have any liability for the return of the Capital Contributions of any other Member. Except as otherwise required by Applicable Law, no Member shall be required to make up a deficit or negative balance in its Capital Account (including upon and after dissolution of the Company). No Member shall have priority over any other Member either as to the return of the amount of such Member’s Capital Contributions or as to any allocation of any item of income, gain, loss, deduction or credit of the Company (except to the extent granted by Company Securities hereinafter approved by the Board pursuant to Section 3.02(b)).
Section 3.05   Maintenance of Capital Accounts.
(a)   The Company shall maintain a separate capital account for each Member (each, a “Capital Account”).
(b)   Upon a Transfer of the Units of any Member in accordance with the terms of this Agreement, the transferee Member shall succeed to the Capital Account of the Transferring Member which is attributable to such Units.
Section 3.06   No Interest.   No interest shall be paid on Capital Contributions or on the balance in a Member’s Capital Account.
ARTICLE 4
Certain Rights and Obligations of Members
Section 4.01   Members.   The Members of the Company and their respective Units, Member Percentages, and addresses and other contact information for the purposes of Section 13.15 are listed on Exhibit A attached hereto. The Board shall amend Exhibit A from time to time promptly following any changes in any of such information in accordance with the terms of this Agreement. The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and, unless otherwise provided herein, the Act.
Section 4.02   No Action on Behalf of the Company.   No Member (in its capacity as such) shall have any authority to take any action on behalf of or in the name of the Company, or to enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement or by resolution of the Board in accordance with this Agreement.
Section 4.03   No Right to Withdraw.   Except in connection with the Transfer of Units in accordance with the terms of this Agreement such that the Transferring Member no longer holds any Units, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company, and any such resignation or withdrawal or attempted resignation or withdrawal shall be null and void. A resigning Member shall not be entitled to a distribution of the fair value of its Interests under Section 18-604 of the Act.
Section 4.04   Member Approval Rights.   Except as otherwise expressly set forth in this Agreement or as required by Applicable Law, the Members shall have no right to vote on any matter and hereby expressly waive any right to vote that can be waived.
Section 4.05   Partition.   Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.
Section 4.06   Liability.   Except as otherwise set forth herein or in the Merger Agreement, or as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Director or

Officer shall be obligated personally for any such debt, obligation or liability of the Company or for any losses of the Company solely by reason of being a Member or acting as a Director or Officer.
Section 4.07   Preemptive Rights.
(a)   Other than for issuances of Equity Securities contemplated in Section 4.07(f), subject to applicable securities laws, the Company shall give the Members written notice (an “Issuance Notice”) of any proposed issuance by the Company of any Equity Securities at least fifteen Business Days prior to the proposed issuance date. The Issuance Notice shall specify the price at which such Equity Securities are to be issued and the other material terms of the issuance (including the terms of the Equity Securities proposed to be issued) and the number of Equity Securities each Member is entitled to subscribe for in accordance with this Section 4.07(a). Subject to Section 4.07(f), each of the Members shall be entitled to subscribe for (or to cause its Permitted Transferees to subscribe for) up to its respective Member Percentage of the Equity Securities proposed to be issued, at the price and on the terms specified in the Issuance Notice.
(b)   If any Member desires to subscribe for or to have any of its Permitted Transferees subscribe for any or all of its Member Percentage of the Equity Securities specified in the Issuance Notice, it shall deliver a written notice to the Company (each a “Preemptive Rights Exercise Notice”) of its election to subscribe for such Equity Securities within ten Business Days of receipt of the Issuance Notice. The Preemptive Rights Exercise Notice shall specify the number (or amount) of Equity Securities to be subscribed for by such party or its Permitted Transferees and shall constitute exercise by such party of its rights under this Section 4.07 and a binding agreement of such party or such party’s applicable Permitted Transferees to subscribe for, at the price and on the terms specified in the Issuance Notice, the number (or amount) of Equity Securities specified in the Preemptive Rights Exercise Notice, with such subscription and issuance to be consummated as promptly as reasonably practicable. If, at the termination of such ten Business Day period, any Member shall not have delivered a Preemptive Rights Exercise Notice to the Company, such party shall be deemed to have waived all of its rights under this Section 4.07 with respect to the subscription for such Equity Securities.
(c)   The Company shall have sixty days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Equity Securities that the Members have not elected to subscribe for at a price equal to or greater than the price specified in the Issuance Notice and otherwise upon terms that are not less favorable to the Company than those specified in the Issuance Notice; provided, that, if any Governmental Approvals are required in connection with such issuance, such sixty-day period shall be extended until the expiration of five Business Days following the date on which all Governmental Approvals are obtained and any applicable waiting periods under Applicable Law have expired or been terminated, but in no event will such period be extended for more than an additional ninety days. If the Company proposes to issue any such Equity Securities after such sixty-day (or longer, as permitted by the preceding sentence) period, it shall again comply with the procedures set forth in this Section 4.07.
(d)   At the consummation of the issuance of such Company Securities the Company shall amend Exhibit A to reflect such issuance.
(e)   Notwithstanding anything contained in this Section 4.07, the closing date of any proposed issuance of Equity Securities to which this Section 4.07 applies may, in the Company’s discretion, occur prior to the delivery of the Issuance Notice or prior to the expiration of the fifteen Business Day period contemplated by Section 4.07(a); provided, that in such case each Member shall (other than those who elected to purchase the Equity Securities on such closing date) continue to have the right to exercise its rights under this Section 4.07 by delivering an exercise notice within ten Business Days after receipt of the Preemptive Rights Exercise Notice pursuant to Section 4.07(b) to acquire from the Company the number and type of Equity Securities at the price and on the terms specified in the Preemptive Rights Exercise Notice; provided further, that in lieu of the Company issuing such Equity Securities, such Member may, in the Board’s discretion, receive such Equity Securities in a secondary offering from the Members who elected to purchase the Equity Securities on such closing date (pro rata from such Members).

(f)   Notwithstanding the foregoing and any other provision of this Section 4.07, no Member shall be entitled to subscribe for Equity Securities under this Section 4.07 in connection with issuances of Equity Securities (i) to employees of the Company or any of its Subsidiaries pursuant to employee benefit plans, incentive equity plans or other arrangements approved by the Board in accordance with the terms of this Agreement, (ii) to any Person that is not a Member or a Permitted Transferee thereof as consideration in any acquisition, investment, merger, amalgamation, consolidation or other strategic transaction (such as a joint venture, marketing or distribution arrangement, or technology transfer or development arrangement) approved by the Board in accordance with this Agreement or (iii) in respect of any split, distribution or recapitalization of the Company, each of which must be offered, on a pro rata, pari passu basis, to each Member with respect to such Member’s Units. Subject to Section 4.07(e), the Company shall not be obligated to consummate any proposed issuance of Equity Securities, nor be liable to any Member if the Company has not consummated any proposed issuance of Equity Securities, pursuant to this Section 4.07 for whatever reason, regardless of whether it shall have delivered an Issuance Notice or received any Preemptive Rights Exercise Notices in respect of such proposed issuance.
(g)   This Section 4.07 shall not apply in connection with, and shall terminate upon, an IPO.
Section 4.08   Legacy Member Representative.
(a)   The parties hereby agree that it is desirable to designate the Legacy Member Representative to act on behalf of each of the Legacy Members in respect of Section 9.09 and Section 13.04 (including the full power and authority on each Legacy Member’s behalf to execute and deliver on behalf of such Legacy Member any amendment or waiver hereto, and to do each and every act and exercise any and all rights which such Legacy Members are permitted or required to do or exercise under Section 9.09 and Section 13.04). The Legacy Member Representative shall initially be [•], until his resignation, removal, death, incapacity, illness or other inability to act (or in the case of a Legacy Member Representative that is a non-natural Person, bankruptcy or dissolution of such Person). The Legacy Member Representative may resign at any time by written notice to the Board, and the Legacy Member Representative may be removed upon the prior written consent of a majority in interest of the Units held by all of the Legacy Members. In the event of the resignation, removal, death, incapacity, illness or other inability to act of the Legacy Member Representative (or in the case of a Legacy Member Representative that is a non-natural Person, bankruptcy or dissolution of such Person), a successor to such position shall be a Legacy Member designated by the consent of a majority in interest of the Units held by all of the Legacy Members, and such successor shall be subject to the approval of the 3G Holdco. The Legacy Member Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith. The designation of the Legacy Member Representative shall not be affected by the death, incapacity, illness or other inability to act of any of the Legacy Members (or in the case of a Legacy Member that is a non-natural Person, bankruptcy or dissolution of such Person). Notwithstanding anything to the contrary in this Agreement, effective immediately at such time as the Legacy Members cease to own any Company Securities, (i) the designation of the Legacy Member Representative hereunder shall terminate and the Legacy Member Representative shall be deemed to be removed without any further action by any party, and (ii) the Legacy Members shall no longer be entitled to designate or appoint a Legacy Member Representative pursuant to this Section 4.08.
(b)   The Board and the 3G Members shall be entitled to rely on any actions taken by the Legacy Member Representative without independent inquiry into the capacity of the Legacy Member Representative to so act and shall have no liability to the Legacy Members in connection therewith. All actions, notices, communications and determinations by or from the Legacy Member Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Legacy Members. Neither the Legacy Member Representative nor any of its agents or representatives shall have any liability to the Legacy Members with respect to actions taken or omitted to be taken by the Legacy Member Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), except with respect to the Legacy Member Representative’s gross negligence or willful misconduct. Neither the Legacy Member Representative nor any of its agents or representatives shall have any liability to the Company or the

Board as a result of serving in such capacity or otherwise under this Agreement, except with respect to the Legacy Member Representative’s gross negligence or willful misconduct. The Legacy Member Representative shall not be required to follow any direction from the Legacy Members, and shall be under no obligation to take any action in its capacity as Legacy Member Representative based upon any direction from the Legacy Members. The Legacy Member Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Legacy Member Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Legacy Member Representative (for itself and its officers, directors, employees, agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Legacy Member Representative in such capacity (or any of its agents or representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Legacy Member Representative (except for those arising out of the Legacy Member Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims, in each case from the Legacy Members on a pro rata basis (collectively, the “Representative Expenses”). The Company may (x) deduct from, and set off against, any distribution or other amount otherwise due or payable to a Legacy Member (or former Legacy Member) by the Company pursuant to this Agreement, the amount of any Representative Expenses on a pro rata basis, and (y) pay to the Legacy Member Representative such amount of deducted Representative Expenses to an account specified in writing by the Legacy Member Representative. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Legacy Member Representative or any Legacy Member for any purpose of applicable law. Neither the Legacy Member Representative nor any of its Affiliates shall owe any fiduciary or other duty to any Legacy Member.
(c)   Notwithstanding Section 5.01 or anything else contained in this Agreement to the contrary, the Company shall not, and shall cause its Subsidiaries not to (as applicable): (i) enter into or modify (including by waiver of any material rights or acceleration of any material obligations of the Company Group) any Related Person Transaction, (ii) redeem or repurchase, or consummate any split, combination, subdivision, reclassification or other recapitalization transaction with respect to, any outstanding Units or other Equity Securities of the Company, other than on a pro rata, pari passu basis in respect of all such Units and other Equity Securities (other than in respect of repurchases of Equity Securities from service providers of the Company Group upon cessation of service), (iii) declare or make any distributions of cash or other property to the Members other than on a pro rata, pari passu basis in respect of all Units held by the Members, or (iv) enter into or consummate any merger or similar transaction which constitutes a Change of Control that does not comply with Section 9.08 as if such merger or other transaction were a Drag-Along Sale, in each case of the foregoing clauses (i) through (iv), without the prior written consent of the Legacy Member Representative.
ARTICLE 5
Board and Officers
Section 5.01   Board.
(a)   The property, affairs and business of the Company shall be managed by or under the direction of the Board (which shall be deemed the “manager” of the Company for all purposes under the Act), except as otherwise expressly provided in this Agreement and in accordance with Applicable Law. The Board shall be made up of the number of natural Persons (who need not be Members) (each, a “Director”) as specified in this Agreement. No Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement or as follows from the Act or the Certificate of Formation; provided, that each Director shall have the rights enjoyed by directors of corporations incorporated in the State of Delaware under Section 220(d) of the Delaware General Corporation Law as if the Company was a “corporation” and the Director was a “director”, in each case, under that Section. All actions of the Company to be taken on or on behalf of the Company shall require the approval of a majority of votes cast at a meeting of the Board. The Board may delegate its authority to manage the property, affairs and business of the Company to one or more committees of the Board consisting of one or more Directors.

(b)   The Board shall be made up of such number of Directors as may be determined by the 3G Holdco. For so long as a Legacy Member Representative is serving in such capacity, the Legacy Member Representative shall serve as a Director, and the 3G Holdco shall be entitled to appoint the remaining Directors (each, a “3G Director”) to the Board.
(c)   Each Director shall hold such position until his or her successor is appointed or until his or her earlier death, disability, resignation or removal by, as applicable, the 3G Holdco or the Legacy Members.
(d)   The Board, by taking action in accordance with this Article 5, shall have the power, discretion and authority on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company contemplated by this Agreement and to perform or authorize all acts which it may reasonably deem necessary or advisable in connection therewith.
(e)   Each Director will serve without compensation from the Company. Each Director shall be entitled to reimbursement for reasonable and necessary documented out-of-pocket expenses incurred by such Director during the course of conducting the Company’s business.
(f)   No Director (acting in his or her capacity as such) shall have any right or authority to act on behalf of or to bind the Company with respect to any matter except pursuant to a resolution authorizing such action, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement.
Section 5.02   Removal and Resignation.
(a)   Notwithstanding anything in this Agreement to the contrary, the 3G Holdco shall at all times have the exclusive right to remove, with or without cause, any 3G Director designated by the 3G Holdco, upon the giving of written notice to such 3G Director and the Board.
(b)   Any Director may resign by written notice to the Board. Unless otherwise specified therein, a Director’s resignation shall take effect upon delivery. Vacancies created on the Board resulting from the death, disability, resignation or removal of a 3G Director shall be filled by the 3G Holdco, with such appointment to become effective immediately upon delivery of written notice of such appointment to the other Members and the Company. Vacancies created on the Board resulting from the death, disability, resignation or removal of the Legacy Member Representative shall be filled by the appointment of a successor Legacy Member Representative in accordance with Section 4.08, with such appointment to become effective immediately upon delivery of written notice of such appointment to the 3G Members and the Company.
Section 5.03   Meetings.
(a)   Meetings of the Board or any committee thereof shall be held at such place, date and time as the Board or committee may reasonably designate. Special meetings of the Board or any committee thereof may be called at any time by any Director in accordance with the terms of this Section 5.03.
(b)   Notice of such meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each applicable Director by telephone, electronic mail or facsimile no less than three Business Days before the date of the meeting. Notice of any meeting may be waived by any Director. Presence at the meeting shall constitute waiver of any deficiency of notice, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.
(c)   The presence in person or by proxy of a number of Directors equal to a majority of the Board or any committee thereof, as applicable, shall constitute a quorum for the conduct of business at any meeting of the Board or committee (a “Quorum”). If a Quorum shall not be present at any such meeting, the Directors present shall adjourn the meeting and promptly give notice of when it will be reconvened.

(d)   Members of the Board may participate in a meeting of the Board or any committee thereof by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear, and be heard by, one another. Participation in a meeting pursuant to this Section 5.03(d) shall constitute presence in person at such meeting pursuant to Section 5.03(c) and shall constitute a waiver of any deficiency of notice, except when such Director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.
(e)   Each Director shall be entitled to cast one vote with respect to each matter brought before the Board (or any committee thereof of which such Director is a member) for approval. Except as otherwise provided by this Agreement, the affirmative vote of a majority of the Directors in attendance at any meeting at which a Quorum is present shall be required to authorize any action by the Board or committee and shall constitute the action of the Board or committee for all purposes.
(f)   The Board or any committee thereof may establish other reasonable provisions and procedures relating to the governance of its meetings that are not in conflict with the terms of this Agreement.
Section 5.04   Action Without a Meeting.   Notwithstanding Section 5.01 and Section 5.03, on any matter requiring an approval or consent of the Board under this Agreement or the Act, the Board or any committee thereof may take such action without a meeting, without notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors constituting the Board. Approval of any such action by email confirmation shall constitute consent in writing for purposes of this Section 5.04.
Section 5.05   Officers; Designation and Election of Officers; Duties.   The Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be designated as officers of the Company, with titles including “chief executive officer,” “chief financial officer,” “president,” “vice president,” “treasurer,” “secretary,” “general counsel,” “chief compliance officer” and “director,” as and to the extent authorized by the Board (each, an “Officer” and collectively, the “Officers”). Any number of offices may be held by the same Person. In the Board’s reasonable discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be Members. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.
Section 5.06   Removal of Officers; Vacancies.   Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance by the Board of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board or any authorized committee thereof. Vacancies may be filled by approval of the Board or any authorized committee thereof. Designation of any Person as an Officer by the Board shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.
Section 5.07   Other Powers and Duties.   Except as provided in this Agreement, the Officers of the Company shall have such authority and perform such duties in the management of the Company as may be reasonably prescribed by the Board and, to the extent not so prescribed, as generally pertain to their respective offices in a company formed under the laws of the State of Delaware, subject to the control of the Board or any authorized committee thereof.
Section 5.08   Officers as Agents; Reliance by Third Parties.
(a)   The Officers, to the extent of their powers set forth in this Agreement or in a resolution of the Board or authorized committee thereof, are agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company.

(b)   Any Person dealing with the Company may rely upon a certificate signed by any officer as to: (i) the identity of any Member, Director or Officer; (ii) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by Members, the Board or Officers or in any other manner germane to the affairs of the Company; (iii) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; (iv) the authenticity of any copy of this Agreement and amendments hereto; (v) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or, solely with respect to the activities of the Company, any Member; and (vi) the authority of the Board, any Officer, or any employee or agent of the Company.
ARTICLE 6
Exculpation and Indemnification
Section 6.01   No Fiduciary Duties.
(a)   To the fullest extent permitted by Applicable Law and except as expressly contemplated by this Agreement (including Section 10.03), no Member, Officer, or Director shall have any duty (including any fiduciary duty) otherwise applicable at Applicable Law or in equity to the Company, any Member, any Director or to any other Person with respect to or in connection with the Company or the Company’s business or affairs and no implied duties, covenants, functions, responsibilities, liabilities or obligations of any Member, Officer or Director in his capacity as such shall be read into this Agreement except as required by Applicable Law.
(b)   Whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party, the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination, each Director shall take such action or make such decision or determination in its sole and absolute discretion, unless another standard is expressly set forth herein or therein. Whenever in this Agreement or any other agreement contemplated herein the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, each Director shall be entitled to consider such interests and factors as such Director desires (including, the interests of such Director’s appointing Members, Affiliates, employer, partners and their Affiliates).
(c)   Whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, each Director shall act under such express standard and, to the extent permitted by Applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or to which the Company is a party, and, notwithstanding anything contained herein to the contrary, so long as such Director does not with such action breach the implied covenant of good faith and fair dealing (in each case, as determined by a court of competent jurisdiction), the resolution, action or terms so made, taken or provided by the Board (or any committee thereof) shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon such Director or any of such Director’s appointing Members, Affiliates, employees, agents or representatives and shall be final, conclusive and binding on the Company and the Members. With respect to any action taken or decision or determination made by any Director or the Board (or any committee thereof), it shall be presumed that each Director and the Board (or such committee thereof) acted in good faith and in compliance with this Agreement and Applicable Law and any Person bringing, pleading or prosecuting any claim with respect to any action taken or decision or determination made by the Board (or any committee thereof) shall have the burden of overcoming such presumption by clear and convincing evidence; provided, that for the avoidance of doubt, this sentence shall not be deemed to increase or place any duty (including any fiduciary duty) on the Board or its Directors. In all actions taken by the Board, the Board and each Director shall have all of the protections and defenses afforded boards of directors (and their members) of Delaware corporations, including protections under case law and the “business judgment rule.”

(d)   To the extent that, at Applicable Law, in equity, or pursuant to this Agreement, any Member, Director or Officer owes any duties (including fiduciary duties) and liabilities relating thereto to the Company, such Member, Director or Officer shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: one or more Officers or employees of the Company, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or the Board; or any other Person who has been selected by or on behalf of the Company, or the Board, in each case, as to matters which such Member, Director or Officer reasonably believes to be within such other Person’s competence. Neither the amendment nor repeal of this Section 6.01, nor the adoption of any other provision to this Agreement, nor, to the fullest extent permitted by the Act, the Certificate of Formation or any modification of Applicable Law, shall eliminate or reduce the effect of this Section 6.01 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.
(e)   Notwithstanding any duty otherwise existing at Applicable Law or in equity, to the fullest extent permitted by Applicable Law, no Director shall have any duty to disclose to the Company or the Board Confidential Information of the Member that designated such Director or any of their respective Affiliates in such Director’s possession, even if it is material and relevant information to the Company or the Board and, in any case, such Director shall not be liable to the Company or the other Members or their Affiliates for breach of any duty (including the duty of loyalty or any other fiduciary duties) as a Director by reason of such lack of disclosure of such Confidential Information; provided, that such Director believes in good faith that its disclosure of such information would be prohibited by a confidentiality agreement with, or fiduciary duty to, another Person or under competition laws or other Applicable Law.
(f)   This Section 6.01 shall not in any way affect, limit or modify any Officer’s or employee’s liabilities or obligations under any employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the Company or any of its Subsidiaries.
Section 6.02   Exculpation.
(a)   Notwithstanding any other provisions of this Agreement, whether express or implied, and to the fullest extent permitted by Applicable Law, none of the Members, Directors, or any officers, directors, stockholders, partners, members, employees, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company or any of its Affiliates (each, a “Specified Person” and collectively, the “Specified Persons”) nor any former Specified Person of any member of the Company Group shall be liable to the Company or its Subsidiaries or to any other Person that is a party hereto or is otherwise bound hereby for any expenses, losses, damages or claims arising from such Specified Person’s act or failure to act with respect to or in connection with the Company Group or the Company Group’s business or affairs (without prejudice to rights and remedies available for breaches of this Agreement or the Merger Agreement, in accordance with the terms of such agreement if applicable), except in the case of such Specified Person’s fraud, bad faith, willful misconduct or gross negligence (as determined by a court of competent jurisdiction). A Specified Person shall not, to the fullest extent permitted by Applicable Law, be liable to the Company or any Member or any other Person that is a party hereto or is otherwise bound hereby, for any expenses, losses, damages or claims incurred in relation to the affairs of the Company solely in such Specified Person’s capacity as such, except in the case of such Specified Person’s fraud, bad faith, willful misconduct or gross negligence (as determined by a court of competent jurisdiction).
(b)   Notwithstanding the foregoing, other than in the case of fraud, bad faith, willful misconduct or gross negligence (as determined by a court of competent jurisdiction), no Specified Person shall have any liability hereunder for any punitive damages or any damages that are not reasonably foreseeable.
(c)   The Company shall also have the power to exculpate, to the same extent set forth in this Section 6.02, employees of the Company or its Subsidiaries who are not Specified Persons and agents of the Company or its Subsidiaries.

Section 6.03   Indemnification.
(a)   Each Specified Person and any former Specified Person of any member of the Company Group (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was an Specified Person, in each case, acting in their capacities as such, and such action, suit or proceeding relates to an act or omission of such Specified Person acting in its capacity as such, shall, except to the extent caused by such Specified Person’s fraud, bad faith, willful misconduct or gross negligence (as determined by a court of competent jurisdiction), be indemnified and held harmless by the Company to the fullest extent permitted by Applicable Law (including indemnification for acts or omissions constituting negligence or breach of duty); provided, that the foregoing indemnification shall not be available to a Member in the case of an action, suit or proceeding brought by a Member or its Affiliates or any other party to this Agreement against such Member or its Affiliates.
(b)   The right to indemnification conferred in this Section 6.03 shall also include the right to be paid by the Company the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition to the fullest extent authorized by Applicable Law; provided, that the payment of such expenses in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of the applicable Specified Person to repay all amounts so paid in advance if it shall ultimately be determined that such Specified Person is not entitled to be indemnified under this Section 6.03 or otherwise.
(c)   The rights to indemnification and advancement conferred in this Section 6.03 constitute contract rights.
(d)   Notwithstanding the foregoing provisions of this Section 6.03, the Company shall indemnify an Specified Person in connection with a proceeding (or part thereof) initiated by such Specified Person only if such proceeding (or part thereof) was authorized by the Board; provided, however, that an Specified Person shall be entitled to reimbursement of his or her reasonable and documented counsel fees with respect to a proceeding (or part thereof) initiated by such Specified Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 6.03 to the extent that the Specified Person is successful on the merits in such proceeding (or part thereof).
(e)   The Company shall also have the power to indemnify and hold harmless, to the same extent set forth in this Section 6.03, employees of the Company or its Subsidiaries who are not Specified Persons and agents of the Company or its Subsidiaries.
(f)   The Company and the Members hereby acknowledge that each Specified Person may have certain rights to indemnification, advancement of expenses or insurance provided by third parties other than the Company and any of its direct or indirect Subsidiaries (such third parties collectively, the “Secondary Indemnitors”). The Company and the Members hereby agree and acknowledge that the Company is the indemnitor of first resort with respect to the Specified Persons in connection with their rights to indemnification and advancement of expenses set forth in this Section 6.03 (i.e., the Company’s obligations to the Specified Persons are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide insurance or indemnification for the same expenses or liabilities incurred by the Specified Persons are secondary). The Company and the Members further agree that no payment by the Secondary Indemnitors on behalf of the Specified Persons with respect to any claim for which the Specified Persons are entitled to indemnification or advancement from the Company shall affect the foregoing and the Secondary Indemnitors shall have a right of contribution or to be subrogated to the extent of such payment to all of the rights of recovery of the Members in their capacities as Specified Persons against the Company.
(g)   The Company may, by action of the Board, provide indemnification to such officers, employees and agents of the Company or other Persons who are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the Board shall reasonably determine to be appropriate.

Section 6.04   Survival.   Notwithstanding any provision of this Agreement to the contrary, the provisions of this Article 6 shall survive the termination, voluntary or involuntary, of the status of a Member as such, the termination, voluntary or involuntary, of the status of any Specified Person or other Person as to whom the provisions of this Article 6 apply as such and the termination of this Agreement or dissolution of the Company.
Section 6.05   Entry Into Force.   The provisions of this Article 6 shall be applicable to any action, suit or proceeding commenced after the date of this Agreement against any Specified Person arising from any act or omission of such Specified Person acting in its capacity as such, whether occurring before or after the date of this Agreement. No amendment to or repeal of this Article 6, or, to the fullest extent permitted by Applicable Law, any amendment of Applicable Law, shall have any effect on the rights provided under this Article 6 with respect to any act or omission occurring prior to such amendment or repeal.
Section 6.06   No Exclusivity.   The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article 6 on the Board shall not be exclusive of any other rights to which any Person may be entitled (including under a separate indemnification agreement for each of the Directors), including any right under policies of insurance that may be purchased and maintained by the Company or others, with respect to claims, issues or matters in relation to which the Company would not have the power to indemnify such Person under the provisions of this Article 6. Such rights shall not prevent or restrict the power of the Company to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements or other arrangements (including creation of trust funds or security interests funded by letters of credit or other means) reasonably approved by the Board (whether or not any of the Members, Directors or Officers shall be a party to or beneficiary of any such agreements or arrangements); provided, however, that any provision of such agreements or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article 6 or Applicable Law.
Section 6.07   Assets for Indemnification.   Any indemnity under this Article 6 shall be provided solely out of, and only to the extent of, the Company’s assets, and no Member or Affiliate of any Member shall be required directly to indemnify any Specified Person pursuant to this Article 6.
Section 6.08   Covered Parties.   None of the provisions of this Article 6 shall be deemed to create any rights in favor of any Person other than Specified Persons and any other Person to whom the provisions of this Article 6 expressly apply. The parties acknowledge and agree that the Specified Persons are intended third-party beneficiaries of this Agreement, and this Agreement shall inure to the benefit of and be enforceable by them and their successors and assigns.
ARTICLE 7
Accounting, Tax, Fiscal and Legal Matters
Section 7.01   Fiscal Year.   The fiscal year of the Company shall end on December 31 of each year or on such other day as may be fixed from time to time by resolution of the Board (the “Fiscal Year”).
Section 7.02   Bank Accounts.   In the absence of instructions from the Board to the contrary, an authorized officer of the Company shall determine the institution or institutions at which the Company’s bank accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
Section 7.03   Books of Account and Other Information.   The Company shall prepare and maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. All questions of accounting shall be determined by the Board or a committee or officer authorized by the Board to make such determination.
Section 7.04   Auditors.   The Company Auditors shall be such firm of certified independent public accountants as shall be selected by the Board in its reasonable discretion and in accordance with the provisions of this Agreement.

Section 7.05   Certain Tax Matters.
(a)   Subject to Section 7.05(b), all decisions regarding tax elections and other tax-related decisions required to be made by the Company or any of its Subsidiaries shall be made by the Board.
(b)   It is the intention of the Company to be treated as a corporation for U.S. federal income tax purposes. Neither the Company, the Board nor the Members (i) shall make or change any election to treat the Company other than as a corporation for U.S. federal income tax purposes or (ii) otherwise make any change to the Company which could cause the Company to be treated other than as a corporation for U.S. federal income tax purposes.
ARTICLE 8
Ownership and Distributions
Section 8.01   Member Percentages of the Members.   The Member Percentage of each Member shall be indicated on Exhibit A, as amended from time to time.
Section 8.02   Distributions.   The Board may (but shall not be obligated to) direct the Company to make distributions to the Members at any time or from time to time, and in amounts of any of the Company’s assets available therefor, as determined by the Board in its sole and absolute discretion to be appropriate. All distributions shall be made to the Members on a pro rata basis.
Section 8.03   Distributions in Kind.   No Member has any right to demand or receive property other than cash.
Section 8.04   Limitations on Distributions.   Notwithstanding anything in this Agreement to the contrary, no distribution shall be made in violation of the Act or other Applicable Law.
ARTICLE 9
Transfer Restrictions and Additional Members
Section 9.01   Restrictions on Transfers.   Subject to Section 9.06, any 3G Member may Transfer or permit a Transfer of (whether by merger, operation of law or otherwise and whether in a single transaction or a series of related transactions) any Units held by it. Subject to Section 9.02(d), prior to an IPO or Change of Control, the Legacy Members and their Permitted Transferees may not Transfer or permit a Transfer of (whether by merger, operation of law or otherwise and whether in a single transaction or a series of related transactions) any Units held by it (other than to a Permitted Transferee) without the consent of the 3G Holdco (such consent to be provided in the 3G Holdco’s sole discretion).
Section 9.02   Permitted Transferees.
(a)   Notwithstanding anything in this Agreement to the contrary, any Legacy Member may at any time Transfer any of its Units, directly or indirectly, to any Permitted Transferee following at least five Business Days’ advance notice to the other Members but without the consent of any Person (a “Permitted Transfer”); provided, that (i) the Transferring Legacy Member shall give notice to the Company of such intention to make such a Transfer not less than ten Business Days prior to such Transfer becoming effective, which notice shall state the name and address of the Permitted Transferee to whom such transfer is proposed, the relationship of the Permitted Transferee to such Transferring Legacy Member and the number of Units proposed to be transferred to the Permitted Transferee, (ii) the Permitted Transferee shall have agreed in writing to be bound by and subject to the terms of this Agreement in accordance with Section 9.03(a), (iii) any Transfer to the Permitted Transferee is in compliance with the Securities Act and any other applicable securities or “blue sky” laws, (iv) such Transfer has been made subject to the transfer-back requirements pursuant to Section 9.02(b) and (v) the Transferring Legacy Member certifies that it shall remain jointly and severally liable with the Permitted Transferee vis-à-vis the other parties for any breach by the Permitted Transferee of any provision of this Agreement; provided, further, that (x) prior to January 2, 2026, any Permitted Transfer must be a Transfer of all (but not less than all) of such Legacy Member’s Units to one Person and (y) no Transfer shall be permitted that is reasonably expected to result in the Company having to be registered under the Securities Act or the Exchange Act.

(b)   If, while a Permitted Transferee holds any Company Securities, a Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial Transferring Member from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial Transferring Legacy Member received such Company Securities (an “Unwinding Event”), then the relevant initial Transferring Legacy Member:
(i)   shall forthwith notify the other Members and the Company of the pending occurrence of such Unwinding Event; and
(ii)   shall take all actions necessary prior to such Unwinding Event to effect a Transfer of all the Company Securities held by the relevant Permitted Transferee either back to such Legacy Member or, pursuant to this Section 9.02, to another Person which qualifies as a Permitted Transferee of such initial Transferring Legacy Member.
(c)   For the avoidance of doubt, a Transfer to a Permitted Transferee shall not relieve the Transferring Legacy Member of its obligations to the Company.
(d)   Any Legacy Member may Transfer any or all of its Units (as applicable), directly or indirectly, in (i) a Tag-Along Sale in which the Tag-Along Right of such Legacy Member are exercised in accordance with Section 9.06, (ii) a Drag-Along Sale in which the Drag-Along Rights are exercised in accordance with Section 9.07 or (iii) in accordance with the terms and conditions of clause (iv) of Section 4.08(c) or Section 9.09 and, to the extent applicable, Section 9.08.
Section 9.03   Additional Members.
(a)   In connection with a direct Transfer of Units, each such Person who receives Units in accordance with, and as permitted by, the terms of this Agreement, in each case, who is not already a Member, shall, in addition to complying with the requirements of the last sentence of Section 13.08, execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement that were applicable to the Transferring Member (including the restrictions on Transfer contained in this Article 9), and, in the case of a transferee of Units, shall thereupon be admitted as an additional Member of the Company (an “Additional Member”).
(b)   Each Person who is issued new Units in accordance with the terms of this Agreement and who is not already a Member shall execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement, and shall thereupon be admitted as an Additional Member.
(c)   A transferee of Units who is admitted as an Additional Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it was admitted as an Additional Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.
(d)   Each Additional Member shall be named as a Member on Exhibit A. Unless and until admitted as an Additional Member, a transferee of any Unit, or a recipient of any newly issued Units, shall have no powers, rights or privileges of a Member of the Company.
(e)   Following a direct Transfer of any Units in accordance with this Article 9, the transferee of such Units shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Units, and shall receive distributions in respect of such Units as if such transferee were a Member.
(f)   The Company shall maintain books for the purpose of registering the direct Transfer of Company Securities. Upon a direct Transfer of Company Securities, the Transferring Member shall notify the Company so that such Transfer may be registered in the books of the Company. A direct Transfer of Company Securities shall be effective upon registration of the direct Transfer in the books of the Company.

Section 9.04   Termination of Member Status.   Any Member that directly Transfers all of its, and owns no, Units shall immediately cease to be a Member and shall no longer be a party to this Agreement (in its capacity as a Member), and Exhibit A shall be updated to eliminate such Person; provided, however, that such Member (i) shall not thereby be relieved of its liability for breach of this Agreement prior to such time or from any obligations under this Agreement not related to its capacity as a Member; (ii) shall retain any rights with respect to a breach of this Agreement by any other Person prior to such time; (iii) shall retain the right to indemnification hereunder; and (iv) shall not thereby be relieved of any of its obligations under Article 9.
Section 9.05   Void Transfers.   To the greatest extent permitted by the Act and other Applicable Law, any Transfer by any Member of any Units or other interest in the Company (including any Transfer of any Person which directly or indirectly owns Units) in contravention of this Agreement shall be ineffective and null and void ab initio and shall not bind or be recognized by the Company or any other Person. Any Unit intentionally purported to be Transferred in violation of Section 9.01 shall be immediately forfeited. In the event of any attempted Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other Applicable Law, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.
Section 9.06   Tag-Along Right.
(a)   Subject to Sections 9.06(h) and 9.08, if (i) one or more 3G Members proposes to Transfer (whether by merger, operation of law or otherwise) Units to any Person that is not an Affiliate of the 3G Members (including, for the avoidance of doubt, a Transfer of Units to a Continuation Fund) or (ii) a Legacy Member proposes to Transfer (whether by merger, operation of law or otherwise) Units other than in connection with a Permitted Transfer (which shall be subject to Section 9.01) (the Member that proposes to make such Transfer, the “Tag-Along Seller” and the Transfer of such Units, the “Tag-Along Sale”), the Tag-Along Seller shall provide the Legacy Members with written notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”) and offer each Legacy Member the opportunity to participate in such Transfer in accordance with this Section 9.06.
(b)   The Tag-Along Notice shall identify the number of Units proposed to be sold by the Tag-Along Seller (the “Tag-Along Offer”), the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any.
(c)   Each Legacy Member shall have the right (a “Tag-Along Right”), exercisable by written notice given to the Tag-Along Seller within ten Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that such Tag-Along Seller include in the proposed Transfer up to a number of Units representing such Legacy Member’s Tag-Along Portion (each such exercising Legacy Member, a “Tagging Person”); provided, that each Tagging Person shall be entitled to include in the Tag-Along Sale no more than its Tag-Along Portion of Units and the Tag-Along Seller shall be entitled to include the number of Units proposed to be Transferred by such Tag-Along Seller as set forth in the Tag-Along Notice (reduced, to the extent necessary, so that each Tagging Person shall be able to include its Tag-Along Portion) and such additional Units as permitted by Section 9.06(f). Such notice shall include the wire transfer or other instructions for payment of any consideration for the Units being transferred in such Tag-Along Sale. Each Tagging Person shall deliver to the Tag-Along Seller the certificates or other applicable instruments representing the Units of such Tagging Person to be included in the Tag-Along Sale, together with a limited power-of-attorney authorizing the Tag-Along Seller or its representatives to Transfer such Units on the terms set forth in the Tag-Along Notice. Delivery of such notice with such certificates and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by the Tagging Persons, subject to the provisions of this Section 9.06 and Section 9.08. If at the termination of the Tag-Along Notice Period any Legacy Member shall not have elected to participate in the Tag-Along Sale, such Legacy Member shall be deemed to have waived its rights under Section 9.06(a) with respect to the Transfer of its Units pursuant to such Tag-Along Sale.
(d)   If at the end of a ninety-day period after delivery of such Tag-Along Notice (which ninety-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to Governmental Approvals until the expiration of five Business Days after all such Governmental Approvals have been received, but in no event later than one hundred twenty days following receipt of the Tag-Along Notice by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer of all Units proposed to be sold by the Tag-Along Seller and all Tagging Persons on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (i) return to the Tagging Persons the limited power-of-attorney and all certificates and other applicable instruments representing the Units that such Tagging Persons delivered for Transfer pursuant to this Section 9.06 and any other documents in the possession of the Tag-Along Seller executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and (ii) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Units shall continue in effect.
(e)   Promptly after the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Persons thereof, (ii) if not remitted directly to the Tagging Persons, remit to the Tagging Persons the total consideration for the Units of the Tagging Persons Transferred pursuant thereto, less the Tagging Persons’ pro rata share (based on the proceeds to be received) of any escrows, holdbacks or adjustments in purchase price and any transaction expenses as determined in accordance with Section 9.08, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable notice, and (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Persons. The Tag-Along Seller shall promptly remit to the Tagging Persons, if not remitted directly to the Tagging Persons, any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price.
(f)   If (i) any Legacy Member declines to exercise its Tag-Along Rights or (ii) any Tagging Person elects to exercise its Tag-Along Rights with respect to less than its Tag-Along Portion, the Tag-Along Seller shall be entitled to Transfer, pursuant to the Tag-Along Offer, up to a number of Units held by it equal to the number of Units constituting, as the case may be, the Tag-Along Portion of such Legacy Member or the portion of such Tagging Person’s Tag-Along Portion with respect to which Tag-Along Rights were not exercised.
(g)   Notwithstanding anything contained in this Section 9.06, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons (other than the obligation to return any certificates evidencing Units and limited powers-of-attorney received by the Tag-Along Seller) or any other Person if the Transfer of Units pursuant to this Section 9.06 is not consummated for whatever reason. Whether to effect a Transfer of Units pursuant to this Section 9.06 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.
(h)   The provisions of this Section 9.06 shall terminate upon the consummation of an IPO or Change of Control and shall not apply to any proposed Transfer pursuant to which Drag-Along Rights are exercised in accordance with Section 9.07, or any Permitted Transfers.
Section 9.07   Drag-Along Right.
(a)   Subject to Section 9.07(g) and Section 9.08, if one or more 3G Members proposes to Transfer (whether by merger, operation of law or otherwise, and whether in one transaction or a series of related transactions) Units to any Person that is not an Affiliate of the 3G Members that would result in a Change of Control (a “Drag-Along Sale”), each 3G Member may at its option (the “Drag-Along Rights”) require each other Member to: (i) Transfer its pro rata portion of the number of Units proposed to be Transferred in such Drag-Along Sale on the same terms and conditions applicable, and for the same type of consideration payable, as to such 3G Member and (ii) agree to vote to approve such transaction, waive any applicable dissenters’ rights and otherwise take all other actions necessary or desirable to consummate the Drag-Along Sale as requested by such 3G Member.
(b)   If a 3G Member elects to exercise its Drag-Along Rights, such 3G Member shall provide notice of such Drag-Along Sale to the other Members (a “Drag-Along Sale Notice”) not later than fifteen Business Days prior to the proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the proposed purchaser in the Drag-Along Sale, the number and class of Units subject to the Drag-Along Sale, the consideration for which a Transfer is proposed to be made and all other material terms and conditions of the Drag-Along Sale. Each other Member shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to sell and transfer its pro rata portion of the number of Units proposed to be Transferred in such Drag-Along Sale as set forth below.
(c)   If requested by a dragging 3G Member, not later than ten Business Days after the date of the Drag-Along Sale Notice, each other Member shall deliver to a representative of the 3G Holdco, on behalf of the dragging 3G Members, designated in the Drag-Along Sale Notice (i) the certificates and other applicable instruments representing the Units of such other Member to be included in the Drag-Along Sale, together with a limited power-of-attorney authorizing the dragging 3G Member or its representatives to Transfer such Units on the terms set forth in the Drag-Along Sale Notice and wire transfer or other instructions for payment of the consideration for the Units being Transferred in such Drag-Along Sale and (ii) all other documents required to be executed in connection with the Drag-Along Sale. If a Member should fail to deliver such certificates or other applicable instruments to the 3G Holdco, the Company (subject to Section 9.07(d)) shall cause the books and records of the Company to show that such Units are bound by the provisions of this Section 9.07 and that such Units shall be Transferred to the drag-along Transferee immediately upon surrender for Transfer by the holder thereof.
(d)   Each dragging 3G Member shall have a period of one hundred twenty days from the date of delivery of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice; provided, that, if such Drag-Along Sale is subject to regulatory approval, such one hundred twenty-day period shall be extended until the expiration of five Business Days after all such approvals have been received. If the Drag-Along Sale shall not have been consummated during such period, the 3G Holdco shall return to each of the other Members the limited power-of-attorney and all certificates and other applicable instruments representing Units that such other Members delivered for Transfer pursuant hereto, together with any other documents in the possession of the 3G Holdco executed by the other Members in connection with the proposed Drag-Along Sale, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Units owned by the other Members shall again be in effect.
(e)   Promptly after the consummation of the Drag-Along Sale pursuant to this Section 9.07, each dragging 3G Member shall (i) notify the other Members thereof, (ii) if not remitted directly to the other Members, remit to each other Member the total consideration for the Units of such other Member Transferred pursuant thereto less the other Members’ pro rata share of any escrows, holdbacks or adjustments in purchase price and any transaction expenses as determined in accordance with Section 9.08, with the applicable cash portion of the aggregate purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by such Members and (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the other Members. If not remitted directly to the other Members, each such 3G Member shall promptly remit to the other Members any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price.
(f)   Notwithstanding anything contained in this Section 9.07, there shall be no liability on the part of each dragging 3G Member to the other Members (other than the obligation to return the limited power-of-attorney and the certificates and other applicable instruments representing Units received by each such 3G Member) or any other Person if the proposed Transfer of Units pursuant to this Section 9.07 is not consummated for whatever reason, regardless of whether each such 3G Member has delivered a Drag-Along Sale Notice. Whether to effect a proposed Transfer of Units pursuant to this Section 9.07 by a 3G Member is in the sole and absolute discretion of such 3G Member.
(g)   The provisions of this Section 9.07 shall terminate upon the consummation of an IPO or Change of Control.
Section 9.08   Additional Conditions to Tag-Along Sales, Drag-Along Sales and Liquidity Transactions.   Notwithstanding anything contained in Section 9.06, Section 9.07 and Section 9.09 (as applicable) the rights and obligations of (x) the Legacy Members to participate in a Liquidity Transaction under Section 9.09 and (y) the other Members to participate in a Tag-Along Sale under Section 9.06 or a Drag-Along Sale under Section 9.07 are, in each case, subject to the following conditions (to the extent applicable):

(a)   upon the consummation of such Liquidity Transaction, Tag-Along Sale or Drag-Along Sale, (i) all of the Members participating therein will receive the same form of consideration, (ii) participating Members shall receive the same proportion of the aggregate consideration from such Liquidity Transaction, Tag-Along Sale or Drag-Along Sale, as applicable, that such holder would have received if such aggregate consideration had been distributed by the Company to the participating Members in accordance with the rights and preferences set forth in Section 8.02 as in effect immediately prior to the consummation of such Liquidity Transaction, Tag-Along Sale or Drag-Along Sale; provided, that no consideration for any additional agreements entered into in connection with such transaction, such as non-competition agreements, be included in the amount of consideration (to the extent such agreements are not entered into by all Members participating in such Liquidity Transaction, Tag-Along Sale or Drag-Along Sale), and (iii) if any Members are given an option as to the form and amount of consideration to be received, all Members participating therein will be given the same option; and
(b)   each other Member (which shall include all Legacy Members for all purposes of this Section 9.08(b)) shall (i) make such representations, warranties and covenants, provide such indemnities, releases and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer; provided, that if the other Members are required to provide any representations or indemnities in connection with such Transfer, liability for misrepresentation or indemnity shall (as to such other Members) be expressly stated to be several but not joint and each other Member shall not be liable for more than its pro rata share (based on the proceeds to be received) of any liability for misrepresentation or indemnity, (ii) benefit from all of the same provisions of the definitive agreements as the dragging 3G Member(s), (iii) be required to bear no more than their proportionate share of any escrows, holdbacks or adjustments in purchase price, and (iv) with respect to a Drag-Along Sale or Liquidity Transaction, (A) other than in the case of the Purchase Option or any other Liquidity Transaction that would result in a sale of the Subject Units to any member of the Company Group, any 3G Member or any of its Affiliates, each individual Legacy Member who is a Legacy Class B Member or an executive officer of the Company or any of its Subsidiaries shall, if so requested by the third party buyer, enter into a non-competition and non-solicitation covenant with the third party buyer in a form substantially similar to those set out in Section 10.03, (B) not be obligated to provide indemnification obligations that exceed its proceeds actually received from the transaction, (C) other than in the case of a Liquidity Transaction that is an IPO, not receive consideration other than cash and (D) not be obligated to make any representations or warranties other than in relation to its due organization, title to the securities it is selling, its authority and capacity to effect the transfer and the absence of any conflict under Applicable Law or its organizational documents or any contract that would materially prevent or delay the transfer (it being understood that this Section 9.08(b)(iv)(D) shall not limit, and each Member shall be responsible for, such Member’s pro rata share (based on the proceeds received thereby) of any breach of the Company’s representations and warranties).
Section 9.09   Liquidity Transaction Rights.
(a)   Triggering Notice.   At any time following the fifth anniversary of the Effective Date, the Legacy Member Representative shall have the right, upon delivering a notice in writing to the 3G Members and the Company (the “Liquidity Transaction Triggering Notice”), to request the Company to engage legal and financial advisors to act as the Company’s advisors with respect to, and with the assistance of such advisors, commence preparations for, and to effect a Liquidity Transaction, and to cause the sale in such Liquidity Transaction of all of the Units held by the Legacy Members (the “Subject Units”).
(b)   Company Election.   Upon receipt of the Liquidity Transaction Triggering Notice, the Company shall consider a Liquidity Transaction in a manner that the Board determines in good faith to be reasonable under the circumstances, which may include engaging a nationally recognized investment bank to assist with the Liquidity Transaction, accountants, attorneys, tax advisors, underwriters or other similar consultants. Within one hundred twenty days of receipt of the Liquidity Transaction Triggering Notice, the Company shall, after consultation with the Board, deliver to the Legacy Member Representative and the 3G Members a notice in writing (the “Election Notice”), pursuant to which the Company shall elect one of the following alternatives:

(i)   Purchase Option.   The Company and any 3G Member may elect to purchase (or facilitate the purchase by a third party of) the Subject Units from the Legacy Members at a price equal to the Fair Market Value of the Subject Units (as calculated pursuant to Section 9.09(c)) (the “Purchase Option”).
(A)   The closing of the purchase of the Subject Units shall take place on such date as determined by the mutual written consent of the Company, the purchaser thereof and the Legacy Member Representative, no later than sixty days (or such later date as may be necessary to satisfy any Applicable Law) after the determination of the Fair Market Value becomes final and binding upon the parties pursuant to Section 9.09(c); provided, that, if any Governmental Approvals are required in connection with such purchase, such sixty-day period shall be extended until the expiration of five Business Days following the date on which all Governmental Approvals are obtained and any applicable waiting periods under Applicable Law have expired or been terminated, but in no event will such period be extended for more than an additional ninety days.
(B)   Subject to Section 9.08, each Legacy Member shall reasonably cooperate with the purchaser of the Subject Units and the Company in connection with the consummation of the Purchase Option, and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to enter into, consummate and make effective the sale and purchase of the Subject Units pursuant to the Purchase Option (including, as applicable, (I) voting its Units in favor of any merger, sale of assets or similar transaction requiring a vote of the Members or voting in the manner otherwise directed by the 3G Holdco as may be necessary to effect the Purchase Option, (II) waiving or otherwise not exercising any applicable appraisal or dissenter’s rights with respect to such transaction, and (III) taking all reasonable action (including with respect to voting its respective Units) to cause the Company to take all necessary steps to complete such transaction).
(ii)   Liquidity Option.   The Company may elect to pursue a Liquidity Transaction (the “Liquidity Option”).
(A)   Liquidity Transaction Process.   If so elected, the Company shall pursue the Liquidity Transaction as promptly as practicable and in a manner that the Board determines in good faith to be reasonable under the circumstances, which may include engaging additional advisors and providing reasonable assistance to any investment bank or advisors in connection therewith (including preparing, or assisting such investment bank with the preparation of, any marketing, financial or other materials deemed by such investment bank to be necessary or helpful in connection with the Liquidity Transaction). The process shall be conducted in accordance with such procedures and under the direction of the Board, and the Company and the Members each hereby agree that they will reasonably cooperate with the Board and its investment bank or other advisors in pursuing, evaluating, structuring, negotiating and consummating a Liquidity Transaction. For the avoidance of doubt, the Board shall have the sole responsibility of determining and implementing the strategy for pursuing the Liquidity Option (including with respect to the transaction process of a Liquidity Transaction and the transaction structure of, counterparty (if any) to and terms of a Liquidity Transaction).
(B)   Failure.   Notwithstanding the foregoing, if, on the date that is twelve months following the date of the Election Notice pursuant to which the Company elects a Liquidity Option, the Company has not entered into a definitive agreement with respect to, or consummated, a Liquidity Transaction, then the Legacy Member Representative shall have the right to deliver written notice to the 3G Members and the Company, requiring that the Company consummate (or cause to be consummated) the Purchase Option pursuant to and in accordance with Section 9.09(b)(i).
(iii)   Deferral.   The Company may elect to defer a request to initiate a Liquidity Transaction for up to nine months by delivery of written notice to the Legacy Member Representative no later than ninety days after delivery of the Liquidity Transaction Triggering Notice in accordance with Section 9.09(a), without prejudice to the right of the Legacy Member Representative to renew its request that the Company initiate a Liquidity Transaction after the end of each such period (the “Deferral Period”); provided, that the Board, in consultation with its internal or external advisors, determines in good faith that market conditions or other financial, tax, regulatory or business conditions are not favorable to pursue a Liquidity Transaction (the “Deferral”).
(A)   Second Election.   If so elected by the Company and if, at any time following the expiration of the Deferral Period, the Legacy Member Representative re-delivers the Liquidity Transaction Triggering Notice, the Company shall, within twenty Business Days of receipt of such notice, deliver an Election Notice to the Legacy Member Representative and the 3G Members electing either (I) the Liquidity Option or (II) the Purchase Option.
(1)   If the Company elects the Liquidity Option, the Company shall pursue the Liquidity Option pursuant to and in accordance with Section 9.09(b)(ii).
(2)   If the Company elects the Purchase Option, such purchase shall occur pursuant to and in accordance with Section 9.09(b)(i).
(c)   Appraisal Procedure.   Solely for the purposes of this Section 9.09, for the purpose of calculating Fair Market Value of such Subject Units, each of the Company and the Legacy Member Representative shall, within ninety days of the Company electing to pursue the Purchase Option pursuant to Section 9.09(b)(i) or Section 9.09(b)(iii), or becoming required to pursue the Purchase Option pursuant to Section 9.09(b)(ii), deliver to the other party and the 3G Holdco, on behalf of the 3G Members, a determination of the Fair Market Value of the Subject Units prepared by an investment bank or valuation firm of national reputation (an “Appraiser” and each such calculation, a “Proposed Fair Market Value”). If either the Company, on the one hand, or the Legacy Member Representative, on the other hand, fails to deliver such Proposed Fair Market Value within such ninety-day period, then the Proposed Fair Market Value that was delivered within such period shall be binding. If such two Proposed Fair Market Values are within 10% of each other, then the Fair Market Value of the Subject Units shall be the average of such two Proposed Fair Market Values. If such two Proposed Fair Market Values are not within 10% of each other, then within ten Business Days following delivery of the two proposed calculations, the two Appraisers shall jointly select, and the Company and the Legacy Member Representative shall within ten Business Days of such selection jointly engage, a third Appraiser. Such third Appraiser shall, within sixty days following its engagement, determine the Fair Market Value of the Subject Units. The Fair Market Value of the Subject Units, which shall be final and binding upon the parties, shall be: (i) in the event that the third Appraiser’s determination of Fair Market Value is within the range of the first two Appraisers’ Proposed Fair Market Values, the average of (A) such Fair Market Value of the Subject Units determined by the third Appraiser and (B) such of the two Proposed Fair Market Values prepared by the first two Appraisers that is closest to the Fair Market Value of the Subject Units determined by the third Appraiser and (ii) in the event that the third Appraiser’s determination of Fair Market Value is outside of the range of the first two Appraisers’ Proposed Fair Market Values, such of the two Proposed Fair Market Values prepared by the first two Appraisers that is closest to the Fair Market Value of the Subject Units determined by the third Appraiser. The Company and the Legacy Member Representative shall each have an opportunity to present in writing their respective analyses in respect of the Fair Market Value to the third Appraiser, and to receive all materials provided to the third Appraiser by the other party, and neither party shall engage in substantive ex parte communications with the third Appraiser, and shall cooperate with and timely respond to any reasonable requests for information from the Appraisers in connection with their appraisal. The third Appraiser shall be engaged on terms consistent with such Appraiser’s customary practices (to the extent not materially inconsistent with practices in its industry), and neither the Company nor the Legacy Member Representative shall unreasonably withhold, delay or condition such party’s consent to the terms of such engagement and each of the Company, on the one hand, and the Legacy Member Representative, on the other hand, shall act in good faith to cause the identification of the third Appraiser, and the engagement of the third Appraiser, to be completed in the time periods provided herein. The third Appraiser will be instructed only to determine Fair Market Value of the Subject Units in accordance with its judgment and the provisions of this Section 9.09(c) and the definition of “Fair Market Value” under this Agreement and not subject to any further conditions, required assumptions or other restrictions. The costs of the third Appraiser shall be borne equally by the Company and the Legacy Member Representative and, as between the third Appraiser on the one hand and the Company and the Legacy Member Representative, on the other hand, any indemnification obligations pursuant to the engagement of the third Appraiser shall be borne equally by the Company, on the one hand, and the Legacy Member Representative, on the other hand (it being understood that each may seek recourse against the other to the extent a liability resulted from the acts or omissions of one party or the other).
(d)   The provisions of this Section 9.09 shall terminate upon the consummation of a Liquidity Transaction.
(e)   Termination of Transfer Restrictions.   For the avoidance of doubt, in the event the Company’s Equity Securities are listed on The New York Stock Exchange or the Nasdaq Stock Market, either of their respective successors, or any other national securities exchange, the terms of this Agreement related to governance and the rights and restrictions surrounding a Transfer of Units shall terminate without any further action by any party.
ARTICLE 10
Covenants
Section 10.01   Confidentiality.
(a)   Each Member agrees that it shall hold strictly confidential and shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clauses (i) through (vii) below to hold strictly confidential and to use, the Confidential Information only (x) in connection with its investment in (or, in the case of clause (vi), its potential investment in or acquisition of an interest in) the Company and not for any other purpose, or (y) in the case of any Legacy Member who is a director, officer, employee or consultant of the Company or its Subsidiaries, in the proper performance of such Person’s role; provided, that the Legacy Members and the Company (x) acknowledge that as part of the 3G Members’ business, the 3G Members or their respective Affiliates regularly analyze and invest in securities, instruments, businesses and assets of companies in similar businesses as the Company Business, and that the 3G Members’ investment in and involvement with the Company will inevitably enhance the 3G Members’ and their respective Affiliates’ institutional knowledge and understanding of the industry in which the Company Group is active in a way that cannot be separated from the 3G Members’ and their respective Affiliates’ other institutional knowledge, and (y) agree that, without otherwise limiting the 3G Members’ obligations under this Section 10.01 or Section 10.03, nothing shall restrict (or render “unauthorized”) the 3G Members’ or their respective Affiliates’ use of such overall institutional knowledge and understanding of the industry in which the Company Group is active for the 3G Members’ or their respective Affiliates’ own internal and ordinary course of business purposes, including without limitation, the 3G Members’ or their respective Affiliates’ actual, pending, prospective or future purchases, sales, investments, divestments (or consideration of any of the foregoing). Each Member agrees that it shall be responsible for any breach of the provisions of this Section 10.01 by any of its Representatives or potential Transferees to whom it discloses Confidential Information. Each Member further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:
(i)   to such Member’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such Member;
(ii)   to the extent required by Applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Member is subject; provided, that, unless otherwise prohibited by Applicable Law, such Member agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Member shall cooperate with such efforts by the Company, and shall, in any event, make only the minimum disclosure required by such Applicable Law));
(iii)   to any regulatory authority or rating agency to which such Member or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information and such Member uses reasonable best efforts to seek confidential treatment of such information to the extent available;
(iv)   to the extent required by applicable rules and regulations of any Governmental Authority with responsibility for regulating securities or by applicable stock exchange rules;
(v)   if the prior written consent of the Board shall have been obtained;
(vi)   in the case of a 3G Member, to the direct and indirect equity holders and prospective direct or indirect investors of such 3G Member or its Affiliates, its Affiliates and their respective affiliated investment funds who are under duties or obligations of confidentiality;
(vii)   in the case of any Legacy Member who is a director, officer, employee or consultant of the Company or its Subsidiaries, in the proper performance of such Person’s role; or
(viii)   to such Member’s wholly owned Subsidiaries.
(b)   Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any bona fide claim by or against the Company or any Member.
Section 10.02   Corporate Opportunities.   Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by Applicable Law, and subject only to the provisions of Section 10.03, the Members expressly acknowledge and agree that:
(a)   Each Member and its respective Affiliates, including any Directors and Officers of the Company affiliated with or designated by such Member (collectively, “Covered Persons”), may presently and have the right to (now, in the past and from time to time in the future), and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage or invest in the same or similar business activities or lines of business as the Company, on its own account, or in partnership with, or as an employee, officer, director, manager, shareholder or member of any other Person, including those lines of business deemed to be competing with the Company;
(b)   in connection with making investment decisions, to the fullest extent permitted by Applicable Law, no Covered Person shall have any obligation of confidentiality or other duty to the Company, any Subsidiary thereof or any Member to refrain from using any information, including market trend and market data, which comes into such Covered Person’s possession, whether as a Director, Officer, Member or otherwise (the “Information Waiver”); provided, that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under Applicable Law, if the information at issue (i) constitutes material non-public information concerning the Company, or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject. Notwithstanding anything in this Section 10.02(b) to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s obligation of confidentiality with respect to the disclosure of confidential information of the Company;
(c)   none of the Company or any other Member shall have any rights in and to the business ventures of any Covered Persons, or the income or profits derived therefrom by virtue of such agreement, and the involvement by any Covered Persons in such business ventures shall not constitute a conflict of interest or breach of fiduciary or other duty by such Covered Persons with respect to the Company, its Members or any of its Subsidiaries;
(d)   each Covered Person may do business with any potential or actual customer or supplier of the Company or may employ or otherwise engage any officer or employee of the Company;
(e)   in the event that any Covered Person acquires knowledge of a potential transaction or matter that may be an opportunity for the Company or any other Member, such Covered Person shall have no fiduciary duty or other duty or obligation (contractual or otherwise) to communicate or present such opportunity to the Company or any other Member and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any other Member (and their respective Affiliates) for breach of any fiduciary duty or other duty (contractual or otherwise) by reason of the fact that such Covered Person directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any other Member; and
(f)   to the maximum extent permitted by Applicable Law, (i) the Company and each Member and Director renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its Officers, Directors or Members or their respective Affiliates, other than those Officers, Directors or Members who are employees of the Company and/or its Subsidiaries; and (ii) the Company and each Officer, Member and Director irrevocably waives any claim related to the matters addressed in the foregoing clause (i).
Section 10.03   Non-Competition.
(a)   Each Specified Legacy Member agrees that so long as it remains a Member of the Company and for eighteen months thereafter, neither such Specified Legacy Member nor any controlled Affiliate of such Specified Legacy Member shall engage, directly or indirectly, either for itself or through or in partnership or conjunction with any other Person, as a stockholder, investor, manager, operator, member, partner, employee, consultant, agent, by contract, or otherwise in any Company Business anywhere in the world. Each Specified Legacy Member shall be responsible for any breach of this Section 10.03 by any controlled Affiliate of such Specified Legacy Member. For the avoidance of doubt, subject to the other terms and conditions of this Agreement, any Specified Legacy Member or its Affiliates may provide products or services to the Company or any of its Subsidiaries.
(b)   Notwithstanding anything to the contrary in Section 10.03(a), nothing in this Agreement shall preclude, prohibit or restrict any Specified Legacy Member or any Affiliate of any Specified Legacy Member from:
(i)   making or holding any passive investment in an unaffiliated third party that engages in a Company Business so long as (A) such Specified Legacy Member and its Affiliates collectively hold not more than 5% of the outstanding voting securities or similar voting equity interests of such Person, (B) if such passive investment is purchased after the date of the Merger Agreement, the purchase price paid by such Specified Legacy Member and its Affiliates collectively, is less than $50 million in the aggregate, and (C) such Specified Legacy Member and its Affiliates do not possess the right (through ownership of securities, contract or otherwise) to serve on or designate a member of, the board of directors (or similar governing body) of such Person, and do not exercise any managerial influence over or have any active role in the management or operations of such Person;
(ii)   making or holding a passive equity interest in any private debt or equity investment fund so long as such Specified Legacy Member and its Affiliates do not have the ability to control or exercise any managerial influence over such fund; or
(iii)   providing services to any Person so long as such Specified Legacy Member and its Affiliates do not have a position with or provide services to any division or line of business of such Person that is engaged in a Company Business; provided, that such division or line of business generated less than fifteen percent of such Person’s consolidated annual revenues in the last completed fiscal year of such Person; provided, further, that this Section 10.03(b)(iii) shall not apply to RG.
(c)   With respect to any business unit or controlled Affiliate of a Legacy Member, Section 10.03(a) shall cease to be applicable to any such Person at such time as it is no longer a part or controlled Affiliate of such Legacy Member, and shall not apply to any Person that purchases assets, operations or a business from such Legacy Member if such Person is not a business unit or entity of such Legacy Member after such transaction is consummated.
(d)   Each Specified Legacy Member acknowledges that the covenants described under Section 10.03(a) are reasonable and necessary to protect the legitimate interests of each Member and constitute a material inducement to each Member to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in

Section 10.03(a) should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by Applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by Applicable Law.
Section 10.04   Non-Solicit / No Hire.   Each Specified Legacy Member agrees that so long as it remains a Member of the Company and for eighteen months thereafter, neither such Specified Legacy Member nor any Affiliate of such Specified Legacy Member shall, to the extent permitted by law, solicit, hire or engage in any way any natural person who is, or shall have been at the Effective Date, or within the twelve months prior to, such Specified Legacy Member no longer being a Member of the Company, employed in a senior managerial position or position of senior design or technical expertise in a member of the Company Group; provided, that the placing of general advertisements for employees in newspapers, periodicals or other media of general circulation (including through a recruiting firm) not specifically directed at the employees of the Company Group, or hiring any person who responds to any such general advertisements, in each case, shall not be deemed a violation of the non-solicitation provisions of this Section 10.04.
Section 10.05   Non-Disparagement.   Each Member agrees that so long as it or any of its Permitted Transferees remains a Member of the Company and for twenty-four months thereafter, neither such Member nor any Affiliate of such Member shall, make or cause to be made, any remark, comment, writing, statement or announcement (including through any press, media, analysts or other persons) that constitutes an expression of negative opinion, ad hominem attack on, or otherwise disparages, defames, slanders, denigrates, criticizes or impugns or is reasonably likely to damage the reputation of the Company, its Members or any of their respective Affiliates or Subsidiaries (and shall include, with respect to the 3G Members, any of their respective related entities, clients, investors, principals, employees, partners, vendors, contractors, consultants, or agents). Nothing contained herein shall apply to statements made in good faith in connection with the assertion or defence of any bona fide claim by or against the Company or any Member. For the avoidance of doubt, the terms of this Section 10.05 shall not apply to any direct or indirect portfolio companies (whether or not majority owned) of investment funds managed by the 3G Members or their respective or any fund advised by the 3G Members or their respective Affiliates for so not as the 3G Members and their respective Affiliates do not directly or indirectly encourage such portfolio companies to take actions that would reasonably be expected to be prohibited by this Section 10.05.
ARTICLE 11
Reporting
Section 11.01   Financial Information.   The Company shall provide to the 3G Members and the Legacy Member Representative, for so long as the 3G Members and any Legacy Member, respectively, own(s) any Company Securities, in each case, concurrent access to any information made available by the Company Group to holders of its debt securities, including:
(a)   the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the related unaudited statement of operations and cash flow for such quarter and for the portion of the Fiscal Year then ended, in each case, prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes); and
(b)   the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year and the related audited statements of operations and cash flow for such Fiscal Year, in each case, prepared in accordance with GAAP.
Section 11.02   Liability.   No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such information.
Section 11.03   Waiver.   Each of the Legacy Members hereby acknowledges and agrees that (a) other than the information rights granted to the Legacy Member Representative pursuant to Section 11.01, no Legacy Member, in their capacity as such, shall be entitled to any information rights, and each Legacy Member, in their capacity as such, hereby waives any other information rights that may be contemplated by

Applicable Law, and (b) at such time as the Legacy Members do not own any Company Securities, the Legacy Member Representative shall no longer be entitled to any information rights pursuant to Section 11.01.
ARTICLE 12
Dissolution, Liquidation and Termination
Section 12.01   No Dissolution.   The Company shall not be dissolved by the withdrawal of any Member (subject to Section 12.02(a)(ii)) or the admission of Additional Members in accordance with the terms of this Agreement.
Section 12.02   Events Causing Dissolution.   (a) The Company shall be dissolved and its affairs shall be wound up solely upon the first to occur of the following events:
(i)   the unanimous determination of the Members to dissolve the Company and terminate the Agreement;
(ii)   the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or
(iii)   at any time when there are no Members, unless the Company is continued in accordance with the Act.
(b)   A termination of this Agreement will not affect any obligations or rights of any of the Members that have accrued prior to termination.
(c)   The obligations under Section 10.01, Article 12 and Article 13 continue in force after termination of this Agreement, as provided in the sections cited in this Section 12.02(c).
Section 12.03   Bankruptcy of a Member.   The bankruptcy (within the meaning of Sections 18-101 and 18-304 of the Act) of a Member shall not cause such Member to cease to be a Member, and upon the occurrence of such event, the Company shall continue without dissolution. The receivership or dissolution of a Member will not in and of itself cause the dissolution of the Company, and upon the occurrence of such event, the Company shall continue without dissolution.
Section 12.04   Winding Up.
(a)   In the event of the dissolution of the Company pursuant to Section 12.02(a), the Company’s affairs shall be wound up by the Board or a liquidating trustee of the Company selected by the Board (in such capacity, the “Liquidating Agent”), which Liquidating Agent, if not the Board, shall be an individual who is knowledgeable about the Company’s business and operations (to the extent possible) and has substantial experience in the purchase and sale of businesses.
(b)   Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Liquidating Agent may, in the name of, and for and on behalf of, the Company, prosecute and defend lawsuits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property or sell the Company (and its Subsidiaries) as a going concern, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 12.05 any remaining assets of the Company, in each case, without affecting the liability of Members and without imposing any liability on any Liquidating Agent.
(c)   Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before the dissolution.
(d)   A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company in accordance with this Section 12.04 and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware.

(e)   Upon the completion of the winding up of the Company, the Liquidating Agent or other duly designated representative shall file a certificate of cancellation of the Company with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.
Section 12.05   Distribution of Assets.
(a)   As soon as practicable upon dissolution of the Company, the assets of the Company (or liquidation proceeds) shall be distributed in the following manner and order of priority (and ratably within each level of priority):
(i)   first, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by Applicable Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision has been made and distributions to Members under Article 8; and
(ii)   second, to the Members in accordance with Article 8.
(b)   The Liquidating Agent shall have the power to establish any reserves that, in accordance with sound business judgment, it deems reasonably necessary to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, which reserves may be paid over to an escrow agent selected by the Liquidating Agent to be held by such agent for the purpose of paying out such reserves in payment of the aforementioned contingencies and upon the expiration of such period as the Liquidating Agent may deem advisable, making a distribution of the balance thereof to the Members in the manner provided in this Section 12.05.
Section 12.06   Distributions in Cash or in Kind.   Upon the dissolution of the Company, the Liquidating Agent shall use reasonable best efforts to liquidate all of the Company assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 12.05; provided, that, if, in the good faith judgment of the Liquidating Agent, a Company asset should not be liquidated, the Liquidating Agent shall distribute such asset, on the basis of its fair market value (determined in good faith by the Liquidating Agent), in accordance with Section 12.05, subject to the priorities set forth in Section 12.05, and provided, further, that the Liquidating Agent shall in good faith attempt to liquidate sufficient assets of the Company to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 12.05(a).
Section 12.07   Claims of the Members.   The Members shall look solely to the Company’s assets for the return of their Initial Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company, any Director, any other Member or any Affiliates of any Member. No Member shall have any obligation to make any Capital Contribution with respect to such insufficiency, and such insufficiency shall not be considered a debt owed to the Company or to any other Person.
ARTICLE 13
Miscellaneous
Section 13.01   Further Assurances.   Each Member shall, upon the request from time to time of the Company or the other Members and without further consideration, do, execute and perform all such other acts, deeds and documents as may be reasonably requested by the Company or the other Members to carry out fully the purposes and intent of this Agreement.
Section 13.02   Expenses.   The 3G Members may charge any out-of-pocket expenses (including the fees and expenses of any attorneys, accountants, investment bankers, financial advisers, brokers, finders or other intermediaries) incurred by it or any of its Affiliates in connection with the transactions contemplated by this Agreement, the Merger Agreement and the Support Agreement to the Company Group.
Section 13.03   Disclaimer of Agency.   Except for provisions herein expressly authorizing one party hereto to act for another, this Agreement shall not constitute any party hereto as a legal representative or agent of any other party hereto, nor shall a party hereto have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of any other party hereto or any of its Affiliates unless otherwise expressly permitted by such party hereto.

Section 13.04   Amendment or Modification.   This Agreement may be amended or modified with the majority approval of the Board; provided, that no such amendment or modification (including by or pursuant to any merger, combination or similar transaction) shall be effective if such amendment or modification would (a) adversely and disproportionately affect the Legacy Members as compared to the 3G Members, (b) adversely impact any rights or obligations of the Legacy Members hereunder (in each case, including, without limitation, any amendments or modifications to Section 4.07, Section 4.08, Section 5.01, Section 5.02, Section 9.06, Section 9.07, Section 9.08, Section 9.09, Article 10, Section 11.01 and this Section 13.04), or (c) adversely affect the rights of the Legacy Member Representative in their capacity as a Director, in each case of the foregoing clauses (a) and (b), unless the Legacy Member Representative has voted in favor thereof or consented thereto.
Section 13.05   Waiver; Cumulative Remedies.   Except as otherwise specifically provided herein, any party hereto may waive any right of such party under this Agreement by an instrument signed in writing by such party. Except as specifically provided herein, the failure or delay of any Member to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Member thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Except as specifically provided herein, all remedies, either under this Agreement or by Applicable Law or otherwise afforded, will be cumulative and not alternative.
Section 13.06   Entire Agreement.   This Agreement (including the schedules and exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, understandings, representations and warranties, both oral and written, between the parties hereto with respect thereto, and there are no agreements, undertakings, representations or warranties of any of the parties hereto with respect to the transactions contemplated hereby and thereby other than those set forth herein or therein or made hereunder or thereunder.
Section 13.07   Third Party Beneficiaries.   Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the Company and the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities, except that any Person who is entitled to exculpation, indemnification or advancement pursuant to Article 6 of this Agreement and is not party to this Agreement shall be a third-party beneficiary of this Agreement to the extent required for purposes of such Article 6. The rights of the parties to terminate or vary this Agreement shall not be subject to the consent of any other Person.
Section 13.08   Non-Assignability; Binding Effect.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable other than in connection with a Transfer permitted pursuant to Article 9. Prior to any such Transfer (and related assignment) contemplated in this Section 13.08, the applicable transferee must certify in writing to each non-Transferring Member and the Company that, immediately after giving effect to such Transfer, such transferee and its Affiliates would be in compliance with Section 10.03 and expressly covenant with the each non-Transferring Member and the Company that such transferee and its Affiliates will comply with Section 10.03.
Section 13.09   Severability.   Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity. Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.
Section 13.10   Injunctive Relief.   The parties hereto hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties and the Company irreparable injury for which an adequate remedy at law is not available. Accordingly, the parties hereto expressly agree that in addition to any other remedy that each of the parties and the Company may be entitled to in law or in equity, each of the parties hereto and the Company shall, except as specifically provided otherwise in this Agreement, be entitled to seek specific performance of the terms of this Agreement and any injunction, restraining order or other equitable relief that may be necessary to prevent any breach(es) thereof. Furthermore, the parties expressly agree that if any of the parties hereto, or the Company, institutes any action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is brought shall be deemed to have expressly, knowingly, and voluntarily waived the claim or defense that an adequate remedy exists at law. Each party hereby waives any requirement of any posting of bond.
Section 13.11   Governing Law.   This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction.
Section 13.12   Consent to Jurisdiction.   Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 13.15 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 13.12 will affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the Members and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
Section 13.13   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE COMPANY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.13.
Section 13.14   Non-Recourse.   Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against, and any action, dispute, claim, suit or other proceeding for breach of this Agreement may only be made against, the Persons that are expressly identified herein as parties and, to the extent not expressly identified herein, none of the former, current and future Affiliates, directors, officers, managers, employees, advisors, representatives, shareholders, members, managers, partners, successors and assigns of the 3G Members or any Affiliate thereof, or any former, current and future Affiliate, director, officer, manager, employee, advisor, representative, shareholder, member, manager, partners, successor and assign of any of the foregoing (collectively, to the extent not expressly identified herein, “3G Related Parties”), shall have any liability for any liabilities or obligations of the parties hereto for any action, dispute, claim, suit or other proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, the Company or any other Member or their respective Affiliates shall have no rights of recovery in respect hereof against any 3G Related Parties or and no personal liability shall attach to any 3G Related Party through any Member, otherwise, whether by or through attempted piercing of the corporate veil, by or through an action, dispute, claim, suit or other proceeding (whether in tort, contract or otherwise) by or on behalf of any Member, against any of the 3G Related Parties, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other Applicable Law, or otherwise.
Section 13.15   Notices.
(a)   All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:
if to the 3G Members to:
3G Fund VI, L.P.
c/o 3G Capital Inc.
600 Third Avenue, 37th Floor
New York, NY 10016
Attention:
Asna Afzal

Email:
[***]

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email:
sbarshay@paulweiss.com
lturano@paulweiss.com
dobadina@paulweiss.com

Attention:
Scott A. Barshay
Laura C. Turano
Dotun O. Obadina

If to the Legacy Member Representative:
[•]
[•]
[•]
Attention:
[•]

E-mail:
[•]

with a copy (which shall not constitute notice) to:
[•]
[•]
[•]
Attention:
[•]

Email:
[•]

If to any other Member: to such addresses reflected in the books and records of the Company.
(b)   Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or email address through a notice given in accordance with this Section 13.15, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 13.15 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 13.15.
Section 13.16   Counterparts.   This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
The Company:
BEACH ACQUISITION CO PARENT, LLC
By:

Name:
Title:
[Signature Page to LLC Agreement]

3G Member:
3G FUND VI, L.P.
By:
3G Fund VI Partners, L.P.,
its general partner

By:
3G Fund 6 Partners UGP LLC,
its general partner

By:

Name:
Title:
[Signature Page to LLC Agreement]

Legacy Members:
[LEGACY MEMBER]
By:

Name:
Title:
[LEGACY MEMBER]
By:

Name:
Title:
[LEGACY MEMBER]
By:

Name:
Title:
[Signature Page to LLC Agreement]

Legacy Member Representative:
(solely for the purposes of Section 4.08, Section 5.01, Section 5.02, Section 9.09, Section 11.01 and Article 13):

[•]
[Signature Page to LLC Agreement]

ANNEX E
JOINDER TO LIMITED LIABILITY COMPANY AGREEMENT
THIS JOINDER (this “Joinder”) to the Amended and Restated Limited Liability Company Agreement of Beach Acquisition Co Parent, LLC, a Delaware limited liability company (the “Company”), dated as of [•], 2025, by and among the Company and the members of the Company (the “Agreement”), is a counterpart to the Agreement and is made and entered into by and between the Company and the undersigned executing this Joinder as a Legacy Member as indicated on the signature page hereto (the “Legacy Member”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.
WHEREAS, pursuant to, and subject to the terms and conditions of, the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 4, 2025, by and among the Company, Beach Acquisition Merger Sub, Inc. and Skechers U.S.A., Inc. (“Skechers”), the Legacy Member has made a Mixed Election (as defined in the Merger Agreement) to receive an amount in cash equal to $57.00 and one Common Unit for shares of common stock of Skechers held by such Legacy Member;
WHEREAS, following the Closing (as defined in the Merger Agreement), the Company will issue Common Units to the Legacy Member in accordance with the terms and conditions of the Merger Agreement; and
WHEREAS, as a condition to the Legacy Member validly making a Mixed Election, and as required pursuant to the terms and conditions of the Agreement for the Legacy Member to be admitted as a Member, the Legacy Member must execute and deliver this Joinder and agree to be bound by the terms and conditions of the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:
1.   Agreement to be Bound.   Effective upon the Closing, the Legacy Member hereby (a) acknowledges that it has had access to and reviewed a complete copy of the Agreement and (b) agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.
2.   Notice.   For purposes of providing notice pursuant to the Agreement, the address of the Legacy Member is set forth on the signature page hereto.
3.   Governing Law.   All matters relating to the interpretation, construction, validity and enforcement of this Joinder shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.
4.   Descriptive Headings.   The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.
5.   Counterparts.   This Joinder may be executed in one or more counterparts (including by facsimile transmission or other electronic transmission in portable document format (pdf)), each of which shall be deemed to be an original copy of this Joinder and all of which, when taken together, shall be deemed to constitute one and the same agreement.
[The remainder of this page is intentionally left blank]

E-1

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date provided below.
COMPANY:
BEACH ACQUISITION CO PARENT, LLC
By:

Name:
Asna Afzal

Title:
President and Secretary

LEGACY MEMBER:
If an individual:

Name:
If an entity:
By:

Name:
Title:
Date:

Notice Information
Address:

Attention:

Facsimile:

Email:

E-2

Annex F
SUPPORT AGREEMENT
This Support Agreement (“Agreement”), dated as of May 4, 2025, is by and among Skechers U.S.A., Inc., a Delaware corporation (the “Company”) and the persons listed on the attached Schedule A who are signatories to this Agreement (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS
WHEREAS, concurrently herewith, the Company, Beach Acquisition Co Parent, LLC, a Delaware limited liability company (“Parent”) and Beach Acquisition Merger Sub, Inc., a Delaware corporation and a Subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”);
WHEREAS, as of the date of this Agreement, each Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of the Company Common Stock owned of record or beneficially by such Stockholder as of the date of this Agreement (collectively with respect to each Stockholder, the “Owned Shares” and, together with any additional shares or other voting securities of the Company of which such Stockholder acquires record or beneficial ownership after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, consolidation, reclassification, exchange or change of such shares, or other similar transaction, or upon exercise or conversion of any securities (including any Company RSUs, Company RSAs, Company PSAs or any other equity awards issued pursuant to the Company Equity Plans), such Stockholder’s “Covered Shares”; provided that, in the case of each Stockholder other than Robert Greenberg, Greenberg Family Trust and Skechers Voting Trust, “Covered Shares” shall, for the purposes of Sections 2, 3, 4 and 9 hereof, exclude any shares of Company Class B Common Stock which are Owned Shares or any additional shares of Class B Common Stock which such Stockholder acquires after record or beneficial ownership of after the date of this Agreement (other than, for the avoidance of doubt, shares acquired from Robert Greenberg, the Greenberg Family Trust or the Skechers Voting Trust, which shares shall be subject to all of the sections of this Agreement, including such sections);
WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Company and the Stockholders are entering into this Agreement; and
WHEREAS, the Stockholders acknowledge that the Company is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if the Stockholders did not enter into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.   Certain Definitions.   All capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms have the following respective meanings:
(a)   “Constructive Disposition” means, with respect to a security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such security.

(b)   “Permitted Transferee” means, (i) all holders of the Company’s Series B Common Stock outstanding immediately prior to the Company’s initial public offering of any class of its capital stock, (ii) any person that is an Affiliate (as defined in the Charter), spouse or descendant of any such holder, their estates or trusts for their benefit; provided, that (w) the Company is an Affiliate (as defined in the Charter) of such Permitted Transferee, (x) such Transfer is in accordance with applicable law, (y) such Stockholder is, and at all times has been, in compliance with this Agreement in all material respects, and (z) such Permitted Transferee, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to the Company, to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Stockholder and otherwise become a party for all purposes of this Agreement; provided, further, that, notwithstanding the foregoing, no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement with respect to any Covered Shares that continue to be beneficially owned by such Stockholder.
(c)   “Termination Date” means the earlier to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the date on which any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted, in each case, without the Stockholders’ prior written consent, that (A) diminishes the Merger Consideration to be received by the stockholders of the Company, (B) extends the Termination Date (as defined in the Merger Agreement) or (C) imposes any additional conditions that would reasonably be expected to prevent or impede the consummation of the Merger.
(d)   A person shall be deemed to have effected a “Transfer” of a security if such person, whether voluntarily or involuntarily, directly or indirectly (i) offers, sells, pledges, encumbers, hypothecates, leases, assigns, gifts, grants an option with respect to, transfers, exchanges, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise, including by way of Constructive Disposition) of such security or any interest in such security, (ii) creates or permits to exist any pledge, lien, charge, mortgage, encumbrance, hypothecation or security interest of any kind or nature whatsoever on such security, (iii) deposits such security into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement, or (iv) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iii).
2.   Transfer Restrictions.   Other than to a Permitted Transferee, from the date of this Agreement until the Termination Date, each Stockholder agrees not to Transfer (or cause or permit the Transfer of) any of the Covered Shares, or enter into any agreement relating thereto, except with Parent’s prior written consent. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever. In addition, from the date of this Agreement until the Termination Date, the Stockholder shall not convert any of the Covered Shares that are Class B common stock of the Company into shares of Class A common stock of the Company.
3.   Agreement to Vote.
(a)   From the date of this Agreement until the Termination Date, at every meeting of the stockholders of the Company (and at every adjournment or postponement thereof) to vote on any matter contemplated by this Agreement or the Merger Agreement, each Stockholder shall unconditionally and irrevocably vote, and shall cause or direct to be unconditionally and irrevocably voted, all of its Covered Shares against (A) any action or agreement that would be reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger and (B) any Acquisition Proposal or approval of any other proposal, transaction, agreement or action, made in opposition to or in competition with, or that would reasonably be expected to prevent, materially delay or impede the consummation of, the Merger Agreement, the Merger or any other transactions contemplated thereby.
(b)   From the date of this Agreement until the Termination Date, if requested by Parent, each Stockholder shall execute and deliver to Parent a written consent with respect to the Covered Shares against the approval of any matter referenced in Section 3(a).

(c)   Each Stockholder shall appear, in person or by proxy, at each meeting of the stockholders of the Company or adjournment or postponement thereof (or otherwise cause its Covered Shares to be counted as present thereat) for purposes of calculating a quorum and to vote on any matter contemplated by this Agreement. Each Stockholder shall vote all of its Covered Shares in accordance with this Section 3.
(d)   Nothing in this Agreement, including this Section 3, shall limit or restrict any Stockholder, Affiliate or designee of any Stockholder who serves as a member of the Company Board in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement applies to each Stockholder solely in its capacity as a stockholder of the Company and does not apply to, and shall not limit or affect in any manner, any such Stockholder, Affiliate or designee’s actions, judgments or decisions as a director of the Company.
4.   Agreement to Elect Mixed Election Consideration.   Promptly and in any event prior to the Election Deadline, each Stockholder, in respect of all of its Covered Shares, shall unconditionally, irrevocably and duly elect to receive the Mixed Election Consideration in the Merger pursuant to, and in accordance with, the terms and conditions of the Merger Agreement.
5.   Representations and Warranties of the Stockholders.   Each Stockholder hereby represents and warrants to the Company as follows:
(a)   Power; Organization; Binding Agreement; Company Board Approval.   Such Stockholder has full power and authority (in the case of each Stockholder that is not a natural person) or capacity (in the case of each Stockholder that is a natural person) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. With respect to each Stockholder that is not a natural person, (i) the execution, delivery and performance by such Stockholder of this Agreement, and the consummation by such Stockholder of the transactions contemplated hereby, have been duly authorized by all necessary corporate, limited liability company, limited liability partnership or similar equivalent action on the part of such Stockholder and (ii) such Stockholder is duly organized, validly existing and in good standing under the applicable law of its jurisdiction of formation. This Agreement has been duly executed and delivered by such Stockholder, and, assuming due authorization, execution and delivery by the Company, this Agreement is enforceable against such Stockholder in accordance with its terms, except that such enforceability may be limited by Enforceability Limitations. The execution and delivery of this Agreement by such Stockholder, and the consummation of the transactions contemplated hereby, has been approved by the Company Board, including for purposes of Section 203 of the DGCL.
(b)   No Conflicts.   None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby will (i) require any consent or approval under, or result in a violation or breach of, any Contract to which such Stockholder is a party or by which such Stockholder may be bound, including any voting agreement or voting trust, (ii) result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever upon any of the Covered Shares of such Stockholder, (iii) violate any applicable law or order or (iv) with respect to each Stockholder that is not a natural person, violate the organizational documents of such Stockholder, in each case, other than consents or authorizations that have been duly obtained prior to the execution and delivery of this Agreement.
(c)   Ownership of Covered Shares.   Such Stockholder is the record or beneficial owner of such Stockholder’s Covered Shares. All such Stockholder’s Covered Shares are free and clear of any pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever and no person has a right to acquire any of such securities. As of the date of this Agreement, other than the Owned Shares, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(d)   Voting Power.   Such Stockholder has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the securities subject to this Agreement owned by such Stockholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.
(e)   Reliance by the Company.   Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance on such Stockholder’s execution and delivery of this Agreement.
(f)   Consents and Approvals.   The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except in each case for filings with the SEC or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by such Stockholder of any of its obligations hereunder.
(g)   No Inconsistent Agreements.   Except as contemplated by this Agreement, such Stockholder (i) has not entered into any voting agreement or voting trust with respect to any of its Covered Shares and (ii) has not granted a proxy or power of attorney or entered into any other arrangement with respect to any of its Covered Shares, in each case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.
(h)   Absence of Litigation.   As of the date hereof, there is no action, suit, investigation or proceeding pending against or, to the knowledge of the applicable Stockholder, threatened against or otherwise affecting, such Stockholder or any of its or his or her properties or assets (including the Covered Shares) that would reasonably be expected to impair the ability of such Stockholder to perform its or his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
6.   Certain Restrictions.
(a)   From the date of this Agreement until the Termination Date, each Stockholder hereby agrees that such Stockholder will not, will cause its Subsidiaries (if any) and its and their respective directors, officers and employees not to, and will not instruct, authorize or knowingly permit any of its other Representatives to, directly or indirectly, take any action that the Company would then be prohibited from taking under Section 5.3 (No Solicitation or Negotiation) of the Merger Agreement; provided that each Stockholder shall be entitled to take any action that the Company (i) is permitted to take or (ii) would be permitted to take, in each case, in accordance with Section 5.3 of the Merger Agreement; provided, that the foregoing shall not serve to limit or restrict any actions taken by the Stockholder in any capacity other than as stockholder of the Company.
(b)   From the date of this Agreement until the Termination Date, each Stockholder will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by such Stockholder or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, such Stockholder or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of the Merger Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Stockholder must keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours) of any modification of the terms of any inquiry, offer or proposal (including any amendments thereto) and any changes and developments in the status of any discussions or negotiations. No Stockholder shall, directly or indirectly, take any action that would make any of its representations or warranties contained herein untrue or incorrect in any respect.

(c)   Prior to the Termination Date, in the event that any Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares or other voting interests with respect to the Company, such shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, the number of shares held by such Stockholders shall be deemed amended accordingly, and such shares or voting interests shall automatically become subject to the terms of this Agreement.
(d)   Prior to the Termination Date, no Stockholder shall enter into any voting agreement or voting trust with respect to any of its Covered Shares or grant a proxy or power of attorney with respect to any of its Covered Shares, in either case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.
(e)   Each Stockholder hereby agrees not to commence or participate in, and to take all actions reasonably necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company, the Merger Sub or any of their respective successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger) or (ii) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.
(f)   On Parent’s request, each Stockholder agrees to deliver a letter to each financial intermediary or other person through which such Stockholder holds Covered Shares that informs such person of the Stockholder’s obligations under this Agreement and that directs such person to not act in disregard of such obligations without the prior written consent of Parent.
(g)   Each Stockholder shall permit the Company or Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, such Stockholder’s identity and ownership of Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.
7.   Waiver of Appraisal Rights.   Each Stockholder hereby (a) irrevocably and unconditionally waives, and agrees to prevent the exercise of, any and all rights to require appraisal of the Covered Shares pursuant to applicable law or otherwise to dissent from the transactions contemplated by the Merger Agreement, including the Merger, and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against the Company, Merger Sub, Parent, or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of fiduciary duty of any the Company Board in connection with the negotiation and entry into the Merger Agreement or any other agreement expressly contemplated thereby; provided, that this shall not be deemed a waiver of any rights of any Stockholder or any Permitted Transferee thereof for any breach of this Agreement or the Merger Agreement.
8.   Spousal Consent.   If a Stockholder is a married individual and any of its Owned Shares constitutes community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, such Stockholder shall deliver to Parent, concurrently herewith, a duly executed consent of such Stockholder’s spouse, in the form attached hereto as Schedule B.
9.   Stop Transfer Instructions.   At all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to instruct its transfer agent to put in place a stop transfer order with respect to all of the securities of the Company held of record by such Stockholder (and that this Agreement places limits on the voting and transfer of).
10.   Termination.   This Agreement and all rights and obligations of the parties hereunder and thereunder, shall terminate and have no further force or effect as of the Termination Date; provided, that this Section 10 and Section 11 shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing set forth in this Section 10 or elsewhere in this Agreement relieves either party hereto from liability, or otherwise limits the liability of either party hereto, for any willful and material breach of this Agreement prior to such termination. For the avoidance of doubt, this Agreement shall not terminate upon a Company Board Recommendation Change unless the Merger Agreement is terminated in accordance with its terms.
11.   Miscellaneous.
(a)   Severability.   In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
(b)   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio, except that (i) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve Parent of its obligations under this Agreement if such assignee does not perform such obligations and (ii) each Stockholder may assign all of the rights, interests and obligations of such Stockholder under this Agreement to a Permitted Transferee, but no such assignment shall relieve such Stockholder of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
(c)   Amendment and Modification; Waiver.   This Agreement may be amended or waived by any party hereto and, if an entity, only by action taken or authorized by or on behalf of such party’s board of directors or equivalent body (or duly authorized committee thereof) and, in each case, only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law or in equity.
(d)   Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, (i) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof, and (ii) the right of specific enforcement is an integral part of this Agreement and the transactions contemplated hereby and without that right, neither the Stockholder nor Parent would have entered into this Agreement or the Merger Agreement. It is explicitly agreed that Parent shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing each Stockholder’s obligations hereunder.
(e)   Notices.   All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:
If to the Stockholders, to the address for notice set forth on Schedule A hereto.

If to the Company, to:
Skechers U.S.A., Inc.
228 Manhattan Beach Boulevard
Manhattan Beach, California 90266
Attention:
General Counsel

Email:
[***]

and with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email:
sbarshay@paulweiss.com
lturano@paulweiss.com
dobadina@paulweiss.com

Attention:
Scott A. Barshay
Laura C. Turano
Dotun O. Obadina

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or email address through a notice given in accordance with this Section 11(e), except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 11(e) will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11(e).
(f)   No Third Party Beneficiaries.   Except with respect to the parties hereto (and their respective successors and permitted assigns) and any non-Contracting Party solely with respect to Section 11(p) hereof, this Agreement is not intended to, and will not, confer upon any person any rights (legal, equitable or otherwise) or remedies hereunder, whether as third-party beneficiaries or otherwise.
(g)   Governing Law.   This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction.
(h)   Submission to Jurisdiction; Service of Process; Venue.   Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 11(e) or in such other manner as may be permitted by applicable law, and nothing in this Section 11(h) will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of Parent and each Stockholder agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
(i)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(i).
(j)   Rules of Construction.   Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.
(k)   Entire Agreement.   This Agreement, together with any exhibit, annex and schedule hereto, the Merger Agreement and any exhibit, annex and schedule thereto, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
(l)   Interpretation.   Section 1.3 (Certain Interpretations) of the Merger Agreement shall apply to this Agreement, mutatis mutandis.
(m)   Expenses.   Except as otherwise expressly provided in this Agreement or the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
(n)   Further Assurances.   Subject to the terms and conditions of this Agreement, upon request of another party hereto, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill its obligations under this Agreement.
(o)   Counterparts.   This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
(p)   No Recourse.   All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties in the preamble to this Agreement and the Persons expressly party to the Merger Agreement or party to any other Transaction Document (excluding the any agreement with respect to the Debt Financing, the Debt Commitment Letter, the Debt Financing Fee Letter or the Definitive Debt Financing Agreements) (collectively, the “Contracting Parties”). No Person who is not a Contracting Party, including (x) any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing and (y) the Debt Financing Sources (each, the “Non-Recourse Party”), shall be subject to action, audits, investigations, examinations, inquiries or proceeding or otherwise have any liability, whether in law or in equity, whether in contract or in tort or otherwise, arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of, or by reason of this Agreement or the transactions contemplated by this Agreement or the negotiation, execution, performance, or breach of this Agreement, and without limiting the foregoing, no Non-Recourse Party shall be subject to any claim seeking equitable relief (including specific performance, injunctive relief, or rescission). This Section 11(p) shall survive any termination of this Agreement and is intended to be for the benefit of, and enforceable by, each Non-Recourse Party, whether or not a party to this Agreement.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
SKECHERS U.S.A., INC.
By:
/s/ John Vandemore

Name: John Vandemore
Title: Chief Financial Officer
ROBERT GREENBERG
/s/ Robert Y Greenberg

Name: Robert Y Greenberg
THE GREENBERG FAMILY TRUST
DATED MAY 3, 1988
By:
/s/ Robert Y Greenberg

Name: Robert Y Greenberg
Title: Trustee
SKECHERS VOTING TRUST
DATED MARCH 2, 2016
By:
/s/ Robert Y Greenberg

Name: Robert Y Greenberg
Title: Trustee
MICHAEL GREENBERG
/s/ Michael Greenberg

Name: Michael Greenberg
THE MICHAEL GREENBERG TRUST
By:
/s/ Michael Greenberg

Name: Michael Greenberg
Title: Trustee
JASON A GREENBERG 2010 TRUST
DATED JUNE 29, 2010
By:
/s/ Jason A Greenberg

Name: Jason A Greenberg
Title: Trustee
[Signature Page to Support Agreement]

BRAYDEN THOMAS GREENBERG 2018
IRREVOCABLE TRUST U/A/D MAY 3, 2018
By:
/s/ Jennifer Greenberg

Name: Jennifer Greenberg
Title: Trustee
CAMERON RAY GREENBERG 2020
IRREVOCABLE TRUST U/A/D
JANUARY 20, 2020
By:
/s/ Jennifer Greenberg

Name: Jennifer Greenberg
Title: Trustee
JEFFREY AND LORI GREENBERG
FAMILY TRUST DATED SEPTEMBER 11, 2002
By:
/s/ Jeffrey Greenberg

Name: Jeffrey Greenberg
Title: Trustee
MAGGIE HAYES MESSER 2010
TRUST DATED FEBRUARY 4, 2010
By:
/s/ Jeffrey Greenberg

Name: Jeffrey Greenberg
Title: Trustee
THE FUTURE GREENBERG EXEMPT 2024
TRUST U/A/D APRIL 22, 2024
By:
/s/ Joshua A Greenberg

Name: Joshua A Greenberg
Title: Trustee
JOSHUA A GREENBERG TRUST
DATED DECEMBER 16, 2005
By:
/s/ Joshua A Greenberg

Name: Joshua A Greenberg
Title: Trustee
[Signature Page to Support Agreement]

BRAYDEN GREENBERG
GRANDCHILDS NON-EXEMPT
TRUST U/A/D MAY 3, 2018
By:
/s/ Joshua A Greenberg

Name: Joshua A Greenberg
Title: Trustee
THE CAMERON GREENBERG
GRANDCHILD’S TRUST U/A/D
OCTOBER 17, 2019
By:
/s/ Joshua A Greenberg

Name: Joshua A Greenberg
Title: Trustee
[Signature Page to Support Agreement]

ANNEX G

May 4, 2025
Board of Directors
Skechers U.S.A., Inc.
228 Manhattan Beach Blvd.
Manhattan Beach, California 90266
Members of the Board of Directors:
We understand that Skechers U.S.A., Inc. (the “Company”), Beach Acquisition Co Parent, LLC (“Parent”) and Beach Acquisition Merger Sub, Inc. (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary, a direct or indirect subsidiary of Parent that is treated as a direct subsidiary of Parent for U.S. federal income tax purposes, with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent. In the Merger, each issued and outstanding share of (i) Class A Common Stock, par value $0.001 per share, of the Company (“Company Class A Common Stock”) and (ii) Class B Common Stock, par value $0.001 per share, of the Company (“Company Class B Common Stock” and together with the Company Class A Common Stock, the “Common Stock”), other than shares of Common Stock held by the Company or the Company’s subsidiaries, owned by Parent or Merger Subsidiary or owned by any direct or indirect subsidiary of Parent or Merger Subsidiary (collectively, “Owned Company Shares”) or Dissenting Company Shares (as such term is defined in the Merger Agreement), shall be converted into the right to receive, at the election of the holder of such share of Common Stock, subject to proration such that the maximum aggregate number of shares of Common Stock to be converted into the right to receive Parent Units (as defined below) shall not exceed 29,920,623 shares of Common Stock and to the other terms of the Merger Agreement, either (i) $63.00 in cash, without interest (the “Cash Election Consideration”), or (ii) (x) $57.00 in cash, without interest (the “Mixed Election Cash Consideration”), and (y) one limited liability company unit of Parent designated as a “Common Unit” in Parent’s amended and restated limited liability company agreement (“Parent Unit”) (the “Mixed Election Equity Consideration” and together with the Mixed Election Cash Consideration, the “Mixed Election Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether, as of the date hereof, the Cash Election Consideration to be received by the holders of Common Stock, other than (a) the holders of Common Stock that have entered into the Support Agreement (as such term is defined in the Merger Agreement), (b) the holders of Owned Company Shares and (c) the holders of Dissenting Company Shares (the holders of Common Stock in the foregoing clauses (a) through (c), collectively, the “Excluded Holders”), pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to other potential strategies or transactions that may be available to the Company.
1271 Avenue of the Americas, New York, NY 10020

For purposes of the opinion set forth herein, we have:
1.
reviewed the draft of the Merger Agreement dated as of May 4, 2025 and certain related documents;

2.
reviewed certain publicly available financial statements of the Company;

3.
reviewed certain other publicly available business and financial information relating to the Company;

4.
reviewed certain information, including financial forecasts and other financial and operating data, concerning the Company supplied to or discussed with us by the management of the Company, including financial forecasts relating to the Company prepared by the management of the Company and approved for our use by the Company (the “Forecasts”);

5.
discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.
reviewed the historical market prices and trading activity for the Common Stock and analyzed its implied valuation multiples;

7.
compared the Cash Election Consideration with values for the Common Stock derived based on certain financial information and trading valuations of certain publicly traded companies that we deemed relevant;

8.
compared the Cash Election Consideration to present values for the Common Stock derived by discounting future cash flows and a terminal value for the Company at discount rates we deemed appropriate;

9.
participated in discussions among representatives of the Company and its legal advisors; and

10.
performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with, us. With respect to the Forecasts, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company, and we have relied upon the Forecasts in arriving at our opinion. We express no opinion with respect to the Forecasts or the assumptions upon which they are based. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver or modification of any terms or conditions the effect of which would be in any way meaningful to our analysis. We have further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company or the Merger in any way meaningful to our analysis. We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by the Company and Parent and their respective advisors with respect to such issues. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.
We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of the Company or any other alternative transaction.
We have acted as financial advisor to the Board of Directors (in its capacity as such) (the “Board”) of the Company in connection with the Merger and will receive a fee for rendering this opinion and for other services rendered in connection with the Merger, a significant portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have advised the Company via written information provided on May 3, 2025 of certain relationships among the Company, us and our affiliates during the two years preceding the date of this opinion.
It is understood that this letter is for the information of the Board and is rendered to the Board in connection with its consideration of the Merger. This opinion addresses only the fairness from a financial point of view to the holders of Common Stock (other than the Excluded Holders), as of the date hereof, of the Cash Election Consideration to be received by such holders pursuant to the Merger Agreement. We are not expressing any view or opinion as to any other terms or aspect of the Merger Agreement or the Merger or any agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger (including the Support Agreement), including as to the fairness of the Merger to, or any consideration to be received in connection with the Merger, by holders of any other class of securities, any creditors or any other constituencies of the Company, including with respect to any consideration to be received by the holders of Common Stock who have entered into the Support Agreement, the Mixed Election Consideration or the allocation of the consideration to be received in connection with the Merger by holders of Company Class A Common Stock and Company Class B Common Stock. We are also not expressing any view or opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent, or the Merger or the impact of the Merger on the solvency or the viability of the Company or Parent or their ability to pay their respective obligations when they come due. We express no view or opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Cash Election Consideration to be received by the holders of Common Stock (other than the Excluded Holders) in the Merger or with respect to the fairness of any such compensation. We also express no view or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from the appropriate professional sources. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Merger or the Merger Agreement or take any other action in connection therewith, nor does it constitute a recommendation as to how any stockholder of the Company should vote or otherwise act with respect to the Merger, including with respect to whether any holder of Common Stock should or should not elect to receive the Mixed Election Consideration.
We are not expressing any opinion herein as to the value of the Parent Units or the prices at which the Parent Units may trade if and when they are issued or whether any market would develop for the Parent Units.
Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that, as of the date hereof, the Cash Election Consideration to be received by the holders of Common Stock (other than the Excluded Holders) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Very best regards,
/s/ Greenhill & Co., LLC
Greenhill & Co., LLC

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Parent
Parent is a limited liability company organized under the laws of the State of Delaware.
The DLLCA provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. However, to the extent that the limited liability company agreement seeks to restrict or limit the liabilities of such person, the DLLCA prohibits such agreement from eliminating liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.
The Parent A&R LLCA will provide that each member of Parent, director of Parent, or any officer, director, stockholder, partner, member, employee, representative or agent of any of the foregoing, or any Specified Person and any former Specified Person of any member of Parent or its subsidiaries (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Specified Person, in each case, acting in their capacities as such, and such action, suit or proceeding relates to an act or omission of such Specified Person acting in its capacity as such, will, except to the extent caused by such Specified Person’s fraud, bad faith, willful misconduct or gross negligence (as determined by a court of competent jurisdiction), be indemnified and held harmless by Parent to the fullest extent permitted by applicable law (including indemnification for acts or omissions constituting negligence or breach of duty); provided, that the foregoing indemnification will not be available to a member of Parent in the case of an action, suit or proceeding brought by such member or its affiliates or any other party to the Parent A&R LLCA against such member or its affiliates.
The foregoing statements are subject to the detailed provisions of the DLLCA and the Parent A&R LLCA.
Skechers
Skechers is a corporation incorporated in the State of Delaware.
DGCL.   Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.
Section 145(e) of the DGCL states that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.
Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 102(b)(7) of the DGCL allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty to the corporation or its stockholders, where the director’s or officer’s act or omission was not in good faith or which involved intentional misconduct or a knowing violation of law, in the case of a director, where the director willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase, where the director obtained an improper personal benefit or, in the case of an officer, in any action by or in the right of the corporation. Skechers Bylaws will contain provisions that eliminate directors’ personal liability in certain circumstances, including the instances described above.
Surviving Corporation Charter and Surviving Corporation Bylaws.   At the Effective Time, the Skechers A&R Charter will be amended and restated in its entirety to read as the Surviving Corporation Charter and the Skechers Bylaws will be amended and restated in their entirety to read as the Surviving Corporation Bylaws, until thereafter amended in accordance with the applicable provisions of the DGCL and such Surviving Corporation Charter and Surviving Corporation Bylaws. The Surviving Corporation Charter and the Surviving Corporation Bylaws will provide that Skechers will indemnify any person (or estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of Skechers and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of Skechers, or is or was serving at the request of Skechers as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. To the fullest extent permitted by the DGCL, the indemnification provided will include expenses as incurred (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses will be paid by Skechers in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision in the Surviving Corporation Charter or the Surviving Corporation Bylaws, no advance will be made by Skechers if a determination is reasonably and promptly made by Skechers by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel to Skechers, that, based upon the facts known to the Skechers Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to Skechers or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification.
Indemnification Agreements.   Skechers has entered into an indemnification agreement with each of its executive officers and directors that provides, in general, that Skechers will indemnify them to the fullest extent permitted by law, and advance expenses incurred by them, in connection with their service to Skechers or on Skechers’ behalf.
Liability Insurance.   Skechers currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by Skechers directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Skechers.
The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL and the Surviving Corporation Charter and the Surviving Corporation Bylaws.
Item 21.   Exhibits and Financial Statement Schedules
The exhibits listed below in the “Exhibit Index” are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.
The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; were made solely for the benefit of the contracting parties; may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties’ public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in the registration statement or incorporated by reference herein.
Parent and Skechers acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about Parent and Skechers may be found elsewhere in the registration statement and Skechers’ other public filings, which are available without charge through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 194.
Exhibit No.	Description
2.1+*	Agreement and Plan of Merger, dated as of May 4, 2025, by and among Beach Acquisition Co Parent, LLC, Beach Acquisition Merger Sub, Inc., and Skechers U.S.A. Inc. (attached as Annex A to the information statement/prospectus that is part of this registration statement).
3.1*	Form of Amended and Restated Certificate of Incorporation of Skechers U.S.A. Inc. to be adopted upon completion of the Transaction (attached as Annex B to the information statement/prospectus that is part of this registration statement).
3.2*	Form of Amended and Restated Bylaws of Skechers U.S.A. Inc. to be adopted upon completion of the Transaction (attached as Annex C to the information statement/prospectus that is part of this registration statement).
3.3*	Form of Amended and Restated Limited Liability Company Agreement of Beach Acquisition Co Parent, LLC to be adopted upon completion of the Transaction (attached as Annex D to the information statement/prospectus that is part of this registration statement).
3.4*
Form of Joinder to Amended and Restated Limited Liability Company Agreement of Beach Acquisition Co Parent, LLC to be adopted upon completion of the Transaction (attached as Annex E to the information statement/prospectus that is part of this registration statement).

3.5*	Support Agreement (attached as Annex F to the information statement/prospectus that is part of this registration statement).
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of Parent Units being registered.
8.1	Opinion of Latham & Watkins LLP as to certain tax matters.
21.1*	Subsidiaries of Beach Acquisition Co Parent, LLC.
23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion attached as Exhibit 5.1).
23.2	Consent of Latham & Watkins LLP (included in the opinion attached as Exhibit 8.1).
23.3	Consent of BDO USA, P.C. for Skechers U.S.A., Inc.
23.4	Consent of BDO USA, P.C. for Beach Acquisition Co Parent, LLC.
23.5	Consent of Greenhill & Co., LLC.
99.1*	Consent of Alexandre Behring to be named as director.
99.2*	Consent of Daniel Schwartz to be named as director.
107*	Filing Fee Table.

+
Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

*
Previously filed

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

8.
That every prospectus (a) that is filed pursuant to the paragraph immediately preceding or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

9.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

10.
To respond to requests for information that is incorporated by reference into the information statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

11.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 29, 2025.
BEACH ACQUISITION CO PARENT, LLC
By: 3G Fund VI, L.P., its sole member
By: 3G Fund VI Partners, L.P., its general partner
By: 3G Fund 6 Partners UGP LLC, its general partner
By:
/s/ Flavio Montini

Name:
Flavio Montini

Title:
Authorized Signatory

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities indicated, on July 29, 2025:
Signature	Title
/s/ Asna Afzal Asna Afzal	President and Secretary (Principal Executive Officer)
/s/ Flavio Montini Flavio Montini	Chief Financial Officer, Chief Accounting Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)